As filed with the Securities and Exchange Commission on June 24, 2021

Registration No. 333-257308

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XPeng Inc.

(Exact name of Registrant as specified in its charter)

Cayman Islands	3711	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 8 Songgang Road, Changxing Street

Cencun, Tianhe District, Guangzhou

Guangdong 510640

People’s Republic of China

+86-020-6680-6680

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, N.Y. 10168

+1-800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sarah P. Payne, Esq. Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, CA 94303 U.S.A. +1-650-461-5669	Ching-Yang Lin, Esq. Sullivan & Cromwell (Hong Kong) LLP 20th Floor, Alexandra House 18 Chater Road, Central Hong Kong +852-2826-8688	Calvin C. Lai, Esq. Freshfields Bruckhaus Deringer 55th Floor, One Island East Taikoo Place, Quarry Bay Hong Kong +852-2846-3400	Michael Levitt, Esq. Freshfields Bruckhaus Deringer U.S. LLP 601 Lexington Avenue New York, NY 10022 U.S.A. +1-212-277-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)
Class A ordinary shares, par value US$0.00001 per share(5)	97,750,000	US$23.19	US$2,267,280,037.11	US$247,360.25

(1)

Includes 12,750,000 Class A ordinary shares offered to, among other things, cover the underwriters’ over-allocations. To facilitate the settlement of the over-allocations, J.P. Morgan Securities plc is expected to enter into a borrowing agreement with Quack Holding Limited. J.P. Morgan Securities plc may borrow up to 12,750,000 Class A ordinary shares from Quack Holding Limited.

(2)

Calculated based on an exchange rate of HK$7.7604 to US$1.00 as of June 11, 2021, as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. The proposed maximum offering price is HK$180.00 per Class A ordinary share.

(3)	Calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended.
(4)	Previously paid.
(5)

Includes all Class A ordinary shares in the Global Offering. Such Class A ordinary shares include those initially offered and sold within the United States, and those initially offered and sold outside the United States that may be resold from time to time within the United States. Offers and sales of Class A ordinary shares outside the United States are being made pursuant to applicable law. From time to time, such Class A ordinary shares may be represented by ADSs, issuable upon deposit of the Class A ordinary shares registered hereby, which have been registered under separate registration statements on Form F-6 dated August 21, 2020 (Registration No. 333-248098), December 8, 2020 (Registration No. 333-251204) and May 14, 2021 (Registration No. 333-256151).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 24, 2021

XPeng Inc.

85,000,000 Class A Ordinary Shares

We are offering 85,000,000 Class A ordinary shares, par value US$0.00001 per share, as part of a global offering, or the Global Offering, consisting of an international offering of 80,750,000 Class A ordinary shares offered hereby, and a Hong Kong public offering of 4,250,000 Class A ordinary shares. The public offering price for the international offering and the Hong Kong public offering is HK$                per Class A ordinary share, or approximately US$                per Class A ordinary share based on an exchange rate of HK$7.7604 to US$1.00.

Our ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbol “XPEV.” On June 23, 2021, the closing trading price of our ADSs, as reported on the NYSE, was US$41.61 per ADS, or HK$161.46 per Class A ordinary share, based upon an exchange rate of HK$7.7604 to US$1.00. Each ADS represents two Class A ordinary shares.

We will determine the offer price for both the international offering and the Hong Kong public offering by reference to, among other factors, the closing price of our ADSs on the last trading day before the pricing of the global offering, which is expected to be on or about June 30, 2021. The maximum offer price for the Hong Kong public offering is HK$180.00, or US$23.19, per Class A ordinary share (equivalent to US$46.39 per ADS).

The allocation of Class A ordinary shares between the international offering and the Hong Kong public offering is subject to reallocation. For more information, see “Underwriting” beginning on page 299 of this prospectus. The public offering price in the international offering may differ from the public offering price in the Hong Kong public offering. See “Underwriting—Pricing.” The international offering contemplated herein consists of a U.S. offering and a non-U.S. offering made outside the United States in compliance with applicable law. We are paying a registration fee for Class A ordinary shares sold in the United States, as well as for Class A ordinary shares initially offered and sold outside the United States in the Global Offering that may be resold from time to time into the United States.

We have applied to list our Class A ordinary shares on The Stock Exchange of Hong Kong Limited, or the Hong Kong Stock Exchange, pursuant to the Hong Kong Listing Rules under the stock code “9868.”

We are an “emerging growth company” under applicable United States federal securities laws and are eligible for reduced public company reporting requirements.

See “Risk Factors” on page 20 to read factors you should consider before investing in our Class A ordinary shares.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Class A ordinary share	Total
Public offering price(1)	HK$	HK$
Underwriting discounts and commissions(2)	HK$	HK$
Proceeds, before expenses, to us(3)	HK$	HK$

(1)

Equivalent to US$                per ADS, based upon each ADS representing two Class A ordinary shares and an exchange rate of HK$7.7604 to US$1.00 as of June 11, 2021, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

(2)	For a description of the compensation payable to the underwriters, see “Underwriting.”
(3)	Includes estimated net proceeds of HK$ from the sale of 4,250,000 Class A ordinary shares in the Hong Kong public offering.

We have granted the international underwriters the option to purchase up to an additional 12,750,000 Class A ordinary shares at the public offering price until 30 days after the last day for the lodging of applications under the Hong Kong public offering. J.P. Morgan Securities plc is expected to enter into a borrowing agreement with Quack Holding Limited to facilitate the settlement of over-allocations. J.P. Morgan Securities plc is obligated to return Class A ordinary shares to Quack Holding Limited by exercising the option to purchase additional Class A ordinary shares from us or by making purchases in the open market. No fees or other remuneration will be paid by the underwriters to us or Quack Holding Limited for the loan of these Class A ordinary shares.

Upon the completion of the Global Offering, 1,281,821,510 Class A ordinary shares and 409,846,136 Class B ordinary shares will be issued and outstanding, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares and the conversion of all Class C ordinary shares held by Taobao China and all Class B ordinary shares beneficially owned by Mr. Tao He, each into Class A ordinary shares upon the Listing. Holders of Class A ordinary shares and holders of Class B ordinary shares have the same rights except for voting and conversion rights, subject to Rule 8A.24 of the Hong Kong Listing Rules. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 10 votes. Each Class B ordinary share is convertible to one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Mr. Xiaopeng He, our co-founder, chairman and chief executive officer, and Mr. Heng Xia, our co-founder, director and president, beneficially own in the aggregate all of our issued Class B ordinary shares, representing in the aggregate 76.2% of the voting power of our total issued and outstanding shares immediately after the completion of the Global Offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares.

The underwriters expect to deliver the Class A ordinary shares against payment through the facilities of the Central Clearing and Settlement System on             , 2021.

Joint Sponsors, Joint Global Coordinators, Joint Bookrunners and Joint Lead Managers

J.P. Morgan	BofA Securities

Joint Global Coordinators, Joint Bookrunners and Joint Lead Managers

Citigroup	CLSA

Joint Bookrunners and Joint Lead Managers

ABCI	BOCI	Futu	Tiger Brokers

Prospectus dated                , 2021

G3 (SUV)

P7 (Four-door Sports Sedan)

P7 Wing

P5

XPILOT: 360-degree Perception

Three-in-one Electric Drive System and Battery Pack

Zhaoqing Plant

No dealer, salesperson or other person is authorized to give any information or to represent as to anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell, and we are seeking offers to buy, only the Class A ordinary shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer, or an invitation on our behalf or by the underwriters to subscribe for and purchase, any of the Class A ordinary shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of the Class A ordinary shares.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our Class A ordinary shares. You should carefully read the entire prospectus, including “Risk Factors” and the financial statements, before making an investment decision. This prospectus contains information from a market research report commissioned by us and prepared by IHS Global Inc., an independent market research firm, to provide information regarding our industry and our market position in China. We refer to this report as the IHS Markit Report.

Mission

Driving Smart EV transformation with technology and data, shaping the mobility experience of the future.

Overview

China is the largest automotive market in the world, in which over 18.4 million, out of 19.7 million of the passenger vehicles sold in 2020 are powered by internal combustion engines, or ICE vehicles, according to IHS Markit. We believe that the evolvement of core technologies of traditional ICE vehicles has been limited over the last decades. As a result, the evolving customer demand may have not been sufficiently satisfied. In contrast, autonomous driving, vehicle connectivity and electrification are expected to revolutionize the future of mobility, which represents a smart, energy-efficient and environmental-friendly mobility experience.

Since the establishment of our company, we have taken an innovative technology path to our envisioned future of mobility. We intend to empower consumers with our differentiated Smart EVs that can offer disruptive mobility experiences. We believe this can be achieved by fast iteration of software and seamless integration with hardware, which enable us to lead the innovation of Smart EV technologies and provide differentiated Smart EV products to consumers.

Within only six years since our inception in 2015, we have become one of the leading Smart EV companies in China, with leading software, data and hardware technology at our core and bringing innovation in autonomous driving, smart connectivity and core vehicle systems. In contrast to incumbent automotive original equipment manufacturers, or OEMs, and some pure-play EV startups, who generally rely on software solutions from third-party suppliers, our speed of innovation and unique capability to tailor our vehicle software to evolving needs of Chinese consumers and China-specific road conditions are our core competitive advantages. As of June 18, 2021, we are the only automotive company based in China that develops full stack autonomous driving software encompassing localization and high definition map fusion, perception algorithm and sensor fusion, behavior planning, motion planning and control in house and has deployed such software on mass-produced vehicles according to IHS Markit. According to the same source, our latest proprietary autonomous driving system, XPILOT 3.0, represents one of the most advanced autonomous driving technologies adopted on commercially available vehicles. Among China-based automakers, we have delivered the most passenger vehicles with a closed-loop data capability, allowing the accumulation of valuable field data and corner cases to train our deep-learning algorithms and autonomous driving software, according to IHS Markit. As we continue to advance our proprietary autonomous driving technology, we plan to deploy automotive-grade LIDAR technology to further enhance the visual-based perception capability of our third car model, the P5, unveiled in April 2021 which, according to IHS Markit, is expected to become the world’s first mass-produced Smart EV equipped with LIDAR upon delivery.

In addition to our leadership in Smart EV technologies, we are also leading the business model transformation of the automotive market. Enabled by our Smart EV technologies, we are the first and only China-

based automotive company to monetize an in-house developed full stack autonomous driving solution, according to IHS Markit. We offer our proprietary advanced autonomous driving system XPILOT 3.0 software as a paid service to our customers, and as of March 31, 2021, over 20% of the car owners of the P7 had purchased and activated such function. Moreover, we work with our ecosystem partners mainly including content providers to expand the content offerings in our Xmart OS system and we have started to monetize certain options and features on a subscription or paid basis.

Our Smart EVs appeal to the large growing base of technology-savvy middle-class consumers in China. We primarily target the mid- to high-end segment in China’s passenger vehicle market, with prices ranging from RMB150,000 to RMB300,000. According to IHS Markit, we were one of the top five best-selling brands in the mid- to high-end EV segment in China based on sales volume in 2020. Consumers choose our products primarily because of attractive design, interactive smart mobility experience, long driving range and advanced technology.

We are building a rapidly expanding, diversified portfolio of attractive Smart EV models to capture the growing demand for Smart EVs and appeal to the differentiated needs of a broad customer base.

•

We started delivery of the G3 in December 2018 and had delivered 30,102 units of the G3 to customers, as of March 31, 2021. According to IHS Markit, the G3 was the second best-selling battery electric SUV in the mid- to high-end segment in China during the period of 2019-2020.

•

We started delivery of the P7 in May 2020 and had delivered 23,036 units of the P7 to customers, as of March 31, 2021. According to IHS Markit, the P7 has become one of the top five best-selling mid- to high-end battery electric sedans in China in the second half of 2020.

•

In March 2021, we started delivery of the P7 Wing, a limited edition designed to accentuate the sporty and dynamic styling of the sports sedan with scissor-style front doors that are traditionally only available in luxury sports vehicles.

•	In March 2021, we introduced new versions of the G3 and the P7 that are equipped with lithium iron phosphate battery to provide our customers with a wider variety of options.

•

In April 2021, we have unveiled the P5, our third Smart EV, which is expected to be the world’s first mass-produced Smart EV equipped with LIDAR upon delivery, according to IHS Markit, and plan to commence mass delivery in the fourth quarter of 2021.

•

We have a strong pipeline of new Smart EV models. We plan to start the delivery of the G3i, the mid-cycle facelift version of the G3, in the late third quarter of 2021. We plan to launch our fourth Smart EV, an SUV, in 2022, featuring advanced autonomous driving system and enhanced core vehicle systems.

The table below sets forth certain features of the G3 and the P7 as of March 31, 2021.

Model	G3 (SUV)	P7 (Sports Sedan)		P7 Wing (Sports Sedan)
Wheelbase (mm)	2,625	2,998		2,998
NEDC range (km)	460 / 520	480 / 562 / 586 / 670 / 706		562 / 670
Battery capacity (kWh)	55.9 / 57.5 / 66.5	60.2 / 70.8 / 80.9		80.9
0-100 km/h acceleration (s)	≥8.6	4.4 / ≥6.7 / 6.8 /6.9		4.4
Post-subsidy price (RMB)	149,800 – 199,800	229,900 – 349,900	(1)	366,900 – 409,900	(2)

Notes:
(1)	The price range is exclusive of the software of XPILOT 3.0.
(2)	The price range is inclusive of the software of XPILOT 3.0.

Our autonomous driving system and in-car intelligent operating system allow customers to enjoy a differentiated smart mobility experience, and our Smart EVs can be upgraded through OTA firmware updates to introduce enhancements and new functionalities. Continuous innovation in software is one of the key factors that differentiate our Smart EVs and has become a critical value proposition appealing to customers. We have started to monetize the software and content offerings on our Smart EVs.

•

XPILOT, our proprietary autonomous driving system, provides assisted driving and parking functions tailored for driving behavior and road conditions in China. XPILOT 2.5 offers adaptive cruise control, adaptive turning control, lane centering control, automated lane changing and automated parking. We rolled out navigation guided pilot (NGP) for highway driving, a function of XPILOT 3.0, in January 2021, which marked the start of monetization of XPILOT 3.0 with options for customers to purchase lifetime or annual services. We also rolled out the Valet Parking Assist, an advanced automated parking function of our proprietary XPILOT 3.0 in June 2021.

According to IHS Markit, XPILOT 3.0 represents one of the most advanced autonomous driving technologies adopted on commercially available vehicles. It had cumulatively assisted our customers in approximately 2.3 million kilometers of highway driving as of March 31, 2021. In March 2021, we conducted an autonomous driving expedition with a fleet of P7s from Guangzhou to Beijing, covering a total distance over 3,000 kilometers across six provinces in China to showcase the capability of NGP for highway driving.

Further updates to XPILOT 3.0 will be released later in 2021 to further enhance capabilities available for customers. According to IHS Markit, our third model, the P5, which was unveiled in April 2021, is expected to be the world’s first mass-produced Smart EV equipped with LIDAR upon delivery. Leveraging our visual-based perception capability, complemented by LIDAR, we plan to roll out XPILOT 3.5, which will support NGP for major urban roads. Leveraging field data and corner cases accumulated from our fast-growing number of Smart EVs on the road and our closed-loop data capability, we can continuously train our algorithms and implement frequent upgrades, and provide our customers with an advanced and evolving autonomous driving system.

•

Xmart OS, our in-car intelligent operating system, supports a smart cockpit that delivers a seamless, easy-to-use, and voice-controlled smart mobility experience. It enables a broad range of smart connectivity functions, such as enhanced capability of AI voice assistant, smart navigation and an app store. The AI voice assistant is able to engage in continuous driver-vehicle dialogs and execute requests covering a broad range of scenarios. In 2018, the utilization rate of our AI voice assistant was approximately 97%. Such utilization rate remained over 99% in 2019, 2020 and the first quarter of 2021. The in-car app store allows our customers to conveniently access third-party services and infotainment, and allows us to develop our smart connectivity ecosystem and create value for all participants.

•

Our technological capabilities in software and hardware integration and E/E architecture enable us to effectively deliver OTA firmware updates. Through such updates, we are able to frequently upgrade our Smart EVs throughout the product lifecycle, which enables our customers to enjoy more functions and a better user experience. As of March 31, 2021, we had completed 22 OTA firmware updates with 128 new features added. In January 2021, we released the first OTA update of XPILOT 3.0, which included NGP for highway driving, and in June 2021, we rolled out the Valet Parking Assist, an advanced automated parking function.

We design, develop and engineer our core vehicle systems in-house, including the development of key technologies relating to powertrain and E/E architecture to deliver superior and reliable vehicle performance. For example, the P7 has achieved an industry-leading driving range as a result of our comprehensive engineering efforts. We collaborated with a top-tier supplier to develop the P7’s battery cells, which offer high energy density and low height. Furthermore, we integrated a braking system that offers advanced energy recovery capability, which coupled with the P7’s low air drag and three-in-one electric drive system enable high energy efficiency of the P7. Our collaboration with a German engineering and design firm to develop the P7’s chassis allowed us to offer a superior driving experience in terms of performance, drivability and handling. As a result of our efforts in modular design across key aspects of Smart EVs, we have strategically established two Smart EV platforms. These platforms are scalable for both SUVs and sedans with different wheelbases within a wide range, which allows us to develop new models in a fast and cost-efficient manner. We have commenced development of a new Smart EV platform.

We seek to continuously expand our customer reach by extending our online and physical sales and service network. We have an omni-channel sales model, which combines a data-driven online marketing strategy with a physical sales and service network, and we strive to ensure consistent brand image, customer experience and price across all sales channels. As of March 31, 2021, our physical sales and service network consisted of a total of 178 stores and 61 service centers, covering 70 cities in China. A substantial majority of our stores are strategically located in shopping malls, as we believe such locations enable us to raise our brand awareness and attract customer traffic in a cost-efficient manner. In addition, we actively engage in online marketing through a variety of channels to further enhance our brand recognition and acquire customers.

We aim to offer our customers a convenient charging and driving experience by providing them with access to a vast, rapidly-growing charging network. Our customers can choose to charge their Smart EVs using home chargers, at XPeng-branded super charging stations or at third-party charging piles, many of which are connected to our charging network. As of March 31, 2021, there were 172 XPeng-branded super charging stations, covering 60 cities in China. Each XPeng-branded super charging station has about six to seven super chargers, which has a peak power output of 120kW. We will continue to expand the XPeng-branded super charging network coverage to provide greater accessibility and enhanced charging experience to our customers. In September 2020, we launched a free charging program to provide qualified car owners with free charging services at XPeng-branded super charging stations and certain third-party charging stations, and, as of March 31, 2021, such program had covered 140 cities in China.

Our manufacturing philosophy centers on quality, continuous improvement, flexibility and high operating efficiency. We take a lean production approach, with the aim of continuous optimization in operating efficiency and product quality. We started production of the P7 at our plant in Zhaoqing, Guangdong province, in May 2020. We produce our G3 through a contract manufacturing collaboration with Haima, at its plant in Zhengzhou, Henan province. Such arrangement has allowed us to retain effective control of key manufacturing and procurement processes and product quality with minimal required capital outlay at the initial stage of our development. The Zhaoqing plant and the Haima plant have annual production capacities of up to 100,000 units and 150,000 units, respectively. To further expand our production capacity, we are planning to construct new Smart EV manufacturing bases in Guangzhou and Wuhan, with an expected annual production capacity of up to 100,000 units each.

Our total revenues grew rapidly from RMB9.7 million in 2018 to RMB2,321.2 million in 2019, and further to RMB5,844.3 million in 2020. For the three months ended March 31, 2021, our total revenues were RMB2,950.9 million (US$450.4 million), representing a significant increase compared to RMB412.1 million for the three months ended March 31, 2020. Our Smart EV deliveries increased from 29 units in 2018 to 12,728 units in 2019, and further to 27,041 units in 2020. For the three months ended March 31, 2021, our Smart EV deliveries were 13,340 units, representing a significant increase compared to 2,271 units for the three months ended March 31, 2020. Along with strong revenue growth, our gross profit margin increased from (24.3%) in 2018 to (24.0%) in 2019, further to 4.6% in 2020, and further to 11.2% for the three months ended March 31, 2021.

As of March 31, 2021, we had 6,132 employees in China and the United States. As of the same date, 39.8% of our employees focused on research and development, of which 62.1%, 16.3% and 21.5% were dedicated to automotive design and engineering, autonomous driving and intelligent operating system, respectively.

According to IHS Markit, in the NEV industry, there were 54 automotive OEM brands that sold 1,000 or more units of NEVs in China in 2020, and in aggregate they accounted for 99.1% of the market share in the China NEV market. The top 5 OEM brands by NEV sales volume accounted for 46.4% in China in 2020. According to IHS Markit, XPeng had a market share of 2.0% in the China NEV market and 4.7% in the mid- to high-end segment of the China NEV market in 2020 and was not among the top 5 OEM brands in either segments.

According to IHS Markit, there were 45 auto OEM brands that had sold 1,000 units or more EVs in China in 2020, and in aggregate they accounted for 98.7% of the market share in the China EV market. The top 5 OEM brands by EV sales volume accounted for 51.4% in China in 2020. According to IHS Markit, XPeng had a market share of 2.8% and ranked 12th in the China EV market and market share of 6.6% and ranked 4th in the mid- to high-end segment of the China EV market in 2020.

Our Strengths

We believe the following strengths position us well to capitalize on the opportunities of a rapidly changing passenger vehicle market and the growing consumer demand for Smart EVs in China:

•	We are one of the leading Smart EV companies with proven record and technology leadership

•	We offer differentiated mobility experiences

•	Deep software, data and hardware technologies to enable fast speed of innovation

•	Pioneer in software and content monetization and Smart EV business model innovation

•	Scalable and flexible Smart EV platforms for efficient development of future models

•	The winning team for Smart EV

Our Strategies

We pursue the following strategies to accomplish our mission:

•	Accelerate investment in and advancement of our technologies

•	Expand monetization of our software and content offerings

•	Continue to rapidly expand our product portfolio based on our platform approach

•	Invest in building our leading Smart EV brand

•	Increase the scale of our sales, service and super charging networks

•	Build and expand our international market presence

Summary of Risk Factors

An investment in our Class A ordinary shares is subject to a number of risks, including risks relating to our business and industry, risks relating to our corporate structure, risks relating to doing business in China, risks relating to our shares, ADSs and the dual listing and risks relating to the Global Offering. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

Risks Relating to Our Business and Industry

•	We have a limited operating history and face significant challenges as a new entrant into our industry.

•	As we continue to grow, we may not be able to effectively manage our growth, which could negatively impact our brand and financial performance.

•	Our research and development efforts may not yield expected results.

•

If our Smart EVs, including software systems, fail to offer a good mobility experience and meet customer expectations, our business, results of operations and reputation would be materially and adversely affected.

•	We may be subject to risks associated with autonomous driving technologies.

•	We have only recently started to generate revenues and have incurred significant losses and negative cash flows from operating activities, all of which may continue in the future.

•

Our business plans require a significant amount of capital. If we fail to obtain required external financing to sustain our business, we may be forced to curtail or discontinue our operations. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.

•

The unavailability, reduction or elimination of government and economic incentives or government policies that are favorable for NEVs and domestically produced vehicles could materially and adversely affect our business, financial condition and results of operations.

•	The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our results of operations.

•	We depend on revenues generated from a limited number of Smart EV models.

•

Our business and prospects depend significantly on our ability to build our XPeng brand. We may not succeed in continuing to maintain and strengthen the XPeng brand, and our brand and reputation could be harmed by negative publicity regarding our company, products or services.

Risks Relating to Our Corporate Structure

•

If the PRC government deems that the contractual arrangements in relation to our consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

•	Our contractual arrangements with our consolidated VIEs may result in adverse tax consequences to us.

•

We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate the value-added telecommunications business, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.

•	If we exercise the option to acquire equity ownership of our consolidated VIEs, the ownership transfer may subject us to certain limitations and substantial costs.

•	The shareholders of our consolidated VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Risks Relating to Doing Business in China

•

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

•	There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

•

The audit report in our prior annual report on Form 20-F filed with the SEC is prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

•	Due to the enactment of the Holding Foreign Companies Accountable Act, or the HFCA Act, we may not be able to maintain our listing on the NYSE.

•	Certain PRC regulations establish more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

•

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

Risks Relating to Our Shares, ADSs and the Dual Listing

•

The trading price of our ADSs has been and is likely to continue to be, and the trading price of our Class A ordinary shares can be, volatile, which could result in substantial losses to holders of our Class A ordinary shares and/or ADSs.

•	We may fail to meet our publicly announced guidance or other expectations about our business, which could cause our stock price to decline.

•

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our Class A ordinary shares and/or ADSs and their trading volume could decline.

•

Because we do not expect to pay cash dividends in the foreseeable future, you may not receive any return on your investment unless you sell your Class A ordinary shares or ADSs for a price greater than that which you paid for them.

Risks Relating to The Global Offering

•

An active trading market for our Class A ordinary shares on the Hong Kong Stock Exchange might not develop or be sustained, their trading prices might fluctuate significantly and the effectiveness of the liquidity arrangements might be limited.

•

Since there will be a gap of several days between pricing and trading of our Class A ordinary shares, the price of our ADSs traded on the NYSE may fall during this period and could result in a fall in the price of our Class A ordinary shares to be traded on the Hong Kong Stock Exchange.

•

There is uncertainty as to whether Hong Kong stamp duty will apply to the trading or conversion of our ADSs following our initial public offering in Hong Kong and Listing of our Class A ordinary shares on the Hong Kong Stock Exchange.

•	Purchasers of our Class A ordinary shares in the Global Offering will experience immediate dilution and may experience further dilution if we issue additional Class A ordinary shares in the future.

Our History and Corporate Structure

We are one of China’s leading Smart EV companies which design, manufacture and market Smart EVs in China. Our mission is to drive Smart EV transformation with technology and data and shape the mobility experience of the future. Our history began in 2015 with the establishment of Chengxing Zhidong, a PRC limited liability company. We have since then been led by our founders, Mr. Xiaopeng He, Mr. Heng Xia and Mr. Tao He, who have deep expertise in the technology and automotive industries. Under the leadership of the founders, the Company launched two models of Smart EV, the G3 and the P7, in 2018 and 2020 respectively, and have achieved high business growth since the Company commenced its Smart EV sales in the fourth quarter of 2018.

To facilitate our initial public offering in the United States, we undertook a reorganization, or the Reorganization. As part of the Reorganization, we incorporated XPeng Inc., an exempted company incorporated under the laws of Cayman Islands, in December 2018. XPeng Inc., our new holding company, conducts businesses through its subsidiaries and variable interest entities controlled by the Company by virtue of a series of contractual arrangements.

In August 2020, we listed our ADSs on the NYSE under the symbol “XPEV.”

Our Controlling Shareholders

Immediately following the Global Offering, Mr. Xiaopeng He will beneficially own and will control 348,708,257 Class B ordinary shares held by Simplicity Holding and Respect Holding, both of which are wholly-owned by Mr. He.

Without taking into account (i) any allotment and issuance of Class A ordinary shares upon exercise of the option of the international underwriters to purchase additional Class A ordinary shares; and (ii) any Class A ordinary shares to be issued under the 2019 Equity Incentive Plan, including pursuant to the exercise or vesting of awards that have been granted, and considering that (i) all Class B ordinary shares beneficially owned by Mr. Tao He will be converted into Class A ordinary shares on a one-on-one basis upon Listing; and (ii) all Class C ordinary shares held by Taobao China and all Class B ordinary shares beneficially owned by Mr. Tao He will be converted into Class A ordinary shares upon the Listing, Mr. He will have a beneficial interest in approximately 20.6% of our issued and outstanding share capital upon the completion of the Global Offering, and will be entitled to exercise approximately 64.8% of the voting rights in the Company (except for resolutions with respect to the Reserved Matters, in relation to which each Share is entitled to one vote) upon the completion of the Global Offering.

Multiple Class Voting Structure and Relevant Beneficiaries

The Company has adopted a multiple class voting structure. Under this structure, the Company’s share capital comprises Class A ordinary shares, Class B ordinary shares and Class C ordinary shares as of the date of this prospectus. As described in the section headed “Description of Share Capital,” Class C ordinary shares held by Taobao China will be converted to Class A ordinary shares on a one-on-one basis upon the completion of the Global Offering, and the Company’s authorized share capital will be comprised of Class A ordinary shares and

Class B ordinary shares only following the Listing. Each Class A ordinary share entitles its holder to exercise one vote, while each Class B ordinary share entitles its holders to exercise ten votes, respectively, on all matters that require a shareholder’s vote, subject to Rule 8A.24 of the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange, as amended or supplemented from time to time, or the Hong Kong Listing Rules that requires a limited number of Reserved Matters to be voted on a one vote per share basis. For further details, see “Description of Share Capital.”

Our VIE Structure

Due to the PRC legal restrictions on foreign ownership in companies that provide value-added telecommunication services in China, we have entered into a series of contractual arrangements with our consolidated VIEs and their respective shareholders as described in more details in “Our History and Corporate Structure—Our Contractual Arrangement,” which collectively enables us to exercise effective control over our consolidated VIEs, receive substantially all the economic benefits of our consolidated VIEs and have an exclusive option to purchase all or part of the equity interests in, or all or part of the assets of, or inject registered capital into our consolidated VIEs when and to the extent permitted by PRC law.

Innovative Company

We are an innovative company with innovation as our core focus. Our key distinctive technologies, namely (a) autonomous driving technology, (b) OTA firmware update capability and (c) long driving range achieved by core vehicle system, allow us to bring differentiated smart mobility experience to customers and accelerate adoption of Smart EVs, and therefore have directly contributed to our success. Empowered by continuous technological innovation, we have achieved high business growth in the rapidly growing Smart EVs market.

We are a technology-driven company that has invested heavily in developing our own proprietary technologies to fuel rapid growth and bring differentiated products and services to drive the Smart EV transformation. In 2018, 2019, 2020 and the three months ended March 31, 2021, our research and development expenses amounted to RMB1,051.2 million, RMB2,070.2 million, RMB1,725.9 million and RMB535.1 million (US$81.7 million), respectively. Such expenses accounted for 89.2%, 29.5% and 18.1% of our total revenues for 2019, 2020 and the three months ended March 31, 2021, respectively. The key role of research and development played in our business activity is also evidenced by the high ratio of research and development employees to all of our employees. As of March 31, 2021, 2,442, or 39.8%, of our employees are in our research and development function, of which 62.1%, 16.3% and 21.5% were dedicated to automotive design and engineering, autonomous driving and intelligent operating system, respectively.

Our strong research and development ability is also recognized by numerous awards. For instance, the G3 was awarded the Auto Parking Award in the 2020 i-VISTA China Intelligent Vehicle Indexes by China Automotive Engineering Research Institute and i-VISTA. We also received the 2020 Dingge Award conferred by China Digital Transformation Leader List issued by Harvard Business Review, Institute for Global Industry, Tsinghua University and SAP.

For details of our distinctive technologies and innovations, please see the subsections headed “Products” and “Our Technologies” under the section headed “Business.”

Fungibility and Exchanges between ADSs and Class A Ordinary Shares

In connection with our public offering of ordinary shares in Hong Kong, or the Hong Kong public offering, and to facilitate fungibility and conversion between ADSs and Class A ordinary shares and trading between the NYSE and the Hong Kong Stock Exchange, we intend to move a portion of our issued Class A ordinary shares from our Cayman share register to our Hong Kong share register.

In addition, all Class A ordinary shares offered in both the international offering and the Hong Kong public offering will be registered on the Hong Kong share register in order to be listed and traded on the Hong Kong Stock Exchange. Holders of ordinary shares registered on the Hong Kong share register will be able to convert these ordinary shares into ADSs, and vice versa. See “Conversion between ADSs and Class A Ordinary Shares.”

It is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs constitutes a sale or purchase of the underlying Hong Kong-registered ordinary shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter. See “Risk Factors—Risks Relating to the Global Offering—There is uncertainty as to whether Hong Kong stamp duty will apply to the trading or conversion of our ADSs following our initial public offering in Hong Kong and Listing of our Class A ordinary shares on the Hong Kong Stock Exchange.”

Our Corporate Information

Our principal executive offices are located at No. 8 Songgang Road, Changxing Street, Cencun, Tianhe District, Guangzhou, Guangdong 510640, People’s Republic of China. Our telephone number at this address is +86-020-6680-6680. Our registered office in the Cayman Islands is located at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.

Our main website is en.xiaopeng.com, and the information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, related to the assessment of the effectiveness of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter, and we have been subject to the reporting requirements under the Exchange Act for at least twelve months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer and a Controlled Company

We are a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, we are permitted to follow the corporate governance practices of our home country, the Cayman Islands, in lieu of the corporate governance standards of the NYSE applicable to U.S. domestic companies. For example, we are not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We intend to continue to follow our home country’s corporate governance practices as long as we remain a foreign private issuer. As a result, you may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to the NYSE corporate governance requirements. As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

We are a “controlled company” as defined under the rules of the NYSE because Mr. Xiaopeng He, our co-founder, chairman and chief executive officer, beneficially owns more than 50% of the aggregate voting power of our company. Under the rules of the NYSE, a “controlled company” may elect not to comply with certain corporate governance requirements. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice.

Impact of COVID-19

General

During January 2020, COVID-19, a strain of coronavirus, has surfaced. Since then, the COVID-19 pandemic has caused a significant impact on the Chinese and global economy. In early 2020, the PRC government placed significant restrictions on travel within China and closed certain businesses, and governments outside of China have halted or sharply curtailed the movement of people, goods and services to and from China. While we have resumed normal business operations, we have experienced certain disruptions in our operations as a result of the government-imposed suspensions due to the COVID-19 outbreak in China. A substantial number of our offices and stores, as well as our manufacturing facilities, were closed for certain periods in the first quarter of 2020. As a result, our Smart EV deliveries decreased from 3,218 units in the fourth quarter of 2019 to 2,271 units in the first quarter of 2020. In particular, we delivered 1,055, 161 and 1,055 units of Smart EVs in January, February and March 2020, respectively, which were lower than our expectation before the COVID-19 outbreak. The sharp decrease in the number of deliveries in February 2020 was mainly due to the significant impact from COVID-19 outbreak in China and seasonal impact from the Chinese New Year holiday. Furthermore, the COVID-19 pandemic has affected and may affect future delivery of components from certain suppliers that suspended production. For example, some of our suppliers were unable to deliver sufficient components to us due to the COVID-19 outbreak in the beginning of 2020. By mid-April 2020, these suppliers had resumed their normal delivery of components. At this point, we cannot accurately predict what effects the COVID-19 pandemic would have on our business, which will depend on, among other factors, the ultimate geographic spread of the virus, the duration of the pandemic and the corresponding travel restrictions and business closures imposed by government authorities. See also “Risk Factors—Risks Relating to Our Business and Industry—The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our results of operations” and “Financial Information—Impact of COVID-19 on our operations.”

Liquidity Position

Under the worst case scenario that our operations and businesses are adversely affected by the COVID-19 pandemic, where:

•

the volume of vehicle delivery becomes stagnant and going forward, we can only sell 2,271 units of Smart EVs each quarter, same as the volume delivered in the first quarter of 2020, when the COVID-19 pandemic had a material and adverse impact to our business operations;

•	there is no growth in average selling price of our Smart EVs and it stays at the same level as the average selling price in the first quarter of 2020;

•	we cease to earn any revenue from services and others;

•	general and administrative expenses stay at the same amount as incurred in 2020, except for share-based compensation;

•	selling and marketing expenses largely stay at the same amount as incurred in 2020, except for expenses related to franchisee stores which are related to sales volume;

•	research and development expenses stay at the same amount as incurred in 2020, except for share-based compensation;

•	construction of our Guangzhou plant will be put on hold, given the limited vehicle delivery volume; and

•	capital expenditures stay at same amount as incurred in 2020;

and taking into account:

•

the financial resources available to us, including cash and cash equivalents, short-term deposits, short-term investments and the estimated net proceeds for working capital and other general corporate purposes from the Global Offering; and

•	the prudent estimates for the settlement of trade receivables and account payables;

we can remain financially viable for more than five years. The above analysis under the worst case scenario is for illustrative purpose only and based on our directors’ direct assessment, the likelihood of such situation arising would be remote.

Recent Developments

We delivered 5,147 and 5,686 Smart EVs in April and May 2021, respectively. In May 2021, we had provided guidance that we expect to deliver between 15,500 and 16,000 vehicles for the second quarter of 2021. We currently expect that the deliveries in the second quarter of 2021 will achieve at least this guided range or above.

We have made and will continue to make significant upfront investments in research and development, sales and service network, as well as marketing and advertising, to establish technology leadership, promote products and enhance our brand awareness. As we expect our business scale continues to expand, the absolute amount of our net loss may widen substantially in 2021 compared to that in 2020 due to the aforementioned investment. Our future profitability is uncertain and subject to various factors. See “Risk factors – Risks Relating to Our Business and Industry – We have only recently started to generate revenues and have incurred significant losses and negative cash flows from operating activities, all of which may continue in the future.”

Conventions That Apply to This Prospectus

Unless we indicate otherwise, references in this prospectus to:

•	“ADSs” are to American depositary shares, each of which represents two Class A ordinary shares;

•	“AI” are to artificial intelligence;

•	“app” are to computer program designed to run on smartphones and other mobile services;

•

“average utilization rate” of any function of our Smart EVs are to the number of Smart EVs whose drivers had used such function at least once during a period of time divided by the number of Smart EVs that had been driven at least once during such period;

•	“BEV” are to battery electric vehicles;

•	“C-NCAP” are to China New Car Assessment Program, which is a car safety assessment program run by the China Automotive Technology and Research Center;

•	“CAGR” are to compound annual growth rate;

•

“Company,” “our Company,” or “the Company,” “we,” “our” or “us” are to XPeng Inc. and its subsidiaries and consolidated variable interest entities, or VIEs, and their respective subsidiaries, as the context requires;

•	“ECU” are to electronic control units;

•	“E/E architecture” are to electrical/electronic architecture;

•	“EREV” are to extended-range electric vehicles;

•	“EV” or “electric vehicle” are to the BEV used for the carriage of passengers;

•	“FCEV” are to fuel cell electric vehicles;

•	“GDP” are to Gross Domestic Product;

•	“Hong Kong dollar(s)” or “HK dollar(s)” or “HK$” or “HKD” are to Hong Kong dollars, the lawful currency of Hong Kong;

•	“ICE” are to internal combustion engine;

•	“IHS Markit” are to IHS Global Inc., an independent business information services company listed on the NYSE (Symbol: INFO);

•	“IHS Markit Report” are to the market research report in respect of the Global Offering issued by IHS Markit;

•	“Joint Sponsors” are to J.P. Morgan Securities (Far East) Limited and Merrill Lynch (Asia Pacific) Limited, the joint sponsors of the Listing;

•	“LFP battery” are to lithium iron phosphate battery;

•	“LFP battery version” are to EVs with lithium iron phosphate battery;

•	“LIDAR” are to light detection and ranging;

•	“Listing” are to the listing of Class A ordinary shares on the main board of the Hong Kong Stock Exchange

•	“Listing Date” are to the date on which the Class A ordinary shares are listed and on which dealings in the Class A ordinary shares are first permitted to take place on the Hong Kong Stock Exchange

•	“mid- to high-end segment” are to the segment in China’s passenger vehicle market with prices ranging from RMB150,000 to RMB300,000, not including any government subsidy;

•

“MIIT New Energy Vehicle Catalogs” are to the Catalogs of New Energy Vehicle Models Exempted from Vehicle Purchase Tax published by the Ministry of Industry and Information Technology of the PRC, or the MIIT, in the period from August 2014 to April 2020, which include relevant data of new energy vehicles registered with them;

•	“NCM battery” are to lithium nickel manganese cobalt oxide battery;

•	“NCM battery version” are to EVs with lithium nickel manganese cobalt oxide battery;

•	“NEDC” are to New European Driving Cycle, which is designed to assess the emission levels of car engines and fuel economy in passenger vehicles;

•	“NEV” are to new energy passenger vehicles, comprising of battery electrics vehicles, plug-in hybrid electric vehicles (including EREV) and fuel cell electric vehicles;

•	“NFC” are to near-field communication;

•	“NGP” are to navigation guided pilot;

•	“OEM” are to automotive original equipment manufacturer;

•	“OTA” are to over-the-air;

•	“PHEV” are to plug-in hybrid electric vehicles;

•	“post-subsidy price” are to the purchase price that takes account of the subsidies from China’s central government, as applicable, as of March 31, 2021;

•	“RMB” or “Renminbi” are to Renminbi, the legal currency of China;

•	“Smart EV” are to electric vehicles with a rich array of connectivity, autonomous driving and AI technology features;

•	“SUV” are to sport utility vehicle;

•	“Taobao China” are to Taobao China Holding Limited, a company incorporated under the laws of Hong Kong on March 26, 2003 and an indirect wholly-owned subsidiary of Alibaba Group Holding Limited;

•	“US dollar(s),” “U.S. dollar(s),” “US$,” or “USD” are to United States dollars, legal currency of the United States;

•	“VCU” are to vehicle control unit.

Unless specifically indicated otherwise or unless the context otherwise requires, all information in this prospectus assumes that the underwriters will not exercise their option to purchase additional Class A ordinary shares.

This prospectus contains translations of financial data in Renminbi and Hong Kong dollar amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise stated, all translations of financial data in Renminbi and Hong Kong dollars into U.S. dollars and from U.S. dollars into Renminbi and Hong Kong dollars in this prospectus were made at a rate of RMB6.5518 to US$1.00 and HK$7.7746 to US$1.00, the respective exchange rate on March 31, 2021 set forth in the H.10 statistical release of the Federal Reserve Board. All translations of financial data in relation to the Global Offering (including listing expenses and net proceeds from the Global Offering) in Renminbi and Hong Kong dollar into U.S. dollars and from U.S. dollars into Renminbi and Hong Kong dollar in this prospectus were made at a rate of RMB6.3967 to US$1.00 and HK$7.7604 to US$1.00, the respective exchange rate on June 11, 2021 set forth in the H.10 statistical release of the Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

Certain amounts and percentage figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures preceding them. Any discrepancies in any table or chart between the total shown and the sum of the amounts listed are due to rounding.

The Global Offering

Public Offering Price	HK$ , or US$ , per Class A ordinary share

The Global Offering	We are offering 85,000,000 Class A ordinary shares in the Global Offering, consisting of an international offering of 80,750,000 Class A ordinary shares offered hereby, and a Hong Kong public offering of 4,250,000 Class A ordinary shares. The allocation of ordinary shares between the Hong Kong public offering and the international offering is subject to reallocation. For more information, see “Underwriting.”

Option to Purchase Additional Class A Ordinary Shares	We have granted the international underwriters an option, exercisable by the Joint Representatives, on behalf of the international underwriters, until 30 days after the last day for the lodging of applications under the Hong Kong public offering, to purchase up to an additional 12,750,000 Class A ordinary shares at public offering price. J.P. Morgan Securities plc or its affiliate is expected to enter into a borrowing agreement with Quack Holding Limited to facilitate the settlement of over-allocations.

Class A Ordinary Shares Outstanding Immediately After the Global Offering	1,281,821,510 Class A ordinary shares (or 1,294,571,510 Class A ordinary shares if the Joint Representatives exercise in full, on behalf of the international underwriters, their option to purchase additional Class A ordinary shares), excluding 7,413,480 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under our share incentive plans.

Use of Proceeds	We estimate that we will receive net proceeds from the Global Offering of approximately HK$15,039.1 million, or US$1,937.9 million (or approximately HK$17,304.1 million, or US$2,229.8 million, if the Joint Representatives exercise in full, on behalf of the international underwriters, their option to purchase additional Class A ordinary shares), based on an assumed offer price for the international offering and the Hong Kong public offering of HK$180.00, or US$23.19, per Class A ordinary share (equivalent to US$46.39 per ADS), after deducting estimated underwriting discounts and commissions, fees and the estimated offering expenses payable by us.

We plan to use the net proceeds we will receive from the Global Offering for the following purposes:

•	Approximately 45% (approximately HK$6,767.6 million) of the net proceeds is expected to be used for the expansion of our product portfolio and development of more advanced technology.

•	Approximately 35% (approximately HK$5,263.7 million) of the net proceeds is expected to be used to accelerate our business expansion, by enhancing our brand recognition, acquiring customers through omni-channel marketing strategies, and expanding our sales and service touch points both domestically and internationally.

•

Approximately 10% (approximately HK$1,503.9 million) of the net proceeds is expected to be used for the enhancement of production capability, including expansion of capacity, upgrade of manufacturing facilities and development of manufacturing technologies.

•	Approximately 10% (approximately HK$1,503.9 million) of the net proceeds is expected to be used for general corporate purposes, including working capital needs.

See “Use of Proceeds” for more information.

Lock-up	In connection with the Global Offering, we have agreed, subject to some exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, or ADSs representing the ordinary shares, or any securities convertible into or exchangeable or exercisable for our ordinary shares, or ADSs representing the ordinary shares, for a period commencing on the date of the Hong Kong Underwriting Agreement and ending on the last date of the six months from the Listing Date. We and our controlling shareholders have also made lock-up undertakings pursuant to the Hong Kong Listing Rules. See “Shares Eligible for Future Sales” and “Underwriting—Lock-up Agreements and Undertakings” for more information.

Risk Factors	You should carefully read “Risk Factors” beginning on page 20 and the other information included in this prospectus, for a discussion of factors you should carefully consider before deciding to invest in our Class A ordinary shares.

Proposed Hong Kong Stock Exchange Code for the Class A Ordinary Shares	We have applied to list our Class A ordinary shares on the Hong Kong Stock Exchange under the stock code “9868.”

Payment and Settlement	The underwriters expect to deliver the Class A ordinary shares against payment therefor through the facilities of the Central Clearing and Settlement System on or around 2021.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of comprehensive loss data and summary consolidated statements of cash flows data for the years ended December 31, 2018, 2019 and 2020 and summary consolidated balance sheets data as of December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive loss data and summary consolidated cash flows data for the three months ended March 31, 2020 and 2021 and summary consolidated balance sheet data as of March 31, 2021 have been derived form our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The following summary consolidated balance sheet data as of December 31, 2018 has been derived from our audited consolidated financial statements included in our registration statement on Form F-1 filed with the SEC on December 7, 2020 and declared effective on December 8, 2020 (File No. 333-251164). Apart from the adoption of ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” or ASC Topic 326 on January 1, 2020, using a modified retrospective approach, the unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.

Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results to be expected for any future period. The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.

Selected Consolidated Statements of Comprehensive Loss Data

	Year ended December 31,			Three months ended March 31,
	2018	2019	2020	2020	2021
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except for share and per share data)
Revenues
Vehicle sales	4,153	2,171,231	5,546,754	372,151	2,810,347	428,943
Services and others	5,553	149,988	297,567	39,918	140,579	21,457

Total revenues	9,706	2,321,219	5,844,321	412,069	2,950,926	450,400

Cost of sales
Vehicle sales	(8,220)	(2,733,531)	(5,350,479)	(391,736)	(2,525,808)	(385,514)
Services and others	(3,847)	(145,829)	(227,853)	(40,206)	(95,277)	(14,542)

Total cost of sales	(12,067)	(2,879,360)	(5,578,332)	(431,942)	(2,621,085)	(400,056)

Gross (loss) profit	(2,361)	(558,141)	265,989	(19,873)	329,841	50,344

Operating expenses
Research and development expenses	(1,051,219)	(2,070,158)	(1,725,906)	(310,782)	(535,114)	(81,674)
Selling, general and administrative expenses	(642,541)	(1,164,569)	(2,920,649)	(321,825)	(720,821)	(110,019)

Total operating expenses	(1,693,760)	(3,234,727)	(4,646,555)	(632,607)	(1,255,935)	(191,693)
Other income	1,487	12,294	86,830	3,197	22,161	3,382
Loss from operations	(1,694,634)	(3,780,574)	(4,293,736)	(649,283)	(903,933)	(137,967)
Interest income	65,376	88,843	133,036	10,658	135,102	20,621
Interest expenses	(5,822)	(32,017)	(22,451)	(8,278)	(1,142)	(174)

	Year ended December 31,			Three months ended March 31,
	2018	2019	2020	2020	2021
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except for share and per share data)
Fair value gain (loss) on derivative assets/liabilities	254,361	27,679	1,362,025	(4,968)	(1,808)	(276)
Other non-operating (loss) income, net	(18,104)	4,397	90,364	2,110	(14,780)	(2,256)

Loss before income tax expenses	(1,398,823)	(3,691,672)	(2,730,762)	(649,761)	(786,561)	(120,052)

Income tax expenses	—	(1)	(1,223)	—	—	—

Net loss	(1,398,823)	(3,691,673)	(2,731,985)	(649,761)	(786,561)	(120,052)

Comprehensive loss attributable to ordinary shareholders of XPeng Inc.	(2,257,844)	(4,645,722)	(5,614,162)	(947,030)	(685,469)	(104,622)

Weighted average number of ordinary shares used in computing net loss per ordinary share
Basic and diluted	330,176,070	349,450,580	754,270,914	362,747,375	1,586,718,206	1,586,718,206
Net loss per ordinary share attributable to ordinary shareholders
Basic and diluted	(6.83)	(13.29)	(6.48)	(2.58)	(0.50)	(0.08)

Summary Consolidated Balance Sheets Data

	As of December 31,			As of March 31,
	2018	2019	2020	2021
	RMB	RMB	RMB	RMB	US$
	(in thousands, except for share data)
Balance Sheets Data:

Cash and cash equivalents	1,626,878	1,946,931	29,209,388	31,061,085	4,740,848
Restricted cash	4,647	460,812	2,332,145	1,779,251	271,567
Short-term deposits	759,975	—	979,897	988,711	150,907
Short-term investments	2,246,272	407,844	2,820,711	1,468,158	224,085
Prepayments and other current assets	1,236,596	1,083,307	1,603,286	1,788,035	272,908
Property, plant and equipment, net	863,357	3,229,952	3,081,502	3,174,344	484,500
Total assets	7,673,188	9,251,365	44,706,779	47,170,729	7,199,661
Short-term borrowings	200,000	419,950	127,900	7,900	1,206
Current portion of long-term borrowings	—	60,000	45,000	—	—
Long-term borrowings	1,000,000	1,690,000	1,645,000	1,600,000	244,208
Derivative liabilities	637,015	897,091	—	8,798	1,343
Total liabilities	2,878,940	6,388,317	10,276,970	13,336,113	2,035,490
Total mezzanine equity	6,979,473	9,693,478	—	—	—
Total shareholders’ (deficit) equity	(2,185,225)	(6,830,430)	34,429,809	33,834,616	5,164,171

Summary Consolidated Statements of Cash Flows Data

	Year Ended December 31,			Three months ended March 31,
	2018	2019	2020	2020	2021
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)

Summary Consolidated Cash Flow Data:
Operating cash flows before changes in operating assets and liabilities, net of business acquisition	(1,552,727)	(3,355,879)	(2,597,017)	(558,116)	(426,551)	(65,104)
Changes in operating assets and liabilities, net of business acquisition	(2,989)	(189,976)	2,494,676	(128,018)	(92,044)	(14,049)
Interest paid	(16,999)	(16,909)	(37,411)	(7,912)	(51,112)	(7,801)
Income tax paid	—	(1)	(14)	—	(1,209)	(185)
Net cash used in operating activities	(1,572,715)	(3,562,765)	(139,766)	(694,046)	(570,916)	(87,138)
Net cash (used in) provided by investing activities	(3,630,324)	740,296	(4,406,161)	(94,759)	341,680	52,151
Net cash provided by financing activities	6,734,200	3,593,562	34,329,793	791,626	1,445,678	220,653
Cash, cash equivalents and restricted cash at beginning of the year/period	115,146	1,631,525	2,407,743	2,407,743	31,541,533	4,814,178
Cash, cash equivalents and restricted cash at end of the year/period	1,631,525	2,407,743	31,541,533	2,401,688	32,840,336	5,012,415

RISK FACTORS

An investment in the our Class A ordinary shares involves significant risks. You should carefully consider all the information in this prospectus, including the risks and uncertainties described below, before making an investment in the our Class A ordinary shares. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends. In any such case, the market price of the our Class A ordinary shares could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

We have a limited operating history and face significant challenges as a new entrant into our industry.

We began our operations in 2015 and have a limited operating history. We have limited history in most aspects of our business operations, including designing, testing, manufacturing, marketing and selling our Smart EVs, as well as offering our services. We started production of our first mass-produced Smart EV, the G3, in November 2018. We have constructed a manufacturing plant in Zhaoqing, Guangdong province, and the plant is the first manufacturing facility owned by us. We started production of our second mass-produced Smart EV, the P7, at the Zhaoqing plant in May 2020.

You should consider our business and prospects in light of the risks and challenges we face as a new entrant into our industry, including, among other things, with respect to our ability to:

•	design and produce safe, reliable and quality vehicles on an ongoing basis;

•	build a well-recognized and respected brand;

•	expand our customer base;

•	properly price our products and services;

•	advance our technological capabilities in key areas, such as autonomous driving, intelligent operating system, electric powertrain and E/E architecture;

•

successfully market our Smart EVs and our services, including our advanced autonomous driving system and various value-added services, such as insurance agency service, automotive loan referral and charging solutions;

•	improve operating efficiency and economies of scale;

•	operate our manufacturing plant in a safe and cost-efficient manner;

•	attract, retain and motivate our employees;

•	anticipate and adapt to changing market conditions, including changes in consumer preferences and competitive landscape; and

•	navigate a complex and evolving regulatory environment.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected. Our Smart EVs are highly technical products that require ongoing maintenance and support. As a result, consumers will be less likely to purchase our Smart EVs if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed.

As we continue to grow, we may not be able to effectively manage our growth, which could negatively impact our brand and financial performance.

We have experienced significant growth in the past several years. Our revenues increased significantly from RMB9.7 million in 2018 to RMB2,321.2 million in 2019, and further to RMB5,844.3 million in 2020. For the three months ended March 31, 2021, our total revenues were RMB2,950.9 million (US$450.4 million). The number of Smart EVs delivered by us increased from 29 units in 2018 to 12,728 units in 2019, and further to 27,041 units in 2020. For the three months ended March 31, 2021, our Smart EV deliveries were 13,340 units. We plan to further grow our business by, among other things, investing in technology, expanding our product portfolio, strengthening our brand recognition, expanding our sales and marketing network and service offerings. Our future operating results will depend to a large extent on our ability to manage our expansion and growth successfully.

Risks that we face in undertaking this expansion include, among others:

•	managing a larger organization with a greater number of employees in different divisions;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, manufacturing, sales and service facilities, as well as charging network;

•	implementing and enhancing administrative infrastructure, systems and processes; and

•	executing our strategies and business initiatives successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, results of operations and financial condition.

Our research and development efforts may not yield expected results.

Technological innovation is critical to our success, and we strategically develop most of key technologies in-house, such as autonomous driving, intelligent operating system, powertrain and E/E architecture. We have been investing heavily on our research and development efforts. In 2018, 2019, 2020 and the three months ended March 31, 2021, our research and development expenses amounted to RMB1,051.2 million, RMB2,070.2 million, RMB1,725.9 million and RMB535.1 million (US$81.7 million), respectively. Our research and development expenses accounted for 89.2%, 29.5% and 18.1% of our total revenues for 2019, 2020 and the three months ended March 31, 2021, respectively. The EV industry is experiencing rapid technological changes, and we need to invest significant resources in research and development to lead technological advances in order to remain competitive in the market. Therefore, we expect that our research and development expenses will continue to be significant. Furthermore, research and development activities are inherently uncertain, and there can be no assurance that we will continue to achieve technological breakthroughs and successfully commercialize such breakthroughs. As a result, our significant expenditures on research and development may not generate corresponding benefits. If our research and development efforts fail to keep up with the latest technological developments, we would suffer a decline in our competitive position. For example, we believe autonomous driving is a key factor that differentiates our Smart EVs from competing products, and we have dedicated significant research and development efforts in this area. Any delay or setbacks in our efforts to improve autonomous driving capabilities could materially and adversely affect our business, reputation, results of operations and prospects.

Besides our in-house expertise, we also rely on certain technologies of our suppliers to enhance the performance of our Smart EVs. In particular, we do not manufacture battery cells or semiconductors, which makes us dependent upon suppliers for the relevant technologies. As technologies change, we plan to upgrade our existing models and introduce new models in order to provide Smart EVs with the latest technologies, including battery cells and semiconductors, which could involve substantial costs and lower our return on investment for existing models. In addition, we plan to deliver our third Smart EV model, the P5, in the fourth quarter of 2021, and the new model will feature LIDAR, which is also expected to involve substantial costs. There can be no assurance that we will be able to equip our Smart EVs with the latest technologies. Even if we are able to keep pace with changes in technologies and develop new models, our prior models could become obsolete more quickly than expected, potentially reducing our return on investment.

If our Smart EVs, including software systems, fail to offer a good mobility experience and meet customer expectations, our business, results of operations and reputation would be materially and adversely affected.

We tailor our Smart EVs for China’s technology-savvy middle-class consumers. Our Smart EVs offer smart technology functions, including autonomous driving and smart connectivity, to make the mobility experience more convenient. There can be no assurance that we will be able to continue to enhance such smart technology functions and make them more valuable to our target customers. In the design process, we pay close attention to the preferences of our target customers. For example, our proprietary autonomous driving system is also customized for driving behavior and road conditions in China. However, there can be no assurance that we are able to accurately identify consumer preferences and effectively address such preferences in our Smart EVs’ design. Furthermore, the driving experience of a Smart EV is different from that of an ICE vehicle, and our customers may experience difficulties in adapting to the driving experience of a Smart EV. As consumer preferences are continuously evolving, we may fail to introduce desirable product features in a timely manner.

Our Smart EVs may contain defects in design or manufacturing that cause them not to perform as expected or that require repair, and certain features of our Smart EVs may take longer than expected to become enabled. For example, the operation of our Smart EVs is highly dependent on our proprietary software, such as XPILOT and Xmart OS, which is inherently complex. These software systems may contain latent defects and errors or be subject to external attacks. Although we attempt to remedy any issues we observe in our Smart EVs as effectively and rapidly as possible, such efforts may not be timely or may not be to the satisfaction of our customers. Furthermore, while we have performed extensive internal testing on the Smart EVs we manufacture, we currently have a limited frame of reference by which to evaluate detailed long-term quality, reliability, durability and performance characteristics of our Smart EVs. We cannot assure you that our Smart EVs are free of defects, which may manifest over time. Product defects, delays or other failures of our products to perform as expected could damage our reputation and result in product recalls, product liability claims and/or significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

We may be subject to risks associated with autonomous driving technologies.

Through XPILOT we have greatly enhanced the autonomous driving capabilities of our Smart EVs. Capitalizing on our in-house research and development capabilities, we have continued to upgrade our autonomous driving technologies, and we rolled out XPILOT 3.0 through an OTA firmware update in January 2021. Autonomous driving technologies are subject to risks and from time to time there have been accidents associated with such technologies. Although we attempt to remedy any issues we observe in our Smart EVs as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers. Moreover, autonomous driving technology is still evolving and is yet to achieve wide market acceptance. The safety of autonomous driving technologies depends in part on driver interaction, and drivers may not be accustomed to using such technologies. To the extent accidents associated with our autonomous driving systems occur, we could be subject to liability, government scrutiny and further regulation. Furthermore, accidents or defects caused by third parties’ autonomous driving technology may negatively affect public perception, or result in regulatory restrictions, with respect to autonomous driving technology.

Our autonomous driving technologies may be affected by regulatory restrictions. For example, our research and development activities on autonomous driving are subject to regulatory restrictions on surveying and mapping, as well as driverless road testing. See “Regulations – Regulations Relating to Autonomous Driving Vehicles” for more details. Any tightening of regulatory restrictions could have a material adverse impact on our development of autonomous driving technology.

Our customers may cancel their orders despite their deposit payment and online confirmation.

Orders and reservations for our Smart EVs are subject to cancelation by the customer prior to the delivery of the Smart EV. Our customers may cancel their orders for many reasons beyond our control, and we have experienced cancelation of orders in the past. In addition, customers may cancel their orders even after they have paid deposits. The potentially long wait from the time a reservation is made until the time the Smart EV is delivered could also impact customer decisions on whether to ultimately make a purchase, due to potential changes in preferences, competitive developments, and other factors. If we encounter delays in the deliveries of the G3, the P7, or future Smart EV models, a significant number of orders may be canceled. As a result, we cannot assure you that orders will not be canceled and will ultimately result in the final purchase, delivery, and sale of the Smart EVs. Such cancelations could harm our business, brand image, financial condition, results of operations, and prospects.

China’s passenger vehicle market is highly competitive, and demand for EVs may be cyclical and volatile.

China’s passenger vehicle market is large yet competitive, and we have strategically focused on offering Smart EVs for the mid- to high-end segment. We directly compete with other pure-play EV companies, especially those targeting the mid- to high-end segment. To a lesser extent, our Smart EVs also compete with (i) NEVs, which include EVs, plug-in hybrid electric vehicles, hybrid electric vehicles and fuel cell electric vehicles, and (ii) ICE vehicles in the mid- to high-end segment offered by traditional OEMs. We may also in the future face competition from new entrants that will increase the level of competition. Many of our current and potential competitors, particularly international competitors, have more financial, technical, manufacturing, marketing and other resources than we do, and may be able to devote significant resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.

We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, energy efficiency, sales and marketing capabilities, distribution network, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, financial condition, operating results and prospects. There can be no assurance that we will be able to compete successfully. Our competitors may introduce new vehicles or services that surpass the quality or performance of our Smart EVs or services, which would adversely affect our competitive position in the market. They may also offer vehicles or services at more competitive prices, which would have an adverse impact on our sales and profitability. In addition, we may compete with state-owned enterprises or companies that have received investments or other forms of support from state-owned enterprises or other government entities, and such competitors may therefore possess more resources than us.

In addition, volatility in the automobile industry may materially and adversely affect our business, prospects, operating results and financial condition. The sales volume of EVs in the mid- to high-end segment in China may not grow at the rate that we expect, or at all. Demand for EVs depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As a new entrant to the EV market, we have fewer financial resources than more established OEMs to withstand changes in the market and disruptions in demand. Demand for our Smart EVs may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and components, cost of oil and gasoline and governmental regulations, including tariffs, import regulation and sales taxes. Volatility in demand may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results. These effects may have a more pronounced impact on our business given our relatively smaller scale and less financial resources as compared to many traditional OEMs.

We have only recently started to generate revenues and have incurred significant losses and negative cash flows from operating activities, all of which may continue in the future.

We have only recently started to generate revenues and have not been profitable since our inception. The design, manufacture, sale and servicing of Smart EVs is a capital-intensive business. We have been incurring losses from operations and had negative cash flows from operating activities since inception. We incurred net losses of RMB1,398.8 million, RMB3,691.7 million, RMB2,732.0 million and RMB786.6 million (US$120.1 million) for 2018, 2019, 2020 and the three months ended March 31, 2021 respectively. Net cash used in operating activities was RMB1,572.7 million, RMB3,562.8 million, RMB139.8 million and RMB570.9 million (US$87.1 million) for 2018, 2019, 2020 and the three months ended March 31, 2021, respectively. We have made significant upfront investments in research and development, our manufacturing facility in Zhaoqing, our sales and service network, as well as marketing and advertising, to rapidly develop and expand our business. We expect to continue to invest significantly in these areas to further expand our business, and there can be no assurance that we will successfully execute our business strategies. We may not generate sufficient revenues for a number of reasons, including lack of demand for our Smart EVs and services, increasing competition, challenging macro-economic environment due to the COVID-19 pandemic, as well as other risks discussed herein. Our ability to become profitable in the future will not only depend on our efforts to sell our Smart EVs and services but also to control our costs. If we are unable to adequately control the costs associated with our operations, we may continue to experience losses and negative cash flows from operating activities in the future.

We believe that taking into account cash and cash equivalents on hand, our operating cash flows, the available financing facilities, and the estimated net proceeds available to us from the Global Offering, we have sufficient working capital for our present requirements and for at least the next 12 months from the date of this prospectus. However, we may need additional capital resources in the future if we experience changes in business condition or other unanticipated developments, or if we wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. In addition, we have not recorded net income or positive cash flows from operating activities. As such, we may continue to rely on equity or debt financing to meet our working capital and capital expenditure requirements. If we were unable to obtain such financing in a timely manner or on terms that are acceptable, or at all, we may fail to implement our business plans or experience disruptions in our operating activities, and our business, financial condition and results of operations would be materially and adversely affected.

Our business plans require a significant amount of capital. If we fail to obtain required external financing to sustain our business, we may be forced to curtail or discontinue our operations. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.

Our business and our future plans are capital-intensive. We will need significant capital to, among other things, conduct research and development, ramp up our production capacity and expand our sales and service network. As we ramp up our production capacity and operations, we may also require significant capital to maintain our property, plant and equipment and such costs may be greater than anticipated. We expect that our level of capital expenditures will be significantly affected by user demand for our Smart EVs and services. Given we have a limited operating history, we have limited historical data on the demand for our Smart EVs and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We plan to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all. If we fail to obtain required additional financing to sustain our business before we are able to produce levels of revenue to meet our financial needs, we would need to delay, scale back or eliminate our business plan and may be forced to curtail or discontinue our operations.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. In particular, recent disruptions in the financial markets and volatile economic conditions could affect our ability to raise capital. If we are unable to raise sufficient funds, we will have to significantly reduce our spending or delay or cancel our planned activities. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders. We may also raise equity financing through one or more of our operating subsidiaries in the PRC. As a result, our net loss or net income would be partially attributable to the investors of such operating subsidiaries, which would affect net loss or net income attributable to shareholders of XPeng Inc. The issuance of debt securities and incurrence of additional indebtedness would result in increased debt service obligations. Holders of any debt securities or preferred shares will have rights, preferences and privileges senior to those of holders of our ordinary shares in the event of liquidation. Any financial or other restrictive covenants from any debt securities would restrict our operations or our ability to pay dividends to our shareholders.

The unavailability, reduction or elimination of government and economic incentives or government policies that are favorable for new energy vehicles and domestically produced vehicles could materially and adversely affect our business, financial condition and results of operations.

Our business has benefited from government subsidies, economic incentives and government policies that support the growth of new energy vehicles. For example, each qualified purchaser of our Smart EVs enjoys subsidies from China’s central government and certain local governments. Furthermore, in certain cities, quotas that limit the purchase of ICE vehicles do not apply to EVs, thereby incentivizing customers to purchase EVs. In April 2020, the Ministry of Finance of the PRC, together with several other PRC government departments, issued the Announcement on Policies concerning the Exemption of New Energy Vehicles from Vehicle Purchase Tax, and the Circular on Improving the Fiscal Subsidy Policies for the Promotion and Application of New Energy Vehicles, or the 2020 Subsidy Circular, which extended certain subsidies and tax exemptions on EV purchases to the end of 2022. China’s central government also provides certain local governments with funds and subsidies to support the roll out of a charging infrastructure. These policies are subject to certain limits as well as changes that are beyond our control, and we cannot assure you that future changes, if any, would be favorable to our business. For instance, according to the 2020 Subsidy Circular, in principle, the subsidies for new energy vehicle purchases from 2020 to 2022 will generally be lowered by 10%, 20% and 30%, respectively, based on the level of the previous year with limited exceptions in the area of public transport, and the total number of new energy vehicles in China that will be entitled to such subsidies should be no more than two million each year. Furthermore, we have received subsidies from certain local governments in relation to the new Smart EV manufacturing base under construction in Guangzhou and our Zhaoqing plant. Any reduction or elimination of government subsidies and economic incentives because of policy changes, fiscal tightening or other factors may result in the diminished competitiveness of the EV industry generally or our Smart EVs in particular. In addition, as we seek to increase our revenues from vehicle sales, we may also experience an increase in accounts receivable relating to government subsidies. Any uncertainty or delay in collection of the government subsidies may also have an adverse impact on our financial condition. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

We may also face increased competition from foreign OEMs due to changes in government policies. For example, the tariff on imported passenger vehicles (other than those originating in the United States of America) was reduced to 15% starting from July 1, 2018. On June 23, 2020, the National Development and Reform Commission, or NDRC, and the Ministry of Commerce of the PRC, or the MOFCOM, promulgated the Special Administrative Measures for Market Access of Foreign Investment, or the 2020 Foreign Investment Negative

List, effective on July 23, 2020, under which there is no limit on foreign ownership of new energy vehicle manufacturers. As a result, foreign EV competitors could build wholly-owned facilities in China without the need for a domestic joint venture partner. For example, Tesla has constructed the Tesla Giga Shanghai factory in Shanghai without a joint venture partner. These changes could increase our competition and reduce our pricing advantage.

The continuing shortage in the supply of semiconductors may be disruptive to our operations and adversely affect our business, results of operations and financial condition.

Since October 2020, the supply of semiconductors used for automotive production has been subject to a global shortage. Although such global semiconductor shortage has not yet had a material negative impact on our operations, there is no assurance that we will be able to continue to obtain sufficient number of semiconductor-contained components at reasonable cost for our operations. In addition, we source a majority of semiconductor-contained components used by us from single-source suppliers, such as the components utilizing the semiconductors provided by NVIDIA. Should any single-source suppliers of semiconductor-contained components become unable to meet our demand or become unwilling to do so on terms that are acceptable to us, it may take us significant time, and we may incur significant expenses to find alternative suppliers. If we were required to utilize another supplier for semiconductor-contained components, we would need to qualify and customize the components from alternative suppliers, which could be time consuming and require substantial expenses. If we are unable to find an alternative supplier willing and able to meet our needs on terms acceptable to us on a timely basis or at all, our production and deliveries would be materially disrupted, which may materially and adversely affect our business, results of operations and financial condition.

The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our results of operations.

Since January 2020, a strain of coronavirus, also known as COVID-19, has caused significant impact on the global economy. In an effort to halt the outbreak in China, the PRC government placed significant restrictions on travel within China and closed certain businesses, and governments outside of China have halted or sharply curtailed the movement of people, goods and services to and from China. Moreover, the COVID-19 outbreak has become a global pandemic and affected regions outside of China, such as Europe and North America. We are headquartered in Guangzhou, and we market and sell our Smart EVs mainly to consumers in China. Our production facilities and most of our key suppliers are located in China, and some of our suppliers of automobile parts are located in North America. In addition, a significant portion of our research and development staff is based in the United States. If the COVID-19 pandemic continues for an extended period or worsens, it could materially and adversely impact our supply chain, technology development, sales and other aspects of our operations.

While we have resumed normal business operations, we have experienced certain disruptions in our operations as a result of the government-imposed suspensions due to the COVID-19 pandemic in China. A substantial number of our offices and stores, as well as our manufacturing facilities, were closed for certain periods in the first quarter of 2020. As a result, our Smart EV delivery decreased from 3,218 units in the fourth quarter of 2019 to 2,271 units in the first quarter of 2020. In particular, we delivered 1,055, 161 and 1,055 units of Smart EVs in January, February and March 2020, respectively, which were lower than our expectation before the COVID-19 outbreak. The sharp decrease in the number of deliveries in February 2020 was mainly due to the significant impact from COVID-19 outbreak in China and seasonal impact from the Chinese New Year holiday. In the second quarter, third quarter and fourth quarter of 2020, we delivered 3,228 units, 8,578 units and 12,964 units of Smart EVs, respectively. Furthermore, while the pandemic has not materially and adversely affected our supply chain as of the date hereof due to our advanced planning and effective supplier management, it has affected and may affect future delivery of components from certain suppliers that suspended production. For example, some of our suppliers were unable to deliver sufficient components to us due to the COVID-19 pandemic. We cannot assure you that these alternative suppliers and our other suppliers will not suspend their operation or become unable to provide sufficient components to us in the future if impact from the COVID-19 pandemic continues or worsens. The resumption of their normal manufacturing operations will depend on the status of various government regulations and the readiness of such suppliers and their currently inactive workforce. See also “– We are dependent on our suppliers, some of which are single-source suppliers. Suppliers may fail to deliver necessary components of our Smart EVs according to our schedule and at prices, quality levels and volumes acceptable to us.” In addition, we incurred additional costs relating to the delivery of new Smart EVs to customers’ homes, mask donations to our customers, technology advancement for remote working arrangements and OTA firmware updates.

Concerns about the COVID-19 pandemic and its potential impact on the Chinese and global economy have created uncertainty about the overall demand for automobile products, which could have negative implications for the demand of our Smart EVs. The prolonged COVID-19 pandemic in certain overseas markets may adversely affect our plan for international expansion. At this point, we cannot accurately predict what effects these conditions would have on our business, which will depend on, among other factors, the ultimate geographic spread of the virus, the duration of the pandemic and the corresponding travel restrictions and business closures imposed by government authorities.

We depend on revenues generated from a limited number of Smart EV models.

Our business initially depended substantially on the sales and success of the G3, which was our only mass-produced Smart EV in the market prior to May 2020. We started the production of our second mass-produced Smart EV, the P7, in May 2020. We plan to deliver our third Smart EV model, the P5, a smart electric sedan, in the fourth quarter of 2021. Our fourth Smart EV, an SUV, is expected to be launched in 2022. Historically, automobile customers have come to expect a variety of vehicle models offered in an OEM’s product portfolio and new and improved vehicle models to be introduced frequently. In order to meet these expectations, we plan to continuously introduce new models to enrich our product portfolio, as well as periodically introducing new versions of existing Smart EV models. To the extent our product variety and cycles do not meet consumer expectations, or cannot be produced on our projected timelines and cost and volume targets, our future sales may be adversely affected. Given that for the foreseeable future our business will depend on a limited number of models, to the extent a particular model is not well-received by the market, our sales volume could be materially and adversely affected. This could have a material adverse effect on our business, prospects, financial condition and operating results.

Our business and prospects depend significantly on our ability to build our XPeng brand. We may not succeed in continuing to maintain and strengthen the XPeng brand, and our brand and reputation could be harmed by negative publicity regarding our company, products or services.

Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the “XPeng” brand. If we do not continue to develop, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality Smart EVs and services, and we have limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the XPeng brand will depend heavily on the success of our sales and marketing efforts. For example, we seek to enhance our brand recognition by locating a substantial majority of our stores, including direct stores and franchised stores, in shopping malls. We also advertise our Smart EVs through various online channels, including several social media platforms and e-commerce platforms. While we seek to optimize resource allocation through careful selection of sales and marketing channels, such efforts may not achieve the desired results. To promote our brand, we may be required to change our branding practices, which could result in substantially increased expenses, including the need to utilize traditional media and offline advertising. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

If incidents, such as self-ignition and products recall, occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. See “– We may choose to or be compelled to undertake product recalls or take other similar actions, which could adversely affect our brand image, business and results of operations.” Given the popularity of social media in China, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in our brand. In addition, from time to time, our Smart EVs are evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our Smart EVs.

We are dependent upon our relationship with Haima for the manufacturing of the G3.

In March 2017, we entered into a contract manufacturing arrangement with Haima Automobile Co., Ltd., or Haima, a China-based automotive manufacturer, for the manufacturing of our Smart EVs. The agreements relating to this arrangement will expire on December 31, 2021 and are renewable by mutual consent. Haima has over three decades of automotive manufacturing experience, and it has provided a plant in Zhengzhou for the manufacturing of the G3.

While we take comprehensive measures to ensure that Haima manufactures our Smart EVs in accordance with our standards, there can be no assurance that such measures will be effective. Collaboration with a third party for the manufacturing of vehicles is subject to risks with respect to operations over which we have limited control. We could experience delays to the extent Haima do not meet agreed upon timelines or experience capacity constraints as well as quality issues. There is risk of potential disputes with Haima, and we could be affected by adverse publicity related to Haima, whether or not such publicity is related to its collaboration with us. Our ability to successfully build our brand could also be adversely affected by perceptions about the quality of Haima’s vehicles. In addition, although we are closely involved in each step of the supply chain and manufacturing process, given that we also rely on Haima to meet our quality standards, there can be no assurance that we will successfully maintain quality standards of the Smart EVs produced at the Haima plant.

We may be unable to enter into new agreements or extend existing agreements with Haima on terms and conditions acceptable to us . The agreement with Haima may also be terminated by mutual consent. If any of these events occurs, we may need to contract with other third parties or significantly add to our own production capacity. There can be no assurance that in such event we would be able to partner with other third parties or expand our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition and to assure that Smart EVs manufactured at facilities of new third-party partners comply with our quality standards and regulatory requirements may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

Any problems or delays in ramping and maintaining operations of the Zhaoqing plant or the establishment of the new Smart EV manufacturing bases in Guangzhou and Wuhan could negatively affect the production of our Smart EVs.

To exercise direct control over product quality and gain more flexibility in adjusting our manufacturing process and production capacity, we built our own plant in Zhaoqing, Guangdong province. The Zhaoqing plant is initially utilized for production of the P7 and will also be utilized for other models. Our future operation and prospects depend on the successful ramping and maintaining of operation in the Zhaoqing plant. In addition, we need to effectively control cost of production at the Zhaoqing plant. While we intend to utilize the manufacturing know-how accumulated through our collaboration with Haima, we have limited direct experience in the production of Smart EVs. Given the size and complexity of this undertaking, it is possible that we may experience issues, delays or cost overruns in further expanding the production output at the Zhaoqing plant.

In September 2020, we entered into a cooperation agreement with Guangzhou GET Investment Holdings Co., Ltd., or Guangzhou GET Investment, a wholly owned investment company of Guangzhou Economic and

Technological Development Zone, which is a local government authority in Guangzhou. Pursuant to the cooperation agreement, Guangzhou GET Investment agreed to support the construction of a new Smart EV manufacturing base for us. The new Smart EV manufacturing base will house a broad range of functions, including research and development, manufacturing, vehicle testing and sales. The new base is expected to significantly expand our production capacity. Guangzhou GET Investment will invest up to RMB1.3 billion to construct the Smart EV manufacturing base according to design requirements and specifications to be provided by us and provide or facilitate RMB1.2 billion in financing to purchase manufacturing equipment needed for the manufacturing base. The Smart EV manufacturing base is expected to satisfy the requirements for commencing operation by December 2022, upon which Guangzhou GET Investment will lease it to an operating subsidiary of our company for a tenure of seven years. Upon the expiry of the lease, such subsidiary will acquire the Smart EV manufacturing base from Guangzhou GET Investment at costs incurred by Guangzhou GET Investment.

In April 2021, we entered into an investment agreement with Wuhan Economic & Technological Development Zone Management Committee, or Wuhan ETDZ Committee, a local government authority in Wuhan. Pursuant to the investment agreement, Wuhan ETDZ Committee agrees to support our construction of a new Smart EV manufacturing base and R&D center in the Wuhan Economic & Technological Development Zone, or the Wuhan Base. The Wuhan Base has a planned annual production capacity of 100,000 units.

The establishment of the new Smart EV manufacturing bases in Guangzhou and Wuhan is subject to a number of uncertainties. The commencement of their operation may be affected by, among other things, availability of funding, progress of the construction and the installation of production equipment, grant of applicable regulatory approvals, as well as the hiring and retention of qualified employees. Any policy change affecting investments in EV manufacturing facilities in general may also have an impact on the establishment of our new Smart EV manufacturing bases. There can be no assurance that the new Smart EV manufacturing bases will be able to commence operation in accordance with our plan. In addition, we may not be able to successfully ramp and maintain their operation. We must also maintain good working relationships with Guangzhou GET Investment and Wuhan ETDZ Committee throughout the term of our cooperation. In addition, upon the commencement of operations of the new Smart EV manufacturing bases in Guangzhou and Wuhan, our depreciation expenses will increase, which could adversely affect our results of operations.

If we experience any issues or delays in meeting our projected timelines, maintaining sufficient funding and capital efficiency, increasing production capacity or generating sufficient demand for production of Smart EVs in our Zhaoqing plant or the new Smart EV manufacturing bases in Guangzhou and Wuhan, our business, prospects, operating results and financial condition could be adversely impacted.

We are dependent on our suppliers, some of which are single-source suppliers. Suppliers may fail to deliver necessary components of our Smart EVs according to our schedule and at prices, quality levels and volumes acceptable to us.

We procure components from both domestic suppliers and global suppliers, some of which are currently our single-source suppliers for certain components. We attempt to mitigate our supply chain risk by qualifying and obtaining components from multiple sources where practicable and maintaining safety stock for certain key components and components with lengthy procurement lead times. However, we may still experience component shortages for our production or the components may not meet our specifications or quality needs. For example, some of our suppliers were unable to deliver sufficient components to us due to the COVID-19 pandemic. See “– The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our results of operations.” Furthermore, qualifying alternative suppliers or developing our own replacements for certain highly customized components of our Smart EVs may be time consuming and costly. Any disruption in the supply of components, whether or not from a single-source supplier, could temporarily disrupt production of our Smart EVs until an alternative supplier is fully qualified by us or we are able to procure the relevant components in sufficient quantities from other existing suppliers. Any failure to timely find alternative component sources may materially delay delivery of our Smart EVs, which may materially and adversely impact our business and results of operations. We do not manufacture certain key hardware components for our autonomous driving system, such as semiconductors, millimeter-wave radars, ultrasonic sensors and cameras, and we import certain of such components from foreign countries. The loss of any supplier for any reason, including any export control measures adopted by any foreign country to limit the import of supplies into China, could lead to vehicle design changes, production delays and potential loss of access to important technologies, any of which could result in quality issues, delays and disruptions in deliveries, negative publicity and damage to our brand. In particular, we source a majority of semiconductor-contained components from single-source suppliers. If any of such suppliers fails to meet our demand, it may take us significant time, and we may incur significant expenses to find alternative suppliers and quantify their components. See “– The continuing shortage in the supply of semiconductors may be disruptive to our operations and adversely affect our business, results of operations and financial condition.” for details. In addition, our suppliers may fail to comply with applicable laws and regulations, or they may be involved in product liability claims or incidents of negative publicity. If any of these incidents occur, customers may also lose confidence in our Smart EVs that incorporate components from the relevant suppliers, and our reputation, business and results of operations could be adversely affected. Developments that we cannot presently anticipate, such as changes in business conditions or government policies, natural disasters or epidemics, could also affect our suppliers’ ability to deliver components to us in a timely manner.

Any significant increases in our production, such as the launch of a new model, has required and may in the future require us to procure additional components in a short amount of time. Our suppliers may not ultimately be able to sustainably and timely meet our cost, quality and volume needs, requiring us to replace them with other sources. While we believe that we will be able to secure additional or alternative sources of supply for most of our components in a relatively short time frame, there is no assurance that we will be able to do so or develop our own replacements for certain highly customized components. Additionally, we continuously negotiate with existing suppliers to obtain cost reductions and avoid unfavorable changes to terms, seek new and less expensive suppliers for certain parts, and attempt to redesign certain parts to make them less expensive to produce. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer.

Furthermore, as the scale of our Smart EV production increases, we will need to accurately forecast, purchase, warehouse and transport components to the relevant manufacturing facilities and service stores and at much higher volumes. If we are unable to accurately match the timing and quantities of component purchases to our actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain, we may incur unexpected production disruption, as well as storage, transportation and write-off costs, which could have a material adverse effect on our financial condition and operating results.

Increases in costs, disruption of supply or shortage of components and materials could have a material adverse impact on our business.

We incur significant costs related to procuring components and raw materials required to manufacture our Smart EVs. We may experience cost increases, supply interruption and/or shortages relating to components and raw materials, which could materially and adversely impact our business, prospects, financial condition and operating results. We use various components and raw materials in our business, such as steel, aluminum, as well as lithium battery cells and semiconductors. The prices for these components and materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of EVs by our competitors, and could adversely affect our business and operating results. In addition, as we continue to increase our production, we may experience shortage of certain components and materials or other bottlenecks in our supply chain.

For instance, we are exposed to multiple risks relating to lithium battery cells. These risks include:

•	an increase in the cost, or decrease in the available supply, of materials used in the battery cells, such as lithium, nickel, cobalt and manganese;

•	disruption in the supply of battery cells due to quality issues or recalls by battery cell manufacturers; and

•

the inability or unwillingness of our current battery cell manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium cells required to support the growth of the EV industry as demand for such battery cells increases.

Our business is dependent on the continued supply of battery cells for the battery packs used in our Smart EVs. While we believe several sources of the battery cells are available for such battery packs, we have to date fully qualified only a very limited number of suppliers for the battery cells used in such battery packs and have very limited flexibility in changing battery cell suppliers. Any disruption in the supply of battery cells from such suppliers could disrupt production of our Smart EVs until such time as a different supplier is fully qualified. There can be no assurance that we would be able to successfully retain alternative suppliers on a timely basis, on acceptable terms or at all.

Furthermore, tariffs or shortages in petroleum and other economic conditions may result in significant increases in freight charges and material costs. In addition, a growth in popularity of EVs without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us or impact our prospects. Substantial increases in the prices for our raw materials or components would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased vehicle prices. Any attempts to increase product prices in response to increased material costs could result in decrease in sales and therefore materially and adversely affect our brand, image, business, prospects and operating results.

Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on our business.

We started the production of our first mass-produced Smart EV, the G3, in November 2018 and our second mass-produced Smart EV, the P7, in May 2020. We plan to deliver our third Smart EV model, the P5, a smart electric sedan, in the fourth quarter of 2021. We plan to continuously introduce new models and facelifts to enrich our product portfolio and offer customers more selections. OEMs often experience delays in the design, manufacture and commercial release of new Smart EV models. Delays in the launch of new models and new versions may occur for a variety of reasons, such as changes in market conditions, technological challenges, lack of necessary funding, as well as disruptions in our supply chain or manufacturing facilities. To the extent we need to delay the launch of our Smart EVs, our growth prospects could be adversely affected as we may fail to grow our market share. We also plan to periodically perform facelifts or refresh existing models, which could also be subject to delays. Furthermore, we rely on third-party suppliers for the provision and development of many of the key components used in our Smart EVs. To the extent our suppliers experience any delays in providing us with or developing necessary components or experience quality issues, we could experience delays in delivering on our timelines. Any delay in the manufacture of our third Smart EV model or the manufacture and launch of our future models, including in the ramp up of our Zhaoqing plant or due to any other factors, or in performing facelifts to existing models, could lead to customer dissatisfaction and materially and adversely affect our reputation, demand for our Smart EVs, results of operations and growth prospects.

We may choose to or be compelled to undertake product recalls or take other similar actions, which could adversely affect our brand image, business and results of operations.

If our Smart EVs are subject to recalls in the future, we may be subject to adverse publicity, damage to our brand and liability for costs. Effective on January 30, 2021, we voluntarily recalled certain of the G3s that were produced in the period between March 29, 2019 and September 27, 2020, which totaled 13,399 units. Due to a possible power supply fault of the inverters installed on these G3s, the vehicles may not start when parked or lose power when driven. In connection with the recall, we undertake to replace the inverters of these G3s free of charge. As the relevant components’ supplier is responsible for the costs of replacing inverters, our costs and expenses for the recall are minimal. As of June 18, 2021, we have not received any material product liability claims in relation to these recalled G3s. See “Business—Comprehensive Services—After-Sales Services and Warranty.”

In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our Smart EVs, including any systems or parts sourced from our suppliers, prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by us or our suppliers, could involve significant expenses and could adversely affect our brand image, business and results of operations.

We may not be able to expand our physical sales and service network cost-efficiently, and our franchise model is subject to a number of risks.

As of March 31, 2021, our physical sales and service network consisted of 88 direct stores and 90 franchised stores, as well as four direct service centers and 57 franchised service centers. We plan to further expand our physical sales and service network through a balanced combination of direct stores and franchised stores. This planned expansion may not have the desired effect of increasing sales and enhancing our brand recognition in a cost-efficient manner. We may need to invest significant capital and management resources to operate existing direct stores and open new ones, and there can be no assurance that we will be able to improve the operational efficiency of our direct stores.

While our franchise model enables us to pursue an asset-light expansion strategy, such model is also subject to a number of risks. We may not be able to identify, attract and retain a sufficient number of franchisees with the requisite experience and resources to operate franchised stores. Our franchisees are responsible for the day-to-day operation of their stores. Although we offer the same trainings and implement the same service standards for staff from both direct stores and franchised stores, we have limited control over how our franchisees’ businesses are run. If our franchisees fail to deliver high quality customer service and resolve customer complaints in a timely manner, or if any of their misconduct leads to damages to our brand image and reputation, our business could be adversely affected. In addition, our agreements with certain of our franchisees are non-exclusive. While they are required to only sell our Smart EVs in the XPeng-branded franchised stores, they may operate other stores that sell vehicles of multiple other brands. These franchisees may dedicate more resources to the stores outside of our sales network and may not be able to successfully implement our sales and marketing initiatives. Furthermore, our franchisees may engage aggressive competition against each other, resulting in cannibalization among such franchisees. Any such behavior may harm our business, prospects, financial condition and results of operation.

If we are unable to provide quality services, our business and reputation may be materially and adversely affected.

We aim to provide consumers with a good customer service experience, including providing our customers with access to a comprehensive suite of charging solutions, after-sales services and value-added services, as well as software sale. Our services may fail to meet our customers’ expectations, which could adversely affect our business, reputation and results of operations. Furthermore, we offer our customers the option to separately purchase our XPILOT software, which may not achieve wide customer acceptance. We also plan to expand our monetization on software and content offerings to include other premium features in the future. If we fail to receive the expected number of orders for monetization of software and content offerings, our business, results of operations and financial condition would be materially and adversely affected.

Offline after-sale services are primarily carried out by franchised service stores. We and our franchisees have limited experience in servicing our Smart EVs. Servicing EV is different from servicing ICE vehicles and requires specialized skills, including high voltage training and servicing techniques. There can be no assurance that our after-sale service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our franchisees will have sufficient resources to meet these service requirements in a timely manner as the volume of Smart EVs we deliver increases. Moreover, we provide value-added services, including insurance agency service, automotive loan referral, finance lease, in-car payment and ride-hailing, and we may expand our value-added services in the future. However, we cannot assure you that we will be able to successfully monetize our value-added services. In addition, we are subject to certain risks relating to our ride hailing service. For example, the drivers may be involved in accidents or misconducts, which could result in personal injuries, property damage or other harms for passengers and third parties, as well as reputational damage and significant liabilities for us.

In addition, we seek to engage with our customers on an ongoing basis using online and offline channels. If we are unable to roll out and establish a broad service network covering both online and offline channels, consumer experience could be adversely affected, which in turn could materially and adversely affect our sales, results of operations and prospectus.

We may face challenges in providing charging solutions.

We have marketed our ability to provide our customers a convenient charging experience. We offer installation of home chargers for our customers. Customers may also charge through XPeng-branded super charging stations and third-party charging piles. We plan to expand our charging network primarily by partnering with third parties. As of March 31, 2021, we offer a charging network that is connected to over 200,000 third-party charging piles across China. There can be no assurance that our partners will continue to expand their charging facilities, or that such partners will continue their cooperation on terms acceptable to us, or at all. As a result, we may need to invest significant capital to establish and operate more XPeng-branded super charging stations and/or engage additional franchisees to operate such stations. In addition, the installation of home chargers is handled by third-party service providers, and their service may not meet our customers’ expectations. To the extent we or the relevant third parties are unable to meet customer expectations or experience difficulties in providing charging solutions, our reputation and business may be materially and adversely affected.

The range of our Smart EVs on a single charge declines over time which may negatively influence potential customers’ decisions whether to purchase our Smart EVs.

The range of our Smart EVs on a single charge declines principally as a function of usage, time and charging patterns as well as other factors. For example, a customer’s use of his or her Smart EV as well as the frequency with which the battery is charged can result in additional deterioration of the battery’s ability to hold a charge. Battery deterioration and the related decrease in range may negatively influence potential customer decisions whether to purchase our Smart EVs, which may adversely affect our ability to market and sell our Smart EVs. There can be no assurance that we will be able to continue to improve cycle performance of our battery packs in the future.

Our industry is rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies or improvements in the ICE may materially and adversely affect the demand for our Smart EVs.

We operate in China’s EV market, which is rapidly evolving and may not develop as we anticipate. The regulatory framework governing the industry is currently uncertain and may remain uncertain for the foreseeable future. As our industry and our business develop, we may need to modify our business model or change our products and services. These changes may not achieve expected results, which could have a material adverse effect on our results of operations and prospects.

Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. In addition, a sustained depression of petroleum price could make the ownership of ICE vehicles more attractive to consumers. Any failure by us to successfully react to changes in alternative technologies and market conditions could materially harm our competitive position and growth prospects.

Our future growth is dependent upon consumers’ willingness to adopt EVs and specifically our Smart EVs.

The demand for our Smart EVs and services will highly depend upon the adoption by consumers of NEVs in general and EVs in particular. The market for NEVs is still rapidly evolving, characterized by rapidly changing technologies, prices and the competitive landscape, evolving government regulation and industry standards and changing consumer demands and behaviors.

Other factors that may influence the adoption of NEVs, and specifically EVs, include:

•

perceptions about EV quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs, whether or not such vehicles are produced by us or other OEMs;

•	perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technologies, such as autonomous driving and lithium battery cells;

•	the limited range over which EVs may be driven on a single battery charge and the speed at which batteries can be charged;

•	the decline of an EV’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•	the availability of other types of NEVs, including plug-in hybrid electric vehicles;

•	improvements in the fuel economy of the internal combustion engine;

•	the availability of after-sales service for EVs;

•	the environmental consciousness of consumers;

•	access to charging stations, standardization of EV charging systems and consumers’ perceptions about convenience and cost for charging an EV;

•	the availability of tax and other governmental incentives to purchase and operate EVs or future regulation requiring increased use of nonpolluting vehicles;

•	perceptions about and the actual cost of alternative fuel; and

•	macroeconomic factors.

Any of the factors described above may cause current or potential customers not to purchase our Smart EVs and use our services. If the market for EVs does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be affected.

Our financial results may vary significantly from period to period due to the seasonality of our business and fluctuations in our operating costs.

Our operating results may vary significantly from period to period due to many factors, including seasonal factors that may have an effect on the demand for our Smart EVs. Demand for new cars typically decline over the winter season and during the Chinese New Year holiday, while sales are generally higher in September and October. Our limited operating history makes it difficult for us to judge the exact nature or extent of the seasonality of our business. We may record significant increase in revenues when we commence mass delivery of a new product to fulfill customer orders accumulated in prior periods, but we may not be able to maintain our revenues at similar levels in subsequent periods. Also, any health pandemic or epidemics such as the COVID-19 pandemic and natural disasters such as unusually severe weather conditions in some markets may impact demand for, and our ability to manufacture and deliver, our Smart EVs. Our operating results could also suffer if we do not achieve revenues consistent with our expectations for this seasonal demand because many of our expenses are based on anticipated levels of annual revenues.

We also expect our period-to-period operating results to vary based on our operating costs, which we anticipate will increase significantly in future periods as we, among other things, design and develop new models, develop new technological capabilities, ramp up our manufacturing facilities and expand our physical sales network, as well as expanding our general and administrative functions to support our growing operations. We may incur substantial research and development and/or selling expenses when we develop and/or promote a new product in a given period without generating any revenue from such product until we start delivery of such products to customers in future periods. As a result of these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons may not be indicative of future performance. Moreover, our operating results may not meet expectations of equity research analysts or investors. If this occurs, the trading price of our ADSs and/or Class A ordinary shares could fall substantially either suddenly or over time.

If we fail to effectively manage the risks related to our finance lease program, our business may be adversely affected.

We cooperate with banks and connect them with customers who seek automotive financing solutions. We believe the availability of financing options is important to our customers. If affordable automotive financing solutions are not available for our customers, we may not be able to grow our sales. To complement the banks’ services, we also offer finance leases to our customers through a wholly-owned subsidiary, and we record the relevant finance leases on our balance sheets. As of March 31, 2021, the amount of finance lease receivables was RMB938.0 million (US$143.2 million). As we continue to grow our business, we may increase the amount of finance leases we offer. We may not be able to obtain adequate funding for our finance lease program. We may also fail to effectively manage the credit risks related to our finance lease program, which would materially and adversely affect our business, results of operations and financial condition. In 2018, 2019, 2020 and the three months ended March 31, 2021, the amount of write-down of finance lease receivables was nil, RMB0.8 million, RMB3.5 million and RMB3.1 million (US$0.5 million), respectively. In addition, if we do not successfully monitor and comply with applicable national and/or local financial regulations and consumer protection laws governing finance lease transactions, we may become subject to enforcement actions or penalties, which would adversely affect our business.

Any cyber-attacks, unauthorized access or control of our Smart EVs’ systems could result in loss of confidence in us and our Smart EVs and harm our business.

Our Smart EVs contain complex information technology systems to support smart technology functions and to accept and install periodic OTA firmware updates. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks and our Smart EVs’ technology systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks and systems. We encourage reporting of potential vulnerabilities in the security of our Smart EVs, and we aim to remedy any reported and verified vulnerability. However, there can be no assurance that vulnerabilities will not be exploited in the future before they can be identified, or that our remediation efforts are or will be successful. Any cyber-attacks, unauthorized access, disruption, damage or control of our information technology networks or our Smart EVs’ systems or any loss or leakage of data or information stored in our systems could result in legal claims or proceedings. In addition, regardless of their veracity, reports of cyber-attacks to our information technology networks or our Smart EVs’ systems or data, as well as other factors that may result in the perception that our information technology networks or our Smart EVs’ systems or data are vulnerable to

“hacking,” could negatively affect our brand and harm our business, prospects, financial condition and results of operation.

Actual or alleged failure to comply with data privacy and protection laws and regulations could damage our reputation, and discourage consumers from purchasing our Smart EVs.

We are subject to various data privacy and protection laws and regulations in China, including, without limitation, the PRC Cyber Security Law. Pursuant to these laws and regulations, a service provider is required to obtain a user’s consent to collect the user’s personal information. See “Regulations – Regulations Relating to Internet Information Security and Privacy Protection.”

We have adopted strict information security policies, and we use a variety of technologies to protect the data with which we are entrusted. We mainly collect and store data relating to the usage of our Smart EVs, the autonomous driving system and intelligent operating system, as well as data collected through our sales and services channels. To the extent we collect customer information, we obtain prior consent from our customers in accordance with applicable laws and regulations. We de-sensitize customer data by removing personally identifiable information, when such information is not relevant to our business. We then analyze such information to improve our technologies, products and services. We use a variety of technologies to protect the data with which we are entrusted. For further information, see “Business – Data Privacy and Security.”

Nevertheless, collection, use and transmission of customer data may subject us to legislative and regulatory burdens in China and other jurisdictions, which could, among other things, require notification of data breach, restrict our use of such information and hinder our ability to acquire new customers or serve existing customers. In particular, we began shipping Smart EVs to Europe in September 2020 and must therefore comply with the General Data Protection Regulation (EU) 2016/679 that became applicable on May 25, 2018, or the GDPR. The GDPR places stringent obligations and operational requirements on processors and controllers of personal data, including requiring expanded disclosures to data subjects about how their personal data is to be used, limitations on retention of information, mandatory data breach notification requirements, and higher standards for data controllers to demonstrate that they have obtained either valid consent or have another legal basis in place to justify their data processing activities. If we were found to be in violation of customers’ rights to data privacy, we could face administrative investigation, disciplinary actions, civil claims and reputational damage. We may incur significant expenses to comply with laws and regulations relating to data privacy, data security and consumer protection, as well as relevant industry standards and contractual obligations. If third parties improperly obtain and use the personal information of our customers, we may be required to expend significant resources to resolve such problems.

In addition, the interpretation and application of personal information protection laws and regulations and standards are still uncertain and evolving. We cannot assure you that relevant governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us. We may also become subject to additional or new laws and regulations regarding the protection of personal information or privacy-related matters in connection with our methods for data collection, analysis, storage and use. For example, the State Internet Information Office issued the Draft Administrative Provisions on Automobile Data Security for public comment on May 12, 2021, which reaffirms the basic principles and requirements on personal information protection previously specified in the existing laws and regulations and further provided, among other things, (i) the operators, including the automobile manufactures, shall obtain authorizations to collect the personal information including the location of the vehicles, the audios or videos, and the data used to identify illegal driving activities, from the drivers for each ride separately, (ii) the operators shall not provide the personal information and important data outside the vehicles unless necessary, (iii) the operators may only collect biometric data such as fingerprints, voice prints, faces and heart rhythms of the drivers for the purpose of facilitating the users and increasing the security of vehicle electronic and information systems, and an alternative method for biometric data shall also be provided; and (iv) the operators shall report its annual data security management condition to the competent governmental authority every year if the operators process personal information of more than 100,000 people or process any important data as defined under these provisions. In addition to the regulatory requirements, consumer attitudes towards data privacy are also evolving, and consumer concerns about the extent to which their data is collected by us may adversely affect our ability to gain access to data and improve our technologies, products and services. Furthermore, the integrity of our data protection measures could be compromised by system failures, security breaches or cyber-attacks. If we are unable to comply with the applicable laws and regulations or effectively address data privacy and protection concerns, such actual or alleged failure could damage our reputation, discourage consumers from purchasing our Smart EVs and subject us to significant legal liabilities.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.

We enable our customers to access a variety of features and services through our mobile apps. In addition, certain of Smart EVs’ features depend to a certain extent on connectivity to our information technology systems. As such, the availability and effectiveness of our services depend on the continued operation of our information technology and communications systems. Our systems are vulnerable to damage or interruption from, among others, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses or other attempts to harm our systems. Our data centers are also subject to break-ins, sabotage, and intentional acts of vandalism, and to potential disruptions. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our data centers could result in lengthy interruptions in our service. In addition, our products and services are highly technical and complex and may contain errors or vulnerabilities, which could result in interruptions in our services or the failure of our systems.

We are subject to anti-corruption and anti-bribery and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery and similar laws and regulations in various jurisdictions in which we conduct activities. We have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. These interactions subject us to an increased level of compliance-related concerns. We have implemented policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption and anti-bribery and similar laws and regulations. However, our policies and procedures may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption or anti-bribery laws and regulations could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation.

Our business depends substantially on the continuing efforts of our executive officers, key employees and qualified personnel, and our operations may be severely disrupted if we lose their services.

Our success depends substantially on the continued efforts of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all. As we build our brand and become more well-known, the risk that competitors or other companies may poach our talent increases. Our industry is characterized by high demand and intense competition for talent, in particular with respect to qualified talents in the areas of Smart EVs and autonomous driving technologies, and therefore we cannot assure you that we will be able to attract or retain qualified staff or other highly skilled employees. In addition, because our Smart EVs are based on a different technology platform than traditional ICE vehicles, individuals with sufficient training in Smart EVs may not be available to hire, and we will need to expend significant time and expense training the employees we hire. We also require sufficient talent in areas such as software development. Furthermore, as our company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business, which may materially and adversely affect our ability to grow our business and our results of operations.

If any of our executive officers and key employees terminates his or her services with us, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel. We have not obtained any “key person” insurance on our key personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, know-how and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement and a non-compete agreement with us. However, if any dispute arises between our executive officers or key employees and us, the non-competition provisions contained in their non-compete agreements may not be enforceable, especially in China, where these executive officers reside, on the ground that we have not provided adequate compensation to them for their non-competition obligations, which is required under relevant PRC laws.

Misconduct by our employees during and before their employment with us could expose us to potentially significant legal liabilities, reputational harm and/or other damages to our business.

Many of our employees play critical roles in ensuring the safety and reliability of our products and services and/or our compliance with relevant laws and regulations in the areas including, but not limited to, trade secrets, privacy, data protection, anti-corruption and anti-money laundering. Certain of our employees have access to sensitive information and/or proprietary technologies and know-how. While we have adopted codes of conduct for all of our employees and implemented detailed policies and procedures relating to intellectual property, proprietary information and trade secrets, we cannot assure you that our employees will always abide by these codes, policies and procedures nor that the precautions we take to detect and prevent employee misconduct will always be effective. If any of our employees engage in any misconduct, illegal or suspicious activities, including but not limited to, misappropriation or leakage of sensitive client information or proprietary information, we and such employees could be subject to legal claims and liabilities and our reputation and business could be adversely affected as a result.

In addition, while we have screening procedures during the recruitment process, we cannot assure you that we will be able to uncover misconduct of job applicants that occurred before we offered them employment, or that we will not be affected by legal proceedings against our existing or former employees as a result of their actual or alleged misconduct. For example, one former employee of ours was arrested and then charged in July 2018 with stealing trade secrets from his previous employer, Apple. Although the alleged theft occurred before he was employed by us, we were subpoenaed by the grand jury to produce certain documents. There has been no development on this case since 2019.

Another former employee of ours was sued by Tesla in March 2019 for misappropriation of trade secrets while he was employed by Tesla. We cooperated with Tesla and provided various documents and information relating to the employee to Tesla upon their request. After over two years of litigation and extensive discovery effort, a joint stipulation of dismissal with prejudice was filed by this former employee and Tesla on April 15, 2021, and it is disclosed that the parties entered into a confidential settlement agreement to resolve all claims asserted in the action.

While we have put in place various safeguards to address the risk of unauthorized third-party information being introduced into our systems or used in our operations, and based on internal investigation, we are confident that neither of these two former employees introduced or used any external confidential information in our systems or business operations, we had to spend significant amount of time and efforts to handle these matters and answer related inquiries. Moreover, we could be involved in other proceedings, or be forced to defend against allegations that may arise in the future, even when such allegations are not justified. Any negative publicity surrounding these cases, especially in the event that any of such employees or former employees is found to have committed any wrongdoing, could negatively affect our reputation and may have an adverse impact on our business.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend against such claims.

If we become liable for product liability claims, our business, operating results and financial condition may be harmed. The automotive industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our Smart EVs do not meet applicable standards or requirements, resulting in property damage, personal injury or death. Our risks in this area are particularly pronounced given we have limited experience of offering Smart EVs. Although we implement full-cycle quality control, covering design, procurement, production, sales and after-sales services, we cannot assure you that our quality control measures will be as effective as we expect. Any failure in any of our quality control steps would cause a defect in our Smart EVs, and in turn, could harm our customers. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our Smart EVs and business and inhibit or prevent commercialization of our future Smart EVs, which would have a material adverse effect on our brand, business, prospects, financial condition and results of operations.

In China, vehicles must meet or exceed all mandated safety standards. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving such standards. Vehicles must pass various tests and undergo a certification process and be affixed with China Compulsory Certification, or CCC, before receiving delivery from the factory, being sold, or being used in any commercial activity, and such certification is also subject to periodic renewal. Although our G3 and P7 have received CCC certifications, we cannot assure you that each of our future Smart EV models will be able to receive such certifications. Furthermore, the government carries out the supervision and scheduled and unscheduled inspection of certified vehicles on a regular basis. In the event that our certification fails to be renewed upon expiry, a certified vehicle has a defect resulting in quality or safety accidents, or consistent failure of certified vehicles to comply with certification requirements is discovered during follow-up inspections, the CCC may be suspended or even revoked. With effect from the date of revocation or during suspension of the CCC, any vehicle that fails to satisfy the requirements for certification may not continue to be delivered, sold or used in any commercial activity. Failure of any of our Smart EV models to satisfy motor vehicle standards would have a material adverse effect on our business, prospects, financial condition and results of operations.

Our Smart EVs make use of lithium cells, and lithium cells may catch fire or vent smoke and flame on rare occasions.

Our Smart EVs’ battery packs make use of lithium cells. On rare occasions, lithium cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium cells. While our batteries are built with robust safety features and strong thermal management capabilities, there can be no assurance that our batteries will always function safely. If any safety accident occurs to any of our Smart EVs’ battery pack, we could be subject to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium cells for automotive applications or any future incident involving lithium cells, such as a vehicle fire, even if such incident does not involve our Smart EVs, could seriously harm customers’ confidence in our Smart EVs.

Furthermore, we may store high volumes of lithium cells and battery modules and packs at our facilities. Any mishandling of battery cells may cause disruption to the operation of such facilities. While we have implemented safety procedures related to the handling of the cells, there can be no assurance that a safety issue or fire related to the cells would not disrupt our operations. Any such disruptions or issues may harm our brand and business.

If our Smart EV owners customize our Smart EVs or change the charging infrastructure with aftermarket products, the Smart EV may not operate properly.

Automobile enthusiasts may seek to “hack” our Smart EVs to modify their performance which could compromise vehicle safety systems. Also, customers may customize our Smart EVs with after-market parts that can compromise driver safety. We do not test, nor do we endorse, such changes. In addition, the use of improper external cabling or unsafe charging outlets can expose our customers to injury from high voltage electricity. Such unauthorized modifications could reduce the safety of our Smart EVs and any injuries resulting from such modifications could result in adverse publicity, which would negatively affect our brand and harm our business, prospects, financial condition and results of operations.

We may need to defend ourselves against claims for intellectual property infringement, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our Smart EVs, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents, copyrights or trademarks regarding their proprietary rights. Companies holding patents, copyrights, trademarks or other intellectual property rights may bring suits alleging infringement of such rights by us or our employees or otherwise assert their rights and urge us to take licenses. Any such intellectual property infringement claim could result in costly litigation and divert our management’s attention and resources.

If we or our employees are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease offering Smart EVs or services that incorporate or use the challenged intellectual property;

•	pay substantial damages;

•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•	redesign our Smart EVs or relevant services which would incur significant cost; or

•	establish and maintain alternative branding for our Smart EVs and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, financial condition and results of operation could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We rely on a combination of patents, trademarks, copyrights, trade secrets and confidentiality agreements to protect our proprietary rights. As of March 31, 2021, we had 759 patents (including 202 invention patents), 1,375 pending patent applications, 504 registered trademarks and 116 pending trademark applications in China and certain other jurisdictions, which we have invested significant resources to develop. We rely on trademark and patent law, trade secret protection and confidentiality and license agreements with our employees and others to protect our intellectual proprietary rights. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.

There can be no assurance that our application for the registration with competent government authorities of trademarks and other intellectual property rights related to our current or future business will be approved, or our intellectual property rights will not be challenged by third parties or found by the relevant governmental or judicial authority to be invalid or unenforceable. From time to time, we may encounter difficulties registering our trademarks or other intellectual properties or have disputes with third parties regarding our trademarks or other intellectual properties. If the relevant trademarks or other intellectual properties could not be registered, we may fail to prevent others from using such intellectual properties, and our business, financial condition and results of operations may be materially and adversely affected.

Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States, Europe, or other developed countries or regions. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken or will take will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

In addition, as our patents may expire and may not be extended and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business operations, financial condition and results of operations.

The use of certain premises may be disrupted if the land-use-purpose statutory provisions are strictly enforced by competent government authorities.

We lease a number of properties for our stores, service centers, offices and self-operated charging stations across China. Certain leased properties are not used in accordance with the designated purposes of such properties. For example, some stores or offices are currently located on lands designated for industrial usage instead of commercial usage. Under the PRC legal regime regarding the land use right, land shall be used strictly in line with the approved usage of the land. Any change as contemplated to the usages of land shall go through relevant land alteration registration procedures. If any state-owned land is illegally used beyond the approved usage, the land administrative departments of the PRC governments at and above the county level may retrieve the land and impose a fine. As such, our usage of such leased properties may subject the landlords to retrieval of land or removal of the buildings by the PRC government authorities and therefore we may need to move our stores, offices or charging stations somewhere else and additional relocation costs will be incurred.

In addition, certain leased properties had been mortgaged by the landlords to third parties before entering into lease agreements with us, and certain lessors of our leased properties failed to provide the building ownership certificates or other evidence demonstrating their rights to lease such properties. If the mortgagees of the leased properties exercise their mortgage right or the lessors do not actually have the rights to lease the relevant properties to us, we will not be able to continue our leases on the said properties and therefore we may need to relocate the relevant functions somewhere else and additional relocation costs will be incurred.

Our insurance coverage strategy may not be adequate to protect us from all business risks.

We have limited liability insurance coverage for our products and business operations. A successful liability claim against us due to injuries suffered by our customers could materially and adversely affect our financial condition, results of operations and reputation. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial cost to us and diversion of our resources.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to enhance our competitive position. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction, which may result in investment losses.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

•	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

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inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits including the failure to successfully further develop the acquired technology;

•	difficulties in retaining, training, motivating and integrating key personnel;

•	diversion of management’s time and resources from our normal daily operations and potential disruptions to our ongoing businesses;

•	strain on our liquidity and capital resources;

•	difficulties in executing intended business plans and achieving synergies from such strategic investments or acquisitions;

•	difficulties in maintaining uniform standards, controls, procedures and policies within the overall organization;

•	difficulties in retaining relationships with existing suppliers and other partners of the acquired business;

•	risks of entering markets in which we have limited or no prior experience;

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regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

•	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

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liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

Any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits.

Certain of our operating subsidiaries may be required to obtain additional licenses or permits or make additional filings or registrations.

In order to operate our business, we need to obtain a series of licenses, permits and approvals, make filings or complete registrations according to relevant PRC laws and regulations. However, given the significant amount of discretion held by local PRC authorities in interpreting, implementing and enforcing relevant rules and regulations, as well as other factors beyond our control, we cannot guarantee you that we have obtained or will be able to obtain and maintain all requisite licenses, permits, filings and registrations.

For example, PRC governments impose sanctions for engaging in value-added telecommunication services, or the VATS, without having obtained the VATS licenses for relevant categories. These sanctions include corrective orders and warnings from the PRC communication administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, the websites and mobile apps may be ordered to cease operation. We have obtained two VATS licenses for Internet content provider, each held by Zhipeng IoV and Yidian Chuxing, respectively. Given that the interpretation of such regulations and PRC regulatory authorities’ enforcement of such regulations in the context of VATS industry are evolving and remain uncertain, it is unclear whether we are required to obtain other VATS licenses. If we are not able to comply with all applicable legal requirements, we may be subject to fines, confiscation of the gains derived from our non-compliant operations or suspension of our non-compliant operations, any of which may materially and adversely affect our business, financial condition and results of operations.

Certain of our operating subsidiaries that are providing repair and maintenance services have not made the automobile maintenance and management filing with competent government authorities. We may be ordered by the competent government authorities to rectify such non-compliance and failure to rectify such non-compliance may result in fines ranging from RMB5,000 to RMB20,000. In addition, one of our operating subsidiaries that is engaged in the cash settlement activities in relation to our franchised charging stations may be deemed as providing payment services and thus be required to obtain the payment business license. If we were deemed as providing payment services without obtaining the payment business license, we may be ordered by the People’s Bank of China, or the PBOC, or its local branch to cease the activities related to cash settlement. The revenue generated from our franchised charging stations accounted for less than 1% of our total revenue in each of 2018, 2019, 2020 and the three months ended March 31, 2021.

In addition, due to the uncertainties regarding the interpretation of the laws and regulations related to online transmission business of audio and visual programs and PRC regulatory authorities’ enforcement of such laws and regulations, we may be required to obtain a License for Online Transmission of Audio and Visual Programs, as we allow users of our XPeng mobile app to upload and share audio and video content on the mobile app from time to time. If the government authorities determine that the audio and video uploading feature on our XPeng mobile app should be subject to this license requirement, we may be required to obtain necessary license and may even be subject to penalties, fines, legal sanctions and/or an order to remove such feature. As of the date of this prospectus, we have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant government authorities regarding the lack of a License for Online Transmission of Audio and Visual Programs.

We may from time to time be subject to claims, disputes, lawsuits and other legal and administrative proceedings.

We are currently not party to any material legal or administrative proceedings. However, in light of the nature of our business, we and our management are susceptible to potential claims or disputes. We and certain of our management have been, and may from time to time in the future be, subject to or involved in various claims, disputes, lawsuits and other legal and administrative proceedings. Lawsuits and litigations may cause us to incur defense costs, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, any of which could harm our business. Claims arising out of actual or alleged violations of law, breach of contract or torts could be asserted against us by customers, business partners, suppliers, competitors, employees or governmental entities in investigations and legal proceedings. In particular, according to the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employers are required, together with their employees or separately, to pay the social insurance premiums and housing funds for their employees. Employers that fail to make adequate social insurance and housing fund contributions may be subject to fines and legal sanctions. If the relevant PRC authorities determine that we shall make supplemental contributions, that we are not in compliance with labor laws and regulations, or that we are subject to fines or other legal sanctions, such as order of timely rectification, and our business, financial condition and results of operation may be adversely affected.

We are subject to various environmental and safety laws and regulations that could impose substantial costs upon us and cause delays in building our manufacturing facilities.

We are subject to multiple environmental and safety laws and regulations related to the manufacture of our Smart EVs, including the use of hazardous materials in the manufacturing process and the operation of our manufacturing plant. Such laws and regulations govern the use, storage, discharge and disposal of hazardous materials during the manufacturing process.

In addition, from time to time, the government of the PRC issues new regulations, which may require additional actions on our part to comply. If the Zhaoqing plant or any of our other future constructions fails to comply with applicable regulations, we could be subject to substantial liability for clean-up efforts, personal injury or fines or be forced to close or temporarily cease the operations of the Zhaoqing plant or other relevant constructions, any of which could have a material adverse effect on our business, prospects, financial condition and results of operation. Our business could also be materially and adversely affected if the Haima plant fails to comply with applicable environmental and safety laws and regulations.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our Class A ordinary shares and/or ADSs may be adversely affected.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the NYSE. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Commencing with our fiscal year ending December 31, 2021, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. In addition, once we cease to be an “emerging growth company” as the term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. We may experience difficulty in meeting these reporting requirements in a timely manner.

In connection with the preparation and audits of our consolidated financial statements as of and for the years ended December 31, 2018, 2019 and 2020, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting which was outstanding as of December 31, 2020. The material weakness identified relates to the lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP, in particular, to (i) develop comprehensive U.S. GAAP accounting policies and financial reporting procedures to address complex U.S. GAAP technical accounting issues and (ii) prepare and review our consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC.

We have implemented and are continuing to implement a number of measures to address the material weakness that has been identified. However, these measures require validation and testing of the operating effectiveness of internal controls over a sustained period of financial reporting cycles. We cannot assure you that we or our independent registered public accounting firm will not identify such material weakness in connection with the preparation and audits of our consolidated financial statements for periods of future financial reporting cycles.

In addition, neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting as of and for the year ended December 31, 2020. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our Class A ordinary shares and/or ADSs could decline and we could be subject to sanctions or investigations by the NYSE, SEC or other regulatory authorities.

If we upgrade our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.

We have invested and expect to continue to invest significantly in what we believe is state of the art tooling, machinery and other manufacturing equipment in our manufacturing facilities, and we depreciate the cost of such equipment over their expected useful lives. However, manufacturing technology may evolve rapidly, and we may decide to update our manufacturing process with cutting-edge equipment more quickly than expected. Moreover, as our engineering and manufacturing expertise and efficiency increase, we may be able to manufacture our Smart EVs using less of our installed equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and to the extent we own such equipment, our results of operations could be negatively impacted.

Our warranty reserves may be insufficient to cover future warranty claims which could adversely affect our financial performance.

We offer competitive warranty terms. To retail customers who purchased the G3, we offer (i) a four-year or 100,000-kilometer warranty and (ii) an eight-year or 150,000-kilometer warranty for critical components, such as battery pack, motors and VCU. To retail customers who purchased the P7, we offer (i) a five-year or 120,000-kilometer warranty and (ii) an eight-year or 160,000-kilometer warranty for critical components, such as battery pack, motors and VCU. With respect to each Smart EV model, we also offer a two-year or 50,000-kilometer warranty covering vehicle repair, replacement and refund, in the event of certain product malfunctions specified in the applicable regulation. We accrue a warranty reserve for the Smart EVs sold by us, which includes our best estimate of the projected costs to repair or replace items under warranties and recalls when identified. We generally make warranty reserve by multiplying the expected unit costs for warranty services by the sales volume. We have limited experience with warranty claims regarding our Smart EVs or with estimating warranty reserves. As of March 31, 2021, we had warranty reserves in respect of our Smart EVs of RMB148.2 million (US$22.6 million). We cannot assure you that such reserves will be sufficient to cover future claims. We could, in the future, become subject to a significant and unexpected warranty claims, resulting in significant expenses, which would in turn materially and adversely affect our business, prospects, financial condition and results of operation.

We face risks associated with the international sale of our Smart EVs, and if we are unable to effectively manage these risks, our business, financial condition and results of operations may be materially and adversely affected.

While we have historically sold substantially all of our Smart EVs in China, we have been exploring opportunities to expand into international markets. For example, we began to accept customer orders for our G3 from Norway through a local dealer and then started shipping the Smart EVs to such country in September 2020. We may also test sales into other international markets. While we expect China will continue to be our primary market, the marketing and sale of our Smart EVs to international markets may increase in the future, which will expose us to a number of risks, including, but not limited, to:

•	fluctuations in foreign currency exchange rates;

•	increased costs associated with maintaining the ability to understand the local markets and develop and maintain effective marketing and distributing presence in various countries;

•	providing customer service and support in these markets;

•	difficulty with staffing and managing overseas operations;

•	failure to develop appropriate risk management and internal control structures tailored to overseas operations;

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difficulty and cost relating to compliance with different commercial and legal requirements of the overseas markets in which we offer or plan to offer our products and services including charging and other electric infrastructures;

•	failure to obtain or maintain permits for our products or services in these markets;

•	different safety concerns and measures needed to address accident related risks in different countries and regions;

•	inability to obtain, maintain or enforce intellectual property rights;

•	unanticipated changes in prevailing economic conditions and regulatory requirements; and

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses.

Our expansion into international markets will require us to respond timely and effectively to rapid changes in market conditions in the relevant countries. Our success in international expansion depends, in part, on our ability to succeed in different legal, regulatory, economic, environmental, social and political conditions which we have little control over. We may not be able to develop and implement policies and strategies that will be effective in each location where we do business. A change in one or more of the factors described above may have a material adverse effect on our business, financial condition and results of operations.

We have incurred and may continue to incur substantial share-based compensation expenses.

In 2015, our subsidiary, Chengxing Zhidong, adopted a share incentive plan, pursuant to which options were granted to certain employees of Chengxing Zhidong and its subsidiaries. In June 2020, XPeng Inc. adopted a share incentive plan, or the Plan, to replace the share incentive plan adopted by Chengxing Zhidong, and we issued restricted share units, or RSUs to replace the options granted to certain employees of Chengxing Zhidong and its subsidiaries. As of June 18, 2021, RSUs which represents 43,218,456 underlying Class A ordinary shares were outstanding (which do not include the Class A ordinary shares underlying the vested RSUs), and shares underlying 13,550,190 of such RSUs were held by XPeng Fortune Holdings Limited, or XPeng Fortune, which has been established for our share incentive plan. We are required to recognize compensation expense for an equity award over the period in which the recipient is required to provide service in exchange for the equity award. Because the vesting of the RSUs (including the RSUs issued to replace the options granted under the share incentive plan of Chengxing Zhidong) is contingent upon the completion of an initial public offering or change in control, we recognized share-based compensation expenses relating to such equity awards in 2020 after the completion of our initial public offering in the U.S. in August 2020. Moreover, if additional RSUs or other share incentives are granted to our employees, directors or consultants in the future, we will incur additional share-based compensation expense and our results of operations will be further adversely affected.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, prospects, financial condition and results of operation.

The global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States. There have been concerns over the downturn in economic output caused by the COVID-19 pandemic. It is unclear whether these challenges will be contained and what effects they each may have. Economic conditions in China are sensitive to global economic conditions. Recently there have been signs that the rate of China’s economic growth is declining, and China’s economy contracted in the first quarter of 2020 as a result of the COVID-19 outbreak. Any prolonged slowdown in China’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors. Credit risks of customers and suppliers and other counterparty risks may also increase.

Sales of our Smart EVs depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of our Smart EVs and our results of operations may be materially and adversely affected.

We could be adversely affected by political tensions between the United States and China.

Political tensions between the United States and China have escalated in recent years due to, among other things,

•	the trade war between the two countries since 2018;

•	the COVID-19 pandemic;

•	the PRC National People’s Congress’ passage of Hong Kong national security legislation;

•

the imposition of U.S. sanctions on certain Chinese officials from China’s central government and the Hong Kong Special Administrative Region by the U.S. government, and the imposition of sanctions on certain individuals from the U.S. by the Chinese government;

•	various executive orders issued by the U.S. government, which include, among others,

•

the executive order issued in August 2020, as supplemented and amended from time to time, that prohibits certain transactions with ByteDance Ltd., Tencent Holdings Ltd. and the respective subsidiaries of such companies;

•

the executive order issued in November 2020, as supplemented and amended from time to time, including, among others, by an executive order issued in June 2021, that prohibits U.S. persons from transacting publicly traded securities of certain Chinese companies named in such executive order;

•

the executive order issued in January 2021, as supplemented and amended from time to time, that prohibits such transactions as are identified by the U.S. Secretary of Commerce with certain “Chinese connected software applications,” including Alipay and WeChat Pay; and

•

the Rules on Counteracting Unjustified Extra-territorial Application of Foreign Legislation and Other Measures promulgated by the MOFCOM, on January 9, 2021, which will apply to Chinese individuals or entities that are purportedly barred by a foreign country’s law from dealing with nationals or entities of a third country.

Rising political tensions between China and the U.S. could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. The measures taken by the U.S. and Chinese governments may have the effect of restricting our ability to transact or otherwise do business with entities within or outside of China and may cause investors to lose confidence in Chinese companies and counterparties, including us. If we were unable to conduct our business as it is currently conducted as a result of such regulatory changes, our business, results of operations and financial condition would be materially and adversely affected.

Furthermore, the U.S. government has imposed measures regarding limiting or restricting China-based companies from accessing U.S. capital markets, and delisting certain China-based companies from U.S. national securities exchanges. For further information, see “– Risks Relating to Doing Business in China – The audit report in our prior annual report on Form 20-F filed with the SEC is prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.” In January 2021, after reversing its own delisting decision, the NYSE ultimately resolved to delist China Mobile, China Unicom and China Telecom in compliance with the executive order issued in November 2020, after receiving additional guidance from the U.S. Department of Treasury and its Office of Foreign Assets Control. In addition, the NYSE announced in February 2021 that it has determined to commence proceedings to delist CNOOC Limited in light of the same executive order. These delistings have introduced greater confusion and uncertainty about the status and prospects of Chinese companies listed on the U.S. stock exchanges. If any further measures were to be implemented, the resulting legislation may have a material and adverse impact on the stock performance of China-based issuers listed in the United States such as us, and we cannot assure you that we will always be able to maintain the listing of our ADSs on a national stock exchange in the U.S., such as the NYSE or the NASDAQ, or that you will always be allowed to trade our Class A ordinary shares or ADSs.

We are subject to various laws relating to export controls.

A substantial part of our research and development on autonomous driving is conducted in the United States, and we are required to comply with the U.S. laws and regulations on export controls, including the U.S. Department of Commerce’s Export Administration Regulations. Currently, such laws and regulations do not restrict our ability to offer our U.S.-origin software to customers in China. However, we may be affected by future changes in U.S. export control laws and regulations. If we were unable to transfer our U.S.-origin software to China, source U.S.-origin software and components from third parties or otherwise access U.S. technology as a result of such regulatory changes, our business, results of operations and financial condition would be materially and adversely affected.

If we fail to effectively manage our inventory, our results of operations and financial condition may be materially and adversely affected.

In order to operate our business effectively and meet our consumers’ demands and expectations, we must maintain a certain level of inventory to ensure timely delivery. We determine our level of inventory based on our experience, number of orders from customers and assessment of customer demand.

However, forecasts are inherently uncertain, and the demand for our products could change significantly between the order date and the projected delivery date. If we fail to accurately forecast the demand, we may experience inventory obsolescence and inventory shortage risk. Inventory levels in excess of demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would have an adverse effect on our profitability. We recognized inventory write-downs of nil, RMB109.5 million, RMB92.6 million and RMB46.5 million (US$7.1 million) in 2018, 2019, 2020 and the three months ended March 31, 2021, respectively. In addition, if we underestimate the demand for our products, our manufacturers may not be able to produce a sufficient number of products to meet such unanticipated demand, which could result in delays in the delivery of our products and harm our reputation.

Any of the above may materially and adversely affect our results of operations and financial condition. As we plan to continue to expand our product offerings, we may continue to face challenges in effectively managing our inventory.

Significant impairment charges to our balance of intangible assets could materially and adversely impact our financial position and results of our operations.

Our intangible assets primarily consist of manufacturing license, license plate, software and license of maintenance and overhauls. Our intangible assets amounted to RMB48.9 million, RMB117.9 million, RMB607.8 million and RMB604.0 million (US$92.2 million) as of December 31, 2018, 2019 and 2020 and March 31, 2021, respectively. We test finite-lived intangible assets for impairment if impairment indicators arise. The indefinite-lived intangible assets are tested for impairment annually or whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Any significant impairment losses charged against our intangible assets could have a material adverse effect on our business, financial condition and results of operations.

Fluctuation of fair value change in short-term investments may affect our results of operations.

We have made short-term investments, mainly comprising of the investments issued by major and reputable commercial banks with a variable interest rate indexed to the performance of underlying assets. Short-term investments are stated at fair value. Changes in the fair value are reflected in our consolidated statements of comprehensive loss. The methodology that we use to assess the fair value of the short-term investments involve a significant degree of management judgment and are inherently uncertain. We cannot assure you that market conditions will create fair value gains on our short-term investments or we will not incur any fair value losses on short-term investments in the future. If we incur such fair value losses, our results of operations and financial condition may be adversely affected.

If we do not continue to receive preferential tax treatments, our results of operations may be materially and adversely affected.

We have benefited from government grants and preferential tax treatments, many of which are non-recurring in nature or are subject to periodic review. See Note 14 to our consolidated financial statements included elsewhere in this prospectus and “Financial Information—Taxation—PRC.” There can be no assurance we will continue to receive preferential tax treatment. If we are unable to receive such treatment in the future, our results of operations may be materially and adversely affected.

Our recognition of deferred revenue is subject to future performance obligations and may not be representative of revenues for succeeding periods.

Our deferred revenue represents the transaction payment allocated to the performance obligations that are unsatisfied, which primarily arises from, among others, the undelivered vehicles, charging piles and free charging within certain limits. Our deferred revenue balance was RMB2.4 million, RMB85.5 million, RMB308.4 million and RMB333.5 million (US$50.9 million) as of December 31, 2018, 2019 and 2020 and March 31, 2021, respectively. The timing and ultimate recognition of our deferred revenue depend on various factors, including our performance of obligations. As a result, deferred revenue at any particular date may not be representative of actual revenue for any succeeding period.

We recorded shareholders’ deficit.

We recorded total shareholders’ deficit of RMB2,185.2 million and RMB6,830.4 million as of December 31, 2018 and 2019, respectively, primarily due to the accounting treatment for the Company’s preferred shares before initial public offering as total mezzanine equity, and not total shareholders’ equity. After our initial public offering in the United States in August 2020, all of the preferred shares had been converted into ordinary shares. As such, as of December 31, 2020 and March 31, 2021, we did not had any mezzanine equity and recorded total shareholders’ equity of RMB34,429.8 million and RMB33,834.6 million (US$5,164.2 million), respectively.

Although the total shareholders’ deficit recorded during 2018, 2019, 2020 and the three months ended March 31, 2021 was not due to capital shortage and was primarily resulted from accounting treatment of preferred shares, we cannot assure you that we will be able to continue to record total shareholders’ equity and total net assets in the future. If we fail to do so, our financial condition may deteriorate.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our business could be adversely affected by the effects of epidemics. In recent years, there have been outbreaks of epidemics in China and globally. If any of our employees are identified as a possible source of spreading COVID-19, H1N1 flu, avian flu or another epidemic, we may be required to quarantine employees that are suspected of being infected, as well as others that have come into contact with those employees. We may also be required to disinfect our affected premises, which could cause a temporary suspension of certain business operations. A recurrence of an outbreak of COVID-19, H1N1 flu, avian flu or another epidemic could restrict the level of economic activities generally and/or slow down or disrupt our business activities, which could in turn adversely affect our results of operations.

We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services to our customers.

Risks Relating to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to our consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

The current industry entry clearance requirements governing the foreign investment activities in the PRC are set out in two categories, namely the Encouraged Industry Catalog for Foreign Investment (2020 version), as promulgated by the NDRC and the MOFCOM and taking effect on January 27, 2021, and the 2020 Foreign Investment Negative List. Industries not listed in these two catalogs are generally deemed “permitted” for foreign investments unless specifically restricted by other PRC laws. According to the 2020 Foreign Investment Negative List and other applicable laws and regulations, foreign investors are not allowed to hold more than 50% of the equity interests in an enterprise providing value-added telecommunications services (other than the services of electronic commerce, multiparty conferencing within the PRC, information storage and forwarding, and call center), and the major foreign investors are required to possess good performance and prior experience in operating the value-added telecommunications services.

Because we are an exempted company incorporated in the Cayman Islands, we are classified as a foreign enterprise under PRC laws and regulations, and our PRC subsidiaries are foreign-invested enterprises, or FIEs. To comply with PRC laws and regulations, we operate our businesses related to the value-added telecommunications services through our consolidated VIEs, as defined below, which hold the required ICP licenses and other related licenses. Our subsidiary, Xiaopeng Chuxing, has entered into a series of contractual arrangements with Yidian Chuxing, and its shareholders. In addition, our subsidiary, Xiaopeng Technology, has entered into a series of contractual arrangements with Zhipeng IoV and its shareholders. Yidian Chuxing and Zhipeng IoV are collectively referred to as our consolidated VIEs. For a detailed description of these contractual arrangements, see “Our History and Corporate Structure – Our Contractual Arrangements.”

If our corporate structure and contractual arrangements are deemed by the MIIT or the MOFCOM or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of our consolidated VIEs and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking our relevant business and operating licenses;

•	levying fines on us;

•	confiscating any of our income that they deem to be obtained through illegal operations;

•	shutting down our relevant services;

•	discontinuing or restricting our operations in China;

•	imposing conditions or requirements with which we may not be able to comply;

•	requiring us to change our corporate structure and contractual arrangements;

•	restricting or prohibiting our use of the proceeds from overseas offering to finance our PRC consolidated VIEs’ business and operations; and

•	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. See “– Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Investment Law and its implementing rules and how they may impact our business, financial condition and results of operations.” Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of our consolidated VIEs or our right to receive their economic benefits, we would no longer be able to consolidate the financial results of such VIEs in our consolidated financial statements.

Our contractual arrangements with our consolidated VIEs may result in adverse tax consequences to us.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements with our consolidated VIEs were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes by requiring a transfer pricing adjustment. A transfer pricing adjustment could adversely affect us by (i) increasing the tax liabilities of our consolidated VIEs without reducing the tax liability of our subsidiaries, which could further result in late payment fees and other penalties to our consolidated VIEs for underpaid taxes; or (ii) limiting the ability of our consolidated VIEs to obtain or maintain preferential tax treatments and other financial incentives.

We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate the value-added telecommunications business, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.

We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate the value-added telecommunications business. For a description of these contractual arrangements, see “Our History and Corporate Structure – Our Contractual Arrangements.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated VIEs. If our consolidated VIEs or their shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by our consolidated VIEs is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in our consolidated VIEs, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest.

If any of our VIEs or their shareholders fails to perform their obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements, and rely on legal remedies under PRC laws, including contractual remedies, which may not be sufficient or effective. All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. However, the legal framework and system in China, in particularly those relating to arbitration proceedings, are not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in the PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over our consolidated VIEs, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. See “– Risks Relating to Doing Business in China – There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

If we exercise the option to acquire equity ownership of our consolidated VIEs, the ownership transfer may subject us to certain limitations and substantial costs.

Pursuant to the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises promulgated by the State Council, foreign investors are not allowed to hold more than 50% of the equity interests of any company providing value-added telecommunications services like us. In addition, the main foreign investor who invests in a value-added telecommunications business in the PRC must possess prior experience in operating value-added telecommunications businesses and a proven track record of business operations in such industry, or the Qualification Requirements. Currently, none of the applicable PRC laws, regulations or rules provides clear guidance or interpretation on the Qualification Requirements. Although we have taken many measures to meet the Qualification Requirements, we still face the risk of not satisfying the requirement promptly. If the PRC laws allow foreign investors to invest in value-added telecommunications enterprises in China, we may be unable to unwind the contractual arrangements before we are able to comply with the Qualification Requirements, or if we attempt to unwind the contractual arrangements before we are able to comply with the Qualification Requirements, we may be ineligible to operate our value-added telecommunication enterprises and may be forced to suspend their operations, which could materially and adversely affect our business, financial condition and results of operations.

Pursuant to the contractual arrangements, Xiaopeng Technology, Xiaopeng Chuxing, or their designated person, have the exclusive right to purchase all or any part of the equity interests in our consolidated VIEs from their respective shareholders equal to the amount of the relevant registered capital contributed by the shareholders in our consolidated VIEs. If such amount in each case is lower than the minimum price permitted by PRC law, the minimum price permitted by PRC law shall be the purchase price. Subject to relevant laws and regulations, the shareholders of our consolidated VIEs shall return any amount of purchase price they have received to Xiaopeng Technology or Xiaopeng Chuxing. If such a transfer takes place, the competent tax authority may require Xiaopeng Technology or Xiaopeng Chuxing to pay enterprise income tax for ownership transfer income with reference to the market value, in which case the amount of tax could be substantial.

The shareholders of our consolidated VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

In connection with our operations in China, we rely on the shareholders of our consolidated VIEs to abide by the obligations under such contractual arrangements. The interests of these shareholders in their individual capacities as the shareholders of our consolidated VIEs may differ from the interests of our company as a whole, as what is in the best interests of our consolidated VIEs, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or those conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause our consolidated VIEs and their subsidiaries to breach or refuse to renew the existing contractual arrangements with us. Control over, and funds due from, our consolidated VIEs may be jeopardized if such individuals breach the terms of the contractual arrangements or are subject to legal proceedings.

Currently, we do not have arrangements to address potential conflicts of interest the shareholders of our consolidated VIEs may encounter, on one hand, and as a beneficial owner of our company, on the other hand. We, however, could, at all times, exercise our option under the exclusive call option agreements to cause them to transfer all of their equity ownership in our consolidated VIEs to an entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of our consolidated VIEs as provided under the power of attorney agreements, directly appoint new directors of our consolidated VIEs. We rely on the shareholders of our consolidated VIEs to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our consolidated VIEs, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Our corporate actions will be substantially controlled by certain shareholders who will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for the Class A ordinary shares and/or ADSs and materially reduce the value of your investment.

Our current memorandum and articles of association provide that in respect of all matters subject to a shareholders’ vote, each Class A ordinary share is entitled to one vote, each Class B ordinary share is entitled to 10 votes and each Class C ordinary share is entitled to five votes. Upon the completion of the Global Offering, Mr. Xiaopeng He, our co-founder, chairman and chief executive officer and Mr. Heng Xia, our co-founder, director and president, together beneficially own all the Class B ordinary shares issued and outstanding, which represents 76.2% of the voting power of our total issued and outstanding shares, assuming the international underwriters’ option to purchase additional Class A ordinary shares is not exercised and no Class A ordinary shares are issued upon the vesting of RSUs pursuant to our 2019 Equity Incentive Plan. As of June 18, 2021, Mr. He, Mr. Xia and Mr. Tao He, our co-founder, director and senior vice president, beneficially own all the Class B ordinary shares issued and outstanding, which represents 69.4% of the voting power of our total issued and outstanding shares, and Taobao China beneficially owns all of our issued Class C ordinary shares and 13,300,000 Class A ordinary shares represented by ADSs, representing 14.6% of the voting power of our total issued and outstanding shares. However, as discussed in the “Share Capital” section, (i) all Class C ordinary shares held by Taobao China and (ii) all Class B ordinary shares held by Mr. Tao He will be converted into Class A ordinary shares on a one-on-one basis upon the completion of the Global Offering. As such, Taobao China will beneficially own 191,918,464 Class A ordinary shares and Mr. Tao He will beneficially own 20,012,580 Class A ordinary shares, representing 3.6% and 0.4% of the voting power of our total issued and outstanding shares upon the completion of the Global Offering, assuming the option of the international underwriters to purchase additional Class A ordinary shares is not exercised and no Class A ordinary shares are issued upon the vesting of RSUs pursuant to our 2019 Equity Incentive Plan. As a result, Mr. He and Mr. Xia have and will continue to have, upon the completion of the Global Offering, the ability to control or exert significant influence over important corporate matters to the extent permitted under the Hong Kong Listing Rules and the memorandum and articles of association, and investors may be prevented from affecting important corporate matters involving our company that require approval of shareholders, including:

•	the composition of our board of directors and, through it, any determinations with respect to our operations, business direction and policies, including the appointment and removal of officers;

•	any determinations with respect to mergers or other business combinations;

•	our disposition of substantially all of our assets; and

•	any change in control.

These actions may be taken even if they are opposed by our other shareholders, including the holders of the Class A ordinary shares and/or ADSs. Furthermore, this concentration of ownership may also discourage, delay or prevent a change in control of our company, which could have the dual effect of depriving our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reducing the price of the Class A ordinary shares and/or ADSs. As a result of the foregoing, the value of your investment could be materially reduced.

The structure of our share capital may render the Class A ordinary shares and/or ADSs ineligible for inclusion in certain stock market indices, and thus adversely affect the market price and liquidity of the Class A ordinary shares and/or ADSs.

In July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Under the announced policies, our capital structure with more than one class of shares would make Class A ordinary shares and ADSs ineligible for inclusion in any of these indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in the ADSs and Class A ordinary shares. These policies are still relatively new and it is yet unclear what effect, if any, they have had and will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included and may adversely affect the liquidity of the shares of such companies. As such, the exclusion of the Class A ordinary shares and/or ADSs from these indices could result in a less active trading market for the Class A ordinary shares and/or ADSs and adversely affect their trading price.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including agreements and contracts such as the leases and sales contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the State Administration for Market Regulation, or the SAMR. We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents. The chops of our subsidiaries and consolidated VIEs are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our subsidiaries and consolidated VIEs have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.

In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of our legal, administrative or finance departments. Our designated legal representatives generally do not have access to the chops. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our subsidiaries and consolidated VIEs, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our subsidiaries and consolidated VIEs with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative and to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative’s misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations, and our business and operations may be materially and adversely affected.

Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Investment Law and its implementing rules and how they may impact our business, financial condition and results of operations.

The VIE structure through contractual arrangements has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. The MOFCOM published a discussion draft of the proposed Foreign Investment Law in January 2015, or the 2015 Draft FIL, according to which, variable interest entities that are controlled via contractual arrangements would also be deemed as foreign-invested entities, if they are ultimately “controlled” by foreign investors. In March 2019, the PRC National People’s Congress promulgated the Foreign Investment Law, and in December 2019, the State Council promulgated the Implementing Rules of Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both became effective from January 1, 2020 and replaced the major previous laws and regulations governing foreign investments in the PRC. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Foreign Investment Law and the Implementing Rules do not introduce the concept of “control” in determining whether a company would be considered as a foreign-invested enterprise, nor do they explicitly provide whether the VIE structure would be deemed as a method of foreign investment. However, the Foreign Investment Law has a catch-all provision that includes into the definition of “foreign investments” made by foreign investors in China in other methods as specified in laws, administrative regulations, or as stipulated by the State Council, and as the Foreign Investment Law and the Implementing Rules are newly adopted and relevant government authorities may promulgate more laws, regulations or rules on the interpretation and implementation of the Foreign Investment Law, the possibility cannot be ruled out that the concept of “control” as stated in the 2015 Draft FIL may be embodied in, or the VIE structure adopted by us may be deemed as a method of foreign investment by, any of such future laws, regulations and rules. If our consolidated VIE was deemed as a foreign-invested enterprise under any of such future laws, regulations and rules, and any of the businesses that we operate would be in any “negative list” for foreign investment and therefore be subject to any foreign investment restrictions or prohibitions, further actions required to be taken by us under such laws, regulations and rules may materially and adversely affect our business, financial condition and results of operations. Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, business, financial condition and results of operations.

Risks Relating to Doing Business in China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Our operations are mainly conducted in the PRC, and substantially all of our revenues have historically been sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, restricting the inflow and outflow of foreign capital, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. The PRC government also has significant authority to exert influence on the ability of a China-based issuer, such as our company, to conduct its business. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

Our operations are mainly conducted in the PRC, and are governed by PRC laws, rules and regulations. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. Uncertainties due to evolving laws and regulations could impede the ability of a China-based issuer, such as our company, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation. Furthermore, if China adopts more stringent standards with respect to environmental protection or corporate social responsibilities, we may incur increased compliance cost or become subject to additional restrictions in our operations.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and/or our intellectual property rights and could materially and adversely affect our business, financial condition and results of operations.

The audit report in our prior annual report on Form 20-F filed with the SEC is prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit report included in our annual report filed with the SEC, as auditor of companies that are traded publicly in the U.S. and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the U.S. to undergo regular inspections by the PCAOB to assess its compliance with the laws of the U.S. and professional standards. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. Because our auditors are located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

On May 24, 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the U.S. and China. PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S. listed companies with significant operations in China. The joint statement reflects the U.S. regulators’ heightened interest in this issue. In a statement issued on December 9, 2019, the SEC reiterated concerns over the inability of the PCAOB to conduct inspections of the audit firm work papers with respect to U.S. listed companies that have operations in China, and emphasized the importance of audit quality in emerging markets, such as China. On April 21, 2020, the SEC and the PCAOB issued a new joint statement, reminding the investors that in investing in companies that are based in or have substantial operations in many emerging markets, including China, there is substantially greater risk that disclosures will be incomplete or misleading, and there is also a greater risk of fraud. In the event of investor harm, there is substantially less ability to bring and enforce SEC, DOJ and other U.S. regulatory actions, in comparison to U.S. domestic companies, and the joint statement reinforced past SEC and PCAOB statements on matters including the difficulty to inspect audit work papers in China and its potential harm to investors.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our consolidated financial statements.

Due to the enactment of the Holding Foreign Companies Accountable Act, or the HFCA Act, we may not be able to maintain our listing on the NYSE.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in December 2020, the United States enacted the Holding Foreign Companies Accountable Act, or the HFCA Act, which includes requirements for the SEC to identify issuers whose audit reports are prepared by auditors that the PCAOB is unable to inspect or investigate because of restrictions imposed by non-U.S. authorities in the auditor’s local jurisdiction, or covered issuers. The HFCA Act also requires public companies on this SEC list to certify that they are not owned or controlled by a foreign government and make certain additional disclosures on foreign ownership and control of such issuers in their SEC filings. Furthermore, the HFCA Act amends the Sarbanes-Oxley Act of 2002 to require the SEC to prohibit securities of any U.S. listed companies from being traded on any of the U.S. national securities exchanges, such as the NYSE and the NASDAQ, or in the U.S. “over-the-counter” markets, if the auditor of the U.S. listed companies’ financial statements is not subject to PCAOB inspections for three consecutive “non-inspection” years after the law becomes effective.

While the SEC has not yet identified a list of issuers whose auditors are not subject to PCAOB inspections, the first such list could be released in early 2022. On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the HFCA Act. In the announcement, the SEC clarifies that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also states that the SEC staff is actively assessing how best to implement the other requirements of the HFCA Act, including the identification process and the trading prohibition requirements. Enactment of the HFCA Act and other efforts to increase the U.S. regulatory access to audit information could cause investor uncertainty as to China-based issuers’ ability to maintain their listings on the U.S. national securities exchanges, including us, and the market price of the Class A ordinary shares and/or ADSs could be adversely affected. We cannot assure you that we will not be identified by the SEC as an issuer whose audit report is prepared by auditors that the PCAOB is unable to inspect or investigate. We cannot assure you that, once we have a “non-inspection” year, we will be able to take remedial measures in a timely manner, and as a result, and we cannot assure you that we will always be able to maintain the listing of our ADSs on a national stock exchange in the U.S., such as the NYSE or the NASDAQ, or that you will always be allowed to trade our Class A ordinary shares or ADSs. If we were subject to the trading prohibitions of the HFCA Act, the market price and liquidity of our ADSs and/or Class A ordinary shares will be materially and adversely affected.

Certain PRC regulations establish more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

Certain PRC regulations established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. The approval from the MOFCOM shall be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the anti-monopoly authority under the State Council when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 and amended in September 2018, is triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, as required by the Measures for the Security Review of Foreign Investment, promulgated by the NDRC and the MOFCOM on December 19, 2020 and effective as of January 18, 2021, investments in military, national defense-related areas or in locations in proximity to military facilities, or investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. See “Regulations – Regulations Relating to Foreign Investment.”

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

PRC residents are subject to restrictions and filing requirements when investing in offshore companies. The SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014. SAFE Circular 37 requires PRC residents to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” Pursuant to SAFE Circular 37, “control” refers to the act through which a PRC resident obtains the right to carry out business operation of, to gain proceeds from or to make decisions on a special purpose vehicle by means of, among others, shareholding entrustment arrangement. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

We may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.

China’s overall economy and the average wage in China have increased in recent years and are expected to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will increase. Unless we are able to pass on these increased labor costs to our customers, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate any of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to do so or effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

As the interpretation and implementation of labor-related laws and regulations in China are still evolving, our employment practices may inadvertently violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations including those relating to obligations to make social insurance payments and contribute to the housing provident funds. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations will be adversely affected.

Any failure to comply with PRC regulations regarding our employee share incentive plan may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies before they obtain the incentive shares or exercise the share options. Our directors, executive officers and other employees who are PRC residents and who have been granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. As an overseas listed company, we and our directors, executive officers and other employees who are PRC residents and who have been granted options are subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, according to which, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC residents are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We have made efforts to comply with these requirements. However, there can be no assurance that they can successfully register with SAFE in full compliance with the rules. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our share incentive plan or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprise in China and limit our wholly-foreign owned enterprise’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional share incentive plans for our directors and employees under PRC law.

We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our PRC operating subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries, for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. When our principal operating subsidiaries incur additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to our PRC subsidiaries and certain other subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its net income each year to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of its registered capital. These reserves, together with the registered capital, are not distributable as cash dividends. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends, loans or advances. Certain of our subsidiaries did not have any retained earnings available for distribution in the form of dividends as of March 31, 2021. In addition, registered capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantial and overall management and control over the production and operations, personnel, accounting and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009, which was most recently amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Dividends paid to our foreign investors and gains on the sale of the ADSs or Class A ordinary shares by our foreign investors may become subject to PRC tax.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends paid to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of ADSs or Class A ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our Class A ordinary shares or ADSs, and any gain realized from the transfer of our Class A ordinary shares or ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or Class A ordinary shares by such investors may be subject to PRC tax (which in the case of dividends may be withheld at source) at a rate of 20%. Any PRC tax liability may be reduced by an applicable tax treaty. However, if we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of the ADSs or Class A ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends paid to our non-PRC investors, or gains from the transfer of the ADSs or Class A ordinary shares by such investors, are deemed as income derived from sources within the PRC and thus are subject to PRC tax, the value of your investment in the ADSs or Class A ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

On February 3, 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including non-publicly traded equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, without limitation: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the State Administration of Taxation promulgated the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Circular 37, which became effective on December 1, 2017 and was most recently amended on June 15, 2018. SAT Circular 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under Bulletin 7 and SAT Circular 37. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under Bulletin 7 and SAT Circular 37. As a result, we may be required to expend valuable resources to comply with Bulletin 7 and SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these publications, or to establish that our company should not be taxed under these publications, which may have a material adverse effect on our financial condition and results of operations.

We are subject to restrictions on currency exchange.

Substantially all of our revenues is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our PRC subsidiaries. Currently, our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities. Since a significant amount of our future revenues and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of the Class A ordinary shares and/or ADSs, and may limit our ability to obtain foreign currency through debt or equity financing for our onshore subsidiaries.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of our offshore offerings to make loans or additional capital contributions to our PRC subsidiaries.

In utilizing the proceeds from our initial public offering in the U.S., the follow-on public offering and the Global Offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries, which are treated as foreign-invested enterprises under PRC laws, through loans or capital contributions. However, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to our PRC subsidiaries are subject to the requirement of making necessary registration with competent governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, which was amended on December 30, 2019. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in the PRC in actual practice. SAFE subsequently issued several circulars in the following years to provide additional guidelines on the use by foreign-invested entities’ of the income under their capital accounts generated from their capital, foreign debt and overseas listing. However, the interpretation and enforcement of SAFE Circular 19 and other circulars remain subject to uncertainty and potential future policy changes from the SAFE.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency, including the proceeds we received from the initial public offering in the U.S., the follow-on public offering and the Global Offering, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund, completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. This depreciation halted in 2017, and the Renminbi appreciated approximately 7% against the U.S. dollar during this one-year period. Starting from the beginning of 2019, the Renminbi has depreciated significantly against the U.S. dollar again. In early August 2019, the PBOC set the Renminbi’s daily reference rate at RMB7.0039 to US$1.00, the first time that the exchange rate of Renminbi to U.S. dollar exceeded 7.0 since 2008. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Most of our revenues and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from our initial public offering in the U.S. and the follow-on public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Class A ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

The ability of U.S. authorities to bring actions for violations of U.S. securities law and regulations against us, our directors, executive officers or the expert named in this prospectus may be limited. Therefore, you may not be afforded the same protection as provided to investors in U.S. domestic companies.

The SEC, the U.S. Department of Justice, or the DOJ, and other U.S. authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies such as us, and non-U.S. persons, such as our directors and executive officers in China. Due to jurisdictional limitations, matters of comity and various other factors, the SEC, the DOJ and other U.S. authorities may be limited in their ability to pursue bad actors, including in instances of fraud, in emerging markets such as China. We conduct our operations mainly in China and our assets are mainly located in China. In addition, a majority of our directors and executive officers reside within China. There are significant legal and other obstacles for U.S. authorities to obtain information needed for investigations or litigation against us or our directors, executive officers or other gatekeepers in case we or any of these individuals engage in fraud or other wrongdoing. In addition, local authorities in China may be constrained in their ability to assist U.S. authorities and overseas investors in connection with legal proceedings. As a result, if we, our directors, executive officers or other gatekeepers commit any securities law violation, fraud or other financial misconduct, the U.S. authorities may not be able to conduct effective investigations or bring and enforce actions against us, our directors, executive officers or other gatekeepers. Therefore, you may not be able to enjoy the same protection provided by various U.S. authorities as it is provided to investors in U.S. domestic companies.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China, based on United States or other foreign laws, against us, our directors, executive officers or the expert named in this prospectus. Therefore, you may not be able to enjoy the protection of such laws in an effective manner.

We conduct our operations mainly in China, and our assets are mainly located in China. In addition, a majority of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon us, our directors and executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Even if you obtain a judgment against us, our directors, executive officers or the expert named in this prospectus in a U.S. court or other court outside China, you may not be able to enforce such judgment against us or them in China. China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts in the United States, the United Kingdom, Japan or most other western countries. Therefore, recognition and enforcement in China of judgments of a court in any of these jurisdictions may be difficult or impossible. In addition, you may not be able to bring original actions in China based on the U.S. or other foreign laws against us, our directors, executive officers or the expert named in this prospectus. As a result, shareholder claims that are common in the U.S., including class actions based on securities law and fraud claims, are difficult or impossible to pursue as a matter of law and practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. While detailed interpretation of or implementation rules under Article 177 of the PRC Securities Law is not yet available, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by investors in protecting your interests. If an investor is unable to bring a U.S. claim or collect on a U.S. judgment, the investor may have to rely on legal claims and remedies available in China or other overseas jurisdictions where a China-based issuer, such as our company, may maintain assets. The claims and remedies available in these jurisdictions are often significantly different from those available in the United States and difficult to pursue. Therefore, you may not be able to effectively enjoy the protection offered by the U.S. laws and regulations that are intended to protect public investors.

Additional remedial measures could be imposed on certain PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings instituted by the SEC, as a result of which our financial statements may be determined to not be in compliance with the requirements of the Exchange Act, if at all.

In December 2012, the SEC brought administrative proceedings against the PRC-based “big four” accounting firms, including auditors of our audit report in our prior annual report on Form 20-F filed with the SEC, alleging that they had violated U.S. securities laws by failing to provide audit work papers and other documents related to certain other PRC-based companies under investigation by the SEC. On January 22, 2014, an initial administrative law decision was issued, censuring and suspending these accounting firms from practicing before the SEC for a period of six months. The decision was neither final nor legally effective until reviewed and approved by the SEC, and on February 12, 2014, the PRC-based accounting firms appealed to the SEC against this decision. In February 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The settlement required the firms to follow detailed procedures to seek to provide the SEC with access to such firms’ audit documents via the CSRC. If the firms did not follow these procedures or if there is a failure in the process between the SEC and the CSRC, the SEC could impose penalties such as suspensions, or it could restart the administrative proceedings. Under the terms of the settlement, the underlying proceeding against the four PRC-based accounting firms was deemed dismissed with prejudice for four years after entry of the settlement. The four-year mark occurred on February 6, 2019. We cannot predict if the SEC will further challenge the four PRC-based accounting firms’ compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such challenge would result in the SEC imposing penalties such as suspensions.

In the event that the PRC-based “big four” accounting firms become subject to additional legal challenges by the SEC or PCAOB, depending upon the final outcome, listed companies in the U.S. with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our Class A ordinary shares and/or our ADSs may be adversely affected.

If the auditor of our audit report in our prior annual report on Form 20-F filed with the SEC were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our consolidated financial statements, our consolidated financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to delisting of the ADSs from the NYSE or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the U.S.

Risks Relating to Our Shares, ADSs and the Dual Listing

The trading price of our ADSs has been and is likely to continue to be, and the trading price of our Class A ordinary shares can be, volatile, which could result in substantial losses to holders of our Class A ordinary shares and/or ADSs.

The trading price of our ADSs has been and is likely to continue to be volatile and could fluctuate widely in response to a variety of factors, many of which are beyond our control. The trading price of our Class A ordinary shares, likewise, can be volatile for similar or different reasons. The stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. In particular, the stock prices of other companies with business operations located mainly in China that have listed their securities in Hong Kong and/or the United States may affect the volatility in the prices of and trading volumes for our Class A ordinary shares and/or ADSs. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities, including technology companies, may affect the attitudes of investors toward Chinese companies listed in Hong Kong and/or the United States, which consequently may impact the trading performance of our Class A ordinary shares and/or ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the U.S., China and other jurisdictions in late 2008, early 2009, the second half of 2011, 2015 and the first quarter of 2020. In particular, concerns about the economic impact of the COVID-19 pandemic have triggered significant price fluctuations in the U.S. stock market. In addition, a portion of our ADSs may be traded by short sellers, which may further increase the volatility of the trading price of our ADSs. All these fluctuations and incidents may have a material and adverse effect on the trading price of our Class A ordinary shares and/or our ADSs.

In addition to the above factors, the price and trading volume of our Class A ordinary shares and/or our ADSs may be highly volatile due to multiple factors, including the following:

•	regulatory developments affecting us or our industry;

•	announcements of studies and reports relating to the quality of our product offerings or those of our competitors;

•	changes in the economic performance or market valuations of other providers of electric vehicles;

•	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the EV market in China;

•	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•	additions to or departures of our senior management;

•	the implementation of the HFCA Act and future development in that regard;

•	fluctuations of exchange rates among Renminbi, the Hong Kong Dollar and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our Class A ordinary shares or ADSs; and

•	sales or perceived potential sales of additional Class A ordinary shares or ADSs.

We may fail to meet our publicly announced guidance or other expectations about our business, which could cause our stock price to decline.

We may from time to time provide guidance regarding our expected financial and business performance. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process, and our guidance may not ultimately be accurate in all respects. Our guidance is based on certain assumptions, such as those relating to anticipated production and sales volumes, average sales prices, supplier and commodity costs, and planned cost reductions. If our guidance varies from actual results, the market value of our Class A ordinary shares and/or ADSs could decline significantly.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our Class A ordinary shares and/or ADSs and their trading volume could decline.

The trading market for our Class A ordinary shares and our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our Class A ordinary shares and/or ADSs or publishes inaccurate or unfavorable research about our business, the market price for our Class A ordinary shares and/or ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our Class A ordinary shares and/or ADSs to decline.

Because we do not expect to pay cash dividends in the foreseeable future, you may not receive any return on your investment unless you sell your Class A ordinary shares or ADSs for a price greater than that which you paid for them.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. See “Dividend Policy” for further details. Therefore, you should not rely on an investment in our Class A ordinary shares and ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the Class A ordinary shares and/or ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that our Class A ordinary shares and/or ADSs will appreciate in value in the future or even maintain the price at which you purchased our Class A ordinary shares and/or ADSs. You may not realize a return on your investment in the Class A ordinary shares and/or ADSs and you may even lose your entire investment in the Class A ordinary shares and/or ADSs.

Substantial future sales or perceived potential sales of our Class A ordinary shares and/or ADSs in the public market could cause the price of our Class A ordinary shares and/or ADSs to decline.

Sales of our Class A ordinary shares and/or ADSs in the public market, or the perception that these sales could occur, could cause the market price of our Class A ordinary shares and ADSs to decline significantly. As of June 18, 2021, we had 998,203,046 Class A ordinary shares, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares issued and outstanding. All ADSs representing our Class A ordinary shares sold in our initial public offering in the U.S. and follow-on public offering are freely transferable by persons other than our “affiliates” without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. All of the other ordinary shares outstanding are available for sale, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act.

In addition, certain of our shareholders have the right to cause us to register the sale of their ordinary shares under the Securities Act upon the occurrence of certain circumstances. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of ADSs representing these registered shares in the public market could cause the price of our Class A ordinary shares and/or ADSs to decline significantly.

Holders of our ADSs may have fewer rights than holders of our Class A ordinary shares and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under our current memorandum and articles of association, the minimum notice period required to convene a general meeting will be seven calendar days. We will (i) provide at least 21 days’ notice and at least 14 days’ notice for any annual and extraordinary general meetings after the Listing, respectively and (ii) put forth a resolution at or before our next general meeting of the Company to revise our memorandum and articles of association, so that the minimum notice period required to convene an extraordinary general meeting will be 14 days.

When a general meeting is convened, the holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit the withdrawal of the underlying Class A ordinary shares represented by their ADSs to allow them to cast their votes with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting materials to holders of ADSs or carry out the voting instructions of the holders of ADSs in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to holders of ADSs in a timely manner, but there can be no assurance that holders of ADSs will receive the voting materials in time to ensure that they can instruct the depositary to vote their ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of ADSs may not be able to exercise their right to vote and may lack recourse if the underlying ordinary shares represented by their ADSs are not voted as they requested. In addition, holders of ADSs will not be able to call a shareholders’ meeting.

Except in limited circumstances, the depositary for our ADSs will give us a discretionary proxy to vote the Class A ordinary shares underlying the ADSs at shareholders’ meetings if holders of these ADSs do not give voting instructions to the depositary, which could adversely affect the interests of the holders of our Class A ordinary shares and/or ADSs.

Under the deposit agreement for the ADSs, if holders of ADSs do not vote, the depositary will give us a discretionary proxy to vote the underlying Class A ordinary shares represented by their ADSs at shareholders’ meetings unless:

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have an adverse impact on holders of ADSs; or

•	the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that holders of ADSs cannot prevent our underlying Class A ordinary shares represented by their ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our Company. Holders of our Class A ordinary shares are not subject to this discretionary proxy.

The rights of our ADS holders to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement and the deposit agreement may be amended or terminated without their consent.

Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs (including any such action or proceeding that may arise under the Securities Act or Exchange Act) may only be instituted in a state or federal court in New York, New York, and holder of our ADSs will have irrevocably waived any objection which they may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. Also, we may amend or terminate the deposit agreement without the consent of holders of ADSs. If holders of ADSs continue to hold their ADSs after an amendment to the deposit agreement, they will be deemed to have agreed to be bound by the deposit agreement as amended, unless such amendment is found to be invalid under any applicable laws, including the federal securities law.

The right of our ADS holders to participate in any future rights offerings may be limited, which may cause dilution to their holdings of our ADS.

We may, from time to time, distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to holders of ADSs in the U.S. unless we register both the distribution and sale of the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to holders of ADSs unless both the distribution and sale of the rights and the underlying securities to be distributed to holders of ADSs are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, holders of ADSs may be unable to participate in our rights offerings in the future and may experience dilution in their holdings.

Holders of our ADSs may not receive cash dividends or other distributions if the depositary determines it is illegal or impractical to make them available to them.

The depositary will pay cash distribution on the ADSs only to the extent that we decide to distribute dividends on our Class A ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends in the foreseeable future. To the extent that there is a distribution, the depositary of the ADSs has agreed to pay to holders of our ADSs the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities after deducting its fees and expenses. Holders of ADSs will receive these distributions in proportion to the number of Class A ordinary shares their ADSs represent. However, the depositary may, at its discretion, decide that it is illegal or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to holders of ADSs.

We have incurred and expect to continue to incur significant costs as a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we have incurred and expect to continue to incur significant legal, accounting and other expenses that we did not incur as a private company to ensure that we comply with the various requirements on corporate governance practices imposed by the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NYSE.

For example, we have increased the number of independent directors and adopted policies regarding internal controls and disclosure controls and procedures. We have also incurred additional costs associated with our public company reporting requirements. We expect that these rules and regulations will continue to cause us to incur elevated legal and financial compliance costs, devote substantial management effort to ensure compliance and make some corporate activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

As a company with less than US$1.07 billion in net revenues for our last financial year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. Once we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

In the past, shareholders of a public company often brought securities class action suits against companies following periods of instability in the market price of those companies’ securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Holders of our ADSs may be subject to limitations on transfer of their ADSs.

Our ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Our current memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares, including ordinary shares represented by the ADSs, at a premium.

Our current memorandum and articles of association gives us powers to take actions, some of which could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the Class A ordinary shares and/or ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and/or ADSs may be materially and adversely affected. However, our exercise of any such power that may limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions under the memorandum and articles of association after the Listing shall be subject to the Company’s overriding obligations to comply with all applicable Hong Kong laws and regulations, the Hong Kong Listing Rules and the conditions that (x) no new class of shares with voting rights superior to those of Class A ordinary shares will be created and (y) any variations in the relative rights as between the different classes will not result in creating new class of shares with voting rights superior to those of Class A ordinary shares, or the Overriding Compliance Requirement, and the Company will seek shareholders’ approval to amend our memorandum and articles of association to incorporate the Overriding Compliance

Requirement at an extraordinary general meeting to be convened within six months of the Listing. In addition, our current memorandum and articles of association contain other provisions that may have the effect of limiting the ability of third parties to acquire control of our company or cause us to engage in a transaction resulting in a change of control, including a provision that entitles each the holder of Class B ordinary share to 10 votes in respect of all matters subject to a shareholders’ vote. Nevertheless, at an extraordinary meeting which we have undertaken to convene within six months of Listing, we will seek shareholders’ approval to amend our memorandum and articles of association to specify that certain matters can only be approved on a one-share-one-vote basis. For details relating to the proposed amendments of memorandum and articles of association, please refer to “Description of Share Capital – Proposed Amendments of Memorandum and Articles of Association.”

Our current Articles of Association provide that the courts of the Cayman Islands and the U.S. federal courts will be the exclusive forums for substantially all disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for complaints against us or our directors, officers or employees.

Our current articles of association provide that, unless otherwise agreed by us, (i) the federal courts of the United States shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim arising under the provisions of the Securities Act or the Exchange Act, which are referred to as the “US Actions;” and (ii) save for such US Actions, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim whether arising out of or in connection with our articles of association or otherwise, including without limitation:

•	any derivative action or proceeding brought on behalf of our company,

•	any action asserting a claim of breach of a fiduciary duty owed by any of our director, officer or other employee to our company or our shareholders,

•

any action asserting a claim under any provision of the Cayman Companies Act or our articles of association, including but not limited to any purchase or acquisition of shares, security or guarantee provided in consideration thereof, or

•

any action asserting a claim against our company which if brought in the United States would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United State).

These exclusive-forum provisions may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of our shares or other security, such as the ADSs, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in our current articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on our business and financial performance.

The Company and each of the Multiple Class Voting Structure Beneficiaries will, prior to the Listing, irrevocably undertake to the Hong Kong Stock Exchange that it or he will comply with the Forum Selection Clarification with respect to the Company and its directors agreeing to submit to the jurisdiction of the court of Hong Kong to hear, settle and/or determine any dispute, controversy or claim whether arising out of or in connection with the articles of association or otherwise, upon the Listing and before the existing articles of association are formally amended to incorporate the proposed amendments of our memorandum and articles of association, details of which are set out in “Description of Share Capital – Proposed Amendments of Memorandum and Articles of Association.”

At an extraordinary meeting which we have undertaken to be convene within 6 months of Listing, we will seek shareholders’ approval to amend our articles of association to clarify that (i) the Company, its shareholders, directors and officers agree to submit to the jurisdiction of the courts of the Cayman Islands and Hong Kong, to the exclusion of other jurisdictions, to hear, settle and/or determine any dispute, controversy or claim whether arising out of or in connection with the articles or otherwise, and (ii) if a court of the U.S. assumes jurisdiction to hear any proceedings, actions, claims or complaints that rely on the provisions of the U.S. Securities Act or the U.S. Exchange Act, then the federal courts of the U.S. shall have exclusive jurisdiction to hear, settle and/or determine such proceeding, action, claim or complaint to the exclusion of the state courts. For details relating to the proposed amendments of memorandum and articles of association, please refer to “Description of Share Capital – Proposed Amendments of Memorandum and Articles of Association.”

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing our ADSs provides that, to the extent permitted by law, holders of our ADSs waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

If we or the depositary oppose a jury trial demand based on the above-mentioned jury trial waiver, the court will determine whether the waiver is enforceable in the facts and circumstances of that case in accordance with applicable case law. The deposit agreement governing our ADSs provides that, (i) the deposit agreement and the ADSs will be interpreted in accordance with the laws of the State of New York, and (ii) as an owner of ADSs, you irrevocably agree that any legal action arising out of the deposit agreement and the ADSs involving us or the depositary may only be instituted in a state or federal court in the city of New York. While to our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York by a federal or state court in the City of New York. In determining whether to enforce a jury trial waiver provision, New York courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim, none of which we believe are applicable in the case of the deposit agreement or the ADSs. If you or any other holder or beneficial owner of ADSs brings a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and / or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims and the venue of the hearing.

Moreover, as the jury trial waiver relates to claims arising out of or relating to the ADSs or the deposit agreement, we believe that, as a matter of construction of the clause, the waiver would likely to continue to apply to ADS holders who withdraw the Class A ordinary shares from the ADS facility with respect to claims arising before the cancelation of the ADSs and the withdrawal of the Class A ordinary shares, and the waiver would most likely not apply to ADS holders who subsequently withdraw the Class A ordinary shares represented by

ADSs from the ADS facility with respect to claims arising after the withdrawal. However, to our knowledge, there has been no case law on the applicability of the jury trial waiver to ADS holders who withdraw the Class A ordinary shares represented by the ADSs from the ADS facility.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts or Hong Kong courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, Cayman Companies Act and the common law of the Cayman Islands.

The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may be narrower in scope or less developed than they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands have a less developed body of securities laws than the U.S. and Hong Kong. For example, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States or a Hong Kong court.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under the memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the U.S. or Hong Kong.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q, quarterly certifications by the principal executive and financial officers or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. For example, U.S. domestic issuers are required to file annual reports within 60 to 90 days from the end of each fiscal year. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are a “controlled company” as defined under the NYSE Listed Company Manual. As a result, we qualify for, and may rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.

We are a “controlled company” as defined under the NYSE Listed Company Manual because Mr. He, our co-founder, chairman and chief executive officer, holds more than 50% of the aggregate voting power of our company. For so long as we remain a controlled company, we may rely on exemptions from certain corporate governance rules, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee comprised solely of independent directors. Currently, we do not plan to utilize the exemptions available for controlled companies, but will rely on the exemption available for foreign private issuers to follow our home country governance practices instead. See “– We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.” If we cease to be a foreign private issuer or if we cannot rely on the home country governance practice exemption for any reason, we may decide to invoke the exemptions available for a controlled company as long as we remain a controlled company. As a result, you will not have the same protection afforded to shareholders of companies that are subject to all the NYSE corporate governance requirements.

We are an emerging growth company and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. As a result, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

If we are a passive foreign investment company for United States federal income tax purposes for any taxable year, United States holders of our ADSs or Class A ordinary shares could be subject to adverse United States federal income tax consequences.

A non-United States corporation will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether a non-United States corporation is a PFIC for that year. Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill (which we have determined based on the trading price of our ADSs and Class A ordinary shares), we do not believe we were a PFIC for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or in the foreseeable future, although there can be no assurance in this regard.

It is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. The composition of our assets and income may be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial public offering in the U.S. and the follow-on public offering. Because we have valued our goodwill based on the trading price of our ADSs and Class A ordinary shares, a decrease in the price of our ADSs and Class A ordinary shares may also result in our becoming a PFIC.

In addition, there is uncertainty as to the treatment of our corporate structure and ownership of our consolidated VIEs for United States federal income tax purposes. For United States federal income tax purposes, we consider ourselves to own the equity of our consolidated VIEs. If it is determined, contrary to our view, that we do not own the equity of our consolidated VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC.

If we are a PFIC for any taxable year during which a United States person holds ADSs or Class A ordinary shares, certain adverse United States federal income tax consequences could apply to such United States person. For example, if we were a PFIC, our United States investors could become subject to increased tax liabilities under United States federal income tax laws and regulations and would become subject to burdensome reporting requirements.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

We are an exempted company incorporated in the Cayman Islands, and our ADSs are listed on the NYSE. The NYSE market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from the NYSE corporate governance listing standards.

Among other things, we are not required under the NYSE corporate governance listing standards to: (i) have a majority of the board be independent; (ii) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors; (iii) have a minimum of three members on the audit committee; (iv) obtain shareholders’ approval for issuance of securities in certain situations; or (v) have regularly scheduled executive sessions with only independent directors each year.

We intend to rely on the first four exemptions described above unless otherwise required under the applicable laws and regulations in Hong Kong (including the Hong Kong Listing Rules) or disclosed in this prospectus. As a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE.

The different characteristics of the capital markets in Hong Kong and the U.S. may negatively affect the trading prices of our Class A ordinary shares and/or ADSs.

Upon the Listing, we will be subject to Hong Kong and the NYSE listing and regulatory requirements concurrently. The Hong Kong Stock Exchange and the NYSE have different trading hours, trading characteristics (including trading volume and liquidity), trading and listing rules, and investor bases (including different levels of retail and institutional participation). As a result of these differences, the trading prices of our Class A ordinary shares and our ADSs may not be the same, even allowing for currency differences. Fluctuations in the price of our ADSs due to circumstances peculiar to the U.S. capital markets could materially and adversely affect the price of our Class A ordinary shares, or vice versa. Certain events having significant negative impact specifically on the U.S. capital markets may result in a decline in the trading price of our Class A ordinary shares notwithstanding that such event may not impact the trading prices of securities listed in Hong Kong generally or to the same extent, or vice versa. Because of the different characteristics of the U.S. and Hong Kong capital markets, the historical market prices of our ADSs may not be indicative of the trading performance of our Class A ordinary shares after the Global Offering.

Exchange between our Class A ordinary shares and our ADSs may adversely affect the liquidity and/or trading price of each other.

Our ADSs are currently traded on the NYSE. Subject to compliance with U.S. securities law and the terms of the deposit agreement, holders of our Class A ordinary shares may deposit the Class A ordinary shares with the depositary in exchange for the issuance of our ADSs. Any holder of ADSs may also withdraw the underlying Class A ordinary shares represented by the ADSs pursuant to the terms of the deposit agreement for trading on the Hong Kong Stock Exchange. In the event that a substantial number of Class A ordinary shares are deposited with the depositary in exchange for ADSs or vice versa, the liquidity and trading price of our Class A ordinary shares on the Hong Kong Stock Exchange and our ADSs on the NYSE may be adversely affected.

The time required for the exchange between Class A ordinary shares and ADSs might be longer than expected and investors might not be able to settle or effect any sale of their securities during this period, and the exchange of Class A ordinary shares into ADSs involves costs.

There is no direct trading or settlement between the NYSE and the Hong Kong Stock Exchange on which our ADSs and our Class A ordinary shares are respectively traded. In addition, the time differences between Hong Kong and New York, unforeseen market circumstances or other factors may delay the deposit of Class A ordinary shares in exchange of ADSs or the withdrawal of Class A ordinary shares underlying the ADSs. Investors will be prevented from settling or effecting the sale of their securities during such periods of delay. In addition, there is no assurance that any exchange of Class A ordinary shares into ADSs (and vice versa) will be completed in accordance with the timelines that investors may anticipate.

Furthermore, the depositary for the ADSs is entitled to charge holders fees for various services including, among others, for the issuance of ADSs upon deposit of Class A ordinary shares, cancelation of ADSs, distributions of cash dividends or other cash distributions, distributions of ADSs pursuant to share dividends or other free share distributions and distributions of securities other than ADSs. As a result, shareholders who exchange Class A ordinary shares into ADSs, and vice versa, may not achieve the level of economic return the shareholders may anticipate.

Risks Relating to the Global Offering

An active trading market for our Class A ordinary shares on the Hong Kong Stock Exchange might not develop or be sustained, their trading prices might fluctuate significantly and the effectiveness of the liquidity arrangements might be limited.

Following the completion of the Global Offering, we cannot assure you that an active trading market for our Class A ordinary shares on the Hong Kong Stock Exchange will develop or be sustained. The trading price or liquidity for our ADSs on the NYSE might not be indicative of those of our Class A ordinary shares on the Hong Kong Stock Exchange following the completion of the Global Offering. If an active trading market of our Class A ordinary shares on the Hong Kong Stock Exchange does not develop or is not sustained after the Global Offering, the market price and liquidity of our Class A ordinary shares could be materially and adversely affected. As a result, the market price of our Class A ordinary shares in Hong Kong following the completion of the Global Offering might not be indicative of our ADSs on the NYSE, even allowing for currency differences.

Since there will be a gap of several days between pricing and trading of our Class A ordinary shares, the price of our ADSs traded on the NYSE may fall during this period and could result in a fall in the price of our Class A ordinary shares to be traded on the Hong Kong Stock Exchange.

The pricing of the offer shares will be determined on the Price Determination Date. However, our Class A ordinary shares will not commence trading on the Hong Kong Stock Exchange until they are delivered, which is expected to be about four business days after the Price Determination Date. As a result, investors may not be able to sell or otherwise deal in our Class A ordinary shares during that period. Accordingly, holders of our Class A ordinary shares are subject to the risk that the trading price of our Class A ordinary shares could fall when trading commences as a result of adverse market conditions or other adverse developments that could occur between the Price Determination Date and the time trading begins. In particular, as our ADSs will continue to be traded on the NYSE and their price can be volatile, any fall in the price of our ADSs may result in a fall in the price of our Class A ordinary shares to be traded on the Hong Kong Stock Exchange.

There is uncertainty as to whether Hong Kong stamp duty will apply to the trading or conversion of our ADSs following our initial public offering in Hong Kong and listing of our Class A ordinary shares on the Hong Kong Stock Exchange.

In connection with our initial public offering of Class A ordinary shares in Hong Kong, or the Hong Kong Public Offering, we will establish a branch register of members in Hong Kong, or the Hong Kong share register. Our Class A ordinary shares that are traded on the Hong Kong Stock Exchange, including those to be issued in the Global Offering and those that may be converted from ADSs, will be registered on the Hong Kong share register, and the trading of these shares on the Hong Kong Stock Exchange will be subject to the Hong Kong stamp duty. To facilitate ADS-ordinary share conversion and trading between the NYSE and the Hong Kong Stock Exchange, we also intend to move a portion of our issued Class A ordinary shares from our register of members maintained in the Cayman Islands to our Hong Kong share register.

Under the Hong Kong Stamp Duty Ordinance, any person who effects any sale or purchase of Hong Kong stock, defined as stock the transfer of which is required to be registered in Hong Kong, is required to pay Hong Kong stamp duty. The stamp duty is currently set at a total rate of 0.2% of the greater of the consideration for, or the value of, shares transferred, with 0.1% payable by each of the buyer and the seller. See “Conversion between ADSs and Class A Ordinary Shares – Dealings and Settlement of Class A Ordinary Shares in Hong Kong.”

To the best of our knowledge, Hong Kong stamp duty has not been levied in practice on the trading or conversion of ADSs of companies that are listed in both the United States and Hong Kong and that have maintained all or a portion of their common shares, including common shares underlying ADSs, in their Hong Kong share registers. However, it is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs of these dual-listed companies constitutes a sale or purchase of the underlying Hong Kong-registered common shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter. If Hong Kong stamp duty is determined by the competent authority to apply to the trading or conversion of our ADSs, the trading price and the value of your investment in our Class A ordinary shares and/or ADSs may be affected.

Purchasers of our Class A ordinary shares in the Global Offering will experience immediate dilution and may experience further dilution if we issue additional Class A ordinary shares in the future.

The initial Public Offer Price of our Class A ordinary shares in Hong Kong is higher than the net tangible assets per share of the outstanding shares issued to our existing shareholders immediately prior to the Global Offering. Therefore, purchasers of our Class A ordinary shares in the Global Offering will experience an immediate dilution in terms of the pro forma net tangible asset value. In addition, we may consider offering and issuing additional shares or equity-related securities in the future to raise additional funds, finance acquisitions or for other purposes. Purchasers of our Class A ordinary shares may experience further dilution in terms of the net tangible asset value per share if we issue additional shares in the future at a price that is lower than the net tangible asset value per share.

There can be no assurance of the accuracy or completeness of certain facts, forecasts and other statistics obtained from various independent third-party sources, including the industry expert reports, contained in this prospectus.

This prospectus, particularly the sections headed “Business” and “Industry Overview,” contains information and statistics relating to our industry. Such information and statistics have been derived from third-party reports, either commissioned by us or publicly accessible, and other publicly available sources. We believe that the sources of the information are appropriate sources for such information, and we have taken reasonable care in extracting and reproducing such information. However, we cannot guarantee the quality or reliability of such source materials. The information has not been independently verified by us or any other party involved in the Global Offering, and no representation is given as to its accuracy. Collection methods of such information may be flawed or ineffective, or there may be discrepancies between published information and market practice, which may result in the statistics being inaccurate or not comparable to statistics produced for other economies. You should therefore not place undue reliance on such information. In addition, we cannot assure you that such information is stated or compiled on the same basis or with the same degree of accuracy as similar statistics presented elsewhere. In any event, you should consider carefully the importance placed on such information or statistics.

You should read the entire document carefully, and we strongly caution you not to place any reliance on any information contained in press articles or other media regarding ourselves and the Global Offering.

Prior to the publication of this prospectus, there may be press and media coverage regarding us and the Listing, which contained, among other things, certain financial information, projections, valuations and other forward-looking information about us and the Listing. We have not authorized the disclosure of any such information in the press or media and do not accept responsibility for the accuracy or completeness of such press articles or other media coverage. We make no representation as to the appropriateness, accuracy, completeness or reliability of any of the projections, valuations or other forward-looking information about us. To the extent such statements are inconsistent with, or conflict with, the information contained in this prospectus, we disclaim responsibility for them. Accordingly, prospective investors are cautioned to make their investment decisions on the basis of the information contained in this prospectus only, and should not rely on any other information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to,” “going forward,” “ought to,” “seek,” “should,” “projection,” “could,” “vision,” “goals,” “aspire,” “objective,” “target,” “schedules,” “outlook” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

•	our goal and strategies;

•	our expansion plans;

•	our future business development, financial condition and results of operations;

•	expected changes in our revenues, costs or expenditures;

•	the trends in, and size of, China’s EV market;

•	our expectations regarding demand for, and market acceptance of, our products and services;

•	our expectations regarding our relationships with customers, contract manufacturer, suppliers, third-party service providers, strategic partners and other stakeholders;

•	competition for, among other things, capital, technology and skilled personnel, in our industry;

•	the impact of COVID-19 pandemic on our business, results of operations and financial condition;

•	our expectation regarding the use of proceeds from the Global Offering;

•	changes to regulatory and operating conditions in the industry and geographical markets in which we operate; and

•	general economic and business conditions.

This prospectus also contains certain market data relating to the EV market in China that are based on industry publications and reports. This prospectus contains statistical data and estimates published by IHS Global Inc., including a report which we commissioned IHS Global Inc. to prepare and for which we paid a fee. This information involves a number of assumptions, estimates and limitations. These industry publications, surveys and forecasts generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Nothing in such data should be construed as advice. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The EV market in China may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of the ADSs. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We will determine the offer price for both the international offering and the Hong Kong public offering by reference to, among other factors, the closing price of our ADSs on the last trading day before the pricing of the global offering, which is expected to be on or about June 30, 2021. The maximum offer price for the Hong Kong public offering is HK$180.00, or US$23.19, per Class A ordinary share (equivalent to US$46.39 per ADS). Assuming (i) the offering price is HK$180.00 per Class A ordinary share, (ii) initially 80,750,000 Class A ordinary shares are allocated to the international offering and (iii) initially 4,250,000 Class A ordinary shares are allocated to the Hong Kong public offering, we estimate that we will receive net proceeds from the Global Offering of approximately HK$15,039.1 million, or US$1,937.9 million (or approximately HK$17,304.1 million, or US$2,229.8 million, if the Joint Representatives exercise in full, on behalf of the international underwriters, their option to purchase additional Class A ordinary shares), after deducting estimated underwriting discounts and commissions, fees and the estimated offering expenses payable by us.

The public offering price in the international offering may be higher than, or the same as, the public offering price in the Hong Kong public offering. In addition, the allocation of ordinary shares between the Hong Kong public offering and the international offering is subject to reallocation as described in “Underwriting.”

In line with our strategies, we intend to use our proceeds from the Global Offering for the purposes and in the amounts set forth below:

•

Approximately 45% (approximately HK$6,767.6 million, assuming that the option of the international underwriters to purchase additional Class A ordinary shares is not exercised) of the net proceeds is expected to be used for the expansion of our product portfolio and development of more advanced technology.

Approximately 15% (approximately HK$2,255.9 million) of the net proceeds is expected to be used for developing software technology

i.

Continue to invest in the innovations of our proprietary software including XPILOT and Xmart OS. We will invest in the development of future generations of XPILOT, which will feature more advanced autonomous driving capabilities and applications in broader driving scenarios. For example, we plan to roll out XPILOT 3.5 which will support NGP for major urban roads, and introduce XPILOT 4.0 built upon our next-generation autonomous driving hardware and software platform. We will continuously upgrade Xmart OS for next-generation smart cockpit to bring more powerful capabilities in natural language processing, natural language understanding, and intelligent recommendation.

Approximately 20% (approximately HK$3,007.8 million) of the net proceeds is expected to be used for developing new models and improving our hardware technology

ii.

Invest in product portfolio expansion by continuously introducing new models. For example, we target to deliver the G3i, the mid-cycle facelift version of the G3, in the late third quarter of 2021, our third Smart EV model, the P5, in the fourth quarter of 2021 and our fourth Smart EV model in 2022. We also plan to fund the development of a new Smart EV platform to which enables us to support more advanced vehicle system and software. The new products built on both existing and new platforms will allow us to broaden our addressable market and serve the demands of a wide range of customers.

iii.

Invest to strengthen our hardware capability including but not limited to our powertrain, E/E architecture and super charging technology. We plan to design our upgraded powertrain and E/E architecture to improve vehicle performance, energy and cost efficiency, as well as overall vehicle safety. We plan to further optimize our battery pack design and improve our battery management system to enhance safety, reduce charging time and extend battery life. We will upgrade display and audio system to support more interactive and intelligent infotainment features for better user experience. In response to our plan to expand our XPeng-branded super charging network, we will also invest in the development of charging technology for our charging piles to allow for faster and safer charging.

Approximately 10% (approximately HK$1,503.9 million) of the net proceeds is expected to be used for other technology investments

iv.

Acquire cutting edge technologies, through investment and joint development with business partners and ecosystem players, to stay at the forefront of Smart EV development and product innovation. As a visionary innovator, we plan to continuously breaking new grounds and embracing next-generation technologies that have not yet been mass deployed to commercially available vehicles today.

v.	Invest in adaptation of vehicles to meet the different technical standards, requirements, and customer preference of overseas countries to support our internationalization.

vi.

Invest in digitalization of our operations and leverage on big data analytics to improve operational efficiency. We intend to develop various information systems in-house, covering customer management, supply chain management, production, finance and other operational aspects. Such investment will allow us to enhance the level of integration among different systems and facilitate the data flow across various functional departments, thus driving a more effective decision making and efficiency enhancement.

•

Approximately 35% (approximately HK$5,263.7 million, assuming that the option of the international underwriters to purchase additional Class A ordinary shares is not exercised) of the net proceeds is expected to be used to accelerate our business expansion, by enhancing our brand recognition, acquiring customers through omni-channel marketing strategies, and expanding our sales and service touch points both domestically and internationally.

Specifically, we expect approximately 10% (approximately HK$1,503.9 million) of the net proceeds to be used for enhancing our brand recognition through the following marketing strategies in order to promote the sale of our Smart EVs:

i.

Offline marketing campaigns: (a) increase deployment of advertisements, such as digital and physical displays of our Smart EVs in certain transportation hubs, including airports and high-speed railway stations, to attract the broad customer traffic in an efficient manner; and (b) strengthen our presence in major auto shows and participate more frequently in regional auto shows in tier two cities with high population density; and (c) organize other offline events, such as test drives, technology events to promote the enhanced functionalities of our hardware and software, and thereby solidifying our brand image as a technology leader and innovator in the minds of customers.

ii.

Online social media promotions and advertisements: As Chinese consumers increasingly refer to articles and reviews published on online social media platforms when making vehicle purchase decisions, we plan to make targeted online marketing through (a) partnership with KOLs who primarily produce original media contents related to, but not limited to technology, fashion, smart lifestyle to promote our Smart EVs; and (b) acquisition of high quality online leads to support higher order conversion.

Approximately 20% (approximately HK$3,007.8 million) of the net proceeds is expected to be used to broaden our sales, services, and super charging network, as well as to improve the skills and service quality of our sales and marketing personnel in order to better serve our customers. Specifically, we plan to:

i.

Expand the presence of physical stores in cities which we believe have strong demand for Smart EVs, and open more stores, including flagship stores to enhance direct customer access: (a) in light of the scale and growth potentials of EV market in China, we plan to increase the number of sales stores in tier one and tier two cities to increase the density of our sales network, further penetrate the existing market and deliver better customer experience; and (b) penetrate into lower-tier cities to capture the previously underserved demand, as well as cultivate potential customer base and construct a complete nationwide sales network. We plan to use the majority of the investments for sales stores expansion on direct stores, with the rest on franchisee stores. In the medium term, we expect to more than double the number of our sales stores.

ii.

Expand existing service stores network: we expect to increase the number of service stores, and especially open more direct service centres in cities with meaningful Smart EV ownership to meet the customer needs for after-sale services and ensure consistent service quality.

iii.

Expand the network of XPeng-branded super charging stations: we plan to substantially increase the number of XPeng-branded super charging stations across China to build an extensive charging network for our customers, which will not only provide a more convenient and efficient charging experience to our customers, but also enhance our brand recognition and boost sales. To sufficiently satisfy the diverse charging needs, our charging network will feature both small scale stations strategically located in commercial centres and larger scale charging stations with more piles at other locations across the cities. In the medium term, we expect to more than double the number of our XPeng-branded super charging stations.

iv.

Further develop our sales and marketing team: we plan to recruit more sales and marketing personnel in conjunction with our expanded network to achieve full-spectrum coverage of the markets of all tiers. As sales and marketing personnel serves as the direct touch points with our customers and represents our brand, we will also provide enhanced training to our employees to help them understand our product particulars, build soft skill sets and reach high service standards, in order to better serve the customers and promote our brand image.

Approximately 5% (approximately HK$752.0 million) of the net proceeds is expected to be used for strategically building and expanding our presence in international markets, starting with certain European markets. Specifically, we plan to (a) open sales stores in select countries to enhance our brand recognition and improve customer reach internationally; and (b) enhance marketing efforts to promote our brand and develop potential customer base.

•

Approximately 10% (approximately HK$1,503.9 million, assuming that the option of the international underwriters to purchase additional Class A ordinary shares is not exercised) of the net proceeds is expected to be used for the enhancement of production capability, including expansion of capacity, upgrade of manufacturing facilities and development of manufacturing technologies.

i.

To further expand our production capacity and support our increasing vehicle sales volume, we are planning to construct new Smart EV manufacturing bases in Guangzhou and Wuhan with expected annual production capacity of 100,000 units each. These two production base will house a broad range of functions, including, among others, manufacturing, and vehicle testing. Please refer to “Business – Manufacturing” for more details.

ii.	For the existing Zhaoqing plant, we plan to continuously upgrade and invest in equipment and technological system to further optimize operating efficiency and product quality.

iii.	We will continuously research and develop advanced manufacturing technologies to enhance the level of automation and ensure better product quality.

•

Approximately 10% (approximately HK$1,503.9 million, assuming that the option of the international underwriters to purchase additional Class A ordinary shares is not exercised) of the net proceeds is expected to be used for general corporate purposes, including working capital needs.

To the extent that our actual net proceeds from the Global Offering is higher or lower than our estimate above, we will increase or decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis.

To the extent that the net proceeds of the Global Offering are not immediately applied to the above purposes or if we are unable to put into effect any part of our plan as intended, we will hold such funds in short-term interest-bearing deposits at licensed banks.

DIVIDEND POLICY

Since inception, we have not declared or paid any dividends on our shares. We do not have any present plan to declare or pay any dividends on our shares or ADSs in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Any other future determination to pay dividends will be made at the discretion of our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, net of the fees and expenses payable thereunder. Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders, we may rely on dividends distributed by our PRC subsidiaries for our cash requirements. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. For example, certain payments from our PRC subsidiaries to us may be subject to PRC withholding income tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends. See “Risk Factors—Risks Relating to Doing Business in China—We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our PRC operating subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term borrowings, current portion of long-term borrowings and capitalization as of March 31, 2021 presented on:

•	an actual basis; and

•

on an adjusted basis giving effect to our issuance and sale in the Global Offering of 85,000,000 Class A ordinary shares, resulting in estimated net proceeds of HK$15.0 billion (US$1.9 billion), based on the assumed offer price of HK$180.00, or US$23.19, per Class A ordinary share (equivalent to US$46.39 per ADS), after deducting estimated underwriting discounts and commissions, fees and estimated offering expenses payable by us, and assuming (i) the Joint Representatives do not exercise, on behalf of the international underwriters, their option to purchase additional Class A ordinary shares; and (ii) all Class B ordinary shares beneficially owned by Mr. Tao He have been converted into Class A ordinary shares and all Class C ordinary shares held by Taobao China have been converted to Class A ordinary shares.

The as adjusted information below is illustrative only and our capitalization following the closing of the Global Offering is subject to adjustment based on the actual offering price of the Class A ordinary shares and other terms of the Global Offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2021
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in thousands, except share and per share data)
Cash and cash equivalents	31,061,085	4,740,848	43,458,322	6,633,037

Short-term borrowings	7,900	1,206	7,900	1,206

Current portion of long-term borrowings	—	—	—	—

Long-term borrowings, less current portion	1,600,000	244,208	1,600,000	244,208

Shareholders’ equity:
Class A ordinary shares (US$0.00001 par value; 8,850,000,000 shares authorized, 1,004,589,462 shares issued, 978,658,510 shares outstanding as of March 31, 2021; and 1,262,276,974 shares outstanding on an as adjusted basis as of March 31, 2021	66	10	84	13
Class B ordinary shares (US$0.00001 par value; 750,000,000 shares authorized, 429,846,136 shares issued, 429,846,136 shares outstanding as of March 31, 2021; and 409,846,136 shares outstanding on an as adjusted basis as of March 31, 2021	26	4	25	4
Class C ordinary shares (US$0.00001 par value; 400,000,000 shares authorized, 178,618,464 shares issued and outstanding as of March 31, 2021; and nil shares outstanding on an as adjusted basis as of March 31, 2021	12	2	—	—
Additional paid-in capital	46,572,785	7,108,395	58,970,017	9,000,583
Accumulated deficit	(12,108,984)	(1,848,192)	(12,108,984)	(1,848,192)
Accumulated other comprehensive loss	(629,289)	(96,048)	(629,289)	(96,048)
Total shareholders’ equity	33,834,616	5,164,171	46,231,853	7,056,360
Total capitalization(1)	35,434,616	5,408,379	47,831,853	7,300,568

(1)	Total capitalization equals the sum of long-term borrowings less current portion and shareholders’ equity.

If the underwriters exercise their option to purchase additional shares in full, each of our as adjusted cash and cash equivalents, additional paid-in capital, total shareholders’ equity, total capitalization and pro forma as adjusted shares of Class A ordinary shares outstanding as of March 31, 2021 would be US$6,917.9 million, US$9,285.5 million, US$7,341.3 million, US$7,585.5 million and 1,275,026,974 Class A ordinary shares, respectively.

DILUTION

If you invest in our Class A ordinary shares in the Global Offering, your interest will be diluted to the extent of the difference between the public offering price per Class A ordinary share and our net tangible book value per Class A ordinary share after this Global Offering. Dilution results from the fact that the public offering price per Class A ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently issued ordinary shares.

Our net tangible book value as of March 31, 2021 was approximately US$5,072.0 million, or US$3.20 per ordinary share as of that date, and US$6.39 per ADS. Net tangible book value represents the amount of our total consolidated assets, less the amount of our intangible assets, goodwill and total consolidated liabilities. Dilution is determined by subtracting as adjusted net tangible book value per ordinary share, after giving effect to the issuance and sale by us of 85,000,000 Class A ordinary shares in this Global Offering at an assumed offer price of HK$180.00, or US$23.19 per Class A ordinary share after deduction of the underwriting discounts and commissions, fees and estimated offering expenses payable by us and assuming the international underwriters do not exercise their option to purchase additional Class A ordinary shares. As Class A ordinary shares, Class B ordinary shares and Class C ordinary shares are entitled to the same rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. All Class B ordinary shares held by Mr. Tao He and all Class C ordinary shares will be converted into Class A ordinary shares on a one-on-one basis upon the Listing.

Without taking into account any other changes in net tangible book value after March 31, 2021, other than to give effect to the issuance and sale by us of 85,000,000 Class A ordinary shares in this Global Offering at an assumed offer price of HK$180.00, or US$23.19, per Class A ordinary share, assuming no adjustment to the allocation of Class A ordinary shares between the Hong Kong public offering and the international offering and after deduction of the underwriting discounts and commissions, fees and estimated offering expenses payable by us, and assuming the international underwriters do not exercise their option to purchase additional Class A ordinary shares, our as adjusted net tangible book value as of March 31, 2021 would have been US$6,964.2 million, or US$4.16 per issued Class A ordinary share and US$8.33 per ADS. This represents an immediate increase in net tangible book value of US$0.96 per ordinary share and US$1.94 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$19.03 per ordinary share and US$38.06 per ADS to investors purchasing Class A ordinary shares in the Global Offering.

The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Public offering price	US$	23.19	US$	46.39
Actual net tangible book value as of March 31, 2021	US$	3.20	US$	6.39
As adjusted net tangible book value after giving effect to the Global Offering	US$	4.16	US$	8.33
Dilution in net tangible book value to new investors in the Global Offering	US$	19.03	US$	38.06

The amount of dilution in net tangible book value to new investors in the Global Offering set forth above is determined after giving effect to the Global Offering from the public offering price per ordinary share.

The discussion and tables above take into consideration the vested RSUs as of March 31, 2021.

A US$1.00 increase (decrease) in the assumed offer price of HK$180.00, or US$23.19, per ordinary share would increase (decrease) our as adjusted net tangible book value after giving effect to the Global Offering by US$84.0 million, the as adjusted net tangible book value per ordinary share and per ADS after giving effect to the Global Offering by US$0.06 per ordinary share and US$0.10 per ADS and the dilution in net tangible book value per ordinary share and per ADS to new investors in the Global Offering by US$0.94 per ordinary share and US$1.90 per ADS, assuming no change to the number of ordinary shares offered by us as set forth on the front cover page of this prospectus, assuming no adjustment to the allocation of ordinary shares between the Hong Kong public offering and the international offering and after deducting estimated underwriting discounts and commissions.

If the Joint Representatives were to exercise in full, on behalf of the international underwriters, their option to purchase additional ordinary shares from us, the as adjusted net tangible book value would be US$4.30 per ordinary share and US$8.60 per ADS, and the dilution in as adjusted net tangible book value to investors in the Global Offering would be US$18.89 per ordinary share and US$37.79 per ADS.

The discussion and tables above do not take into consideration (i) the portion of outstanding RSUs granted under our share incentive plan which are subject to further service condition and (ii) RSUs that may be granted in the future. As of the date of this prospectus, there are 60,402,569 Class A ordinary shares available for future issuance for future grants under our equity incentive plan. If any of these RSUs are vested or granted, there will be further dilution to new investors.

Translations of U.S. dollars into Hong Kong dollars and from U.S. dollars into RMB relating to estimated net proceeds and the assumed offering price were made at HK$7.7604 to US$1.00 and RMB6.3967 to US$1.00, the respective exchange rates on June 11, 2021 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. Unless otherwise stated, all translations of RMB into U.S. dollars in this “Dilution” section were made at RMB6.5518 to US$1.00, the exchange rate on March 31, 2021, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our operations are mainly conducted in the PRC, and our assets are mainly located in the PRC. In addition, most of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Harney Westwood & Riegels, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States and (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Harney Westwood & Riegels has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Harney Westwood & Riegels has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

In addition, Harney Westwood & Riegels has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Fangda Partners has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Fangda Partners has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is rendered or on principles of reciprocity between jurisdictions. As there exists no treaty or other form of written arrangement between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

OUR HISTORY AND CORPORATE STRUCTURE

We began our operations in 2015 through Chengxing Zhidong, a PRC limited liability company. We undertook a reorganization, or the Reorganization, to facilitate our initial public offering in the United States. As part of the Reorganization, we incorporated XPeng Inc., an exempted company incorporated under the laws of Cayman Islands, in December 2018. Subsequently, XPeng Inc. established XPeng Limited, a limited liability company established in the British Virgin Islands. XPeng Limited then established XPeng (Hong Kong) Limited, a Hong Kong limited liability company, as its wholly owned subsidiary. XPeng (HK) Limited then established Xiaopeng Motors, as a wholly foreign-owned enterprise in the PRC.

As a transitional arrangement of the Reorganization, Xiaopeng Motors entered into a series of contractual agreements with Chengxing Zhidong and its shareholders in September 2019, pursuant to which Xiaopeng Motors exercised effective control over the operations of Chengxing Zhidong. In connection with the Reorganization, substantially all of the former shareholders of Chengxing Zhidong have exited from Chengxing Zhidong and obtained, by themselves or through their respective affiliates, shares of XPeng Inc. based on their respective shareholding in Chengxing Zhidong prior to the Reorganization. In May 2020, Xiaopeng Motors completed its purchase of 100% equity interest in Chengxing Zhidong. Consequently, Chengxing Zhidong became an indirect wholly owned subsidiary of XPeng Inc.

In August 2020, we listed our ADSs on the NYSE under the symbol “XPEV.”

Business Milestone

The following is a summary of our key business milestones:

Year	Event

2015	Chengxing Zhidong was founded.

2017	Entered into our Series A, Series A1 and Series A2 financing arrangements, with an aggregate amount of RMB1,232 million

2018	Entered into our Series B, Series B1 and Series B2 financing arrangements, with an aggregate amount of RMB6,200 million.

The Company was founded as a part of the Reorganization to facilitate an initial public offering in the United States. Commenced delivery of the Company’s first Smart EV model, the G3.

2019 to 2020	Entered into our Series C and Series C+ financing arrangements for an aggregate amount of more than USD1,300 million.

2020	Commenced delivery of the Company’s second Smart EV model, the P7. Completed our initial public offering and listing on the NYSE as well as a follow-on offering.

2021	Rolled out navigation guided pilot (NGP) for highway driving, a function of XPILOT 3.0 which is the Company’s latest proprietary autonomous driving system released in January, via OTA firmware update.

Our Major Subsidiaries and Operating Entities

The following subsidiaries are of strategical importance to us or have made material contributions to our results of operations during 2018, 2019, 2020 and the three months ended March 31, 2021:

Name of Subsidiary	Place and Date of Incorporation	Share Capital	Shareholding Control by our Company	Principal Business

XPeng Limited	BVI, January 7, 2019	USD100	100%	Investment holding

Xmotors. AI, Inc.	U.S., October 17, 2017	USD10,000	100%	Research and development

XSense. AI, Inc.	U.S., November 27, 2018	USD100	100%	Research and development

XPeng (Hong Kong) Limited	Hong Kong, February 12, 2019	HKD1	100%	Investment holding

XMotors Limited	Hong Kong, November 2, 2017	HKD10,000	98.6%	Investment holding

Chengxing Zhidong	PRC, January 9, 2015	RMB3,267.48 million	98.6%	Investment holding

Zhaoqing Xiaopeng Automobile Co., Ltd.	PRC, May 18, 2017	RMB1,500 million	98.6%	Vehicle manufacturing

Xiaopeng Technology	PRC, May 12, 2016	RMB6,126.32 million	98.1%	Research and development

Xiaopeng Automobile Sales Co., Ltd.	PRC, January 8, 2018	RMB1,500 million	98.6%	Vehicle and accessories sales and after-sale services

Guangdong Xiaopeng Motors Technology Co., Ltd.	PRC, June 21, 2019	RMB15,000 million	100%	Investment holding

Zhaoqing Xiaopeng New Energy Investment Co., Ltd.	PRC, February 14, 2020	RMB1,000 million	49.3%*	Vehicle manufacturing

Name of Subsidiary	Place and Date of Incorporation	Share Capital	Shareholding Control by our Company	Principal Business

Xiaopeng Automotive Services Co., Ltd.	PRC, February 12, 2018	RMB50 million	100%	Comprehensive vehicle services

Beijing Xiaopeng Automobile Co., Ltd.	PRC, April 28, 2018	RMB50 million	98.6%	Vehicle and accessories sales and after-sale services; Research and development

Shanghai Xiaopeng Automobile Sales Service Co., Ltd.	PRC, October 10, 2018	RMB10 million	98.6%	Vehicle and accessories sales and after-sale services

Shenzhen Xiaopeng Automobile Sales Service Co., Ltd.	PRC, August 6, 2018	RMB50 million	98.6%	Vehicle and accessories sales and after-sale services

Hangzhou Xiaopeng Automobile Co., Ltd.	PRC, August 23, 2018	RMB50 million	98.6%	Vehicle and accessories sales and after-sale services

Zhipeng IoV	PRC, May 23, 2018	RMB10 million	Controlled through contractual arrangements	Research and development

Yidian Chuxing	PRC, May 24, 2018	RMB10 million	Controlled through contractual arrangements	Research and development

Beijing Hengxin Shiguang Automotive Service Co., Ltd.	PRC, March 24, 2009	RMB12 million	100%	Car rental services

*

Each of Zhaoqing Xiaopeng Automobile Co., Ltd., which is a wholly-owned subsidiary of the Company, and Zhaoqing Kunpeng Motor Technology Co., Ltd. , or Zhaoqing Kunpeng, which is jointly owned by Mr. Heng Xia and Mr. Tao He, holds 50% of the equity interest of Zhaoqing Xiaopeng New Energy

Investment Co., Ltd. According to the share transfer agreement between Zhaoqing Xiaopeng Automobile Co., Ltd. and Zhaoqing Kunpeng dated February 13, 2020, Zhaoqing Kunpeng shall transfer the 50% of the equity interest of Zhaoqing Xiaopeng New Energy Investment Co., Ltd. to Zhaoqing Xiaopeng Automobile Co., Ltd. at the price of the higher of (i) RMB1 or (ii) the capital injection actually paid by Zhaoqing Kunpeng upon the earlier of (i) the removal of the PRC foreign investment restrictions in whole-unit vehicle industry; and (ii) December 31, 2022. Zhaoqing Kunpeng shall complete the companies registry registration of the share transfer within five business days after the condition of the transaction being met, and Zhaoqing Xiaopeng Automobile Co., Ltd. shall make the payment within 60 days after the companies registry information being updated. Zhaoqing Kunpeng shall also ensure it has the full legal title to the equity interest, which shall be free of encumbrance. According to memorandum of association of Zhaoqing Xiaopeng New Energy Co., Ltd., the board of directors of Zhaoqing Xiaopeng New Energy Co., Ltd. shall comprise of a sole executive director, which shall be nominated by Zhaoqing Xiaopeng Automobile Co., Ltd., As such, the Company controls the composition of the board of directors of Zhaoqing Xiaopeng New Energy Co., Ltd. and consolidate it as a subsidiary.

Corporate Structure

The following diagram illustrates our corporate structure as of June 18, 2021. Certain entities have been omitted. Except as otherwise specified, equity interests depicted in this diagram are held as to 100%.

Notes:

(1)

We have the option to acquire the remaining 0.5% equity interest in Xiaopeng Technology from the affiliate fund, in which we hold 75.5% of the economic interest and which is managed by an independent third party, and the affiliate fund has the right to require us to purchase such equity interest, in or before September 2022 at a purchase price equal to its initial investment plus an investment yield.

(2)

Includes (i) 63 subsidiaries that are wholly-owned by Chengxing Zhidong, (ii) three subsidiaries and two limited partnership of which a majority equity interest is held by Chengxing Zhidong, and (iii) one subsidiary, of which a 50% equity interest is held by Chengxing Zhidong. Chengxing Zhidong and its subsidiaries are primarily involved in research and development, manufacturing and selling our Smart EVs and providing after-sales services.

(3)

Includes (i) 13 subsidiaries that are wholly-owned by Guangdong Xiaopeng Automobile Industry Holdings Co., Ltd. and (ii) one subsidiary, of which 73.8% equity interest is held by Guangdong Xiaopeng Automobile Industry Holdings Co., Ltd.. Guangdong Xiaopeng Automobile Industry Holdings Co., Ltd. and its subsidiaries are primarily involved in providing value-added services.

Investment by Guangdong Yuecai Industry Investment Fund Partnership (Limited Partnership) (“Guangdong Yuecai”) in Chengxing Zhidong

Pursuant to the share purchase agreement dated March 12, 2021 (the “Agreement”), signed among Chengxing Zhidong, Chengxing Zhidong’s shareholders (i.e. Guangdong Xiaopeng Motors Technology Co., Ltd. and Guangdong Xiaopeng Automobile Industry Holdings Co., Ltd, both of which are wholly owned subsidiaries of the Company) and Guangdong Utrust, Guangdong Utrust subscribed for shares newly issued by Chengxing Zhidong at a consideration of RMB500 million. Immediately after the completion of such share subscription, Guangdong Utrust would hold approximately 0.3% of equity interest in Chengxing Zhidong. The consideration was fully paid by Guangdong Utrust on March 16, 2021. The share subscription by Guangdong Utrust was legally completed on May 20, 2021.

Pursuant to the terms of the Agreement, conditional upon any entity affiliated with Chengxing Zhidong being granted a listing approval by any stock exchange within 3 years after March 16, 2021, Guangdong Utrust is entitled to request Guangdong Xiaopeng Motors Technology Co., Ltd. to purchase the shares of Chengxing Zhidong held by it for cash such that it could choose to use any part of the relevant funds, subject to the consent of Guangdong Xiaopeng Motors Technology Co., Ltd., to participate in the international placing tranche of such public offering. Under the share purchase agreement, no guaranteed allocation of such public offering shares will be granted to Guangdong Utrust.

On June 11, 2021, Guangdong Utrust notified Chengxing Zhidong that it irrevocably undertakes not to exercise the rights under the Agreement to request Guangdong Xiaopeng Motors Technology Co., Ltd. to purchase the shares of Chengxing Zhidong held by it in connection with the proposed listing of the Company on the Stock Exchange. Accordingly, Guangdong Utrust will remain as a shareholder of Chengxing Zhidong in respect of its entire investment in Chengxing Zhidong immediately after Listing.

Major Acquisitions

Acquisition of Guangzhou Delong

On July 3, 2018, we acquired 100% of the equity interests of Guangzhou City Delong Automotive Services Co., Ltd., or Guangzhou Delong, from an Independent Third Party for a cash consideration of RMB4,900,000, or the Delong Acquisition. The consideration was determined after arms’ length negotiation among the parties based on (i) the amount of registered capital of Guangzhou Delong; (ii) the value of 100% equity interests of Guangzhou Delong as of December 31, 2017; and (iii) a deduction to take into account the then outstanding tax liability of Guangzhou Delong and has been fully settled in cash on August 8, 2019.

Guangzhou Delong is engaged in the business of, among other things, concurrent-business insurance agency. We believe the Delong Acquisition could supplement to our business by enhancing our comprehensive vehicle services capacity.

Acquisition of Beijing Hengxin

On September 4, 2018, we acquired 100% of the of the equity interests of Beijing Hengxin Shiguang Automotive Service Co., Ltd., or Beijing Hengxin, from Independent Third Parties for a cash consideration of RMB33,978,952 (inclusive of tax) pursuant to a share purchase agreement dated August 4, 2018 (as supplemented on November 14, 2018), or the Hengxin Acquisition. The consideration was determined after arms’ length negotiation among the parties based on (i) the assets and liabilities of Beijing Hengxin and (ii) the number of vehicles and license plates owned by Beijing Hengxin and has been fully settled in cash on June 21, 2019.

Beijing Hengxin is engaged in the business of, among other things, the provision of car rental services. We believe the Hengxin Acquisition could supplement our business by enhancing our comprehensive vehicle services capacity.

Acquisition and subsequent disposal of Guangdong Fudi

On March 12, 2020, Zhaoqing Xiaopeng New Energy Investment Co., Ltd., or Xiaopeng New Energy, of which we hold 50% of the shares, entered into a share transfer agreement with Independent Third Parties to acquire 100% equity interest in Guangdong Fudi Motor Co., Ltd., or Guangdong Fudi, for a cash consideration of RMB510 million with the view to enhancing our vehicle manufacturing capability. The consideration was determined based on arms’ length negotiation among the parties and has been fully settled in August 2020.

On June 6, 2020, after the business integration with Guangdong Fudi and the transfer of the key assets of Guangdong Fudi to Xiaopeng New Energy were completed, Xiaopeng New Energy entered into a share transfer agreement with Independent Third Parties to dispose of 100% equity interest in Guangdong Fudi for a cash consideration of RMB16 million, so as to compensate for the investment cost from the initial acquisition. The consideration was determined based on the arms’ length negotiation among the parties based on the remaining value of Guangdong Fudi, and RMB10 million and RMB6 million of the consideration has been settled in cash in June 2020 and November 2020 respectively. The acquisition and the subsequent disposal have been properly and legally completed with all relevant approvals duly obtained.

Acquisition of Zhitu Technology

On May 20, 2021, we entered into a restructuring agreement to acquire 100% of the equity interest of Jiangsu Zhitu Technology Co., Ltd. (832282.NEEQ, “Zhitu Technology” with cash consideration of RMB250 million through the bankruptcy procedures of the Zhitu Technology. Before its trading halt, the shares of Zhitu Technology were traded on over PRC National Equity Exchanges and Quotations and Zhitu Technology published its financial information on the website of PRC National Equity Exchanges and Quotations on regular basis according to relevant rules and regulations. Zhitu Technology is primarily engaged in the operation of land surface mobile surveying and preparing true three-dimensional maps and navigation electronic maps and possesses Surveying and Mapping Qualification Certificate. The consideration of the transaction has been determined based on arm’ length negotiation with the liquidator of Zhitu Technology and its creditors, as well as the value of the residue assets of Zhitu Technology. The Company believes the acquisition of Zhitu Technology will contribute to research and development of its autonomous driving techniques, which involve the collection and processing of map information in China and hence require the Surveying and Mapping Qualification Certificate. The consideration will be paid with the Company’ proprietary fund. To the best of the directors’ knowledge, information and belief having made all reasonable enquiry, Zhitu Technology and its ultimate beneficial owner are third parties independent of the Company and the Company’ connected persons. On May 31, 2021, the PRC court approved the restructuring plan of Zhitu Technology and the closing of the acquisition is expected to be on or around June 21, 2021 and shortly before the date of the Prospectus.

SAFE Registration in the PRC

Pursuant to SAFE Circular 37, promulgated by SAFE and which became effective on July 14, 2014, (i) a PRC resident must register with the local SAFE branch in connection with their contribution of offshore or domestic assets or equity interests in an overseas SPV that is directly established or indirectly controlled by the PRC resident for the purpose of conducting overseas investment or financing, and (ii) following the initial registration, the PRC resident is also required to register with the local SAFE branch for any major change in respect of the overseas SPV, including, among other things, a change of overseas SPV’s PRC resident shareholder(s), the name of the overseas SPV, terms of operation, or any increase or reduction of the overseas SPV’s capital, share transfer or swap, and merger or division. Pursuant to SAFE Circular 37, failure to comply with these registration procedures may result in penalties. In addition, due to such failure to comply with the registration procedures, the PRC subsidiaries of that overseas SPV may be prohibited from distributing their profits and dividends to their offshore parent company or from carrying out other subsequent cross-border foreign exchange activities, and the overseas SPV and its offshore subsidiary may be restricted in their ability to contribute additional capital to their PRC subsidiaries.

Pursuant to the Circular of the SAFE on Further Simplification and Improvement in Foreign Exchange Administration on Direct Investment, promulgated by SAFE and effective on June 1, 2015, the power to accept foreign exchange registration was delegated from local SAFE to qualified banks.

As advised by our PRC legal counsel, Fangda Partners, Mr. Xiaopeng He, Mr. Heng Xia, and Mr. Tao He, who are PRC residents, completed the foreign exchange registration in 2019 under SAFE Circular 37.

Corporate and Shareholding Structure

The following chart illustrates our shareholding structure based on our register of members as of June 18, 2021 and without taking into account the 7,413,480 Class A ordinary shares issued to our depository bank for bulk issuance of ADSs and reserved for future issuance upon the exercise or vesting of awards granted under our 2019 Equity Incentive Plan:

Notes:

(1)

Represents (i) 327,708,257 Class B ordinary shares held by Simplicity Holding Limited, and (ii) 21,000,000 Class B ordinary shares held by Respect Holding Limited. Both Simplicity Holding Limited and Respect Holding Limited are wholly-owned by Mr. He. For the avoidance of doubt, since May 27, 2021, Mr. He was no longer entrusted with the voting power and joint dispositive power over the 13,550,190 Class A ordinary shares held by XPeng Fortune. Therefore, since May 27, 2021, he has no longer been considered as being interested in the Shares held by XPeng Fortune.

(2)	Represents (i) 61,137,879 Class B ordinary shares, and (ii) 12,580 Class A ordinary shares held by Efficiency Investment Limited. Efficiency Investment Limited is wholly-owned by Mr. Heng Xia.
(3)

Represents the 48,083,364 Class A ordinary shares and 20,000,000 Class B ordinary shares held by our directors and officers (including the shareholding of Mr. Tao He (何涛) and Mr. Hongdi Brian Gu (顾宏地), both of whom will resign from directorship with effect from Listing) other than Mr. Xiaopeng He and Mr. Heng Xia. For the avoidance of doubt, 20,000,000 Class B ordinary shares beneficially owned by Mr. Tao He will be converted into Class A ordinary shares on one-on-one basis upon the completion of the Global Offering.

(4)

Represents (i) 178,618,464 Class C ordinary shares held by Taobao China, and (ii) 13,300,000 Class A ordinary shares represented by ADSs owned by Taobao China. Taobao China is a wholly-owned subsidiary of Alibaba Group Holding Limited (BABA.NYSE and 9988-SW.HK). Class C ordinary shares held by Taobao China will be converted to Class A ordinary shares on a one-on-one basis upon the completion of the Global Offering.

(5)

Represents 77,350,175 Class A ordinary shares held by Pacific Rays Limited. Pacific Rays Limited is wholly owned by Shanghai Keji Enterprise Management Partnership (LLP). Shanghai Keji Enterprise Management Partnership (LLP) is controlled by Tianjin Hexie Qingyu Investment Management Partnership (LLP), its general partner. Tianjin Hexie Qingyu Investment Management Partnership (LLP) is controlled by Xizang Qingyu Venture Capital Management Co., Ltd., its general partner. Xizang Qingyu Venture Capital Management Co., Ltd. is wholly owned by four individuals, including Kuiguang Niu, Dongliang Lin, Fei Yang and Jingbo Wang, who have the voting power and dispositive power over the shares held by Pacific Rays Limited. Pacific Rays Limited is referred to as the IDG Entity.

Founded in 1992, IDG Capital is a pioneer in introducing foreign venture capital into China. During its 20 years of operation, IDG Capital brings a powerful combination of global perspective and local experience to investment management, and its highly skilled team has an in-depth understanding of the China market with close relationships with many successful entrepreneurs and influential business leaders. IDG Capital-led funds focus on the following strategic sectors: technology, media and telecommunications (TMT), advanced manufacturing, clean-tech & energy, consumer & entertainment, and healthcare.

(6)

Represents 51,876,700 Class A ordinary shares, including (i) 30,573,450 Class A ordinary shares held by Morningside TMT Holding IV Limited, (ii) 7,287,250 Class A ordinary shares held by Morningside Special IV Hong Kong Limited, (iii) 346,050 Class A ordinary shares held by Evolution Fund I Co- investment, L.P., (iv) 2,306,975 Class A ordinary shares held by Evolution Special Opportunity Fund I, L.P., and (v) 11,362,975 Class A ordinary shares held by CX TMT Holding IV Limited. Morningside TMT Holding IV Limited is wholly-owned by Morningside China TMT Fund IV, L.P., or Morningside Fund IV, and Morningside China TMT Fund IV Co-Investment, L.P., or Morningside Fund IV Co-Investment. Morningside Fund IV and Morningside Fund IV Co-Investment are controlled by Morningside China TMT GP IV, L.P., their general partner, which, in turn, is controlled by TMT General Partner Ltd. its general partner. Morningside Special IV Hong Kong Limited is wholly-owned by Morningside China TMT Special Opportunity Fund II, L.P., or Morningside Sidecar II, and Morningside Fund IV Co-Investment. Morningside Sidecar II is controlled by Morningside China TMT GP IV, L.P., its general partner, which, in turn, is controlled by TMT General Partner Ltd. its general partner. TMT General Partner Ltd. is controlled by its board consisting of five individuals, including Jianming Shi, Qin Liu, Gerald Lokchung Chan, Maria K. Lam and Makim Wai On Andrew Ma, who have the voting and dispositive powers over the shares held by Morningside TMT Holding IV Limited and Morningside Special IV Hong Kong Limited. Evolution Special Opportunity Fund I, L.P. and Evolution Fund I Co-investment, L.P. are controlled by 5Y Capital GP Limited, their general partner. 5Y Capital GP Limited is controlled by its board consisting of three individuals, including Qin Liu, Wai Shan Wong and Riyaz Hussain Nooruddin, who have the voting and dispositive powers over the shares held by Evolution Special Opportunity Fund I, L.P. and Evolution Fund I Co-investment, L.P.. CX TMT Holding IV Limited is owned by Shanghai Chenxi Venture Capital Center (Limited Partnership), which is controlled by Shanghai Xingpan Investment Management Consulting Co., Ltd., its general partner. Shanghai Xingpan Investment Management Consulting Co., Ltd. is controlled by its investment committee consisting of three individuals, including Qin Liu, Jianming Shi and Yu Cheng who have the voting and dispositive powers over the shares held by CX TMT Holding IV Limited. Morningside TMT Holding IV Limited, Morningside Special IV Hong Kong Limited, Evolution Special Opportunity Fund I, L.P., Evolution Fund I Co-investment, L.P. and CX TMT Holding IV Limited are collectively referred to as the 5Y Capital Entities.

5Y Capital (formerly known as Morningside Venture Capital) is one of the first investment institutions in China engaged in early-stage venture investments. It currently manages approximately US$5 billion in dual-currency funds in USD and RMB, backed by world-renowned sovereign wealth funds, family offices, fund of funds, university endowments, pensions and foundations.

(7)

Represents 45,753,706 Class A ordinary shares, including (i) 34,546,287 Class A ordinary shares directly held or indirectly held through ADSs by GGV (XPeng) Limited; and (ii) 11,207,419 Class A ordinary shares held by Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership) (collectively, the “GV Entities”. GGV Entities, as sophisticated investors for the purpose of Hong Kong Listing Rules, have undertaken to the Company to retain at least an aggregate of 50% of its shareholding at the time of Listing for a period of at least six months following the completion of the Global Offering.

Founded in 2000, GGV Capital is a venture capital firm focusing on seed-to-growth stage investments across consumer & new retail, Internet network services, frontier tech sectors, SaaS and cloud services. It currently has US$9.2 billion under its management and business presence in Silicon Valley, San Francisco, Shanghai, Beijing and Singapore.

(8)	Represents shareholders who hold less than 1% of our issued share capital.

The following chart illustrates our expected corporate and shareholding structure based on our register of members immediately after the completion of the Global Offering (assuming (i) all major shareholders’ shareholding remain unchanged after June 18, 2021 and the option of the international underwriters to purchase additional Class A ordinary shares is not exercised); and (ii) no Class A ordinary shares are issued under the 2019 Equity Incentive Plan, without taking into account the 7,413,480 Class A ordinary shares issued to our depository bank for bulk issuance of ADSs and reserved for future issuance upon the exercise or vesting of awards granted under our 2019 Equity Incentive Plan(9):

(1)	Represents (i) 327,708,257 Class B ordinary shares held by Simplicity Holding Limited and (ii) 21,000,000 Class B ordinary shares held by Respect Holding Limited.

See notes (2) to (8) for the chart above

(9)

Our Company will have a multiple class voting structure immediately upon completion of the Global Offering through two classes of shares (Class A ordinary shares and Class B ordinary shares). Therefore, the ownership percentage does not reflect shareholders’ voting rights upon completion of the Global Offering. Upon the completion of the Global Offering, Mr. He would be able to exercise approximately 64.8% of the aggregate voting rights, save for in respect of the Reserved Matters. See “Description of Share Capital” for details.

Public Float

Immediately following the completion of the Global Offering (assuming (i) the Global Offering becomes unconditional and the offer shares are issued pursuant to the Global Offering, (ii) the option of the international underwriters to purchase additional Class A ordinary shares is not exercised; (iii) no Class A ordinary shares are issued under the 2019 Equity Incentive Plan; and (iv) all Class C ordinary shares held by Taobao China and all Class B ordinary shares beneficially owned by Mr. Tao He will be converted into Class A ordinary shares upon the Listing, and without taking into account any Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs and reserved for future issuance upon the exercise or vesting of awards granted under the 2019 Equity Incentive Plan), the following persons, (i) directors and chief executive officer of our Company and subsidiaries who will hold their position and directorship on the Listing Date and own our shares or ADSs by themselves or through shareholding vehicles; (ii) XPeng Fortune, which is controlled by our Company; (iii) Taobao China, will hold aggregately 41% of our total issued shares, and such shares will not be counted towards the public float for the purpose of Rule 8.08 of the Hong Kong Listing Rules after the Global Offering.

Contractual Arrangement

Background

Our VIEs are (i) Zhipeng IoV, which is primarily engaged in the business of development and the operation of an Internet of Vehicles (IoV) network involving the XPeng App and, upon completion of the acquisition of Zhitu Technology, is also engaged in the operation of land surface mobile surveying and preparing true three-dimensional maps and navigation electronic maps in the PRC; and (ii) Yidian Chuxing, which is primarily engaged in the business of provision of online-hailing services through online platform including the Youpeng Chuxing App. The operations of mobile apps constitute part and parcel of their principal businesses.

Under the PRC laws and regulations, the operation of our mobile apps involves provision of value-added telecommunication service in the PRC (the “VATS Business”), which is subject to foreign investment restrictions and license requirements, and the Prohibited Business is subject to foreign investment prohibitions and license requirements (together with the VATS Business, the “Relevant Businesses”). To comply with PRC laws and regulations, we operate the Relevant Businesses through our consolidated VIEs.

We have entered into a series of contractual arrangements with our consolidated VIEs and their respective shareholders, as described in more details below, which collectively enables us to (i) exercise effective control over our consolidated VIEs; (ii) receive substantially all the economic benefits of our consolidated VIEs; and (iii) have an exclusive option to purchase all or part of the equity interests in or all or part of the assets of or inject registered capital into our consolidated VIEs when and to the extent permitted by PRC law.

As a result of these contractual arrangements, we are the primary beneficiary of our consolidated VIEs. We have consolidated their financial results in our consolidated financial statements. In 2018, 2019 and 2020, we derived 0.001%, 1.6% and 0.5% of our revenues from our consolidated VIEs, respectively.

PRC Laws Relating to Foreign Investment Restrictions and Prohibitions

Restrictions and prohibitions on foreign ownership

Operation of the VATS Business requires the value-added telecommunication service operating license, or the VATS License. Yidian Chuxing, our consolidated VIE, currently holds a VATS License for Internet information service, and Zhipeng IoV, another consolidated VIE, currently holds a VATS License for Internet information service and on-line data processing and transaction processing service.

The operation of land surface mobile surveying and preparing true three-dimensional maps and navigation electronic maps in the PRC, or the Prohibited Business, requires the Surveying and Mapping Qualification Certificate. Zhitu Technology currently holds a Surveying and Mapping Qualification Certificate for the Prohibited Business.

As advised by our PRC legal counsel, Fangda Partners, according to the Special Management Measures (Negative List) for Foreign Investment Access, which was last amended on June 23, 2020 and subsequently became effective on July 23, 2020 and other applicable PRC laws, foreign investors are prohibited from holding any equity interest in an enterprise holding a Surveying and Mapping Qualification Certificate for the Prohibited Business, and foreign investors are not allowed to hold more than 50% of the equity interests in an enterprise holding the VATS License for Internet information service like us, and to ensure the business operations of the consolidated VIEs are in compliance with applicable PRC laws and local authorities’ requirement, the Company or any of its overseas subsidiaries may not directly invest in our consolidated VIEs if it cannot satisfy the Qualification Requirements (as defined below).

Qualification Requirements for Foreign Investors Who Invests In Value-Added Telecommunication Services in the PRC

On December 11, 2001, the State Council promulgated the Regulations on the Administration of Foreign-Invested Telecommunications Enterprises, which was last amended in February 2016, according to which, foreign investors are prohibited from holding more than 50% of the equity interests in a company providing value-added telecommunications services, furthermore, the main foreign investor who invests in the value-added telecommunications services must possess prior experience in operating the value-added telecommunications services and a proven track record of business operations overseas, or the Qualification Requirements. The MIIT issued a guidance memorandum on the application requirement for establishing foreign-invested value-added telecommunications enterprises in the PRC. According to this guidance memorandum, an applicant is required to provide, among other things, satisfactory proof of the Qualification Requirements. The guidance memorandum provides that applicants should submit written statements about the main foreign investors’ experience and qualifications or that of their parents or subsidiaries in providing value-added telecommunications services. However, this guidance memorandum does not purport to provide an exhaustive list of the application requirements. Our PRC legal counsel, Fangda Partners, has advised us that as of June 18, 2021, no applicable PRC laws had provided clear guidance or interpretation on the Qualification Requirements, and the Qualification Requirements are subject to the MIIT’s review in substance.

During the verbal consultations with an officer of the MIIT conducted by our PRC legal counsel, the June 18, 2021 of the Joint Sponsors and us on April 19, 2021 and June 7, 2021 (the “MIIT Consultations”), the officer confirmed that (i) the Qualification Requirements apply to all kinds of VATS businesses regardless of the maximum percentage of foreign ownership allowed under applicable laws, (ii) if the main foreign investor cannot provide a proven track record of business operations overseas and prior experience in operating value-added telecommunications services, an application by such investor to hold equity interest in an entity that holds a VATS license would be refused, (iii) as of June 18, 2021, no applicable PRC laws had provided procedures or guidance on how such Qualification Requirements could be met and what would constitute the required proven track record of business operations overseas and prior experience in operating value-added telecommunications services.

Despite the lack of PRC laws providing clear guidance on or interpretation of the Qualification Requirements, we have been gradually building up our track record of overseas telecommunications business operations for the purposes of being qualified, as early as possible, to acquire the relevant equity interests in our consolidated VIEs to the extent permitted by PRC laws. We have committed and will commit financial and other resources and implement all necessary measures to meet the Qualification Requirements, including:

(a)	we have registered certain intellectual properties outside of China for the promotion of our business overseas; and

(b)

for the purpose of establishing and expanding our operations overseas, we have incorporated a number of overseas entities for the purposes of investment holding and provision of technology service overseas; and

(c)	we are preparing for establishing overseas websites or other forms of Internet platform.

We estimate the aggregate amount incurred for meeting the Qualification Requirements as of June 18, 2021 was approximately RMB3 million.

In the course of the above-mentioned consultation with the MIIT, the officer confirmed the above steps would be helpful to some extent for us to meet the Qualification Requirements in the future.

Subject to the discretion of the competent authority in determining whether our Company has fulfilled the Qualification Requirements, our PRC legal counsel, Fangda Partners is of the view that these steps above are reasonable and appropriate to comply with the Qualification Requirements.

Based on the above, we believe that the contractual arrangements are narrowly tailored to minimize the potential conflict with relevant PRC laws and regulations and to enable our Company to combine the financial results of our consolidated VIEs which engage in the operation of the Relevant Business.

We will make periodic inquiries with the relevant PRC authorities and seek specific guidance as to the Qualification Requirements, as well as to understand any new regulatory developments. We will also, as applicable and when necessary, disclose our efforts and actions taken to comply with the Qualification Requirements and any updates to the specific guidance and new regulatory developments published by PRC authorities on the Qualification Requirements in our annual and interim reports to inform our shareholders after the Global Offering.

The Company confirms that it will (and will have measures in place to) ensure the revenue generated from Zhipeng IoV and Yidian Chuxing will remain immaterial after the Listing and their aggregate annual revenue contribution to the Group will be below 1%. Our audit committee will review the proportion of the revenue generated from Zhipeng IoV on an annual basis and will make adequate disclosure on an ongoing basis in our Company’s annual report after the Listing.

In addition, the Company undertakes that it will make formal application to the MIIT for holding the maximum permitted equity interest in Zhipeng IoV and Yidian Chuxing under the 2020 Foreign Investment Negative List (the “MIIT Application”) within three months after the Listing. Given that Zhipeng IoV will also be engaged in the Prohibited Business upon the completion of the acquisition of Zhitu Technology, the Company also undertakes to separate the Prohibited Business and VATS Business and enter into additional contractual arrangements to control its consolidated VIEs before submitting the MIIT Application. The Company further undertakes to comply with all the requirements under Chapter 14A and other applicable Hong Kong Listing Rules with respect to the aforesaid adjustment to its contractual arrangements.

Our Contractual Arrangements

The following simplified diagrams illustrate the flow of economic benefits from our consolidated VIEs to our Company under the contractual arrangements:

Contractual Arrangements with Zhipeng IoV and its shareholders

Contractual Arrangements with Yidian Chuxing and its shareholders

Summary of the material terms of the Contractual Arrangements

Contractual Arrangements with Zhipeng IoV and its shareholders

Exclusive Service Agreement

Under the exclusive service agreement executed on May 28, 2018 and later amended on April 20, 2021, Zhipeng IoV appoints Xiaopeng Technology as its exclusive services provider to provide Zhipeng IoV with services related to Zhipeng IoV’s business during the term of the exclusive service agreement. In consideration of the services provided by Xiaopeng Technology, Zhipeng IoV shall pay Xiaopeng Technology annual fees, which should be mutually agreed by both parties and can be adjusted according to Xiaopeng Technology’s suggestion to the extent permitted by PRC law. Unless terminated in accordance with the provisions of the exclusive service agreement or terminated in writing by Xiaopeng Technology, the exclusive service agreement shall remain effective for 20 years from May 28, 2018, and can be automatically renewed for one year every sequent year unless otherwise terminated in accordance with the terms of the exclusive service agreement or by a written notice served by Xiaopeng Technology. The exclusive service agreement also provides that Xiaopeng Technology has the exclusive proprietary rights in any and all intellectual property rights which are developed by Zhipeng IoV at the request of Xiaopeng Technology or are developed by the parties jointly. Our directors consider that the above arrangements will ensure the economic benefits generated from the operations of Zhipeng IoV will flow to Xiaopeng Technology and hence, our Company as a whole.

Loan Agreement

Pursuant to the loan agreement executed on May 28, 2018 and later amended on April 20, 2021, Xiaopeng Technology should provide the shareholders of Zhipeng IoV with a loan in the aggregate amount of RMB10.0 million to fund business activities as permitted by Xiaopeng Technology. The shareholders agree that the proceeds from the transfer of the equity interest of the shareholders in Zhipeng IoV, pursuant to the exercise of the right to acquire such equity interest by Xiaopeng Technology under the exclusive option agreement, may be used by the shareholders to repay the loan to the extent permitted under PRC law. The loan agreement will remain effective until the earlier of (i) 20 years after the execution date of the loan agreement, (ii) the expiry date of Xiaopeng Technology’s licensed operating period; and (iii) the expiry date of Zhipeng IoV’s licensed operating period. During the term of loan agreement, Xiaopeng Technology has the right, at its sole and absolute discretion, to accelerate maturity of loan at any time.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement executed on May 28, 2018 and later amended on April 20, 2021, each shareholder of Zhipeng IoV, has pledged all of such shareholder’s equity interest in Zhipeng IoV as a security interest, as applicable, to respectively guarantee Zhipeng IoV and its shareholders’ performance of their obligations under the relevant contractual arrangement, which include the exclusive service agreement, exclusive option agreement, power of attorney and loan agreement. If Zhipeng IoV or any of its shareholders breaches their contractual obligations under these agreements, Xiaopeng Technology, as pledgee, will be entitled to certain rights regarding the pledged equity interests. In the event of such breaches, upon giving written notice to Zhipeng IoV’s shareholders, Xiaopeng Technology to the extent permitted by PRC laws may exercise the right to enforce the pledge, which is being paid in priority with the equity interest of Zhipeng IoV from the proceeds from auction or sale of the equity interest. Each of the shareholders of Zhipeng IoV agrees that, during the term of the equity interest pledge agreements, such shareholder shall not transfer the equity interest, place or permit the existence of any security interest or other encumbrance on the equity interest or any portion thereof, without the prior written consent of Xiaopeng Technology. Zhipeng IoV’s shareholders may receive dividends distributed on the equity interest only with prior consent of Xiaopeng Technology. The equity interest pledge agreements remain effective until all obligations under the relevant contractual agreements have been fully performed or all secured indebtedness have been fully paid, whichever is later.

The equity pledge under the equity interest pledge agreement takes effect upon the completion of registration with the relevant PRC government authority. The registration of the equity interest pledge as required by the relevant laws and regulations has been completed in accordance with PRC laws.

Power of Attorney

Pursuant to the power of attorney executed on May 28, 2018 and later amended on April 20, 2021, each shareholder of Zhipeng IoV has irrevocably undertaken to appoint Xiaopeng Technology or its designated persons (including but not limited to directors and their successors and liquidators replacing but excluding those non-independent or who may give rise to conflict of interests) to exercise the following rights relating to all equity interests held by the shareholders of Zhipeng IoV during the term of the power of attorney: to act on behalf of such shareholder as its exclusive agent and as his attorney-in-fact to exercise such shareholder’s rights in Zhipeng IoV according to the articles of association of Zhipeng IoV, including but not limited to, the rights to (i) convene and participate in shareholders’ meeting pursuant to the articles of Zhipeng IoV in the capacity of a proxy of the shareholders of Zhipeng IoV; (ii) exercise the voting rights, and adopt resolutions, on matters to be discussed and resolved at shareholders’ meetings and the appointment and election of directors, supervisors and other senior management of Zhipeng IoV to be appointed by the shareholders, dispose the company assets, amend the articles of the consolidated VIEs and exercise the rights of the shareholders in the event of liquidation of Zhipeng IoV; (iii) sign or submit any required document to any company registry or other authorities in the capacity of a proxy of the shareholders; (iv) to exercise rights of shareholders and any other voting rights of shareholders under the relevant PRC laws and regulations and the articles of associations of Zhipeng IoV, as amended; (v) subject to (ii), to sign and execute any related documents including but not limited to share transfer agreement, asset transfer agreement and shareholders resolutions when there is a transfer of shareholding in Zhipeng IoV by the shareholders in accordance with exclusive option agreement, assets transfer, capital reduction or capital increase in Zhipeng IoV; and (vii) to instruct the directors and senior officers to act in accordance with the instruction of Xiaopeng Technology and its designated persons.

Subject to other terms in the power of attorney, the power of attorney shall remain effective for 20 years from May 28, 2018, and can be automatically renewed for one year every sequent year. The power of attorney may be terminated by mutual agreement of the relevant parties in writing or when there is a breach of the power of attorney by Zhipeng IoV or its shareholders which is not remedied within a reasonable time or 10 days after being requested to remedy the breach..

Exclusive Option Agreement

Pursuant to the exclusive option agreement executed on May 28, 2018 and later amended on April 20, 2021, Zhipeng IoV and each of Zhipeng IoV’s shareholders have irrevocably granted Xiaopeng Technology an irrevocable and exclusive right to purchase, or designate one or more entities or persons to purchase the equity interests in Zhipeng IoV then held by its shareholders, and the assets of Zhipeng IoV, once or at multiple times at any time in part or in whole at Xiaopeng Technology’s sole and absolute discretion to the extent permitted by PRC law. The purchase price for the equity interests in Zhipeng IoV shall equal to the amount of relevant registered capital contributed by the shareholders in Zhipeng IoV while the purchase price for the assets of Zhipeng IoV shall equal to the net book value of such assets, and if such amount in each case is lower than the minimum price permitted by PRC law, the minimum price permitted by PRC law shall be the purchase price. This agreement will remain effective until all equity interests of Zhipeng IoV held by its shareholders and all of Zhipeng IoV’s assets have been transferred or assigned to Xiaopeng Technology or its designated entities or persons.

Subject to the relevant PRC laws and regulations, each of Zhipeng IoV’s shareholders has also undertaken that he will return to Xiaopeng Technology any consideration he receives in the event that Xiaopeng Technology exercises the options under the exclusive option agreement to acquire the equity interests in Zhipeng IoV.

Further, pursuant to the exclusive option agreement, Zhipeng IoV and its shareholders have respectively undertaken to perform certain acts or refrain from performing certain other acts unless they have obtained prior approval from Xiaopeng Technology, including but not limited to matters including:

(1)	The shareholders shall not transfer or dispose in any manner the exclusive option or grant any security over or create any third party rights over the exclusive option;

(2)	Zhipeng IoV shall not increase or reduce the registered capital of the Company, or cause the Company to merge with other entity;

(3)	Zhipeng IoV shall not dispose of any material assets (other than in its ordinary course of business);

(4)	Zhipeng IoV shall not terminate any material contract or enter into any contract that will conflict with existing material contracts;

(5)	The shareholders shall not appoint or remove any director, supervisor or any other officer that should be appointed by them;

(6)	Zhipeng IoV shall not distribute any distributable profit, bonus or dividend;

(7)

Zhipeng IoV shall not take any action (including inaction) that will affect its continued existence or adopt any action that will lead to the possibility of its cessation of business, liquidation or dissolution;

(8)	Zhipeng IoV shall not amend its articles; and

(9)	Zhipeng IoV shall not lend or borrow any fund, provide guarantee or any form of security, or undertake any substantial obligations other than in its ordinary business operation.

Contractual Arrangements with Yidian Chuxing and its shareholders

Exclusive Service Agreement

Under the exclusive service agreement executed on May 28, 2018 and later amended on April 20, 2021, Yidian Chuxing appoints Xiaopeng Chuxing as its exclusive services provider to provide Yidian Chuxing with services related to Yidian Chuxing’s business during the term of the exclusive service agreement. In consideration of the services provided by Xiaopeng Chuxing, Yidian Chuxing shall pay Xiaopeng Chuxing annual fees, which should be mutually agreed by both parties and can be adjusted according to Xiaopeng Chuxing’s suggestion to the extent permitted by PRC law. Unless terminated in accordance with the provisions of the exclusive service agreement or terminated in writing by Xiaopeng Chuxing, the exclusive service agreement shall remain effective for 20 years, starting from May 28, 2018, and can be automatically renewed for one year every sequent year unless otherwise terminated in accordance with the terms of the exclusive service agreement or by a written notice served by Xiaopeng Chuxing. The exclusive service agreement also provides that Xiaopeng Chuxing has the exclusive proprietary rights in any and all intellectual property rights which are developed by Yidian Chuxing at the request of Xiaopeng Chuxing or are developed by the parties jointly. The above arrangements will ensure the economic benefits generated from the operations of Yidian Chuxing will flow to Xiaopeng Chuxing and hence, our Company as a whole.

Loan Agreement

Pursuant to the loan agreement executed on May 28, 2018 and later amended on April 20, 2021, Xiaopeng Chuxing should provide the shareholders of Yidian Chuxing with a loan in the aggregate amount of RMB10.0 million to fund business activities as permitted by Xiaopeng Chuxing. The shareholders agree that the proceeds from the transfer of the equity interest of the shareholders in Yidian Chuxing, pursuant to the exercise of the right to acquire such equity interest by Xiaopeng Chuxing under the exclusive option agreement, may be used by the shareholders to repay the loan to the extent permitted under PRC law. The loan agreement will remain effective until the earlier of (i) 20 years after the execution date of the loan agreement, (ii) the expiry date of Xiaopeng Chuxing’s licensed operating period; and (iii) the expiry date of Yidian Chuxing’s licensed operating period. During the term of loan agreement, Xiaopeng Chuxing has the right, at its sole and absolute discretion, to accelerate maturity of loan at any time.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement executed on May 28, 2018 and later amended on April 20, 2021, each shareholder of Yidian Chuxing, has pledged all of such shareholder’s equity interest in Yidian Chuxing as a security interest, as applicable, to respectively guarantee Yidian Chuxing and its shareholders’ performance of their obligations under the relevant contractual arrangement, which include the exclusive service agreement, exclusive option agreement, power of attorney and loan agreement. If Yidian Chuxing or any of its shareholders breaches their contractual obligations under these agreements, Xiaopeng Chuxing, as pledgee, will be entitled to certain rights regarding the pledged equity interests. In the event of such breaches, upon giving written notice to Yidian Chuxing’s shareholders, Xiaopeng Chuxing to the extent permitted by PRC laws may exercise the right to enforce the pledge, which is being paid in priority with the equity interest of Yidian Chuxing from the proceeds from auction or sale of the equity interest. Each of the shareholders of Yidian Chuxing agrees that, during the term of the equity interest pledge agreements, such shareholder shall not transfer the equity interest, place or permit the existence of any security interest or other encumbrance on the equity interest or any portion thereof, without the prior written consent of Xiaopeng Chuxing. Yidian Chuxing’s shareholders may receive dividends distributed on the equity interest only with prior consent of Xiaopeng Chuxing. The equity interest pledge agreements remain effective until all obligations under the relevant contractual agreements have been fully performed or all secured indebtedness have been fully paid, whichever is later.

The equity pledge under the equity interest pledge agreement takes effect upon the completion of registration with the relevant PRC government authority. The registration of the equity interest pledge as required by the relevant laws and regulations has been completed in accordance with PRC laws.

Power of Attorney

Pursuant to the power of attorney executed on May 28, 2018 and later amended on April 20, 2021, each shareholder of Yidian Chuxing has irrevocably undertaken to appoint Xiaopeng Chuxing or its designated persons (including but not limited directors and their successors and liquidators replacing but excluding those non-independent or who may give rise to conflict of interests) to exercise the following rights relating to all equity interests held by the shareholders of Yidian Chuxing during the term of the power of attorney: to act on behalf of such shareholder as its exclusive agent and as his attorney-in-fact to exercise such shareholder’s rights in Yidian Chuxing according to the articles of association of Yidian Chuxing, including but not limited to, the rights to (i) convene and participate in shareholders’ meeting pursuant to the articles of Yidian Chuxing in the capacity of a proxy of the shareholders of Yidian Chuxing; (ii) exercise the voting rights, and adopt resolutions, on matters to be discussed and resolved at shareholders’ meetings and the appointment and election of directors, supervisors and other senior management of Yidian Chuxing to be appointed by the shareholders, dispose the company assets, amend the articles of the consolidated VIEs and exercise the rights of the shareholders in the event of liquidation of the consolidated VIEs; (iii) sign or submit any required document, which shall include meeting minutes, to any company registry or other authorities in the capacity of a proxy of the shareholders; (iv) to exercise rights of shareholders and any other voting rights of shareholders under the relevant PRC laws and regulations and the articles of associations of Yidian Chuxing, as amended; (v) subject to (ii), to sign and execute any related documents including but not limited to share transfer agreement, asset transfer agreement and shareholders resolutions when there is a transfer of shareholding in Yidian Chuxing by the shareholders in accordance with exclusive option agreement, assets transfer, capital reduction or capital increase in Yidian Chuxing; and (vii) to instruct the directors and senior officers to act in accordance with the instruction of Xiaopeng Technology and its designated persons.

Subject to other terms in the power of attorney, the power of attorney shall remain effective for 20 years from May 28, 2018, and can be automatically renewed for one year every sequent year. The power of attorney may be terminated by mutual agreement of the relevant parties in writing or when there is a breach of the power of attorney by Yidian Chuxin or its shareholders which is not remedied within a reasonable time or 10 days after being requested to remedy the breach.

Exclusive Option Agreement

Pursuant to the exclusive option agreement executed on May 28, 2018 and later amended on April 20, 2021, Yidian Chuxing and each of Yidian Chuxing’s shareholders have irrevocably granted Xiaopeng Chuxing an irrevocable and exclusive right to purchase, or designate one or more entities or persons to purchase the equity interests in Yidian Chuxing then held by its shareholders, and the assets of Yidian Chuxing, once or at multiple times at any time in part or in whole at Xiaopeng Chuxing’s sole and absolute discretion to the extent permitted by PRC law. The purchase price for the equity interests shall equal to the amount of the relevant registered capital contributed by the shareholders in Yidian Chuxing while the purchase price for the assets of Yidian Chuxing shall equal to the net book value of such assets, and if such amount in each case is lower than the minimum price permitted by PRC law, the minimum price permitted by PRC law shall be the purchase price. This agreement will remain effective until all equity interests of Yidian Chuxing held by its shareholders and all of Yidian Chuxing’s assets have been transferred or assigned to Xiaopeng Chuxing or its designated entities or persons.

Subject to the relevant PRC laws and regulations, each of Yidian Chuxing’s shareholders has also undertaken that he will return to Xiaopeng Chuxing any consideration he receives in the event that Xiaopeng Chuxing exercises the options under the exclusive option agreement to acquire the equity interests in Yidian Chuxing.

Further, pursuant to the exclusive option agreement, Yidian Chuxing and its shareholders have respectively undertaken to perform certain acts or refrain from performing certain other acts unless they have obtained prior approval from Xiaopeng Chuxing, including but not limited to matters including:

(1)	The shareholders shall not transfer or dispose in any manner the exclusive option or grant any security over or create any third party rights over the exclusive option;

(2)	Yidian Chuxing shall not increase or reduce the registered capital of the Company, or cause the Company to merge with other entity;

(3)	Yidian Chuxing shall not dispose of any material assets (other than in its ordinary course of business);

(4)	Yidian Chuxing shall not terminate any material contract or enter into any contract that will conflict with existing material contracts;

(5)	The shareholders shall not appoint or remove any director, supervisor or any other officer that should be appointed by them;

(6)	Yidian Chuxing shall not distribute any distributable profit, bonus or dividend;

(7)

Yidian Chuxing shall not take any action (including inaction) that will affect its continued existence or adopt any action that will lead to the possibility of its cessation of business, liquidation or dissolution;

(8)	Yidian Chuxing shall not amend its articles; and

(9)	Yidian Chuxing shall not lend or borrow any fund, provide guarantee or any form of security, or undertake any substantial obligations other than in its ordinary business operation.

Other Key Terms of the Contractual Arrangements

A description of other key terms that apply to the applicable agreements under the contractual arrangements is set out below:

Spouse Undertakings

In order to protect the Company’s interests in the event of divorce of the shareholders of the consolidated VIEs, the spouse of each of the shareholders of the consolidated VIEs, where applicable, has signed an undertaking, or the Spouse Undertakings, to the effect that (i) she will not claim any equity interests in the relevant consolidated VIEs and thus the enforcement, revision or termination of the contractual arrangements shall not be subject to her authorization or consent; (ii) she will sign all necessary documents and take all necessary acts to ensure the proper performance of the contractual arrangements; and (iii) in the event that she obtains any equity interests in the relevant consolidated VIEs, she will be subject to and will abide by any obligations as the shareholder of the relevant consolidated VIEs regarding the contractual arrangements; and (iv) at the request of Xiaopeng Technology and/ or Xiaopeng Chuxing, she will sign any documents in the form and substance consistent with the agreements under the contractual arrangements.

Confirmations and Undertakings from the Shareholders of the Consolidated VIEs

Pursuant to the contractual arrangements, each of the shareholders of the consolidated VIEs has confirmed and undertaken to the effect that he will make all necessary arrangements and sign all necessary documents to ensure that, in the occurrence of his death, bankruptcy or any other event which causes his inability to exercise his rights as a shareholder of the relevant consolidated VIEs, the performance of the contractual arrangements will not be influenced or obstructed by his legal assignees, successors, heirs, liquidators, receivers, creditors or any other person which may as a result of the aforementioned event obtain the equity interest or relevant rights in the consolidated VIEs.

Dispute Resolution

In the event of any dispute that arise out of or in connection with the contractual arrangements, each of the contractual arrangements stipulates that:

(a)	the parties shall negotiate in good faith to resolve the dispute;

(b)

in the event the parties fail to settle the dispute by friendly negotiation, any party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with the then effective arbitration rules of China International Economic and Trade Arbitration Commission. The arbitration shall be conducted in Shenzhen. The arbitration ruling shall be final and binding on all parties;

(c)

the arbitral tribunal may award remedies over the equity interest and assets (including any property interest) of the consolidated VIEs, injunctive relief or order the winding up of the consolidated VIEs; and

(d)

upon the request by any party, the courts of competent jurisdictions shall have the power to grant interim remedies pending formation of the arbitral tribunal or in other appropriate cases as permitted by laws. The courts of Hong Kong, the place of incorporation of XPeng Inc. (i.e. Cayman Islands), the place of incorporation of the consolidated VIEs (i.e. Guangzhou) and the place where the principal assets of the Company and the consolidated VIEs are located shall be considered as having jurisdiction for the above purposes.

In connection with the dispute resolution method as set out in the contractual arrangements and the practical consequences, we are advised by our PRC legal counsel, Fangda Partners that:

(a)	a tribunal normally would not grant such injunctive relief or order the winding-up of any of the consolidated VIEs pursuant to current PRC laws and regulations; and

(b)	interim remedies or enforcement orders granted by overseas courts such as Hong Kong and Cayman Islands may not be recognizable or enforceable in the PRC.

Therefore, in the event we are unable to enforce the contractual arrangements, we may not be able to exert effective control over the consolidated VIEs.

As a result of the above, in the event that the consolidated VIEs or their shareholders breach any of the terms under the contractual arrangements, we may not be able to obtain sufficient remedies in a timely manner, and our ability to exert effective control over the consolidated VIEs and conduct our business could be materially and adversely affected. See “Risk Factors — Risks Relating to Our Corporate Structure — We rely on contractual arrangements with our consolidated VIEs and their shareholders to operate the value-added telecommunications business, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business” for details.

Conflict of Interest

Each of the shareholders of the consolidated VIEs has given his irrevocable undertakings in the powers of attorney which address potential conflicts of interests that may arise in connection the contractual arrangements. See “— Powers of Attorney.”

Loss Sharing

Under the relevant PRC laws and regulations, none of our Company, Xiaopeng Technology, Xiaopeng Chuxing, is legally required to share the losses of, or provide financial support to, our consolidated VIEs. Further, our consolidated VIEs are limited liability companies and shall be solely liable for their own debts and losses with assets and properties owned by them. Xiaopeng Technology and Xiaopeng Chuxing intend to continuously provide to or assist the relevant consolidated VIEs in obtaining financial support when deemed necessary. In addition, given that our consolidated VIEs hold the requisite PRC operational licenses for the operation of the Relevant Business, and that their financial position and results of operations are consolidated into our Company’s financial statements under the applicable accounting principles, our Company’s business, financial position and results of operations would be adversely affected if our consolidated VIEs suffer losses.

Insurance

We have considered the costs and difficulties of acquiring insurance on commercially reasonable terms, and consider it impractical for us to have insurance to cover these risks. Accordingly, we have not purchased insurance to cover the risks relating to the contractual arrangements.

Our Confirmation

As of June 18, 2021, we had not encountered any interference or encumbrance from any PRC regulators in operating our business through our consolidated VIEs under the contractual arrangements and we would terminate the contractual arrangements as soon as the law allows the business to be operated without them.

Legality of the Contractual Arrangements

Based on the above, we believe that the contractual arrangements are narrowly tailored to minimize the potential conflict with relevant PRC laws and regulations.

Our PRC legal counsel, Fangda Partners, is of the opinion that:

(a)

the contractual arrangements among Xiaopeng Technology, Xiaopeng Chuxing, our consolidated VIEs and their shareholders governed by PRC laws are valid, binding and enforceable in accordance with their terms and applicable PRC laws, rules, and regulations currently in effect, and will not violate any applicable PRC law, regulation, or rule currently in effect except for the dispute resolution clauses under the contractual arrangements, which provide that any dispute shall be submitted to the China International Economic and Trade Arbitration Center for arbitration, in accordance with the then effective arbitration rules. They also provide that the arbitrator may award interim remedies over the shares or assets of the consolidated VIEs or injunctive relief (e.g. for the conduct of business or to compel the transfer of assets) or order the winding-up of the consolidated VIEs; and the courts of Hong Kong, the Cayman Islands and the PRC also have jurisdiction for the grant and/or enforcement of the arbitral award and the interim remedies. However, the tribunal normally would not grant such injunctive relief or order the winding-up of the consolidated VIEs pursuant to current PRC laws. In addition, interim remedies or enforcement orders granted by overseas courts such as those of Hong Kong and the Cayman Islands may not be recognizable or enforceable under the current PRC laws;

(b)	each of the contractual arrangements entered into by Xiaopeng Technology, Xiaopeng Chuxing, our consolidated VIEs and their shareholders governed by PRC laws and regulations would not fall within the circumstances as stipulated in the PRC Civil Code which will render the contractual arrangements be considered an invalid act thereunder;

(c)

each of the contractual arrangements entered into by Xiaopeng Technology, Xiaopeng Chuxing, our consolidated VIEs and their shareholders does not violate the provisions of the articles of associations of Xiaopeng Technology and Xiaopeng Chuxing, respectively; and

(d)	no approval or authorization from the PRC governmental authorities are required for entering into and the performance of the contractual arrangements, except that , except that:

(i)

the exercise of the option by Xiaopeng Technology and Xiaopeng Chuxing of its rights under the Exclusive Option Agreements to acquire all or part of the equity interests in our consolidated VIEs is subject to the approvals of, consent of, filing with and/or registrations with the PRC governmental authorities;

(ii)	any share pledge contemplated under the Equity Interest Pledge Agreements is subject to the registration with competent administration for market regulation;

(iii)	the transfer and license of intellectual property pursuant to the Exclusive Service Agreements shall be subject to approval and/or registration with the PRC government authorities; and

(iv)	the arbitration awards/interim remedies provided under the dispute resolution provision of the contractual arrangements shall be recognized by the PRC courts before compulsory enforcement.

In April 2021, our PRC legal counsel, Fangda Partners, and the PRC legal counsel of the underwriters, JunHe LLP, verbally consulted with an officer of the MIIT. As informed during such consultation, the adoption of such contractual arrangements currently do not fall within the regulatory scope of the MIIT and as a result, the MIIT will not give regulatory opinions on such contractual arrangements.

Our PRC legal counsel has advised us that the MIIT is the competent government authority to regulate our VATS Business, and based on such consultation, the adoption of the contractual arrangements is unlikely to be challenged by or subject to penalty from the MIIT. Based on the above analysis and advice from our PRC legal counsel, we believe that the adoption of the contractual arrangements is unlikely to be challenged by or subject to penalty from the MIIT. However, we have been further advised by our PRC legal counsel there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations related to the contractual arrangements. Accordingly, PRC regulatory authorities or courts may take a view that is different from the opinion of our PRC legal counsel. See the section headed “Risk Factors – Risks Relating to Our Corporate Structure” in this prospectus.

Accounting Aspects of the Contractual Arrangements

Consolidation of Financial Results of Our Consolidated VIEs

Under the exclusive service agreements, it was agreed that, in consideration of the services provided by services provided by Xiaopeng Chuxing and Xiaopeng Technology, Yidian Chuxing and Zhipeng IoV shall respectively pay annual fees to Xiaopeng Chuxing and Xiaopeng Technology respectively, which should be mutually agreed by both parties and can be adjusted according to Xiaopeng Chuxing’s and Xiaopeng Technology’s suggestion to the extent permitted by PRC law respectively. Accordingly, each of Xiaopeng Chuxing and Xiaopeng Technology has the ability, at its sole discretion, to extract all of the economic benefit of Yidian Chuxing and Zhipeng IoV through the exclusive service agreements.

In addition, under the exclusive option agreements, each of Xiaopeng Chuxing and Xiaopeng Technology has acquired contractual control over the distribution of dividends or any other amounts to the equity holders of our consolidated VIEs as prior written consent of Xiaopeng Chuxing and Xiaopeng Technology respectively is required before any distribution can be made by Yidian Chuxing and Zhipeng IoV respectively. In the event that the shareholders of receive any profit distribution or dividend from our consolidated VIEs, the shareholders must arrange to pay or transfer such amount (subject to the relevant PRC laws and regulations) to Xiaopeng Chuxing and Xiaopeng Technology, as appropriate.

As a result of the contractual arrangements, our Company has obtained control of our consolidated VIEs and, at our Company’s sole discretion, can receive all of the economic interest returns generated by our consolidated VIEs. Accordingly, the results of operations, assets and liabilities, and cash flows of our consolidated VIEs are consolidated into our Company’s financial statements.

Foreign Investment Law

In March 2019, the PRC National People’s Congress promulgated the Foreign Investment Law, and in December 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both became effective from January 1, 2020 and replaced the major previous laws and regulations governing foreign investments in the PRC. For details of the Foreign Investment Law and the Implementing Rules, please refer to the section “Regulations — Regulations Relating to Foreign Investment” in this prospectus.

The Foreign Investment Law and the Implementing Rules do not explicitly stipulate the contractual arrangements as a form of foreign investment. As advised by our PRC legal counsel, Fangda Partners, the Foreign Investment Law, as it is interpreted and implemented as of the date of this prospectus, does not have a material adverse impact on our contractual arrangements, including their legality and validity.

However, we are also advised by our PRC legal counsel that, the Foreign Investment Law has a catch-all provision that includes into the definition of “foreign investments” made by foreign investors in China in other methods as specified in laws, administrative regulations, or as stipulated by the State Council, and as the Foreign Investment Law and the Implementing Rules are newly adopted and relevant government authorities may promulgate more laws, regulations or rules on the interpretation and implementation of the Foreign Investment Law, the possibility cannot be ruled out that the contractual arrangements adopted by us may be deemed as a method of foreign investment by any of such future laws, regulations and rules. For further details, see “Risk Factors — Risks Relating to Our Corporate Structure — Uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and its implementing rules and how they may impact our business, financial condition and results of operations.”

Compliance with the Contractual Arrangements

Our Company has adopted the following measures to ensure the effective operation of our Company with the implementation of the contractual arrangements and our compliance with the contractual arrangements:

•

the contractual arrangements in place during each financial period will be disclosed in our Company’s annual report and accounts in accordance with the relevant provisions of the Hong Kong Listing Rules;

•

our independent non-executive directors will review the contractual arrangements annually and confirm in our Company’s annual report and accounts for the relevant year that (i) the transactions carried out during such year have been entered into in accordance with the provisions of the contractual arrangements, (ii) no dividends or other distributions have been made by Variable Interest Entities to the holders of its equity interests which are not otherwise subsequently assigned or transferred to our Company, and (iii) any new contracts entered into, renewed or reproduced between our Company and the variable interest entities during the relevant financial period above are fair and reasonable, or advantageous to our shareholders, so far as our Company is concerned and in the interests of our shareholders as a whole; and

•	our Company’s auditors will carry out review procedures in accordance with Hong Kong Standard on Assurance Engagements 3000 “Assurance Engagements Other Than Audits or Review of Historical

Financial Information” and with reference to Practice Note 740 “Auditor’s Letter on Continuing Connected Transactions under the Hong Kong Listing Rules” issued by the Hong Kong Institute of Certified Public Accountants annually on the transactions carried out pursuant to the contractual arrangements and will provide a letter to our directors with a copy to the Hong Kong Stock Exchange confirming that the transactions have received the approval of our directors, have been entered into in accordance with the relevant contractual arrangements and that no dividends or other distributions have been made by our variable interest entities to the holders of its equity interests which are not otherwise subsequently assigned or transferred to our Company.

Listing on the NYSE and Follow on Offering

In August 2020, the Company completed an initial public offering and was listed on the NYSE and sold an aggregate of 114,693,333 ADSs (including 14,959,999 ADSs sold upon the full exercise of the underwriters’ option to purchase additional ADSs), representing 229,386,666 Class A ordinary shares at a public offering price of USD15.00 per ADS, raising a total of USD1,655.7 million in net proceeds after deduction of underwriting discounts commissions and expenses.

In December 2020, the Company completed a follow-on public offering at a price of USD45.00 per ADS, or USD22.50 per shares. In this offering, we issued and sold an aggregate of 55,200,000 ADSs (including 7,200,000 ADSs sold upon the full exercise of the underwriters’ option to purchase additional ADSs), representing 110,400,000 Class A ordinary shares, raising a total of USD2,444.9 million in net proceeds after deduction of underwriting discounts, commissions and expenses.

Since the date of our listings on the NYSE and up to June 18, 2021, we had no instances of non-compliance with the rules of the NYSE in any material respects and there is no matter that should be brought to investors’ attention in relation to our compliance record on the NYSE.

Reason for the Listing on the Hong Kong Stock Exchange

Our board is of the view that the net proceeds of approximately HK$15,039.08 million (US$1,937.93 million) from the Global Offering after deducting the underwriting commissions and other estimated offering expenses payable by us, and assuming the initial public offer price of HK$180.00 (US$23.19) per share, and assuming the option of the international underwriters to purchase additional Class A ordinary shares is not exercised, the Listing and the Global Offering will provide us with the necessary funding for us to further develop our business. We also believe that the Listing will present us with an opportunity to further expand our investor base and broaden our access to capital markets.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of comprehensive loss data and summary consolidated statements of cash flows data for the years ended December 31, 2018, 2019 and 2020 and summary consolidated balance sheets data as of December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive loss data and summary consolidated cash flows data for the three months ended March 31, 2020 and 2021 and summary consolidated balance sheet data as of March 31, 2021 have been derived form our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The following summary consolidated balance sheet data as of December 31, 2018 has been derived from our audited consolidated financial statements included in our registration statement on Form F-1 filed with the SEC on December 7, 2020 and declared effective on December 8, 2020 (File No. 333-251164). Apart from the adoption of ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” or ASC Topic 326, using a modified retrospective approach, the unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.

Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results to be expected for any future period. The following selected consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included elsewhere in this prospectus.

Selected Consolidated Statements of Comprehensive Loss Data

	Year ended December 31,			Three months ended March 31,
	2018	2019	2020	2020	2021
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except for shares and per share data)
Revenues
Vehicle sales	4,153	2,171,231	5,546,754	372,151	2,810,347	428,943
Services and others	5,553	149,988	297,567	39,918	140,579	21,457

Total revenues	9,706	2,321,219	5,844,321	412,069	2,950,926	450,400

Cost of sales
Vehicle sales	(8,220)	(2,733,531)	(5,350,479)	(391,736)	(2,525,808)	(385,514)
Services and others	(3,847)	(145,829)	(227,853)	(40,206)	(95,277)	(14,542)

Total cost of sales	(12,067)	(2,879,360)	(5,578,332)	(431,942)	(2,621,085)	(400,056)

Gross (loss) profit	(2,361)	(558,141)	265,989	(19,873)	329,841	50,344

Operating expenses
Research and development expenses	(1,051,219)	(2,070,158)	(1,725,906)	(310,782)	(535,114)	(81,674)
Selling, general and administrative expenses	(642,541)	(1,164,569)	(2,920,649)	(321,825)	(720,821)	(110,019)

Total operating expenses	(1,693,760)	(3,234,727)	(4,646,555)	(632,607)	(1,255,935)	(191,693)
Other income	1,487	12,294	86,830	3,197	22,161	3,382
Loss from operations	(1,694,634)	(3,780,574)	(4,293,736)	(649,283)	(903,933)	(137,967)
Interest income	65,376	88,843	133,036	10,658	135,102	20,621
Interest expenses	(5,822)	(32,017)	(22,451)	(8,278)	(1,142)	(174)
Fair value gain (loss) on derivative assets/liabilities	254,361	27,679	1,362,025	(4,968)	(1,808)	(276)
Other non-operating (loss) income, net	(18,104)	4,397	90,364	2,110	(14,780)	(2,256)

	Year ended December 31,			Three months ended March 31,
	2018	2019	2020	2020	2021
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except for shares and per share data)
Loss before income tax expenses	(1,398,823)	(3,691,672)	(2,730,762)	(649,761)	(786,561)	(120,052)

Income tax expenses	—	(1)	(1,223)	—	—	—

Net loss	(1,398,823)	(3,691,673)	(2,731,985)	(649,761)	(786,561)	(120,052)

Comprehensive loss attributable to ordinary shareholders of XPeng Inc.	(2,257,844)	(4,645,722)	(5,614,162)	(947,030)	(685,469)	(104,622)

Weighted average number of ordinary shares used in computing net loss per ordinary share
Basic and diluted	330,176,070	349,450,580	754,270,914	362,747,375	1,586,718,206	1,586,718,206
Net loss per ordinary share attributable to ordinary shareholders
Basic and diluted	(6.83)	(13.29)	(6.48)	(2.58)	(0.50)	(0.08)

Selected Consolidated Balance Sheets Data

	As of December 31,			As of March 31,
	2018	2019	2020	2021
	RMB	RMB	RMB	RMB	US$
	(in thousands, except for share data)
Balance Sheets Data:

Cash and cash equivalents	1,626,878	1,946,931	29,209,388	31,061,085	4,740,848
Restricted cash	4,647	460,812	2,332,145	1,779,251	271,567
Short-term deposits	759,975	—	979,897	988,711	150,907
Short-term investments	2,246,272	407,844	2,820,711	1,468,158	224,085
Prepayments and other current assets	1,236,596	1,083,307	1,603,286	1,788,035	272,908
Property, plant and equipment, net	863,357	3,229,952	3,081,502	3,174,344	484,500
Total assets	7,673,188	9,251,365	44,706,779	47,170,729	7,199,661
Short-term borrowings	200,000	419,950	127,900	7,900	1,206
Current portion of long-term borrowings	—	60,000	45,000	—	—
Long-term borrowings	1,000,000	1,690,000	1,645,000	1,600,000	244,208
Derivative liabilities	637,015	897,091	—	8,798	1,343
Total liabilities	2,878,940	6,388,317	10,276,970	13,336,113	2,035,490
Total mezzanine equity	6,979,473	9,693,478	—	—	—
Total shareholders’ (deficit) equity	(2,185,225)	(6,830,430)	34,429,809	33,834,616	5,164,171

Selected Consolidated Statements of Cash Flows Data

	Year Ended December 31,			Three months ended March 31,
	2018	2019	2020	2020	2021
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)

Summary Consolidated Cash Flow Data:
Operating cash flows before changes in operating assets and liabilities, net of business acquisition	(1,552,727)	(3,355,879)	(2,597,017)	(558,116)	(426,551)	(65,104)
Changes in operating assets and liabilities, net of business acquisition	(2,989)	(189,976)	2,494,676	(128,018)	(92,044)	(14,049)
Interest paid	(16,999)	(16,909)	(37,411)	(7,912)	(51,112)	(7,801)
Income tax paid	—	(1)	(14)	—	(1,209)	(185)
Net cash used in operating activities	(1,572,715)	(3,562,765)	(139,766)	(694,046)	(570,916)	(87,138)
Net cash (used in) provided by investing activities	(3,630,324)	740,296	(4,406,161)	(94,759)	341,680	52,151
Net cash provided by financing activities	6,734,200	3,593,562	34,329,793	791,626	1,445,678	220,653
Cash, cash equivalents and restricted cash at beginning of the year/period	115,146	1,631,525	2,407,743	2,407,743	31,541,533	4,814,178
Cash, cash equivalents and restricted cash at end of the year/period	1,631,525	2,407,743	31,541,533	2,401,688	32,840,336	5,012,415

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements and Industry Data.”

Overview

Since the establishment of our company, we have taken an innovative technological path to our envisioned future of mobility. We intend to empower consumers with our differentiated Smart EVs that can offer mobility experiences that are disruptive to the industry. Within only six years since our inception in 2015, we have become one of the leading Smart EV companies in China, with leading software, data and hardware technology at our core and bringing innovation in autonomous driving, smart connectivity and core vehicle systems. As of June 18, 2021, we are the only automotive company based in China that develops full-stack autonomous driving software in house and has deployed such software on mass-produced vehicles according to IHS Markit. According to the same source, our latest proprietary autonomous driving system, XPILOT 3.0, represents one of the most advanced autonomous driving technologies adopted on commercially available vehicles.

Our Smart EVs appeal to the large growing base of technology-savvy middle-class consumers in China. We primarily target the mid- to high-end segment in China’s passenger vehicle market, with prices ranging from RMB150,000 to RMB300,000. According to IHS Markit, we were one of the top five best-selling brands in the mid- to high-end EV segment in China based on sales volume in 2020. Consumers choose our products primarily because of attractive design, interactive smart mobility experience, long driving range and advanced technology.

We started delivery of the G3 in December 2018, and had delivered 30,102 units of the G3 to customers as of March 31, 2021. We started delivery of the P7 in May 2020, and had delivered 23,036 units of the P7 to customers as of March 31, 2021. In April 2021, we have unveiled the P5, our third Smart EV, which is expected to be the world’s first mass-produced Smart EV equipped with LIDAR upon delivery, according to IHS Markit. We plan to launch our fourth Smart EV, an SUV, in 2022, featuring advanced autonomous driving system and enhanced core vehicle systems.

We seek to continuously expand our customer reach by extending our online and physical sales and service network. We have an omni-channel sales model, which combines a data-driven online marketing strategy with a physical sales and service network, and we strive to ensure consistent brand image, customer experience and price across all sales channels. As of March 31, 2021, our physical sales and service network consisted of a total of 178 stores and 61 service centers, covering 70 cities in China. A substantial majority of our stores are strategically located in shopping malls, as we believe such locations enable us to raise our brand awareness and attract customer traffic in a cost-efficient manner. In addition, we actively engage in online marketing through a variety of channels to further enhance our brand recognition and acquire customers.

Our manufacturing philosophy centers on quality, continuous improvement, flexibility and high operating efficiency. We take a lean production approach, with the aim of continuous optimization in operating efficiency and product quality. We started production of the P7 at our plant in Zhaoqing, Guangdong province, in May 2020. We produce our G3 through a contract manufacturing collaboration with Haima, at its plant in Zhengzhou, Henan province. Such arrangement has allowed us to retain effective control of key manufacturing and procurement processes and product quality with minimal required capital outlay at the initial stage of our development. The Zhaoqing plant and the Haima plant have annual production capacities of up to 100,000 units and 150,000 units, respectively. To further expand our production capacity, we are planning to construct new Smart EV manufacturing bases in Guangzhou and Wuhan, with an expected annual production capacity of up to 100,000 units each.

We have achieved significant growth and strong operating results. Our total revenues grew rapidly from RMB9.7 million in 2018 to RMB2,321.2 million in 2019, and further to RMB5,844.3 million in 2020. For the three months ended March 31, 2021, our total revenues were RMB2,950.9 million (US$450.4 million), representing a significant increase compared to RMB412.1 million for the three months ended March 31, 2020. Our Smart EV deliveries increased from 29 units in 2018 to 12,728 units in 2019, and further to 27,041 units in 2020. For the three months ended March 31, 2021, our Smart EV deliveries were 13,340 units, representing a significant increase compared to 2,271 units for the three months ended March 31, 2020. Along with strong revenue growth, our gross profit margin increased from (24.3%) in 2018 to (24.0%) in 2019, further to 4.6% in 2020, and further to 11.2% for the three months ended March 31, 2021.

Business Model

We offer an innovative mobility experience through our Smart EVs, software and services. Vehicle sales is the primary source of our revenues. We have delivered two Smart EV models, and we plan to continuously introduce new models to expand our product portfolio and customer base.

We aim to diversify our revenue streams and monetization opportunities by offering a variety of software and services, such as advanced autonomous driving software and content monetization. Such software and services allow us to achieve full-lifecycle customer engagement, maximize customer lifetime value, drive word-of-mouth referrals and improve margins. We have already generated revenues from service offerings, including, among others, maintenance service, super charging service, finance lease and ride-hailing service. In addition, since the release of XPILOT 3.0 in January 2021, we have also generated revenues from our advanced autonomous driving software. Furthermore, we have built a smart connectivity ecosystem through our in-car app store, which allows our customers to conveniently access services and content offered by our business partners.

Major Factors Affecting our Results of Operations

General Factors Affecting Our Results of Operations

The demand for our Smart EVs is affected by the following general factors:

•	China’s macroeconomic conditions and the growth of China’s overall passenger vehicle market, especially the mid- to high-end segment;

•

penetration rate of EVs in China’s passenger vehicle market, which is in turn affected by, among other things, (i) functionality and performance of EVs, (ii) total cost of ownership of EVs and (iii) availability of charging network;

•	development, and customer acceptance and demand, of smart technology functions, such as autonomous driving and smart connectivity; and

•	government policies and regulations for EVs and smart technology functions, such as subsidies for EV purchases and government grants for EV manufacturers.

Changes in any of these general industry conditions could affect our business and result of operations.

Specific Factors Affecting Our Results of Operations

Besides the general factors affecting China’s Smart EV market, our business and results of operations are also affected by company specific factors, including the following major factors:

Our ability to attract new customers and grow our customer base

We design our Smart EVs to satisfy the needs and preferences of China’s technology-savvy middle-class consumers. We strive to enhance brand recognition among our target customers by consistently delivering upgradable Smart EVs as well as superior customer experiences. Our ability to attract new customers also depends on the scale and efficiency of our sales network, which includes direct stores, franchised stores and various marketing channels. We seek to attract new customers cost-efficiently by, among other things, locating a substantial majority of our stores in shopping malls, adopting an asset-light franchise model, and engaging in various marketing activities. Enhanced customer satisfaction will help to drive word-of-mouth referrals, which will reduce our customer acquisition costs. In addition, we intend to strategically expand and strengthen our international market presence, initially primarily focusing on overseas markets with higher Smart EV penetration, such as certain European markets. As we continue to develop and launch new Smart EV models, invest in our brand and expand our sales and service network, we expect to attract more customers and grow our revenues.

Competitiveness and continued expansion of our Smart EV portfolio

Our ability to periodically introduce new Smart EV models will be an important contributor to our future growth. We have delivered two Smart EVs, the G3 and the P7, and unveiled our third Smart EV model, the P5, and we plan to continuously introduce new models to expand our product portfolio and customer base. We expect our revenue growth to be driven in part by the continued expansion of our Smart EV portfolio.

We differentiate our Smart EVs based on a number of core attributes, which are attractive design, high performance, smart technology functions and proven safety and reliability. Customer acceptance of our Smart EVs also depends on our ability to maintain competitive pricing. We primarily target our Smart EVs to the mid- to high-end segment in China’s passenger vehicle market. With autonomous driving, smart connectivity and high performance, our Smart EVs offer compelling value proposition in the mid- to high-end segment.

Investment in technology and talents

We develop most of our key technologies in-house to achieve a rapid pace of innovation. Such technologies encompass both software, including software for XPILOT and Xmart OS, and core vehicle systems, including powertrain and E/E architecture. Accordingly, we dedicate significant resources towards research and development, and our research and development staff accounted for 39.8% of our total employees as of March 31, 2021. We will continue to recruit and retain talented software developers and engineers to grow our strength in the key technologies. We expect our strategic focus on innovations will further differentiate our Smart EVs as well as software and service offerings, which will in turn enhance our competitiveness.

Software and content monetization

We aim to diversify our revenue streams and monetization opportunities by offering advanced software systems. We rolled out XPILOT 3.0 through an OTA firmware update in January 2021. We plan to further monetize from our software and content offerings in the future. The success of our software monetization will depend on our abilities to develop advanced software and attractive premium features, and seamlessly integrate it with our Smart EVs’ hardware.

Improvement of operating efficiency

We aim to improve operating efficiency in every aspect of our business, such as product development, supply chain, manufacturing, sales and marketing, as well as service offerings. We strategically established two

Smart EV platforms that are scalable for both SUVs and sedans with different wheelbases within a wide range, which allows us to develop new models in a fast and cost-efficient manner. Our supply chain affects our cost of sales and gross margin, and we expect to reduce bill-of-material cost of certain components and parts on a per-unit basis, as we ramp up production volume and achieve economies of scale. We also focus on the efficiency in the manufacturing process, such as our operations at the Zhaoqing plant. As we expand our product portfolio and grow our revenues, we expect our expenses as a percentage of our revenues to decrease.

Impact of Covid-19 on our Operations

During January 2020, COVID-19, a strain of coronavirus, has surfaced. Since then, the COVID-19 pandemic has caused a significant impact on the Chinese and global economy. In early 2020, the PRC government placed significant restrictions on travel within China and closed certain businesses, and governments outside of China have halted or sharply curtailed the movement of people, goods and services to and from China. While we have resumed normal business operations, we have experienced certain disruptions in our operations as a result of the government-imposed suspensions due to the COVID-19 outbreak in China. A substantial number of our offices and stores, as well as our manufacturing facilities, were closed for certain periods in the first quarter of 2020. As a result, our Smart EV deliveries decreased from 3,218 units in the fourth quarter of 2019 to 2,271 units in the first quarter of 2020. In particular, we delivered 1,055, 161 and 1,055 units of Smart EVs in January, February and March 2020, respectively, which were lower than our expectation before the COVID-19 outbreak. The sharp decrease in the number of deliveries in February 2020 was mainly due to the significant impact from COVID-19 outbreak in China and seasonal impact from the Chinese New Year holiday. Furthermore, the COVID-19 pandemic has affected and may affect future delivery of components from certain suppliers that suspended production. For example, some of our suppliers were unable to deliver sufficient components to us due to the COVID-19 outbreak in the beginning of 2020. By mid-April 2020, these suppliers had resumed their normal delivery of components. At this point, we cannot accurately predict what effects the COVID-19 pandemic would have on our business, which will depend on, among other factors, the ultimate geographic spread of the virus, the duration of the pandemic and the corresponding travel restrictions and business closures imposed by government authorities. See also “Risk Factors—Risks Relating to Our Business and Industry—The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our results of operations.”

Despite the temporary disruption caused by the COVID-19 pandemic, we were able to achieve significant growth in 2020, with an increase by 151.8% in revenues from 2019 to 2020.

Major Components of our Results of Operations

Revenues

The following table sets forth a breakdown of our revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated:

	Year ended December 31,						Three months ended March 31,
	2018		2019		2020		2020		2021
	RMB	%	RMB	%	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenues
Vehicle sales	4,153	42.8	2,171,231	93.5	5,546,754	94.9	372,151	90.3	2,810,347	428,943	95.2
Services and others	5,553	57.2	149,988	6.5	297,567	5.1	39,918	9.7	140,579	21,457	4.8

Total	9,706	100.0	2,321,219	100.0	5,844,321	100.0	412,069	100.0	2,950,926	450,400	100.0

We began generating revenues from vehicle sales in the fourth quarter of 2018, when we began delivering our Smart EVs. We generate revenues from (i) vehicle sales, which represent sales of our Smart EVs, and

(ii) services and others, primarily including maintenance service, super charging service, finance lease and ride-hailing service.

The overall contract price under a sales contract is allocated to each distinct performance obligation based on the relative estimated standalone selling price. For example, the revenues for sales of the Smart EV and home charger is recognized when the control of the Smart EV is transferred to the customer and the home charger is installed at customer’s designated location.

We plan to further monetize through software offerings. For example, we rolled out XPILOT 3.0 through an OTA firmware update in January 2021. A customer can purchase XPILOT 3.0 by either making a lump sum payment or making annual payments for a certain period. Revenues from XPILOT 3.0 will be recognized under vehicle sales when the functionality is delivered to the customer.

Cost of sales

The following table sets forth a breakdown of our cost of sales, expressed as an absolute amount and as a percentage of our total revenues, for the periods indicated:

	Year ended December 31,						Three months ended March 31,
	2018		2019		2020		2020		2021
	RMB	%	RMB	%	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of sales
Vehicle sales	8,220	84.7	2,733,531	117.8	5,350,479	91.6	391,736	95.1	2,525,808	385,514	85.6
Services and others	3,847	39.6	145,829	6.3	227,853	3.9	40,206	9.8	95,277	14,542	3.2

Total	12,067	124.3	2,879,360	124.0	5,578,332	95.4	431,942	104.8	2,621,085	400,056	88.8

Cost of vehicle sales primarily includes direct parts, material, processing fee, labor cost and manufacturing overhead, including depreciation of assets associated with production, and reserves for estimated warranty expenses. Cost of services and others primarily includes cost of direct part, material, depreciation of associated assets used for providing the services and installment costs.

Research and development expenses

Our research and development expenses primarily consist of (i) employee compensation, representing salaries, benefits, share-based compensation and bonuses for our research and development personnel, (ii) design and development expenses, which primarily include fees payable to third-party suppliers for designing molds, (iii) materials and supplies expenses in relation to testing materials, and (iv) certain other expenses. All expenses associated with research and development are expensed as incurred.

Our research and development expenses are mainly driven by the number of our research and development personnel, as well as the stage and scale of our vehicle development and the development of our key software and hardware technologies. We dedicate significant resources towards research and development, and our research and development staff accounted for 39.8% of our total employees as of March 31, 2021.

Selling, general and administrative expenses

The following table sets forth a breakdown of our selling, general and administrative expenses, expressed as an absolute amount and as a percentage of total selling, general and administrative expenses, for the periods indicated:

	Year ended December 31,						Three months ended March 31,
	2018		2019		2020		2020		2021
	RMB	%	RMB	%	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Selling, general and administrative expenses
Selling expenses	317,109	49.4	668,602	57.4	1,737,765	59.5	183,069	56.9	569,318	86,895	79.0
General and administrative expenses	325,432	50.6	495,967	42.6	1,182,884	40.5	138,756	43.1	151,503	23,124	21.0

Total	642,541	100.0	1,164,569	100.0	2,920,649	100.0	321,825	100.0	720,821	110,019	100.0

Our selling expenses primarily consist of (i) employee compensation, including salaries, benefits, share-based compensation and bonuses for our sales and marketing staff, (ii) marketing, promotional and advertising expenses, (iii) operating and lease expenses for direct stores, (iv) commissions to franchised stores, and (v) certain other expenses. Our general and administrative expenses primarily consist of (i) employee compensation, including salaries, benefits, share-based compensation and bonuses for our general corporate staff, (ii) professional service fees, and (iii) certain other expenses.

Our selling, general and administrative expenses are mainly driven by the number of our sales, marketing, general corporate personnel, marketing and promotion activities and the expansion of our sales and service network.

Other income

Our other income primarily consists of government subsidies that are not contingent upon our further actions or performance.

Interest income

Our interest income primarily consists of interest earned on cash deposits in banks and short-term investments.

Interest expenses

Our interest expenses primarily consist of interest expenses with respect to our bank borrowings.

Fair value gain (loss) on derivative assets/liabilities

Fair value gain or loss on derivative liabilities consists of net gain or loss from the change in the fair value of derivative liabilities, which are primarily related to the redemption rights of our preferred shares.

Other non-operating (loss) income, net

Other non-operating loss or income primarily consist of exchange losses or gains we incur based on movements between the U.S. dollar and the Renminbi.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands as an exempted company with limited liability under Cayman Companies Act and accordingly are not subject to tax on either income or capital gain in the Cayman Islands. In addition, no Cayman Islands withholding tax is imposed upon any payments of dividends by our subsidiaries to us.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, our Hong Kong subsidiaries are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by our Hong Kong subsidiaries to us are not subject to any Hong Kong withholding tax.

PRC

The PRC Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008, applies a uniform enterprise income tax rate of 25% to both FIEs and domestic enterprises. Certified HNTEs are entitled to a favorable statutory tax rate of 15%, subject to renewal every three years. During the three-year period, an HNTE must conduct a self-review each year to ensure it meets the HNTE criteria and is eligible for the 15% preferential tax rate for the given year. If an HNTE fails to meet the criteria for being an HNTE in any year, the enterprise cannot enjoy the 15% preferential tax rate in the given year, and must instead use the uniform enterprise income tax rate of 25%.

Guangzhou Xiaopeng Motors Technology Co., Ltd., one of our subsidiaries, qualified as an HNTE in December 2019, and it is entitled to enjoy the beneficial tax rate of 15% for the years 2019 through 2021.

Zhaoqing Xiaopeng Automobile Co., Ltd., one of our subsidiaries, qualified as an HNTE in December 2020, and it is entitled to enjoy the beneficial tax rate of 15% for the years 2020 through 2022.

Under the EIT Law, dividends generated after January 1, 2008 and payable by an FIE in the PRC to its foreign investors who are non-resident enterprises are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. The Cayman Islands, where the Company was incorporated, does not have a tax treaty with the PRC. In accordance with the accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. All FIEs are subject to the withholding tax from January 1, 2008. The presumption may be overcome if we have sufficient evidence to demonstrate that the undistributed dividends will be re-invested and the remittance of the dividends will be postponed indefinitely. We did not record any dividend withholding tax, as we have no retained earnings for any of the years presented.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a “resident enterprise” and consequently be subject to the PRC income tax at the rate of 25% for its global income. The EIT Law defines the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties and others of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, we do not believe that it is likely that our operations outside of the PRC will be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, there is uncertainty as to the application of the EIT Law. If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a resident enterprise under the EIT Law, it would be subject to enterprise income tax on its worldwide income at a uniform enterprise income tax rate of 25%.

According to a policy promulgated by the State Tax Bureau of the PRC and effective from 2008 onwards, enterprises engaged in research and development activities are entitled to claim an additional tax deduction amounting to 50% of its research and development expenses in determining its tax assessable profits for the year.

The additional tax deduction amount of the research and development expenses has been increased from 50% to 75%, effective from 2018 to 2020, according to a new tax incentives policy promulgated by the State Tax Bureau of the PRC in September 2018.

Critical Accounting Policies and Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our consolidated financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

See our consolidated financial statements and related notes included elsewhere in this prospectus for a description of other significant accounting policies.

Revenue Recognition

Revenue is recognized when or as the control of the goods or services is transferred upon delivery to customers. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if our performance:

•	provides all of the benefits received and consumed simultaneously by the customer;

•	creates and enhances an asset that the customer controls as we perform; or

•	does not create an asset with an alternative use to us and we have an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, we allocate overall contract price to each distinct performance obligation based on its relative standalone selling price in accordance with ASC 606. We generally determine standalone-selling prices for each individual distinct performance obligation identified based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information, the data utilized, and considering our pricing policies and practices in making pricing decisions. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may affect the revenue recognition. The discount provided in the contract are allocated by us to all performance obligations as conditions under ASC 606-10-32-37 are not met.

Vehicle Sales

We generate revenue from sales of our Smart EVs, together with a number of embedded products and services through a contract. We identify the customers who purchase the Smart EVs as our customers. There are multiple distinct performance obligations explicitly stated in a series of contracts including sales of vehicle, free charging within four years or 100,000 kilometers, extended lifetime warranty, option between home charger and charging card, vehicle internet connection services, services of lifetime free charging in XPeng-branded super charging stations and lifetime warranty of battery which are accounted for in accordance with ASC 606. The standard warranty provided by us is accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when we transfer the control of vehicle to a customer.

Car buyers in the PRC are entitled to government subsidies when they purchase EVs. For efficiency purpose and better customer service, we or Zhengzhou Haima Automobile Co., Ltd. applies for and collects such government subsidies on behalf of the customers. Accordingly, customers only pay the amount after deducting government subsidies. We determined that the government subsidies should be considered as part of the transaction price because the subsidy is granted to the buyer of the EVs and the buyer remains liable for such amount in the event the subsidies were not received by us due to the buyer’s fault such as refusal or delay of providing application information.

The overall contract price is allocated to each distinct performance obligation based on the relative estimated standalone selling price. The revenue for sales of the Smart EVs and home chargers is recognized at a point in time when the control of the Smart EV is transferred to the customer and the home charger is installed at customer’s designated location. For vehicle internet connection service, we recognize the revenue using a straight-line method. For the extended lifetime warranty and lifetime warranty of battery, given limited operating history and lack of historical data, we decide to recognize the revenue over time based on a straight-line method initially, and will continue monitoring the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available. For the free charging within four years or 100,000 kilometers and charging card to be consumed to exchange for charging services, we consider that a measure of progress based on usage (rather than a time-based method) best reflects the performance as it’s typically a promise to deliver the underlying service rather than a promise to stand ready. For the services of free charging in XPeng-branded super charging station, we recognized the revenue over time based on straight-line method during the expected useful life of the vehicle.

Initial refundable deposits for intention orders and non-refundable deposits for vehicle reservations received from customers prior to vehicle purchase agreements signed are recognized as refundable deposits from customers (accruals and other liabilities) and advances from customers (accruals and other liabilities). When vehicle purchase agreements are signed, the consideration for the vehicle and all embedded services must be paid in advance, which means the payments received are prior to the transfer of goods or services by us, we record a contract liability (deferred revenue) for the allocated amount regarding to those unperformed obligations. At the same time, advances from customers are classified as contract liability (deferred revenue) as part of the consideration.

Other services

We provide variable other services to customers, including services embedded in a sales contract, maintenance service, super charging service, vehicle leasing service and ride-hailing service.

Services embedded in a sales contract may include free charging within four years or 100,000 kilometers, extended lifetime warranty, option between home charger and charging card, vehicle internet connection services, lifetime warranty of battery and services of free charging services in XPeng-branded charging station. Other services also include maintenance service and super charging service. These services are recognized under ASC 606.

Revenue from vehicle leasing service to customers under operating lease and finance lease are recognized under ASC 842.

We provide ride-hailing services with smart commuting solutions to customers by using our self-owned G3s and hiring and training drivers managed by third-party agents via service agreement. We believe we act as a principle in the ride-hailing service as we control a specified good or service before it is transferred to the customers. The revenue for ride-hailing service is recognized overtime in a period when the ride-hailing service is consumed under ASC 606.

Practical expedients and exemptions

We follow the guidance on immaterial promises when identifying performance obligations in the vehicle sales contracts and concludes that lifetime roadside assistance, traffic ticket inquiry service, courtesy car service, on-site troubleshooting and parts replacement service, are not performance obligations considering these services are value-added services to enhance customer experience rather than critical items for vehicle driving and forecasted that usage of these five services will be very limited. We also perform an estimation on the stand-alone fair value of each promise applying a cost plus margin approach and concludes that the standalone fair value of foresaid services are insignificant individually and in aggregate, representing less than 1% of vehicle gross selling price and aggregate fair value of each individual promise.

Considering the qualitative assessment and the result of the quantitative estimate, we concluded not to assess whether promises are performance obligation if they are immaterial in the context of the contract and the relative stand-alone fair value individually and in aggregate is less than 1% of the contract price, namely the lifetime roadside assistance, traffic ticket inquiry service, courtesy car service, on-site troubleshooting and parts replacement service. Related costs are then accrued instead.

Customer Upgrade Program

In the third quarter of 2019, due to the upgrade of the G3 from 2019 version, or the G3 2019, to 2020 version, or the G3 2020, we voluntarily offered all owners of the G3 2019 model the options to either receive loyalty points, valid for five years since the grant date, which can be redeemed for goods or services, or obtain an enhanced trade-in right, which is valid for 120 days, contingent on a future purchase starting from the 34th month of the original purchase date but only if they purchase a new vehicle from us. The owners of the G3 2019 model had to choose one of the two options within 30 days after receiving the notice. Anyone who did not make the choice before the date was deemed abandoning the options. At the time the offers were made, we still had unfulfilled performance obligations for services to the owners of the G3 2019 model associated with their original purchase. We considered this offering is to improve the satisfaction of the owners of the G3 2019 model but was not the result of any defects or resolving past claims regarding the G3 2019 model.

As both options provide a material right (a significant discount on future goods or services) for no consideration to existing customers with unfulfilled performance obligations, we consider this arrangement to be a modification of the existing contracts with customers. Further, as the customers did not pay for the additional rights, the contract modification is accounted for as the termination of the original contract and commencement of a new contract, which will be accounted for prospectively. The material right from the loyalty points or the trade-in right shall be considered in the reallocation of the remaining consideration from the original contracts among the promised goods or services not yet transferred at the date of the contract modification. This reallocation is based on the relative stand-alone selling prices of these various goods and services.

For the material right from loyalty points, we estimated the probability of points redemption when determining the stand-alone selling price. Since the fact that most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to customers, we believe it is reasonable to assume all points will be redeemed and no forfeiture is estimated currently. The amount allocated to the points as a separate performance obligation is recorded as a contract liability (deferred revenue) and revenue will be recognized when future goods or services are transferred. We will continue to monitor forfeiture rate data and will apply and update the estimated forfeiture rate at each reporting period.

According to the terms of the trade-in program, owners of the G3 2019 who elected the trade-in right have the option to trade in their G3 2019 at a fixed predetermined percentage of its original G3 2019 purchase price, or the guaranteed trade-in value, starting from the 34th month of the original purchase date but only if they purchase a new vehicle from us. Such trade-in right is valid for 120 days. That is, if the owner of a G3 2019 does not purchase a new vehicle within that 120-day period, the trade-in right expires. The guaranteed trade-in value will be deducted from the retail selling price of the new vehicle purchase. The customer cannot exercise the trade-in right on a stand-alone basis solely as a function of their original purchase of the G3 2019 and this program, and therefore, we do not believe the substance of the program is a repurchase feature that provides the customer with a unilateral right of return. Rather, the trade-in right and purchase of a new vehicle are linked as part of a single transaction to provide a loyalty discount to existing customers. We believe the guaranteed trade-in value will be greater than the expected market value of the G3 2019 at the time the trade-in rights become exercisable, and therefore, the excess value is essentially a sales discount on the new vehicle purchase. For the trade-in right, we estimated the potential forfeiture rate based on the market expectation of the possibility of the future buying and applied the forfeiture rate when determining the stand-alone selling price at the date of the contract modification. The amount allocated to the trade-in right as a separate performance obligation is recorded as a contract liability (deferred revenue) and revenue will be recognized when the trade-in right is exercised and a new vehicle is purchased. We will continue to reassess the reasonableness of the forfeiture rate applied in the subsequent reporting periods.

Intangible assets, net

Intangible assets consist of manufacturing license, license plate, software and license of maintenance and overhauls. Intangible assets with finite lives, including software and license of maintenance and overhaul, are carried at acquisition cost less accumulated amortization and impairment, if any. Finite lived intangible assets are tested for impairment if impairment indicators arise.

Amortization of intangible assets with finite lives are computed using the straight-line method over the estimated useful lives as below:

Estimated useful lives
Software	2 to 10 years
License of maintenance and overhauls	26 months

We estimate the useful life of the software to be two to ten years based on the contract terms, expected technical obsolescence and innovations and industry experience of such intangible assets. We estimate the useful life of the license of maintenance and overhauls to be 26 months based on the contract terms.

The estimated useful lives of intangible assets with finite lives are reassessed if circumstances occur that indicate the original estimated useful lives have changed.

Intangible assets that have indefinite useful life are manufacturing license and license plate as of December 31, 2020 and March 31, 2021. No useful life was determined in the contract terms when we acquired the manufacturing license and license plate. We expect that the manufacturing license and license plate are unlikely to be terminated based on industry experience and will continue to contribute revenue in the future. Therefore, we consider the useful life of such intangible assets to be indefinite.

We evaluate indefinite-lived intangible assets each reporting period to determine whether events and circumstances continue to support indefinite useful lives. The value of indefinite-lived intangible assets is not amortized, but tested for impairment annually or whenever events or changes in circumstances indicate that it is more likely than not that the asset is impaired in accordance with ASC 350. We first perform a qualitative assessment to assess all relevant events and circumstances that could affect the significant inputs used to determine the fair value of the indefinite-lived intangible asset. If after performing the qualitative assessment, we determine that it is more likely than not that the indefinite-lived intangible asset is impaired, we calculate the fair value of the intangible asset and perform the quantitative impairment test by comparing the fair value of the asset with its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, we recognize an impairment loss in an amount equal to that excess. In consideration of the growing electronic vehicle industry in China, our improving financial performance, the stable macroeconomic conditions in China and our future manufacturing plans, we determined that it is not likely that the license plate was impaired as of December 31, 2018, 2019 and 2020 and March 31, 2021 and not likely that the manufacturing license which was newly obtained in May 2020 as of December 31, 2020 and March 31, 2021. As such, no impairment of indefinite-lived intangible assets was recognized for each of the years ended December 31, 2018, 2019 and 2020 and the three months ended March 31, 2020 and 2021.

Share-Based Compensation

We grant RSUs, restricted shares and share options, or collectively, Share-based Awards, to eligible employees and accounts for share-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Share-based awards are measured at the grant date fair value of the awards and recognized as expenses using graded vesting method, net of estimated forfeitures, if any, over the requisite service period. For awards with performance conditions, we would recognize compensation cost if and when we conclude that it is probable that the performance condition will be achieved.

The fair value of the RSUs and restricted shares granted prior to the completion of the initial public offering in the United States were assessed using the income approach/discounted cash flow method, with a discount for lack of marketability given that the shares underlying the awards were not publicly traded at the time of grant. This assessment requires complex and subjective judgments regarding our projected financial and operating results, our unique business risks, the liquidity of our ordinary shares and our operating history and prospects at the time the grants were made. The fair value of share options granted prior to the completion of the initial public offering in the United States is estimated on the grant or offering date using the Binomial option-pricing model. The assumptions used in share-based compensation expense recognition represent management’s best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation expenses could be materially different for any period. The fair value of the RSUs granted subsequent to the completion of the initial public offering in the United States is estimated based on the fair market value of the underlying ordinary shares of us on the date of grant.

Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive Share-based Awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by us for accounting purposes.

Share options granted to employees

Since 2015, Chengxing Zhidong has granted options to certain directors, executive officers and employees. The options granted are exercisable only upon the completion of an initial public offering or change in control.

Share options granted to employees includes both service condition and performance condition. Employees are required to provide continued service through the satisfaction of the occurrence of change of control or an initial public offering, or collectively, the Liquidity Event, to retain the award since no share option would be vested prior to the occurrence of the Liquidity Event even though the service condition has been satisfied. Given the vesting of the share options granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense to be recognized until the date of consummation of Liquidity Event.

The fair value of each share options granted was estimated on the date of each grant using the Binomial option-pricing model with the assumptions (or ranges thereof) in the following table:

	Year ended December 31,			Three months ended March 31,
	2018	2019	2020	2020	2021
Expected term (years)	7	7	7	7	N/A
Exercise price (RMB)	0.0004	0.0004	0.0004	0.0004	N/A
Fair value of the ordinary shares on the date of option grant (RMB)	2.51 ~ 8.08	8.36 ~ 8.60	8.36 ~ 8.53	8.36 ~ 8.53	N/A
Risk-free interest rate	3.03%~3.68%	2.66%~3.31%	3.10%~3.31%	3.10%~3.31%	N/A
Expected dividend yield	0.00%	0.00%	0.00%	0.00%	N/A
Expected volatility	34.28%~34.39%	33.32%~33.56%	33.35%~33.56%	33.35%~33.56%	N/A

Valuations of our ordinary shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants’ Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, and with the assistance of an independent valuation firm from time to time. The assumptions we use in the valuation model are based on future expectations combined with management judgment, with inputs of numerous objective and subjective factors, to determine the fair value of our ordinary shares, including the following factors:

•	our operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•	the prices, rights, preferences and privileges of our convertible preferred shares relative to our ordinary shares;

•	the likelihood of occurrence of liquidity event and redemption event;

•	any adjustment necessary to recognize a lack of marketability for our ordinary shares; and

•	the market performance of industry peers.

In order to determine the fair value of our ordinary shares underlying each share-based award grant, we first determined our business entity value and then allocated the business entity value to each element of our capital structure (convertible redeemable preferred shares and ordinary shares) using an option pricing method. In our case, three scenarios were assumed, namely: (i) the liquidation scenario, in which the option pricing method was adopted to allocate the value between convertible preferred shares and ordinary shares, and (ii) the redemption scenario, in which the option pricing method was adopted to allocate the value between convertible preferred shares and ordinary shares, and (iii) the mandatory conversion scenario, in which equity value was allocated to convertible preferred shares and ordinary shares on an as-if converted basis. Increasing probability was assigned to the mandatory conversion scenario during 2018 and 2019 in light of preparations for our initial public offering in the United States in August 2020.

In determining the fair value of our business entity value, we applied the income approach/discounted cash flow, analysis based on our projected cash flow using management’s best estimate as of the valuation date. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

Assumptions and estimates are not necessary to determine the fair value of our ordinary shares since the listing of our ADSs on the NYSE.

Restricted share units granted to employees

Prior to the completion of the initial public offering in the United States, RSUs granted to employees includes both service condition and performance condition. Employees are required to provide continued service through the satisfaction of the occurrence of Liquidity Event to retain the award since no RSU would be vested prior to the occurrence of the Liquidity Event even though the service condition has been satisfied. The Company also granted RSUs in 2020 with only performance condition and the RSUs would be vested upon the occurrence of Liquidity Event. Given the vesting of these two types of RSUs granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense to be recognized until the date of consummation of Liquidity Event. In July 2020, RSUs vested immediately upon grant date were granted to employees and the share-based compensation expense were recognized immediately on the grant date. Subsequent to the completion of the initial public offering in the United States, we granted RSUs with only service condition to employees and the share-based compensation expenses were recognized over the vesting period using straight-line method. After the completion of the initial public offering in the United States, the fair value of restricted share units is determined with reference to the price of our ADSs on the NYSE.

Restricted shares granted to two co-founders

For the years ended December 31, 2018 and 2019, two co-founders have agreed that their founders’ shares would be subject to requisite service conditions that shall vest in a certain period. The restricted shares require future requisite service and it does not contain a market or performance condition that must be satisfied before the grant date. Accordingly, no share-based compensation expenses would be recognized prior to the grant date but would be recognized based on the fair value of the shares at the grant date over the requisite service period.

A change in any of the terms or conditions of restricted shares granted to two co-founders is accounted for as a modification of the awards. The cumulative amount of share-based compensation expenses that would be recognized is the original grant-date fair value of the award plus any incremental fair value resulting from the modification. We calculate incremental compensation expense of a modification as the excess of the fair value of the modified awards over the fair value of the original awards immediately before its terms are modified at the modification date. For vested restricted shares, we recognize incremental compensation cost in the period when the modification occurs. For restricted shares not being fully vested, we recognize the sum of the incremental compensation expense and the remaining unrecognized compensation expense for the original awards over the remaining requisite service period after modification.

As of December 31, 2019, all the restricted shares of two co-founders have been vested.

Fair Value of Derivative Liabilities

The Company has derivative liabilities that are measured at fair value. The derivative liabilities are used to account for the redemption right that met the definition of a derivative and are classified within Level III at the fair value hierarchy as the Company adopted the equity allocation model with unobservable inputs for which there little or no market data to determine the fair value. For purposes of determining the redemption right, the Company re-performed the equity allocation model for Series A, A1 and A2, B, B1 and B2, and C preferred shares in scenarios assuming the redemption feature is removed, the difference between the with embedded redemption features scenario and the without embedded redemption features scenario is considered to be value of the redemption features of the Series A, A1 and A2, B, B1 and B2, and C preferred shares.

Internal Control Over Financial Reporting

See “Business—Risk Management and Internal Controls—Financial Reporting Risk Management” of this prospectus.

Recent Accounting Pronouncements

For a summary of recently issued accounting pronouncements, see Note 3 to the consolidated financial statements included elsewhere in this prospectus.

Results of Operations

The following tables set forth a summary of our consolidated results of operations for December 31, 2018, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively:

	Year ended December 31,						Three months ended March 31,
	2018		2019		2020		2020		2021
	RMB	%	RMB	%	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Revenues
Vehicle sales	4,153	42.8	2,171,231	93.5	5,546,754	94.9	372,151	90.3	2,810,347	428,943	95.2
Services and others	5,553	57.2	149,988	6.5	297,567	5.1	39,918	9.7	140,579	21,457	4.8

Total revenues	9,706	100.0	2,321,219	100.0	5,844,321	100.0	412,069	100.0	2,950,926	450,400	100.0

Cost of sales
Vehicle sales	(8,220)	(84.7)	(2,733,531)	(117.8)	(5,350,479)	(91.6)	(391,736)	(95.1)	(2,525,808)	(385,514)	(85.6)
Services and others	(3,847)	(39.6)	(145,829)	(6.3)	(227,853)	(3.9)	(40,206)	(9.8)	(95,277)	(14,542)	(3.2)

Total cost of sales	(12,067)	(124.3)	(2,879,360)	(124.0)	(5,578,332)	(95.4)	(431,942)	(104.8)	(2,621,085)	(400,056)	(88.8)

Gross (loss) profit	(2,361)	(24.3)	(558,141)	(24.0)	265,989	4.6	(19,873)	(4.8)	329,841	50,344	11.2

Operating expenses
Research and development expenses	(1,051,219)	(10,830.6)	(2,070,158)	(89.2)	(1,725,906)	(29.5)	(310,782)	(75.4)	(535,114)	(81,674)	(18.1)
Selling, general and administrative expenses	(642,541)	(6,620.0)	(1,164,569)	(50.2)	(2,920,649)	(50.0)	(321,825)	(78.1)	(720,821)	(110,019)	(24.4)

Total operating expenses	(1,693,760)	(17,450.6)	(3,234,727)	(139.4)	(4,646,555)	(79.5)	(632,607)	(153.5)	(1,255,935)	(191,693)	(42.6)
Other income	1,487	15.3	12,294	0.5	86,830	1.5	3,197	0.8	22,161	3,382	0.8
Loss from operations	(1,694,634)	(17,459.7)	(3,780,574)	(162.9)	(4,293,736)	(73.5)	(649,283)	(157.6)	(903,933)	(137,967)	(30.6)
Interest income	65,376	673.6	88,843	3.8	133,036	2.3	10,658	2.6	135,102	20,621	4.6
Interest expenses	(5,822)	(60.0)	(32,017)	(1.4)	(22,451)	(0.4)	(8,278)	(2.0)	(1,142)	(174)	(0.0)
Fair value gain (loss) on derivative assets/liabilities	254,361	2,620.7	27,679	1.2	1,362,025	23.3	(4,968)	(1.2)	(1,808)	(276)	(0.1)
Other non-operating (loss) income, net	(18,104)	(186.5)	4,397	0.2	90,364	1.5	2,110	0.5	(14,780)	(2,256)	(0.5)

Loss before income tax expenses	(1,398,823)	(14,411.9)	(3,691,672)	(159.0)	(2,730,762)	(46.7)	(649,761)	(157.7)	(786,561)	(120,052)	(26.7)

Income tax expenses	—	—	(1)	(0.0)	(1,223)	(0.0)	—	—	—	—	—

Net loss	(1,398,823)	(14,411.9)	(3,691,673)	(159.0)	(2,731,985)	(46.7)	(649,761)	(157.7)	(786,561)	(120,052)	(26.7)

Three months ended March 31, 2021 compared to three months ended March 31, 2020

Revenues. Our revenues increased significantly from RMB412.1 million in the three months ended March 31, 2020 to RMB2,950.9 million (US$450.4 million) in the three months ended March 31, 2021, which was primarily due to an increase in revenues from vehicle sales. We recorded revenues from vehicle sales of RMB2,810.3 million (US$428.9 million) in the three months ended March 31, 2021, as compared to RMB372.2 million in the three months ended March 31, 2020. The increase was mainly due to the delivery of the P7, which started in May 2020. We delivered 2,271 units of the G3 to customers in the three months ended March 31, 2020, and a total of 13,340 units of the G3 and the P7 in the three months ended March 31, 2021. We recorded revenues from services and others of RMB140.6 million (US$21.5 million) in the three months ended March 31, 2021, as compared to RMB39.9 million in the three months ended March 31, 2020. The increase was mainly attributable to higher sales of parts, accessories, and services in line with higher accumulated vehicle sales.

Cost of sales. Our cost of sales increased significantly from RMB431.9 million in the three months ended March 31, 2020 to RMB2,621.1 million (US$400.1 million) in the three months ended March 31, 2021. Such increase was mainly due to the increase of vehicle deliveries. We recorded cost of sales from vehicle sales of RMB2,525.8 million (US$385.5 million) in the three months ended March 31, 2021, as compared to RMB391.7 million in the three months ended March 31, 2020. We recorded cost of sales from services and others of RMB95.3 million (US$14.5 million) in the three months ended March 31, 2021, as compared to RMB40.2 million in the three months ended March 31, 2020.

Gross (loss) profit. Our gross profit turned positive to RMB329.8 million (US$50.3 million) in the three months ended March 31, 2021 from a gross loss of RMB19.9 million in the three months ended March 31, 2020, mainly due to expansion of product portfolio, decrease in material costs per unit and monetization of XPILOT 3.0. The decrease in the material costs per unit was primarily attributable to the declining battery price, and the decrease of unit price of raw materials and components as our procurement volume increases.

Research and development expenses. Our research and development expenses increased by 72.2% from RMB310.8 million in the three months ended March 31, 2020 to RMB535.1 million (US$81.7 million) in the three months ended March 31, 2021, primarily due to (i) the increase in employee compensation as a result of expanded research and development staff, (ii) higher expenses relating to the P5 development, and (iii) share-based compensation expenses recognized in the first quarter of 2021.

Selling, general and administrative expenses. Our selling, general and administrative expenses significantly increased from RMB321.8 million in the three months ended March 31, 2020 to RMB720.8 million (US$110.0 million) in the three months ended March 31, 2021, primarily due to (i) higher marketing, promotional and advertising expenses to support vehicle sales, (ii) the expansion of our sales network and associated personnel cost, lease expenses for sales and service stores, and commission for the franchised stores, and (iii) share-based compensation expenses recognized in the first quarter of 2021.

Other income. We recorded other income of RMB22.2 million (US$3.4 million) in the three months ended March 31, 2021, as compared to RMB3.2 million in the three months ended March 31, 2020, primarily due to an increase in the government subsidies we received.

Loss from operations. As a result of the foregoing, we incurred a loss from operations of RMB903.9 million (US$138.0 million) in the three months ended March 31, 2021, as compared to RMB649.3 million in the three months ended March 31, 2020.

Interest income. We recorded interest income of RMB135.1 million (US$20.6 million) in the three months ended March 31, 2021, as compared to RMB10.7 million in the three months ended March 31, 2020, primarily due to higher cash balances deposited with the banks in the three months ended March 31, 2021.

Interest expenses. We recorded interest expenses of RMB1.1 million (US$0.2 million) in the three months ended March 31, 2021, as compared to RMB8.3 million in the three months ended March 31, 2020, primarily due to a decrease in our total borrowings.

Fair value loss on derivative assets/liabilities. We recorded fair value loss on derivative assets/liabilities of RMB1.8 million (US$0.3 million) in the three months ended March 31, 2021, as compared to RMB5.0 million in the three months ended March 31, 2020, primarily because we recorded loss in fair value of the redemption rights of our preferred shares in the three months ended March 31, 2020 while we did not have convertible redeemable preferred shares after our initial public offering in the United States in August 2020.

Other non-operating (loss) income. We recorded other non-operating loss of RMB14.8 million (US$2.3 million) in the three months ended March 31, 2021, compared to other non-operating income of RMB2.1 million in the three months ended March 31, 2020, primarily because the functional currency of certain of our entities is U.S. dollar while such entities hold certain assets denominated in Renminbi, and Renminbi depreciated against the U.S. dollar in the three months ended March 31, 2021.

Net loss. As a result of the foregoing, we incurred a net loss of RMB786.6 million (US$120.1 million) in the three months ended March 31, 2021, as compared to RMB649.8 million in the three months ended March 31, 2020.

Year ended December 31, 2020 compared to year ended December 31, 2019

Revenues. Our revenues increased significantly from RMB2,321.2 million in 2019 to RMB5,844.3 million in 2020, which was primarily due to an increase in revenues from vehicle sales. We recorded revenues from vehicle sales of RMB5,546.8 million in 2020, as compared to RMB2,171.2 million in 2019. The increase was mainly due to higher sales volume and average unit price as a result of the mass delivery of the P7 in the second quarter of 2020. We delivered 12,728 units of the G3 to customers in 2019, and a total of 27,041 units of the G3 and the P7 in 2020. We recorded revenues from services and others of RMB297.6 million in 2020, as compared to RMB150.0 million in 2019. The increase was mainly attributable to increased revenues from maintenance service, super charging service and finance lease service, which were associated with the increase in accumulated number of vehicles delivered.

Cost of sales. Our cost of sales increased significantly from RMB2,879.4 million in 2019 to RMB5,578.3 million in 2020. Such increase was mainly due to the increase of vehicle deliveries. We recorded cost of sales from vehicle sales of RMB5,350.5 million in 2020, as compared to RMB2,733.5 million in 2019. We recorded cost of sales from services and others of RMB227.9 million in 2020, as compared to RMB145.8 million in 2019.

Gross (loss) profit. Our gross profit turned positive to RMB266.0 million in 2020 from a gross loss of RMB558.1 million in 2019, mainly due to expansion of product portfolio, decrease in material costs per unit and improvement of manufacturing efficiency. The decrease in the material costs per unit was primarily attributable to the declining battery price, and the decrease of unit price of raw materials and components as our procurement volume increases.

Research and development expenses. Our research and development expenses decreased by 16.6% from RMB2,070.2 million in 2019 to RMB1,725.9 million in 2020, primarily due to higher expenses relating to the development of the P7 and the Edward platform in 2019.

Selling, general and administrative expenses. Our selling, general and administrative expenses increased by 150.8% from RMB1,164.6 million in 2019 to RMB2,920.6 million in 2020, primarily due to (i) higher marketing, promotional and advertising expenses to support vehicle sales, (ii) the expansion of our sales network, operational, lease expenses for direct sales stores, and commission to the franchised stores, and (iii) higher employee compensation as a result of increasing number of sales and marketing staff and a large amount of share-based awards to our employees with a performance condition of an initial public offering recognized in 2020.

Other income. We recorded other income of RMB86.8 million in 2020, as compared to RMB12.3 million, primarily due to an increase in the government subsidies we received.

Loss from operations. As a result of the foregoing, we incurred a loss from operations of RMB4,293.7 million in 2020, as compared to RMB3,780.6 million in 2019.

Interest income. We recorded interest income of RMB133.0 million in 2020, as compared to RMB88.8 million in 2019, primarily due to higher cash balances deposited with banks in 2020.

Interest expenses. We recorded interest expenses of RMB22.5 million in 2020, as compared to RMB32.0 million in 2019, primarily due to a decrease in our total borrowings.

Fair value gain on derivative liabilities. We recorded fair value gain on derivative liabilities of RMB1,362.0 million in 2020, as compared to RMB27.7 million in 2019, primarily due to the change in fair value of the redemption rights of our preferred shares. The fair value gain recognized in 2019 and 2020 was due to the decrease in fair value of the redemption feature, primarily attributable to the decreased possibilities of the exercise of the redemption rights of preferred shares resulting from the fact that the Company progressed towards an initial public offering while the redemption event would be triggered if the Company failed to complete a qualified initial public offering within a pre-agreed period, partially offset by the increase in the total enterprise value of the Company. Therefore, even though the fair value of the entire preferred share instrument had increased, the value attributable to the redemption feature had decreased.

Other non-operating (loss) income. We recorded other non-operating income of RMB90.4 million in 2020, as compared to RMB4.4 million in 2019, primarily because the functional currency of certain of our entities is U.S. dollar while such entities hold certain assets denominated in Renminbi, and Renminbi appreciated against the U.S. dollar in 2020.

Net loss. As a result of the foregoing, we incurred a net loss of RMB2,732.0 million in 2020, as compared to RMB3,691.7 million in 2019.

Year ended December 31, 2019 compared to year ended December 31, 2018

Revenues. We recorded revenues of RMB9.7 million and RMB2,321.2 million in 2018 and 2019, respectively. We began to deliver our Smart EVs in the fourth quarter of 2018, and we increased vehicle sales and service offerings in 2019. We recorded revenues from vehicle sales of RMB2,171.2 million in 2019, as compared to RMB4.2 million in 2018. All revenues from vehicle sales in 2018 and 2019 is related to the sale of the G3. We delivered 29 and 12,728 units of the G3 to customers in 2018 and 2019, respectively. We recorded revenues from services and others of RMB150.0 million in 2019, as compared to RMB5.6 million in 2018.

Cost of sales. We recorded cost of sales of RMB12.1 million and RMB2,879.4 million in 2018 and 2019, respectively. Our cost of sales increased in 2019, as we increased vehicle sales in 2019. We recorded cost of sales from vehicle sales of RMB2,733.5 million in 2019, as compared to RMB8.2 million in 2018. We recorded cost of sales from services and others of RMB145.8 million in 2019, as compared to RMB3.8 million in 2018.

Research and development expenses. Our research and development expenses increased by 96.9% from RMB1,051.2 million in 2018 to RMB2,070.2 million in 2019, primarily due to (i) an increase in employee compensation as a result of an expansion of our research and development staff, and (ii) an increase in our spending on the development of Smart EV platforms and new Smart EV models.

Selling, general and administrative expenses. Our selling, general and administrative expenses increased by 81.3% from RMB642.5 million in 2018 to RMB1,164.6 million in 2019, due to (i) a 110.8% increase in selling expenses from RMB317.1 million in 2018 to RMB668.6 million in 2019, which was primarily due to an expansion of our sales and marketing staff, an increase in marketing, promotional and advertising expenses and an increase in operating and lease expenses related to the increase in the number of direct stores, and (ii) a 52.4% increase in general and administrative expenses from RMB325.4 million in 2018 to RMB496.0 million in 2019, which was primarily due to an expansion of our general corporate staff.

Other income. We recorded other income of RMB12.3 million in 2019, as compared to RMB1.5 million in 2018, primarily due to an increase in the government subsidies we received.

Loss from operations. As a result of the foregoing, we incurred a loss from operations of RMB3,780.6 million in 2019, as compared to a loss from operations of RMB1,694.6 million in 2018.

Interest income. We recorded interest income of RMB88.8 million in 2019, as compared to RMB65.4 million in 2018, primarily due to higher cash balances deposited with banks in 2019.

Interest expenses. We recorded interest expenses of RMB32.0 million in 2019, as compared to RMB5.8 million in 2018, primarily due to an increase in our total borrowings.

Fair value gain on derivative liabilities. We recorded fair value gain on derivative liabilities of RMB27.7 million in 2019, and a fair value gain on derivative liabilities of RMB254.4 million in 2018, primarily due to the change in fair value of the redemption rights of our preferred shares. The fair value gain recognized in 2018 and 2019 was due to the decrease in fair value of the redemption feature, primarily attributable to the decreased possibilities of the exercise of the redemption rights of preferred shares resulting from the fact that the Company progressed towards an initial public offering while the redemption event would be triggered if the Company failed to complete a qualified initial public offering within a pre-agreed period, offset by the increase in the total enterprise value of the Company. Therefore, even though the fair value of the entire preferred share instrument had increased, the value attributable to the redemption feature had decreased.

Other non-operating (loss) income. We recorded other non-operating income of RMB4.4 million in 2019, primarily because the functional currency of certain of our entities is Renminbi while such entities hold certain assets denominated in U.S. dollar, and Renminbi depreciated against the U.S. dollar in 2019. We recorded other non-operating loss of RMB18.1 million in 2018, primarily due to appreciation of Renminbi against the U.S. dollar in 2018.

Net loss. As a result of the foregoing, we incurred a net loss of RMB3,691.7 million in 2019, as compared to a net loss of RMB1,398.8 million in 2018.

Working Capital

The following table sets forth a breakdown of our current assets and liabilities as of the dates indicated:

	As of December 31,			As of March 31,		As of April 30,
	2018	2019	2020	2021		2021
	RMB	RMB	RMB	RMB	US$	RMB	US$
						(Unaudited)
	(in thousands)
Current assets:
Cash and cash equivalents	1,626,878	1,946,931	29,209,388	31,061,085	4,740,848	28,013,348	4,275,672
Restricted cash	4,647	460,812	2,332,145	1,779,251	271,567	1,373,386	209,620
Short-term deposits	759,975	—	979,897	988,711	150,907	1,941,703	296,362
Short-term investments	2,246,272	407,844	2,820,711	1,468,158	224,085	1,924,781	293,779
Accounts receivable, net	38,393	539,199	1,128,892	1,374,655	209,813	1,549,166	236,449
Current portion of finance lease receivables, net	—	45,836	156,069	253,951	38,760	301,851	46,071
Inventory	169,326	454,116	1,343,025	1,933,180	295,061	2,120,957	323,721
Amounts due from related parties	26,956	22,605	682	588	90	706	108
Prepayments and other current assets	1,236,596	1,083,307	1,603,286	1,788,035	272,908	1,806,804	275,772
Derivative assets	—	—	105,183	—	—	40,515	6,184

Total current assets	6,109,043	4,960,650	39,679,278	40,647,614	6,204,039	39,073,217	5,963,738

Current liabilities:
Short-term borrowings	200,000	419,950	127,900	7,900	1,206	—	—
Accounts and notes payable	214,893	953,946	5,111,745	5,897,486	900,132	5,983,799	913,306
Amounts due to related parties	—	678	12,062	13,829	2,111	14,751	2,251
Current portion of lease liabilities	83,582	90,740	119,565	172,481	26,326	206,398	31,502
Current portion of deferred revenue	1,565	16,382	163,617	126,552	19,316	113,760	17,363
Current portion of long-term borrowings	—	60,000	45,000	—	—	—	—
Accruals and other liabilities	472,946	1,755,995	2,256,165	2,838,829	433,290	2,162,919	330,126
Income taxes payable	—	—	1,209	—	—	—	—
Derivatives liabilities	—	—	—	8,798	1,343	—	—

Total current liabilities	972,986	3,297,691	7,837,263	9,065,875	1,383,724	8,481,627	1,294,549

Net current assets	5,136,057	1,662,959	31,842,015	31,581,739	4,820,315	30,591,590	4,669,189

Short-term investments

Our short-term investments mainly comprise of wealth management products issued by major and reputable commercial banks. Our short-term investments decreased by 81.8% from RMB2,246.3 million as of December 31, 2018 to RMB407.8 million as of December 31, 2019, primarily because the amount of our wealth management products that reached maturity exceeded the amount of newly purchased wealth management products during this period. Our short-term investments increased significantly from RMB407.8 million as of December 31, 2019 to RMB2,820.7 million as of December 31, 2020, primarily due to increased purchase of wealth management products from banks. Our short-term investments decreased by 48.0% from RMB2,820.7 million as of December 31, 2020 to RMB1,468.2 million (US$224.1 million) as of March 31, 2021, primarily because the amount of our wealth management products that reached maturity exceeded the amount of newly purchased wealth management products during this period.

Accounts receivable, net

The Company generally does not carry significant accounts receivable related to vehicle sales and related sales as customer payments are due prior to vehicle delivery. The accounts receivable primarily consists of government subsidies to be collected from the government in relation to the vehicles sales. The balance of our accounts receivable increased significantly from RMB38.4 million as of December 31, 2018 to RMB539.2 million as of December 31, 2019, further to RMB1,128.9 million as of December 31, 2020, and further to RMB1,374.7 million (US$209.8 million) as of March 31, 2021, primarily due to the increasing amount of government subsidies resulting from the increase of our vehicles sales during the periods.

The following table sets forth our accounts receivable turnover days for the periods indicated:

	Year ended December 31,				Three months ended March 31,
	2018		2019	2020	2021
Accounts receivable turnover days(1)	N/A	(2)	45.4	52.1	38.2

Notes:

(1)	Accounts receivable turnover days equals the average of the opening and closing accounts receivable balances of the year divided by the total revenues for that period and multiplied by 365 days.

Accounts receivable turnover days for the three-month period equals the average of the opening and closing accounts receivable balances of the period divided by the total revenues for that period and multiple 90 days.

(2)

The accounts receivable turnover days for the year ended on December 31, 2018 was not meaningful because we just started delivery of vehicles in December 2018 and we don’t have accounts receivable as of December 31, 2017.

Our accounts receivable turnover days were 45.4 days, 52.1 days and 38.2 days for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021, respectively. The increase in our accounts receivable turnover days from 45.4 days in 2019 to 52.1 days in 2020 was primarily attributable to the increase in the government subsidies to be received by us as a result of our increasing sales volume. The decrease in our accounts receivable turnover days to 38.2 days for the three months ended March 31, 2021 was primarily due to the decrease in the government subsidies as a percentage of our total revenues.

The following table sets for the an aging analysis of our accounts receivable as of the dates indicated:

	As of December 31,			As of March 31,
	2018	2019	2020	2021
	RMB	RMB	RMB	RMB	US$
	(in thousands)
0-3 months	35,780	83,575	317,399	275,166	41,999
3-6 months	2,613	81,522	233,051	289,073	44,121
6-12 months	—	374,556	93,151	279,471	42,656
Over 1 year	—	3,358	492,704	539,095	82,282

	38,393	543,011	1,136,305	1,382,805	211,057

Our accounts receivable aged over one year increased significantly from RMB3.4 million as of December 31, 2019 to RMB492.7 million as of December 31, 2020, and further increased by 9.4% to

RMB539.1 million (US$82.3 million), primarily due to the increase of government subsidies associated with the higher sales volume of our Smart EVs. Substantially all of our accounts receivable aged over one year as of March 31, 2021 was government subsidies. Government subsidies are paid on an annual basis. The government subsidies attributable to the vehicle sales by the end of 2019 are expected to be paid around the middle of 2021. As the government subsidies are provided according to the government policies, which are public and of high certainty, we do not expect to experience any material recoverability issues for accounts receivable over one year and we consider our provision for accounts receivable sufficient. As of April 30, 2021, RMB30.3 million (US$4.6 million), or 2.2%, of our accounts receivable as of March 31, 2021 had been settled.

Inventory

Our inventory mainly includes finished goods, raw materials and work-in-process. Finished goods primarily consist of Smart EVs ready for transit at production factory, Smart EVs in transit to fulfill customer orders, new Smart EVs available for immediate sale at its delivery and service centers, vehicle parts and charging piles. Raw materials primarily consist of materials for volume production. Work-in-process primarily consists of the P7s in production which will be transferred into production cost when incurred.

The following table sets forth a breakdown of our inventory as of the dates indicated:

	As of December 31,			As of March 31,
	2018	2019	2020	2021
	RMB	RMB	RMB	RMB	US$
	(in thousands)
Finished goods	60,353	328,443	943,945	1,298,811	198,237
Raw materials	108,973	125,673	387,524	631,199	96,340
Work-in-process	—	—	11,556	3,170	484

Total	169,326	454,116	1,343,025	1,933,180	295,061

Our inventory increased significantly from RMB169.3 million as of December 31, 2018 to RMB454.1 million as of December 31, 2019, further to RMB1,343.0 million as of December 31, 2020, and further to RMB1,933.2 million (US$295.1 million) as of March 31, 2021, primarily due to our business growth and the launch of new models.

We recognized inventory write-downs in cost of sales of nil, RMB109.5 million, RMB92.6 million, RMB46.5 million (US$7.1 million) in 2018, 2019, 2020 and the three months ended March 31, 2021, respectively. The inventory write-downs in cost of sales in 2019 was primarily attributable to the phasing out of the G3 2019 model. The inventory write-downs in cost of sales in 2020 and the three months ended March 31, 2021 was made to net realizable value.

The following table sets forth our inventory turnover days for the periods indicated:

	Year ended December 31,				Three months ended March 31,
	2018		2019	2020	2021
Inventory turnover days(1)	N/A	(2)	39.5	58.8	56.2

Notes:

(1)	Inventory turnover days for each one-year period equals the average of the opening and closing inventory balances of the year divided by the cost of sales for that year and multiplied by 365 days.

Inventory turnover days for the three-month period equals the average of the opening and closing inventory balances of the period divided by the cost of sales for that period and multiple 90 days.

(2)	The inventory turnover days for the year ended on December 31, 2018 was not meaningful because we just started delivery of vehicles in December 2018 and the cost of sales in 2018 was minimal.

Our inventory turnover days were 39.5 days, 58.8 days and 56.2 days for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021 respectively. The increase in our inventory turnover days from 39.5 days in 2019 to 58.8 days in 2020 was primarily because the increases of finished goods in inventories at the end of 2020 due to increased orders for deliveries of Smart EVs in January 2021. The decrease in our inventory days to 56.2 days in the three months ended march 31, 2021 was primarily attributable to improvement of Smart EV delivery efficiency.

As of April 30, 2021, we had delivered or used RMB1,061.9 million (US$162.1 million), or 53.7%, of our inventories as of March 31, 2021.

Prepayments and other current assets

Our prepayments and other current assets primarily comprise of prepayments, amount receivables from issuance of preferred shares and deductible VAT input. Prepayments primarily consist of prepayment for raw materials, marketing and consulting services provided by suppliers. The following table sets forth details of our prepayments and other current assets as of the dates indicated:

	As of December 31,			As of March 31,
	2018	2019	2020	2021
	RMB	RMB	RMB	RMB	US$
	(in thousands)
Prepayments	151,956	80,699	909,327	1,064,468	162,470
Deductible value-added tax input	170,501	437,129	521,630	541,543	82,656
Deposits	23,326	188,190	30,006	30,322	4,628
Amount receivables from issuance of preferred shares	851,800	279,048	—	—	—
Others	39,013	98,241	142,323	151,702	23,154

Total	1,236,596	1,083,307	1,603,286	1,788,035	272,908

Our prepayments and other current assets decreased by 12.4% from RMB1,236.6 million as of December 31, 2018 to RMB1,083.3 million as of December 31, 2019, primarily due to a decrease in amounts receivables from issuance of Series B1 and B2 preferred shares, partially offset by the increase of deductible VAT input resulting from the increase in our procurement of raw materials and manufacturing equipment. Our prepayments and other current assets increased by 48.0% from RMB1,083.3 million as of December 31, 2019 to RMB1,603.3 million as of December 31, 2020, and further increased by 11.5% to RMB1,788.0 million (US$272.9 million) as of March 31, 2021 primarily due to the increases in our prepayments with the suppliers as a result of business growth.

Accounts and Notes Payable

Our accounts and notes payable primarily consist of the amounts due to our suppliers for purchases of raw materials.

Our accounts and notes payable increased significantly from RMB214.9 million as of December 31, 2018 to RMB953.9 million as of December 31, 2019, primarily due to the increase in our procurement of raw materials as a result of increased vehicle sales. Our accounts and notes payable increased from RMB953.9 million as of December 31, 2019 to RMB5,111.7 million as of December 31, 2020, and further increased by 15.4% to RMB5,897.5 million (US$900.1 million) as of March 31, 2021, primarily due to the increase in procurement of raw materials in response to the increased customer demand for our vehicles.

As of April 30, 2021, RMB1,355.3 million (US$206.9 million), or 23.0% of our accounts and notes payable as of March 31, 2021 had been settled.

Accruals and Other Liabilities

The following table sets forth our accruals and other liabilities as of the dates in indicated:

	As of December 31,			As of March 31,
	2018	2019	2020	2021
	RMB	RMB	RMB	RMB	US$
	(in thousands)
Withholding individual income tax related to the vested of RSUs	—	—	—	815,689	124,498
Payables for purchase of property, plant and equipment	69,493	831,644	596,527	496,740	75,817
Payables for marketing events	67,931	83,552	362,570	286,106	43,668
Employee compensation payable	189,442	199,515	326,081	358,031	54,646
Refundable deposit from customers	18,730	9,557	213,928	72,928	11,131
Payable for R&D expenses	6,994	257,473	197,751	260,448	39,752
Accrued expenses	36,119	107,712	145,174	130,057	19,851
Deposits from third parties	14,535	62,696	108,301	104,433	15,940
Non-controlling interests	—	98,010	98,010	98,010	14,959
Interest payables	13,818	23,315	61,997	32,949	5,029
Warranty	11	8,380	31,594	45,052	6,876
Advances from customers	34,951	37,478	5,437	—	—
Others	20,922	36,663	108,795	138,386	21,122

Total	472,946	1,755,995	2,256,165	2,838,829	433,290

Our accruals and other liabilities significantly increased from RMB472.9 million as of December 31, 2018 to RMB1,756.0 million as of December 31, 2019, primarily due to an increase in our payables for purchase of property, plant and equipment in relation to the construction of Zhaoqing plant and increase in expenses of research and development projects.

Our accruals and other liabilities increased by 28.5% from RMB1,756.0 million as of December 31, 2019 to RMB2,256.2 million as of December 31, 2020, primarily due to an increase in our payables for marketing events resulting from the growth in marketing and promotional activities in 2020 and an increase in refundable deposit from customers as a result of the large growth of vehicle sales. It is partially offset by the reduction of payables for purchase of property, plant and equipment following the completion of our Zhaoqing plant.

Our accruals and other liabilities increased by 25.8% from RMB2,256.2 million as of December 31, 2020 to RMB2,838.8 million (US$433.3 million) as of March 31, 2021, primarily because we recorded withholding individual income tax in connection with the vesting of RSUs pursuant to our 2019 Equity Incentive Plan in the three months ended March 31, 2021.

Key Financial Ratios

The following table sets forth our key financial ratios for the periods indicated:

	For the year ended /As of December 31,					For the three months ended/As of March 31,
	2018		2019		2020	2021
Gross margin(1)	(24.3%	)	(24.0%	)	4.6%	11.2%
Current ratio(2)	6.3x		1.5x		5.1x	4.5x
Gearing ratio(3)	N/A		N/A		5.3%	4.8%

Notes:

(1)	Gross margin equals gross (loss) profit divided by revenues for the period.
(2)	Current ratio equals current assets divided by current liabilities as of the end of the period.
(3)

Gearing ratio equals total debt divided by total equity as of the end of the period. Total debt is defined to include short-term borrowings, current portion of long-term borrowings and long-term borrowings which are all interest-bearing borrowings. The Company has negative shareholder’s equity as of December 31, 2018 and 2019, thus the gearing ratio as of December 31, 2018 and 2019 are not meaningful.

The gross margin remained stable from 2018 to 2019. The increases in gross margin from (24.0%) in 2019 to 4.6% in 2020 and further to 11.2% in the three months ended March 31, 2021 were primarily due to the expansion of product portfolio, decrease in material costs per unit, improvement of manufacturing efficiency and revenue recognition of XPILOT software sales.

The decrease in current ratio from 6.3 as of December 31, 2018 to 1.5 as of December 31, 2019 was primarily due to the decrease of short-term investments and the increase in accruals and other liabilities in connection with the construction of Zhaoqing plant and our research and development projects. The increase in current ratio from 1.5 as of December 31, 2019 to 5.1 as of December 31, 2020 was primarily due to the increase in our cash and cash equivalents as a result of our initial public offering and follow-on offering in the United States in 2020. Our current ratio decreased from 5.1 as of December 31, 2020 to 4.5 as of March 31, 2021, primarily due to the increases in our accounts and notes payable and accruals and other liabilities, partially offset by the increase in the cash and cash equivalents held by us.

Our gearing ratio decreased from 5.3% as of December 31, 2020 to 4.8% as of March 31, 2021, primarily due to a decrease in our total borrowings.

Liquidity and Capital Resources

Our primary sources of liquidity have been through issuance of preferred shares, ordinary shares and bank borrowings, which have historically been sufficient to meet our working capital and capital expenditure requirements. As of December 31, 2018, 2019 and 2020 and March 31, 2021, we had cash and cash equivalents, restricted cash, short-term deposits and short-term investment of a total of RMB4,637.8 million, RMB2,815.6 million, RMB35,342.1 million and RMB35,297.2 million (US$5,387.4 million), respectively. Our restricted cash primarily represents bank deposits for letter of credit, bank acceptance bill and bank notes. As of April 30, 2021, we had aggregate cash and cash equivalents of RMB28,013.3 million.

In April 2021, we entered into an investment agreement with Wuhan ETDZ Committee. Pursuant to the investment agreement, Wuhan ETDZ Committee agrees to help fuel our growth and provide funding support to our construction of a new Smart EV manufacturing base in the Wuhan Economic & Technological Development Zone. Please refer to “Business – Manufacturing – New Wuhan Plant” for more details.

In January 2021, we signed a strategic cooperation agreement with leading domestic banks, which provides us with the option to secure a credit line of RMB12.8 billion with an extensive range of credit facilities. Under the terms of the strategic cooperation agreement, five domestic commercial banks, namely the Agricultural Bank of China, the Bank of China, China Construction Bank, China CITIC Bank and Guangzhou Rural Commercial Bank, will provide credit facilities to support our business operations and expansion of our manufacturing, sales and service capabilities. These facilities will help us optimize the efficiency of our cash management, cost control and other corporate functions.

In December 2020, we completed our follow-on public offering in the United States, or the Follow-on US Public Offering, in which we offered and sold an aggregate 55,200,000 ADSs (including 7,200,000 ADSs sold upon the full exercise of the underwriters’ option to purchase additional ADSs), representing 110,400,000 Class A ordinary shares, raising a total of US$2,444.9 million in net proceeds.

In September 2020, we entered into a cooperation agreement with Guangzhou GET Investment. According to the terms of the cooperation agreement, Guangzhou GET Investment agrees to provide up to RMB4,000 million in financing to help our growth as well as support the construction of a new Smart EV manufacturing base in Guangzhou. Such financing includes the investment made by Guangzhou GET Investment in our initial public offering in the United States in August 2020 in an amount of approximately RMB250 million. Please refer to “Business—Manufacturing—New Guangzhou Plant” for more details.

In August 2020, we completed our initial public offering in the United States in which we issued and sold an aggregate of 114,693,333 ADSs (including 14,959,999 ADSs sold upon the full exercise of the underwriters’ option to purchase additional ADSs), representing 229,386,666 Class A ordinary shares, at a public offering price of US$15.00 per ADS for a total offering size of over US$1.72 billion. The net proceeds raised from the initial public offering in the United States were US$1,655.7 million. We incurred listing expenses of RMB470.3 million in connection with the initial public offering in the United States.

In July and August of 2020, we received cash proceeds of US$900 million from our Series C+ round financing.

In July 2019 and November 2019, we entered into two loan agreements with a bank in the PRC. The principal amount under each agreement is RMB75.0 million. Each agreement provides for a fixed interest rate of 4.99% per annum and a term of three years. We are obligated to repay in six installments under each agreement.

In May 2017, we obtained a facility of up to RMB1,600 million for the construction of our Zhaoqing plant from a state-owned company in Zhaoqing. In December 2020, RMB800 million out of the RMB1,600 million borrowings were repaid and concurrently a borrowing equivalently amounting to RMB800 million was obtained from a bank in PRC, with a maturity date from December 18, 2020 to December 17, 2028. As of December 31, 2020, the effective interest rate of the RMB800 million loans from the state-owned company and the RMB800 million bank loans is 4.90% and 4.98% per annum, respectively. For the remaining RMB800 million loans from the state-owned company, RMB200 million matures on January 31, 2027 and RMB600 million matures on January 31, 2028.

As of December 31, 2020 and March 31, 2021, we had short-term borrowings from three banks of RMB127.9 million in aggregate and from one bank of RMB7.9 million (US$1.2 million), respectively.

Taking into account cash and cash equivalents on hand, our operating cash flows, the available financing facilities, and the estimated net proceeds available to us from the Global Offering, we believe that we have sufficient working capital for our present requirements and for at least the next 12 months from the date of this prospectus.

We may, however, need additional cash resources in the future if we experience changes in business condition or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

The following table sets forth a summary of our cash flows for the periods presented:

	Year Ended December 31,			Three months ended March 31,
	2018	2019	2020	2020	2021
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Operating cash flows before changes in operating assets and liabilities, net of business acquisition	(1,552,727)	(3,355,879)	(2,597,017)	(558,116)	(426,551)	(65,104)
Changes in operating assets and liabilities, net of business acquisition	(2,989)	(189,976)	2,494,676	(128,018)	(92,044)	(14,049)
Interest paid	(16,999)	(16,909)	(37,411)	(7,912)	(51,112)	(7,801)
Income tax paid	—	(1)	(14)	—	(1,209)	(185)
Net cash used in operating activities	(1,572,715)	(3,562,765)	(139,766)	(694,046)	(570,916)	(87,138)
Net cash (used in) provided by investing activities	(3,630,324)	740,296	(4,406,161)	(94,759)	341,680	52,151
Net cash provided by financing activities	6,734,200	3,593,562	34,329,793	791,626	1,445,678	220,653
Cash, cash equivalents and restricted cash at beginning of the year/period	115,146	1,631,525	2,407,743	2,407,743	31,541,533	4,814,178
Cash, cash equivalents and restricted cash at end of the year/period	1,631,525	2,407,743	31,541,533	2,401,688	32,840,336	5,012,415

Operating Activities

Our net cash used in operating activities significantly increased from RMB1,572.7 million in 2018 to RMB3,562.8 million in 2019, and significantly decreased from RMB3,562.8 million in 2019 to RMB139.8 million in 2020. We expect to optimize our net operating cash outflows position by taking advantage of (i) diversification of our product mix, which leads to higher average sales price in the long run and economies of scale; (ii) decline of battery price, which, according to the IHS Markit Report, is expected to continue at a compound annual rate of nearly 10% for the next three years; (iii) our delivery volume ramp-up which leads to higher manufacturing efficiency and economies of scale, as well as stronger bargaining power with suppliers; and (iv) higher revenue contribution from software following the start of its monetization as well as the increase of cumulative Smart EV deliveries. In addition, in 2018, 2019, 2020 and the three months ended March 31, 2021, we have incurred significant operating expenses, including research and development expenses and selling, general and administrative expenses, to develop new vehicle models and promote our brand recognition. In the near- to medium-term, we will continue to invest in our technology development and branding and marketing activities to attract customers and our cash flow may fluctuate. As our scale expands and our brand becomes more well-known, the operating expenses are not expected to increase proportionately to our revenue and the operating expenses as a percentage of revenue is expected to decrease, which will further improve our net operating cash outflows position.

Net cash used in operating activities was RMB570.9 million (US$87.1 million) in three months ended March 31, 2021, primarily due to net loss of RMB786.6 million, adjusted to add back depreciation of property, plant and equipment of RMB108.5 million, amortization of right-of-use assets of RMB58.9 million, inventory write-downs of RMB46.5 million and share-based compensation of RMB90.3 million, and to deduct interest income of RMB26.1 million. The amount was further adjusted by changes in itemized balances of operating assets and liabilities that have a negative effect on cash flow, including primarily an increase in inventory of

RMB694.9 million in relation to materials for volume production and finished goods, as well as certain changes in itemized balances of operating assets and liabilities that have a positive effect on cash flow, including primarily (i) an increase in accounts and notes payable of RMB785.7 million in relation to the grace period we enjoyed for the payments payable to third-party suppliers, and (ii) an increase in accruals and other liabilities of RMB686.8 million primarily in relation to the withholding individual income tax in connection with the vesting of RSUs pursuant to our 2019 Equity Incentive Plan.

Net cash used in operating activities was RMB139.8 million in 2020, primarily due to net loss of RMB2,732.0 million, adjusted to add back depreciation of property, plant and equipment of RMB303.0 million, amortization of right-of-use assets of RMB109.5 million, impairment of property, plant and equipment of RMB63.3 million, inventory write-downs of RMB92.6 million and share-based compensation of RMB996.4 million, and to deduct fair value gain on derivative liabilities of RMB1,362.0 million. The amount was further adjusted by changes in itemized balances of operating assets and liabilities that have a negative effect on cash flow, including primarily (i) an increase in accounts receivable of RMB595.9 million in relation to the government subsidies that we are entitled to receive, (ii) an increase in inventory of RMB981.5 million in relation to materials for volume production and finished goods, (iii) an increase in prepayments and other current assets of RMB792.9 million in relation to prepayments to third-party suppliers for certain key materials, as well as certain changes in itemized balances of operating assets and liabilities that have a positive effect on cash flow, including primarily (i) an increase in accounts and notes payable of RMB4,157.8 million in relation to the grace period we enjoyed for the payments payable to third-party suppliers, and (ii) an increase in accruals and other liabilities of RMB723.0 million primarily in relation to our marketing events. The significant decrease in net cash used in operating activities from RMB3,562.8 million in 2019 to RMB139.8 million in 2020 was primarily because (i) our gross profit turned positive to RMB266.0 million in 2020, compared to a gross loss of RMB558.1 million in 2019, resulting in an increase in cash inflow from our sales, and (ii) given the rapid growth in production and deliveries, we had closer cooperation with our suppliers and more suppliers accepted notes payment by us, resulting in a lower increase in operating outflows compared to the increase in operating inflows in 2020.

Net cash used in operating activities was RMB3,562.8 million in 2019, primarily due to net loss of RMB3,691.7 million, adjusted to add back depreciation of property, plant and equipment of RMB125.5 million, amortization of right-of-use assets of RMB88.2 million, and inventory write-downs of RMB109.5 million. The amount was further adjusted by changes in itemized balances of operating assets and liabilities that have a negative effect on cash flow, including primarily (i) an increase in accounts receivable of RMB504.6 million in relation to the government subsidies that we are entitled to receive, (ii) an increase in prepayments and other current assets of RMB418.1 million in relation to prepayments to third-party suppliers for certain key materials, as well as certain changes in itemized balances of operating assets and liabilities that have a positive effect on cash flow, including primarily (i) an increase in accounts and notes payable of RMB739.1 million in relation to the grace period we enjoyed for the payments payable to third-party suppliers, and (ii) an increase in accruals and other liabilities of RMB520.5 million primarily in relation to our research and development projects.

Net cash used in operating activities was RMB1,572.7 million in 2018, primarily due to net loss of RMB1,398.8 million, adjusted to add back depreciation of property, plant and equipment of RMB53.5 million, amortization of right-of-use assets of RMB34.5 million, loss of disposal of property, plant and equipment of RMB30.3 million and foreign exchange losses of RMB11.8 million. The amount was further adjusted by changes in itemized balances of operating assets and liabilities that have a negative effect on cash flow, including primarily an increase in prepayments and other current assets of RMB277.7 million in relation to prepayments to third-party suppliers for certain key materials, as well as certain changes in itemized balances of operating assets and liabilities that have a positive effect on cash flow, including primarily an increase in accruals and other liabilities of RMB324.8 million primarily due to an increase in employee compensation payable.

Investing Activities

Net cash provided by investing activities in the three months ended March 31, 2021 was RMB341.7 million (US$52.2 million), which was primarily attributable to (i) maturities of short-term investments of RMB1,369.6 million, and (ii) maturities of derivative assets of RMB112.2 million, partially offset by (i) placement of long-term deposits of RMB900.0 million, and (ii) purchase of property, plant and equipment of RMB223.1 million.

Net cash used in investing activities in 2020 was RMB4,406.2 million, which was primarily attributable to (i) placement of term deposits of RMB979.9 million, (ii) placement of short-term investments of RMB2,347.2 million, (iii) purchase of property, plant and equipment of RMB806.1 million, (iv) purchase of intangible assets of RMB426.1 million primarily in relation to the acquisition of a company that holds a manufacturing license, partially offset by receipt of government subsidy related to assets of RMB243.8 million.

Net cash provided by investing activities in 2019 was RMB740.3 million, which was primarily attributable to (i) maturities of term deposits of RMB760.0 million, and (ii) maturities of short-term investments of RMB1,905.2 million, partially offset by (i) purchase of property, plant and equipment of RMB1,831.6 million, and (ii) prepayment for acquisition of assets of RMB100.0 million in relation to a corporate acquisition.

Net cash used in investing activities in 2018 was RMB3,630.3 million, which was primarily attributable to (i) placement of term deposits of RMB760.0 million, (ii) placement of short-term investments of RMB1,863.4 million, and (iii) purchase of property, plant and equipment of RMB770.3 million.

Financing Activities

Net cash provided by financing activities in the three months ended March 31, 2021 was RMB1,445.7 million (US$220.7 million), which was primarily attributable to proceeds from non-controlling interests of RMB1,660.0 million.

Net cash provided by financing activities in 2020 was RMB34,329.8 million, which was primarily attributable to (i) proceeds from issuance of ordinary shares of RMB27,399.3 million and (ii) proceeds from issuance of convertible redeemable preferred shares of RMB7,282.6 million.

Net cash provided by financing activities in 2019 was RMB3,593.6 million, which was primarily attributable to (i) proceeds from issuance of convertible redeemable preferred shares of RMB2,678.6 million and (ii) proceeds from borrowings of RMB1,620.0 million, partially offset by repayment of borrowings of RMB748.1 million.

Net cash provided by financing activities in 2018 was RMB6,734.2 million, which was primarily attributable to (i) proceeds from issuance of convertible redeemable preferred shares of RMB5,854.2 million and (ii) proceeds from borrowings of RMB1,200.0 million, partially offset by repayment of borrowings of RMB320.0 million.

Holding Company Structure

We began our operations in 2015 through Chengxing Zhidong. We undertook the Reorganization to facilitate our initial public offering in the United States. As part of the Reorganization, we incorporated XPeng Inc., our holding company in December 2018. As a transitional arrangement of the Reorganization, Guangdong Xiaopeng Motors Technology Co., Ltd., our wholly owned subsidiary, entered into a series of contractual agreements with Chengxing Zhidong and its shareholders in September 2019, pursuant to which Guangdong Xiaopeng Motors Technology Co., Ltd. exercised effective control over the operations of Chengxing Zhidong. In May 2020, Guangdong Xiaopeng Motors Technology Co., Ltd. completed its purchase of 100% equity interest in Chengxing Zhidong. Consequently, Chengxing Zhidong became an indirect wholly owned subsidiary of XPeng Inc.

XPeng Inc., our holding company, has no material operations of its own. We conduct our operations primarily through our subsidiaries, consolidated VIEs and their subsidiaries in China. As a result, XPeng Inc.’s ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries, our consolidated VIEs and their subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our consolidated VIEs and their subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Indebtedness

Borrowings

As of December 31, 2018, 2019 and 2020, March 31, 2021 and April 30, 2021, we had total borrowings of RMB1,200.0 million, RMB2,170.0 million, RMB1,817.9 million, RMB1,607.9 million (US$245.4 million) and RMB1,600.0 million (US$244.2 million), respectively.

The following table sets forth the breakdown of our borrowings as of the dates indicated:

	As of December 31,			As of March 31,		As of April 30,
	2018	2019	2020	2021		2021
	RMB	RMB	RMB	RMB	US$	RMB	US$
						(Unaudited)
	(in thousands)
Current
Short-term borrowings:
Bank loans	200,000	419,950	127,900	7,900	1,206	—	—

Current portion of long-term borrowings	—	60,000	45,000	—	—	—	—

Total current borrowings	200,000	479,950	172,900	7,900	1,206	—	—

Non-Current
Long-term borrowings:
Bank loans	—	90,000	845,000	800,000	122,104	800,000	122,104
Other loans	1,000,000	1,600,000	800,000	800,000	122,104	800,000	122,104

Total non-current borrowings	1,000,000	1,690,000	1,645,000	1,600,000	244,208	1,600,000	244,208

Total borrowings	1,200,000	2,169,950	1,817,900	1,607,900	245,413	1,600,000	244,208

As of December 31, 2018, 2019 and 2020, the total amount of our short-term borrowings were RMB200 million, RMB420.0 million and RMB127.9 million, respectively, with effective interest rates in the range of 3.92% to 4.13% per annum, 3.92% to 4.57% per annum and 4.17% to 4.99% per annum, respectively.

As of March 31, 2021, the total amount of our short-term borrowings was RMB7.9 million with an effective interest rate of 4.5% per annum.

In May 2017, we obtained a facility of up to RMB1,600 million from Zhaoqing High-tech Zone, specified for the construction of Zhaoqing plant. In December 2020, we repaid RMB800 million of the borrowing from Zhaoqing High-tech Zone. As of December 31, 2020, the effective interest rate of the remaining borrowing from Zhaoqing High-tech Zone is 4.90% per annum.

In 2019, we entered into long-term loan agreements with a bank in PRC of total principals of RMB150,000, subject to a fixed interest rate of 4.99% per annum.

In 2020, we entered into a long-term loan agreement with a bank in PRC of principal of RMB800 million, subject to a fixed interest rate of 4.98% per annum.

As of April 30, 2021, being the latest practicable date for determining our indebtedness, we had no outstanding short-term borrowings. As of April 30, 2021, the total amount of our long-term borrowings were RMB1,600.0 million (US$244.2 million).

As of April 30, 2021, we had unutilized and unrestricted bank loan facilities of RMB2,047.8 million (US$316.3 million).

In 2018, 2019, 2020 and up to June 18, 2021, we had not been in violation of any of the covenants pursuant to the applicable agreement we entered with our lenders. We are not subject to other material covenants under any agreements with respect to any bank loans or other borrowings. There was no delay or default in the repayment of borrowings in 2018, 2019, 2020 and the three months ended March 31, 2021. Taking our financial position into consideration, we are able to abide by these covenants amid current market conditions and that our capital raising abilities were not materially affected as of April 30, 2021.

Lease Liabilities

We recognized total lease liabilities of RMB350.9 million, RMB452.1 million, RMB472.1 million, RMB663.0 million (US$101.2 million) and RMB718.6 million (US$109.7 million) as of December 31, 2018, 2019 and 2020, March 31, 2021 and April 30, 2021.

Amounts due to non-controlling interests

As of December 31, 2018, 2019 and 2020, March 31, 2021 and April 30, 2021, we had amounts due to non-controlling interests of nil, RMB98.0 million, RMB98.0 million, RMB1,758.0 million (US$268.3 million) and RMB1,758.0 million ($268.3 million), respectively. For details relating to amounts due to non-controlling interests, see Note 12 to the consolidated financial statements and Notes 12 and 14 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Contingent Liabilities

As of December 31, 2018, 2019, 2020, March 31, 2021 and April 30, 2021, we did not have any material contingent liabilities.

Except as otherwise disclosed in this prospectus, we did not have any material mortgages, charges, debentures, loan capital, debt securities, loans, bank overdrafts or other similar indebtedness, finance lease or hire purchase commitments, liabilities under acceptances (other than normal trade bills), acceptance credits, which are either guaranteed, unguaranteed, secured or unsecured, or guarantees or other contingent liabilities as of April 30, 2021. Since April 30, 2021, there had not been any material adverse change to our indebtedness.

Capital Expenditures

We made capital expenditures of RMB1,009.4 million, RMB2,008.4 million, RMB1,362.4 million and RMB225.5 million (US$34.4 million) in 2018, 2019, 2020 and the three months ended March 31, 2021, respectively. In these periods, our capital expenditures were used primarily for the construction of our Zhaoqing plant as well as mold and tooling for new vehicle models. In March 2020, we entered into an agreement to acquire a company that holds a manufacturing license for a total cash consideration of approximately RMB500.0 million. In 2021 and 2022, we expect to incur capital expenditures primarily on the construction of plants and purchase of equipment in relation to our new Smart EV manufacturing bases in Guangzhou and Wuhan, as well as mold and tooling for new vehicle models. We intend to fund our planned capital expenditures using existing cash on hand, net proceeds received from the Global Offering, and government’s financing support for the manufacturing bases. We may reallocate the fund to be utilized on capital expenditure based on our ongoing business needs.

Commitments

The following table sets forth our indebtedness and contractual obligations as of March 31, 2021:

	Payment due by period
	Total		Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	RMB	US$	RMB
	(in thousands)
Short-term and long-term borrowings(1)	1,607,900	245,413	7,900	—	—	1,600,000
Operating lease liabilities(2)	748,017	114,170	197,078	305,314	130,330	115,295
Purchase commitments for property, plant and equipment	546,648	83,435	546,648	—	—	—
Interest on borrowings	565,965	86,383	79,047	158,297	158,080	170,541
Purchase commitments for raw materials(3)	2,832,559	432,333	2,631,927	184,170	16,462	—

Total	6,301,089	961,734	3,462,600	647,781	304,872	1,885,836

Notes:

(1)

Short-term borrowings are mainly bank loans. Long-term borrowings consist of bank loans and the facility obtained from Zhaoqing High-tech Zone specified for expenditures of the construction of Zhaoqing manufacturing plant.

(2)

Operating lease liabilities represent our obligations for leasing offices, retail and service centers, warehouses for finished goods, parking area for charging infrastructure and factories for research and development activities which are substantially located in PRC.

(3)	Purchase obligations for raw materials primarily consist of the commitment under the contracts with our suppliers.

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of March 31, 2021.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Related Party Transactions

For details relating to our related party transactions, see Note 24 to the consolidated financial statements included elsewhere in this prospectus. Going forward, we will continue to engage in certain transactions with related parties.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

The Company uses Renminbi as its reporting currency. Most of our revenues and expenses are denominated in Renminbi, while we also have certain portion of cash denominated in the U.S. dollar from our financing. The functional currency of our company and subsidiaries in the United States and Hong Kong is the U.S. dollar. The functional currency of our subsidiaries in the PRC, the VIE and the VIE’s subsidiaries is the Renminbi. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the consolidated statements of comprehensive loss. We had a foreign exchange loss of RMB11.8 million for fiscal year ended in 2018, a foreign exchange gain of RMB8.4 million in 2019, a foreign exchange gain of RMB81.2 million in 2020 and a foreign exchange loss of RMB15.2 million (US$2.3 million) in the three months ended March 31, 2021.

We do not believe that we currently have any significant direct foreign exchange risk arising from our operating activities. Although in general our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs and/or Class A ordinary shares will be affected by the exchange rate between U.S. dollar and RMB because the value of our business is effectively denominated in Renminbi, while our ADSs will be traded in U.S. dollars.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the PBOC. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the exchange rate between the Renminbi and the U.S. dollar had been stable and traded within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. This depreciation halted in 2017, and the Renminbi appreciated approximately 7% against the U.S. dollar during this one-year period. Starting from the beginning of 2019, the Renminbi has depreciated significantly against the U.S. dollar again. In early August 2019, the PBOC set the Renminbi’s daily reference rate at RMB7.0039 to US$1.00, the first time that the exchange rate of Renminbi to U.S. dollar exceeded 7.0 since 2008. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our Class A ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

As of March 31, 2021, we had Renminbi-denominated cash and cash equivalents, restricted cash and short-term investments of RMB11,655 million, and U.S. dollar-denominated cash, cash equivalents, restricted cash and short-term deposit of US$3,605 million. Assuming we had converted RMB11,655 million into U.S. dollars at the exchange rate of RMB6.5518 for US$1.00 as of March 31, 2021, our U.S. dollar cash balance would have been US$5,384 million. If the RMB had depreciated by 10% against the U.S. dollar, our U.S. dollar cash balance would have been US$5,222 million instead. Assuming we had converted US$3,605 million into RMB at the exchange rate of RMB6.5518 for US$1.00 as of March 31, 2021, our RMB cash balance would have been RMB35,275 million. If the RMB had depreciated by 10% against the U.S. dollar, our RMB cash balance would have been RMB37,637 million instead.

Interest Rate Risk

We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, we cannot provide assurance that we will not be exposed to material risks due to changes in market interest rate in the future.

We may invest the net proceeds we received from the initial public offering in the U.S. and our follow-on public offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Inflation

Since inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2018, 2019 and 2020 were increases of 2.1%, 2.9% and 0.2%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Distributable Reserve

As of March 31, 2021, the Company did not have any distributable reserves.

Listing Expenses

Our listing expenses in connection with the Global Offering are estimated to be approximately RMB215.1 million, assuming the option to purchase additional Class A ordinary shares is not exercised and based upon an indicative offer price of HK$180.00 per offer share for both the Hong Kong Public Offering and the International Offering, representing 1.7% of the gross proceeds from the Global Offering. These listing expenses mainly comprise professional fees paid and payable to the professional parties, and commissions payable to the underwriters, for their services rendered in relation to the Listing and the Global Offering.

As of March 31, 2021, RMB0.9 million had been charged to the consolidated statements of comprehensive loss. We estimate that additional listing expenses of approximately RMB2.9 million will be charged to the consolidated statements of comprehensive loss and RMB211.3 million will be charged to our equity upon completion of the Global Offering.

No Material Adverse Change

Up to the date of this prospectus, there has been no material adverse change in our financial or trading positions or prospects since March 31, 2021.

INDUSTRY OVERVIEW

Certain information and statistics set out in this section and other sections of this prospectus were extracted from different official government publications, available sources from public market research and other sources from independent suppliers. We believe that the sources of the information in this section and other sections of this prospectus are appropriate sources for such information, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading or that any fact has been omitted that would render such information false or misleading in any material respect. The information from official and non-official sources has not been independently verified by us or any other persons or parties involved in the Global Offering (excluding IHS Markit), and no representation is given as to its accuracy or completeness of such information and statistics. Accordingly, investors are cautioned not to place any undue reliance on the information, including the statistics and estimates, set out in this section or similar information included elsewhere in this prospectus.

China’s Electric Vehicle Market and Key Trends

Overview of the China NEV and EV Market

China is the largest passenger vehicle market in the world, as measured by sales volume in 2020, according to the IHS Markit Report. Driven by growing disposable income, increasing urbanization and investment in transportation infrastructure, sales volume of passenger vehicles in China reached 19.7 million units in 2020, and is expected to increase to 25.6 million units in 2025.

Among the 19.7 million units of passenger vehicles sold in 2020, 6.3% of the volume, equivalent to 1.2 million units, were attributable to NEVs. The NEV sales volume is forecasted to grow to 2.2 million units in 2021, and further to 6.1 million units in 2025, representing 23.9% of the total passenger vehicle sales volume in China in 2025. NEVs are comprised of EV, plug-in hybrid electric vehicles (PHEV) (including extended-range electric vehicles, EREV), and fuel cell electric vehicles (FCEV). In 2020, EV, PHEV and FCEV accounted for 78.9%, 21.1% and less than 0.1% of the total NEV sales volume in China.

China has the world’s largest battery electric passenger vehicle (EV) market, with approximately 1.0 million units sales volume in 2020. China’s EV market represented 45.3% of the global EV sales volume and was 3.7 times the size of the EV market in the United States, according to the IHS Markit Report. China’s EV sales volume is expected to grow at a CAGR of 33.8% from 2020 to 2025, reaching 4.2 million units in 2025.

The mid- to high-end segment is the largest segment in China’s EV market

The passenger vehicle market in China can be categorized by price range into five segments, namely (i) entry-level segment with prices not more than RMB80,000, (ii) mass segment with prices from (and excluding) RMB80,000 and RMB150,000, (iii) mid- to high-end segment with prices from (and excluding) RMB150,000 and RMB300,000, (iv) premium segment with prices from (and excluding) RMB300,000 and RMB500,000, and (v) luxury segment with prices above RMB500,000. The mid- to high-end segment is expected to grow from 6.4 million units in 2020 to 10.1 million units in 2025, and to become the largest segment in China’s passenger vehicle market.

In China’s EV market, the mid- to high-end segment is the largest, accounting for 38.3% of sales volume in 2020. This segment is expected to remain the largest and reach 1.9 million sales units in 2025. The following chart sets forth sales volume of China’s passenger vehicles and EVs by price segment from 2018 to 2025:

China PV Sales Volume by Price Segment

China EV Sales Volume by Price Segment

Source: IHS Markit Report

Note: Price ranges presented in this chart do not include any government subsidy.

Major Factors Driving Electrification

According to the IHS Markit Report, the EV sales volume in China is forecasted to increase from approximately 1.0 million units in 2020 to 4.2 million units in 2025, which will be larger than the EV sales volume in the United States and Europe combined. The penetration rate of EVs in China’s passenger vehicle market is expected to exceed 10% next year, which represents an inflection point for the EV industry. The following chart illustrates the sales volume and penetration rate of EVs in China from 2018 to 2025:

EV Sales Volume (Million Units)

Source: IHS Markit Report

Declining battery price driving down costs of EVs

Battery cells and pack is one of the most expensive components in an EV. Lithium-ion battery is one of the mainstream battery types in terms of chemical composition.

Battery costs have decreased considerably, driven by rapid improvement in economies of scale for global battery production and advancements in battery technology. According to the IHS Markit Report, the average price of lithium battery cells decreased from US$147 per kWh in 2018 to US$123 per kWh in 2020, and is expected to further decrease at a compound annual rate of nearly 10% for the next three years.

The following chart sets forth the global yearly average price of Lithium-ion battery from 2018 to 2025:

Global Average Lithium-ion Battery Price, 2018-2025

Source: IHS Markit Report

When consumers decide between an ICE vehicle and an EV, they consider not only the initial purchase cost, but also the total cost of ownership, or TCO, which also includes running costs and residual value. According to the IHS Markit Report, the TCO parity between EV and ICE has already been reached in certain vehicle segments in China.

Favorable policy tailwinds for new energy vehicles

China’s favorable government policies are important drivers of the new energy vehicles market. In October 2020, China’s State Council published the New Energy Vehicle Industry Development Plan (2021-2035), or the New Energy Vehicle Industry Development Plan, stipulating that the development of new energy vehicle is a must for China to transform to a powerful automobile country. The State Counsel has set the target to raise the penetration rate of new energy vehicles to 20% of China’s passenger vehicle market by 2025, and battery electric vehicle is expected to become the mainstream new energy vehicle type among the new vehicles sold. This is further supported by a number of preferential policies. For example, earlier in April 2020, the Ministry of Finance of the PRC, together with several other PRC government departments, announced the extension of certain subsidies and tax exemptions on new energy vehicle purchases, so that they would remain effective through 2022. Apart from purchase subsidies, the government has adopted a NEV credit scheme that incentivizes OEMs to increase the production and sale of NEVs. In the Amendments to Measures for the Parallel Administration of the Corporate Average Fuel Consumption and New Energy Vehicle Credits of Passenger Vehicle Enterprises issued in June 2020, Chinese policy makers have specified that the credit ratios of NEVs are respectively required to be 14%, 16% and 18% for the year of 2021, 2022 and 2023, rising from 10% and 12% formerly requested for 2019 and 2020.

Although the New Energy Vehicle Industry Development Plan covers all types of electric vehicles, China’s State Council has set out its vision for BEV to become the mainstream new energy vehicle type among the new vehicle sold by 2035. According to IHS Markit, EV already accounted for close to 80% of NEV sales volume in China in 2020.

Tightening vehicle emission regulations and car plate restrictions on ICE vehicles

Tightening vehicle emission regulations and car plate restrictions limit the growth of the number of ICE vehicles on the road and accelerate NEV adoption. China’s phase VI emission standard, one of the strictest in the world, was rolled out in July 2019 in major provinces and cities and has been applied nationwide in July 2020. In addition, several cities have imposed car plate restrictions on ICE vehicles. As such restriction does not apply to EVs in most of these cities, consumers are therefore incentivized to choose EVs over ICE vehicles.

Rapidly expanding charging infrastructure and increasing driving range of EVs

The Chinese government promotes the development of EV charging networks as a national policy with set targets, funding supports and mandatory standards. The recently issued 14th Five-year Plan highlights that the charging infrastructure should be actively expanded and included into urban planning. The MOFCOM issued the Guidelines for Promoting Automobile Consumption in February 2021, suggesting enterprises and public institutions to equip more than 10% of their parking spots with charging piles. The Guidelines also encourage local governments to introduce subsidy for the construction and operation of charging piles, and charging facilities operators to reduce the service fees. Such policies are conducive to the expansion of charging infrastructure, thus addressing one of the major pain points for wider EV adoption.

Many businesses in the private sector, including vehicle manufacturers, energy companies and technology companies, also contribute to the expansion of charging infrastructure. Overall approximately 1.0 million charging stations (including public, semipublic and commercial) have been cumulatively installed in China by the end of 2020 and it is forecasted to grow to 10.4 million units by 2025 according to IHS Markit.

Apart from the availability of charging infrastructure, the ongoing improvement of EV driving range driven by increasing battery energy density also encourages EV purchases. According to a consumer survey conducted by IHS Markit in 2019, or the IHS Markit Survey, “limited travel range” is the most cited reason by prospective buyers for being against the purchase of an EV. Therefore, improving driving range can effectively address such concerns and further contribute to the proliferation of EVs.

China’s Consumers Embracing Advanced In-vehicle Technologies

According to the IHS Markit Survey, Chinese consumers embrace new in-vehicle technologies, such as connectivity, OTA updates and autonomous driving, more readily than consumers in other major regions globally. In-vehicle technology functions have become one of the most important factors when Chinese consumers make vehicle purchase decisions. According to the IHS Markit Survey, 45.7% of car buyers in China regard in-vehicle technologies as a key purchasing factor, which is ranked only after safety, vehicle specifications and fuel economy. Therefore, Smart EVs, defined as EVs with a rich array of connectivity, autonomous driving and AI technology features are expected to be particularly appealing to Chinese consumers.

Autonomous driving to redefine driving experience

Autonomous driving technology is rapidly developing and entering the mainstream market. The technology brings freedom to drivers and transforms their driving experience. Autonomous driving system requires a comprehensive suite of hardware, including radars, cameras and processors, as well as software, including perception algorithms, high-definition map and connectivity solutions.

SAE International, a global standard developing organization for transport industries, defines driving automation in six levels, with Level 5 being completely autonomous with no human intervention needed and

Level 0 having no autonomous system control. Level 2 autonomous driving system provides steering, braking and acceleration support to a driver, but the driver must constantly supervise these functions to maintain safety. Level 3 autonomous driving system allows hands-free driving under certain conditions and with limitation, such as highways and parking lots, but drivers are still required behind the wheel.

According to the IHS Markit Report, the penetration rate of Level 2 and above autonomous driving systems in China’s passenger vehicle market has grown rapidly from 3.0% in 2018 to 13.0% in 2020 and is expected to reach nearly 34.2% by 2025. The following chart illustrates the penetration rate of autonomous driving systems at each of Level 2 to Level 4 in China from 2018 to 2025:

Source: IHS Markit Report

Autonomous driving technology requires significant testing before commercialization. Test vehicles are driven for millions of kilometers to generate large data sets, which are evaluated by specialized engineers and machine learning models to improve the autonomous driving technology. In China, local road and traffic conditions are different from other major geographical markets, and autonomous driving systems require extensive local data accumulation to reflect the unique road conditions and formulate solutions tailored for the China market.

Connectivity and OTA are increasingly popular

In-vehicle connectivity features and AI assistants have become more prevalent in recent years. Connected infotainment systems are evolving towards a more personalized and content-rich lifestyle experience, and AI assistants are capable of conversational interactions, further enhancing the in-car experience. According to the IHS Markit Report, the penetration of in-vehicle AI assistants is forecasted to grow significantly in China in the next few years.

OTA is another important aspect of in-vehicle technologies. OTA provides a convenient and cost-efficient method of remotely upgrading vehicle software systems. It allows car owners to continuously enjoy more functions and better user experience throughout the vehicle lifecycle. It is especially challenging for automotive companies to deploy OTA firmware updates due to the complexity in system integration and design. Such updates require strong capabilities in software and hardware integration and E/E architecture. Besides, traditionally, users can only activate firmware OTA update when they aboard the vehicle. Few companies, however, have enabled the scheduling of firmware OTA via mobile app, while not using the vehicle, which brings convenience and better user experience to car owners.

Chinese government support for smart vehicles

The Chinese government has set out its vision for the smart and connected vehicles in the NEV Industry Development Plan. Specific strategic goals include (i) achieving mass commercialization of high-level of autonomous driving for specific scenarios by 2025; and (ii) strengthening the research and development of the key auto parts and systems in relation to connected vehicles.

Competitive Landscape of China’s NEV and EV Market

We are subject to intense competition from both incumbent OEMs and other emerging pure-play EV companies. We are also subject to competition from other forms of NEVs as well as ICE vehicles to some extent.

In the NEV industry, there were 54 automotive OEM brands that sold 1,000 or more units of NEVs in China in 2020, and in aggregate they accounted for 99.1% of the market share in the China NEV market in 2020. The following table sets forth the top 5 OEM brands by NEV sales volume, regardless of selling prices, in China in 2020.

Market share of top 5 OEM brands in China’s NEV market in 2020

Ranking	Company	Market Shares
1	Company C	15.1%
2	Company E	11.0%
3	Company A	10.5%
4	Company B	5.2%
5	Company O	4.6%

According to IHS Markit, XPeng had a market share of 2.0% in the China NEV market and 4.7% in the mid- to high-end segment of the China NEV market in 2020.

According to IHS Markit, there were 45 auto OEM brands that had sold 1,000 units or more EVs in China in 2020, and in aggregate they accounted for 98.7% of the market share in the China EV market in 2020.

The following table sets forth the top 15 OEM brands by EV sales volume, regardless of selling prices, in China in 2020:

Market share of top 15 OEM brands in China’s EV market in 2020

Ranking	Company	Market Shares
1	Company A	15.4%
2	Company E	12.2%
3	Company C	10.8%
4	Company B	7.4%
5	Company F	5.6%
6	Company G	5.0%
7	Company H	4.5%
8	Company I	4.1%
9	Company J	3.5%
10	Company D	3.1%
11	Company K	2.8%
12	XPeng	2.8%
13	Company L	2.8%
14	Company M	1.8%
15	Company N	1.7%

According to IHS Markit, the mid- to high-end EV sales reached 375 thousand units in 2020, accounting for 38.3% of the total EV sales in China. The following table sets forth the top five OEM brands in the mid- to high-end segment in terms of EV sales volume in 2020:

Market share of top 5 OEM brands in the mid- to high-end EV segment in 2020

Ranking	Company	Market Shares
1	Company A	30.1%
2	Company B	16.8%
3	Company C	10.6%
4	XPeng	6.6%
5	Company D	6.3%

XPeng’s P7 and G3 specifications in comparison to competing models

IHS Markit compared XPeng’s P7 to its competing models in both EV and ICE markets. Among the vehicle models set forth below, the P7 is superior in terms of NEDC range, autonomous driving capabilities, and smart connectivity features, and offers high value-to-price. The following table sets forth technology features and other specifications of the P7 and selected comparable EVs and ICE vehicles:

	XPeng P7(4)	Tesla Model 3	BYD Han	Mercedes- Benz EQC	BMW iX3	Audi A4

MSRP(1) (RMB ‘000)	230 – 410	250 –340	230 – 280	500 – 580	400 – 440	306 – 470
Overall Specifications
Propulsion type	EV	EV	EV	EV	EV	ICE
Wheelbase (mm)	2,998	2,875	2,920	2,873	2,864	2,908
Max torque (N·m)	390 – 655	404 –660	330 – 680	590 – 730	400	270 – 500
NEDC range(2) (km)	480 – 706	468 –605	550 – 605	415	510 – 520	794 – 918
Average energy consumption rate(3) (kWh/100 km)	15.6 – 16.7	16.3	13.1 – 17.6	19.9	17.5 – 17.8	59.2 – 83.4
Connectivity Video streaming, gaming and other entertainment	Yes	Yes	Yes	No	Yes	No
AI assistant enabling voice controls of in-car functions	Yes	Yes	Yes	Yes	Yes	Yes
Autonomous Driving
Functions Automated highway driving	Yes	Yes	No	No	No	No
Advanced automated parking	Yes	Yes	Yes	Yes	Yes	Yes
Adaptive cruise control	Yes	Yes	Yes	Yes	Yes	Yes
Lane centering control	Yes	Yes	Yes	Yes	Yes	Yes
OTA
OTA capability	Firmware	Firmware	Firmware	Infotainment only	Infotainment only	Infotainment only
Firmware OTA via Mobile App	Yes	No	No	No	No	No

Source: IHS Markit Report

Notes:

(1)	Manufacturer Suggested Retail Price, or MSRP, presented in this table is post government subsidy. The numbers are rounded to the nearest thousand.

(2)	For ICE vehicles, NEDC standard is not applicable and it instead refers to the driving range on a single tank of gasoline.

(3)	For ICE vehicles, average liters per 100 km were converted to average kWh per 100 km, using a conversion of 9.7 kWh per liter gasoline.

(4)	The P7 model includes both NCM and LFP battery versions, and it includes the P7 Wing Limited Edition.

IHS Markit compared XPeng’s G3 to its competing models in both EV and ICE markets. The G3 offers a variety of connectivity and autonomous driving features commonly found on higher-priced vehicles. These features come with a competitive driving range and EV performance characteristics for the mid- to high-end segment it falls under. The following table sets forth technology features and other specifications of the G3 selected comparable EVs and ICE vehicles:

	XPeng G3(4)	Audi Q2L e-tron	BYD Song Pro EV	Toyota C-HR EV	Toyota C-HR

MSRP(1) (RMB ‘000)	150 – 200	227 – 237	180 – 220	226 – 250	142 –181
Overall Specifications
Propulsion type	EV	EV	EV	EV	ICE
Wheelbase (mm)	2,625	2,628	2,712	2,640	2,640
Max torque (N·m)	300	290	280	300	203
NEDC range(2) (km)	460 / 520	265	405 – 502	400	877
Average energy consumption rate(3) (kWh/100 km)	14.1	13.9	15.0	13.1	55.3
Connectivity
Video streaming, gaming and other entertainment	Yes	No	Yes	No	No
AI assistant enabling voice controls of in-car functions	Yes	Yes	Yes	Yes	Yes
Autonomous Driving Functions
Adaptive cruise control(4)	Yes	Yes	Yes	Yes	Yes
Lane centering control(4)	Yes	Yes	Yes	Yes	No
Enhanced automated parking assist(4)	Yes	Yes	No	No	No
Traffic sign recognition(4)	Yes	Yes	Yes	No	No
OTA
OTA capability	Firmware	Infotainment only	Firmware	No	No
Firmware OTA via Mobile App	Yes	No	No	No	No

Source: IHS Markit Report

Notes:

(1)	Manufacturer Suggested Retail Price, or MSRP, presented in this table is post government subsidy. The numbers are rounded to the nearest thousand.

(2)	For ICE vehicles, NEDC standard is not applicable and it instead refers to the driving range on a single tank of gasoline.

(3)	For ICE vehicles, average liters per 100 km were converted to average kWh per 100 km, using a conversion of 9.7 kWh per liter gasoline.

(4)	The G3 model includes both NCM and LFP battery versions.

Source of Information

In connection with the Global Offering, we commissioned IHS Markit to conduct research, provide an analysis of, and to produce a market research report on the electric vehicle market in China. Unless and except as otherwise specified, all of the market and industry information and statistics presented in this section are derived from the IHS Markit Report.

Formed in 2016 through a merger of IHS Inc. and Markit Ltd., IHS Markit is an independent global information company that provides the insights, software, and data to help customers with expertise across some of the world’s largest industries. We have agreed to pay a total fee of US$297,000 for the preparation and use of the IHS Markit Report. In preparing the IHS Markit Report, IHS Markit relied on internal databases and external resources. External resources consist of both primary and secondary research resources. Primary research is the primary mode in which IHS Markit engages with the automotive ecosystem. The primary research covers long range mobility format, sales and production forecasts to short and mid-range sales, production, capacity and component technology or sourcing forecasts. IHS Markit coordinates and interconnects its databases and forecasts on a global scale to ensure consistency in methodology. Secondary research resources involve public databases, industry websites and other online or print capabilities. Databases such as primary registration feeds from government entities, sales and production tracking from industry associations and bodies as well as collaboration with specific industry sectors within specific capabilities help IHS Markit build out the range of capabilities. IHS Markit also maintains a news and analysis database to utilize both publicly available articles and sources on all facets of the industry.

IHS Markit prepared the IHS Markit Report utilizing several forecast and database methodologies to build out future industry, technology and volume forecasts over several timeframes. Though the majority of effort is focused on the automotive sector, forecasts on energy, chemical economic and country risk as well as maritime and financial sectors are vital to IHS Markit’s ongoing forecasts. In most cases a combination of top-down (macro, cyclical and socio-economic factors) are considered to build a top view. Additionally, bottom-up methodology is utilized to understand capacity, technology, sourcing and process limitations to the overall forecasts.

There is no adverse change in the market information since the date of publication of the IHS Markit Report, which may qualify, contradict or impact the information in this Industry Overview section.

BUSINESS

Mission

Driving Smart EV transformation with technology and data, shaping the mobility experience of the future.

Overview

China is the largest automotive market in the world, in which over 18.4 million, out of 19.7 million of the passenger vehicles sold in 2020 are powered by internal combustion engines, or ICE vehicles, according to IHS Markit. We believe that the evolvement of core technologies of traditional ICE vehicles has been limited over the last decades. As a result, the evolving customer demand may have not been sufficiently satisfied. In contrast, autonomous driving, vehicle connectivity and electrification are expected to revolutionize the future of mobility, which represents a smart, energy-efficient and environmental-friendly mobility experience.

Since the establishment of our company, we have taken an innovative technological path to our envisioned future of mobility. We intend to empower consumers with our differentiated Smart EVs that can offer disruptive mobility experiences. We believe this can be achieved by fast iteration of software and seamless integration with hardware, which enable us to lead the innovation of Smart EV technologies and provide differentiated Smart EV products to consumers.

Within only six years since our inception in 2015, we have become one of the leading Smart EV companies in China, with leading software, data and hardware technologies at our core and bringing innovation in autonomous driving, smart connectivity and core vehicle systems. In contrast to incumbent automotive original equipment manufacturers, or OEMs, and some pure-play EV startups, who generally rely on software solutions from third-party suppliers, our speed of innovation and unique capability to tailor our vehicle software to evolving needs of Chinese consumers and China-specific road conditions are our core competitive advantages. As of June 18, 2021, we are the only automotive company based in China that develops full-stack autonomous driving software in house and has deployed such software on mass-produced vehicles according to IHS Markit. According to the same source, our latest proprietary autonomous driving system, XPILOT 3.0, represents one of the most advanced autonomous driving technologies adopted on commercially available vehicles. Among China-based automakers, we have delivered the most passenger vehicles with a closed-loop data capability, according to IHS Markit, allowing the accumulation of valuable field data and corner cases to train our deep-learning algorithms and autonomous driving software. As we continue to advance our proprietary autonomous driving technology, we plan to deploy automotive-grade LIDAR technology to further enhance the visual-based perception capability of our third car model, the P5, unveiled in April 2021 which, according to IHS Markit, is expected to become the world’s first mass-produced Smart EV equipped with LIDAR upon delivery.

In addition to our leadership in Smart EV technologies, we are also leading the business model transformation of the automotive market. Enabled by our Smart EV technologies, we are the first and only China-based automotive company to monetize an in-house developed full stack autonomous driving solution, according to IHS Markit. We offer our proprietary advanced autonomous driving system XPILOT 3.0 software as a paid service to our customers, and as of March 31, 2021, over 20% of the car owners of the P7 had purchased and activated such function. Moreover, we work with our ecosystem partners to expand the content offerings in our Xmart OS system and we have started to monetize certain options and features on a subscription or paid basis.

Our Smart EVs appeal to the large growing base of technology-savvy middle-class consumers in China. We primarily target the mid- to high-end segment in China’s passenger vehicle market, with prices ranging from RMB150,000 to RMB300,000. According to IHS Markit, we were one of the top five best-selling brands in the mid- to high-end EV segment in China based on sales volume in 2020. Consumers choose our products primarily because of attractive design, interactive smart mobility experience, long driving range and advanced technology.

We are building a rapidly expanding, diversified portfolio of attractive Smart EV models to capture the growing demand for Smart EVs and appeal to the differentiated needs of a broad customer base.

•

We started delivery of the G3 in December 2018 and had delivered 30,102 units of the G3 to customers, as of March 31, 2021. According to IHS Markit, the G3 was the second best-selling battery electric SUV in the mid- to high-end segment in China during the period of 2019-2020.

•

We started delivery of the P7 in May 2020 and had delivered 23,036 units of the P7 to customers, as of March 31, 2021. According to IHS Markit, the P7 has become one of the top five best-selling mid- to high-end battery electric sedans in China in the second half of 2020.

•

In March 2021, we started delivery of the P7 Wing, a limited edition designed to accentuate the sporty and dynamic styling of the sports sedan with scissor-style front doors that are traditionally only available in luxury sports vehicles.

•	In March 2021, we introduced new versions of the G3 and the P7 that are equipped with lithium iron phosphate battery to provide our customers with a wider variety of options.

•

In April 2021, we have unveiled the P5, our third Smart EV, which is expected to be the world’s first mass-produced Smart EV equipped with LIDAR upon delivery, according to IHS Markit, and plan to commence mass delivery in the fourth quarter of 2021.

•

We have a strong pipeline of new Smart EV models. We plan to start the delivery of the G3i, the mid-cycle facelift version of the G3, in the late third quarter of 2021. We plan to launch our fourth Smart EV, an SUV, in 2022, featuring advanced autonomous driving system and enhanced core vehicle systems.

The table below sets forth certain features of the G3 and the P7 as of March 31, 2021.

Model	G3 (SUV)	P7 (Sports Sedan)		P7 Wing (Sports Sedan)
Wheelbase (mm)	2,625	2,998		2,998
NEDC range (km)	460 / 520	480 / 562 / 586 / 670 / 706		562 / 670
Battery capacity (kWh)	55.9 / 57.5 / 66.5	60.2 / 70.8 / 80.9		80.9
0-100 km/h acceleration (s)	≥8.6	4.4 / ≥6.7 / 6.8 /6.9		4.4
Post-subsidy price (RMB)	149,800 – 199,800	229,900 – 349,900	(1)	366,900 – 409,900	(2)

Notes:

(1)	The price range is exclusive of the software of XPILOT 3.0.
(2)	The price range is inclusive of the software of XPILOT 3.0.

Our autonomous driving system and in-car intelligent operating system allow customers to enjoy a differentiated smart mobility experience, and our Smart EVs can be upgraded through OTA firmware updates to introduce enhancements and new functionalities. Continuous innovation in software is one of the key factors that differentiate our Smart EVs and has become a critical value proposition appealing to customers. We have started to monetize the software and content offerings on our Smart EVs.

•

XPILOT, our proprietary autonomous driving system, provides assisted driving and parking functions tailored for driving behavior and road conditions in China. XPILOT 2.5 offers adaptive cruise control, adaptive turning control, lane centering control, automated lane changing and automated parking. We rolled out navigation guided pilot (NGP) for highway driving, a function of XPILOT 3.0, in January 2021, which marked the start of monetization of XPILOT 3.0 with options for customers to purchase lifetime or annual services. We also rolled out the Valet Parking Assist, an advanced automated parking function of our proprietary XPILOT 3.0 in June 2021.

According to IHS Markit, XPILOT 3.0 represents one of the most advanced autonomous driving technologies adopted on commercially available vehicles. It had cumulatively assisted our customers approximately 2.3 million kilometers of highway driving as of March 31, 2021. In March 2021, we conducted an autonomous driving expedition with a fleet of P7s from Guangzhou to Beijing, covering a total distance over 3,000 kilometers across six provinces in China to showcase the capability of NGP for highway driving.

Further updates to XPILOT 3.0 will be released later in 2021 to further enhance capabilities available for customers. According to IHS Markit, our third model, the P5, which was unveiled in April 2021, is expected to be the world’s first mass-produced Smart EV equipped with LIDAR upon delivery. Leveraging our visual-based perception capability, complemented by LIDAR, we plan to roll out XPILOT 3.5, which will support NGP for major urban roads. Leveraging field data and corner cases accumulated from our fast-growing number of Smart EVs on the road and our closed-loop data capability, we can continuously train our algorithms and implement frequent upgrades, and provide our customers with an advanced and evolving autonomous driving system.

•

Xmart OS, our in-car intelligent operating system, supports a smart cockpit that delivers a seamless, easy-to-use, and voice-controlled smart mobility experience. It enables a broad range of smart connectivity functions, such as enhanced capability of AI voice assistant, smart navigation and an app store. The AI voice assistant is able to engage in continuous driver-vehicle dialogs and execute requests covering a broad range of scenarios. In 2018, the utilization rate of our AI voice assistant was approximately 97%. Such utilization rate remained over 99% in 2019, 2020 and the first quarter of 2021. The in-car app store allows our customers to conveniently access third-party services and infotainment, and allows us to develop our smart connectivity ecosystem and create value for all participants.

•

Our technological capabilities in software and hardware integration and E/E architecture enable us to effectively deliver OTA firmware updates. Through such updates, we are able to frequently upgrade our Smart EVs throughout the product lifecycle, which enables our customers to enjoy more functions and a better user experience. As of March 31, 2021, we had completed 22 OTA firmware updates with 128 new features added. In January 2021, we released the first OTA update of XPILOT 3.0, which included NGP for highway driving, and in June 2021, we rolled out the Valet Parking Assist, an advanced automated parking function.

We design, develop and engineer our core vehicle systems in-house, including the development of key technologies relating to powertrain and E/E architecture to deliver superior and reliable vehicle performance. For example, the P7 has achieved an industry-leading driving range as a result of our comprehensive engineering efforts. We collaborated with a top-tier supplier to develop the P7’s battery cells, which offer high energy density and low height. Furthermore, we integrated a braking system that offers advanced energy recovery capability, which coupled with the P7’s low air drag and three-in-one electric drive system enable high energy efficiency of the P7. Our collaboration with a German engineering and design firm to develop the P7’s chassis allowed us to offer a superior driving experience in terms of performance, drivability and handling. As a result of our efforts in modular design across key aspects of Smart EVs, we have strategically established two Smart EV platforms. These platforms are scalable for both SUVs and sedans with different wheelbases within a wide range, which allows us to develop new models in a fast and cost-efficient manner. We have commenced development of a new Smart EV platform.

We seek to continuously expand our customer reach by extending our online and physical sales and service network. We have an omni-channel sales model, which combines a data-driven online marketing strategy with a physical sales and service network, and we strive to ensure consistent brand image, customer experience and price across all sales channels. As of March 31, 2021, our physical sales and service network consisted of a total of 178 stores and 61 service centers, covering 70 cities in China. A substantial majority of our stores are strategically located in shopping malls, as we believe such locations enable us to raise our brand awareness and attract customer traffic in a cost-efficient manner. In addition, we actively engage in online marketing through a variety of channels to further enhance our brand recognition and acquire customers.

We aim to offer our customers a convenient charging and driving experience by providing them with access to a vast, rapidly-growing charging network. Our customers can choose to charge their Smart EVs using home chargers, at XPeng-branded super charging stations or at third-party charging piles, many of which are connected to our charging network. As of March 31, 2021, there were 172 XPeng-branded super charging stations, covering 60 cities in China. Each XPeng-branded super charging station has about six to seven super chargers, which has a peak power output of 120kW. We will continue to expand the XPeng-branded super charging network coverage to provide greater accessibility and enhanced charging experience to our customers. In September 2020, we launched a free charging program to provide qualified car owners with free charging services at XPeng-branded super charging stations and certain third-party charging stations, and, as of March 31, 2021, such program had covered 140 cities in China.

Our manufacturing philosophy centers on quality, continuous improvement, flexibility and high operating efficiency. We take a lean production approach, with the aim of continuous optimization in operating efficiency and product quality. We started production of the P7 at our plant in Zhaoqing, Guangdong province, in May 2020. We produce our G3 through a contract manufacturing collaboration with Haima, at its plant in Zhengzhou, Henan province. Such arrangement has allowed us to retain effective control of key manufacturing and procurement processes and product quality with minimal required capital outlay at the initial stage of our development. The Zhaoqing plant and the Haima plant have annual production capacities of up to 100,000 units and 150,000 units, respectively. To further expand our production capacity, we are planning to construct new Smart EV manufacturing bases in Guangzhou and Wuhan, with an expected annual production capacity of up to 100,000 units each.

Our total revenues grew rapidly from RMB9.7 million in 2018 to RMB2,321.2 million in 2019, and further to RMB5,844.3 million in 2020. For the three months ended March 31, 2021, our total revenues were RMB2,950.9 million (US$450.4 million), representing a significant increase compared to RMB412.1 million for the three months ended March 31, 2020. Our Smart EV deliveries increased from 29 units in 2018 to 12,728 units in 2019, and further to 27,041 units in 2020. For the three months ended March 31, 2021, our Smart EV deliveries were 13,340 units, representing a significant increase compared to 2,271 units for the three months ended March 31, 2020. Along with strong revenue growth, our gross profit margin increased from (24.3%) in 2018 to (24.0%) in 2019, further to 4.6% in 2020, and further to 11.2% for the three months ended March 31, 2021.

As of March 31, 2021, we had 6,132 employees in China and the United States. As of the same date, 39.8% of our employees focused on research and development, of which 62.1%, 16.3% and 21.5% were dedicated to automotive design and engineering, autonomous driving and intelligent operating system, respectively.

According to IHS Markit, in the NEV industry, there were 54 automotive OEM brands that sold 1,000 or more units of NEVs in China in 2020, and in aggregate they accounted for 99.1% of the market share in the China NEV market. The top 5 OEM brands by NEV sales volume accounted for 46.4% in China in 2020. According to IHS Markit, XPeng had a market share of 2.0% in the China NEV market and 4.7% in the mid- to high-end segment of the China NEV market in 2020 and was not among the top 5 OEM brands in either segments.

According to IHS Markit, there were 45 auto OEM brands that had sold 1,000 units or more EVs in China in 2020, and in aggregate they accounted for 98.7% of the market share in the China EV market. The top 5 OEM brands by EV sales volume accounted for 51.4% in China in 2020. According to IHS Markit, XPeng had a market share of 2.8% and ranked 12th in the China EV market and market share of 6.6% and ranked 4th in the mid- to high-end segment of the China EV market in 2020.

Our Strengths

We believe the following strengths position us well to capitalize on the opportunities of a rapidly changing passenger vehicle market and the growing consumer demand for Smart EVs in China.

We are one of the leading Smart EV companies with proven record and technology leadership

We are one of China’s leading Smart EV companies, bringing popular Smart EVs to Chinese consumers through innovation in autonomous driving, smart connectivity and core vehicle systems. Since starting Smart EV delivery in December 2018, we have become one of the top five best-selling brands in the mid- to high-end EV segment in China in terms of sales volume in 2020, according to IHS Markit. We have chosen to develop autonomous driving and intelligent operating system technologies as well as design core vehicle systems, including powertrain and E/E architecture in-house. As a result, we have been able to offer competitive products and continuously deliver smarter and upgradable functions to better serve our customers. For example, according to IHS Markit, our second model, the P7, with its advanced smart features, has become one of the top five best-selling mid- to high-end battery electric sedans in China in the second half of 2020. We believe that our approach of developing software and designing core vehicle systems in-house enables us to develop and deploy our technologies more rapidly and efficiently and gives us an advantage over our competitors in China.

We offer differentiated mobility experiences

Our Smart EVs offer impressive performance, attractive design, and a fun driving experience. For example, the P7 offers an NEDC range of up to 706 km (439 miles) on a single charge, which is the longest among the EVs that have been mass delivered in China as of December 31, 2020 based on the MIIT NEV Catalogs. The P7 offers fast acceleration, superior handling and high energy efficiency. Our in-house engineering know-how and close collaboration with several business partners enable the P7 to achieve high technical targets in various areas, such as safety, range, vehicle dynamics, as well as noise, vibration and harshness. Furthermore, the P7’s AI voice assistant enables communication between our customers and Smart EVs to occur in natural and continuous dialogs, providing customers a voice-based and hassle-free mobility experience. Our AI voice assistant had a utilization rate of over 99% in 2019, 2020 and the first quarter of 2021 and was used approximately seven times per day on average in March 2021.

We strive to offer our customers more freedom while driving, and to deliver a comfortable and safe mobility experience. Such experience is measured by the level at which our Smart EVs can “be driven” by our autonomous driving system. According to IHS Markit, our proprietary autonomous driving system XPILOT 3.0 represents one of the most advanced autonomous driving technologies adopted on commercially available vehicles. We rolled out NGP for highway driving of XPILOT 3.0 in January 2021, which is capable of autonomously changing lanes, overtaking other vehicles, recognizing traffic signs, as well as adjusting speed in highway driving use cases. It has already cumulatively assisted our customers in approximately 2.3 million kilometers of highway driving as of March 31, 2021. In March 2021, we conducted an autonomous driving expedition with a fleet of P7s from Guangzhou to Beijing, covering a total distance over 3,000 kilometers across six provinces in China to showcase the capability of NGP for highway driving. We also rolled out our advanced automated parking function of XPILOT 3.0 in June 2021. Further updates to XPILOT 3.0 will be released later in 2021, as we continue to refine our algorithms and implement frequent upgrades. In addition, our autonomous driving system is developed and tailored to driving behavior and road conditions in China. For example, our automated parking function is specifically designed to address the parking challenges in Chinese cities where parking spaces are often small and have irregular layouts. We continuously train and optimize our system with field data and corner cases accumulated from our fast-growing number of Smart EVs, and achieve fast improvement in our technologies.

Deep software, data and hardware technologies to enable fast speed of innovation

We design and develop our own software, data and core hardware technologies, which we regard as our core competency. We are the only China-based automotive company that has deployed in-house developed full-stack autonomous driving software on mass-produced vehicles as of June 18, 2021, according to IHS Markit. We believe that the insights we gained from the field data and corner cases collected from our fast-growing number of Smart EVs delivered to and cumulative kilometers driven by our customers give us significant competitive advantages. As of March 31, 2021, we had accumulated approximately 5.9 million proprietary annotated images of real road driving conditions. Leveraging our closed-loop data and deep-learning capabilities, we continuously train our algorithms and implement frequent upgrades to provide our customers with better autonomous driving experiences. With our in-house development approach, we strive to pioneer innovations and introduce the latest technologies to the market at a fast speed. We plan to deploy automotive-grade LIDAR technology to further enhance our visual-based perception capability on our third car model, the P5, unveiled in April 2021, which, according to IHS Markit, is expected to become the world’s first mass-produced Smart EV equipped with LIDAR upon delivery. Moreover, we have developed natural language processing and natural language understanding capabilities based on deep-learning neural networks, and our AI voice assistant can identify keywords, categorize text and understand semantics. Furthermore, we design powertrain and E/E architecture in-house, all of which are critical to the safety, reliability and high performance of our Smart EVs. We believe that our vertically integrated in-house developed software and hardware, supported by our data technologies, enable us to achieve greater speed of innovation and offer better customer experience.

Our customer engagement and product enhancement do not end with product delivery, as we continuously upgrade our customers’ Smart EVs with new features through OTA firmware updates across the product lifecycle. In January 2021, we released the most comprehensive OTA update in our history with over 40 new features added, including NGP for highway driving of our autonomous driving system XPILOT 3.0, and our in-car intelligent operating system Xmart OS 2.5.0. As of March 31, 2021, the Company had completed 22 OTA firmware updates with 128 new features added. In addition, in June 2021, we also rolled out the advanced automated parking function of our proprietary XPILOT 3.0 through an OTA firmware update. We believe our holistic OTA firmware update capability provides our customers with differentiated smart mobility experience and continuous user engagement.

Pioneer in software and content monetization and Smart EV business model innovation

We strive to provide our customers with a differentiated Smart EV experience with our proprietary software applications and diverse content offerings on our Smart EVs. According to IHS Markit, we are the first and only China-based automotive company to monetize an in-house developed full stack autonomous driving solution. Such value-added services provide our consumers with a convenient, enjoyable and personalized driving and riding experience. We offer our proprietary advanced autonomous driving system XPILOT 3.0 software as a paid service to our customers. As of March 31, 2021, over 20% of the car owners of the P7 had purchased and activated such function. As we continue to release more functionalities of XPILOT 3.0 and enhance its capabilities with data accumulated from kilometers driven by our Smart EVs, the software attach rate is expected to further increase. Moreover, our Xmart OS system functions as a platform to deliver content services to further enhance user engagement and experiences. We work with our ecosystem partners to expand the content offerings and have started to monetize such services. For example, we have identified strong customer demand for in-car music, as over 80% of our customers used music applications in their car for on average over two hours per day in March 2021. We introduced a premium music subscription via OTA firmware update in June 2020, which provides a high-fidelity music experience supported by the premium audio system and ambient lighting in our Smart EVs. We plan to continue to upgrade and expand our software and content offerings, and expand monetization opportunities in the future.

Scalable and flexible Smart EV platforms for efficient development of future models

We strategically establish multiple flexible Smart EV platforms to develop new models in a fast and cost-efficient manner. We have two scalable platforms named David and Edward currently in use, which enable us to develop vehicles with a wheelbase ranging from 2,600 millimeters to 3,100 millimeters. Each Smart EV platform allows us to efficiently design and manufacture a variety of models, as we utilize common components across different models on the same platform. Through economies of scale, our platform approach is expected to reduce our bill-of-material cost and research and development expenses. We have also commenced developing a new Smart EV platform to expand our product portfolio with offerings that meet different customer preferences.

The winning team for Smart EV

Our founders and senior management team have deep expertise in the technology and automotive industries. The combination of technology and automotive expertise equips us with an innovative mindset, and we take a non-conventional approach to our products and technologies that bring differentiated experience and superior product quality to our customers. We put strong emphasis on research and development to enhance our products with cutting-edge technologies. As of March 31, 2021, 39.8% of our employees focused on research and development, of which 62.1%, 16.3% and 21.5% were dedicated to automotive design and engineering, autonomous driving and intelligent operating system, respectively.

Our Strategies

We pursue the following strategies to accomplish our mission:

Accelerate investment in and advancement of our technologies

Technology is our key differentiation and our core focus. We will relentlessly focus on technology innovations to continue upgrading our proprietary autonomous driving, intelligent operating system as well as core vehicle systems. We plan to introduce XPILOT 3.5 that supports NGP for major urban roads with enhanced perception capability assisted by LIDAR on our third model, the P5, unveiled in April 2021, and introduce XPILOT 4.0 built upon our next-generation autonomous driving hardware and software platform on our fourth Smart EV model. We expect to continue upgrading our Xmart OS for next-generation smart cockpit with more powerful capabilities in natural language processing, natural language understanding, and intelligent recommendation. We plan to design our upgraded powertrain and E/E architecture to improve vehicle performance, as well as energy and cost efficiency. With our continued investment in research and development, we aim to stay at the forefront of Smart EV technology development and product innovations.

Expand monetization of our software and content offerings

We expect to expand monetization of software and content offerings by introducing more advanced technologies and premium features, increasing attach rate and enhancing our value propositions to customers. We have achieved initial success in monetizing XPILOT software on the P7 models, as well as certain Xmart OS premium content. We aim to further ramp up the adoption and attach rate of our XPILOT software as we continue to improve our autonomous driving software and hardware technologies to offer our customers an increasingly hassle-free and safe mobility experience. Through spearheading innovations, we aim to further expand the functionalities and use cases of our autonomous driving system and therefore create more value to our customers. Additionally, with our fast-growing number of Smart EVs delivered to customers and running on the road, and strong user engagement with our Xmart OS, we plan to expand our smart connectivity ecosystem and make more value-added services and content available to our customers, thereby further expanding monetization from content offerings. For example, we aim to collaborate with more third-party app developers to expand app and content offerings on Xmart OS, and explore various monetization models.

Continue to rapidly expand our product portfolio based on our platform approach

We intend to continue our fast pace of product offering expansion by leveraging our highly flexible Smart EV platforms. We plan to continuously launch new Smart EV models and upgrades to broaden our addressable market and serve the demands of a wide range of customers. We have also adopted a platform approach for our software systems, which include XPILOT and Xmart OS and are deployed across our entire product line. Our platform approach will enable us to optimize efficiency in product development, supply chain and manufacturing.

We have a strong pipeline of new Smart EV models. We plan to start the delivery of the G3i, the mid-cycle facelift version of the G3, in the late third quarter of 2021. We target to deliver our third Smart EV model, the P5, a sedan built on the same platform as the G3, in the fourth quarter of 2021. Our third model the P5 will feature an upgraded smart cockpit, a spacious interior, as well as our hallmark autonomous driving system XPILOT 3.5 and LIDAR, with enhanced autonomous driving capabilities enabling NGP for major urban roads. The P5 is expected to be the world’s first mass-produced Smart EV equipped with LIDAR, according to IHS Markit. Our fourth Smart EV model, an SUV based on the same platform as the P7, is expected to be launched in 2022. This model is expected to feature advanced autonomous driving system powered by XPILOT 4.0 and LIDAR, enhanced core vehicle systems offering rapid charging capability, more consolidated domain control units for enhanced OTA capability, as well as intelligent chassis and air suspension system normally only available in premium vehicles.

Invest in building our leading Smart EV brand

We intend to continue solidifying our brand image that exemplifies smartness, quality and performance. While we maintain our key focus on the mid- to high-end Smart EV market, we also strive to continue upgrading our brand positioning through launching various innovative and premium products, such as the P7 Wing edition with its luxury sports vehicle design. We also plan to leverage our proprietary technologies to provide differentiated customer experience to strengthen our technology-savvy positioning. The development of our technologies has always been centered on providing our customers a great-to-drive and great-to-be-driven experience. Moreover, we seek to promote our brand awareness through various marketing initiatives, including online marketing, advertising, promotions and public events.

Increase the scale of our sales, service and super charging networks

We intend to continue to broaden our sales and service network to better engage and serve our customers. We plan to continue to expand the presence of physical stores in cities which we believe have strong demand for Smart EVs. We aim to strengthen our online presence through strategic collaborations with major online platforms in China. Through data-driven targeted online marketing and product differentiation, we plan to continue improving the efficiency of our sales and marketing efforts. Moreover, we plan to substantially expand the network of our XPeng-branded super charging stations to cover a broader range of locations. We believe an extensive XPeng-branded super charging network will enhance our brand recognition and provide a more convenient and efficient charging experience to our customers. We also plan to make self-operated super charging stations available for exclusive use by our customers in the future, in order to enhance and offer a more differentiated user experience to our customers.

Build and expand our international market presence

We intend to strategically build and expand our presence in international markets. In December 2020, the first batch of the European version of the G3 was delivered to customers in Norway and a second batch was shipped in the first quarter of 2021. We plan to continue to expand into other international markets, starting with certain European markets. We aim to build and enhance our overseas sales and services capability, and to adapt the user interfaces of our software systems to optimize our products and services for consumers in overseas markets.

Products

Our products include Smart EVs and advanced autonomous driving software system. We design, develop, manufacture and market Smart EVs, and we develop full-stack autonomous driving software system in-house. We design our Smart EVs to satisfy the needs and preferences of technology-savvy middle-class consumers in China. Priced in the mid- to high-end segment, our Smart EVs offer customers a great-to-drive and great-to-be-driven experience, as well as compelling value proposition. As of March 31, 2021, our Smart EVs had been driven for an estimated total of approximately 836 million kilometers.

G3

Our first mass-produced Smart EV, the G3, is an SUV. The G3 has a post-subsidy price ranging from RMB149,800 to RMB199,800. We started to deliver the G3 in December 2018, and had delivered 30,102 units of the G3 to customers as of March 31, 2021.

Since its launch, we have continuously upgraded the G3 to improve its performance. In March 2021, we introduced LFP battery version of the G3 to offer a wider variety of options for our customers. The following table sets forth certain technical features of the configurations of the G3:

Configuration	NCM battery version		LFP battery version Standard Range
	Standard Range	Long Range
Wheelbase (mm)	2,625	2,625		2,625
NEDC range (km)	460	520		460
Battery capacity (kWh)	57.5	66.5		55.9
Battery energy density (Wh/kg)	170	180		140
Energy consumption rate (kWh/100 km)	14.1	14.1		14.1
0-100 km/h acceleration (s)	8.6	8.6	≥	8.6
Maximum torque (Nm)	300	300		300
Maximum motor power (kW)	145	145		145

Autonomous driving capabilities	XPILOT 2.5

•  Adaptive cruise control, adaptive
turning control, lane centering control
and automated lane changing

•  Automated parking

•  Active safety features, such as forward
collision warning, automatic
emergency braking and blind spot
monitoring

Operating system	Xmart OS • AI voice assistant • Smart navigation • In-car app store

OTA firmware update	Upgradable electronic control units, or ECUs

The G3 meets five-star C-NCAP safety standards, which cover occupant safety, pedestrian safety and active safety. The G3 received the highest score among all NEV models with C-NCAP test results released in 2019. The G3’s body utilizes high-strength steel and effectively enhances passengers’ safety in the event of a collision. In the China Insurance Automotive Safety Index published in January 2020, which was based on crash test results, the G3 received the highest rating in multiple key areas, reflecting a high safety level comparable to several premium ICE models. In addition, the G3 has won the Auto Parking Award in the 2020 i-VISTA China Intelligent Vehicle Indexes released by China Automotive Engineering Research Institute.

Our smart technology functions make the G3 a compelling product for the mid- to high-end segment. All versions of the G3 feature Xmart OS, which enables a broad range of smart connectivity functions such as AI voice assistant, smart navigation and in-car app store.

P7

Our second mass-produced Smart EV, the P7, is a four-door sports sedan. As our flagship model, the P7 continues to reinforce our positioning as a leading Smart EV brand. The P7 was named the Car of the Year 2021 by the Xuanyuan Awards, China’s most prestigious award for auto quality and innovation. The P7 has a post-subsidy price ranging from RMB229,900 to RMB409,900. We initiated the development of the P7 at the end of 2017, started accepting orders in April 2020, commenced production and began delivery in May 2020, and have delivered 23,036 units of the P7 to customers as of March 31, 2021. In November 2020, we unveiled the P7 Wing, a limited edition designed to accentuate the sporty and dynamic styling of the sports sedan with scissor-style front doors that are traditionally only available in luxury sports vehicles. In March 2021, we started the delivery of the P7 Wing and introduced LFP battery version of the P7 to provide our customers with more affordable options of premium configurations that enable smart features.

The table below sets forth certain technical features of the various configurations of the P7. In particular, the P7 offers an NEDC range of up to 706 km (439 miles) on a single charge, which is the longest among the EVs that have been mass delivered in China as of December 31, 2020, based on the MIIT New Energy Vehicle Catalogs.

Configuration	NCM battery version				LFP battery version RWD(2) Standard Range
	4WD(1)	RWD(2) Long Range	RWD(2) Super-long Range
Wheelbase (mm)	2,998	2,998	2,998	2,998	2,998
NEDC range (km)	562	586	670	706	480
Battery capacity (kWh)	80.9	70.8	80.9	80.9	60.2
Battery energy density (Wh/kg)	170	161	170	170	126
Energy consumption rate (kWh/100 km)	16.3	13.2	13.6	12.5	13.8
0-100 km/h acceleration (s)	4.4	6.9	6.8	6.8	≥6.7
Maximum torque (Nm)	655	390	390	390	390
Maximum motor power (kW)	316	196	196	196	196
	(dual- motor)	(single- motor)	(single- motor)	(single- motor)	(single- motor)
Braking distance at 100 km/h (m)	< 35	< 35	< 35	< 35	< 35

Autonomous driving capabilities

XPILOT 3.0(3)

•  NGP for highway driving

•  Adaptive cruise control, adaptive turning control, lane centering control and automated lane changing

•  Surrounding Reality (SR) display for navigation assisted autonomous driving

•  Active safety features, such as forward collision warning, automatic emergency braking and blind spot monitoring

•  Advanced automated parking, the Valet Parking Assist, which memorizes the locations and layouts of frequently used parking spots and enables autonomous driving within such parking lots, followed by automated parking

Configuration	NCM battery version			LFP battery version RWD(2) Standard Range
	4WD(1)	RWD(2) Long Range	RWD(2) Super-long Range

Operating system

Xmart OS

•  AI voice assistant, capable of supporting natural and continuous dialogs and executing requests covering a broad range of scenarios

•  Smart navigation

•  In-car app store, Alipay and the mini-programs on the Alipay platform

OTA firmware update	Almost all of the ECUs are upgradable

Notes:

(1)	Refers to four wheel drive.
(2)	Refers to rear wheel drive.
(3)	Both standard and premium versions of the P7 are equipped with autonomous driving features powered by XPILOT 2.5. The hardware of the premium version of the P7 can also support XPILOT 3.0.

The P7 offers fast acceleration, superior handling and high energy efficiency. Our in-house engineering know-how and close collaboration with several business partners enable the P7 to achieve high technical targets in various areas, such as safety, range, vehicle dynamics, as well as noise, vibration and harshness. We developed the premium EV-specific chassis by cooperating with a German engineering and design firm. We developed the dynamic torque distribution system in-house and integrated the continuous damping control system to deliver a premium ride experience. In addition, we collaborated with a top-tier supplier to develop the P7’s battery cells, which offer high energy density and low height. The battery pack is customized to a height of just 110 millimeters, which allows us to give the Smart EV a low height profile and a sporty and stylish appearance. Furthermore, the battery pack demonstrates durable cycle performance and retains over 90% of its initial capacity after approximately 160,000 kilometers of mileage. Other factors also contribute to the P7’s long range. For example, we integrate a braking system that offers advanced energy recovery capability. With an aerodynamic coefficient of 0.236 cd, the P7’s low air drag also contributes to its high energy efficiency. Designed in-house, the P7’s three-in-one electric drive system is both powerful and light-weighted, as reflected by its electric motors’ high power density of 2.0 kW/kg.

With a comprehensive suite of safety features, the P7 is designed to meet five-star C-NCAP safety standards. The P7’s car body is made of high-strength steel and aluminum, which effectively absorbs impact forces in the event of a collision. The P7 is equipped with our self-designed battery pack that has been tested rigorously and offers robust safety features, such as water-and-dust resistance capabilities that reach IP68, the highest standard in the industry.

Both standard and premium versions of the P7 are supported by autonomous driving features powered by XPILOT 2.5. Customers who own the premium version of the P7 may select to purchase XPILOT 3.0, which was rolled out through an OTA firmware update in January 2021. Among all units of the P7 delivered in the first quarter of 2021, approximately 96% can support XPILOT 2.5 or XPILOT 3.0.

All versions of the P7 feature Xmart OS, which enables a broad range of smart connectivity functions such as AI voice assistant, smart navigation and in-car app store. The P7’s AI voice assistant is capable of supporting natural and continuous dialogs without having to be activated repeatedly, and while it responds, a person can interrupt to give a new voice instruction. Furthermore, the P7’s AI voice assistant can execute requests covering a broad range of scenarios. In addition, we have deployed Alipay on the P7, which allows our customers to conveniently pay for transactions on in-car apps.

Future Smart EV Roadmap

We plan to continuously introduce new models to expand our product portfolio and customer base. In April 2021, we have unveiled our third Smart EV model, the P5, a sedan designed for family use, based on the same platform as the G3, namely the David platform, and we plan to commence mass delivery in the fourth quarter of 2021. The P5 offers a spacious interior and a sleek exterior design, featuring a length of 4,808 millimeters and a wheelbase of 2,768 millimeters. The P5’s positioning and value propositions will allow us to target a broad customer base. Equipped with 32 perception sensors (including two LIDARs, 12 ultrasonic sensors, five millimeter-wave radars, and 13 high-resolution cameras) and one high-precision positioning unit that contains global navigation system satellite and inertial measurement unit, the P5 will support XPILOT 3.5, our hallmark autonomous driving system, which could handle challenging and complex road conditions and enable NGP for major urban roads.

Furthermore, we plan to start the delivery of the G3i, the mid-cycle facelift version of the G3, in the late third quarter of 2021.

We also plan to launch our fourth Smart EV model, an SUV, based on the same platform as the P7, namely the Edward platform, in 2022. We plan to feature the new model with advanced autonomous driving system equipped with LIDAR, which could support XPILOT 4.0, an enhanced core vehicle systems offering rapid charging capability, more consolidated domain control units for enhanced OTA capability, as well as intelligent chassis and air suspension system normally only available for premium vehicles. The following diagram illustrates the time of delivery and price positioning of our Smart EV models and the expected time of delivery and planned price positioning of our future Smart EV models:

Notes:

(1)	The horizontal timeline represents the time that the Smart EV model started or is expected to start delivery.
(2)

The G3i, the mid-cycle facelift version of the G3, has not been launched. The P5 was unveiled in April 2021 and is expected to be delivered in the fourth quarter of 2021. Our fourth model is expected to be launched in 2022.

Advanced Autonomous Driving Software

XPILOT, our proprietary autonomous driving system, provides assisted driving and parking functions tailored for driving behavior and road conditions in China. XPILOT 2.5 offers adaptive cruise control, adaptive turning control, lane centering control, automated lane changing and automated parking. Both standard and premium versions of our Smart EVs are equipped with autonomous driving features powered by XPILOT 2.5, without additional charges.

We rolled out the software of our advanced autonomous driving system, XPILOT 3.0, through OTA firmware update, in January 2021. XPILOT 3.0 is provided as a paid service to our customers. Customers who own the premium version of the P7 may select to purchase XPILOT 3.0 by either making a lump sum payment of RMB20,000 at the time of vehicle purchase or paying RMB12,000 each year for an annual service, which can be converted to lifetime service after payments for three consecutive years. As of March 31, 2021, over 20% of the car owners of the P7 had purchased and activated such function.

In addition to the functions available in XPILOT 2.5, XPILOT 3.0 can support NGP for highway driving and advanced automated parking. We expect to introduce further updates to XPILOT 3.0 later in 2021 to further enhance capabilities available for customers.

Smart EV Deliveries

The following table sets forth the number of our Smart EVs delivered to customers in the periods indicated:

	Three months ended
Smart EV Model	Dec 31, 2018	Mar 31, 2019	June 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	June 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021
G3	29	442	6,723	2,345	3,218	2,271	2,903	2,368	4,437	5,366
P7	—	—	—	—	—	—	325	6,210	8,527	7,974

Total	29	442	6,723	2,345	3,218	2,271	3,228	8,578	12,964	13,340

During 2018, 2019, 2020 and the three months ended March 31, 2021, all the P7s are self-produced at our Zhaoqing plant and all the G3s are produced through a contract manufacturing collaboration with Haima. As the Zhaoqing plant was put into production in May 2020, all of our Smart EVs delivered in 2018 and 2019 are G3s. Among the 27,041 units of Smart EVs delivered in 2020, 11,979 units are the G3 and 15,062 units are the P7, representing 44.3% and 55.7% of the total Smart EV deliveries in 2020, respectively. For the three months ended March 31, 2021, we delivered 13,340 units of Smart EVs, consisting of 5,366 units of the G3 and 7,974 units of the P7, representing 40.2% and 59.8% of the total Smart EV deliveries during the same period. Therefore, our self-produced Smart EVs delivered in 2018, 2019, 2020 and the three months ended March 31, 2021 accounted for nil, nil, 55.7% and 59.8% of our total Smart EVs delivered during the same periods, respectively.

We started to deliver the G3 in December 2018. The G3 deliveries increased sharply in the second quarter of 2019, primarily because we commenced mass deliveries of the G3 to customers in the quarter and fulfilled most of the orders accumulated in 2018 and the first quarter of 2019, and partly due to expected decrease in government subsidies at that time. The G3 deliveries decreased from the fourth quarter of 2019 to the first quarter of 2020 mainly due to the significant impact from COVID-19 outbreak in China and seasonal impact from the Chinese New Year holiday. We started to deliver the P7 in May 2020. The P7 deliveries increased sharply in the third quarter of 2020 because we commenced mass deliveries of the P7 to customers in late June 2020 and fulfilled most of the orders accumulated in the second quarter of 2020. The G3 deliveries decreased slightly from 2,903 in the second quarter of 2020 to 2,368 in the third quarter of 2020 due to the focus of our sales and marketing efforts on the P7. There was strong growth in deliveries of both models in the fourth quarter of 2020 driven by a combination of factors, including positive customer feedback, continuous production ramp up of the P7, impact of seasonality, as well as effective marketing campaigns during “Double 11” and “Double 12” shopping festivals. We achieved record quarterly deliveries in the first quarter of 2021 despite seasonal impact from the Chinese New Year holiday, mainly due to growing brand recognition and product appeal, expanded product portfolio, as well as our efforts in broadening sales, marketing and super charging service networks across China.

We also made positive progress in overseas markets. In December 2020, the first batch of the European version of the G3 was delivered to customers in Norway and a second batch was shipped in the first quarter of 2021. We aim to build and enhance overseas sales and service capability, and to adapt the user interfaces of our software systems to optimize our products and services for consumers in overseas markets.

Our Technologies

We develop most of our key technologies in-house to achieve a rapid pace of innovation and tailor our product offerings for Chinese consumers. Such technologies encompass both software, including XPILOT and Xmart OS, and core vehicle systems, including the E/E architecture and powertrain. By developing our proprietary software and hardware technologies, we are able to retain better control over the performance and experience of our Smart EVs and have the flexibility to continuously upgrade them.

We dedicate significant resources towards research and development. As of March 31, 2021, 2,442, or 39.8%, of our employees are in our research and development function, of which 62.1%, 16.3% and 21.5% were dedicated to automotive design and engineering, autonomous driving and intelligent operating system, respectively. Our research and development teams comprise software developers and engineers who specialize in different research and development focus areas such as product planning, automotive technology, powertrain, autonomous driving, manufacturing, intelligent operating system, data development and data intelligence platform. In particular, Mr. Xinzhou Wu and Mr. Yu Ji lead own research and development of XPILOT and Xmart OS, respectively. Mr. Wu and Mr. Ji have more than 15 years of experience in research and development of autonomous driving and wireless technology, respectively. Please see the section headed “Directors and Senior Management” for more details. In 2018, 2019, 2020 and the three months ended March 31, 2021, we incurred research and development expenses of RMB1,051.2 million, RMB2,070.2 million, RMB1,725.9 million and RMB535.1 million (US$81.7 million), respectively.

We have also collaborated with various third-party companies, some of which are leading enterprises in their respective industries, to strengthen our research and development capabilities in our domains of intelligent operating system, autonomous driving, powertrain, and vehicle body development. We have entered into agreements with these companies, under which they undertake to provide technical support according to our technical requirements. Under such agreements, we generally retain the proprietary rights to jointly developed patents.

The following diagram illustrates certain key technology stacks, including XPILOT, Xmart OS, the E/E architecture and the powertrain:

Our Autonomous Driving System—XPILOT

XPILOT, our proprietary autonomous driving system, is tailored to driving behavior and road conditions in China. Since inception, we have dedicated significant research and development efforts in autonomous driving technology, which we believe is a key element for the Smart EV experience. As of June 18, 2021, we are currently the only China-based automotive company to develop and deploy an in-house full-stack proprietary software for commercialization of autonomous driving, according to IHS Markit. Such capabilities enable us to continuously improve XPILOT and achieve fast system iterations.

Our XPILOT 2.5 is currently deployed on the G3 and the P7. Its key capabilities include adaptive cruise control, adaptive turning control, lane centering control, automated lane changing and automated parking. Such capabilities resonate strongly with our customers. As of March 31, 2021, our adaptive cruise control function had been used for approximately 61.4 million kilometers of driving cumulatively, and our lane centering control function had been used for approximately 30.2 million kilometers of driving cumulatively. In March 2021, the monthly average utilization rate of our adaptive cruise control function was approximately 62%, and the monthly average utilization rate of our lane centering control function was approximately 43%. In the first quarter of 2021, our customers used automated parking for approximately 816,000 times, among which approximately 77% were successfully completed without human intervention. In particular, in March 2021, the monthly average utilization rate of our automated parking function was approximately 51%. XPILOT 2.5 also enables a variety of active safety features, such as forward collision warning, automatic emergency braking and blind spot monitoring, to reduce the risk of traffic accidents.

We rolled out NGP for highway driving and advanced automated parking, the Valet Parking Assist, each function of our proprietary XPILOT 3.0, through OTA firmware updates in January 2021 and June 2021, respectively. In addition to the functions available in XPILOT 2.5, we expect to introduce further updates to XPILOT 3.0 thereby further enhancing the experience of our customers when utilizing our autonomous driving system.

The NGP for highway driving is capable of autonomously changing lanes, overtaking other vehicles, recognizing traffic signs and construction signs, as well as adjusting speed. It also enables a vehicle to autonomously enter and exit a highway ramp, as well as switching from one highway to another. The NGP has assisted our customers in driving on the highway for an aggregate of approximately 2.3 million kilometers as of March 31, 2021. In March, the NGP-assisted mileage penetration rate, which refers to the mileage assisted by the NGP as a percentage of the NGP drivable mileage, exceeded 50% amongst those P7s that have activated the NGP function. In March 2021, we conducted an autonomous driving expedition with a fleet of P7s from Guangzhou to Beijing, covering a total distance over 3,000 kilometers across six provinces in China to showcase the capability of NGP for highway driving. We plan to roll out further improved versions of the NGP to enhance safety, functionality and performance during 2021.

We rolled out advanced automated parking function, the Valet Parking Assist, for XPILOT 3.0 users in June 2021, which can memorize the locations and layouts of the parking spots that a driver frequently uses. Based on such information, the function enables the autonomous driving of a vehicle from the entrance of a parking lot to a memorized parking space, followed by the automated parking of the vehicle into such space.

Leveraging our full-stack research and development capabilities, we are able to tailor our autonomous driving system to road conditions in China, which is a key factor that differentiates our Smart EVs. We continuously explore new autonomous driving capabilities, and we plan to deliver our third Smart EV model, the P5, in the fourth quarter of 2021. Leveraging our visual-based perception capability complemented by LIDAR, we plan to roll out XPILOT 3.5, which will support NGP for major urban roads. We also plan to introduce XPILOT 4.0, which will be built upon our next-generation autonomous driving hardware and software platform on our fourth Smart EV model to be launched in 2022.

Our proprietary algorithms encompass the following:

•

Localization and high definition map fusion. Our high precision localization capability is based on the fusion of (i) positioning sensors, including real time kinematic (RTK)-enabled dual frequency GPS receiver and high-precision inertial measurement unit (IMU), which in combination offer meter-level global positioning accuracy in all conditions with XPILOT proprietary localization algorithms, and (ii) Amap high definition map, which further enhances the positioning accuracy to decimeter-level with rich geometry and semantic features from the high definition map to enhance autonomous driving capabilities. Our XPILOT 3.0 also offers Surrounding Reality (SR) display function, which shows vehicle status and its surrounding environment on the central panel, integrating the comprehensive, accurate and real-time data of high definition map. The SR display can enhance the users’ assisted autonomous driving experience through clear and vivid 3D display.

•

Perception algorithm and sensor fusion. XPILOT utilizes deep learning neural network and is capable of complex computer vision tasks, including recognizing a wide range of objects in various driving scenarios. We train our algorithms through field data. For example, we completed extensive virtual training and test driving through our test fleet before deploying XPILOT 3.0. After the testing process, we continuously train our algorithms by using field data collected from vehicles on the road. As of March 31, 2021, our autonomous driving data set contained around 5.9 million annotated images used for algorithms training purposes, which continue to expand rapidly with continuous accumulation of field data. Meanwhile, all camera perception outputs are fused with radar signals to generate a 360-degree view of the surroundings of the vehicle.

•

Behavior planning, motion planning and control. Through the development of XPILOT 2.5, we have built a strong in-house capability of motion planning and control. To navigate the vehicle safely and smoothly under different driving conditions, XPILOT employs behavior planning algorithm to understand the semantics of the current environment and make the decision on the vehicle behavior, such as to follow the lead vehicle, to change lane and surpass the slow lead vehicle, or to nudge towards the left side of the lane to show intention to initialize a lane change. We have built up algorithm development and comprehensive simulation capability for behavior planning.

Our research and development efforts benefit from our closed-loop data capability, which offers us valuable data based on usage of autonomous driving system. In particular, we collect sensor data relating to instances when a driver has to take control over the vehicle from XPILOT. By analyzing such data, we are able to improve the autonomous driving capabilities of our Smart EVs faster than the OEMs that rely on third-party autonomous driving solutions.

Our autonomous driving capabilities are supported by computing platforms supplied by world-leading technology companies. For example, XPILOT 3.0 is powered by NVIDIA DRIVE AGX Xavier platform, featuring one of the most advanced and fastest processors designed for autonomous driving in commercial production. As part of our self-designed E/E architecture, the in-car Ethernet enables high-bandwidth and real-time communication to support autonomous driving capabilities.

While several global OEMs have also invested significant resources into autonomous driving, we believe their products are not sufficiently localized for the Chinese market. On the other hand, XPILOT is designed to address China’s specific road conditions, including unique lane arrangements and traffic lights, non-standard trucks on highways, bicycles and motorbikes on urban streets, as well as different types of construction signs and traffic signs. In addition, our automated parking function is capable of addressing parking challenges in Chinese cities where spaces are often small and have irregular layouts. We believe our localized approach enables XPILOT to better serve Chinese customers, compared to autonomous driving solutions offered by global OEMs and top-tier suppliers.

Our In-car Intelligent Operating System—Xmart OS

Xmart OS, our in-car intelligent operating system, supports a smart cockpit that delivers a seamless, easy-to-use, and voice-controlled smart mobility experience. Xmart OS enables a broad range of smart connectivity functions, such as AI voice assistant, smart navigation and an app store, which are also supported by high-speed connectivity that we offer to our customers. Our operating system, Xmart OS 2.5.0, was rolled out through an OTA firmware update in January 2021, consisting of a number of new functions and updates covering multiple modules, including the NGP for highway driving, full-scenario voice assistance, in-car app ecosystem, and personalized settings. In addition, in June 2021, we rolled out our Xmart OS 2.6.0 through an OTA firmware update to the P7 and introduced new functions and updates, including the Valet Parking Assist, an advanced automated parking function.

•

AI voice assistant. Our AI voice assistant is capable of supporting natural and continuous dialogs without having to be activated repeatedly, and while it responds, a person can interrupt to give a new voice instruction. We have developed natural language processing and natural language understanding capabilities based on deep-learning neural networks, which can identify keywords, categorize text and understand semantics. In addition, the AI voice assistant can focus on instructions from one person without being distracted by the voice from others in the vehicle, based on our deep-learning neural network technology, which can dynamically reduce semantic noises in the vehicle. As a result, interactions between the AI voice assistant and our customers have become more natural. Leveraging our full-duplex concurrent voice streaming technology, our AI voice assistant currently can receive and execute as many as 10 requests in only 25 seconds. Furthermore, it can execute requests covering a broad range of scenarios. In 2019, 2020 and the first quarter of 2021, the utilization rate for our AI voice assistant remained over 99%.

•

Smart navigation. Instead of taking the approach commonly adopted by other OEMs, which is to source navigation systems from third parties, our self-development approach enables us to offer a navigation system that delivers a superior customer experience and improves the system rapidly. We have built a highly customized navigation system based on Alibaba’s Amap engine, and we have adopted Amap’s high definition map for our advanced autonomous driving system. As a result of our self-development approach, we achieve better coordination between the autonomous driving system and the navigation system. Furthermore, we are able to conveniently integrate points of interest, such as charging stations, parking lots and restaurants with our navigation system. In March 2021, approximately 54% of our customers chose to use our in-car smart navigation to guide their journeys every day. In March 2021, the monthly average utilization rate of our in-car smart navigation function was approximately 97%.

•

Ecosystem for third-party apps and service. Leveraging our in-car app store, we have built a broader ecosystem to better serve our customers. The in-car app store offers a wide selection of apps, including those relating to music, audio books, games and video, thereby making the in-car experience more enjoyable. The in-car app store is open to third-party apps and expandable. To build our smart connectivity ecosystem, we have also opened certain vehicle hardware functions to third-party apps. For example, a karaoke app has been integrated with the P7’s ambient lighting and audio system. In addition, we have deployed Alipay on the P7, which allows our customers to conveniently pay for transactions on in-car apps.

•

Digital car keys. We have developed two types of digital car keys to enhance customer convenience. First, our XPeng mobile app offers a car key function by utilizing Bluetooth. Through the XPeng mobile app, a customer can conveniently authorize another person to access his or her Smart EV. Second, through collaboration with third parties, we have enabled car key functions on certain third-party devices equipped with NFC capabilities, including smart phones and smart watches. Based on the digital car key, our Smart EV automatically switches to a driver’s personalized setting, including those relating to seat position and entertainment.

•

Intelligent recommendations. Xmart OS makes intelligent recommendations that are based on customer behavior, customer preferences, vehicle conditions, traffic conditions or other relevant factors. Many of the recommendations are developed through big data analytics. For example, Xmart OS may recommend nearby parking lots and charging stations, alternative routes to avoid traffic congestions or turning on autonomous driving under suitable conditions.

•

Remote control. Our XPeng mobile app also offers various remote control capabilities, such as (i) remotely activating the sentry mode to monitor security risks and (ii) remotely turning on air conditioning before entering the vehicle.

OTA Firmware Updates

Our technological capabilities in software and hardware integration and E/E architecture enable us to effectively deliver OTA firmware updates. We are differentiated from certain incumbent OEMs, which typically provide updates through offline dealerships. Our OTA capability allows us to frequently upgrade our Smart EVs throughout the product lifecycle, and enables our customers to enjoy more functions and better user experience. A customer can conveniently schedule the time for an OTA update through our XPeng mobile app. By bringing our latest technologies to our customers, OTA updates extend our customer engagement beyond Smart EV delivery and help us further enhance customer loyalty.

We seek to make as many functions OTA upgradable as practicable. Many of the ECUs on the G3 and almost all of the ECUs on the P7 can be updated through OTA. For example, the OTA update in October 2020 covered 35 ECUs, including vehicle control unit, battery management system, sensor control unit and autonomous driving control unit. Our OTA capability also allows us to introduce new value-added service offerings. In January 2021, we introduced an OTA firmware update to the P7 with over 40 new features, including the NGP for highway driving of our autonomous driving system XPILOT 3.0, and our in-car intelligent operating system Xmart OS 2.5.0. As of March 31, 2021, we have completed 15 major OTA firmware updates with 55 new features added to the G3, as well as seven major OTA firmware updates with 73 new features added to the P7. In addition, in June 2021, we rolled out our Xmart OS 2.6.0 through an OTA firmware update to the P7 and introduced new functions and updates, including the Valet Parking Assist, an advanced automated parking function.

Closed-Loop Data

Our in-house developed autonomous driving system and intelligent operating system enable us to collect field data from our Smart EVs. We focus on customer experience and strive to continuously improve the features on our Smart EVs. Our closed-loop data capability is designed to improve our software by analyzing field data, and we then deploy new technologies to our Smart EVs through OTA firmware updates.

As the number of our Smart EVs increases on the road, we will gain more insights as to the customer experience with XPILOT and Xmart OS by analyzing field data. With respect to XPILOT, we collect sensor data relating to instances when a driver has to take control over the vehicle from the system. With respect to Xmart OS, we gain insights on customer preference to provide a better customer experience. For example, we continuously improve the ability of Xmart OS to make intelligent recommendations, which may relate to navigation, safe driving, charging options, infotainment or other aspects of the in-car experience. The following diagram illustrates the process of closed-loop data:

Note:

(1)	As of March 31, 2021

Powertrain

Our Smart EVs’ powertrain consists of the battery system, electric drive system, high voltage system and vehicle control unit, or VCU. Powertrain plays a critical role in our ability to deliver safe and high-performance EVs at competitive prices. Leveraging our superior in-house research and development capabilities, we are able to differentiate our Smart EVs in key powertrain features, such as battery safety, range, noise, drivability and digitization. The powertrain’s ECUs are amenable to OTA firmware updates, which enables us to improve the powertrain’s functions and customer experience after delivery.

Battery System

Our Smart EVs’ battery system utilizes high-energy density battery cells, which are packed into modules and fastened to a high-strength aluminum frame. Through our research and development efforts, we seek to enhance the energy density of the battery pack and reduce its cost, while also maintaining its safety, reliability and longevity. In addition, we believe the flexibility of our battery system will enable us to leverage technological advancements of battery cells.

We utilize lithium NCM cells and LFP cells for our batteries. In particular, we collaborated with a top-tier supplier to develop the P7’s battery cells, which offer high energy density and low height. In March 2021, we introduced new versions of the G3 and the P7 powered by LFP battery to provide a wider range of options for our customers. We also focus on the safety and longevity of battery cells in the development process, and battery cells have been subject to extensive testing. The protection offered by the battery pack and the safety functions of the battery management system also contribute to the safe operation of battery cells.

The G3’s battery pack is designed in-house and produced either by a contract manufacturer or in-house. We both design and produce the P7’s battery pack in house, which allows us to improve product quality and reduce cost. We apply sophisticated techniques to make the battery pack both strong and well-sealed. The battery pack has water-and-dust resistance capabilities that reach IP68, the highest standard in the industry, as it can be immersed underwater at one-meter depth for 48 hours without leakage. The structure and materials used in the battery pack are optimized for thermal management and thermal conduction. In addition, we fill non-combustible materials among battery cells, and we optimize the placement of the high-voltage electrical circuit within the battery to enhance electric safety in the event of a collision. The rigor of our stress tests for battery system exceeds industry standards, and our stress tests cover such areas as shaking, compression, thermal disorder, water-tightness and electric insulation. As a testament to the safety of batteries, our Smart EVs had been driven for an estimated total of 836 million kilometers, as of March 31, 2021.

Our battery management system, or BMS, is designed in-house to optimize battery performance. It monitors the status of each battery cell in real time and ensures the safe functioning of the battery system through comprehensive troubleshooting mechanisms. Our BMS accurately calculates the remaining battery capacity, and the accuracy of such calculation is essential to the battery’s safety and longevity, as well as a customer’s driving experience. In addition, our BMS has strong thermal management capabilities. It intelligently monitors changes in battery temperature and activates the relevant cooling or heating mechanisms to keep the battery within the optimal temperature range. To ensure the battery’s longevity, our BMS keeps the temperature difference among battery cells within five degrees Celsius, thereby maintaining uniform performance within the battery system.

Our batteries are capable of rapid charging, which offers our customers a convenient experience. For example, the P7’s battery pack can be charged from 30% to 80% of its battery capacity in less than 30 minutes. Furthermore, the P7’s battery pack demonstrates durable cycle performance and retains over 90% of its initial capacity after approximately 160,000 kilometers of mileage.

Electric Drive System

The electric drive system uses the electricity supplied by the battery to deliver the power that drives an EV, and mainly consists of an electric motor, a motor control unit and a fixed gear transmission. We have designed a three-in-one electric drive system for the P7, which combines the three main components into one integrated platform. Compared with the traditional decentralized electric drive layout, our three-in-one electric drive system has a more compact structure that weighs less and achieves higher power efficiency.

We have designed high-performance electric motors for our Smart EVs. For example, the P7 features permanent-magnet synchronous motors. The P7’s rear motor offers a maximum power of 196 kW, and the rear-motor electric drive system has a high power density of 2.0 kW/kg. To differentiate our Smart EVs, we have developed our own electromagnetic solution, and our supplier optimizes electric motors based on our solution. As a result, our P7’s electric motors achieve industry-leading noise reduction capability.

As a result of our strong system integration capabilities, we are able to optimize the drivability of our Smart EVs. Our OTA capability will allow us to introduce new driving modes for our Smart EVs. In addition, we have digitized the electric driving system, and we are able to remotely diagnose and resolve certain problems in the system.

High-Voltage System

Our high-voltage system is designed in-house and manufactured by suppliers based on our specifications for each component. Our high-voltage system is reliable, safe and cost-efficient. The high-voltage system mainly contains an on-board charging system, a DC-to-DC converter and high-voltage wiring. The on-board charge converts alternating current supplied by a charging source to direct current for battery charging. The DC-to-DC converter converts high-voltage direct current supplied by the battery pack to low-voltage direct current for the E/E architecture.

VCU

The VCU coordinates the powertrain’s other subsystems, including the battery system, the electric drive system and the high-voltage system. The VCU receives instructions and information from the driver and certain systems of the vehicle, including the autonomous driving system, the chassis and the braking system, and controls the powertrain’s operation. By monitoring and coordinating the status of the powertrain’s subsystems, the VCU allows the powertrain to function efficiently as an integrated system.

We design both the software and certain hardware of the VCU in-house to continuously improve its functions. Our VCU offers a variety of driving modes to satisfy different driving needs and achieves good drivability through precise calibration. In the P7’s four-wheel drive configuration, the VCU intelligently controls the torque based on the driving mode, vehicle acceleration and other relevant factors to offer a tailored driving and handling experience. The VCU also enhances the vehicle’s energy efficiency by, among other things, optimizing energy recycle and torque distribution.

Electrical and Electronic Architecture

We design the E/E architecture for our Smart EVs to enable seamless integration of software and hardware and rapid technology innovations. The E/E architecture is connected to a central gateway module, with ECUs performing specific functions in different parts of the vehicle. The E/E architecture in our Smart EVs mainly supports the following the functions.

•

In-car communications and data transmission. Our E/E architecture features Ethernet that offers 100 megabits per second bandwidth for in-car communications and supports data transmission with the cloud. In contrast, a traditional ICE vehicle is typically not equipped with Ethernet.

•

Autonomous driving. The in-car Ethernet enables high bandwidth communication to support autonomous driving capabilities, including instantly transmitting high volume of data from sensors, such as 360-degree panoramic cameras.

•	Smart cockpit. With enhanced computing power, our smart cockpit features, among other things, games, videos and 3D visual effects.

•	Connectivity capabilities. Our Smart EVs offer data transmission and uploading capabilities through the 4G network. In addition, digital car keys are enabled by NFC or Bluetooth.

Vehicle Design and Engineering

We have strong in-house capabilities in vehicle design and engineering, covering the entire product development process from conception to completion. Our vehicle design and engineering team has deep technical expertise in the design and development of vehicle’s body, interior and exterior, as well as chassis, thermal management, electrical engineering, embedded system and vehicle integration.

We have a robust vehicle development process, including corporate technical standards, product development process and quality assurance process, to ensure high quality standards, as well as cost and time efficiency. We implement a strict verification process to ensure that our Smart EVs meet the designed specifications at each of the component level, system level and vehicle level. Before launching a model, we test its durability through a mileage accumulation fleet. We also utilize computer-aided engineering simulations to optimize our product design, which have enabled us to reduce our Smart EVs’ vibration and noise. We have labs and testing sites that allow our engineers to design, analyze and validate our Smart EVs at all levels.

Leveraging our strong design and engineering capabilities, we have developed and delivered two models, the G3 and the P7, based on two highly flexible Smart EV platforms, David and Edward, respectively. In addition, we also unveiled our third Smart EV model, the P5, based on the David platform. The David platform has been designed for vehicles with wheelbases ranging from 2,600 millimeters to 2,800 millimeters, and the Edward platform has been designed for vehicles with wheelbases ranging from 2,800 millimeters to 3,100 millimeters.

The following pictures illustrate the David platform and the Edward platform:

We plan to launch new models based on the two Smart EV platforms over the near term. Specifically, our fourth Smart EV model will be an SUV based on the Edward platform. Other than the existing two Smart EV platforms, David and Edward, we have also commenced developing a new platform. We plan to expand our product portfolio with offerings that meet different customer preferences within the mid- to high-end segment of China’s passenger vehicle market. By leveraging this multi-platform strategy, we expect to enjoy high cost-efficiency in research and development and accelerated speed in launching new products with proven reliability. We also expect our platform approach to enhance manufacturing efficiency and achieve economies of scale, as models based on the same platform may share a significant number of common components.

Sales and Marketing

Our Sales and Service Network

China

We have an omni-channel sales model, which combines a data-driven and targeted online marketing strategy with a physical sales and service network. We seek to cost-efficiently expand our customer reach and grow sales, while delivering a consistent brand image, customer experience and price across all channels.

Customers are increasingly associating smartness, quality and performance with our brand. According to surveys we conducted with our customers, top reasons why customers chose our products include attractive design, interactive smart mobility experience, long driving range and advanced technology, among others.

As of March 31, 2021, our physical sales and service network consisted of 178 stores and 61 service centers, covering 70 cities in China. Of these 178 stores, 88 were direct stores and 90 were franchised stores, and of these 61 service centers, four were direct service centers and 57 were franchised service centers. Our service centers serve as delivery and after-sales service centers, where customers can pick up the EVs they ordered and access after-sales services. The following table sets forth the number of our stores and its changes in the periods indicated:

	Year ended December 31,			Three months ended March 31,
	2018	2019	2020	2021
Direct Stores
At the beginning of the period	—	8	37	72
Opening of new stores	8	29	37	19
Closure of stores	—	—	2	3
Net increase in the number of stores	8	29	35	16

At the end of period	8	37	72	88

Franchised Stores
At the beginning of the period	—	—	48	88
Opening of new stores	—	48	46	4
Closure of stores	—	—	6	2
Net increase in the number of stores	—	48	40	2

At the end of period	—	48	88	90

Total	8	85	160	178

We started to establish our direct stores in the end of 2018. To accelerate the expansion of our physical sales and service network, we started to roll out franchised stores in June 2019. The closure of stores in 2018, 2019, 2020 and the three months ended March 31, 2021 was mainly due to adjustment of our sales network and the expiry of leases. We strategically locate a substantial majority of our stores in shopping malls, as we believe such locations enable us to raise our brand awareness and attract customer traffic in a cost-efficient manner. We seek to expand our sales network by establishing additional direct stores and franchised stores, taking account of macroeconomics, market conditions and our regional focus.

Our direct stores integrate functions including display, sales and test drive, providing our customers with convenience, efficient and personalized purchasing experience. The direct stores allow customers to view our Smart EVs in person and purchase through online system from us at the stores. Other than the displayed Smart EVs, our direct stores generally maintain a low inventory level, which reduces the amount of capital required for operating such stores.

When selecting franchisees, we consider various factors, including industry experience, marketing capabilities and financial condition. Our franchisees are independent third parties and are mainly national sales groups and regional sales companies that are specialized in vehicle sales and have sufficient financial resources for setting up and operating our franchised stores. Our franchisees have extensive experience in vehicle sales, repair and maintenance services. We enter into franchise agreements with our franchisees, in which we grant them non-exclusive rights to market our products in certain areas. Our franchised stores promote the sales of our products by providing services including product presentation and test drive to our customers. Following selection of our products in the franchised stores, our customers will place orders directly with us through online systems in the franchised stores. Upon receiving the full payment from the customers, we will arrange the deliveries of Smart EVs to the customers through our stores or service centers. Under this model, our franchised stores do not enter into sales agreements with the customers, carry any inventory (other than the displayed Smart EV) or have any rights to adjust the product prices.

The following sets forth a summary of material terms of our franchise agreements:

•	The franchise agreement has an initial term of one year, and is renewable by mutual consent.

•	We set up monthly minimum sales targets for our franchisees.

•	The franchisees are not permitted to sell outside their respective designated regions.

•	The franchisees are not allowed to enter into transaction agreements directly with or receive funds from customers.

•	The franchisees are not allowed to make recommendations to customers of products that are not designated by us.

•	The franchisees are not allowed to assign rights and obligations under the franchise agreements to third parties.

•	The franchisees may only use our trademarks for the purpose of performing the franchise agreement in accordance with our policy.

•	We have no obligation to repurchase any assets procured by the franchisees.

•	The franchisees should follow our internal policy and criteria for store design.

•	The franchisees agree to organize trainings for their employees following our requirements.

•	If the monthly sales targets are not met for three consecutive months, we may terminate the franchise agreement at our discretion.

We provide guidance and trainings to these franchised stores in terms of marketing strategies, product features and customer services. We monitor the operations of the franchised stores to ensure their compliance with our policies and operating requirement through customer survey and monthly internal risk analysis. We also contract third parties to carry out on-site visit of our franchised stores and evaluate their performance on a monthly basis.

We offer a consistent brand image, customer experience and price across direct stores and franchised stores. For example, our trainings for sales staff and specifications for store design are consistent across direct stores and franchised stores. We pay franchisees commissions based on their sales volumes and customer satisfaction. The total commissions paid to our franchisees amounted to nil, RMB20.7 million, RMB230.4 million and RMB77.1 million (US$11.8 million) in 2018, 2019, 2020 and the three months ended March 31, 2021, respectively. We centrally plan our marketing activities and implement them consistently across all stores. Our franchise model has allowed us to expand our sales and service network rapidly. We are also exploring opportunities with our partners in China to expand our sales channel.

Overseas

Substantially all of our products and services are sold in China. However, we have also tapped into overseas markets. In December 2020, the first batch of the European version of the G3 was delivered to customers in Norway, and a second batch was shipped in the first quarter of 2021. We partner with a local distributor to sell our Smart EVs in Norway to generate sales and promote brand awareness for our products. It has been an asset-light and cost-effective approach to reach a diverse customer base, and to capture opportunities overseas. In 2020 and the three months ended March 31, 2021, revenues generated from such distributor in Norway amounted to RMB24.6 million and RMB77.6 million, representing 0.4% and 2.6% of our total revenues, respectively. We plan to continue to expand into other international markets, starting with certain European markets. We aim to build and enhance our overseas sales and service capability, and to adapt the user interfaces of our software systems to optimize our products and services for consumers in overseas markets.

Pricing

We price our products considering a variety of factors, such as product positioning, government subsidy policy, competitive landscape, spending patterns of target consumers and production costs.

Government Subsidies

Qualified purchasers of new energy vehicles are entitled to subsidies from China’s central government and certain local governments. For the purposes of efficiency and customer services, we apply for and collect the government subsidies on behalf of our customers, and such subsidies are paid directly to us once granted. Accordingly, the payments made by our customers are net of government subsidies. We recognize government subsidies as part of the revenues generated from vehicle sales, as the customers remain liable for the amount of subsidies in the event the government does not pay such subsidies for reasons attributable to the customers.

An NEV with a selling price no more than RMB300,000, before subtracting government subsidies, can apply for government subsidies if certain criteria are met. As such, purchasers of all of the G3 and a portion of the P7 are eligible for government subsidies. The government subsidies for each unit of the G3 and the P7 range from RMB12,600 to RMB18,000 and from RMB12,600 to RMB19,800, respectively. We expect the government subsidies for the P5 to be approximately RMB15,000 per unit in 2021. In accordance with relevant regulations and policies, the government subsidies for NEVs have been declining in the past and the subsidy amounts in 2020, 2021 and 2022 are generally reduced by 10%, 20% and 30%, respectively, compared to the subsidy amounts of the previous year. The NEV subsidy policy is currently extended to the end of 2022. See “Regulatory Environment—Favorable Government Policies for New Energy Vehicles—Government Subsidies for New Energy Vehicles Purchasers” for details of the subsidy policies. These policies are subject to certain limits as well as changes that are beyond our control. Any uncertainty or delay in collection of the government subsidies may also have an adverse impact on our financial condition. In the meantime, as the public acceptance and penetration of NEVs has gradually increased, we had not experienced any material decline of sales that was primarily resulted from the reduction of subsidies in 2018, 2019, 2020 and the three months ended March 31, 2021.

Marketing

We actively engage in data-driven and targeted online marketing through a variety of channels to further enhance our brand recognition and acquire customers. We mainly utilize (i) our own XPeng website and mobile app, (ii) our official accounts on online social media platforms, such as Weibo, WeChat, Kuaishou and Douyin, (iii) advertising placements on online portal, such as general news portals and auto news portals, and (iv) our online stores on e-commerce platforms, such as Tmall. As of March 31, 2021, we had an aggregate of approximately 2.8 million followers on social media and e-commerce platforms. We are able to precisely and efficiently allocate online leads acquisition based on our own real-time order conversion data. In the first quarter of 2021, over 50% of our orders were converted from leads generated through our online channels.

Comprehensive Services

We offer our customers a comprehensive suite of charging solutions and after-sales services, as well as various value-added services. These services offer our customers a convenient experience and enable full lifecycle engagement with our customers, which in turn improves their loyalty.

Charging Solutions

We aim to offer our customers a convenient charging experience by giving them access to a wide and expanding charging network in a cost-efficient manner. Our customers can choose to charge their EVs by home chargers, XPeng-branded super charging stations or third-party charging piles connected to our charging network. We will continue to expand the XPeng-branded super charging network coverage, to provide greater accessibility and enhanced charging experience to our customers. Since September 2020, we started to provide a free charging program to qualified car owners in select cities, and such program has been expanding rapidly and already covered 140 cities in China as of March 31, 2021. Other than the qualified car owners of our free charging program, other car owners will pay for the charging services provided at XPeng-branded super charging stations and certain third-party charging stations.

•

Home charging. We offer installation of home chargers for our customers. For our individual customers in China, such service is provided on a cost-free basis. As of March 31, 2021, over 50% of our customers had installed our home chargers.

•

XPeng-branded super charging stations. As of March 31, 2021, we operated 172 XPeng-branded super charging stations, covering 60 cities in China. On average, each XPeng-branded super charging station has about six to seven super chargers, which has a peak power output of 120kW. XPeng-branded super charging stations are available 24/7. We are one of few EV companies that have established their own charging networks in China, and we will continue to strategically expand the network of our XPeng-branded super charging stations to better serve our customers. We also plan to make self-operated super charging stations for exclusive use of our customers in the future. We believe the XPeng-branded super charging stations allow us to enhance our brand recognition and provide differentiated user experience to our customers, and we plan to further expand the number of XPeng-branded super charging stations.

•

Third-party charging piles. As of March 31, 2021, we offered a charging network that is connected to over 200,000 third-party charging piles across China, including those operated by large-scale service providers, such as TELD. We plan to expand the charging network available to our customers primarily by partnering with third parties. Both our in-car navigation system and mobile app can assist our customers to find the nearest available charging pile. Customers can use our XPeng mobile app to pay for charging at both XPeng-branded super charging stations and third-party charging piles.

After-Sales Services and Warranty

We provide efficient after-sales services both offline and online. Offline services are available at our service centers and cover repairs and maintenance for our Smart EVs. We also provide online after-sales services, which are enabled by our cloud capabilities and high-speed connectivity of our Smart EVs. Our system is able to monitor vehicle performance status in real time, remotely diagnose certain vehicle malfunctions and potential issues and recommend solutions to prevent problems. Certain software-related issues can be resolved remotely through OTA updates. In the first quarter of 2021, over 70% of after-sales service requests were addressed by our remote help desk. In addition, we have developed an intelligent remote diagnosis system, which detects potential system error before it occurs to ensure vehicle safety.

We allow customers to return or exchange EVs for quality issues in compliance with relevant PRC laws and regulations. The total amount of products returned amounted to nil, RMB0.60 million, RMB0.16 million and RMB0.23 million (US$0.04 million) in 2018, 2019, 2020 and the three months ended March 31, 2021, respectively. In 2018, 2019, 2020 and the three months ended March 31, 2021 and up to June 18, 2021, there were no material product returns, product liability claims, warranty expenses or customer complaints that adversely affected our business. To our best knowledge in 2018, 2019, 2020 and the three months ended March 31, 2021, our Smart EVs were not involved in any material accident caused by defects in our Smart EVs, or deficiencies in our autonomous driving system or charging facilities.

In January 2021, we voluntarily initiated a recall plan for 13,399 units of the G3 due to defects on their inverters, which may cause failure to start when parked or loss of power when driven. The scope of the recall covers all the G3s with such defective inverters and a portion of the G3s manufactured between March 2019 and September 2020. In connection with the recall, we undertake to replace the inverters of these G3s free of charge.

We have notified the owners of the recalled G3s about the recall plan by sending registered mails and giving telephone calls to these G3 owners and sending push notifications through the XPeng mobile app. As of June 18, 2021, the Company had completed the replacement of the inverters for approximately 80% of the recalled G3s and returned them to the customers. We did not face any material product liability claims from such recalled products as of June 18, 2021. Although we believed that there was no immediate safety risk in these products and there was no material accident incurred, we voluntarily recalled these vehicles with a view to better protect our customers’ safety and interests. As the relevant component supplier is responsible for the costs of replacing inverters, our costs and expenses for the recall are minimal. The Company did not incur any material losses in relation to the recalls as of June 18, 2021. Although we had conducted quality control in accordance with relevant international and domestic standards, the occurrence of the defects in the inverters, which was resulted from the tin whisker growth, is random and difficult to be detected. In order to prevent such defects, we have made structural changes to the G3 and other models, optimized the verification and evaluation criteria in the test phase and improved the assessment and training mechanism for our employees.

We offer competitive warranty terms. To retail customers who purchased the G3, we offer (i) a four-year or 100,000-kilometer warranty and (ii) an eight-year or 150,000-kilometer warranty for critical components, such as battery pack, motors and VCU. To retail customers who purchased the P7, we offer (i) a five-year or 120,000-kilometer warranty and (ii) an eight-year or 160,000-kilometer warranty for critical components. With respect to each Smart EV model, we also offer a two-year or 50,000-kilometer warranty covering vehicle repair, replacement and refund, in the event of certain product malfunctions specified in the applicable regulation. We generally make provisions for product warranty by reference to the sales volume and the expected unit costs for warranty services. As of December 31, 2018, 2019 and 2020 and March 31, 2021, we had product warranty provisions in the amount of RMB0.073 million, RMB34.60 million, RMB111.35 million and RMB148.17 million (US$22.6 million), respectively. For the three years ended December 31, 2018, 2019 and 2020 and the three months ended March 31, 2021, our warranty expenses amounted to nil, RMB0.58 million, RMB0.93 million and RMB3.91 million (US$0.6 million), respectively.

Other Services

We also offer the following services.

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Insurance agency service. We assist our customers to obtain automotive insurances from insurance companies. To offer a convenient experience, we leverage the sentry mode function to help customers submit photos of accidents when making insurance claims.

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Automotive loan referral and finance lease. We cooperate with banks and connect them with customers who seek automotive financing solutions. To complement the banks’ services, we also offer finance leases to our customers through a wholly-owned subsidiary, and we record the relevant finance leases on our balance sheets.

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In-car payment. We have deployed Alipay on the P7, enabling customers to conveniently make transactions on in-car apps. In addition, our customers will be able to set up automatic payment for tolls and parking fees through the in-car Alipay app in the future.

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Ride-hailing service. To enhance our brand recognition and allow more people to experience our Smart EVs, we have deployed a small number of our Smart EVs to offer ride-hailing service in Guangdong province on a trial basis. To ensure the safety of drivers and passengers, we have established a monitoring system, which helps us to locate vehicles, set drowsy driving alert and record vehicle mileage. We also collect information on weather and road conditions and send updates to drivers in a timely manner. In addition, we also have a set of policies in place to provide regular safety trainings to drivers, set up a rapid response mechanism for accidents and emergencies and manage operating Smart EVs by daily maintenance and annual review. Furthermore, drivers are required to drive within the designated areas and are prohibited from using the vehicles for purposes other than providing ride-hailing service or lending the vehicles to other drivers. We have also maintained operating insurance for vehicles and liability insurance for drivers under our ride-hailing service. We establish specified files for each vehicle to record their operating data, maintenance conditions and repair records and maintain such files for at least 36 months. We have no current plan to scale up our ride-hailing service.

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Premium music subscription service. We introduced a premium music subscription via OTA firmware update in June 2020, which provides a high fidelity music experience supported by the premium audio system and ambient lighting in our Smart EVs.

Manufacturing

Our manufacturing philosophy centers on quality, continuous improvement, flexibility and high operating efficiency. We take a lean production approach, with the aim of continuous optimization in operating efficiency and product quality.

We started production of the P7 at our plant in Zhaoqing, Guangdong province, in May 2020. We produce the G3 through a contract manufacturing collaboration with Haima Automobile Co., Ltd, or Haima, in Zhengzhou, Henan province. Such arrangement allows us to retain effective control over the supply chain, manufacturing process and quality control with minimal initial capital expenditure, at the initial stage of our development. The Zhaoqing plant and the Haima plant have annual production capacity of up to 100,000 units and 150,000 units, respectively. To further expand our production capacity, we are planning to construct new Smart EV manufacturing bases in Guangzhou and Wuhan with expected annual production capacity of up to 100,000 units each.

The following table sets forth the designed production capacity, production volume and capacity utilization rate of each of Zhaoqing plant and the allocated capacity of Haima plant in 2018, 2019, 2020 and the three months ended March 31, 2021:

	For the year ended December 31,												Three months ended March 31,
	2018				2019				2020				2021
	Designed Capacity		Production Volume	Utilization Rate(1)	Designed Capacity		Production Volume	Utilization Rate(1)	Designed Capacity		Production Volume	Utilization Rate(1)	Designed Capacity	Production Volume	Utilization Rate
	(units)		(units)	(%)	(units)		(units)	(%)	(units)		(units)	(%)	(units)	(units)	(%)
Haima Plant	8,333	(2)(3)	536	6.4	50,000	(3)	16,243	32.5	50,000	(3)	11,692	23.4	12,500	5,080	40.6
Zhaoqing Plant	N/A		N/A	N/A	N/A		N/A	N/A	66,667	(4)	17,805	26.7	25,000	9,627	38.5

Notes:

(1)	The utilization rate equals to the production volume divided by the designed capacity during the same period.
(2)

The production lines for the G3 in Haima plant were put into operation in November 2018. The designed production capacity of Haima plant for 2018 was calculated as the sum of the monthly designed production capacity of two months.

(3)	Haima plant has a total annual production capacity of up to 150,000 units, of which an annual production capacity of 50,000 units is exclusively allocated to the production of the G3.
(4)

The production lines of Zhaoqing plant were put into trial operation in April 2020 with official operation starting from May 2020. The designed production capacity of Zhaoqing plant for 2020 was calculated as the sum of the monthly designed production capacity of eight months.

The increase in utilization rate of Haima plant in 2019 was primarily because most of the orders accumulated in 2018 were produced in the first half of 2019. The decrease in utilization rate of Haima plant in 2020 was primarily due to the COVID-19 pandemic in China and the focus of our sales and marketing efforts on the P7. Our self-produced Smart EVs produced in 2018, 2019, 2020 and the three months ended March 31, 2021 accounted for nil, nil, 60.4% and 65.5% of our total Smart EVs produced during the same periods, respectively.

Zhaoqing Plant

The Zhaoqing plant currently occupies a parcel of land of over 600,000 square meters and has a construction area of over 230,895 square meters. The plant has a designed annual production capacity of 100,000 units. We have completed the requisite registration and obtained the key regulatory approvals for the production of the P7 at the plant by May 2020. We have committed the major portion of capital expenditure required for the Zhaoqing plant by the end of 2019. We are eligible to apply for additional land use rights in Zhaoqing, which offers the potential to further expand the plant’s production capacity.

Our Zhaoqing plant is an eco-friendly, digitalized and intelligent manufacturing facility, which produces multiple models concurrently based on customer orders. The Zhaoqing plant houses five highly-automated major manufacturing processes, including stamping, welding, painting and assembling and battery packing. We utilize an advanced manufacturing execution system, or MES, that coordinates a large number of robots and automated guided vehicles, or AGVs, to manage our production processes based on customer orders. In our quality control process, we utilize advanced technological systems, such as a testing system for the VCU and an intelligent calibration system for autonomous driving sensors, to ensure the quality of our Smart EVs.

By establishing our own plant, we are able to exercise direct control over product quality and gain more flexibility in adjusting our manufacturing process and production capacity. The same management team oversees the Zhaoqing plant and the Haima plant, which enables us to seamlessly transfer the experience we gained at the Haima plant to the Zhaoqing plant.

Haima Plant

In March 2017, we entered into a contract manufacturing arrangement with Haima, an Independent Third Party and listed on the Shenzhen Stock Exchange (stock code: 000572). Haima is a China-based automotive manufacturer, with over three decades of automotive manufacturing experience, and has integrated capabilities covering research and development, production, sales, services and logistics of automotives. Under the contract manufacturing agreement, Haima agreed to manufacture the G3 in a plant in Zhengzhou. The plant currently has a total annual production capacity of up to 150,000 units, of which an annual production capacity of 50,000 units is exclusively allocated to the production of the G3.

The collaboration with Haima has enabled us to achieve rapid speed to market and scalability with minimal capital outlay at the early stage of our business. While Haima is in charge of the day-to-day operations of the plant, we retain effective control over the supply chain, the manufacturing process, testing and quality control. We take comprehensive measures to ensure that our Smart EVs are manufactured in accordance with our standards. We have dedicated production management and quality control teams on site to monitor the manufacturing process and perform quality control procedures.

The term of our contract manufacturing agreement expires on December 31, 2021, and such agreements may be renewed or terminated by mutual consent. Future collaboration with Haima after the agreement expires in December 2021 is yet to be finalized. Even if the agreement with Haima were terminated by mutual consent or its renewal were unsuccessful, we would still have the capability and capacity to timely convert part of our manufacturing capacity in the Zhaoqing plant to fully cover the manufacturing of the G3 that the Haima plant has been assigned for, and such conversion would not materially disrupt the current manufacturing activities in the Zhaoqing plant. We do not expect such conversion to have a material and adverse impact on our operations, business or financial performance, or lead to any substantial delay in the manufacturing and delivery of the G3.

Pursuant to the terms of the agreements, we pay Haima manufacturing and technology service fees on a monthly basis based on the number of Smart EVs ordered, and there is no requirement for minimum production volume. The agreements also provide pre-agreed product quality standards for Haima to comply with. We are responsible for the after-sales services of the products and Haima assumes the liability for quality issues resulting from its manufacturing and the costs in relation thereto.

New Guangzhou Plant

In September 2020, we entered into a cooperation agreement with Guangzhou GET Investment Holdings Co., Ltd., or Guangzhou GET Investment, a wholly owned investment company of Guangzhou Economic and

Technological Development Zone, which is a local government authority in Guangzhou. Pursuant to the cooperation agreement, Guangzhou GET Investment agrees to support the construction of a new Smart EV manufacturing base for us in the Guangzhou Economic and Technological Development Zone. The new Smart EV manufacturing base will house a broad range of functions, including research and development, manufacturing, vehicle testing and sales. The new base has a planned annual production capacity of 100,000 units and is expected to significantly expand our production capacity. The total investment of the new Smart EV manufacturing base is estimated to be between RMB2,000 million and RMB3,000 million, which will be funded by the financing provided by Guangzhou GET Investment.

Pursuant to the cooperation agreement, Guangzhou GET Investment agrees to provide up to RMB4,000 million in financing to help our growth as well as support the construction of a new Smart EV manufacturing base in Guangzhou. In such financing, Guangzhou GET Investment will invest up to RMB1.3 billion to construct the Smart EV manufacturing base according to design requirements and specifications to be provided by us. The Smart EV manufacturing base is expected to satisfy the requirements for commencing operation by December 2022, upon which Guangzhou GET Investment will lease it to an operating subsidiary of our company for a tenure of seven years. Upon the expiry of the lease, such subsidiary will acquire the Smart EV manufacturing base from Guangzhou GET Investment at costs incurred by Guangzhou GET Investment. Guangzhou GET Investment also agreed to provide or facilitate RMB1.2 billion in financing to such subsidiary for its purchase of manufacturing equipment in the form of fixed-return redeemable investment or long-term bank loans.

Furthermore, Guangzhou GET Investment has made an investment of RMB1 billion in Chengxing Zhidong on March 31, 2021. Guangzhou GET Investment had also reserved approximately RMB500 million for participation in our securities offerings, of which approximately RMB250 million was invested in our initial public offering in the United States in August 2020 and approximately RMB250 million is still available for additional investments in us before the end of August 2022.

New Wuhan Plant

On April 8, 2021, we entered into an investment agreement with Wuhan Economic & Technological Development Zone Management Committee, or Wuhan ETDZ Committee, a local government authority in Wuhan. Pursuant to the investment agreement, Wuhan ETDZ Committee agrees to support our construction of a new Smart EV manufacturing base and R&D center in the Wuhan Economic & Technological Development Zone, or the Wuhan Base. The Wuhan Base has a planned annual production capacity of 100,000 units. The Wuhan Base will accelerate our momentum to achieve our goals in innovation, technological advancement and growth. The investment costs associated with the construction of the Wuhan Base will be funded by the government financing support. The details of the construction plan of the Wuhan Base is under preliminary planning and subject to a number of uncertainties.

Production Process

Production process varies among the different models and different plants. The following chart illustrates the principal steps in the production of our Smart EVs at our Zhaoqing plant:

Description

•  Steel plates are stamped onto body parts of vehicles. Most of the stamping operation is complete at our production facilities.

•  Welding is a process whereby the vehicle bodies are formed by welding together the relevant vehicle body parts produced by our stamping workshops and other stamped parts and components procured from our suppliers.

•  Painting involves main processes of pre-treatment, electrophoresis painting, gluing, layer painting and coating to protect against corrosion.

•  The battery packing process is parallel with stamping, welding, painting, and the battery pack will arrive at final assembly stage together with parts from painting unit.

•  At final assembly, the complete chassis, battery pack and interiors are assembled into a complete vehicle. After inspection and road test, the complete vehicles are put into storage.

Quality Control

We implement full-cycle quality control, covering design, procurement, production, sales and after-sales services. Our quality assurance measures help us maintain our high standards for products and services. Before we launch a new model, we subject the prototypes to rigorous testing to identify and address potential weaknesses. We tested our new model under a variety of environmental conditions, such as mountains, deserts and snow fields. We evaluate our suppliers to ensure that their processes and systems are capable of delivering the components that meet our technical specifications.

Our development and production processes are supported by a rigorous validation and quality assurance program. We subject each vehicle design to a series of testing and validation to ensure the design’s reliability and performance.

We rely on a holistic quality control process, which combines with our MES and quality management system, or QMS, to ensure that we achieve the highest quality standard for each Smart EV. We utilize advanced intelligent inspection methods, such as exterior inspection, battery inspection, autonomous driving system testing and sensor calibration, to conduct quality checks.

Our holistic and rigorous quality assurance process also allows us to deliver consistent and high quality services to our customers. Through our smart vehicle diagnosis and management platform, our Smart EVs can perform automated diagnosis on key components and generate corresponding alerts, thereby allowing us to provide immediate and highly efficient support to our customers. Our QMS, integrated with the after-sales services system, enables us to deploy quick and timely rectifications. Through OTA firmware updates, we can update the ECUs and continuously improve our customers’ driving experience.

Intellectual Property

We have developed a number of proprietary systems and technologies, and our success depends on our ability to protect our core technology and intellectual property. We utilize a combination of patents, trademarks, copyrights, trade secrets and confidentiality policies to protect our proprietary rights. As of March 31, 2021, we had 759 patents (including 202 invention patents), 1,375 pending patent applications, 504 registered trademarks and 116 pending trademark applications in China and certain other jurisdictions. As of March 31, 2021, we also had 130 registered software copyrights and 107 registered domain names, including www.xiaopeng.com.

We have adopted and implemented policies to protect our core technologies. We enter into confidentiality and proprietary rights agreements with our employees, and have due diligence questionnaires for prospective employees to assess the risks of potential dispute arising from hiring employees of our competitors. We regularly monitor the status of intellectual property rights of our products under development to avoid infringement. In addition, we include clauses relating to the ownership and protection of intellectual property rights in each of our research and development agreements with business partners. We also require our business partners to avoid infringement of intellectual property rights of other third parties.

Data Privacy and Security

We are committed to complying with data privacy laws and protecting the security of customer data. We mainly collect and store data relating to the usage of the autonomous driving system and the intelligent operating system, as well as data collected through our sales and services channels. Such data primarily includes, among others, name, ID number, address, phone number, driving license information and payment information. In addition, we also collect data of our Smart EVs, including, among others, vehicle condition, location information, assisted driving information, charging status, maintenance status, as well as information of the in-car intelligent operating system, such as information relating to AI voice assistant, smart navigation, music, data traffic and third-party apps. Such information is collected with prior consent from our customers in accordance with applicable laws and regulations. Our data usage and privacy policy, which is provided to every customer, describes our data practices. Specifically, we undertake to manage and use the data collected from customers in accordance with applicable laws and make reasonable efforts to prevent the unauthorized use, loss, or leak of customer data and will not disclose sensitive customer data to any third party without customers’ approval except under legal requirement or certain circumstances specified in the customer consent. We implement access control and account authority control for all data. We strictly limit and monitor employee access to customer data. We provide data privacy training to these employees and require them to report any information security breach. Our business partners may have access to the data collected within the scope of their service. We take various measures to protect such data, such as entering into separate confidentiality agreements with our business partners, adopting encrypted data storage and transformation and de-sensitive and de-identify personal information.

We use a variety of technologies to protect the data with which we are entrusted. For example, we segregate our internal databases and operating systems from our external-facing services and intercept unauthorized access. We de-sensitize customer data by removing personally identifiable information, when such information is not relevant to our business. We also store customer data in encrypted format. In addition, we encrypt our data transmission, especially customer data transmission, using sophisticated security protocols and algorithms to ensure confidentiality. We back up our customer data and operating data on a regular basis in separate back-up systems to minimize the risk of customer data loss or leakage. Whenever an issue is discovered, we take prompt actions to upgrade our system and mitigate any potential problems that may undermine the security of our system. We also have a dedicated privacy and security team and a data privacy officer responsible for privacy and data compliance. We believe our policies and practice with respect to data privacy and security are in compliance with applicable laws and prevalent industry practice. To our best knowledge, we are not aware of any material data leakage or security breach incidents in 2018, 2019, 2020 and the three months ended March 31, 2021. Based on the above, our PRC legal counsel, Fangda Partners, is of the view that our policies and practice in the PRC with respect to data privacy and securities comply with applicable PRC laws in all material respects.

Seasonality

In general, demand for new cars typically declines in the first quarter, especially during the Chinese New Year holiday, while sales are generally higher in the fourth quarter, a traditionally major selling season for the auto industry, mainly due to nationwide auto shows and increasing vehicle purchases near year end. Due to our limited operating history, the seasonal trends that we have experienced in the past may not fully apply to, or be fully indicative of, our future operating results.

Suppliers and Raw Materials

Raw Materials

We use various components and raw materials in our business, such as steel, aluminum, as well as lithium battery cells. Our key components primarily include battery cells and semiconductor-contained components. While we generally do not source semiconductors directly, we have been assisting our semiconductor-containing component suppliers in sourcing semiconductors from multiple semiconductor suppliers. The prices for our raw materials and components fluctuate, and thus our business and operating results are subject to variability in the cost of raw materials. To reduce price risks on the procurement side, we generally enter into framework and pricing agreements with our suppliers. In particular, we may enter into agreements with price linkage clauses with suppliers of certain components to control price volatility by adjusting the prices periodically based on the price of raw materials of such components and other factors.

Procurement

We procure components from both domestic suppliers and global suppliers. In our procurement process, we choose suppliers based on a variety of factors, such as technological expertise, product quality, manufacturing capacity, price and market reputation. To improve cost efficiency and control supply chain risk, we seek to localize our supply chain to the extent practicable and thus a majority of our components are purchased in China.

We have formed strategic partnerships with several key suppliers, such as Bosch, Brembo and CATL. Bosch is an auto parts and auto system manufacturer, Brembo is an automotive brake system manufacturer, and CATL is a leading lithium-ion battery manufacturer with research and development capabilities. Pursuant to our agreements with the key suppliers, we generally co-develop components with them for our Smart EVs, and then source such co-developed components from such suppliers. Such strategic partnerships offer us advantages in pricing, such as most favorable prices and volume based discounts, as well as access to new technologies. We have co-developed cutting-edge technology solutions with certain suppliers, and such collaboration demonstrates the suppliers’ confidence in our research and development capabilities and prospects. For example, we collaborated with CATL to develop the P7’s prismatic lithium NCM cells, which offer high energy density and low height. Our collaboration with CATL is not exclusive, and CATL may cooperate with other third parties to develop battery cell. Besides CATL, we also engage other battery cell suppliers.

We also collaborate with certain companies related to Alibaba Group Holding Limited in research and development by obtaining license and purchasing from them certain software and information technique services, such as Amap, Alipay and cloud computing services. We also use their marketing services to promote our products. For further information in relation to our transactions with Alibaba Group Holding Limited, see “Related Party Transactions—Marketing Services Provided by Affiliates of Alibaba Group” and “—Research and Development Collaboration with Affiliates of Alibaba Group.”

In the EV industry, parts and components are generally customized for specific vehicle models, and certain complex parts could involve integrating a number of components from tier-2 suppliers which require relatively long development cycle, therefore it is customary and more cost-efficient for an EV manufacturer to engage single-source tier-1 suppliers for certain components. Being consistent with industry practice, we also source certain components from single-source suppliers. For our raw materials, such as steel and aluminum, we generally source from multiple suppliers. For our key components, i.e., the battery cells and semiconductor-contained components, we generally source the supply of battery cells from multiple suppliers and the supply of the semiconductor-contained components used by us from single-source suppliers. While there are generally multiple alternative suppliers for semiconductor-contained components available, we generally do not arrange for alternative supply sources for these components unless the technology or cost of alternative supply is significantly more competitive than that of our current supplier, because it takes time and requires additional investments to customize and test these components. In addition, as we focus on introducing innovative product features and advanced smart technologies, we select industry leading suppliers for supplying certain key components. We have long-term cooperation on product or technology development arrangements with many of these single-source suppliers. For example, we announced our strategic cooperation with NVIDIA in 2018.

We attempt to mitigate our supply chain risk by qualifying and obtaining components from multiple sources where practicable and maintaining safety stock for certain key components. In addition, while we endeavor to maintain the established business relationships with our existing suppliers, we also recognize the importance of expanding our supplier base with a view to sustaining long-term growth. We will continue to identify and approach suitable suppliers to expand our supplier base as well as to cope with our expansion plan. However, there is no assurance that we will be able to secure additional or alternative sources of supply for most of our components at reasonable costs, or develop our replacements for certain highly customized components. See “Risk Factors—Risks Relating to Our Business and Industry—Increases in costs, disruption of supply or shortage of components and materials could have a material adverse impact on our business.” and “—We are dependent on our suppliers, some of which are single- source suppliers. Suppliers may fail to deliver necessary components of our Smart EVs according to our schedule and at prices, quality levels and volumes acceptable to us.” for details.

Our management focuses on monitoring the supply of our key components and their upstream materials, including semiconductors. For example, we took precautionary measures in anticipation of the shortage of the semiconductor supply in 2020. In addition, while we do not generally source semiconductors directly, we have been proactively assisting our component suppliers in sourcing various types of semiconductors from multiple semiconductor suppliers. Pursuant to our internal policy, we make forecast of the necessary inventory level of raw materials and components for the upcoming month and aim to prepare sufficient stock of raw materials and components accordingly. We also conduct periodic review of the accuracy of such forecasts. In addition, we enter into materials reserve agreements with some of our suppliers of semiconductor-contained components, pursuant to which the suppliers agree to maintain a safety stock inventory of the components they supply to us. Furthermore, we require some of our suppliers to promptly inform us of the component shortage, if any, in advance. As such, as of the date of this prospectus, the semiconductor supply shortage has not had a material adverse effect on our operations. To the best of our directors’ knowledge, after having made reasonable enquiries and considering the factors described above, there is no foreseeable shortage in our semiconductor-containing components that may have a material adverse impact to our business and results of operations. However, there is no assurance that we will be able to continue to obtain sufficient volume of semiconductors at reasonable cost for our operations. See “Risk Factors—Risks Relating to Our Business and Industry—The continuing shortage in the supply of semiconductors may be disruptive to our operations and adversely affect our business, results of operations and financial condition.” for details.

Save as disclosed above, in 2018, 2019, 2020 and the three months ended March 31, 2021, we had not encountered any material shortage, delay or major difficulty in the procurement of raw materials from our suppliers.

Our Major Suppliers

In 2018, 2019, 2020 and the three months ended March 31, 2021, our five largest suppliers mainly include suppliers of battery cells, modules and packs and other automotive components. In 2018, 2019, 2020 and March 31, 2021, the aggregate purchases attributable to our five largest suppliers amounted to RMB100.0 million,

RMB1,328.0 million, RMB2,647.6 million and RMB1,248.9 million (US$190.6 million), respectively, representing 10.2%, 27.5%, 31.9% and 33.5% of our total purchases, respectively. During the same periods, purchases attributable to our single largest supplier amounted to RMB26.0 million, RMB453.7 million, RMB1,878.0 million and RMB823.5 million (US$125.7 million), respectively, representing 2.7%, 9.4%, 22.7% and 22.1% of our total purchase costs, respectively. As of March 31, 2021, we have maintained business relationships with our five largest suppliers for two to four years. We are typically granted credit terms of 30 to 90 days by our suppliers, except for certain key components and materials for which advance payments are required. We believe that we maintain strong relationships with our major suppliers.

Logistics and Inventory Management

Logistics and Warehouse

We operate our warehouses for storing our finished goods and certain components and raw materials. We engage third-party logistics service providers for the delivery of all our finished goods from our production facilities to our warehouses. Raw materials and components are delivered to our production facilities directly by suppliers or through third-party logistics service providers engaged by us.

Inventory Management

Our inventory primarily includes finished products, raw materials and components. Our inventory turnover days were 39.5 days and 58.8 days in 2019 and 2020, respectively. We generally implement a just-in-time production approach and manufacture our Smart EVs based on customer orders to minimize our inventory. We also have strict inventory control policies in place to monitor our inventory levels at our Zhaoqing plant, Haima plant, and at our warehouses for finished goods.

Customers

Our customers primarily included end users who purchase our products. We have a broad base of customers, and our five largest customers accounted for less than 5% of our total revenues for each of 2019 and 2020, respectively. We just started delivery of our first Smart EV model, the G3, to a small number of customers in December 2018. As a result, in 2018, our five largest customers accounted for 26.8% of our total revenues.

Competition

China passenger vehicle market is a large and highly competitive market with various types of vehicles adopting different propulsion systems offered by a wide range of domestic and foreign OEMs. NEVs have been gaining market share as opposed to ICE vehicles in recent years, mainly due to the increasingly stringent government regulation and industry standards on environment and emission, continued decrease of cost of EV, and changing consumer demands and behaviors, among other factors. Within the NEV market, the market can be segregated into EV, PHEV (including EREV) and FCEV, based on different propulsion systems and technologies, and accounted for 78.9%, 21.1% and less than 0.1% of total China NEV sales volume in 2020 respectively. According to IHS Markit, the number of automotive OEM brands that sold 1,000 or more units of NEVs in China in 2020 amounted to 54 which in aggregate accounted for 99.1% of the market share in the China NEV market in 2020.

We are subject to intense competition from both incumbent OEMs and other emerging pure-play EV companies. We are also subject to competition from other forms of NEVs as well as ICE vehicles to some extent. We have strategically focused on offering Smart EVs for the mid- to high-end segment of China’s passenger vehicle market. We directly compete with other pure-play EV companies, especially those targeting the mid- to high-end segment. Our Smart EVs also compete with Smart EV offerings from traditional OEMs in the mid- to high-end segment. To a lesser extent, our Smart EVs could indirectly compete with vehicle offerings with alternative propulsion systems such as PHEVs and ICEs. Furthermore, as a number of incumbent OEMs started to shift their focus towards the EV market, the competition may further intensify given their strong brand recognition, substantial financial resources, sophisticated engineering capabilities and established sales channels.

Different from incumbent OEMs and some other EV start-ups, we have taken an innovative technology approach to designing and developing our own software, data and core hardware technologies in-house rather than relying on third-party suppliers. Such approach enables our speed of innovation, seamless integration of fast software iteration with hardware, as well as unique capability to tailor our vehicle software to the evolving needs of Chinese consumers and China-specific road conditions. With leading software, data and hardware technologies at our core, we continue to bring innovations in autonomous driving, smart connectivity and core vehicle systems, and deliver differentiated products and consumer experience, which position us favorably in the competitive environment.

Insurance

We maintain property insurance, fire insurance, public liability insurance, employer’s liability insurance and driver’s liability insurance. Pursuant to PRC regulations, we provide social insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees based in China. We also purchase additional commercial health insurance to increase insurance coverage of our employees. We do not maintain business interruption insurance or key-man insurance. We believe that our insurance coverage is in line with the industry and adequate to cover our key assets, facilities and liabilities.

Employees

As of December 31, 2018, 2019 and 2020 and March 31, 2021, we had a total of 2,593, 3,715, 5,084 and 6,132 employees, respectively. The following table sets forth a breakdown of our employees categorized by function as of March 31, 2021:

Function	Number of Employees	Percentage to Total
Research and development	2,442	39.8%
Sales and marketing	2,518	41.1%
Manufacturing	849	13.8%
General and administration	62	1.0%
Operation	261	4.3%

Total	6,132	100.0%

As of March 31, 2021, 6,019 of our employees were based in mainland China or Hong Kong, and 113 of our employees were based in the United States. Substantially all of the employees based in the United States are research and development staff dedicated to autonomous driving technology.

We primarily recruit our employees through recruitment agencies, on-campus job fairs, referrals, and online channels including our corporate website and social networking platforms. We have adopted a training policy, pursuant to which technology, corporate culture, leadership and other trainings are regularly provided to our employees by internal speakers and third-party consultants.

We believe we offer our employees competitive compensation packages and a dynamic work environment that encourages initiative and is based on merit. As a result, we have been able to attract and retain talented personnel and maintain a stable core management team.

As required by PRC regulations, we participate in various government statutory employee benefit plans, including social insurance, namely pension insurance, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance, and housing funds. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government regulations from time to time. In addition, we purchased employer’s liability insurance and additional commercial health insurance to increase insurance coverage of our employees. Historically, we have offered and sold units of the G3 and the P7 to employees at discounts and delivered a small number to employees prior to mass deliveries.

We enter into standard labor, confidentiality and non-compete agreements with our employees. The non-compete restricted period typically expires two years after the termination of employment, and we agree to compensate the employee with a certain percentage of his or her pre-departure salary during the restricted period.

We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Environmental and Social Matters

Environmental Protection

We are subject to various environmental laws and regulations related to the manufacture of our Smart EVs, including the use of hazardous materials in the manufacturing process and the operation of our manufacturing plant. Such laws and regulations govern the use, storage, discharge and disposal of hazardous materials during the manufacturing process. Please refer to the section headed “Regulatory Environment – Regulations Relating to Environmental Protection” for details on PRC environmental laws and regulations we are subject to. Complying with environmental and safety laws and regulations could impose substantial costs upon us and cause delays in building our manufacturing facilities. Please refer to the section headed “Risk Factors—We are subject to various environmental and safety laws and regulations that could impose substantial costs upon us and cause delays in building our manufacturing facilities” for more details.

We require our suppliers to obtain certifications from third party institutions for hazardous substances in the raw materials or components supplied by them to ensure the adoption of hazardous substances complies with applicable laws and standards. We also ask the suppliers to take rectification measures if the raw materials or components provided by such suppliers do not satisfy the relevant requirements in the standards. Our safety and environment department is responsible for environmental monitoring. It also formulates detailed environmental control plans. We have adopted and implemented environmental management procedures for potential pollutions. We classify matters that may have an impact on the environment into three categories, namely (i) resource or energy consumption, (ii) pollution and (iii) indirect environmental impacts. We assess impacts of such matters based on costs, utilization efficiency, frequency of occurrence, severity of impacts, recoverability and pollution duration. We also monitor the waste generated during production and daily operation, analyze the monitoring data and report to the competent authorities to the extent needed.

We currently manufacture Smart EVs through our Zhaoqing plant and the collaboration with Haima. For our Zhaoqing plant, we have implemented an environmental protection management policy, which sets out our Company’s responsibility and requires strict compliance with the policy. We have also set up a comprehensive prevention system and early warning system and have been equipped with necessary first aid facilities in case there is any environmental emergencies. In addition, our Zhaoqing plant has specialized environmental protection management personnel and part-time management personnel to develop plans relating to environmental protection and responsible for the implementation of the plans. We engage qualified third parties to dispose waste at our Zhaoqing plant. To the best of our knowledge, Haima plant was in compliance in all material respects with all applicable environmental laws and regulations in 2018, 2019, 2020 and the three months ended March 31, 2021.

Corporate Social Responsibility

We have been committed to sustainable corporate responsibility projects. For instance, we made donations of masks, medical supplies and funds to fight the COVID-19 pandemic in 2020. We also made the charging stations in Wuhan free for electric vehicles serving to combat the COVID-19 pandemic and called on car owners to provide assistance. In November 2020, we received a certificate of honor awarded by Wuhan Charity Federation for our great support in fighting COVID-19 pandemic.

Occupational Health and Safety

We are subject to various PRC laws and regulations in respect of occupational health and safety. We are committed to complying with PRC regulatory requirements, preventing and reducing hazards and risks associated with our operation, and ensuring the health and safety of our employees and surrounding communities. We have adopted and maintained a series of policies and measures to maintain a safe environment for our employees, including, among others, safety incident management policy, occupational hazard monitoring and management policy. In addition, we require each department of our Zhaoqing plant to establish its own safety training policy and keep records of the trainings in accordance with the occupational health and safety training management measures published by our safety production management office.

In addition, we have adopted relevant measures to ensure the health of our employees and hygiene of our work environment. We have endeavored to provide a safe work environment in light of the pandemic of COVID-19, including procurement of epidemic prevention materials, release of work-from-home plan and work resumption plan, food delivery service and regular check of our employees’ health condition.

As of June 18, 2021, we had not experienced any material accidents in the course of our operation and we were not aware of any material claims for personal or property damages in connection with health and occupational safety.

Job Opportunities

We have entered into employment contracts with our employees in accordance with the applicable PRC laws and regulations. We hire employees based on their merits, following the principles of lawfulness, fairness, equality, voluntariness, consensus, honesty and credibility.

Risk Management and Internal Controls

We are dedicated to establishing and maintaining risk management and internal control systems consisting of policies and procedures that we consider to be appropriate for our business operations.

We have adopted and implemented comprehensive risk management policies in various aspects of our business operations such as financial reporting, internal control, information system, human resources and internal control.

Financial Reporting Risk Management

We are subject to the reporting requirements of the U.S. Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the NYSE. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting.

Prior to our initial public offering and listing on the NYSE in the United States in August 2020, we had been a private company with insufficient accounting personnel and other resources with which to address our internal control and procedures over financial reporting. In connection with the preparation and audits of our consolidated financial statements as of and for the years ended December 31, 2018, 2019 and 2020, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting which was outstanding as of December 31, 2020. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to the lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP, in particular, to (i) develop comprehensive U.S. GAAP accounting policies and financial reporting procedures to address complex U.S. GAAP technical accounting issues and (ii) prepare and review our consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting as of and for the year ended December 31, 2020. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

Since we first identified this material weakness in the course of preparing our consolidated financial statements for the years ended 2018 and 2019, we have implemented a number of measures to address our identified material weakness during the initial public offering in the U.S., including, among others: (i) we have hired additional competent and qualified accounting and reporting personnel with appropriate knowledge and experience of U.S. GAAP and SEC financial reporting requirements, and will continue to hire additional resources to strengthen the financial reporting function, (ii) we have established a regular program to provide sufficient and additional appropriate training to our accounting staff, especially trainings related to U.S. GAAP and SEC financial reporting requirements, (iii) we have established clear roles and responsibilities for our accounting staff and effective oversight to address complex accounting and financial reporting issues, (iv) we have developed a set of accounting policies and procedures, which document the current U.S. GAAP accounting policies and technical accounting guidance that are applicable to our business, (v) we have formalized our period-end closing process to prepare financial statements and related disclosures in compliance with U.S. GAAP and SEC financial reporting requirements, and (vi) we have established an internal audit team to enhance internal controls and assess the design and effectiveness of our internal controls.

The aforementioned remediation measures were implemented in the fourth quarter of 2020, and we have continuously implemented and will continue to implement such measures, including in the preparation of our consolidated financial statements in quarterly closing in the subsequent periods. However, these measures require validation and testing of the operating effectiveness of internal controls over a sustained period of financial reporting cycles. We cannot assure you that we or our independent registered public accounting firm will not identify such material weakness in connection with the preparation and audits of our consolidated financial statements for periods of future financial reporting cycles. See “Risk Factors—Risks Relating to Our Industry and Business—If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our Class A ordinary shares and/or ADSs may be adversely affected.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

In the meantime, we have in place a set of policies with respect to our financial reporting risk management, such as budget management policies, settlement management policies, fixed assets management policies and reimbursement management policies. We strive to maintain effective control over financial reporting.

Internal Control Risk Management

We have set up an internal control department, which includes the function of internal control and internal audit. The internal audit team formulates audit plans and conduct audit activities according to our Company’s business development and report to the board (audit committee). The internal control team provides internal control consulting services for our daily business.

As of March 31, 2021, our internal control department consists of 13 employees, with an average relevant working experience of more than 10 years. All the members of our internal control department have obtained bachelor’s degree or above, and 61.5% of them have obtained professional certificates relating to internal control, such as Certified Internal Auditor, Certified Public Accountant and Association of Chartered Certified Accountants. The team members previously worked in various industries, such as high-tech, automobile, new energy and law so that they could better deal with the internal control risks of each business module.

Human Resources Risk Management

We have in place a code of conduct issued by our human resources department and distributed to all our employees, which contains internal rules and guidelines regarding various aspects, such as compliance and integrity, public communication and conflict of interests. We provide employees with training and resources to keep them abreast of the rules and guidelines.

We also have in place an FCPA-related policies to safeguard against corruption within our Company. For instance, we formulate our code of integrity to enhance the professionalism of teams, strengthen the awareness of compliance and integrity, as well as prevent all kinds of violations or improper conducts. We make our internal reporting channel open and available for our staff to file complaints or report violations. Our internal control department will conduct timely investigation and evidence collection after receiving complaints about and reports on violation of the code of integrity.

Audit Committee Experience and Qualification and Board Oversight

We have established an audit committee to oversees our accounting and financial reporting processes and internal control system. The audit committee consists of three members, namely, Mr. Donghao Yang, Mr. Ji-Xun Foo and Mr. HongJiang Zhang. Mr. Donghao Yang is the chairperson of our audit committee. For the professional qualification and experience of the members of our audit committee, see “Directors and Senior Management” in this prospectus.

Property

Our corporate headquarters is located in Guangzhou, Guangdong Province. As of March 31, 2021, we operated our business through three parcels of land of which we own land use rights in the PRC and a number of leased properties in the PRC and United States.

Our Properties in the PRC

Owned Properties

As of March 31, 2021, we owned three parcels of land with an aggregate site area of over 799,795 square meters in the PRC. We own land use rights with respect to a parcel of land of over 602,417 square with land use rights expire in 2067 and a parcel of land of over 133,525 square meters with land use right expires in 2070, both in Zhaoqing, Guangdong Province. We have constructed our Zhaoqing plant on this parcel of land, and the plant has a construction area of 230,895 square meters. We also own land use rights with respect to a parcel of land of 63,853 square meters in Guangzhou, Guangdong Province, and such land use rights expire in 2070. We plan to construct a trial production facility on this parcel of land.

Leased Properties

As of March 31, 2021, we also maintained a number of leased properties in the PRC, including 75,803 square meters of properties in our headquarter primarily for corporate administration, research and development, trial production and testing and 8,077 square meters of properties in Beijing, Shanghai and Shenzhen primarily for research and development and sales and marketing. In addition, we lease a number of facilities for our direct stores, self-operated charging stations and logistics centers across the PRC.

As of March 31, 2021, there were defects in some of our leased properties, which primarily include: (i) the lessors of certain leased properties have not provided valid title certificates or relevant authorization documents evidencing their right to lease these properties for these properties, (ii) the current usage of certain leased properties is inconsistent with their permitted usage, (iii) certain leased properties are located on the allocated lands or on the collective lands, and the lessors of such leased properties have not provided necessary approvals or relevant authorizations documents to evidencing their rights to lease these properties, and (iv) certain leased properties are temporary buildings and the occupation permits of the temporary buildings have expired. As a consequence, we may be exposed to a potential relocation risk if our rights to use these properties were to be successfully challenged. In addition, some of our lease agreements have not been registered with the relevant competent authorities in accordance with applicable PRC regulations, which could subject us to administrative penalties. See “Risk Factors – Risks Relating to Our Business and Industry – The use of certain premises may be disrupted if the land-use-purpose statutory provisions are strictly enforced by competent government authorities.”

The above leased properties with defects are primarily for service centers, stores, dormitory for employees and office use. To minimize the potential adverse impact of the above property defects on our operations, we plan to continue to maintain regular communication with the lessors regarding their progress of remedying the defects.

We believe that the defects of the leased properties as set out above would not materially and adversely affect our business operations, considering that (i) no single property leased by us was material to our operations; (ii) we would be able to find comparable properties as alternatives at commercially acceptable terms to us, and such relocation will not have any material adverse effect on our financial condition or our results of operations, (iii) during 2018, 2019, 2020 and up to June 18, 2021, we have not received any material claim of rights by any third parties or notice from any governmental authorities in relation to the defects of such leased properties, and (iv) the failure to register lease agreements would not affect the validity and enforceability of such lease agreements.

Our Properties in Jurisdictions outside the PRC

As of March 31, 2021, we leased properties of 30,088 square feet in Silicon Valley and San Diego in the United States, primarily for research and development and sales and marketing.

We intend to add new facilities or expand our existing facilities as we scale up our business operation. We believe that suitable additional or alternative space will be available in the future on commercially reasonable terms to accommodate our foreseeable future expansion.

Legal Proceedings and Compliance

Legal Proceedings

We may from time to time be subject to various legal or administrative claims and proceedings arising from the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention. See “Risk Factors – Risks Relating to Our Business and Industry – We may from time to time be subject to claims, disputes, lawsuits and other legal and administrative proceedings.”

In 2018, 2019, 2020 and up to June 18, 2021, there were no legal proceedings pending or threatened against us or our directors that could, individually or in the aggregate, have a material adverse effect on our business, financial condition and results of operations.

Compliance

During 2018, 2019, 2020 and the three months ended March 31, 2021 and up to June 18, 2021, we had complied, in all material respects, with all relevant laws and regulations in the jurisdictions we operate in, and no material administrative penalties imposed on us had been found that may have a material adverse effect on our Company’s business operations.

Licenses, Permits and Approvals

As of June 18, 2021, we had obtained all requisite licenses, permits and approvals that are material to our operations and such licenses, permits and approvals were valid and remain in effect as of June 18, 2021.

Xiaopeng New Energy obtained an Enterprise Investment Project Filing Certificate of Guangdong Province for the Zhaoqing plant with an annual production capacities of up to 100,000 units of electric passenger vehicles granted by Guangdong Provincial Development and Reform Commission on March 25, 2020, and there would be no specific expiry date for such certificate considering Xiaopeng New Energy has commenced the related construction within the required period. Xiaopeng New Energy has been listed in Announcement of the Vehicle Manufacturers and Products issued by the MIIT, which enables it to become a qualified manufacturer of EVs and our Smart EVs, namely the G3, the P7 and the P7 Wing have been listed in the Announcement of the Vehicle Manufacturers and Products issued by the MIIT, which are the entry approvals for the manufacturing and sales of our Smart EVs (the G3, the P7 and the P7 Wing). These entry approvals for Xiaopeng New Energy and our Smart EVs (the G3, the P7 and the P7 Wing) as listed in the announcements abovementioned will be continuously valid unless such announcements have been otherwise revoked by the MIIT in the future. As of the date of this prospectus, there is no material legal impediment in maintaining such licenses, permits and approvals that are material to our operations.

Awards and Recognitions

We have received various awards and recognitions for our products. The following table sets forth certain of such awards and recognition obtained by the Company:

Year of Grant	Award/Recognition	Issuing Authority
2020	The 8th Xuanyuan Award – Car of the Year (P7)	Auto Business Review and EFS Consulting China

2020	Auto Parking Award in the 2020 i-VISTA China Intelligent Vehicle Indexes (G3)	China Automotive Engineering Research Institute and i-VISTA

2020	Dingge Award – China Digital Transformation Pioneer Enterprises	Harvard Business Review, Institute for Global Industry, Tsinghua University and SAP

2020	The 10th Guangdong Governor Cup Industrial Design Competition, Gold Award (Xmart OS2.0 intelligent operating system)	The Organizing Committee of the 10th Guangdong Governor Cup Industrial Design Competition

2019	iF Design Award 2019	iF International Forum Design GmbH

2018	The 9th Guangdong Governor Cup Industrial Design Competition, Gold Award (G3)	The Organizing Committee of the 9th Guangdong Governor Cup Industrial Design Competition

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Relating to Foreign Investment

Foreign Investment Law

The establishment, operation and management of companies are mainly governed by the PRC Company Law, as last amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the implementing rules both took effect on January 1, 2020 and replaced three major previous laws on foreign investments in the PRC, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign- invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The implementing rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the implementing rules.

The Foreign Investment Law and the implementing rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market entry stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s entry to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investments beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalog of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields and regions in which foreign investors are encouraged and guided to invest.

According to the implementing rules, the registration of foreign-invested enterprises shall be handled by the State Administration for Market Regulation, or the SAMR, or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc.

Pursuant to the Foreign Investment Law and the implementing rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the Ministry of Commerce and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner.

According to the Measures for the Security Review of Foreign Investment promulgated by the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce on December 19, 2020 and became effective on January 18, 2021, any foreign investment that has or possibly has an impact on state security shall be subject to security review in accordance with the provisions hereof. A foreign investor or a party concerned in the PRC shall take the initiative to make a declaration to the working mechanism office prior to making the investment in any important infrastructure, important transportation services and other important fields that concern state security while obtaining the actual control over the enterprises invested in.

Foreign Investment Restrictions on Value-added Telecommunications Services

The current industry entry clearance requirements governing the foreign investment activities in the PRC are set out in two categories, namely the Encouraged Industry Catalog for Foreign Investment (2020 version), as promulgated by the NDRC and the Ministry of Commerce and taking effect on January 27, 2021, and the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2020 version), or the 2020 Foreign Investment Negative List, as promulgated by the NDRC and the Ministry of Commerce and taking effect on July 23, 2020. Industries not listed in these two catalogs are generally deemed “permitted” for foreign investments unless specifically restricted by other PRC laws.

According to the 2020 Foreign Investment Negative List and the Administrative Regulations on Foreign-Invested Telecommunications Enterprises as last amended in February 2016, the equity interest of foreign investors in the value-added telecommunications enterprises shall not exceed 50%, except for the investment in the e-commerce operation business, domestic multi-party communication business, information storage and re-transmission business and call center business, and the primary foreign investor in a foreign invested value-added telecommunications enterprise must have a good track record and operational experience in the industry.

In 2006, the predecessor to the Ministry of Industry and Information Technology, or the MIIT, issued the Circular of the Ministry of Information Industry on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Business, according to which a foreign investor in the telecommunications service industry in the PRC must establish a foreign invested enterprise and apply for a telecommunications businesses operation license. This circular further requires that: (i) the PRC domestic telecommunications business enterprises must not lease, transfer or sell a telecommunications businesses operation license to a foreign investor through any form of transaction or provide resources, offices and working places, facilities or other assistance to support the illegal telecommunications services operations of a foreign investor; (ii) value-added telecommunications enterprises or their shareholders must directly own the domain names and trademarks used by such enterprises in their daily operations; (iii) each value-added telecommunications enterprise must have the necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license; and (iv) all providers of value-added telecommunications services are required to maintain network and internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with the requirements in the circular and cure such non-compliance, the MIIT or its local counterparts have the discretion to take measures against such license holder, including revoking its license for value-added telecommunications business.

Regulations Relating to Value-added Telecommunications Services

The Telecommunications Regulations, or the Telecommunications Regulations, as last amended in February 2016, are the primary regulations governing telecommunications services. Under the Telecommunications

Regulations, a telecommunications service provider is required to procure operating licenses prior to the commencement of its operations. The Telecommunications Regulations distinguish “basic telecommunications services” from “value-added telecommunications services.” Value-added telecommunications services are defined as telecommunications and information services provided through public networks. A catalog was issued as an attachment to the Telecommunications Regulations to categorize telecommunications services as either basic or value-added, according to which, both of the internet information services and data processing and transaction processing services are classified as value-added telecommunications businesses.

The Administrative Measures on Telecommunications Business Operating Licenses, promulgated by the MIIT in 2009 and last amended in July 2017, set forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these measures, a commercial operator of value-added telecommunications services must first obtain a license from the MIIT or its provincial level counterpart, which must identify the specific type of value-added telecommunications services it provides, or else such operator might be subject to sanctions including corrective orders and warnings from the competent administration authority, fines and confiscation of illegal gains. In case of serious violations, the operator’s websites may be ordered to be closed.

Internet information service is a type of value-added telecommunications service in the current catalog attached to the Telecommunications Regulations, as last updated in June 2019. Pursuant to the Administrative Measures on Internet Information Services, which was promulgated by the State Council on September 25, 2000, and amended on January 8, 2011, “internet information services” refers to the provision of information through the internet to online users, and they are categorized into “commercial internet information services” and “non-commercial internet information services.” A commercial internet information services operator must obtain a value-added telecommunications services license for internet information services, which is known as an ICP License, from the relevant government authorities before engaging in any commercial internet information services operations. No ICP License is required if the operator will only provide internet information on a non-commercial basis. According to the Administrative Measures on Telecommunications Business Operating Licenses, an ICP License has a term of five years and can be renewed within 90 days before expiration.

In addition, the provision of commercial internet information services on mobile internet applications is regulated by the Administrative Provisions on Information Services of Mobile Internet Applications, or the Mobile Application Administrative Provisions, which was promulgated by the State Internet Information Office on June 28, 2016 and took effective on August 1, 2016. The information service providers of mobile internet applications are subject to requirements under these provisions, including acquiring the qualifications required by laws and regulations and being responsible for information security.

Regulations Relating to Internet Information Security and Privacy Protection

The PRC government has enacted laws and regulations with respect to internet information security and protection of personal information from any abuse or unauthorized disclosure. Internet information in the PRC is regulated and restricted from a national security standpoint. The Standing Committee of the National People’s Congress, or the SCNPC, enacted the Decision on the Maintenance of Internet Security on December 28, 2000, which was amended on August 27, 2009 and may subject persons to criminal liabilities in the PRC for any attempt to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. In addition, on December 16, 1997, the Ministry of Public Security issued the Administration Measures on the Security Protection of Computer Information Network with International Connections, which took effect on December 30, 1997 and were amended by the State Council on January 8, 2011 and prohibit using the internet in ways which, among others, result in a leakage of state secrets or a spread of socially destabilizing content. The Ministry of Public Security has supervision and inspection powers in this regard, and relevant local security bureaus may also have jurisdiction. If an internet information service provider violates any of these measures, competent authorities may revoke its operating license and shut down its websites.

The Network Security Law, which was promulgated in November 2016 and took effect on June 1, 2017, requires a network operator, including internet information services providers among others, to adopt technical measures and other necessary measures in accordance with applicable laws and regulations as well as compulsory national and industrial standards to safeguard the safety and stability of network operations, effectively respond to network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Network Security Law emphasizes that any individuals and organizations that use networks must not endanger network security or use networks to engage in unlawful activities such as those endangering national security, economic order and the social order or infringing the reputation, privacy, intellectual property rights and other lawful rights and interests of others. The Network Security Law has also reaffirmed certain basic principles and requirements on personal information protection previously specified in other existing laws and regulations, including those described above. Any violation of the provisions and requirements under the Network Security Law may subject an internet service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, closedown of websites or even criminal liabilities.

On December 13, 2005, the Ministry of Public Security issued the Regulations on Technological Measures for Internet Security Protection, which took effect on March 1, 2006. These measures require internet service providers to take proper measures including anti-virus, data back-up and other related measures, and to keep records of certain information about their users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least 60 days, discover and detect illegal information, stop transmission of such information, and keep relevant records. Internet services providers are prohibited from unauthorized disclosure of users’ information to any third parties unless such disclosure is required by the laws and regulations. They are further required to establish management systems and take technological measures to safeguard the freedom and secrecy of the users’ correspondences.

Under the Several Provisions on Regulating the Market Order of Internet Information Services, which was issued by the MIIT in December 2011 and took effect in March 2012, an internet information service provider may not collect any personal information on a user or provide any such information to third parties without the user’s consent. It must expressly inform the user of the method, content and purpose of the collection and processing of such user’s personal information and may only collect information to the extent necessary to provide its services. An internet information service provider is also required to properly maintain users’ personal information, and in case of any leak or likely leak of such information, it must take immediate remedial measures and, in the event of a serious leak, report to the telecommunications regulatory authority immediately.

Pursuant to the Decision on Strengthening the Protection of Online Information, which was issued by the SCNPC and took effect in December 2012, and the Order for the Protection of Telecommunications and Internet User Personal Information, which was issued by the MIIT in 2013, any collection and use of a user’s personal information must be subject to the consent of the user, be legal, rational and necessary and be limited to specified purposes, methods and scopes. An internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying any such information, or selling or providing such information to other parties. An internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, closedown of websites or even criminal liabilities.

Pursuant to the Notice of the Supreme People’s Court, the Supreme People’s Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens issued in 2013, and the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on

Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens issued in 2017, the following activities may constitute the crime of infringing upon a citizen’s personal information: (i) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations. In addition, according to the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues concerning the Application of the Law in Handling Criminal Cases Involving Crimes of Illegally Using the Information Network or Providing Aid for Criminal Activities regarding Information Network issued in 2019, a violator refusing to perform the obligation of safety management for the information network, causing the disclosure of user information, and falling under one of the following circumstances shall be deemed “causing serious consequences” as prescribed under the PRC Criminal Law: (i) causing the disclosure of not less than 500 pieces of location information, communication content, credit information, and property information; (ii) causing the disclosure of not less than 5,000 pieces of accommodation information, communication records, health and physiological information, transaction information and other user information that may affect personal or property safety; (iii) causing the disclosure of not less than 50,000 pieces of user information other than the information set forth in items (i) and (ii); (iv) causing the disclosure of user information which quantity does not meet the standards set forth in items (i), (ii) and (iii), but meets the relevant quantity standards after conversion at the corresponding proportion in aggregate; (v) causing deaths, serious injuries, mental disorders or kidnapping of others, or other serious consequences; (vi) causing material economic losses; (vii) seriously disturbing the social order; or (viii) causing other serious consequences.

Pursuant to the Mobile Application Administrative Provisions, an internet app program provider must verify a user’s mobile phone number and other identity information under the principle of mandatory real name registration at the back-office end and voluntary real name display at the front-office end. An internet app provider must not enable functions that can collect a user’s geographical location information, access user’s contact list, activate the camera or recorder of the user’s mobile smart device or other functions irrelevant to its services, nor is it allowed to conduct bundle installations of irrelevant app programs, unless it has clearly indicated to the user and obtained the user’s consent on such functions and app programs. If an app provider violates the regulations, the internet app store service provider must take measures to stop the violations, including giving a warning, suspension of release, withdrawal of the app from the platform, keeping a record of the incident and reporting the incident to the relevant governmental authorities.

On November 28, 2019, the Secretary Bureau of the Cyberspace Administration of China, the General Office of the MIIT, the General Office of the Ministry of Public Security and the General Office of the SAMR jointly issued the Measures for Determining the Illegal Collection and Use of Personal Information through Apps, which aims to provide reference for supervision and administration departments and provide guidance for app operators’ self-examination and self-correction and social supervision by netizens, and further elaborates the forms of behavior constituting illegal collection and use of the personal information through apps including: (i) failing to publish the rules on the collection and use of personal information; (ii) failing to explicitly explain the purposes, methods and scope of the collection and use of personal information; (iii) collecting and using personal information without the users’ consent; (iv) collecting personal information unrelated to the services it provides and beyond necessary principle; (v) providing personal information to others without the users’ consent; and (vi) failing to provide the function of deleting or correcting the personal information according to the laws or failing to publish information such as ways of filing complaints and reports.

On June 10, 2021, the SCNPC promulgated the Data Security Law of the PRC(《中华人民共和国数据安全法》), which will become effective on September 1, 2021. The Data Security Law establishes a classified and tiered system for data protection in terms of the data’s importance for economic and social development and the potential harm to national security, public interest or lawful rights and interests of individuals and organizations caused by illegal use of such data. The “important data” as determined by the competent governmental authorities shall be treated with higher level of protection, and the data relating to safeguard national security and interest and perform international obligations shall be imposed with export control by the state. In addition, the Data Security Law provides that important data processors shall appoint a data security officer and a management department to take charge of data security, and such processors shall evaluate the risk of their data activities periodically and file assessment reports with the relevant regulatory authorities. Furthermore, data transaction intermediary service providers shall check the sources of the data, the identities of parties to the data transactions and keep the records accordingly. Violation of Data Security Law may subject the relevant entities or individuals to warning, fines, business suspension, revocation of permits or business licenses, or even criminal liabilities. Since the Data Security Law is relatively new, uncertainties still exist in relation to its interpretation and implementation.

Regulations Relating to Manufacturing New Energy Passenger Vehicles and Compulsory Product Certification

Under the PRC laws, a newly-established manufacturer of new energy passenger vehicles shall first complete the filings with the competent local counterpart of the NDRC, and thereafter obtain the entry approvals from the MIIT, for itself and the new energy passenger vehicles to be manufactured by them.

On June 2, 2015, the NDRC and the MIIT promulgated the Administrative Measures for Newly-established Manufacturers of Pure Electric Passenger Vehicles, or Circular 27, which took effect on July 10, 2015. According to Circular 27, a newly-established manufacturer for pure electric passenger vehicles shall satisfy specific requirements including, among others, having complete vehicle research and development capabilities, power systems and other necessary technologies, and shall obtain the NDRC approval with respect to the project investments in manufacturing the pure electric passenger vehicles. According to the Administrative Measures for Investment in Automobile Industry, which was subsequently promulgated by the NDRC on December 10, 2018 and took effect on January 10, 2019, the projects in relation to newly-established manufacturer for pure electric passenger vehicles shall be filed with the competent provincial counterpart of the NDRC, which supersedes the requirement of obtaining the approval from the NDRC under Circular 27.

In addition, according to the Administrative Measures for the Entry of Manufacturers of New Energy Passenger Vehicles and the Products as promulgated by the MIIT on January 6, 2017 and last amended on July 24, 2020, the MIIT is responsible for the national-wide administration of new energy vehicles and their manufacturers. The manufacturers shall apply to the MIIT for the entry approval to become a qualified manufacturer and shall further apply to the MIIT for the entry approval for the new energy passenger vehicles before commencing the manufacturing and sale of the new energy passenger vehicles. Both of the new energy passenger vehicles and their manufacturers will be listed in the Announcement of the Vehicle Manufacturers and Products issued by the MIIT from time to time, or the Manufacturers and Products Announcement, if they have obtained the entry approval from the MIIT.

To obtain the entry approvals from the MIIT, the manufacturers shall meet certain requirements, including, among others, having obtained the approvals or completed the filings with the NDRC in relation to the project investments in manufacturing the electric vehicles, having capabilities in the design, development and manufacture of automotive products, ensuring product consistency, providing after-sales service and product safety assurance, and the new energy vehicles shall meet the technical criteria contained in the Administrative Measures for the Entry of Manufacturers of New Energy Passenger Vehicles and the Products and other safety and technical requirements specified by the MIIT and pass the inspections conducted by the relevant state-recognized testing institutions. Any manufacturer manufacturing the new energy vehicles without obtaining the entry approval or selling new energy vehicles not listed in the Manufacturers and Products Announcement may be subject to penalties including fines, forfeiture of illegally manufactured and sold vehicles and spare parts and revocation of its business licenses.

Furthermore, according to the Administrative Regulations on Compulsory Product Certification as promulgated by the General Administration of Quality Supervision, Inspection and Quarantine, or the QSIQ, which was merged into the SAMR afterwards, on July 3, 2009 and became effective on September 1, 2009 and the List of the First Batch of Products Subject to Compulsory Product Certification as promulgated by the QSIQ in association with the State Certification and Accreditation Administration Committee, or the CAA, on December 3, 2001, and became effective on the same day, QSIQ are responsible for the quality certification of vehicles. Vehicles and the relevant accessories must not be sold, exported or used in operating activities unless they are certified by certification authorities designated by CAA as qualified products and granted certification marks.

Favorable Government Policies for New Energy Vehicles

Government Subsidies for New Energy Vehicles Purchasers

On April 22, 2015, the Ministry of Finance, the Ministry of Science and Technology, or the MOST, the MIIT and the NDRC jointly promulgated the Circular on Financial Subsidies on the Promotion and Application of New Energy Vehicles from 2016 to 2020, or the New Energy Vehicle Financial Subsidies Circular, which took effect on the same day. The New Energy Vehicle Financial Subsidies Circular provides that those who purchase new energy vehicles specified in the Catalog of Recommended New Energy Vehicle Models for Promotion and Application issued by the MIIT, may enjoy government subsidies. A purchaser may purchase a new energy vehicle from a manufacturer by paying the price deducted by the subsidy amount, and the manufacturer may obtain the subsidy amount from the PRC central government after such new energy vehicle is sold to the purchaser. Furthermore, a preliminary phase-out schedule for the provision of subsidies during the period from 2016 to 2020 contained in New Energy Vehicle Financial Subsidies Circular specifies that the subsidy amount per vehicle, or subsidy criteria, for the year 2017 to 2018 will be reduced by 20% compared to that of the year 2016, and the subsidy criteria for the year 2019 to 2020 will be reduced by 40% compared to that of the year 2016.

On December 29, 2016, the Ministry of Finance, the MOST, the MIIT and NDRC jointly promulgated the Circular on Adjusting the Subsidy Policies on Promotion and Application of New Energy Vehicles, which became effect on January 1, 2017, to enhance the technical requirements and adjust the subsidy criteria of qualified new energy vehicles in the Catalog of Recommended New Energy Vehicle Models for Promotion and Application. This circular caps the subsidy amount from the local governments at 50% of the subsidy amount from the central government, and further specifies that national and local subsidies for purchasers purchasing new energy vehicles (except for fuel cell vehicles) from 2019 to 2020 will be reduced by 20% as compared to the then-existing subsidy standards. the Ministry of Finance, the MOST, the MIIT and the NDRC promulgated a series of circulars in 2018 and 2019 to further adjust the technical requirements and subsidy criteria of new energy vehicles eligible for government subsidies.

On April 23, 2020, the Ministry of Finance, the MOST, the MIIT and the NDRC jointly issued the Circular on Improving Subsidy Policies on Promotion and Application of New Energy Vehicles, which took effect on the same day, or the 2020 New Energy Vehicle Financial Subsidies Circular, which extends the implementation period of financial subsidy policy for new energy vehicles to the end of 2022. The 2020 New Energy Vehicle Financial Subsidies Circular further specifies that the subsidy criteria for new energy vehicles during the period from year 2020 to 2022 will generally be reduced by 10%, 20% and 30% compared to the subsidy standard of the previous year respectively, and the number of vehicles eligible for the subsidies will not exceed approximately two million each year. Furthermore, on December 31, 2020, the abovementioned authorities further promulgated another circular to reiterate the principles including among others, the subsidy criteria reduction rate as stipulated in the 2020 New Energy Vehicle Financial Subsidies Circular.

Exemption of Vehicle Purchase Tax for Purchasing New Energy Vehicles

On December 26, 2017, the Ministry of Finance, the State Administration of Taxation, or the SAT, the MIIT and the MOST jointly issued the Announcement on Exemption of Vehicle Purchase Tax for New Energy

Vehicle, pursuant to which, from January 1, 2018 to December 31, 2020, the vehicle purchase tax is not imposed on purchases of qualified new energy vehicles listed in the Catalog of New Energy Vehicle Models Exempted from Vehicle Purchase Tax jointly issued by MIIT and the SAT. On April 16, 2020, the Ministry of Finance, the SAT and the MIIT further promulgated the Announcement on Relevant Policies for the Exemption of Vehicle Purchase Tax for New Energy Vehicles, which further extend the exemption period for the vehicle purchase tax of new energy vehicles to December 31, 2022.

Regulations Relating to Parallel Credits Policy on Vehicle Manufacturers and Importers

On September 27, 2017, the MIIT, the Ministry of Finance, the Ministry of Commerce, the General Administration of Customs and the QSIQ jointly promulgated the Measures for the Parallel Administration of the Corporate Average Fuel Consumption and New Energy Vehicle Credits of Passenger Vehicle Enterprises, which were last amended on June 15, 2020 and took effective on January 1, 2021. Pursuant to the measures, the vehicle manufacturers and vehicle importers above a certain scale are required to maintain their new energy vehicles credits, or NEV credits, above zero. The NEV credits equal to the aggregate actual scores of a vehicle manufacturer or a vehicle importer minus its aggregate targeted scores calculated in a manner as stipulated under the measures. Excess positive NEV credits are tradable and may be sold to other enterprises through a credit management system established by the MIIT. Negative NEV credits can be offset by purchasing excess positive NEV credits from other manufacturers or importers.

According to these measures, the requirements on the NEV credits shall be considered for the entry approval of passenger vehicle manufacturers and products by the regulators. If a passenger vehicle enterprise fails to offset its negative credits, its new products which fuel consumption does not reach the target fuel consumption value for a certain vehicle models as specified in the Evaluation Methods and Indicators for the Fuel Consumption of Passenger Vehicles will not be listed in the Manufacturers and Products Announcement or will not be granted the compulsory product certification, and the vehicle enterprises may be subject to penalties according to the relevant rules and regulations.

Regulations Relating to Electric Vehicle Charging Infrastructure

Pursuant to the Guiding Opinions of the General Office of the State Council on Accelerating the Promotion and Application of the New Energy Vehicles which took effect on July 14, 2014, the Guiding Opinions of the General Office of the State Council on Accelerating the Construction of Charging Infrastructure of the Electric Vehicle which took effect on September 29, 2015 and the Guidance on the Development of Electric Vehicle Charging Infrastructure (2015-2020) which took effect on October 9, 2015, the PRC government encourages the construction and development of charging infrastructure for electric vehicles, such as charging stations and battery swap stations, and requires relevant local authorities to adopt simplified construction approval procedures and expedite the approval process. In particular, only newly-built centralized charging and battery replacement power stations with independent land occupation are required to obtain the construction approvals and permits from the relevant authorities. Government guidance price should be implemented in managing the rate of the charging service fees before the year 2020. Furthermore, the Circular on Accelerating the Development of Electric Vehicle Charging Infrastructure in Residential Areas jointly promulgated by the NDRC, the National Energy Administration, the MIIT and the Ministry of Housing and Urban-Rural Development on July 25, 2016 provides that charging infrastructures in residential areas should be covered by product liability insurance policies and charging safety liability insurance policies, and operators of electric vehicle charging and battery swap infrastructure facilities are required to be covered under safety liability insurance policies. In addition, various local governmental authorities have from time to time implemented measures to encourage the construction and development of the electric vehicle charging infrastructure.

On January 11, 2016, the Ministry of Finance, the MOST, the MIIT, the NDRC and the National Energy Administration jointly promulgated the Circular on Incentive Policies on the Charging Infrastructure of New Energy Vehicles and Strengthening the Promotion and Application of New Energy Vehicles during the 13th

Five-year Plan Period, pursuant to which, the central finance department is expected to provide certain local governments with funds and subsidies for their construction and operation of charging facilities and charging infrastructures as well as their extensive promotion and application of new energy vehicles from the year 2016 to 2020. In addition, various local governmental authorities have formulated and implemented financial support policies to provide appropriate subsidies for charging facilities construction projects.

Regulations Relating to Automobile Sales and Consumer Rights Protection

Pursuant to the Product Quality Law promulgated on February 22, 1993 and last amended on December 29, 2018, a manufacturer is prohibited from producing or selling products that do not meet applicable standards and requirements for safeguarding human health and ensuring human and property safety. Products must be free from unreasonable dangers threatening human and property safety. Where a defective product causes physical injury to a person or property damage, the aggrieved party may make a claim for compensation from the producer or the seller of the product. Producers and sellers of non-compliant products may be ordered to cease the production or sale of the products and may be subject to confiscation of the products and fines. Earnings from sales in contravention of such standards or requirements may also be confiscated, and in severe cases, the violator’s business license may be revoked. Pursuant to the Regulations on the Administration of Recall of Defective Automobile Products, which was issued by the State Council on October 22, 2012 and amended on March 2, 2019, together with the relevant implementing measures as issued by the SAMR, or the Recall Regulations, manufacturers shall recall all defective vehicles in accordance with requirements contained therein; otherwise, the product quality supervision department of the State Council shall order manufacturers to recall accordingly. Furthermore, on November 23, 2020, the SAMR issued a Circular on Further Strengthening the Regulation on the Recall of Automobile with Over-The-Air (OTA) Technology, or the OTA Recall Circular, pursuant to which automobile manufacturers that provide technical services to sold vehicles through OTA technology are required to complete filings with the SAMR in accordance with the Recall Regulations, and for technical services through OTA implemented from January 1, 2020 to the date of issuance of the OTA Recall Circular, the automobile manufacturers shall make supplementary filings with the SAMR before December 31, 2020. In addition, if an automobile manufacturer uses OTA technology to eliminate defects and recalls its defective products, it shall make a recall plan and complete a filing with the SAMR in accordance with the Recall Regulations.

According to the Administrative Measures on Automobile Sales promulgated by the Ministry of Commerce on April 5, 2017, which took effect on July 1, 2017, automobile suppliers and dealers shall sell vehicles, spare parts and other related products that are in compliance with relevant provisions and standards of the state, and the dealers shall, in an appropriate manner, expressly indicate the prices of vehicles, spare parts and other related products as well as the rates of charges for various services on their business premises, and shall not sell products at higher prices or charge other fees without express indication. Automobile suppliers and dealers are required to file the basic information through the information management system for the national automobile circulation operated by the competent commerce department of the State Council within 90 days after the receipt of a business license. Where there is any change to the filed information, automobile suppliers and dealers must update such information within 30 days upon such change.

Furthermore, the Consumer Rights and Interests Protection Law, as promulgated on October 31, 1993 and last amended in 2013 by the SCNPC, imposes stringent requirements and obligations on business operators. Failure to comply with the consumer protection requirements could subject the business operators to administrative penalties including warning, confiscation of illegal income, imposition of fines, an order to cease business operations, revocation of business licenses, as well as potential civil or criminal liabilities.

Regulations Relating to Taxi Booking Services

On July 27, 2016, the Ministry of Transport, the MIIT, the Ministry of Public Security, the Ministry of Commerce, the SAMR and the Cyberspace Administration of China jointly promulgated the Interim Measures for the Management of Online Ride Hailing Operation and Service, which took effect on November 1, 2016 and was last amended on December 28, 2019, to regulate the business activities of the online ride hailing services and ensure the safety for the passengers by establishing a regulatory system for the platforms, vehicles and drivers engaged in the online ride hailing services. Before carrying out online ride hailing services, an online ride hailing service platform shall obtain the permit for online ride hailing business and complete the record filing of internet information services with the provincial communications administration in the place of its enterprise registration. Such platform shall be capable of exchanging and processing the relevant information and data with its servers located within China, establish sound operational management system, work safety management system and service quality assurance system, and fulfill other conditions as prescribed. Platforms that conduct the online ride hailing business without obtaining necessary permit may be subject to an order of correction, a warning by the local authority, a fine of RMB10,000 to RMB30,000, or even criminal liabilities if a violation constitutes a crime. Vehicles used for the online ride hailing services shall also satisfy certain conditions such as the installation with satellite positioning and emergency alarming devices and the satisfaction of operational safety criteria in order to obtain the transportation permit for vehicles used for online ride hailing services. The Interim Measures for the Management of Online Ride Hailing Operation and Service also impose certain requirements on drivers engaged in the online ride hailing services, including, among others, a driving experience of more than three years and no criminal offense or violent crime record. Drivers shall meet the prescribed conditions and pass the relevant exams before they can obtain the driver’s license for online ride hailing services. Platforms may be subject to an order of correction and a fine of RMB5,000 to RMB10,000, and in severe case a fine of RMB10,000 to RMB30,000, if the relevant vehicle or driver providing the online ride hailing services has not obtained the applicable permit. Various local governmental authorities have also promulgated implementing rules to further stipulate the detailed requirements for online ride hailing service platforms, vehicles and drivers.

Regulations relating to Autonomous Driving Vehicles

The MIIT, the Ministry of Public Security and the Ministry of Transport issued the Circular on the Norms on Administration of Road Testing of Autonomous Driving Vehicles (Trial Implementation) in April 2018, which became effective from May 1, 2018 and is the primary regulation governing protocol of road testing of autonomous driving vehicles in the PRC. Pursuant to this circular, any entity intending to conduct a road testing of autonomous driving vehicles must apply for and obtain a road-testing certificate and a temporary license plate for each tested vehicle. To qualify for these required licenses, an applicant entity must satisfy, among others, the following requirements: (i) it must be an independent legal person registered under PRC law with the capacity to conduct manufacturing, technological research or testing of vehicles and vehicle parts, which has established protocol to test and assess the performance of autonomous driving system and is capable of conducting real-time remote monitor of the tested vehicles; (ii) the vehicle under road testing must be equipped with a driving system that can switch between autonomous pilot mode and human driving mode in a safe, quick and simple manner and allows human driver to take control of the vehicle any time immediately when necessary; (iii) the tested vehicle must be equipped with the functions of recording, storing and real-time monitoring the condition of the vehicle and is able to transmit real-time data of the vehicle, such as the driving mode, location and speed; (iv) the applicant entity must sign an employment contract or a labor service contract with the driver of the tested vehicle, who must be a licensed driver with more than three years’ driving experience and a track record of safe driving and is familiar with the testing protocol for autonomous driving system and proficient in operating the system; (v) the applicant entity must insure each tested vehicle for at least RMB5 million against car accidents or provide a letter of guarantee covering the same. During testing, the testing entity should post a noticeable identification logo for autonomous driving test on each tested car and should not use autonomous driving mode unless in the permitted testing areas specified in the road-testing certificate. If the testing entity intends to conduct road testing in the region beyond the administrative territory of the certificate issuing authority, it must apply for a separate road-testing certificate and a separate temporary license plate from the relevant authority supervising the road-testing of autonomous cars in that region. In addition, the testing entity is required to submit to the road-testing certificate issuing authority a periodical testing report every six months and a final testing report within one month after completion of the road testing. In the case of a car accident causing severe injury or death of personnel or vehicle damage, the testing entity must report the accident to the road-testing certificate issuing authority within 24 hours and submit a comprehensive analysis report in writing covering cause analysis, final liability allocation results, etc. within five working days after the traffic enforcement agency determines the liability for the accident.

Regulations Relating to Land and the Development of Construction Projects

Land Use Rights

Under the Interim Regulations on Assignment and Transfer of the Rights to the Use of the State-Owned Urban Land, which was promulgated by the State Council in May 1990 and amended in November 2020, a system of assignment and transfer of the right to use state-owned land was adopted. A land user must pay land premiums to the state as consideration for the assignment of the right to use a land site within a certain term, and the land user who obtained the right to use the land may transfer, lease out, mortgage, or otherwise commercially exploit the land within the term of use. Under the above regulations and the Urban Real Estate Administration Law promulgated by the SCNPC in July 1994 and last amended in August 2019, the local land administration authority may enter into an assignment contract with the land user for the assignment of land use rights. The land user is required to pay the land premium as provided in the assignment contract. After the full payment of the land premium, the land user must register with the land administration authority and obtain a land use rights certificate that evidences the acquisition of land use rights.

Construction Projects

Pursuant to the Regulations on Planning Administration Regarding Assignment and Transfer of the Rights to Use of the State-Owned Land in Urban Area promulgated by the Ministry of Construction in December 1992 and amended in January 2011, a construction land planning permit should be obtained from the municipal planning authority with respect to the planning and use of land. Pursuant to the Urban and Rural Planning Law promulgated by the SCNPC in October 2007 and last amended in April 2019, a construction work planning permit must be obtained from the competent urban and rural planning government authority for the construction of any structure, fixture, road, pipeline, or other engineering project within an urban or rural planning area.

After obtaining a construction work planning permit, subject to certain exceptions, a construction enterprise must apply for a construction work commencement permit from the construction authority under the local people’s government at the county level or above pursuant to the Administrative Provisions on Construction Permit of Construction Projects promulgated by the Ministry of Housing and Urban-Rural Development in June 2014 and last amended in March 2021.

Pursuant to the Administrative Measures for Reporting Details Regarding Acceptance Examination upon Completion of Buildings and Municipal Infrastructure promulgated by the Ministry of Construction in April 2000 and amended in October 2009, and the Provisions on Acceptance Examination upon Completion of Buildings and Municipal Infrastructure promulgated and implemented by the Ministry of Housing and Urban-Rural Development in December 2013, upon the completion of a construction project, the construction enterprise must submit an application to the competent government department at or above county level where the project is located for examination upon completion of building and for filing purpose, and to obtain the filing form for acceptance and examination upon completion of construction project.

Regulations Relating to Environmental Protection

Pursuant to the Environmental Protection Law promulgated by the SCNPC in December 1989 and last amended in April 2014, any entity which discharges or will discharge pollutants during the course of operations or other activities must implement effective environmental protection safeguards and procedures to control and properly treat waste gas, waste water, waste residue, dust, malodorous gases, radioactive substances, noise, vibrations, electromagnetic radiation, and other hazards produced during such activities.

Environmental protection authorities impose various administrative penalties on persons or enterprises in violation of the Environmental Protection Law. Such penalties include warnings, fines, orders to rectify within a prescribed period, orders to cease construction, orders to restrict or suspend production, orders to make recovery, orders to disclose relevant information or make an announcement, imposition of administrative action against relevant responsible persons, and orders to shut down enterprises. Any person or entity that pollutes the environment resulting in damage could also be held liable under the PRC laws. In addition, environmental organizations may also bring lawsuits against any entity that discharges pollutants detrimental to the public welfare.

Regulations Relating to Work Safety and Fire Control

Under relevant construction safety laws and regulations, including the Work Safety Law, which was promulgated by the SCNPC in June 2002 and last amended in August 2014, production and operating business entities must establish objectives and measures for work safety and improve the working environment and conditions for workers in a planned and systematic way. A work safety protection scheme must also be set up to implement the work safety job responsibility system. In addition, production and operating business entities must arrange work safety training and provide their employees with protective equipment that meets the national or industrial standards. Automobile and components manufacturers are subject to such environment protection and work safety requirements.

Pursuant to the Fire Safety Law as promulgated by the SCNPC in April 1998 and last amended in April 2019 and the Interim Provisions on Administration of Fire Control Design Review and Acceptance of Construction Project promulgated by the Ministry of Housing and Urban-Rural Development in April 2020, the construction entity of a large-scale crowded venue (including the construction of a manufacturing plant whose size is over 2,500 square meters) and other special construction projects must apply for fire prevention design review with fire control authorities, and complete fire assessment inspection and acceptance procedures after the construction project is completed. The construction entity of other construction projects must complete the filing for fire prevention design and the fire safety completion inspection and acceptance procedures within five business days after passing the construction completion inspection and acceptance. If the construction entity fails to pass the fire safety inspection before such venue is put into use or fails to conform to the fire safety requirements after such inspection, it will be subject to (i) orders to suspend the construction of projects, use of such projects, or operation of relevant business, and (ii) a fine between RMB30,000 and RMB300,000.

Regulations Relating to Intellectual Property Rights

Copyright and Software Products

Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years. The Regulation on the Protection of the Right to Communicate Works to the Public over Information Networks, which was last amended on January 30, 2013, provides specific rules on fair use, statutory license, and a safe harbor for use of copyrights and copyright management technology and specifies the liabilities of various entities for violations, including copyright holders, libraries and Internet service providers.

Trademarks

Registered trademarks are protected under the Trademark Law and related rules and regulations. Trademarks are registered with the State Intellectual Property Office, formerly the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of this trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Domain Names

Domain names are protected under the Administrative Measures on Internet Domain Names promulgated by the MIIT on August 24, 2017 and effective as of November 1, 2017. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Patents

Patents in the PRC are principally protected under the Patent Law. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Regulations Relating to Employment

Pursuant to the Labor Law and the Labor Contract Law, employers must execute written labor contracts with full-time employees. All employers must comply with local minimum wage standards. Violations of the Labor Contract Law and the Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.

In addition, according to the Social Insurance Law and the Regulations on the Administration of Housing Funds, employers in the PRC must provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds.

Regulations Relating to Anti-Monopoly

The currently effective Anti-Monopoly Law was promulgated by the SCNPC in 2007. Pursuant to the Anti-Monopoly Law, the relevant operators of a concentration of undertakings which reaches the standard for declaration shall make an advance declaration to the anti-monopoly law enforcement authority under the State Council and it prohibits monopolistic conduct, such as entering into monopoly agreements, abuse of dominant market position and concentration of undertakings that have the effect of eliminating or restricting competition.

Monopoly Agreement

Competing business operators may not enter into monopoly agreements that eliminate or restrict competition, such as by boycotting transactions, fixing or changing the price of commodities, limiting the output of commodities, fixing the price of commodities for resale to third parties, among others, unless the agreement will satisfy the exemptions under the Anti-monopoly Law, such as improving technologies, increasing the efficiency and competitiveness of small and medium-sized undertakings, or safeguarding legitimate interests in cross-border trade and economic cooperation with foreign counterparts. Sanctions for violations include an order to cease the relevant activities, and confiscation of illegal gains and fines (from 1% to 10% of sales revenue from the previous year, or RMB500,000 if the intended monopoly agreement has not been performed).

On June 26, 2019, the SAMR further issued the Interim Provisions on the Prohibitions of Monopoly Agreements which took effect on September 1, 2019 and supersedes certain anti-monopoly rules and regulations previously issued by the SAIC.

Abuse of Dominant Market Position

A business operator with a dominant market position may not abuse its dominant market position to conduct acts, such as selling commodities at unfairly high prices or buying commodities at unfairly low prices, selling products at prices below cost without any justifiable cause, and refusing to trade with a trading party without any justifiable cause. Sanctions for violation of the prohibition on the abuse of dominant market position include an order to cease the relevant activities, confiscation of the illegal gains and fines (from 1% to 10% of sales revenue from the previous year).

On June 26, 2019, the SAMR issued the Interim Provisions on the Prohibitions of Acts of Abuse of Dominant Market Positions which took effect on September 1, 2019 to further prevent and prohibit the abuse of dominant market positions.

Concentration of Undertakings

Where a concentration of undertakings reaches the declaration threshold stipulated by the State Council, a declaration must be approved by the anti-monopoly authority before the parties implement the concentration. Concentration refers to (1) a merger of undertakings; (2) acquiring control over other undertakings by acquiring equities or assets; or (3) acquisition of control over, or the possibility of exercising decisive influence on, an undertaking by contract or by any other means. If business operators fail to comply with the mandatory declaration requirement, the anti-monopoly authority is empowered to terminate and/or unwind the transaction, dispose of relevant assets, shares or businesses within certain periods and impose fines of up to RMB500,000.

Regulations Relating to Foreign Exchange

Foreign Currency Exchange

The principal regulations governing foreign currency exchange in the PRC are the Foreign Exchange Administration Regulations, which was last amended in 2008. Under PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of the PRC.

In 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or Circular 59, which substantially amends and simplifies the foreign exchange procedure. Pursuant to Circular 59, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In 2013, SAFE specified that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. Instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

In March 2015, SAFE promulgated the Circular of SAFE on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 replaced both the Circular of SAFE on Issues Relating to the Improvement of Business Operations with Respect to the Administration of Foreign Exchange Capital Payment and Settlement of Foreign-invested Enterprises, or Circular 142, and the Circular of SAFE on Issues concerning the Pilot Reform of the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises in Certain Areas, or Circular 36. Circular 19 allows all foreign-invested enterprises established in the PRC to settle their foreign exchange capital on a discretionary basis according to the actual needs of their business operation, provides the procedures for foreign invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments and removes certain other restrictions that had been provided in Circular 142. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB funds converted from their foreign exchange capital for expenditure beyond their business scope and providing entrusted loans or repaying loans between non-financial enterprises. SAFE promulgated the Notice of SAFE on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective in June 2016, which reiterates some of the rules set forth in Circular 19. Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding RMB capital converted from foreign exchange may be used to extend loans to related parties or repay inter-company loans (including advances by third parties). However, there are substantial uncertainties with respect to Circular 16’s interpretation and implementation in practice. Circular 19 or Circular 16 may delay or limit us from using the proceeds of offshore offerings to make additional capital contributions to our PRC subsidiaries and any violations of these circulars could result in severe monetary or other penalties.

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including (i) banks must check whether the transaction is genuine by reviewing board resolutions regarding profit distribution, original copies of tax filing records and audited financial statements, and (ii) domestic entities must retain income to account for previous years’ losses before remitting any profits. Moreover, pursuant to Circular 3, domestic entities must explain in detail the sources of capital and how the capital will be used, and provide board resolutions, contracts and other proof as a part of the registration procedure for outbound investment.

On October 23, 2019, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or SAFE Notice 28, which permits non-investment foreign-invested enterprises to use their capital funds to make equity investments in the PRC, with genuine investment projects and in compliance with effective foreign investment restrictions and other applicable laws. However, as the SAFE Notice 28 was newly issued, there are still substantial uncertainties as to its interpretation and implementations in practice.

Foreign Exchange Registration of Overseas Investment by PRC Residents

In 2014, SAFE issued the SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in the PRC. Under SAFE Circular 37, a “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in the PRC by PRC residents or entities through special purpose vehicles, namely, establishing foreign-invested enterprises to obtain ownership, control rights and management rights. SAFE Circular 37 provides that, before making a contribution into a special purpose vehicle, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch.

In 2015, SAFE Notice 13 amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to special purpose vehicles but had not registered as required before the implementation of SAFE Circular 37 must register their ownership interests or control in the special purpose vehicles with qualified banks. An amendment to the registration is required if there is a material change with respect to the special purpose vehicle registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with SAFE registration requirements described above, or making misrepresentations or failing to disclose the control of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign- invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Stock Incentive Plans

SAFE promulgated the Circular of SAFE on Issues concerning the Administration of Foreign Exchange Used for Domestic Individuals’ Participation in Equity Incentive Plans of Companies Listed Overseas, or the Stock Option Rules, in February 2012. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in a stock incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants in a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of the participants.

In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan or the PRC agent or any other material changes. The PRC agent must apply to SAFE or its local branches on behalf of the PRC residents who have the right to exercise the employee share options for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents.

Dividend Distribution

The principal laws, rules and regulations governing dividends distribution by companies in the PRC are the PRC Company Law, which applies to both PRC domestic companies and foreign-invested companies, and the Foreign Investment Law and the implementing rules, which apply to foreign- invested companies. Under these laws, regulations and rules, both domestic companies and foreign- invested companies in the PRC are required to set aside as general reserves at least 10% of their after- tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital. Companies are not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Relating to Taxation

Enterprise Income Tax

Pursuant to the Enterprise Income Tax Law, which was promulgated by the National People’s Congress on March 16, 2007, took effect on January 1, 2008 and was last amended on December 29, 2018, and its implementing rules, enterprises are classified into resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25% while non-PRC resident enterprises without any branches in the PRC should pay an enterprise income tax in connection with their income from the PRC at the tax rate of 10%. The Enterprise Income Tax Law and its implementation rules permit certain High and New Technologies Enterprises to enjoy a reduced 15% enterprise income tax rate subject to these enterprises meeting certain qualification criteria.

The Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies promulgated by the SAT, on April 22, 2009, taking effect on January 1, 2008, and last amended on December 29, 2017, sets out the standards and procedures for determining whether the “de facto management body” of an enterprise registered outside of mainland China and controlled by mainland Chinese enterprises or mainland Chinese enterprise groups is located within mainland China. On July 27, 2011, the SAT issued a trial version of the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises, which took effect on September 1, 2011 and was last amended in June 2018, to clarify certain issues in the areas of resident status determination, post-determination administration and competent tax authorities’ procedures. The PRC Enterprise Income Tax Law and the implementation rules provide that an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” and gains derived by such investors, which (a) do not have an establishment or place of business in the PRC or (b) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within the PRC. Such income tax on the dividends may be reduced pursuant to a tax treaty between the PRC and other jurisdictions. Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, promulgated by the SAT on August 21, 2006, and other applicable PRC laws, if a Hong Kong resident enterprise is the beneficial owner of the dividends and is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from in-charge tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties promulgated by the SAT and taking effect on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. The SAT promulgated the Notice on Issues Concerning “Beneficial Owners” in Tax Treaties in February 2018, which took effect in April 2018 and provided that in determining whether a non-resident enterprise has the status as a beneficial owner, comprehensive analysis shall be conducted based on the factors listed therein and the actual circumstances of the specific case shall be taken into consideration.

Business Tax and Value-added Tax

Before August 2013 and pursuant to then applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay business tax at the rate of 5% on the revenues generated from providing services. However, if the services provided are related to technology development and transfer, the business tax may be exempted subject to approval by the relevant tax authorities.

Since January 1, 2012, the Ministry of Finance and the SAT have implemented the Pilot Plan for Imposition of Value-added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes value-added tax, or the VAT, in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the implementation circulars released by the Ministry of Finance and the SAT on the VAT Pilot Plan, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. According to the Notice of the Ministry of Finance and

the SAT on Implementing the Pilot Program of Replacing Business Tax with Value-added Tax in an All-round Manner promulgated by the Ministry of Finance and the SAT and taking effect on May 1, 2016, entities and individuals engaging in the sale of services, intangible assets or fixed assets in the PRC are required to pay VAT instead of business tax.

According to the Provisional Regulations on Value-added Tax promulgated by the State Council on December 13, 1993 and last amended on November 19, 2017, and the Implementing Rules of the Provisional Regulations on Value-added Tax promulgated by the Ministry of Finance on December 25, 1993 and last amended on October 28, 2011, all taxpayers selling goods, providing processing, repairing or replacement services or importing goods within the PRC shall pay VAT. On April 4, 2018, the Ministry of Finance and the SAT issued the Circular on Adjustment of VAT Rates, which took effect on May 1, 2018. According to the abovementioned circular, the taxable goods previously subject to VAT rates of 17% and 11% respectively became subject to lower VAT rates of 16% and 10% respectively starting from May 1, 2018. Furthermore, according to the Announcement on Relevant Policies for Deepening VAT Reform jointly promulgated by the Ministry of Finance, the SAT and the General Administration of Customs, which took effect on April 1, 2019, the taxable goods previously subject to VAT rates of 16% and 10% respectively became subject to lower VAT rates of 13% and 9% respectively starting from April 1, 2019.

Regulations Relating to M&A and Overseas Listing

On August 8, 2006, six PRC regulatory agencies including the Ministry of Commerce, the China Securities Regulatory Commission, or the CSRC, and SAFE, issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which took effect on September 8, 2006 and was amended on June 22, 2009. Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe the increased capital of a domestic company, and thus changing the nature of the domestic company into a foreign-invested enterprise; or when the foreign investors establish a foreign-invested enterprise in the PRC, purchase the assets of a domestic company and operate the assets; or when the foreign investors purchase the asset of a domestic company, establish a foreign-invested enterprise by injecting such assets and operating the assets. The M&A Rules purport, among other things, to require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange.

MANAGEMENT

Directors and Executive Officers*

The following table sets forth certain information relating to our directors and executive officers as of the date of this prospectus.

Name	Position	Age	Date of appointment as Director	Date of joining our Company	Role and responsibility

Xiaopeng He	Co-founder, Chairman of the Board, Executive, Director and Chief Executive Officer	43	December 27, 2018	January 2015	Overall strategic planning and business decision making; member of the compensation committee; member of the nomination committee

Heng Xia	Co-founder, Executive Director and President	37	December 27, 2018	January 2015	Core strategic planning and overall management of automotive-related areas of the Company

Jun Chen	Non-executive Director	47	November 17, 2020	November 2020	Providing professional opinion and judgment to the board

Qin Liu	Non-executive Director	48	September 12, 2019	February 2018	Providing professional opinion and judgment to the board

Ji-Xun Foo	Non-executive Director	53	September 12, 2019	January 2018	Providing professional opinion and judgment to the board; member of the audit committee

Fei Yang	Non-executive Director	63	September 12, 2019	April 2018	Providing professional opinion and judgment to the board

Donghao Yang	Independent Non-executive Director	49	August 26, 2020	August 2020	Providing independent opinion and judgment to the board; chairperson of the audit committee; chairperson of the corporate governance committee

Name	Position	Age	Date of appointment as Director	Date of joining our Company	Role and responsibility

Fang Qu	Independent Non-executive Director	37	Listing Date	Listing Date	Providing independent opinion and judgment to the board; chairperson of the compensation committee; member of the nomination committee; member of the corporate governance committee

HongJiang Zhang	Independent Non-executive Director	60	Listing Date	Listing Date	Providing independent opinion and judgment to the board; chairperson of the nomination committee; member of the audit committee; member of the compensation committee; member of the corporate governance committee

Hongdi Brian Gu	Honorary Vice Chairman of the Board and President	48		March 2018	Overseeing global strategy, finance, legal, investments, information technologies and administrative functions of the Company

Tao He	Co-founder and Senior Vice President	35		January 2015	Overseeing overall research and development function of automotive-related areas of the Company and management of the direct sales and services functions of the Company

Qinghong Liao	Chief Human Resources Officer and Vice President of Sales and Services	46		May 2018	Overseeing the human resources function and the sales, marketing and services functions of the Company

Hsueh-Ching Lu	Vice President of Finance and Accounting	57		June 2019	Overseeing the financial management function of the Company

Name	Position	Age	Date of appointment as Director	Date of joining our Company	Role and responsibility

Xinzhou Wu	Vice President of Autonomous Driving	45		December 2018	Overseeing the autonomous driving function of the Company, including strategic formulation of autonomous driving technologies

Yu Ji	Vice President of Internet	41		January 2016	Overseeing the internet function of the Company, including product and technology planning of internet-related areas of the Company

Jack Han Xu	Vice President of Automotive Research and Development	70		June 2017

Overseeing the automotive research and development function of the Company, including automotive technology planning, as well as product design and technology research and development of Smart EV platforms of the Company

Ping Jiang	Vice President of Manufacturing	65		May 2019	Overseeing the production and manufacturing functions of the Company, including the operation of the manufacturing and engineering center of the Company

Minghui Liu	Vice President of Powertrain	53		August 2017	Overseeing the powertrain function of the Company, including strategic planning and research and development of powertrain-related areas of the Company

Note:

*

As of June 18, 2021, Hongdi Brian Gu and Tao He are directors of the Company. Each of them will resign from directorship with effect from the Listing and the appointment of Fang Qu and HongJiang Zhang as independent non-executive directors will become effective at the same time. The replacement of two executive directors with two independent non-executive directors would allow us to meet the requirements under Rules 3.10(1) and 3.10A of the Hong Kong Listing Rules that our Board shall include at least three independent non-executive directors, who shall represent at least one-third of our Board. Notwithstanding their resignations from our Board, Hongdi Brian Gu will continue to serve as our honorary vice chairman of the Board and president, and Tao He will continue to serve as our senior vice president. Subject to our articles of association and the applicable laws and regulations, if any casual vacancy arises on the Board after the Listing due to the departure of a non-executive director or executive director, the Board may appoint Hongdi Brian Gu or Tao He to fill such vacancy.

Xiaopeng He, aged 43, is our co-founder, executive director, chairman of the board and chief executive officer. Mr. He currently holds directorships in other members of the Company.

Prior to serving as chairman and chief executive officer of our Company, Mr. He served at Alibaba Group, a public company listed on the NYSE (symbol: BABA) and the Hong Kong Stock Exchange (stock code: 9988), from June 2014 to August 2017, including serving as the president of Alibaba mobile business group, chairman of Alibaba Games and president of Tudou.com. In 2004, Mr. He co-founded UCWeb Inc., a Chinese mobile internet company that provides mobile internet software technology and services, and served as the president of product from January 2005 to June 2014. In June 2014, UCWeb Inc. was acquired by Alibaba Group.

Mr. He previously served as an independent director and a member of the audit committee of HUYA Inc., a game live streaming platform company in China listed on the NYSE (symbol: HUYA) from May 2018 to May 2020.

Mr. He received his bachelor’s degree in computer science from South China University of Technology in July 1999. Mr. He obtained the qualification certificate of senior economist (technology entrepreneur) in business administration issued by the Human Resources and Social Security Department of Guangdong Province in January 2020.

Heng Xia, aged 37, is our co-founder, executive director and president. Mr. Xia currently holds various positions in other members of the Company, including director, legal representative and senior manager.

Prior to founding our Company, Mr. Xia worked at the research and development center of Guangzhou Automobile Group Co., Ltd., or GAC, a China-based automotive manufacturing company listed on the Hong Kong Stock Exchange (stock code: 2238) and the Shanghai Stock Exchange (stock code: 601238) from 2008 to 2014, where he was responsible for the development of control systems for NEVs and smart vehicles.

Mr. Xia received his master’s degree in mechanical engineering and bachelor’s degree in automotive engineering from Tsinghua University in June 2008 and July 2006 respectively. Mr. Xia obtained the qualification certificate of senior engineer (technology entrepreneur) in mechanical engineering issued by the Human Resources and Social Security Department of Guangdong Province in January 2020.

Jun Chen, aged 47, is a non-executive director.

Mr. Chen has worked at Alibaba Group since 2011, and currently serves as a senior vice president of Alibaba Group’s Strategic Advisory Department. Previously, he was in charge of strategic investments by Alibaba Group in various types of companies, including high-growth private companies and public companies listed in the PRC and overseas. The portfolio companies he manages cover a wide spectrum of industries in the Alibaba ecosystem including ecommerce, new retail, cloud/hitech, logistics, local life, healthcare, entertainment, innovation and funds. He has more than 20 years of experience in investment, strategy management, strategic market development, and business and financial advisory services. Prior to joining Alibaba Group in 2011, Mr. Chen worked for SAP SE, a Fortune 500 high-tech software company, from 1999 to 2011, taking roles including strategic adviser in the office of chief executive officer and industry director. From 1995 to 1998, he worked as an auditor for Arthur Andersen Consulting Co. Ltd.

Mr. Chen has served as a director of Best Inc., a company listed on the NYSE (symbol: BEST), since January 2015, and a director of Singapore Post Limited, a company listed on the Singapore Stock Exchange (stock code: S08), since July 2014. He also previously served as a director of Sun Art Retail Group Limited, a company listed on the Hong Kong Stock Exchange (stock code: 6808) from January 2018 to December 2020.

Mr. Chen received his executive master of business administration (EMBA) degree from INSEAD in December 2005.

Qin Liu, aged 48, is a non-executive director.

Mr. Liu co-founded and has served as managing director of 5Y Capital (formerly known as Morningside Venture Capital) since June 2007. 5Y Capital provides advisory service to various funds and Mr. Liu has served as a director in both public and non-public portfolio companies of such funds. Prior to that, he served in various roles, including as a business development director for investment at Morningside IT Management Services (Shanghai) Co., Ltd.

Mr. Liu has served as a director of JOYY Inc., a China-based technology company listed on the NASDAQ (symbol: YY), since June 2008. He has also served as a director of Xiaomi Corporation, a technology company listed on the Hong Kong Stock Exchange (stock code: 1810.HK), since May 2010, and a director of Agora, Inc., a company listed on the NASDAQ (symbol: API), since December 2014.

Mr. Liu received his master’s degree in business administration from China Europe International Business School in April 2000, and his bachelor’s degree in industrial electrical automation from University of Science and Technology Beijing in July 1993.

Ji-Xun Foo, aged 53, is a non-executive director.

Mr. Foo has served as a managing partner at GGV Capital, a venture capital firm, since 2006. From 2000 to 2005, Mr. Foo worked at Draper Fisher Jurvetson ePlanet Ventures L.P., a venture capital fund, and last served as a director. From 1996 to 2000, he served as a manager of the Finance and Investment Division of the National Science and Technology Board of Singapore. From 1993 to 1996, Mr. Foo served as the leader of a research and development project at Hewlett-Packard, an information technology company listed on the NYSE (symbol: HPQ).

Mr. Foo has served as a director of Baidu, Inc., a company listed on the NASDAQ (symbol: BIDU) and the Hong Kong Stock Exchange (stock code: 9888) since July 2019.

Mr. Foo received his master of science degree in management of technology in January 1997 and his bachelor’s degree with first class honors in engineering in June 1993 from the National University of Singapore.

Fei Yang, aged 63, is a non-executive director. He currently also holds directorship in a member of the Company.

Mr. Yang had served as a partner of IDG Capital, an investment and asset management firm, from 1997 to 2018, and had experience in finance, capital operations, mergers and acquisitions. From 1994 to 1997, Mr. Yang served as a director of the Initial Public Offering Division of the China Securities Regulatory Commission Guangdong Bureau. From 1989 to 1994, he served as a director of the Consultant Division of Guangdong Foreign Trade and Economy Institute, where he specialized in economic research. From 1984 to 1986, Mr. Yang worked at the Jinan Municipal Environmental Protection Bureau. From 1982 to 1984, he worked at the Shandong Academy of Agricultural Sciences as a researcher.

Mr. Yang received his master’s degree in environmental geography and his bachelor’s degree in geography from Sun Yat-sen University in July 1989 and October 1982, respectively.

Donghao Yang, aged 49, is an independent non-executive director.

Mr. Yang has served as a director of Yatsen Holding Limited, a company listed on the NYSE (symbol: YSG), since July 2020 and the chief financial officer of Yatsen Holding Limited since November 2020. Mr. Yang has served as a director of Vipshop Holdings Ltd., a company listed on the NYSE (symbol: VIPS), since November 2020 and served as the chief financial officer of Vipshop Holdings Ltd. from August 2011 to November 2020. From 2010 to 2011, he served as the chief financial officer of Synutra International Inc., a company listed on the NASDAQ (symbol: SYUT). From 2007 to 2010, Mr. Yang served as the chief financial officer of Greater China of Tyson Foods, Inc., a company listed on the NYSE (symbol: TSN). From 2003 to 2007, Mr. Yang served as a finance director of Valmont Industries (China) Co., Ltd, a subsidiary of Valmont Industries, Inc., a company listed on the NYSE (symbol: VMI).

Mr. Yang acquired corporate governance experience through his positions as a chief financial officer and director of Vipshop Holdings Ltd. and also as the chief financial officer of Synutra International Inc. and Greater China of Tyson Foods, Inc. His corporate governance experience includes, among others, (i) reviewing, monitoring and implementing companies’ policies, practices and compliance, (ii) facilitating effective communication between the board of directors and management, (iii) reviewing related party transactions, and (iv) understanding the duty of directors to act in the best interests of the company and the shareholders as a whole.

Mr. Yang received his master’s degree in business administration from Harvard Business School in June 2003, and his bachelor’s degree in international economics from Nankai University in July 1993.

Fang Qu, aged 37, has been appointed as our independent non-executive director and her appointment will take effect from the Listing Date.

Prior to joining our Company, Ms. Qu co-founded lifestyle community platform Xiaohongshu in 2013. She devoted herself to the development and leadership of Xiaohongshu and was responsible for Xiaohongshu’s management, strategic partnerships, new business opportunities, and external affairs, and also participated in strategic planning as well as investments and acquisitions. Under her leadership, Xiaohongshu grew from a startup company into one of the important lifestyle community platforms in China. From 2008 to 2013, she managed different business units in Shanghai and Wuhan for a wholly-owned Norwegian entity under Wenao Culture. Prior to working at Wenao Culture, she joined the Bertelsmann Group where she led the marketing segment for its publishing business.

Ms. Qu obtained corporate governance experience in the course of her startup and entrepreneurship experience of developing and leading Xiaohongshu. Her corporate governance experience includes, among others, (i) monitoring and implementing internal control systems, (ii) updating and optimizing corporate governance policies, and (iii) regular communication with the board of directors and shareholders.

Ms. Qu received her bachelor’s degree in international journalism and communication from Beijing Foreign Studies University in July 2006.

HongJiang Zhang, aged 60, has been appointed as our independent non-executive director and his appointment will take effect from the Listing Date.

Dr. Zhang has served as the chairman of the board of Beijing Academy of Artificial Intelligence since December 2018, a senior adviser of Carlyle Group since May 2018 and a venture partner at Source Code Capital since December 2016. From October 2011 to November 2016, he served as the chief executive officer and an executive director of Kingsoft Corporation Limited, a company listed on the Hong Kong Stock Exchange (stock code: 3888), and as the founder and chief executive officer of Kingsoft Cloud Holdings Limited, a company listed on the NASDAQ (symbol: KC). From April 1999 to October 2011, Dr. Zhang served as chief technology officer of the Microsoft Asia-Pacific Research and Development Group. Dr. Zhang was appointed as a Microsoft Distinguished Scientist in 2010.

Dr. Zhang has served as an independent director of Zepp Health Corp., a company listed on the NYSE (symbol: ZEPP), since February 2018, and an independent non-executive director and chairman of AAC Technologies Holding Inc., a company listed on the Hong Kong Stock Exchange (stock code: 2018), since January 2019 and May 2020, respectively. He has also served as an independent non-executive director of BabyTree Group, a company listed on the Hong Kong Stock Exchange (stock code: 1761), since November 2018, and an independent director of Digital China Group Co., Ltd., a company listed on the Shenzhen Stock Exchange (stock code: 000034) since September 2017.

Dr. Zhang has accumulated extensive corporate governance experience through his positions as an independent non-executive director and independent director of Zepp Health Corp., AAC Technologies Holding Inc., BabyTree Group and Digital China Group Co., Ltd. His corporate governance experience includes, among others, (i) reviewing, monitoring and providing recommendations as to companies’ policies, practices and compliance, (ii) facilitating effective communication between the board of directors and management, (iii) reviewing and opining on connected transactions, and (iv) understanding the requirements of the Hong Kong Listing Rules and directors’ duty to act in the best interests of the company and the shareholders as a whole.

Dr. Zhang received his Ph.D. in electronic engineering from Technical University of Denmark in October 1991, and his bachelor of science degree in radio electronics from Zhengzhou University in July 1982.

Hongdi Brian Gu, aged 48, is our honorary vice chairman of the Board and president. Dr. Gu currently holds directorships in other members of the Company.

Prior to joining our Company, Dr. Gu worked at J.P. Morgan Chase from 2004 to 2018 and held positions including managing director and chairman of J.P. Morgan Chase Asia Pacific Investment Bank.

Dr. Gu previously served as a director of Uxin Limited, a company listed on the NASDAQ (symbol: UXIN) from June 2018 to June 2019.

Dr. Gu received his Ph.D. in biochemistry from the University of Washington in August 1997, his master’s degree in business administration from Yale University in May 1999, and his bachelor’s degree in chemistry from the University of Oregon in June 1993.

Tao He, aged 35, is our co-founder and senior vice president. Mr. He currently holds various positions in other members of the Company, including director and supervisor.

Prior to founding our Company, Mr. He worked at the research and development center of GAC from 2011 to 2015, where he built an autonomous driving team, and he was responsible for the development of new energy control systems and involved in the development of GAC’s first model of NEV.

Mr. He received his master’s degree in power engineering and engineering thermophysics from Tsinghua University in January 2011, and his bachelor’s degree in automotive engineering from Tsinghua University in July 2008. Mr. He obtained the qualification certificate of senior engineer (technology entrepreneur) in mechanical engineering issued by the Human Resources and Social Security Department of Guangdong Province in January 2020.

Qinghong Liao, aged 46, is our chief human resources officer and vice president of sales and services.

Prior to joining our Company, Mr. Liao served in various roles, including senior vice president, the president of human resources and the president of smart hardware at Qihoo 360 Technology Co. Ltd., a China-based internet security company listed on Shanghai Stock Exchange (stock code: 601360) from April 2016 to April 2018. From October 1998 to March 2016, he served in various roles, including software engineer, president of software research and development management department and president of software human resources department, at Huawei Technologies Co., Ltd.

Mr. Liao received his bachelor’s degree in computer science and computer application technology from Northwestern Polytechnical University in July 1997.

Hsueh-Ching Lu, aged 57, is our vice president of finance and accounting.

Prior to joining our Company, Mr. Lu was the financial director of Zhengzhou Yutong Bus Co. Ltd., a China-based company listed on the Shanghai Stock Exchange (stock code: 600066) from 2016 to 2019. From April 2016 to September 2016, he served as the chief financial officer of Greater China of Ford Motor Company. From 2010 to 2016, Mr. Lu served as the chief financial officer and the controller and head of project management department of Jiangling Motors Co., Ltd., a China-based company listed on the Shenzhen Stock Exchange (stock code: 000550). From 2006 to 2010, he served as the operating finance director of Chang’An Ford Mazda Automobile Co., Ltd. From 1989 to 2006, Mr. Lu served in various roles, primarily including controller of technology operations, controller relating to accounting, tax, legal and after-sales business, and associate of planning department, at Ford Lio Ho Motor Company, Ltd., an automotive manufacturing company in Taiwan.

Mr. Lu received his executive master of business administration degree from National Central University in Taiwan in June 2002 and his bachelor’s degree in business administration from Chung Yuan Christian University in Taiwan in June 1986.

Xinzhou Wu, aged 45, is our vice president of autonomous driving and the director of our autonomous driving center. He also currently serves as a director and chief executive officer of a member of our Company.

Prior to joining our Company, Dr. Wu was a senior director of engineering and the head of the autonomous driving/ADAS team at Qualcomm Incorporated, a company listed on the NYSE (symbol: QCOM). He served at Qualcomm Incorporated from January 2006 to November 2018 and has taken many leadership roles in various research and development projects during his tenure at Qualcomm Incorporated. He is well recognized for his many contributions in autonomous driving, precise localization and mapping, vehicle-to-everything (V2X), communications and wireless networking in industrial and academic society. From 2005 to 2006, Dr. Wu served as a member of research team of Flarion Technologies Inc., a wireless technology company acquired by Qualcomm Incorporated in 2006.

Dr. Wu received his Ph.D. in electric engineering from University of Illinois at Urbana-Champaign in December 2004, his master’s degree in electric engineering from University of Illinois at Urbana-Champaign in May 2000 and his bachelor’s degree in electric engineering from Tsinghua University in June 1998.

Yu Ji, aged 41, is our vice president of internet. He also currently serves as a supervisor of a member of our Company.

Prior to joining our Company, Mr. Ji was the chief executive officer of Shanghai Youzhu Information Technology Co., Ltd., a China-based technology company from 2015 to 2016. From 2010 to 2015, he served as the director of the innovative business department under the game center of UCWeb Inc. From 2004 to 2010, Mr. Ji served as the director of the wireless technology laboratory of Tencent Holdings Ltd., a technology company listed on the Hong Kong Stock Exchange (stock code: 0700).

Mr. Ji received his bachelor’s degree in hydraulic and hydroelectric engineering from Huazhong University of Science and Technology in June 2002.

Jack Han Xu, aged 70, is our vice president of automotive research and development.

Prior to joining our Company, Dr. Xu was a vice president of NIO Inc. (US Center), a China-based EV company listed on the NYSE (symbol: NIO), from 2016 to 2017. From 2014 to 2016, he served as the vice president of Fisker Automotive (currently known as Karma Automotive), a maker of luxury hybrid electric vehicles. From 2009 to 2014, Dr. Xu served as the chief engineer of the Research and Development Center of GAC. From 2008 to 2009, he served as the chief engineer of AVL List GmbH (US Campus), an Austria-based company that provides the development, simulation and testing of powertrain systems. From 2007 to 2008, Dr. Xu served as the director of Hong Kong Automotive Parts and Accessory Systems Research and Development Center. From 1996 to 2007, he served in various roles, including manager and technical expert in the electric powertrain department at Ford Motor Company. From 1994 to 1996, Dr. Xu served as a senior controls engineer of the brake system department of the Continental AG based in the United States.

Dr. Xu completed his postdoctoral research in control engineering at the School of Aeronautics and Astronautics of Purdue University in April 1991, received his Ph.D. in automation from Swiss Federal Institute of Technology in Zurich in March 1989 and his bachelor’s degree in industrial automation from Huazhong University of Science and Technology in January 1982. Dr. Xu obtained the qualification certificate of senior engineer in mechanical automation issued by Human Resources and Social Security Department of Guangdong Province in June 2020.

Ping Jiang, aged 65, is our vice president of manufacturing.

Prior to joining our Company, Mr. Jiang was a vice president of NIO Inc. from 2016 to 2019. From 2013 to 2016, he served as a vice president of GAC. From 2010 to 2013, Mr. Jiang serviced as an executive vice president of GAC Fiat Chrysler Automobiles Co., Ltd. From 2007 to 2010, he served as a deputy general manager of GAC. From 2001 to 2007, Mr. Jiang served as a deputy general manager at Guangzhou Honda Automobile Co., Ltd. From 2000 to 2001, he served as a vice chairman and general manager at GAC Component Co., Ltd. From 1986 to 2000, Mr. Jiang served in various roles, including clerk of research department, procurement vice manager and deputy general manager in charge of sales, at Guangzhou Peugeot Automobile Company.

Mr. Jiang completed his business administration training under a joint education program from Jilin University of Technology and Coventry University in April 2000, received his master’s degree in internal combustion engine from Hunan University in December 1985, and received his bachelor’s degree in internal combustion engine from Hunan University in July 1982. Mr. Jiang obtained the qualification certificate of senior mechanical and electrical engineer issued by Guangzhou Municipal Human Resources and Social Security Bureau in April 2014.

Minghui Liu, aged 53, is our vice president of powertrain.

Prior to joining our Company, Dr. Liu worked at China FAW Group Co., Ltd., a China-based automotive manufacturing company from 1992 to 2017. Dr. Liu became a vice president of the technology research institute of China FAW Group Co., Ltd. in 2016.

Dr. Liu has served as a director of Beijing Easpring Material Technology Co., Ltd., a company listed on the Shenzhen Stock Exchange (stock code: 300073) since April 2021.

Dr. Liu received his Ph.D. in automotive engineering from Jilin University in June 2005, his master’s degree in automotive design and manufacturing and his bachelor’s degree in automotive from Jilin University of Technology in March 1992 and July 1989, respectively. Dr. Liu obtained the qualification certificate of senior engineer in automotive issued by the Human Resources and Social Security of Jilin Province in January 2014.

Joint Company Secretaries

Yeqing Zheng, aged 38, has been appointed as our joint company secretary taking effect before the Listing. Mr. Zheng joined our Company in November 2020 and has since served as the international general counsel and the compliance officer of the Company. Prior to joining our Company, Mr. Zheng worked at Sullivan & Cromwell LLP from November 2009 to November 2020, during which he served as an associate and last served as special counsel. Mr. Zheng was admitted to the New York Bar in March 2010. Mr. Zheng received his juris doctor degree from Yale University in June 2009, his master of environmental management degree from Yale University in May 2006, and his bachelor of environmental engineering degree from Tsinghua University in July 2004.

Ming Wai Mok, aged 51, has been appointed as our joint company secretary taking effect before the Listing. Ms. Mok is an executive director of Corporate Services of Tricor Services Limited, a global professional services provider specializing in integrated business corporate and investor services. Ms. Mok has over 25 years of experience in the corporate secretarial field. She has been providing professional corporate services to Hong Kong listed companies as well as multinational, private and offshore companies. Ms. Mok is a chartered secretary and a fellow of both The Hong Kong Institute of Chartered Secretaries and The Chartered Governance Institute (formerly The Institute of Chartered Secretaries and Administrators). She obtained a master degree of science in applied accounting and finance from the Hong Kong Baptist University in 2011. She is currently a joint company secretary of Sihuan Pharmaceutical Holdings Group Ltd., a company listed on the Stock Exchange (stock code: 0460).

Board of Directors

Upon Listing, our board of directors will consist of nine directors, including two executive directors, four non-executive directors and three independent non-executive directors. Under our current memorandum and articles of association, a director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract or any proposed contract or arrangement in which he is interested, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered, provided (a) such director has declared the nature of his interest at the meeting of the board at which the question of entering into the contract or arrangement is first considered if he knows his interest then exists, or in any other case at the first meeting of the board after he knows he is or has become so interested, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service. Upon Listing, the Company has undertaken to the Hong Kong Stock Exchange to comply with the Hong Kong Listing Rules such that, subject to such exceptions specified in the articles of association of the Company as the Hong Kong Stock Exchange may approve, a director shall not vote on any board resolution approving any contract or arrangement or any other proposal in which he or any of his close associates has a material interest nor shall he be counted in the quorum present at the meeting. For details of the proposed amendments of memorandum and articles of association, see “Description of Share Capital – Proposed Amendments of Memorandum and Articles of Association.”

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	conducting and managing the business of our company;

•	representing our company in contracts and deals;

•	appointing attorneys for our company;

•	select senior management such as managing directors and executive directors;

•	providing employee benefits and pension;

•	managing our company’s finance and bank accounts;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	exercising any other powers conferred by the shareholders meetings or under our memorandum and articles of association, as amended and restated from time to time.

Terms of Directors and Executive Officers

Our directors may be elected by an ordinary resolution of our shareholders, pursuant to our current memorandum and articles of association. Each of our directors will hold office until his or her successor takes office or until his or her earlier death, resignation or removal or the expiration of his or her term as provided in the written agreement with our company, if any. A director will cease to be a director if, among other things, the director (i) dies, or becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated. Our officers are elected by and serve at the discretion of the board of directors.

Pursuant to our current memorandum and articles of association, Taobao China Holding Limited, a wholly-owned subsidiary of Alibaba, is entitled to appoint one director to our board and remove such director, provided, however, in the event that Taobao China Holding Limited, together with its affiliates, ceases to hold at least 10% of our issued and outstanding shares, such director appointment and removal right will be terminated. Taobao China Holding Limited undertakes not to exercise the right of director appointment and removal, subject to, the Listing becoming effective. For more details, See “Description of Share Capital—Conversion of Class C Ordinary Shares.”

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The nominating and corporate governance committee will be re-designated and separated into (i) the nomination committee and (ii) the corporate governance committee with effect from Listing. We have adopted a charter for each of the committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee currently consists of Mr. Donghao Yang, Mr. Qin Liu and Mr. Ji-Xun Foo. Mr. Donghao Yang is the chairperson of our audit committee. Mr. Donghao Yang satisfy the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Mr. Donghao Yang, Mr. Qin Liu and Mr. Ji-Xun Foo satisfies the requirements for an “independent director” within the meaning of Section 303A of the NYSE Listed Company Manual and will meet the criteria for independence set forth in Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act.

Upon Listing, our audit committee will consist of Mr. Donghao Yang, Dr. HongJiang Zhang and Mr. Ji-Xun Foo. For the avoidance of doubt, the appointment of Dr. HongJiang Zhang to our audit committee will take effect upon Listing. Mr. Donghao Yang is the chairperson of our audit committee. Mr. Donghao Yang satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of

Mr. Donghao Yang, Dr. HongJiang Zhang and Mr. Ji-Xun Foo satisfies the requirements for an “independent director” within the meaning of Section 303A of the NYSE Listed Company Manual and will meet the criteria for independence set forth in Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act.

The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our audit committee is responsible for, among other things:

•	selecting the independent auditor;

•	pre-approving auditing and non-auditing services permitted to be performed by the independent auditor;

•

annually reviewing the independent auditor’s report describing the auditing firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and our company;

•	setting clear hiring policies for employees and former employees of the independent auditors;

•	reviewing with the independent auditor any audit problems or difficulties and management’s response;

•	reviewing and, if material, approving all related party transactions on an ongoing basis;

•	reviewing and discussing the annual audited financial statements with management and the independent auditor;

•	reviewing and discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

•	reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

•	discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

•	discussing policies with respect to risk assessment and risk management with management, internal auditors and the independent auditor;

•

timely reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the independent auditor and management;

•

establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

•	meeting separately, periodically, with management, internal auditors and the independent auditor; and

•	reporting regularly to the full board of directors.

Compensation Committee

Our compensation committee currently consists of Mr. Xiaopeng He, Mr. Qin Liu and Mr. Ji-Xun Foo. Mr. Xiaopeng He is the chairperson of our compensation committee. Each of Mr. Qin Liu and Mr. Ji-Xun Foo satisfies the requirements for an “independent director” within the meaning of Section 303A of the NYSE Listed Company Manual.

Upon Listing, our compensation committee will consist of Mr. Xiaopeng He, Ms. Fang Qu and Dr. HongJiang Zhang. The chairperson of our compensation committee upon Listing will be Ms. Fang Qu. For the avoidance of doubt, the appointment of Ms. Fang Qu and Dr. HongJiang Zhang to our compensation committee will take effect upon Listing. Each of Ms. Fang Qu and Dr. HongJiang Zhang satisfies the requirements for an “independent director” within the meaning of Section 303A of the NYSE Listed Company Manual.

Our compensation committee is responsible for, among other things:

•	reviewing, evaluating and, if necessary, revising our overall compensation policies;

•	reviewing and evaluating the performance of our directors and senior officers and determining the compensation of our senior officers;

•	reviewing and approving our senior officers’ employment agreements with us;

•	setting performance targets for our senior officers with respect to our incentive—compensation plan and equity-based compensation plans; and

•

administering our equity-based compensation plans in accordance with the terms thereof; and such other matters that are specifically delegated to the remuneration committee by our board of directors from time to time.

Nomination Committee

The existing nominating and corporate governance committee of the Company will be re-designated and separated into (i) the nomination committee and (ii) the corporate governance committee with effect from Listing. Upon Listing, our nomination committee will consist of Mr. Xiaopeng He, Ms. Fang Qu and Dr. HongJiang Zhang. For the avoidance of doubt, the appointment of Ms. Fang Qu and Dr. HongJiang Zhang to our nomination committee will also take effect upon Listing. The chairperson of the nomination committee upon Listing will be Dr. HongJiang Zhang. Each of Ms. Fang Qu and Dr. HongJiang Zhang satisfies the requirements for an “independent director” within the meaning of Section 303A of the NYSE Listed Company Manual. The primary duties of the nomination committee are, among other things, to make recommendations to the board regarding the appointment of directors and board succession.

Corporate Governance Committee

The existing nominating and corporate governance committee will be re-designated and separated into (i) the nomination committee and (ii) the corporate governance committee with effect from Listing. Upon Listing, our corporate governance committee will consist of Mr. Donghao Yang, Ms. Fang Qu and Dr. HongJiang Zhang. For the avoidance of doubt, the appointment of Mr. Donghao Yang, Ms. Fang Qu and Dr. HongJiang Zhang to our corporate governance committee will also take effect upon Listing. The chairperson of the corporate governance committee upon Listing will be Mr. Donghao Yang. Each of Mr. Donghao Yang, Ms. Fang Qu and Dr. HongJiang Zhang satisfies the requirements for an “independent director” within the meaning of Section 303A of the NYSE Listed Company Manual.

Our corporate governance committee is responsible for, among other things:

•	Developing and reviewing our company’s policies and practices on corporate governance and make recommendations to the board;

•	Reviewing and monitoring the training and continuous professional development of directors and senior management;

•	Reviewing and monitoring our company’s policies and practices on compliance with legal and regulatory requirements;

•	Developing, reviewing and monitoring the code of conduct and compliance manual (if any) applicable to employees and directors;

•	Reviewing our company’s compliance with certain Hong Kong Listing Rules

•	Reviewing and monitoring whether the Company is operated and managed for the benefit of all of its shareholders;

•	Reviewing and monitoring the management of conflicts of interests and make a recommendation to the board on any matter where there is a potential conflict of interest

•	Reviewing and monitoring all risks related to the Company’s multiple class voting structure; and

•	Reporting on the work of the corporate governance committee on at least a half-yearly and annual basis covering all areas of its terms of reference.

Compensation of Directors and Executive Officers

In 2020, we paid aggregate cash compensation of RMB44.1 million to our directors and executive officers as a group.

The aggregate amount of compensation for our directors for the years ended December 31, 2018, 2019, 2020 and the three months ended March 31, 2021 were RMB3.4 million, RMB12.1 million, RMB440.1 million and RMB5.5 million (US$0.8 million), respectively.

The aggregate amount of compensation for the five highest paid individuals of the Company, excluding our directors, for the years ended December 31, 2018, 2019, 2020 and the three months ended March 31, 2021 were RMB37.5 million, RMB22.9 million, RMB95.2 million and RMB13.3 million (US$2.0 million), respectively.

Under the arrangement currently in force, the Company expects that the aggregate amount of compensation to be paid to our directors for the year ended December 31, 2021 will be approximately RMB16.3 million.

We did not pay any other cash compensation or benefits in kind to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. Our board of directors may determine compensation to be paid to the directors and the executive officers. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and the executive officers.

For information regarding share awards granted to our directors and executive officers, see “—Share Incentive Plan.”

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, our executive officers are typically employed for a specified time period. We may terminate employment for cause, at any time, without advance notice, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime, or serious breach of duty of loyalty to us. We may also terminate an executive officer’s employment without cause pursuant to applicable law of the jurisdiction where the executive officer is based. Executive officers typically may resign at any time with a 30-day advance written notice.

Executive officers have agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our business partners, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations.

In addition, executive officers have agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and for a period of time following the last date of employment. Specifically, executive officers have agreed not to (i) represent himself or herself as being in any way, connected with or interested in our business; (ii) be engaged in, or concerned directly or indirectly in any capacity, in any business concern which is in competition with our business; (iii) contact and influence our suppliers, customers or other third parties who have business relationships with us; or (iv) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the 12 months preceding such termination.

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we may agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Share Incentive Plan

In June 2020, XPeng Inc. adopted a share incentive plan, which was amended and restated in August 2020, or the Plan, which allows us to grant options, restricted shares, RSUs and other equity awards to our employees, directors and consultants. The maximum number of ordinary shares that may be subject to equity awards pursuant to the Plan, or the share reserve, was initially set at 161,462,100. If the share reserve falls below 4% of our total outstanding shares on the last day of a calendar year, the share reserve shall automatically be increased to 4% of our total outstanding shares on the January 1 immediately thereafter. We issued RSUs under the Plan to replace the options granted under the share incentive plan of Chengxing Zhidong. Therefore, the share incentive plan of Chengxing Zhidong was terminated.

Administration

The Plan is administered by the compensation committee. The administrator will determine the terms and conditions of each equity award.

Change in Control

In the event of a change in control, the administrators may accelerate the vesting, purchase of equity awards from holders and provide for the assumption, conversion or replacement of equity awards.

Term

Unless terminated earlier, the Plan will continue in effect for a term of ten years from the date of its adoption.

Award Agreements

Equity awards granted under the Plan are evidenced by award agreements that set forth the terms, conditions and limitations for each award, which must be consistent with the Plan.

Vesting Schedule

The vesting schedule of each equity award granted under the Plan will be set forth in the award agreement for such equity award.

Amendment and Termination

The Plan may at any time be amended or terminated with the approval of the board.

RSU Grants

As of June 18, 2021, 43,218,456 RSUs were outstanding, and shares underlying 13,550,190 of such RSUs have been issued to XPeng Fortune, which has been established for our share incentive plan. The vesting of these RSUs are contingent upon the completion of an initial public offering or change in control. The table below summarizes the outstanding RSUs granted to our directors and executive officers:

Name	Position	Ordinary Shares Underlying RSUs	Grant Date(1)
Hongdi Brian Gu	Honorary Vice Chairman of the Board and President	*	June 2020
Qinghong Liao	Chief Human Resource Officer and Vice President of Sales and Services	*	June 2020
Hsueh-Ching Lu	Vice President of Finance and Accounting	*	June 2020
Xinzhou Wu	Vice President of Autonomous Driving	*	June 2020
Yu Ji	Vice President of Internet	*	June 2020
Jihan Xu	Vice President of Automotive Research and Development	*	June 2020
Ping Jiang	Vice President of Manufacturing	*	June 2020
Minghui Liu	Vice President of Powertrain	*	June 2020

*	Less than 1% of our total outstanding shares on an as-converted basis.
(1)	The RSU was approved and granted in June 2020, as amended and restated in August 2020, and the exact grant dates of the RSUs was from January 1, 2017 to April 1, 2021.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of the date of this prospectus with respect to the beneficial ownership of our ordinary shares by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own 5.0% or more of our Class A ordinary shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

Success Sharing Development Holding Limited, or Success Sharing, was initially established to hold ordinary shares (i) for employees who are eligible to receive equity awards and (ii) on behalf of certain directors and members of the management. In June 2020, we completed a restructuring of Success Sharing by repurchasing and cancelling 137,202,575 Class A ordinary shares held by Success Sharing at par value and then issuing an aggregate of 54,403,400 ordinary shares to certain directors and members of the management, which is equivalent to the number of ordinary shares held by Success Sharing on behalf of such individuals. As part of the restructuring of Success Sharing, we also issued an aggregate of 33,349,070 Class A ordinary shares to XPeng Fortune, which is established for our share incentive plan.

The total number of ordinary shares outstanding as of the date of this prospectus is 1,606,667,646, comprising 998,203,046 Class A ordinary shares, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares and excluding 7,413,480 Class A ordinary shares reserved for future grants under our share incentive plan.

The total number of ordinary shares outstanding after completion of the Global Offering will be 1,691,667,646 comprising 1,281,821,510 Class A ordinary shares and 409,846,136 Class B ordinary shares, which is based upon (i) 998,203,046 Class A, 429,846,136 Class B and 178,618,464 Class C ordinary shares outstanding prior to the Global Offering; (ii) 85,000,000 Class A ordinary shares issued in connection with the Global Offering (assuming the option of the international underwriters to purchase additional Class A ordinary shares is not exercised); and (iii) all Class B ordinary shares beneficially owned by Mr. Tao He have been converted into Class A ordinary shares and all Class C ordinary shares held by Taobao China have been converted to Class A ordinary shares upon the completion of the Global Offering, but excludes (i) up to 43,218,456 Class A ordinary shares to be delivered upon the settlement of outstanding RSUs and (ii) 7,413,480 additional Class A ordinary shares reserved for future grants under our share incentive plan.

	Ordinary Shares Beneficially Owned Immediately Prior to the Global Offering					Ordinary Shares Beneficially Owned Immediately After the Global Offering
	Class A ordinary shares	Class B ordinary shares	Class C ordinary shares	% of total ordinary shares†	% of voting power††	Class A ordinary shares	% of total Class A ordinary shares	Class B ordinary shares	Class C ordinary shares	% of total ordinary shares†	% of voting power††
Directors and Executive Officers**:
Xiaopeng He(1)	—	348,708,257	—	21.7	56.3	—	—	348,708,257	—	20.6%	64.8%
Heng Xia(2)	12,580	61,137,879	—	3.8	9.9	12,580	*	61,137,879	—	3.6%	11.4%
Hongdi Brian Gu(3)	38,530,738	—	—	2.4	*	38,530,738	3.0%	—	—	2.3%	*
Tao He(4)	12,580	20,000,000	—	1.2	3.2	20,012,580	1.6%	—	—	1.2%	*
Jun Chen	—	—	—	—	—	—	—	—	—	—	—
Qin Liu	—	—	—	—	—	—	—	—	—	—	—
Ji-Xun Foo	—	—	—	—	—	—	—	—	—	—	—
Fei Yang	—	—	—	—	—	—	—	—	—	—	—
Donghao Yang	—	—	—	—	—	—	—	—	—	—	—
Qinghong Liao	*	—	—	*	*	*	*	—	—	*	*
Hsueh-Ching Lu	*	—	—	*	*	*	*	—	—	*	*
Xinzhou Wu	*	—	—	*	*	*	*	—	—	*	*
Yu Ji	*	—	—	*	*	*	*	—	—	*	*
Jihan Xu	*	—	—	*	*	*	*	—	—	*	*
Ping Jiang	*	—	—	*	*	*	*	—	—	*	*
Minghui Liu	*	—	—	*	*	*	*	—	—	*	*
All Directors and Executive Officers as a Group	49,587,194	429,846,136	—	29.8	70.2	69,587,194	5.4%	409,846,136	—	28.3%	77.4%

Principal Shareholders:
Simplicity and Respect entities(5)	—	348,708,257	—	21.7	56.3	—	—	348,708,257	—	20.6%	64.8%
Alibaba(6)	13,300,000	—	178,618,464	11.9	14.6	191,918,464	15.0%	—	—	11.3%	3.6%
IDG entity(7)	77,350,175	—	—	4.8	1.2	77,350,175	6.0%	—	—	4.6%	1.4%
Efficiency Investment Limited(2)	12,580	61,137,879	—	3.8	9.9	12,580	*	61,137,879	—	3.6%	11.4%
5Y Capital entities(8)	51,876,700	—	—	3.2	*	51,876,700	4.0%	—	—	3.1%	1.0%

*	Less than 1% of our total outstanding shares.
**	The business address for our directors and executive officers is No. 8 Songgang Road, Changxing Street, Cencun, Tianhe District, Guangzhou, Guangdong 510640, People’s Republic of China.
†

For each person and group included in this column, percentage ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group, including shares that such person or group has the right to acquire within 60 days after the date of this prospectus, by the sum of (i) the total number of ordinary shares issued and outstanding as of the date of this prospectus, and (ii) the number of ordinary shares that such person or group has the right to acquire beneficial ownership within 60 days after the date of this prospectus.

††

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A, Class B and Class C ordinary shares as a single class. In respect of matters requiring a shareholder vote, each Class A ordinary share is entitled to one vote, each Class B ordinary share is entitled to 10 votes and each Class C ordinary shares is entitled to five votes. Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances. Upon Listing, all Class C ordinary shares held by Taobao China will be converted into Class A ordinary shares on a one-on-one basis.

(1)

Represents (i) 327,708,257 Class B ordinary shares held by Simplicity Holding Limited, and (ii) 21,000,000 Class B ordinary shares held by Respect Holding Limited. Simplicity Holding Limited and Respect Holding Limited are further described in footnote 5 below. In addition, by May 26, 2021, Mr. He had also been deemed as the beneficial owner of the Class A ordinary shares held by XPeng Fortune, the number of which was 13,550,190 as of the same date, because Mr. He was entrusted with the voting power and joint dispositive power over such Class A ordinary shares. On May 27, 2021, the entrustment arrangement was terminated. Since then, Mr. He has no longer been entrusted with the voting power and joint dispositive power over the Class A ordinary shares held by XPeng Fortune, and therefore he has not been considered as being beneficially interested in the shares held by XPeng Fortune.

(2)

Represents (i) 61,137,879 Class B ordinary shares, and (ii) 12,580 Class A ordinary shares held by Efficiency Investment Limited. Efficiency Investment Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at the office of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. Efficiency Investment Limited is wholly owned by Mr. Heng Xia, who is deemed to be the beneficial owner of the shares held by Efficiency Investment Limited.

(3)

Represents (i) 6,036,778 Class A ordinary shares held by Hongdi Brian Gu, and (ii) 32,493,960 Class A ordinary shares held by Quack Holding Limited. Quack Holding Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at Craigmuir Chambers, Road Town, Tortola VG 1110, British Virgin Islands. Quack Holding Limited is wholly owned by Mr. Hongdi Brian Gu, who is deemed to be the beneficial owner of the shares held by Quack Holding Limited. Mr. Hongdi Brian Gu will resign from his directorship with effect from the Listing.

(4)

Represents (i) 20,000,000 Class B ordinary shares, and (ii) 12,580 Class A ordinary shares held by Quality Enterprises Limited. Quality Enterprise Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at the office of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. Quality Enterprises Limited is wholly owned by Mr. Tao He, who is deemed to be the beneficial owner of the shares held by Quality Enterprises Limited. Mr. Tao He will resign from his directorship with effect from the Listing, and all Class B ordinary shares held by Mr. Tao He will be converted into Class A ordinary shares on a one-on-one basis upon the Listing.

(5)

Represents (i) 327,708,257 Class B ordinary shares held by Simplicity Holding Limited, and (ii) 21,000,000 Class B ordinary shares held by Respect Holding Limited. Simplicity Holding Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at the office of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. Simplicity Holding Limited is wholly owned by Mr. Xiaopeng He, who is deemed to be the beneficial owner of the shares held by Simplicity Holding Limited. Respect Holding Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at the office of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG 1110, British Virgin Islands. Respect Holding Limited is wholly owned by Mr. Xiaopeng He, who is deemed to be the beneficial owner of the shares held by Respect Holding Limited. Simplicity Holding Limited and Respect Holding Limited are collectively referred to as Simplicity and Respect entities.

(6)

Represents (i) 178,618,464 Class C ordinary shares held by Taobao China Holding Limited, and (ii) 13,300,000 Class A ordinary shares represented by ADSs owned by Taobao China Holding Limited. Taobao China Holding Limited is a limited liability company incorporated under the laws of the Hong Kong with its registered office at 26/F. Tower One, Time Square, 1 Matheson Street, Causeway Bay, Hong Kong. Taobao China Holding Limited is a wholly-owned subsidiary of Alibaba Group Holding Limited, which is deemed to be the beneficial owner of the shares held by Taobao China Holding Limited. Alibaba Group Holding Limited is a public company listed on the New York Stock Exchange and Hong Kong Stock Exchange. Class C ordinary shares held by Taobao China Holding Limited will be converted to Class A ordinary shares on a one-on-one basis upon the completion of the Global Offering.

(7)

Represents 77,350,175 Class A ordinary shares held by Pacific Rays Limited. Pacific Rays Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at the office of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG 1110, British Virgin Islands. Pacific Rays Limited is wholly owned by Shanghai Keji Enterprise Management Partnership (LLP). Shanghai Keji Enterprise Management Partnership (LLP) is controlled by Tianjin Hexie Qingyu Investment Management Partnership (LLP), its general partner. Tianjin Hexie Qingyu Investment Management Partnership (LLP) is controlled by Xizang Qingyu Venture Capital Management Co., Ltd., its general partner. Xizang Qingyu Venture Capital Management Co., Ltd. is wholly owned by four individuals, including Kuiguang Niu, Dongliang Lin, Fei Yang and Jingbo Wang, who have the voting power and dispositive power over the shares held by Pacific Rays Limited. Pacific Rays Limited is referred to as the IDG entity.

(8)

Represents 51,876,700 Class A ordinary shares, including (i) 30,573,450 Class A ordinary shares held by Morningside TMT Holding IV Limited, (ii) 7,287,250 Class A ordinary shares held by Morningside Special IV Hong Kong Limited, (iii) 346,050 Class A ordinary shares held by Evolution Fund I Co- investment, L.P., (iv) 2,306,975 Class A ordinary shares held by Evolution Special Opportunity Fund I, L.P., and (v) 11,362,975 Class A ordinary shares held by CX TMT Holding IV Limited. Morningside TMT Holding IV Limited is a limited liability company incorporated under the laws of Hong Kong with its registered office at the Unit 402, 4th Floor, Fairmont House, No. 8 Cotton Tree Drive, Admiralty, Hong Kong. Morningside TMT Holding IV Limited is wholly-owned by Morningside China TMT Fund IV, L.P., or Morningside Fund IV, and Morningside China TMT Fund IV Co-Investment, L.P., or Morningside Fund IV Co-Investment. Morningside Fund IV and Morningside Fund IV Co-Investment are controlled by Morningside China TMT GP IV, L.P., their general partner, which, in turn, is controlled by TMT General Partner Ltd. its general partner. Morningside Special IV Hong Kong Limited is a limited company incorporated under the laws of Hong Kong with its registered office at the Unit 402, 4th Floor, Fairmont House, No. 8 Cotton Tree Drive, Admiralty, Hong Kong. Morningside Special IV Hong Kong Limited is wholly owned by Morningside China TMT Special Opportunity Fund II, L.P., or Morningside Sidecar II, and Morningside Fund IV Co-Investment. Morningside Sidecar II is controlled by Morningside China TMT GP IV, L.P., its general partner, which, in turn, is controlled by TMT General Partner Ltd. its general partner. TMT General Partner Ltd. is controlled by its board consisting of five individuals, including Jianming Shi, Qin Liu, Gerald Lokchung Chan, Maria K. Lam and Makim Wai On Andrew Ma, who have the voting and dispositive powers over the shares held by Morningside TMT Holding IV Limited and Morningside Special IV Hong Kong Limited. Evolution Special Opportunity Fund I, L.P., is a limited partnership established under the laws of the Cayman Islands with its registered office at the office of Estera Trust (Cayman) Limited, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands. Evolution Fund I Co-investment, L.P. is a limited partnership established under the laws of the Cayman Islands with its registered office at the office of Estera Trust (Cayman) Limited, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands. Evolution Special Opportunity Fund I, L.P. and Evolution Fund I Co-investment, L.P. are controlled by 5Y Capital GP Limited, their general partner. 5Y Capital GP Limited is controlled by its board consisting of three individuals, including Qin Liu, Wai Shan Wong and Riyaz Hussain Nooruddin, who have the voting and dispositive powers over the shares held by Evolution Special Opportunity Fund I, L.P. and Evolution Fund I Co-investment, L.P. CX TMT Holding IV Limited is a limited liability company incorporated under the laws of the British Virgin Islands with its registered office at the office of Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands. CX TMT Holding IV Limited is owned by Shanghai Chenxi Venture Capital Center (Limited Partnership), which is controlled by Shanghai Xingpan Investment Management Consulting Co., Ltd., its general partner. Shanghai Xingpan Investment Management Consulting Co., Ltd. is controlled by its investment committee consisting of three individuals, including Qin Liu, Jianming Shi and Yu Cheng who have the voting and dispositive powers over the shares held by CX TMT Holding IV Limited. Morningside TMT Holding IV Limited, Morningside Special IV Hong Kong Limited, Evolution Special Opportunity Fund I, L.P., Evolution Fund I Co-investment, L.P. and CX TMT Holding IV Limited are collectively referred to as the 5Y Capital entities.

As of the date of this prospectus, a total of 3,293,586 Class A ordinary shares are held by two record holders in the United States, aggregately representing less than 1% of our total outstanding shares.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

J.P. Morgan Securities plc is expected to enter into a borrowing agreement with Quack Holding Limited to facilitate the settlement of over-allocations. J.P. Morgan Securities plc is obligated to return Class A ordinary shares to Quack Holding Limited by exercising the option to purchase additional Class A ordinary shares from us or by making purchases in the open market. No fees or other remuneration will be paid by the underwriters to us or Quack Holding Limited for the loan of these Class A ordinary shares.

Historical Changes in Our Shareholding

See “Description of Share Capital—History of Securities Issuances” for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS

We enter into certain related party transactions in our course of business. In accordance with the requirements under the Hong Kong Listing Rules, we have set annual caps for certain related party transactions which are carried out on a continuing or recurring basis and are expected to extend over a period of time. To the extent that the related party transactions constitute connected transactions under the Hong Kong Listing Rules, such transactions will also be subject to the applicable requirements under the Hong Kong Listing Rules after the Listing.

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital—Registration Rights.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—Share Incentive Plan.”

Lease Agreement with Affiliate of Mr. He

As of June 18, 2021, we have entered into the Lease Agreement with Guangzhou Zhongpeng, pursuant to which Guangzhou Zhongpeng Investment and Development Co., Ltd., or Guangzhou Zhongpeng, which is an affiliate of Mr. He, has agreed to lease a piece of land to us for use as parking spaces for a term ending on December 31, 2021. The aforesaid piece of land is adjacent to our headquarters and relocation would cause unnecessary expenses. The rental rates under the Lease Agreement was determined with reference to the prevailing market rates, which is the rates for the leasing of similar land by independent third parties in the same or adjacent area on normal commercial terms.

The following table sets forth the historical amounts we incurred for and annual caps applicable to the lease from Guangzhou Zhongpeng:

	Historical amounts				Proposed annual caps
	For the year ended December 31,			For the three months ended March 31,	For the year ending December 31,
	2018	2019	2020	2021	2021	2022	2023
	(RMB in thousand)				(RMB in thousand)
Rental expenses under the Lease Agreement	nil	nil	10,150.0	2,537.0	11,620.0	/	/

For the year ended December 31, 2020, the aggregate amount of rental expenses incurred was RMB10,150 thousand. For the three months ended March 31, 2021, the aggregate amount of rental expenses incurred was RMB2,537 thousand.

When determining the proposed annual cap, we have taken into consideration not only the fixed monthly rent payable under the Lease Agreement, but also the floating disbursements payable under the Lease Agreement (such as utility consumed) which may vary from month to month.

Administrative Management Services Framework Agreements with Affiliates of Mr. He

As of June 18, 2021, we have respectively entered into the administrative management services framework agreements, or the Administrative Management Services Framework Agreements, with Shenzhen Pengxing and Guangzhou Huitian, pursuant to which we provide administrative management services to Shenzhen Pengxing Smart Co., Ltd. and Shenzhen Pengxing Smart Research Co., Ltd., or collectively Shenzhen Pengxing and Guangzhou Huitian Aerospace Technology Co., Ltd., or Guangzhou Huitian, both of which are affiliates of Mr. He, to utilize our spare administrative service capacity and generate revenue. The services we provide include property and working space leasing, sharing of utilities, vehicle rental, catering and property management. The Administrative Services Framework Agreements shall take effect on the Listing Date and the term shall expire on December 31, 2023.

In accordance with the Administrative Management Services Framework Agreements, we charge Shenzhen Pengxing and Guangzhou Huitian based on the actual expenses of the services we incurred and a markup rate of five percent. The expenses incurred are determined based on the record of our financial reporting system, such that the expenses would be identifiable and allocated with the markup rate to Shenzhen Pengxing and Guangzhou Huitian on an equitable basis.

For the years ended December 31, 2018, 2019 and 2020, the aggregate amount of service income we received under the administrative management services was nil, nil and RMB166.0 thousand, respectively. The amount in 2020 comprised of (i) the fees for vehicle rental of RMB9.7 thousand; (ii) the fees for office space leasing and sharing of utilities of RMB50.8 thousand; and (iii) the service fees for other services. Shenzhen Pengxing was incorporated on December 22, 2020 and Guangzhou Huitian was incorporated on September 23, 2020. For the three months ended March 31, 2021, the aggregate amount of service income incurred was RMB1,300.0 thousand (US$198.4 thousand). Shenzhen Pengxing was incorporated on December 22, 2020 and Guangzhou Huitian was incorporated on September 23, 2020. We started to provide such services to Guangzhou Huitian in December 2020 and to Shenzhen Pengxing in 2021 and expect the amount of services continues to increase as the business and scale of Shenzhen Pengxing and Guanghzou Huitian grow and their demand for such administrative management services increases.

The following table sets forth the historical amounts we received for and annual caps applicable to such administrative services:

	Historical amounts				Proposed annual caps
	For the year ended December 31,			For the three months ended March 31,	For the year ending December 31,
	2018	2019	2020	2021	2021	2022	2023
	(RMB in thousand)				(RMB in thousand)
Service income under the Administrative Management Services Framework Agreement	nil	nil	166.0	1,300.0	11,000.0	13,200.0	15,840.0

When determining the proposed annual caps, we have taken into consideration the expected increasing scope of cooperation respectively with Shenzhen Pengxing and Guangzhou Huitian and the cost per unit and the volume of each type of service that we would like to provide.

The following table sets forth breakdown of our budgeting for determination of the proposed caps:

	Expected Budget
	For the year ending December 31
	2021	2022	2023
	(RMB in thousand)
Vehicle rental	431.0	517.2	620.6
Office space leasing and utilities	8,520.0	10,224.0	12,268.8
Property management and administrative support services	2,049.0	2,458.8	2,950.6

Given that: (i) the budget for vehicle rental has taken into account the expected number of senior level personnel of Shenzhen Pengxing and Guangzhou Huitian who are entitled to the benefit of company-provided vehicle; (ii) the budget for property leasing and utility sharing has been determined considering the increasing number of personnel of Shenzhen Pengxing and Guangzhou Huitian would require additional office space and increasing consumption of utility; and (iii) the budget for property management and administrative support services represents the aggregate amount of administration support, equipment maintenance, construction and decoration, and cleaning fees, each of which is expected to increase as additional personnel of Shenzhen Pengxing and Guangzhou Huitian request such services, the annual caps for the Administrative Management Services Framework Agreement have been determined mainly based on the number of personnel of Shenzhen Pengxing and Guangzhou Huitian that would request our administrative management services. We have also taken into consideration the expected broader range of services that we would provide respectively with Shenzhen Pengxing and Guangzhou Huitian and fixed monthly payment for services that are not related to the number of employees of Shenzhen Pengxing and Guangzhou Huitian with whom we provide our administrative management services.

The annual cap for 2021 has been determined after taking into account: (i) the number of employees of Shenzheng Pengxing and Guangzhou Huitian with whom we provided our administrative management services increased from 74 in January 2021 to 229 in May 2021; (ii) the aggregate number of employees of Shenzhen Pengxing and Guangzhou Huitian in demand of our services will continue to increase in 2021, which is the first year of their operation and in which they are expected to grow fast; and (iii) the monthly fixed payment for renting certain infrastructures like vehicle garage. The annual caps for 2022 and 2023 represent the anticipated increase of 20% when compared to the preceding year and reflect the amount of resources that we would like to contribute in the subsequent years. The historical amount we received in 2020 represented the amount paid by Guangzhou Huitian only in December 2020, when we started to provide such services, and we did not provide any services to Shenzhen Pengxing until 2021. As such, the historical amount in 2020 may not be indicative of the amount of transactions in subsequent years.

Technical Consulting Services Framework Agreements with Affiliates of Mr. He

As of June 18, 2021, we have respectively entered into the technical consulting services framework agreements, or the Technical Consulting Services Framework Agreements, with Shenzhen Pengxing and Guangzhou Huitian, pursuant to which we provide technical consulting, technical training and technical services, as well as certain operational support services, including human resources management and services, to Shenzhen Pengxing and Guangzhou Huitian. Shenzhen Pengxing is primarily engaged in the research and development of robots with human-robot interaction function and Guangzhou Huitian is primarily engaged in the research and development of flying cars. The directors consider the Technical Consulting Services Framework Agreement to be consistent with our mission of shaping the mobility experience of the future, as the collaboration with Shenzhen Pengxing and Guangzhou Huitian enables us to further explore different aspects of smart traveling and broaden our vision as we continue to develop in the smart EV industry. The Technical Consulting Services Framework Agreements shall take effect on the Listing Date and the term shall expire on December 31, 2023. The provision of technical consulting services to Shenzhen Pengxing and Guangzhou Huitian does not involve the usage of our data (including but not limited to the customers’ data). We have been in compliance with all the relevant laws and regulations relating to data privacy in all material aspects during 2018, 2019, 2020 and the three months ended March 31, 2021 and up to June 18, 2021.

In accordance with the Technical Consulting Services Framework Agreements, we charge Shenzhen Pengxing and Guangzhou Huitian based on the actual expenses of the services we incurred and a markup rate of 15%. The actual expenses will be determined based on the salaries and human resource costs of our personnel providing the services to Shenzhen Pengxing and Guangzhou Huitian and the actual amount of time they spend in the relevant projects.

The following table sets forth the historical amounts we received for and annual caps applicable to such technical consulting services:

	Historical amounts				Proposed annual caps
	For the year ended December 31,			For the three months ended March 31,	For the year ending December 31,
	2018	2019	2020	2021	2021	2022	2023
	(RMB in thousand)				(RMB in thousand)
Service income under the Technical Consulting Services Framework Agreements	nil	nil	nil	nil	80,000.0	120,000.0	144,000.0

For the years ended December 31, 2018, 2019 and 2020 and for the three months ended March 31, 2021, we have not provided any Shenzhen Pengxing and Guangzhou Huitian with such operational support services. Shenzhen Pengxing was incorporated on December 22, 2020 and Guangzhou Huitian was incorporated on September 23, 2020. We expect to provide such services to Shenzhen Pengxing and Guangzhou Huitian in May 2021 and the current progress is consistent with our plan for providing the services.

When determining the proposed annual caps, we have taken into consideration the headcounts and salaries of our employees providing such services, which represent our projected resources to be invested in the collaboration, expected types and amount of services respectively demanded by Shenzhen Pengxing and Guangzhou Huitian as they make progress in the course of development of the research projects, and the expected increase in the headcounts and salaries of the employees participating the projects, which represent our cost for rendering such services. Our employees are expected to provide technical support and consultation with respect to the research and development of the natural language interaction program of Shenzhen Pengxing and the car component of the flying vehicle of Guangzhou Huitian. As of May 31, 2021, a total of 50 of our employees of different levels have been selected to provide Shenzhen Pengxing and Guangzhou Huitian with such services, which represented approximately 2.0% of our employees categorized as research and development personnel as of March 31, 2021, and the number of employees providing Shenzhen Pengxing and Guangzhou Huitian with such services is expected to increase to 160 in December 2021. As such, an average of 128 employees of different levels is expected to participate in the provision of such services every month during May through December 2021. We believe our provision of the services under the Technical Consulting Services Framework Agreements will not have any significant impact on our own usual course of research and development, and having our employees exposed to the research and development of new technical aspect may inspire our own research and development. We expect the number of employees providing the service to continue to increase every months, and the monthly average number of employees will increase by approximately 40% and 15% in 2022 and 2023 respectively when compared to the preceding year. As such annual cap for 2022 represents an anticipated increase of 50% when compared to the preceding year and the annual cap for 2023 represents an anticipated increase of 20% when compared to the preceding year after taking into account of the raise of compensation of such employees. We currently expect to allocate equal amount of resources to the collaboration respectively with Shenzhen Pengxing and Guangzhou Huitian.

Marketing Services Provided by Affiliates of Alibaba Group

Alibaba Group Holding Limited, or Alibaba Group, is a leading market player in terms of digital media and entertainment industry in China and also operates the largest e-commerce platform in China. We from time to time cooperate with the affiliates of Alibaba Group to utilize their marketing services to promote our products. The agreements with such affiliates of Alibaba Group provide different marketing arrangements and prescribed respective amount and payment terms based on the specific type of service rendered. The term of the agreements which we entered into in 2018, 2019, 2020 and the three months ended March 31, 2021 generally terminates upon the expiry of the period during which the suppliers provide marketing services. We believe the cooperation would contribute to the development of our business by enabling us to expand our customer base and enhancing our brand recognition and expect to continue to engage such services after the Listing.

We separately negotiate with the associates of Alibaba Group for the terms and rates of the marketing services with reference to the prevailing market price of the type of marketing services based on arm’s length negotiation. In addition to Alibaba Group, we also cooperate with other marketing services suppliers for such services. We will evaluate the expected marketing outcome of the services and the price of such services when ascertaining its fairness and reasonableness. In such process, the services provided by Alibaba Group were subject to the same approval procedures as the services provided by independent third parties. The marketing services primarily included online advertisement, the pricing of which is generally based on published price or unit price and respective discounts for different types of services.

The following table sets forth the historical amounts we incurred for and annual caps applicable to such marketing services:

	Historical amounts				Proposed annual caps
	For the year ended December 31,			For the three months ended March 31,	For the year ending December 31,
	2018	2019	2020	2021	2021	2022	2023
	(RMB in thousand)				(RMB in thousand)
Marketing Expenses related to the marketing services provided by affiliates of Alibaba Group	885.5	863.2	6,072.1	1,886.8	45,584.0	90,669.0	155,821.0

For the years ended December 31, 2018, 2019 and 2020, the aggregate amount of marketing expenses incurred related to Alibaba Group’s associates providing marketing services was RMB885.5 thousand, RMB863.2 thousand and RMB6,072.1 thousand, respectively. For the three months ended March 31, 2021, the aggregate amount of marketing expenses incurred related to Alibaba Group’s associates providing marketing services was RMB1,886.8 thousand (US$288.0 thousand). The significant increase in the aggregate amount paid in 2020 is in line with our increased marketing, promotional and advertising expenses in that year. The following table sets forth further breakdown of the historical amounts. In addition, our marketing activities are tied to our periodical sales targets and schedule of marketing events which are generally lower or less active in the first quarter of the year.

	Historical Amount
	For the year ended December 31			For the three months ended March 31,
	2018	2019	2020	2021
	(RMB in thousand)
Marketing expenses incurred related to Alibaba Group’s associates providing marketing services
Online advertisement	885.5	721.7	6,072.1	1,886.8
Sponsorship in entertainment shows	nil	141.5	nil	nil

We expect to purchase various online marketing services in 2021 and the subsequent two years from Alibaba Group and/or its associates, including brand display on the user interface of mobile Apps, participation in online promotion events during festivals and marketing campaigns like the 11.11 Global Shopping Festival, live commerce, mobile App notification promotion and bidding ranking in their search engines. When determining the proposed annual caps, our directors have taken into consideration the following factors:

•

our increasing annual sales and delivery volume targets and forecasts in the relevant years based on (a) continued EV market growth in China, with total delivery volume increasing from 1.0 million units in 2020 to 1.7 million units in 2021 and further to 2.3 million and 2.9 million units in 2022 and 2023 respectively according to IHS Markit. As one of the leading EV companies, the increase in our annual sales and delivery volume is expected to outpace the market; and (b) the delivery of various new models, including the LFP battery version of the P7 in May 2021, the G3i, the mid-cycle facelift version of the G3 in the late third quarter of 2021 and the P5 in the fourth quarter of 2021;

•	our continuous investment in marketing and promotion activities and sales network expansion to expand our customer base;

•	online marketing became increasingly important and the amount for online marketing activities would take a higher percentage in our overall marketing expenses; and

•	anticipated increase in the price of the marketing services rendered.

•	our continuous investment in marketing and promotion activities and sales network expansion to expand our customer base;

•	our demand in increasing types of marketing services in view of achieving our sales targets; and

•	anticipated increase in the price of the marketing services rendered.

Research and Development Collaboration with Affiliates of Alibaba Group

We collaborate with certain affiliates of Alibaba Group in our research and development by licensing and purchasing their software and information technique services, which primarily include cloud computing services and licensing of software, electronic navigation system and map data. We have entered into a strategic cooperation agreement, or AutoNavi Strategic Cooperation Agreement, with AutoNavi Software Co., Ltd., which is an affiliate of Alibaba Group, under which we enter into specific transactions with respect to areas including electronic navigation system and map data. The term of the AutoNavi Strategic Cooperation Agreement will end on December 11, 2022. In addition, we entered into a framework service agreement, or Alibaba Cloud Framework Service Agreement, with Alibaba Cloud Computing Ltd., which is an affiliate of Alibaba Group under which we purchase various cloud computing services (other than domain name and products on cloud market). The term of the Alibaba Cloud Framework Services Agreement will expire on June 15, 2022. As the collaboration commenced back in 2017, we believe the continuous collaboration will be beneficial to us in light of the quality, cost, efficiency and convenience provided by the collaboration and expect to continue to purchase such services after the Listing.

We separately negotiate with the associates of Alibaba Group for the terms and rates of the research and development collaboration with reference to the prevailing market price of the type of technical service and licensing based on arm’s length negotiation, and we would solicit quotations from independent third parties for similar technical service and licensing to assess the fairness of the price. With respect to cloud computing services, the price and amount are determined based on the actual usage of the services, the relevant unit service rate published by Alibaba Cloud on its official website from time to time with respect to different types of cloud computing services and respective discounts of over 25% over such unit service rate. With respect to licensing of electronic navigation system and map data (the “AutoNavi Services”), we are charged with scaled price based on our Smart EV production volume with respect to the map data and its updates and fixed price with respect to the technical support services. With respect to licensing of software, we are charged with fixed price, which is determined with reference to the price paid by independent third parties and the price of equivalent software possessed by independent third parties. The AutoNavi Services do not involve the usage of our data (including but not limited to the customers’ data), while the cloud computing services involves the processing and storage of our data, which is the normal norm of the cloud computing services. We have been in compliance with all the relevant laws and regulations relating to data privacy in all material aspects during 2018, 2019, 2020 and the three months ended March 31, 2021 and up to June 18, 2021.

The following table sets forth the historical amounts we incurred for and annual caps applicable to such research and development collaboration:

	Historical amounts				Proposed annual caps
	For the year ended December 31,			For the three months ended March 31,	For the year ending December 31,
	2018	2019	2020	2021	2021	2022	2023
	(RMB in thousand)				(RMB in thousand)
Costs and expenses related to research and development collaboration with affiliates of Alibaba Group	5,620.1	12,466.7	15,858.9	5,987.6	60,598.0	114,010.0	193,695.0

For the years ended December 31, 2018, 2019 and 2020, the aggregate amount of costs and expenses incurred related to Alibaba Group’s affiliates providing research and development collaboration was RMB5,620.1 thousand, RMB12,466.7 thousand and RMB15,858.9 thousand, respectively. For the three months ended March 31, 2021, the aggregate amount of costs and expenses incurred was RMB5,987.6 thousand (US$913.9 thousand). The significant increases of the aggregate amounts paid in 2019 and 2020 are in line with the increase of our research and development expenses. Our research and development expenses are generally lower in the first quarter of the year, and the amount for our usage of the map data under the AutoNavi Services has not been billed in the first quarter. The following table sets forth further breakdown of the historical amounts.

	Historical Amount
	For the year ended December 31			For the three months ended March 31,
	2018	2019	2020	2021
	(RMB in thousand)
Costs and expenses related to research and development collaboration with associates of Alibaba Group
Cloud computing services	5,620.1	10,334.6	11,283.9	4,355.6
AutoNavi Services	nil	1,000.0	4,575.0	1,632.0
Other research and development expenses	nil	1,132.1	nil	nil

We purchase the cloud computing services mainly to support (i) the operation of our mobile App, Xiaopeng Vehicle and the connection between the vehicles and the mobile App. Xiaopeng Vehicle serves as our vehicle owner service platform, and the number of users of Xiaopeng Vehicle is related to the population of our vehicles. Increasing vehicle population will lead to increase in the number of our vehicle owners, which would further lead to demand of additional server capacity to support the connection and operation of our mobile App; and (ii) the research and development and operation of our autonomous driving techniques, which would need additional cloud computing capacity every year. On the other hand, we would continue to purchase the AutoNavi Services as a key component for our XPilot system, which are installed on our higher-end vehicles. When determining the proposed annual caps, our directors have taken into consideration the following factors:

•

the historical amounts and expected increase in our overall research and development expenses, reflecting increase in our spending on the development of new EV models, Smart EV platform, our autonomous driving system and other vehicle-related software;

•

the increase in sales volume of our higher-end Smart EVs, which will be equipped with the specific software licensed, based on the continued EV market growth in China, with total delivery volume increasing from 1.0 million units in 2020 to 1.7 million units in 2021 and further to 2.3 million and 2.9 million units in 2022 and 2023 respectively according to IHS Markit. As one of the leading EV companies, the increase in our annual sales and delivery volume is expected to outpace the market; and

•	the increasing in demand for cloud services as our automatic pilot services and total number of Smart EVs sold continue to increase.

The following table sets forth further breakdown of our budgeting for determination of the proposed annual caps:

	Expected Budget
	For the year ending December 31
	2021	2022	2023
	(RMB in thousand)
Cloud computing services	31,678.5	42,637.2	58,852.0
AutoNavi Services	28,919.3	71,373.2	134,843.2

Both our service network and autonomous driving program utilize the cloud computing services. The increase in the budget of cloud computing services mainly reflect (i) the expected total population of our vehicles in the relevant years; (ii) development of our autonomous driving program, and the demand for cloud computing services by such program is expected to increase by 30% every year.

The increase in the budget of AutoNavi Services mainly reflect (i) the expected increase in the sales volume of our higher-end vehicles, which carries the XPilot system; (ii) a 10% increase in the demand of other AutoNavi Services as our business grows.

Contractual Arrangements with Our VIEs and Their Respective Shareholders

See “Our History and Corporate Structure—Our Contractual Arrangements.”

Relevant Agreement with Taobao China

See “Description of Share Capital—Conversion of Class C ordinary shares.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Act, Cap. 22 (Law 3 of 1961, as consolidated and revised), as amended, of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital was US$100,000 consisting of 10,000,000,000 shares comprising (i) 8,850,000,000 Class A ordinary shares of a par value of US$0.00001 each, (ii) 750,000,000 Class B ordinary shares of a par value of US$0.00001 each and (iii) 400,000,000 Class C ordinary shares of a par value of US$0.00001 each. The Company will put forth resolutions to amend its memorandum and articles of association such that the authorized share capital of the Company will consist only of Class A ordinary shares and Class B ordinary shares at the next general meeting of the Company following the Listing, which we have undertaken to convene within six months of the Listing.

As of the date of this prospectus, excluding 7,413,480 Class A ordinary shares issued to our depository bank for bulk issuance of ADSs and reserved for future issuance upon the exercise or vesting of awards granted under our 2019 Equity Incentive Plan, there were 1,606,667,646 shares issued and outstanding, including (i) 998,203,046 Class A ordinary shares of par value US$0.00001 each, (ii) 429,846,136 Class B ordinary shares of par value US$0.00001 each and (iii) 178,618,464 Class C ordinary shares of par value US$0.00001 each.

Upon the closing of the Global Offering, we will have 1,281,821,510 Class A ordinary shares and 409,846,136 Class B ordinary shares issued and outstanding (or 1,294,571,510 Class A ordinary shares and 409,846,136 Class B ordinary shares issued and outstanding if the option of the international underwriters to purchase additional Class A ordinary shares is exercised), excluding 7,413,480 Class A ordinary shares issued to our depository bank for bulk issuance of ADSs and reserved for future issuance upon the exercise or vesting of awards granted under our 2019 Equity Incentive Plan (assumes that (i) the Global Offering becomes unconditional and Class A ordinary shares are issued pursuant to the Global Offering; (ii) the option of the international underwriters to purchase additional Class A ordinary shares is not exercised; (iii) no Class A ordinary share is issued upon the vesting of any RSU pursuant to our 2019 Equity Incentive Plan; (iv) no Class B ordinary share is converted to Class A ordinary share other than by Mr. Tao He in relation to all Class B ordinary shares beneficially owned by him and (v) all Class C ordinary shares held by Taobao China have been converted to Class A ordinary shares). All of our ordinary shares issued and outstanding prior to the completion of the Global Offering are and will be fully paid, and all of our Class A ordinary shares to be issued in the Global Offering will be issued as fully paid.

Conversion of Class C ordinary shares

Upon our listing on the New York Stock Exchange, Taobao China held 178,618,464 Class C ordinary shares in the issued share capital of the Company, or the Alibaba Class C Shares. Under the current memorandum and articles of association of the Company: (a) Taobao China is entitled to appoint one individual as a member of the board; (b) Taobao China is entitled to remove such individual as a member of the board (collectively with (a), the “Director Appointment and Removal Right”); and (c) each Alibaba Class C Share is entitled to five votes, or the Class C voting Right. As of June 18, 2021, Taobao China beneficially owned all of the issued Class C ordinary shares of the Company.

In connection with the Listing of the Company on the Hong Kong Stock Exchange, on June 22, 2021, Taobao China, Xiaopeng He, or Mr. He, and the Company entered into an agreement, or the Relevant Agreement, under which Taobao China undertook to the Company and Mr. He that, with respect to the shares of the Company held by Taobao China as of the date of the Relevant Agreement (including, for the avoidance doubt, the Class A ordinary shares to be converted from all of the Class C ordinary shares held by Taobao China as part of the listing) (the “Agreement Date Taobao Shareholding”):

1.	on the day before the date on which the PHIP (as defined in the Hong Kong Listing Rules) of the Company is published, to deliver the written conversion notice to the Company and complete the conversion of all the Alibaba Class C Shares into Class A ordinary shares of the Company on an one-on-one basis upon or before, and subject to, the Listing on the Hong Kong Stock Exchange becoming effective;

2.	after the Listing on the Hong Kong Stock Exchange becoming effective, not to exercise the director Appointment and Removal Right; and

3.

after the Listing on the Hong Kong Stock Exchange becoming effective, to attend any class meeting and any general meeting (whether in person or by proxy) that may be convened by the Company to exercise, all of the voting rights attached to the Agreement Date Taobao Shareholding to vote in favor of any resolution at any such meeting of the Company to approve the amendments of the memorandum and articles of association of the Company to incorporate the amendments to articles set out in “Proposed Amendments of Memorandum and Articles of Association”.

Under the Relevant Agreement, Mr. He undertook to Taobao China that with respect to the shares of the Company held by Mr. He as of the date of the Relevant Agreement:

1.

if, at any time after the Listing on the Hong Kong Stock Exchange becoming effective, there is any change in the Hong Kong Listing Rules or any change in the interpretation of the Hong Kong Listing Rules by the Hong Kong Stock Exchange and the Securities and Futures Comission of Hong Kong, or the SFC, such that Taobao China is permitted under the Listing Rules to be a beneficiary of the Class C voting Right, Mr. He will, upon Taobao China’s request and in his capacity as a direct and/or indirect shareholder and/or beneficial owner of shares of the Company, use all his reasonable endeavors to assist, and procure the Company to use all its reasonable endeavors to assist, Taobao China with a view to reinstating the Class C voting right enjoyed by Taobao China before the Listing, provided that this undertaking shall lapse upon such completion of such reinstatement;

2.

if, at any time after the Listing becoming effective, Taobao China nominates, in accordance with the memorandum and articles of association of the Company, by itself or together with any other shareholder of the Company, a candidate to stand for election or re-election as a director at any general meeting of the Company, or the Alibaba Nominee, Mr. He shall, in his capacity as a shareholder of the Company, to the extent permitted under the applicable laws and regulations and the memorandum and articles of association of the Company, vote (and/or procure votes which are controlled by him be cast) in favor of any resolution which is proposed at such general meeting of the Company to appoint such Alibaba Nominee as a director, provided that:

a.

the Alibaba Nominee fulfills the qualification and experience requirements of a director of the Company under the applicable laws and regulations and the memorandum and articles of association of the Company;

b.

no other director immediately after the conclusion of such general meeting is an Alibaba Nominee or a director nominated or appointed by Taobao China prior to the Listing on the Hong Kong Stock Exchange; and

c.

this undertaking shall cease to have any effect when the aggregate shareholding of all affiliates of Alibaba Group Holding Limited in the Company is less than 5% of the total issued shares of the Company; and

3.

after the date on which the Listing on the Hong Kong Stock Exchange becoming effective, he will use all his reasonable endeavors to procure that the memorandum and articles of association of the Company will be amended based on the specified timetable to reflect that any shareholder or shareholders whose shareholding interests in the Company represent, in the aggregate, at least 10% of the total issued and outstanding Class A ordinary shares of the Company shall be entitled to nominate one individual to stand for election or re-election as a director at any general meeting of the Company.

For the avoidance of doubt, so long as Mr. He is a director of the Company, any act or decision of Mr. He in his capacity as a director is subject to his overriding need to comply with his fiduciary duties under the applicable laws and regulations and the memorandum and articles of association of the Company. In addition, fulfillment of the undertakings by Mr. He to Taobao China as set out above shall be subject to compliance with the prevailing Hong Kong Listing Rules.

Only the Agreement Date Taobao Shareholding is subject to the undertakings given by Taobao China to the Company and Mr. He as set out above. Any shares of the Company acquired by Taobao China after the date of the Relevant Agreement (for the avoidance doubt, the Class A ordinary shares to be converted from all of the Class C ordinary shares held by Taobao China as at the date of the Relevant Agreement shall not be considered as shares of the Company acquired by Taobao China after the date of the Relevant Agreement) shall not be subject to those undertakings.

Only the shares of the Company held by Mr. He as of the date of the Relevant Agreement are subject to the undertakings given by Mr. He to Taobao China as set out above. Any shares of the Company acquired by Mr. He after the date of the Relevant Agreement shall not be subject to those undertakings.

The following are summaries of material provisions of our memorandum and articles of association, which is the seventh amended and restated memorandum and articles of association, and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

Holders of Class A ordinary shares, holders of Class B ordinary shares and holders of Class C ordinary shares have the same rights except for voting and conversion rights. All of our issued ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by ordinary resolutions. Our seventh amended and restated memorandum and articles of association provide that dividends may be declared and paid out of our profits, or out of monies otherwise available for dividend in accordance with the Companies Act. Holders of Class A ordinary shares, holders of Class B ordinary shares and holders of Class C ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights

In respect of all matters upon which the ordinary shares are entitled to vote, each Class A ordinary share is entitled to one vote, each Class B ordinary share is entitled to 10 votes, and each Class C ordinary share is entitled to five votes. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of all votes attaching to all of the total issued voting shares of our company present in person or by proxy.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our seventh amended and restated memorandum and articles of association.

Conversion

Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares or Class C ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Class B ordinary shares or Class C ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

Transfer of Ordinary Shares

Subject to the restrictions contained in our seventh amended and restated memorandum and articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Act and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a simple majority of the vote of all of the shares in that class. The rights conferred upon the holders of the shares or any class of shares shall not, unless otherwise expressly provided by the terms of issue of such shares, be deemed to be varied by the creation, redesignation, or issue of shares ranking pari passu with such shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by a majority of our board of directors. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of the holders of not less than one-third of the aggregate voting power of all of the ordinary shares present in person or by proxy.

Inspection of Books and Records

Holders of our ordinary shares will have a general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. See “Where You Can Find More Information.”

Changes in Capital

We may from time to time by ordinary resolution:

•	increase our share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as we in general meeting may determine;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•

by subdivision of its existing shares or any of them divide the whole or any part of our share capital into shares of smaller amount than is fixed by our seventh amended and restated memorandum and articles of association; or

•	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

We may by special resolution reduce our share capital or any capital redemption reserve fund in any manner permitted by law.

Proposed Amendments of Memorandum and Articles of Association

To comply with certain Hong Kong Listing Rules requirements, the Company will seek shareholders’ approval to incorporate the following requirements under Hong Kong Listing Rules into its memorandum and articles of association in an extraordinary general meetings to be convened within 6 months of Listing on the Hong Kong Stock Exchange. Provisions of our memorandum and articles of association which will be amended include provisions which relate to the material terms of our ordinary shares.

(1)	That fully-paid shares shall be free from any restriction on the right of transfer (except when permitted by the Hong Kong Stock Exchange) and shall also be free from all lien;

(2)	That all certificates for capital must be under seal, which may only be affixed with the authority of the directors, or be executed under signature of appropriate officials with statutory authority;

(3)

Where power is taken to issue share warrants to bearer, that no new share warrant shall be issued to replace one that has been lost, unless the issuer is satisfied beyond reasonable doubt that the original has been destroyed;

(4)

No powers shall be taken to freeze or otherwise impair any of the rights attaching to any share by reason only that the person or persons who are interested directly or indirectly therein have failed to disclose their interests to the company;

(5)

That where power is taken to cease sending dividend warrants by post, if such warrants have been left uncashed, it will not be exercised until such warrants have been so left uncashed on two consecutive occasions. However, such power may be exercised after the first occasion on which such a warrant is returned undelivered;

(6)

That where power is taken to sell the shares of a member who is untraceable it will not be exercised unless: (a) during a period of 12 years at least three dividends in respect of the shares in question have become payable and no dividend during that period has been claimed; and (b) on expiry of the 12 years the issuer gives notice of its intention to sell the shares by way of an advertisement published in the newspapers and notifies the Hong Kong Stock Exchange of such intention;

(7)

That, where any shareholder is, under the Hong Kong Listing Rules, required to abstain from voting on any particular resolution or restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such shareholder in contravention of such requirement or restriction shall not be counted;

(8)

The articles of association shall define “special resolution” to mean a resolution passed by members holding three-fourths of the voting rights of those present and voting in person or by proxy at a meeting of members;

(9)

The articles of association shall provide that if a recognized clearing house within the meaning of Part 1 of Schedule 1 to the Securities and Futures Ordinance is a member of the company it may authorize such person or persons as it thinks fit to act as its representative or representatives at any meeting of the company or at any meeting of any class of members of the company provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision shall be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual shareholder of the company;

(10)

The articles of association shall stipulate that if at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied only with the consent in writing of the holders of three-fourths in nominal value of the issued shares of the class in question or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of that class by members holding shares representing three-fourths in nominal value of the shares present in person or by proxy and voting at such meeting. The articles of association shall provide that to every such separate general meeting the provisions of the articles of association relating to general meetings shall mutatis mutandis apply, but the articles of association may vary the quorum provisions relevant to any such meeting;

(11)

The articles of association shall stipulate that any annual general meeting must be called by notice of at least 21 days, and that any other general meeting (including an extraordinary general meeting) must be called by notice of at least 14 days. The articles of association shall stipulate that the notice convening a meeting shall contain particulars of the resolutions to be considered at that meeting;

(12)

The articles of association shall provide for the branch register of members in Hong Kong to be open for inspection by members but may permit the company to close the register in terms equivalent to section 632 of the Companies Ordinance (Cap. 622, Laws of Hong Kong);

(13)

That, where the issuer has the power to purchase for redemption a redeemable share: (1) purchases not made through the market or by tender shall be limited to a maximum price; and (2) if purchases are by tender, tenders shall be available to all shareholders alike;

(14)

The articles of association shall require an annual general meeting to be held in each year and shall provide that the audited accounts shall be sent to members at the same time as the notice of annual general meeting (Note: For the avoidance of doubt, notwithstanding the foregoing, the Company will not hold an annual general meeting in 2021);

(15)

That a copy of either (i) the directors’ report, accompanied by the balance sheet (including every document required by law to be annexed thereto) and profit and loss account or income and expenditure account, or (ii) the summary financial report shall, at least 21 days before the date of the general meeting, be delivered or sent by post to the registered address of every member;

(16)

That an overseas issuer whose primary listing is or is to be on the Hong Kong Stock Exchange shall give notice sufficient to enable members, whose registered addresses are in Hong Kong, to exercise their rights or comply with the terms of the notice and that there is no prohibition on the giving of notice to members whose registered address is outside Hong Kong;

(17)

The articles of association shall provide that every member shall be entitled to appoint a proxy who need not necessarily be a member of the issuer and that every shareholder being a corporation shall be entitled to appoint a representative to attend any general meeting of the Issuer and, where a corporation is so represented, it shall be treated as being present at any meeting in person;

(18)	That where provision is made in the articles as to the form of proxy, this must be so worded as not to preclude the use of the two-way form;

(19)	The articles of association shall require the issuer to keep proper books of account necessary to give a true and fair view of the issuer’s affairs;

(20)

The articles of association shall provide that accounts shall be audited and shall be laid before members at the annual general meeting which must be held in each year; not more than 15 months (or such longer period as the Hong Kong Stock Exchange may authorize) may elapse between the date of one annual general meeting and the next (Note: For the avoidance of doubt, notwithstanding the foregoing, the Company will not hold an annual general meeting in 2021);

(21)

The articles of association shall restrict the making of loans to directors and their close associates and shall import provisions at least equivalent to the provisions of Hong Kong law prevailing at the time of the adoption of the articles of association;

(22)

That any person appointed by the directors to fill a casual vacancy on or as an addition to the board shall hold office only until the next following annual general meeting of the issuer, and shall then be eligible for re-election;

(23)

That the minimum length of the period, during which notice to the issuer of the intention to propose a person for election as a director and during which notice to the issuer by such person of his willingness to be elected may be given, will be at least 7 days and that the period for lodgment of the notices referred to above will commence no earlier than the day after the despatch of the notice of the meeting appointed for such election and end no later than 7 days prior to the date of such meeting;

(24)

That, subject to such exceptions specified in the articles of association as the Hong Kong Stock Exchange may approve, a director shall not vote on any board resolution approving any contract or arrangement or any other proposal in which he or any of his close associates has a material interest nor shall he be counted in the quorum present at the meeting (subject to certain specified exceptions) and the articles of association shall contain provisions requiring the directors to declare their material interests in any contracts with the issuer at the earliest meeting of the board of directors of the issuer at which it is practicable for them to do so either specifically or by way of a general notice stating that, by reason of facts specified in the notice, they are to be regarded as interested in any contracts of a specified description which may subsequently be made by the issuer;

(25)

The articles of association shall stipulate that the issuer in general meeting must approve the payment to any director or past director of any sum by way of compensation for loss of office or as consideration or in connection with his retirement from office (not being a payment to which the director is contractually entitled);

(26)

shareholders not holding shares with weighted voting rights must be entitled to cast at least 10% of the votes that are eligible to be cast on resolutions at the listed issuer’s general meetings and a listed issuer must not increase the proportion of shares that carry weighted voting rights above the proportion in issue at the time of listing;

(27)

A listed issuer with a multiple class voting structure may only allot, issue or grant shares carrying weighted voting rights with the prior approval of the Hong Kong Stock Exchange and pursuant to (1) an offer made to all the issuer’s shareholders pro rata (apart from fractional entitlements) to their existing holdings; (2) a pro rata issue of securities to all the issuer’s shareholders by way of scrip dividends; or (3) pursuant to a stock split or other capital reorganization provided that the Hong Kong Stock Exchange is satisfied that the proposed allotment or issuance will not result in an increase in the proportion of shares carrying weighted voting rights provided that:

(i)

if, under a pro rata offer, beneficiaries of weighted voting rights do not take up any part of the shares carrying weighted voting rights (or rights to those shares) offered to them, those shares (or rights) not taken up could only be transferred to another person on the basis that such transferred rights will only entitle the transferee to an equivalent number of ordinary shares; and

(ii)

to the extent that rights in a listed issuer’s shares not carrying weighted voting rights in a pro rata offer are not taken up in their entirety (e.g. in the case where the pro rata offering is not fully underwritten), the number of the listed issuer’s shares carrying weighted voting rights that can be allotted, issued or granted must be reduced proportionately; and

(iii)	where necessary, beneficiaries of weighted voting rights must use their best endeavors to enable the issuer to comply with Rule 8A.14 (Note 3 to Rule 8A.14 of the Hong Kong Listing Rules);

(28)

If a listed issuer with a multiple class voting structure reduces the number of its shares in issue (e.g. through a purchase of its own shares) the beneficiaries of weighted voting rights must reduce their weighted voting rights in the issuer proportionately (for example through conversion of a proportion of their shareholding with those rights into shares without those rights), if the reduction in the number of shares in issue would otherwise result in an increase in the proportion of the listed issuer’s shares that carry weighted voting rights;

(29)

After listing, a listed issuer with a multiple class voting structure must not change the terms of a class of its shares carrying weighted voting rights to increase the weighted voting rights attached to that class;

(30)	The following requirements regarding the Class B ordinary shares under the Hong Kong Listing Rules:

(i)

the beneficiary’s weighted voting rights in a listed issuer must cease if, at any time after listing, the beneficiary is: (1) deceased; (2) no longer a member of the issuer’s board of directors; (3) deemed by the Hong Kong Stock Exchange to be incapacitated for the purpose of performing his or her duties as a director; or (4) deemed by the Hong Kong Stock Exchange to no longer meet the requirements of a director set out in the Hong Kong Listing Rules. The Hong Kong Stock Exchange would deem a beneficiary of weighted voting rights to no longer meet the requirements of a director if, for the following reasons, the Hong Kong Stock Exchange believed the person no longer has the character and integrity commensurate with the position:

(a)	the beneficiary is or has been convicted of an offence involving a finding that the beneficiary acted fraudulently or dishonestly;

(b)	a disqualification order is made by a court or tribunal of competent jurisdiction against the beneficiary; or

(c)	the beneficiary is found by the Hong Kong Stock Exchange to have failed to comply with the requirement of Rules 8A.15, 8A.18 or 8A.24 of the Hong Kong Listing Rules;

(ii)

The dealing restrictions of Rule 10.06(2) of the Hong Kong Listing Rules, the issue restrictions of Rule 10.06(3) of the Hong Kong Listing Rules and the director dealing restrictions under Appendix 10 do not apply where the dealing or issue is solely to facilitate the conversion of shares carrying weighted voting rights into ordinary shares to comply with Rule 8A.17 of the Hong Kong Listing Rules;

(iii)

the weighted voting rights attached to a beneficiary’s shares must cease upon transfer to another person of the beneficial ownership of, or economic interest in, those shares or the control over the voting rights attached to them (through voting proxies or otherwise) but a limited partnership, trust, private company or other vehicle may hold shares carrying weighted voting rights on behalf of a beneficiary of weighted voting rights provided that such an arrangement does not result in a circumvention rule preventing the transfer to another person of the beneficial ownership of, or economic interest in, those shares or the control over the voting rights attached to those shares. The Hong Kong Stock Exchange would not consider a lien, pledge, charge or other encumbrance on shares carrying weighted voting rights to be a transfer for the purpose of this rule on condition that this does not result in the transfer of legal title to or beneficial ownership of those shares or the voting rights attached to them (through voting proxies or otherwise) and the Stock Exchange would consider a transfer to have occurred under Rule 8A.18 of the Hong Kong Listing Rules if a beneficiary of weighted voting rights and a non-weighted voting rights shareholder(s) enter into any arrangement or understanding to the extent that this resulted in a transfer of weighted voting rights from the beneficiary of those weighted voting rights to the non-weighted voting rights shareholder; and

(iv)

if a vehicle holding shares carrying weighted voting rights in a listed issuer on behalf of a beneficiary no longer complies with sub-paragraph (iii) above, the beneficiary’s weighted voting rights in the listed issuer must cease. The issuer and beneficiary must notify the Hong Kong Stock Exchange as soon as practicable with details of the non-compliance;

(31)

That, where the equity capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favorable voting rights, must include the words “restricted voting” or “limited voting”;

(32)

A listed issuer’s multiple class voting structure must cease when none of the beneficiaries of the weighted voting rights at the time of the issuer’s initial listing on the Hong Kong Stock Exchange have beneficial ownership of shares carrying weighted voting rights;

(33)

shareholders not holding shares with weighted voting shares must be able to convene an extraordinary general meeting and add resolutions to the meeting agenda. The minimum stake required to do so must not be higher than 10% of the voting rights on a one vote per share basis in the share capital of the listed issuer;

(34)

Any weighted voting rights attached to any class of shares in a listed issuer must be disregarded and must not entitle the beneficiary to more than one vote per share on any resolution to approve the following matters: (1) changes to the listed issuer’s constitutional documents, however framed; (2) variation of rights attached to any class of shares; (3) the appointment or removal of an independent non-executive director; (4) the appointment or removal of auditors; and (5) the voluntary winding-up of the listed issuer, or collectively, the Reserved Matters;

(35)

The role of an independent non-executive director of a listed issuer with a multiple class voting structure must include but is not limited to the functions described in Corporate Governance Code published by the Hong Kong Stock Exchange;

(36)	Issuers with a multiple class voting structure must establish a nomination committee that complies with Corporate Governance Code published by the Hong Kong Stock Exchange;

(37)	The nomination committee must be chaired by an independent non-executive director;

(38)

The independent non-executive directors of an issuer with a multiple class voting structure must be subject to retirement by rotation at least once every three years. Independent non-executive directors are eligible for re-appointment at the end of the three year term;

(39)

An issuer with a multiple class voting structure must establish a corporate governance committee with at least the terms of reference set out in Corporate Governance Code published by the Hong Kong Stock Exchange, and the following additional terms:

(i)	to review and monitor whether the listed issuer is operated and managed for the benefit of all its shareholders;

(ii)

to confirm, on an annual basis, that the beneficiaries of weighted voting rights have been members of the listed issuer’s board of directors throughout the year and that no matters under paragraph 30(i) above have occurred during the relevant financial year;

(iii)	to confirm, on an annual basis, whether or not the beneficiaries of weighted voting rights have complied with paragraphs 27, 28, 30(ii) and 34 above throughout the year;

(iv)

to review and monitor the management of conflicts of interests and make a recommendation to the board on any matter where there is a potential conflict of interest between the issuer, a subsidiary of the issuer and/or shareholders of the issuer (considered as a group) on one hand and any beneficiary of weighted voting rights on the other;

(v)

to review and monitor all risks related to the issuer’s multiple class voting structure, including connected transactions between the issuer and/or a subsidiary of the issuer on one hand and any beneficiary of weighted voting rights on the other and make a recommendation to the board on any such transaction;

(vi)	to make a recommendation to the board as to the appointment or removal of the compliance adviser;

(vii)	to seek to ensure effective and on-going communication between the issuer and its shareholders;

(viii)	to report on the work of the corporate governance committee on at least a half-yearly and annual basis covering all areas of its terms of reference; and

(ix)	to disclose, on a comply or explain basis, its recommendations to the board in respect of the matters in sub-paragraphs (iv) to (vi) above in the report referred to in sub-paragraph (viii) above;

(40)	The corporate governance committee must be comprised entirely of independent non-executive directors, one of whom must act as the chairman;

(41)

The corporate governance report produced by a listed issuer with a multiple class voting structure to comply with the Hong Kong Listing Rules must include a summary of the work of the corporate governance committee, with regards to its terms of reference, for the accounting period covered by both the half-yearly and annual report and disclose any significant subsequent events for the period up to the date of publication of the half-yearly and annual report, to the extent possible;

(42)

an issuer with a multiple class voting structure is required to appoint a compliance adviser on a permanent basis commencing on the date of the issuer’s initial listing on the Hong Kong Stock Exchange;

(43)

An issuer must consult with and, if necessary, seek advice from its compliance adviser, on a timely and ongoing basis in the circumstances set out in the Hong Kong Listing Rules and also on any matters related to: (1) the multiple class voting structure; (2) transactions in which any beneficiary of weighted voting rights in the issuer has an interest; and (3) where there is a potential conflict of interest between the issuer, a subsidiary of the issuer and/or shareholders of the issuer (considered as a group) on one hand and any beneficiary of weighted voting rights in the issuer on the other;

(44)	An issuer with a multiple class voting structure must comply with Section E “Communication with Shareholders” of Corporate Governance Code of the Hong Kong Listing Rules;

(45)

An issuer with a multiple class voting structure must include the warning “A company controlled through weighted voting rights” on the front page of all listing documents, periodic financial reports, circulars, notifications and announcements required by the Hong Kong Listing Rules and describe the multiple class voting structure, the issuer’s rationale for having it and the associated risks for shareholders prominently in its listing documents and periodic financial reports. This warning statement must inform prospective investors of the potential risks of investing in an issuer with a multiple class voting structure and that they should make the decision to invest only after due and careful consideration;

(46)

The documents of or evidencing title for the listed equity securities of an issuer with a multiple class voting structure must prominently include the warning “A company controlled through weighted voting rights”;

(47)

An issuer with a multiple class voting structure must (i) identify the beneficiaries of weighted voting rights in its listing documents and in its interim and annual reports; (ii) disclose the impact of a potential conversion of shares with weighted voting rights into ordinary shares on its share capital in its listing documents and in its interim and annual reports; and (iii) disclose in its listing documents and in its interim and annual reports all circumstances in which the weighted voting rights attached to its shares will cease;

(48)

Subject to the requirement of Rule 8A.24 of the Hong Kong Listing Rules, a weighted voting rights structure must attach weighted voting rights only to a class of an issuer’s equity securities and confer on a beneficiary enhanced voting power on resolutions tabled at the issuer’s general meetings only. In all other respects, the rights attached to a class of equity securities conferring weighted voting rights must otherwise be the same as the rights attached to the issuer’s listed ordinary shares; and

(49)

A class of shares conferring weighted voting rights in a listed issuer must not entitle the beneficiary to more than ten times the voting power of ordinary shares, on any resolution tabled at the issuer’s general meetings.

In addition, to further enhance its shareholder protection measures, the Company will at the same extraordinary general meeting propose the following amendments of the articles of association to its shareholders: (a) lowering the quorum of general meeting (which is not a class meeting) from not less than one-third (1/3) of aggregate voting power of all the ordinary shares present in person or by proxy as currently provided for in Article 58(a) of the Company’s articles to 10% of voting rights (on a one vote per share basis) in the share capital of the Company, (b) where any general meeting is postponed by the directors pursuant to Article 57 of the Company’s articles of association, requiring such meeting to be postponed to a specific date, time and place (“GM Postponement Requirement”), (c) allowing any shareholder or shareholders whose shareholding interests in the Company represent, in the aggregate, not less than 10% of the total issued and outstanding Class A ordinary shares of the Company to be entitled to nominate one individual to stand for election or re-election as a director at any general meeting of the Company (“Shareholders’ Director Nomination Right”) , (d) where at any time, the share capital of the Company is divided into different classes of shares, for the purpose of variation of rights attached to any class of shares, removing the directors’ discretion to treat all the classes or any two or more classes as forming one class if they consider that all such classes would be affected in the same way by the proposals under consideration (“Class Right Variation Discretion Removal Requirement”), and (e) requiring any power to be exercised by the director under Article 3(b) of the Company’s articles of association (including but not limited to the power to authorize division of Shares into any number of classes and issue shares with preferred or other rights and series of preferred shares) to be subject to the articles of association of the Company, compliance with the Hong Kong Listing Rules and the Code on Takeovers and Mergers of Hong Kong, and the conditions that (x) no new class of shares with voting rights superior to those of Class A ordinary shares will be created and (y) any variations in the relative rights as between the different classes will not result in creating new class of shares with voting rights superior to those of Class A ordinary shares (“Overriding Compliance Requirement”). At the same extraordinary general meeting, the Company will also propose amendments to the articles of association to clarify that (i) the Company, its shareholders, directors and officers agree to submit to the jurisdiction of the courts of the Cayman Islands and Hong Kong, to the exclusion of other jurisdictions, to hear, settle and/or determine any dispute, controversy or claim whether arising out of or in connection with the articles of association or otherwise, and (ii) if a court of the U.S. assumes jurisdiction to hear any proceedings, actions, claims or complaints that rely on the provisions of the Securities Act or the Exchange Act, then the federal courts of the U.S. shall have exclusive jurisdiction to hear, settle and/or determine such proceeding, action, claim or complaint to the exclusion of the state courts (“Forum Selection Clarification”).

To reflect the full conversion of Class C ordinary shares by Taobao China upon Listing in the current memorandum and articles of association and comply with the Hong Kong Listing Rules, the Company will at the same extraordinary general meeting propose to its shareholders to remove (i) the shareholding structure of Class C ordinary shares and provisions related to Class C ordinary shares (“Class C Removal Requirement”) and (ii) rights of director appointment and removal of Taobao China (“Alibaba Director Appointment and Removal Right Requirement”).

Each of the Multiple Class Voting Structure Beneficiaries will, prior to the Listing, irrevocably undertake to the Company to be present at the extraordinary general meeting (whether in person or by proxy) and any general meeting that may be convened upon Listing and before the relevant extraordinary general meeting, and to vote in favor of the relevant resolutions to approve the amendments to the memorandum and articles of association of the Company above. Each of Mr. Hongdi Brian Gu, Mr. Tao He, Taobao China, IDG Entity, 5Y Capital Entities, GGV Entities, and XPeng Fortune has undertaken to the Company that, after the Listing becoming effective, he or it shall attend any class meeting and any general meeting (whether in person or by proxy) that may be convened by the Company and will vote in favor of any resolution at such meeting to approve the amendments to the memorandum and articles of association of the Company above.

If any of the resolutions to approve the proposed amendments to the memorandum and articles of association of the Company above are not passed at the extraordinary general meeting to be convened within 6 months of Listing on the Hong Kong Stock Exchange, until they are all approved by the shareholders, the Company undertakes to the Hong Kong Stock Exchange to continue to put forth the relevant resolutions that have not been passed at each subsequent annual general meeting, and each of the Multiple Class Voting Structure Beneficiaries will, prior to the Listing, irrevocably undertake to continue to be present and vote in favor of such amendment resolutions at such meeting, and if holders of any ADSs do not give voting instructions to the depositary with respect to the amendment resolutions, the Company will exercise any discretionary proxy it may have under the deposit agreement for the ADSs to vote the underlying Class A ordinary shares represented by their ADSs to approve the amendment resolutions at any general meetings.

The Company and each of the Multiple Class Voting Structure Beneficiaries will, prior to the Listing, irrevocably undertake to the Hong Kong Stock Exchange that it or he will comply with (a) relevant unmet Hong Kong Listing Rules requirements relating to memorandum and articles of association, the GM Postponement Requirement, the Alibaba Director Appointment and Removal Right Requirement, the Shareholders’ Director Nomination Right, the Class Right Variation Discretion Removal Requirement, and the Overriding Compliance Requirement, (b) the Class C Removal Requirement by not issuing (in the case of the Company) or procuring the Company not to issue (in the case of each of the Multiple Class Voting Structure Beneficiaries), any new Class C ordinary share, and (c) the Forum Selection Clarification with respect to the Company and its directors agreeing to submit to the jurisdiction of the court of Hong Kong to hear, settle and/or determine any dispute, controversy or claim whether arising out of or in connection with the articles or otherwise, upon the Listing and before the existing articles of association are formally amended, except for the following (the “Undertaking for Interim Compliance”):

(i)

prior to the Company’s memorandum and articles of association being amended, the threshold for passing any resolution for the amendment resolutions in a separate class meeting will be approval by simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a class meeting pursuant to article 3(c) of the articles of association, based on the specific and prevailing circumstances of the Company;

(ii)

prior to the memorandum and articles of association being amended, the threshold for passing any special resolution for the amendment resolutions will be approval by members holding not less than two-thirds of the voting rights of those present and voting in person or by proxy at the general meeting;

(iii)	prior to the memorandum and articles of association being amended, weighted voting rights would apply in connection with passing the amendment resolutions; and

(iv)	the Company will not hold an annual general meeting in 2021.

Each of the Multiple Class Voting Structure Beneficiaries will also, prior to the Listing, irrevocably undertake to the Company that he will procure the Company to give effect to the Undertaking for Interim Compliance upon the Listing and before its existing articles are formally amended.

Exempted Company

We are an exempted company with limited liability incorporated under the Companies Act. The Companies Act in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. As a public company, we are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. As our ADSs are listed on NYSE, we are also subject to the rules of NYSE, but we intend to follow home country practice for certain corporate governance practices in lieu of NYSE corporate governance listing standards. See “Risk Factors—Risks Relating to Our Shares, ADSs and the Dual Listing—As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.”

Differences in Corporate Act

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the members of each constituent company.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which whose issued shares that together represent at least ninety percent (90%) of the votes at a general meeting are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our seventh amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our seventh amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our seventh amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our seventh amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Under our seventh amended and restated articles of association, the directors shall, upon the requisition in writing of one or more members holding shares which carry in the aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding shares of the company that as at the date of the requisition carries the right of voting at general meetings, convene a general meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our seventh amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our seventh amended and restated articles of association, directors may be removed by ordinary resolution.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands law, including the duty to ensure that, in their opinion, such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act of the Cayman Islands and our seventh amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our seventh amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class of shares only with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act, our seventh amended and restated memorandum and articles of association may only be amended by a special resolution.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our seventh amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our seventh amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

The following is a summary of our securities issuances since the inception of Chengxing Zhidong. Except for our initial public offering and follow-on offering in the United States, none of the transactions set forth below involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following transactions, except for our initial public offering and follow-on offering in the United States, was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

In connection with the Reorganization, the shareholders of Chengxing Zhidong obtained shares or warrants to purchase shares of XPeng Inc. in proportion to the shares they held in Chengxing Zhidong. As we effected a share split on March 30, 2020, in which each one of the previously issued ordinary shares and preferred shares was split into 25 ordinary shares and preferred shares, respectively, the following share numbers have given effect to such share split.

Ordinary Shares

We were incorporated in the Cayman Islands as an exempted limited liability company on December 27, 2018. We issued (i) 25 ordinary shares to the Vistra (Cayman) Limited, which was transferred on the same day to Simplicity Holding Limited at par value, (ii) 230,234,350 ordinary shares to Simplicity Holding Limited for a consideration of US$51,596,941.03, (iii) 60,000,000 ordinary shares to Efficiency Investment Limited for a consideration of US$391,446.89, (iv) 20,000,000 ordinary shares to Quality Enterprises Limited for a consideration of US$130,588.79, (v) 137,202,575 ordinary shares to Success Sharing for a consideration of US$522,168.80, and (vi) 583,575 ordinary shares to XPD Holdings Limited for a consideration of US$789,639.92.

On August 8, 2019, we issued (i) 230,234,350 ordinary shares to Simplicity Holding Limited, (ii) 59,999,975 ordinary shares to Efficiency Investment Limited, (iii) 19,999,975 ordinary shares to Quality Enterprises Limited, (iv) 137,202,550 ordinary shares to Success Sharing, and (v) 583,550 ordinary shares to XPD Holdings Limited.

On June 28, 2020, in connection with the restructuring of Success Sharing, we issued (i) 17,643,400 Class A ordinary shares to Quack Holding Limited at par value, (ii) 15,760,000 Class A ordinary shares to Like Minded Enterprise Limited at par value, (iii) 33,349,070 Class A ordinary shares to Xpeng Fortune at par value, and (iv) 21,000,000 Class B ordinary shares to Respect Holding Limited at par value.

In August 2020, at the closing of the initial public offering in the United States, we issued and sold an aggregate of 114,693,333 ADSs (including 14,959,999 ADSs sold upon the full exercise of the international underwriters’ option to purchase additional Class A ordinary shares), representing 229,386,666 Class A ordinary shares at a public offering price of USD15.00 per ADS.

In December 2020, at the closing of the follow-on offering in the United States, we issued and sold an aggregate of 55,200,000 ADSs (including 7,200,000 ADSs sold upon the full exercise of the underwriters’ over-allotment option), representing 110,400,000 Class A ordinary shares at a public offering price of USD45.00 per ADS.

Since the follow-on offering in the United States, we issued 26,861,980 Class A ordinary shares which include shares issued to settle certain vested RSUs and RSUs that are expected to be vested by December 31, 2021 (excluding 7,413,480 Class A ordinary shares issued and reserved for future issuance upon the exercising or vesting of awards granted under our 2019 Equity Incentive Plan).

Preferred Shares and Warrants

On September 12, 2019, we issued 50,540,875 Series A preferred shares to Taobao China Holding Limited for a consideration of US$46,586,904.24.

On the same day, we issued a total of 46,477,050 Series A1 preferred shares, of which (i) 18,571,950 Series A1 preferred shares were issued to GGV (Xpeng) Limited for a consideration of US$19,090,909, (ii) 14,639,425 Series A1 preferred shares were issued to Morningside TMT Holding IV Limited for a consideration of US$15,048,485, (iii) 10,317,750 Series A1 preferred shares were issued to Matrix Partners China IV Hong Kong Limited for a consideration of US$10,606,051, and (iv) 2,947,925 Series A1 preferred shares were issued to Shunwei Top Venture Limited for a consideration of US$3,030,303.03.

On the same day, we issued a total of 79,970,975 Series B preferred shares, of which (i) 54,709,700 Series B preferred shares were issued to Taobao China Holding Limited for a consideration of US$117,787,479.98, (ii) 4,376,775 Series B preferred shares were issued to GGV (Xpeng) Limited for a consideration of US$9,375,000, (iii) 3,377,400 Series B preferred shares were issued to Morningside TMT Holding IV Limited for a consideration of US$7,234,375, (iv) 2,917,850 Series B preferred shares were issued to Matrix Partners China IV Hong Kong Limited for a consideration of US$6,249,990, and (v) 14,589,250 Series B preferred shares were issued to Markarian Investments Limited for a consideration of US$31,250,000.

On the same day, we issued a total of 109,041,950 Series B1 preferred shares, of which (i) 29,871,475 Series B1 preferred shares were issued to Simplicity Holding Limited for a consideration of US$94,487,730.81, (ii) 7,148,750 Series B1 preferred shares were issued to GGV (Xpeng) Limited for a consideration of US$22,595,040.30, (iii) 12,556,625 Series B1 preferred shares were issued to Morningside TMT Holding IV Limited for a consideration of US$39,645,090.61, (iv) 7,287,250 Series B1 preferred shares were issued to Morningside Special IV Hong Kong Limited for a consideration of US$23,182,070.70, (v) 2,297,800 Series B1 preferred shares were issued to Matrix Partners China IV Hong Kong Limited for a consideration of US$7,285,332.53, (vi) 21,387,275 Series B1 preferred shares were issued to Xenon Investment Limited for a consideration of US$67,550,819.37, (vii) 2,297,800 Series B1 preferred shares were issued to Sino EV Limited for a consideration of US$7,257,526.05, (viii) 2,665,450 Series B1 preferred shares were issued to Magical Star Project Company Limited for a consideration of US$8,554,319.93, (ix) 1,571,700 Series B1 preferred shares were issued to Proficient Development Project Company Limited for a consideration of US$5,044,098.99,

(x) 358,450 Series B1 preferred shares were issued to CK Investment Holdings Limited for a consideration of US$1,156,005.01, (xi) 2,297,800 Series B1 preferred shares were issued to HH XP (HK) Holdings Limited for a consideration of US$7,285,337.53, (xii) 919,125 Series B1 preferred shares were issued to Robert S Bao for a consideration of US$2,914,135.01, and (xiii) 18,382,450 Series B1 preferred shares were issued to Taobao China Holding Limited for a consideration of US$57,965,973.97.

On the same day, we issued a total of 26,137,425 Series B2 preferred shares, of which (i) 7,033,275 Series B2 preferred shares were issued to Simplicity Holding Limited for a consideration of US$25,584,370.19, (ii) 1,776,075 Series B2 preferred shares were issued to GGV (Xpeng) Limited for a consideration of US$6,455,725.91, (iii) 3,381,375 Series B2 preferred shares were issued to Xenon Investment Limited for a consideration of US$12,281,967.23, (iv) 1,298,750 Series B2 preferred shares were issued to KTB China Synergy Fund for a consideration of US$4,710,964, (v) 2,697,425 Series B2 preferred shares were issued to KTB AI Limited Partnership for a consideration of US$10,049,577.92, (vi) 559,475 Series B2 preferred shares were issued to Sino EV Limited for a consideration of US$2,032,107.30, (vii) 783,250 Series B2 preferred shares were issued to Luminous Ace Limited for a consideration of US$2,885,000, (viii) 1,214,850 Series B2 preferred shares were issued to Truly Magnetic Project Company Limited for a consideration of US$4,483,643.55, (ix) 1,998,100 Series B2 preferred shares were issued to HH XP (HK) Holdings Limited for a consideration of US$7,285,337.53, and (x) 5,394,850 Series B2 preferred shares were issued to Taobao China Holding Limited for a consideration of US$19,563,516.22.

On the same day, we issued warrants to several investors, most of whom have exercised their warrants on April 24, 2020, as further described below. On May 22, 2020, a warrant held by Zhaoqing Hightech Zone Construction Investment Development Co., Ltd. was cancelled, as further described below. In addition, two warrants held by Tianjin Ruifeng Xinchuang Investment Management Partnership (Limited Partnership) were transferred to Dazzling Mount Holdings Limited, Simplicity Holding Limited, Efficiency Investment Limited and Hongdi Brian Gu, and these parties exercised the warrants in August 2020, as described below.

On December 2, 2019, we issued a total of 79,590,650 Series C preferred shares, of which (i) 10,612,100 Series C preferred shares were issued to PV Xenon Investment II Limited for a consideration of US$40,000,000, (ii) 13,265,100 Series C preferred shares were issued to Fast Pace Limited for a consideration of US$50,000,000, (iii) 43,642,225 Series C preferred shares were issued to Simplicity Holding Limited for a consideration of US$164,500,000, (iv) 3,183,625 Series C preferred shares were issued to GGV (Xpeng) Limited for a consideration of US$12,000,000, (v) 1,326,500 Series C preferred shares were issued to Matrix Partners China IV Hong Kong Limited for a consideration of US$5,000,000, (vi) 397,950 Series C preferred shares were issued to Shunwei Top Venture Limited for a consideration of US$1,500,000, (vii) 2,653,025 Series C preferred shares were issued to Golden Eagle (Asia) Investment Limited for a consideration of US$10,000,000, (viii) 1,326,500 Series C preferred shares were issued to Duowan Entertainment Corp. for a consideration of US$5,000,000, (ix) 2,306,975 Series C preferred shares were issued to Evolution Special Opportunity Fund I, L.P. for a consideration of US$8,695,652, (x) 346,050 Series C preferred shares were issued to Evolution Fund I Co- investment, L.P. for a consideration of US$1,304,348, (xi) 265,300 Series C preferred shares were issued to Bryan White for a consideration of US$1,000,000, and (xii) 265,300 Series C preferred shares were issued to Markarian Investments Limited for a consideration of US$1,000,000.

On April 10, 2020, we issued 26,137,425 Series C preferred shares to Pacific Rays Limited for a consideration of US$98,519,394.25.

On May 11, 2020, we issued 795,907 Series C preferred shares to Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership) for a consideration of US$3,000,000.

Considerations from (i) Pacific Rays Limited for the Series C preferred shares and (ii) Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership) for the Series C preferred shares were initially paid to Chengxing Zhidong in the form of interest-free loans denominated in RMB. Chengxing Zhidong has repaid the loan, and the shareholder has paid the equivalent amount to XPeng Inc. in U.S. dollars.

On April 24, 2020, certain warrant holders purchased our shares pursuant to the warrants issued on September 12, 2019, including (i) Shanghai Cheyou Enterprise Management Partnership (Limited Partnership) purchased 15,753,000 Class A ordinary shares and 27,567,750 Series A preferred shares for a consideration of US$25,531,932.02, (ii) Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership) purchased 8,935,900 Series B1 preferred shares and 2,220,100 Series B2 preferred shares for a consideration of US$36,034,997.19, (iii) CX TMT Holding IV Limited purchased 3,932,550 Series A1 preferred shares, 999,350 Series B preferred shares, 5,432,025 Series B1 preferred shares and 999,050 Series B2 preferred shares for a consideration of US$27,032,426.33, (iv) Pacific Rays Limited purchased 14,739,650 Series A1 preferred shares and 36,473,100 Series B preferred shares for a consideration of US$95,379,531.89, (v) Zhuhai Guangkong Zhongying Industrial Investment Fund Partnership (Limited Partnership) purchased 2,653,125 Series A1 preferred shares for a consideration of US$ 2,848,416.76, (vi) Shanghai Jihe Enterprise Management Consulting Partnership (Limited Partnership) purchased 2,917,850 Series A2 preferred shares, 729,450 Series B preferred shares, 919,125 Series B1 preferred shares and 3,996,200 Series B2 preferred shares for a consideration of US$22,830,179.38, (vii) Shanghai Guangyi Investment Management Center (Limited Partnership) purchased 2,334,275 Series A2 preferred shares for a consideration of US$ 3,162,255.32, (viii) Speed Up Holdings Limited purchased 2,334,275 Series A2 preferred shares and 459,550 Series B-1 preferred shares for a consideration of US$4,602,990.67, (ix) Shanghai Huiyu Enterprise Management Partnership (Limited Partnership) purchased 7,294,625 Series B preferred shares for a consideration of US$ 15,914,950.50, (x) XP Management Limited purchased 13,130,325 Series B preferred shares for a consideration of US$28,611,848.48, (xi) Yincheng Investment Limited purchased 3,888,600 Series B1 preferred shares and 614,800 Series B2 preferred shares for a consideration of US$14,418,155.34, and (xii) Ningbo Dingpeng Equity Investment Partnership (Limited Partnership) purchased 4,595,600 Series B1 preferred shares and 1,998,100 Series B2 preferred shares for a consideration of US$21,659,089.41.

On May 22, 2020, a warrant to purchase 4,595,600 Series B1 preferred shares issued to Zhaoqing High-tech Zone Construction Investment Development Co., Ltd. was cancelled.

On May 26, 2020, we issued 318,363 Series C preferred shares to Hongdi Brian Gu for a consideration of US$1,200,000.

On July 22, 2020, we issued a total of 76,115,787 Series C preferred shares, of which (i) 20,758,851 Series C preferred shares were issued to Aspex Master Fund for a consideration of US$90,000,000, (ii) 20,758,851 Series C preferred shares were issued to Coatue PE Asia 33 LLC for a consideration of US$90,000,000, (iii) 16,145,773 Series C preferred shares were issued to Hillhouse Capital through HH XP (HK) Holdings Limited for a consideration of US$70,000,000, (iv) 16,145,773 Series C preferred shares were issued to Sequoia Capital China through SCC Growth VI Holdco E, Ltd. for a consideration of US$70,000,000, and (v) 2,306,539 Series C preferred shares were issued to Hel Ved Master Fund for a consideration of US$10,000,000.

On July 24, 2020, we issued a total of 35,751,359 Series C preferred shares, of which (i) 4,613,078 Series C preferred shares were issued to Matrix Partners China IV Hong Kong Limited for a consideration of US$20,000,000, (ii) 3,010,034 Series C preferred shares were issued to Anatole Partners Master Fund, L.P. for a consideration of US$13,050,000, (iii) 449,775 Series C preferred shares were issued to Anatole Partners Enhanced Master Fund, L.P. for a consideration of US$1,950,000, (iv) 3,459,809 Series C preferred shares were issued to Tairen Alpha Fund Limited for a consideration of US$15,000,000, (v) 3,459,809 Series C preferred shares were issued to 3W Global Fund for a consideration of US$15,000,000, (vi) 3,459,809 Series C preferred shares were issued to ZWC XP Investments Limited for a consideration of US$15,000,000, (vii) 2,306,539 Series C preferred shares were issued to CloudAlpha Master Fund for a consideration of US$10,000,000, (viii) 2,306,539 Series C preferred shares were issued to Summer Rocket Holdings Limited for a consideration of US$10,000,000, (ix) 2,306,539 Series C preferred shares were issued to Grand Horizon Plus Investment Limited for a consideration of US$10,000,000, (x) 2,306,539 Series C preferred shares were issued to Azure Kingfisher Limited for a consideration of US$10,000,000, (xi) 1,153,270 Series C preferred shares were issued to Pine Summit International Limited for a consideration of US$5,000,000, (xii) 1,153,270 Series C preferred shares were issued to Neumann Capital for a consideration of US$5,000,000, (xiii) 461,308 Series C preferred shares were issued to Shengyu Ventures Limited for a consideration of US$2,000,000, (xiv) 461,308 Series C preferred shares were issued to Luminous Time Limited for a consideration of US$2,000,000, (xv) 461,308 Series C preferred shares were issued to Cheung Shun Ching for a consideration of US$2,000,000, (xvi) 461,308 Series C preferred shares were issued to Celestial Dragon Holdings Limited for a consideration of US$2,000,000, (xvii) 230,654 Series C preferred shares were issued to Robert S Bao for a consideration of US$1,000,000, (xviii) 230,654 Series C preferred shares were issued to Ampere Partners Holding Limited for a consideration of US$1,000,000, and (xix) 3,459,809 Series C preferred shares were issued to Credit Suisse AG, Singapore Branch for a consideration of US$15,000,000.

On July 29, 2020, we issued 23,065,390 Series C preferred shares to Qatar Investment Authority through Al-Rayyan Holding LLC for a consideration of US$100,000,000.

On August 6, 2020, we issued a total of 72,655,979 Series C preferred shares, of which (i) 49,590,589 Series C preferred shares were issued to Taobao China Holding Limited for a consideration of US$215,000,000, and (ii) 23,065,390 Series C preferred shares were issued to Mubadala Investment Company through Aerospace Holding Company LLC for a consideration of US$100,000,000.

On the same day, we issued 14,850,560 Class A ordinary shares to Quack Holding Limited, which is wholly owned by Hongdi Brian Gu at par value pursuant to the RSUs granted to Hongdi Brian Gu. In addition, we issued 9,695,210 Class A ordinary shares to XPeng Fortune, which is established for our share incentive plan, at par value.

On the same day, certain warrant holders purchased our shares pursuant to the warrants issued on September 12, 2019, including (i) Dazzling Mount Holdings Limited purchased 3,501,425 Series A2 preferred shares and 1,922,624 Series B preferred shares for a consideration of US$8,059,249.8, (ii) Simplicity Holding Limited purchased 16,926,907 Series B preferred shares for a consideration of US$33,183,603.35, (iii) Efficiency Investment Limited purchased 1,137,879 Series B preferred shares for a consideration of US$2,230,703.89, and (iv) Hongdi Brian Gu purchased 1,896,465 Series B preferred shares for a consideration of US$3,717,839.82.

Immediately prior to the completion of our initial public offering in the United States in August 2020, all preferred shares that were issued and outstanding at the time were converted into our ordinary shares on a one-for-one basis.

Shareholders Agreement

We entered into an amended and restated shareholders agreement dated June 28, 2020, as supplemented on August 5, 2020, with our shareholders, which consist of holders of our ordinary shares, Series A preferred shares, Series A1 preferred shares, Series A2 preferred shares, Series B preferred shares, Series B1 preferred shares, Series B2 preferred shares and Series C preferred shares. The shareholders agreement provides for certain special rights, including right of first refusal, co-sale rights, preemptive rights and contain provisions governing the board of directors. These special rights have been automatically terminated upon the completion of the initial public offering in the United States.

Registration Rights

On August 20, 2020, we entered into a registration right agreement with our shareholders, under which we have granted certain registration rights to holders of our registrable securities. Set forth below is a description of the registration rights under this agreement.

Required Registration Rights

At any time or from time to time after the date that is six months after the closing of our initial public offering, holders holding 25% or more of the registrable securities have the right to request that we effect a registration under the Securities Act covering the registration of all or part of their registrable securities, so long as the anticipated aggregate offering price to the public of such registrable securities is no less than $5,000,000. We, however, are not obligated to effect a required registration if we have already effected two required registrations, unless less than 50% of the registrable securities sought to be included in the required registration were sold.

Piggyback Registration Rights

If we propose to file a registration statement in connection with a public offering of securities of our company, other than relating to (i) an employee share option plan, (ii) corporate reorganization or transaction under Rule 145 of the Securities Act, (iii) on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities, or (iv) a registration in which the only shares being registered are those issuable upon conversion of debt securities, then we must offer each holder of the registrable securities the opportunity to include their shares in the registration statement.

Form F-3 Registration Rights

When eligible for use of form F-3, holders of the registrable securities have the right to request in writing that we file a registration statement on Form F-3. Registration pursuant to Form F-3 registration rights will not be deemed to be a required registration. We, however, are not obligated to effect a registration on Form F-3 if (i) the aggregate price of the registrable securities requested to be sold pursuant to such registration is, in the good faith judgment of our board of directors, expected to be less than $5,000,000, or (ii) we have already effected two such registrations within any twelve-month period preceding the date of the registration request.

Expenses of Registration

We will pay all expenses incurred in connection with any required registration, piggyback registration or Form F-3 registration, including, among others, registration and filing fees, compliance fees, listing fees, printing expenses, fees and disbursements of counsel and independent public accountants of our company, fees and disbursements of the underwriters, but excluding underwriting discounts and commissions and share transfer taxes. We will not, however, be required to pay for any expenses of any registration proceeding begun pursuant to required registration rights, if the registration request is subsequently withdrawn at the request of the holders of a majority of the registrable securities requested to be registered, subject to certain exceptions.

Termination of Registration Rights

The registration rights discussed above shall terminate (i) five years after our initial public offering, or (ii) with respect to any holder, the date on which such holder may sell all of its registrable securities under Rule 144 of the Securities Act in any three-month period.

Undertakings by Multiple Class Voting Structure Beneficiaries

Pursuant to Hong Kong Listing Rules, each Multiple Class Voting Structure Beneficiary will give a legally enforceable undertaking to the Company that he/she will comply with the relevant specified requirements under the Hong Kong Listing Rules, which is intended to be for the benefit of and enforceable by our shareholders. Each of Mr. He and Mr. Heng Xia will, before Listing, make an undertaking to the Company, or the Undertaking, that for so long as he is a Multiple Class Voting Structure Beneficiary: (1) he shall comply with (and, if the shares to which the weighted voting rights that he is beneficially interested in are attached are held through a limited partnership, trust, private company or other vehicle, use his best endeavors to procure that that limited partnership, trust, private company or other vehicle complies with) certain specified requirements under the Hong Kong Listing Rules from time to time in force, to the extent not waived by the Hong Kong Stock Exchange; and (2) he shall use his best endeavors to procure that the Company complies with all relevant specified requirements, to the extent not waived by the Hong Kong Stock Exchange.

In addition, each of the Multiple Class Voting Structure Beneficiaries further undertake to the Company that, before the proposed amendments to incorporate requirements under certain Hong Kong Listing Rules in its articles of association are approved by the Shareholders:

(1)

in the event that a divorce is being contemplated such that any Class B ordinary share will be transferred to an entity which is not wholly owned and not wholly controlled by such Multiple Class Voting Structure Beneficiary, the relevant Multiple Class Voting Structure Beneficiary will procure that such Class B ordinary share be converted into Class A ordinary share prior to such transfer; and

(2)

the Multiple Class Voting Structure Beneficiaries will not create any encumbrance over any Class B ordinary share in favour of a Founder Affiliate. For the purpose of this undertaking, “Founder Affiliate” means any entity that is ultimately controlled by any of the founders of the Company (being Mr. Xiaopeng He, Mr. Heng Xia, and Mr. Tao He) and “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

Each Multiple Class Voting Structure Beneficiary acknowledged and agreed that our shareholders rely on the aforementioned undertakings in acquiring and holding their shares. Each Multiple Class Voting Structure Beneficiary acknowledged and agreed that the aforementioned undertakings are intended to confer a benefit on the Company and all existing and future shareholders and may be enforced by the Company and/or any such shareholder against the Multiple Class Voting Structure Beneficiary.

The aforementioned undertakings shall automatically terminate upon the earlier of (i) the date of delisting of the Company from the Hong Kong Stock Exchange; and (ii) the date on which the Multiple Class Voting Structure Beneficiary ceases to be a beneficiary of weighted voting rights in the Company. For the avoidance of doubt, the termination of the aforementioned undertakings shall not affect any rights, remedies, obligations or liabilities of the Company and/or any shareholder and/or the Multiple Class Voting Structure Beneficiary himself that have accrued up to the date of termination, including the right to claim damages and/or apply for any injunction in respect of any breach of the aforementioned undertakings which existed at or before the date of termination.

The aforementioned undertakings shall be governed by the laws of the Hong Kong and all matters, claims or disputes arising out of the aforementioned undertakings shall be subject to the exclusive jurisdiction of the courts of Hong Kong.

Also see “Proposed Amendments of Memorandum and Articles of Association” for information on the undertakings to be provided by each Multiple Class Voting Structure Beneficiary in relation to proposed amendments of the memorandum and articles of association of the Company.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hon Hai Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-248098 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, two Class A ordinary shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Class A ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class A ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary, commonly referred to as the direct registration system, or DRS. The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Class A ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Class A ordinary shares with the beneficial ownership rights and interests in such Class A ordinary shares being at all times vested with the beneficial owners of the ADSs representing the Class A ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of Class A ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the Class A ordinary shares deposited or modify the ADS-to-Class A ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional Class A ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Class A ordinary shares ratio upon a distribution of Class A ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Class A ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Class A ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Class A ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class A ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A ordinary shares or rights to subscribe for additional Class A ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Class A ordinary shares

The Class A ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Class A ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Class A ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class A ordinary shares

Upon completion of the Global Offering, the Class A ordinary shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in the prospectus.

After the closing of the Global Offering, the depositary may create ADSs on your behalf if you or your broker deposit Class A ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A ordinary shares to the custodian. Your ability to deposit Class A ordinary shares and receive ADSs may be limited by U.S. and the Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Class A ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of Class A ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The Class A ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Class A ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the Class A ordinary shares.

•

The Class A ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Class A ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Class A ordinary shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Class A ordinary shares at the custodian’s offices. Your ability to withdraw the Class A ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands law considerations applicable at the time of withdrawal. In order to withdraw the Class A ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the Class A ordinary shares or ADSs are closed, or (ii) Class A ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A ordinary shares represented by your ADSs. The voting rights of holders of Class A ordinary shares are described in “Description of Share Capital.”

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•

In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all Class A ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•

In the event of voting by poll, the depositary will vote (or cause the Custodian to vote) the Class A ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except (a) as set forth above in the case voting is by show of hands, (b) in the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the common shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of common shares may be adversely affected, and (c) as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•  Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Class A ordinary shares, upon a change in the ADS(s)-to-Shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of Class A ordinary shares

Up to U.S. 5¢ per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Shares ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held
• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary

Service	Fees

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

•  Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of Class A ordinary shares on the share register and applicable to transfers of Class A ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•

the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Class A ordinary shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the Class A ordinary shares represented by ADSs and to direct the depositary of such Class A ordinary shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A ordinary shares, for the validity or worth of the Class A ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

•

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the Class A ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the Class A ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the Class A ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the Class A ordinary shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class A ordinary shares (including Class A ordinary shares represented by ADSs) are governed by the laws of the Cayman Islands.

As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon closing of the Global Offering, we will have 1,281,821,510 outstanding Class A ordinary shares (or 1,294,571,510 outstanding Class A ordinary shares if the underwriters exercise their option to purchase additional Class A ordinary shares in full), excluding 7,413,480 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs and reserved for future issuance upon the exercise or vesting of awards granted under our Equity Incentive Plan.

All of the Class A ordinary shares sold in the Global Offering will be freely transferable without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class A ordinary shares in the public market could adversely affect prevailing market prices of our ADSs and Class A ordinary shares.

Lock-up Agreements and Undertakings

We have undertaken to each of the Joint Sponsors and the Joint Representatives (for themselves only) that except for (i) the issue, offer or sale of the offer shares pursuant to the Global Offering (including pursuant to the international underwriters’ option to purchase additional Class A ordinary shares), (ii) the grant of restricted share units pursuant to our 2019 Equity Incentive Plan and the issue and delivery of Class A ordinary shares for satisfying the restricted share units by us, (iii) the issue of Class A ordinary shares to be converted from the Class B ordinary shares and Class C ordinary shares on the Listing Date, (iv) any capitalization issue, capital reduction or consolidation or sub-division of shares, and (v) registration and issuance of ADSs and American depositary receipts without enlarging our issued and outstanding share capital as at the date of the Hong Kong Underwriting Agreement, and unless in compliance with the requirements of the Hong Kong Listing Rules, we will not, without the prior written consent of the Joint Sponsors and the Joint Representatives (for themselves only), at any time during the period commencing on the date of the Hong Kong Underwriting Agreement and ending on the date falling six months after the Listing Date, (a) offer, allot, issue, sell, accept subscription for, contract or agree to allot, issue or sell, grant or sell any option, warrant, right or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase or subscribe for, or otherwise transfer or dispose of, or agree to transfer or dispose of, either directly or indirectly, conditionally or unconditionally, any legal or beneficial interest in any Class A ordinary shares or our other securities, or any interests in any of the foregoing (including, but not limited to, any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive, or any warrants or other rights to purchase, any Class A ordinary shares or our other securities); (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of subscription or ownership (legal or beneficial) of any Class A ordinary shares or our other securities, or any interest therein (including, without limitation, any securities convertible into or exchangeable or exercisable for or represent the right to receive, or any warrants or other rights to purchase, any Class A ordinary shares or our other securities; (c) enter into any transaction with the same economic effect as any transaction specified in (a) or (b) above; or (d) offer to or contract to or agree to announce, or publicly disclose that the Company will or may enter into any such transaction described in paragraphs (a), (b) or (c) above, in each case, whether any such transaction described in (a), (b) or (c) above is to be settled by delivery of the Class A ordinary shares or our other securities, in cash or otherwise (whether or not the issue of such Class A ordinary shares or our other securities will be completed within the six-month period). Paragraph (a) above does not apply to any issue of debt securities by us which are not convertible into our equity securities or any transfer or sales of existing Class A ordinary shares registered on any register of our members as of the date of the Hong Kong Underwriting Agreement.

Pursuant to the Listing Rules, we have undertaken to the Hong Kong Stock Exchange that we will not exercise our power to issue any further shares, or securities convertible into shares (whether or not of a class already listed) or enter into any agreement to such an issue within six months from the Listing Date (whether or not such issue of shares or securities will be completed within six months from the Listing Date), except (a) pursuant to the Global Offering (including the international underwriters’ option to purchase additional Class A ordinary shares); or (b) under any of the circumstances provided under the Hong Kong Listing Rules.

In addition, pursuant to the Hong Kong Listing Rules, each of our controlling shareholders has undertaken to the Hong Kong Stock Exchange, the Company and the Joint Sponsors that, except pursuant to the Global Offering (including the international underwriters’ option to purchase additional Class A ordinary shares), it will not and will procure that the relevant registered holder(s) will not without the prior written consent of the Hong Kong Stock Exchange or unless otherwise in compliance with the applicable requirement of the Hong Kong Listing Rules: (a) in the period commencing on the date by reference to which disclosure of its shareholdings in the Company is made in this prospectus and ending on the date which is six months from the Listing Date, either directly or indirectly, dispose of, nor enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the securities of the Company in respect of which it is shown by this prospectus to be the beneficial owner; and (b) in the period of six months from the expiry of the period in the section (a) above, either directly or indirectly, dispose of, nor enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the securities referred to in paragraph (a) above if, immediately following such disposal or upon the exercise or enforcement of such options, rights, interests or encumbrances, it would cease to be a controlling shareholder of the Company.

In addition, pursuant to the Hong Kong Listing Rules, each of our controlling shareholders has undertaken to the Hong Kong Stock Exchange and the Company that, within the period commencing on the date by reference to which disclosure of its shareholdings in the Company is made in this prospectus and ending on the date which is 12 months from the Listing Date, it will procure that the relevant registered holder(s) will (i) when it pledges or charges any securities of the Company beneficially owned by it in favor of an authorized institution (as defined under the Banking Ordinance (Chapter 155 of the Laws of Hong Kong)) for a bona fide commercial loan, immediately inform the Company of such pledge or charge together with the number of securities so pledged or charged; and (ii) when it receives indications, either verbal or written, from the pledgee or chargee of any securities of the Company that any of the pledged or charged securities will be disposed of, immediately inform the Company of such indications. The Company will inform the Hong Kong Stock Exchange as soon as it has been informed of the matters referred to in (i) and (ii) above by the controlling shareholders and subject to the then applicable requirements of the Hong Kong Listing Rules disclose such matters by way of an announcement.

See “Underwriting—Lock-up Agreements and Undertakings.”

Rule 144

“Restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our issued shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•

1% of the number of our Class A ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 12,818,215 Class A ordinary shares immediately after the Global Offering; and

•	the average weekly trading volume of the ADSs on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. The manner-of-sale provisions require the securities to be sold either in “brokers’

transactions” as such term is defined under the Securities Act, through transactions directly with a market maker as such term is defined under the Exchange Act or through a riskless principal transaction as described in Rule 144. In addition, the manner-of-sale provisions require the person selling the securities not to solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction or make any payment in connection with the offer or sale of the securities to any person other than the broker or dealer who executes the order to sell the securities. If the amount of securities to be sold in reliance upon Rule 144 during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of US$50,000, three copies of a notice on Form 144 should be filed with the SEC. If such securities are admitted to trading on any national securities exchange, one copy of such notice also must be transmitted to the principal exchange on which such securities are admitted. The Form 144 should be signed by the person for whose account the securities are to be sold and should be transmitted for filing concurrently with either the placing with a broker of an order to execute a sale of securities or the execution directly with a market maker of such a sale.

Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Rule 701

Beginning 90 days after we became a reporting company, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following is a general summary of certain Cayman Islands, People’s Republic of China and United States federal income tax consequences relevant to an investment in our ADSs and Class A ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China, Hong Kong and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of the ADSs and Class A ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the ADSs or ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or Class A ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or Class A ordinary shares, nor will gains derived from the disposal of the ADSs or Class A ordinary shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Pursuant to the Enterprise Income Tax Law, which was promulgated by the National People’s Congress on March 16, 2007, took effect on January 1, 2008 and was last amended on December 29, 2018, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The implementing rules of the Enterprise Income Tax Law further define the term “de facto management body” as the management body that exercises substantial and overall management and control over the production and operations, personnel, accounting and assets of an enterprise. While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of some of our overseas subsidiaries are located in China, in which case we or the overseas subsidiaries, as the case may be, would be subject to the PRC enterprise income tax at the rate of 25% on worldwide income. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. One example is a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ADSs. Furthermore, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or ordinary shares by such investors may be subject to PRC tax at a current rate of 20%. Any PRC tax liability may be subject to reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

Hong Kong Taxation

In connection with the Hong Kong public offering, we will establish a branch register of members in Hong Kong, or the Hong Kong share register. Dealings in our Class A ordinary shares registered on our Hong Kong share register will be subject to Hong Kong stamp duty. The stamp duty is charged to each of the seller and purchaser at the ad valorem rate of 0.1% of the consideration for, or (if greater) the value of, our Class A ordinary shares transferred. In other words, a total of 0.2% (or 0.26% with effect from August 1, 2021 as explained below) is payable on a typical sale and purchase transaction of our Class A ordinary shares. In addition, a fixed duty of HK$5.00 is charged on each instrument of transfer (if required). On February 24, 2021, the government of Hong Kong announced to increase the stamp duty on the sale and purchase of “Hong Kong stock” by 30% with effect from August 1, 2021, subject to the completion of the necessary legislative process which is ongoing as at the date of this prospectus.

To facilitate ADS-ordinary share conversion and trading between the NYSE and the Hong Kong Stock Exchange, we also intend to move a portion of our issued ordinary shares from our Cayman share register to our Hong Kong share register. It is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs constitutes a sale or purchase of the underlying Hong Kong-registered ordinary shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter. See “Risk Factors— Risks Relating to Our Shares, ADSs and the Dual Listing—There is uncertainty as to whether Hong Kong stamp duty will apply to the trading or conversion of our ADSs following our initial public offering in Hong Kong and Listing of our Class A ordinary shares on the Hong Kong Stock Exchange.”

Certain United States Federal Income Tax Considerations

The following discussion describes certain United States federal income tax consequences of the purchase, ownership and disposition of our ADSs and Class A ordinary shares as of the date hereof.

This discussion deals only with ADSs and Class A ordinary shares that are held as capital assets by a United States Holder (as defined below).

As used herein, the term “United States Holder” means a beneficial owner of our ADSs or Class A ordinary shares that is, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. In addition, this discussion assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

This discussion does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our ADSs or Class A ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of our stock by vote or value;

•	a partnership or other pass-through entity for United States federal income tax purposes; or

•	a person whose “functional currency” is not the United States dollar.

If an entity or other arrangement treated as a partnership for United States federal income tax purposes holds our ADSs or Class A ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ADSs or Class A ordinary shares, you should consult your tax advisors.

This discussion does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local or non-United States tax laws. If you are considering the purchase of our ADSs or Class A ordinary shares, you should consult your tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our ADSs or Class A ordinary shares, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

ADSs

If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying Class A ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will not be subject to United States federal income tax.

Taxation of Dividends

Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of distributions on the ADSs or Class A ordinary shares (including any amounts withheld to reflect PRC withholding taxes, as discussed above under “Taxation—People’s Republic of China Taxation”) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the tax basis of the ADSs or Class A ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. We do not, however, expect to determine earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend.

Any dividends that you receive (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code. The amount of the dividend distribution that you must include in your income will be the U.S. dollar value of payments made, determined at the spot exchange rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in your income to the date the payment is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the reduced tax rates described below in respect of certain dividend income.

As discussed above under “Description of American Depositary Shares—Fees and Charges,” the amount of any dividend that is paid to you if you hold ADSs will be reduced by certain fees that you are required to pay to the depositary. The amount of the dividend you are deemed receive and include in income for U.S. federal income tax purposes will equal the gross amount of the dividend and will not be reduced by the amount of the fees that are withheld in respect of the dividend payment in respect of ADSs. You would then be deemed to pay the amount of such fees to the depositary. Such fees will generally be treated as items of investment expense which may not be deductible in the case of certain investors due to general limitations on the deduction of investment expenses. United States Holders of ADSs are urged to consult their tax advisors with respect to the tax treatment of the payment of such fees to the depositary.

With respect to non-corporate United States investors, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our ADSs (which are listed on the NYSE) are readily tradable on an established securities market in the United States. Thus, we believe that dividends we pay on our ADSs will meet the conditions required for these reduced tax rates. Since our Class A ordinary shares are not listed on an established securities market in the United States but can be represented by ADSs that are so listed, it is unclear whether dividends that we pay on our Class A ordinary shares that are not represented by ADSs currently meet the conditions required for these reduced tax rates. There also can be no assurance that our ADSs will continue to be readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. If contrary to our belief, as described in “Taxation—People’s Republic of China Taxation,” we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, we may be eligible for the benefits of the income tax treaty between the United States and PRC, or the Treaty, and if we are eligible for such benefits, dividends we pay on our ADSs and Class A ordinary shares, regardless of whether such shares are represented by ADSs, would be eligible for reduced rates of taxation. See “Taxation—People’s Republic of China Taxation.” Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your tax advisors regarding the application of these rules given your particular circumstances.

Non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a passive foreign investment company in the taxable year in which such dividends are paid or in the preceding taxable year (see “—Passive Foreign Investment Company” below).

Subject to certain conditions and limitations (including a minimum holding period requirement), any PRC withholding taxes on dividends may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or Class A ordinary shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Distributions of ADSs, Class A ordinary shares or rights to subscribe for ADSs or Class A ordinary shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax.

Passive Foreign Investment Company

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill (which we have determined based on the trading price of our ADSs or Class A ordinary shares), we do not believe we were a passive foreign investment company, or a PFIC, for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or in the foreseeable future, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income, or

•	at least 50% of the value (generally determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). Cash is generally treated as an asset that produces or is held for the production of passive income. If we own at least 25% (by value) of the stock of another corporation, for purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. However, there is uncertainty as to the treatment of our corporate structure and ownership of our consolidated VIEs for United States federal income tax purposes. For United States federal income tax purposes, we consider ourselves to own the equity of our consolidated VIEs. If it is determined, contrary to our view, that we do not own the equity of our consolidated VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC.

The determination of whether we are a PFIC is made annually. Accordingly, we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. The composition of our assets and income may be affected by how, and how quickly, we use the cash and liquid assets that we currently hold and the cash raised in the Global Offering. Because we have valued our goodwill based on the trading price of our ADSs and Class A ordinary shares, a decrease in the price of our ADSs or Class A ordinary shares may also result in our becoming a PFIC. If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, you will be subject to special tax rules discussed below.

If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares and you do not make a timely mark-to-market election, as described below, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge and a deemed sale discussed in the following paragraph, of ADSs or Class A ordinary shares. Distributions received in a taxable year, other than the taxable year in which your holding period in the ADSs or Class A ordinary shares begins, will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the portion of your holding period for the ADSs or Class A ordinary shares that preceded the taxable year of the distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or Class A ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to tax at the highest tax rate in effect for individuals or corporations, as applicable, for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold our ADSs or Class A ordinary shares, you will generally be subject to the special tax rules described above for that year and for each subsequent year in which you hold the ADSs or Class A ordinary shares (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your ADSs or Class A ordinary shares had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your tax advisor about this election.

In lieu of being subject to the special tax rules discussed above, you may make a mark-to-market election with respect to your ADSs or Class A ordinary shares provided such ADSs or Class A ordinary shares are treated as “marketable stock.” The ADSs or Class A ordinary shares generally will be treated as marketable stock if the ADSs or Class A ordinary shares are regularly traded on a “qualified exchange or other market” (within the meaning of the applicable Treasury regulations). The ADSs are listed on the NYSE, which constitutes a qualified exchange, and the Class A ordinary shares will be listed on the Hong Kong Stock Exchange upon the completion of the Global Offering. There is currently no authority regarding whether the Hong Kong Stock Exchange is treated as a qualified exchange or other market or regarding whether the fact that the ADSs are listed on the NYSE would allow the Class A ordinary shares to also be treated as marketable stock for purposes of the mark-to-market election. There also can be no assurance that the ADSs or Class A ordinary shares will be “regularly traded” for purposes of the mark-to-market election.

If you make an effective mark-to-market election, for each taxable year that we are a PFIC you will include as ordinary income the excess of the fair market value of your ADSs or Class A ordinary shares at the end of the year over your adjusted tax basis in the ADSs or Class A ordinary shares. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ADSs or Class A ordinary shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in the ADSs or Class A ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of your ADSs or Class A ordinary shares in a year that we are a PFIC, any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election, and any gain will be treated as ordinary income. If you make a mark-to-market election, any distributions that we make would generally be subject to the tax rules discussed above under “—Taxation of Dividends,” except that the lower rate applicable to dividends received from a qualified foreign corporation (discussed above) would not apply if we are a PFIC in the taxable year in which the dividend is paid or in the preceding taxable year.

If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs or Class A ordinary shares are no longer regularly traded on a qualified exchange or other market, or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, U.S. taxpayers can sometimes avoid the special tax rules described above by electing to treat a PFIC as a “qualified electing fund” under Section 1295 of the Code. However, this option is not available to you because we do not intend to prepare or provide you with the tax information necessary to permit you to make this election.

If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares and any of our non-United States subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. You will not be able to make the mark-to-market election described above in respect of any lower-tier PFIC. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

You will generally be required to file Internal Revenue Service Form 8621 if you hold our ADSs or Class A ordinary shares in any year in which we are a PFIC. You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or Class A ordinary shares if we are a PFIC in any taxable year.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange or other disposition of the ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized for the ADSs or Class A ordinary shares (net of any Hong Kong stamp duty imposed on such proceeds) and your tax basis in the ADSs or Class A ordinary shares (which should similarly take into account any Hong Kong stamp duty paid in connection with the acquisition of the ADSs or Class A ordinary shares). Subject to the discussion under “—Passive Foreign Investment Company” above, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the ADSs or Class A ordinary shares for more than one year. Long-term capital gains of non-corporate United States Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss. However, if PRC tax is imposed on any gain (for instance, because we are treated as a PRC resident enterprise for PRC tax purposes or the PRC treats the sale, exchange or other disposition as an indirect transfer of PRC taxable assets), and if you are eligible for the benefits of the Treaty, you may elect to treat such gain as PRC source gain under the Treaty. If you are not eligible for the benefits of the Treaty or if you fail to make the election to treat any gain as PRC source, then you generally would not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income derived from foreign sources.

Shareholder Reporting

A United States Holder that owns “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with its tax return. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Significant penalties may apply for failing to satisfy this filing requirement. United States Holders are urged to contact their tax advisors regarding the application of this filing requirement to their ownership of ADSs or Class A ordinary shares.

Information Reporting and Backup Withholding

In general, information reporting will apply to distributions in respect of our ADSs or Class A ordinary shares and the proceeds from the sale, exchange or other disposition of our ADSs or Class A ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or (in the case of distribution) fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

The Global Offering

The offering of 85,000,000 of our Class A ordinary shares is referred to herein as the “Global Offering.” The Global Offering is comprised of:

•

the offering of initially 4,250,000 Class A ordinary shares (subject to reallocation) in Hong Kong (the “Hong Kong offer shares”) as described in “—The Hong Kong Public Offering” below, which we refer to as the “Hong Kong public offering”; and

•

the offering of initially 80,750,000 Class A ordinary shares (subject to reallocation and the option of the international underwriters to purchase or procure purchasers to purchase additional Class A ordinary shares mentioned below) (the “international offer shares” and, together with the Hong Kong offer shares, the “offer shares”) as described in “—The International Offering” below, which we refer to as the “international offering.”

The international offering contemplated herein consists of a U.S. offering and a non-U.S. offering made outside the United States in compliance with applicable law. We are paying a registration fee for Class A ordinary shares sold in the United States, as well as for Class A ordinary shares initially offered and sold outside the United States in the Global Offering that may be resold from time to time into the United States in compliance with applicable law.

J.P. Morgan Securities (Asia Pacific) Limited, Merrill Lynch (Asia Pacific) Limited and Citigroup Global Markets Asia Limited are acting as joint representatives (the “Joint Representatives”) for the Global Offering.

We and the Hong Kong underwriters have entered into an underwriting agreement (the “Hong Kong Underwriting Agreement”) on June 24, 2021 relating to the Hong Kong public offering. Under the terms and subject to the conditions in the Hong Kong Underwriting Agreement, the Hong Kong underwriters below have severally agreed to apply or procure applications for the number of Class A ordinary shares indicated below.

Hong Kong Underwriters	Number of Class A ordinary shares
J.P. Morgan Securities (Asia Pacific) Limited
Merrill Lynch (Asia Pacific) Limited
Citigroup Global Markets Asia Limited
CLSA Limited
ABCI Capital Limited
ABCI Securities Company Limited
BOCI Asia Limited
Futu Securities International (Hong Kong) Limited

Total	4,250,000

We and the international underwriters have entered into an international underwriting agreement, dated the date hereof (the “International Underwriting Agreement”), relating to the international offering. Under the terms and subject to the conditions in the International Underwriting Agreement, the international underwriters have severally agreed to purchase or procure purchasers to purchase from us, and we have agreed to sell to them, severally, the number of Class A ordinary shares indicated below.

International Underwriters	Number of Class A ordinary shares
J.P. Morgan Securities LLC
J.P. Morgan Securities plc
Merrill Lynch (Asia Pacific) Limited
Citigroup Global Markets Limited
CLSA Limited
ABCI Capital Limited
ABCI Securities Company Limited
BOCI Asia Limited
Futu Securities International (Hong Kong) Limited
US Tiger Securities, Inc.

Total	80,750,000

The Hong Kong underwriters and the international underwriters are collectively referred to herein as the “underwriters.”

The underwriters propose to offer our Class A ordinary shares at the public offering price listed on the cover page of this prospectus. The underwriters are obligated, severally but not jointly, to take and pay for all of the Class A ordinary shares offered hereby if any such shares are taken. The offering of our Class A ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Our ADSs are listed on the NYSE under the symbol “XPEV.” We have applied to list our Class A ordinary shares on the Hong Kong Stock Exchange under the stock code “9868.” The Class A ordinary shares will be traded on the Hong Kong Stock Exchange in board lots of 100 shares each.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in the Global Offering. The Joint Representatives may agree to allocate a number of our Class A ordinary shares to the underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Joint Representatives to underwriters that may make internet distributions on the same basis as other allocations.

The Hong Kong Public Offering

Number of Class A Ordinary Shares Initially Offered

We are initially offering 4,250,000 Class A ordinary shares for subscription by the public in Hong Kong at the Public Offer Price, representing 5.0% of the total number of Class A ordinary shares initially available under the Global Offering. The number of Class A ordinary shares initially offered under the Hong Kong public offering, subject to any reallocation of Class A ordinary shares between the international offering and the Hong Kong public offering, will represent approximately 0.3% of the total shares in issue immediately following the completion of the Global Offering (assuming the option of the international underwriters to purchase additional Class A ordinary shares is not exercised and without taking into account the shares to be issued pursuant to the 2019 Equity Incentive Plan).

The Hong Kong public offering is open to members of the public in Hong Kong as well as to institutional and professional investors. Professional investors generally include brokers, dealers, companies (including fund managers) whose ordinary business involves dealing in shares and other securities and corporate entities that regularly invest in shares and other securities.

Completion of the Hong Kong public offering is subject to the conditions set out in “—Conditions of the Global Offering” below.

Allocation

Allocation of Class A ordinary shares to investors under the Hong Kong public offering will be based solely on the level of valid applications received under the Hong Kong public offering. The basis of allocation may vary, depending on the number of Hong Kong offer shares validly applied for by applicants. Such allocation could, where appropriate, consist of balloting, which could mean that some applicants may receive a higher allocation than others who have applied for the same number of Hong Kong offer shares, and those applicants who are not successful in the ballot may not receive any Hong Kong offer shares.

For allocation purposes only, the total number of Hong Kong offer shares available under the Hong Kong public offering (after taking into account any reallocation referred to below) will be divided equally (to the nearest board lot) into two pools: pool A and pool B. The Hong Kong offer shares in pool A will be allocated on an equitable basis to applicants who have applied for Hong Kong offer shares with an aggregate price of HK$5 million (excluding the brokerage, the Securities and Futures Commission of Hong Kong (the “SFC”) transaction levy and the Hong Kong Stock Exchange trading fee payable) or less. The Hong Kong offer shares in pool B will be allocated on an equitable basis to applicants who have applied for Hong Kong offer shares with an aggregate price of more than HK$5 million (excluding the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee payable) and up to the total value in pool B.

Investors should be aware that applications in pool A and applications in pool B may receive different allocation ratios. If any Hong Kong offer shares in one (but not both) of the pools are unsubscribed, such unsubscribed Hong Kong offer shares will be transferred to the other pool to satisfy demand in that other pool and be allocated accordingly. For the purpose of the immediately preceding paragraph only, the “price” for Hong Kong offer shares means the price payable on application therefor (without regard to the public offering price as finally determined). Applicants can only receive an allocation of Hong Kong offer shares from either pool A or pool B and not from both pools. Multiple or suspected multiple applications under the Hong Kong public offering and any application for more than 2,125,000 Hong Kong offer shares is liable to be rejected.

Reallocation

The allocation of the offer shares between the Hong Kong public offering and the international offering is subject to reallocation. Paragraph 4.2 of Practice Note 18 of the Hong Kong Stock Exchange Listing Rules requires a clawback mechanism to be put in place which would have the effect of increasing the number of offer shares under the Hong Kong public offering to a certain percentage of the total number of offer shares offered under the Global Offering if certain prescribed total demand levels are reached.

If the number of offer shares validly applied for under the Hong Kong public offering represents (a) 15 times or more but less than 50 times, (b) 50 times or more but less than 100 times and (c) 100 times or more of the total number of offer shares initially available under the Hong Kong public offering, then offer shares will be reallocated to the Hong Kong public offering from the international offering. As a result of such reallocation, the total number of offer shares available under the Hong Kong public offering will be increased to 6,375,000 Class A ordinary shares (in the case of (a)), 8,500,000 Class A ordinary shares (in the case of (b)) and 17,000,000 Class A ordinary shares (in the case of (c)), representing 7.5%, 10.0% and 20.0% of the total number of offer shares initially available under the Global Offering, respectively (before any exercise of the international underwriters’

option to purchase additional Class A ordinary shares). In each case, the additional offer shares reallocated to the Hong Kong public offering will be allocated between pool A and pool B and the number of offer shares allocated to the international offering will be correspondingly reduced in such manner as the Joint Representatives deem appropriate.

In addition, the Joint Representatives may allocate offer shares from the international offering to the Hong Kong public offering to satisfy valid applications under the Hong Kong public offering at the discretion of the Joint Representatives. In accordance with the Guidance Letter HKEx-GL91-18 issued by the Hong Kong Stock Exchange, if such allocation is done other than pursuant to the clawback mechanism above, the maximum total number of the offer shares that may be allocated to the Hong Kong public offering following such reallocation shall be not more than double the initial allocation to the Hong Kong public offering (i.e., 4,250,000 Class A ordinary shares, representing 10.0% of the total number of Offer Shares initially available under the Global Offering).

If the Hong Kong public offering is not fully subscribed, the Joint Representatives may reallocate all or any unsubscribed Hong Kong offer shares to the international offering, in such proportions as the Joint Representatives deem appropriate.

Applications

Each applicant under the Hong Kong public offering will be required to give an undertaking and confirmation in the application submitted by him/her that he/she and any person(s) for whose benefit he/she is making the application has not applied for or taken up, or indicated an interest for, and will not apply for or take up, or indicate an interest for, any Class A ordinary shares under the international offering. Such applicant’s application is liable to be rejected if such undertaking and/or confirmation is/are breached and/or untrue (as the case may be) or if he/she has been or will be placed or allocated international offer shares under the international offering.

Applicants under the Hong Kong public offering are required to pay, on application, the maximum public offering price for the Hong Kong public offering of HK$180.00 per offer share in addition to the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee payable on each offer share, amounting to a total of HK$18,181.39 for one board lot of 100 Class A ordinary shares. If the Hong Kong public offering price as finally determined in the manner described in “—Pricing” below is less than the maximum public offering price for the Hong Kong public offering of HK$180.00 per Class A ordinary share, appropriate refund payments (including the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee attributable to the surplus application monies) will be made to successful applicants, without interest.

The International Offering

Number of Class A Ordinary Shares Initially Offered

The international offering will consist of an initial offering of 80,750,000 Class A ordinary shares (subject to adjustment and the option of the international underwriters to purchase additional Class A ordinary shares), representing 95.0% of the total number of Class A ordinary shares initially available under the Global Offering. The number of Class A ordinary shares initially offered under the international offering, subject to any reallocation of Class A ordinary shares between the international offering and the Hong Kong public offering, will represent approximately 4.8% of the total shares in issue immediately following the completion of the Global Offering (assuming the option of the international underwriters to purchase additional Class A ordinary shares is not exercised and without taking into account the Class A ordinary shares to be issued pursuant to the 2019 Equity Incentive Plan).

Allocation

The international offering includes the U.S. offering of Class A ordinary shares in the United States as well as the non-U.S. offering to institutional and professional investors and other investors in jurisdictions outside the United States. Professional investors generally include brokers, dealers, companies (including fund managers) whose ordinary business involves dealing in shares and other securities and corporate entities that regularly invest in shares and other securities. Allocation of offer shares pursuant to the international offering will be effected in accordance with a “book-building” process based on a number of factors, including the level and timing of demand, the total size of the relevant investor’s invested assets or equity assets in the relevant sector and whether or not it is expected that the relevant investor is likely to buy further Class A ordinary shares and/or hold or sell its Class A ordinary shares after the listing on the Hong Kong Stock Exchange. Such allocation is intended to result in a distribution of the Class A ordinary shares on a basis which would lead to the establishment of a solid professional and institutional shareholder base to our benefit and the benefit of the shareholders as a whole.

The Joint Representatives (on behalf of the underwriters) may require any investor who has been offered offer shares under the international offering and who has made an application under the Hong Kong public offering to provide sufficient information to the Joint Representatives so as to allow it to identify the relevant applications under the Hong Kong public offering and to ensure that they are excluded from any allocation of offer shares under the Hong Kong public offering.

Reallocation

The total number of offer shares to be issued or sold pursuant to the international offering may change as a result of the clawback arrangement described in “—The Hong Kong Public Offering—Reallocation” above, the exercise of the option of the international underwriters to purchase additional Class A ordinary shares in whole or in part and/or any reallocation of unsubscribed offer shares originally included in the Hong Kong public offering.

Pricing

Determining the Offer Price

Pricing for the offer shares for the purpose of the various offerings under the Global Offering will be determined on the price determination date, which is expected to be on or about June 30, 2021 and, in any event, no later than July 6, 2021 by agreement between the Joint Representatives (for themselves and on behalf of the underwriters) and the Company, and the number of offer shares to be allocated under the various offerings will be determined shortly thereafter.

The Hong Kong public offering price will be determined by reference to, among other factors, the closing price of the ADSs on the NYSE on the last trading day on or before the pricing of the Global Offering, and the maximum offer price for the Hong Kong public offering is HK$180.00, or US$23.19, per Class A ordinary share based on an exchange rate of HK$7.7604 to US$1.00.

The historical prices of our ADSs and trading volume on the NYSE are set out below:

Period(1)	High	Low	ADTV

	(US$)	(US$)	(ADSs)(2)
From August 27, 2020 to December 31, 2020	74.49	17.11	25,414,208
Fiscal year of 2021 (up to June 18, 2021)	60.04	22.73	18,572,262

Note:

(1)	We have not declared or paid any dividends on our ADSs or Shares since our inception, including the periods presented.

(2)	Average daily trading volume (“ADTV”) represents daily average number of our ADSs traded over the relevant period.

Applicants under the Hong Kong public offering must pay, on application, the maximum Hong Kong public offering price of HK$180.00 per Hong Kong offer share plus brokerage of 1.0%, SFC transaction levy of 0.0027% and Hong Kong Stock Exchange trading fee of 0.005%, amounting to a total of HK$18,181.39 for one board lot of 100 Class A ordinary shares.

The International Offer Price may be set at a level higher than the maximum Hong Kong public offering price if (a) the Hong Kong dollar equivalent of the closing trading price of the ADSs on the NYSE on the last trading day on or before the price determination date (on a per-Class A ordinary share converted basis) were to exceed the maximum Hong Kong public offering price as stated in this prospectus and/or (b) we believe that it is in our best interest, as a listed company, to set the international offer price at a level higher than the maximum Hong Kong public offering price based on the level of interest expressed by professional and institutional investors during the book-building process.

If the international offer price is set at or lower than the maximum Hong Kong public offering price, the Hong Kong public offering price must be set at such price which is equal to the international offer price. In no circumstances will we set the Hong Kong public offering price above the maximum Hong Kong public offering price as stated in this prospectus or the international offer price.

The international underwriters will be soliciting from prospective investors’ indications of interest in acquiring offer shares in the international offering. Prospective professional and institutional investors will be required to specify the number of offer shares under the international offering they would be prepared to acquire either at different prices or at a particular price. This process, known as “book-building,” is expected to continue up to, and to cease on or about, the last day for lodging applications under the Hong Kong public offering.

The Joint Representatives (for themselves on behalf of the underwriters) may, where they deem appropriate, based on the level of interest expressed by prospective investors during the book-building process in respect of the international offering, and with the consent of the Company, reduce the number of offer shares offered below as stated in this prospectus at any time on or prior to the morning of the last day for lodging applications under the Hong Kong public offering. In such a case, we will, as soon as practicable following the decision to make such reduction, and in any event not later than the morning of the last day for lodging applications under the Hong Kong public offering, cause to be published on the websites of the Company and the Hong Kong Stock Exchange at www.xiaopeng.com and www.hkexnews.hk, respectively, notice of the reduction. The Company will also, as soon as practicable following the decision to make such change, issue a supplemental prospectus updating investors of the change in the number of offer shares being offered under the Global Offering, extend the period under which the Hong Kong public offering is opened for acceptance to allow potential investors sufficient time to consider their subscriptions or reconsider their submitted subscriptions. Upon the issue of such a notice, the revised number of Offer Shares will be final. If the number of offer shares is so reduced, applicants under the Hong Kong public offering who have already submitted an application will need to positively confirm their applications and all unconfirmed applications will not be valid.

Sales in the United States

Some of the international underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. J.P. Morgan Securities plc will offer our Class A ordinary shares in the United States through its SEC-registered broker-dealer affiliate in the United States, J.P. Morgan Securities LLC. Merrill Lynch (Asia Pacific) Limited will offer our Class A ordinary shares in the United States through its SEC-registered broker-dealer affiliate in the United States, BofA Securities, Inc. Citigroup Global Markets Limited will offer our Class A ordinary shares in the United States through its SEC-registered broker-dealer affiliate in the United States, Citigroup Global Markets Inc. US Tiger Securities, Inc. is a SEC-registered broker-dealer and will offer our Class A ordinary shares in the United States. Some of the other international underwriters are not broker-dealers registered with the SEC, and do not intend to and will not offer or sell any of our Class A ordinary shares in the United States.

Compensation and Expenses

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. The total underwriting discounts and commissions include incentive fees to be paid to the underwriters by us. These amounts include gross proceeds of the Global Offering that may be paid to the underwriters and are shown assuming both no exercise and full exercise of the international underwriters’ option to purchase up to an additional 12,750,000 Class A ordinary shares. Total underwriting discounts and commissions to be paid to the underwriters represent approximately         % of the total gross proceeds of the Global Offering (assuming the option to purchase additional Class A ordinary shares is not exercised). This presentation assumes the public offering price in both the international offering and the Hong Kong public offering is HK$            .

Paid by Us	No Exercise	Full Exercise
Per Class A ordinary share	HK$	HK$
Total	HK$	HK$

In addition, we have agreed to reimburse the underwriters for the fees and expenses of their counsel in connection with the Global Offering and for certain offering expenses in an aggregate amount of up to approximately HK$             million (or US$             million).

The international underwriters have agreed to reimburse us for a certain portion of our expenses in connection with the Global Offering.

The estimated offering expenses payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, are approximately US$9.96 million.

International Underwriters’ Option to Purchase Additional Class A Ordinary Shares

In connection with the international offering, we have granted the international underwriters the right, exercisable by the Joint Representatives on behalf of the international underwriters at any time until 30 days after date of this prospectus, to purchase or to procure purchasers to purchase up to an aggregate of 12,750,000 additional Class A ordinary shares, representing not more than 15% of the total number of Class A ordinary shares initially available under the Global Offering, at the international public offering price to, among other things, cover over-allocations in the international offering, if any.

If the international underwriters’ option to purchase or to procure purchasers to purchase additional Class A ordinary shares is exercised in full, the additional Class A ordinary shares to be issued pursuant thereto will represent approximately 0.7% of our total shares issued and outstanding immediately following the completion of the Global Offering without taking into account the shares to be issued pursuant to the 2019 Equity Incentive Plan.

Lock-Up Agreements and Undertakings

We have undertaken to each of the Joint Sponsors and the Joint Representatives (for themselves only) that except for (i) the issue, offer or sale of the offer shares pursuant to the Global Offering (including pursuant to the international underwriters’ option to purchase additional Class A ordinary shares), (ii) the grant of restricted share units pursuant to our 2019 Equity Incentive Plan and the issue and delivery of Class A ordinary shares for satisfying the restricted share units by us, (iii) the issue of Class A ordinary shares to be converted from the Class B ordinary shares and Class C ordinary shares on the Listing Date, (iv) any capitalization issue, capital reduction or consolidation or sub-division of shares, and (v) registration and issuance of ADSs and American depositary receipts without enlarging our issued and outstanding share capital as at the date of the Hong Kong Underwriting Agreement, and unless in compliance with the requirements of the Hong Kong Listing Rules, we will not, without the prior written consent of the Joint Sponsors and the Joint Representatives (for themselves only), at any time during the period commencing on the date of the Hong Kong Underwriting Agreement and ending on the date falling six months after the Listing Date, (a) offer, allot, issue, sell, accept subscription for, contract or agree to allot, issue or sell, grant or sell any option, warrant, right or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase or subscribe for, or otherwise transfer or dispose of, or agree to transfer or dispose of, either directly or indirectly, conditionally or unconditionally, any legal or beneficial interest in any Class A ordinary shares or our other securities, or any interests in any of the foregoing (including, but not limited to, any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive, or any warrants or other rights to purchase, any Class A ordinary shares or our other securities); (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of subscription or ownership (legal or beneficial) of any Class A ordinary shares or our other securities, or any interest therein (including, without limitation, any securities convertible into or exchangeable or exercisable for or represent the right to receive, or any warrants or other rights to purchase, any Class A ordinary shares or our other securities; (c) enter into any transaction with the same economic effect as any transaction specified in (a) or (b) above; or (d) offer to or contract to or agree to announce, or publicly disclose that the Company will or may enter into any such transaction described in paragraphs (a), (b) or (c) above, in each case, whether any such transaction described in (a), (b) or (c) above is to be settled by delivery of the Class A ordinary shares or our other securities, in cash or otherwise (whether or not the issue of such Class A ordinary shares or our other securities will be completed within the six-month period). Paragraph (a) above does not apply to any issue of debt securities by us which are not convertible into our equity securities or any transfer or sales of existing Class A ordinary shares registered on any register of our members as of the date of the Hong Kong Underwriting Agreement.

Pursuant to the Listing Rules, we have undertaken to the Hong Kong Stock Exchange that we will not exercise our power to issue any further shares, or securities convertible into shares (whether or not of a class already listed) or enter into any agreement to such an issue within six months from the Listing Date (whether or not such issue of shares or securities will be completed within six months from the Listing Date), except (a) pursuant to the Global Offering (including the international underwriters’ option to purchase additional Class A ordinary shares); or (b) under any of the circumstances provided under the Hong Kong Listing Rules.

In addition, pursuant to the Hong Kong Listing Rules, each of our controlling shareholders has undertaken to the Hong Kong Stock Exchange, the Company and the Joint Sponsors that, except pursuant to the Global Offering (including the international underwriters’ option to purchase additional Class A ordinary shares), it will not and will procure that the relevant registered holder(s) will not without the prior written consent of the Hong Kong Stock Exchange or unless otherwise in compliance with the applicable requirement of the Hong Kong Listing Rules: (a) in the period commencing on the date by reference to which disclosure of its shareholdings in the Company is made in this prospectus and ending on the date which is six months from the Listing Date, either directly or indirectly, dispose of, nor enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the securities of the Company in respect of which it is shown by this prospectus to be the beneficial owner; and (b) in the period of six months from the expiry of the period in the section (a) above, either directly or indirectly, dispose of, nor enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the securities referred to in paragraph (a) above if, immediately following such disposal or upon the exercise or enforcement of such options, rights, interests or encumbrances, it would cease to be a controlling shareholder of the Company.

In addition, pursuant to the Hong Kong Listing Rules, each of our controlling shareholders has undertaken to the Hong Kong Stock Exchange and the Company that, within the period commencing on the date by reference to which disclosure of its shareholdings in the Company is made in this prospectus and ending on the date which is 12 months from the Listing Date, it will procure that the relevant registered holder(s) will (i) when it pledges or charges any securities of the Company beneficially owned by it in favor of an authorized institution (as defined under the Banking Ordinance (Chapter 155 of the Laws of Hong Kong)) for a bona fide commercial loan, immediately inform the Company of such pledge or charge together with the number of securities so pledged or charged; and (ii) when it receives indications, either verbal or written, from the pledgee or chargee of any securities of the Company that any of the pledged or charged securities will be disposed of, immediately inform the Company of such indications. The Company will inform the Hong Kong Stock Exchange as soon as it has been informed of the matters referred to in (i) and (ii) above by the controlling shareholders and subject to the then applicable requirements of the Hong Kong Listing Rules disclose such matters by way of an announcement.

Conditions of the Global Offering

Acceptance of all applications for offer shares is conditional on, among other things:

•

the Hong Kong Stock Exchange granting approval for the listing of, and permission to deal in, the Class A ordinary shares in issue and to be issued as mentioned in this prospectus, on the Main Board of the Hong Kong Stock Exchange and such approval not subsequently having been withdrawn or revoked prior to the Listing Date

•	the pricing of the offer shares having been agreed between the Joint Representatives (for themselves and on behalf of the underwriters) and the Company;

•	the execution and delivery of the International Underwriting Agreement on or around the price determination date; and

•

the obligations of the Hong Kong underwriters under the Hong Kong Underwriting Agreement and the obligations of the international underwriters under the International Underwriting Agreement becoming and remaining unconditional and not having been terminated in accordance with the terms of the respective agreements, in each case on or before the dates and times specified in the respective underwriting agreements (unless and to the extent such conditions are validly waived on or before such dates and times) and, in any event, not later than the date which is 30 days after the date of this prospectus.

If, for any reason, the pricing of the offer shares is not agreed between the Joint Representatives (for themselves and on behalf of the underwriters) and the Company on or before July 6, 2021, the Global Offering will not proceed and will lapse.

The consummation of each of the Hong Kong public offering and the international offering is conditional upon, among other things, the other offering becoming unconditional and not having been terminated in accordance with its terms.

Share certificates for the offer shares will only become valid at 8:00 a.m. in Hong Kong on July 7, provided that the Global Offering has become unconditional in all respects at or before that time.

Dealings in the Class A Ordinary Shares

Assuming that the Hong Kong public offering becomes unconditional at or before 8:00 a.m. in Hong Kong on July 7, 2021, it is expected that dealings in the Class A ordinary shares on the Hong Kong Stock Exchange will commence at 9:00 a.m. in Hong Kong on July 7, 2021.

The Class A ordinary shares will be traded in board lots of 100 Class A ordinary shares each and the stock code of the Class A ordinary shares on the Hong Kong Stock Exchange will be “9868.”

Indemnification

We have agreed to indemnify the several underwriters and their affiliates against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Stabilization

Stabilization is a practice used by underwriters in some markets to facilitate the distribution of securities. To stabilize, the underwriters may bid for, or purchase, the securities in the secondary market during a specified period of time, to retard and, if possible, prevent a decline in the initial public market price of the securities below the offer price. Such transactions may be effected in all jurisdictions where it is permissible to do so, in each case in compliance with all applicable laws and regulatory requirements, including those of Hong Kong. In Hong Kong, the price at which stabilization is effected is not permitted to exceed the public offering price.

In connection with the Global Offering, the stabilizing manager (or any person acting for it), on behalf of the underwriters, may over-allocate or effect transactions with a view to stabilizing or supporting the market price of the Class A ordinary shares at a level higher than that which might otherwise prevail for a limited period after the Listing Date. However, there is no obligation on the stabilizing manager (or any person acting for it) to conduct any such stabilizing action. Such stabilizing action, if taken, (a) will be conducted at the absolute discretion of the stabilizing manager (or any person acting for it) and in what the stabilizing manager reasonably regards as the best interest of the Company, (b) may be discontinued at any time and (c) is required to be brought to an end within 30 days after the date of this prospectus.

Stabilization action permitted in Hong Kong pursuant to the Securities and Futures (Price Stabilizing) Rules of the SFO includes (a) over-allocating for the purpose of preventing or minimizing any reduction in the market price of the Class A ordinary shares, (b) selling or agreeing to sell the Class A ordinary shares so as to establish a short position in them for the purpose of preventing or minimizing any reduction in the market price of the Class A ordinary shares, (c) purchasing, or agreeing to purchase, the Class A ordinary shares pursuant to the option of the international underwriters to purchase additional Class A ordinary shares in order to close out any position established under paragraph (a) or (b) above, (d) purchasing, or agreeing to purchase, any of the Class A ordinary shares for the sole purpose of preventing or minimizing any reduction in the market price of the Class A ordinary shares, (e) selling or agreeing to sell any Class A ordinary shares in order to liquidate any position established as a result of those purchases and (f) offering or attempting to do anything as described in clauses (b), (c), (d) or (e) above.

Specifically, prospective applicants for and investors in the Offer Shares should note that:

•	the stabilizing manager (or any person acting for it) may, in connection with the stabilizing action, maintain a long position in Class A ordinary shares;

•	there is no certainty as to the extent to which and the time or period for which the stabilizing manager (or any person acting for it) will maintain such a long position;

•

liquidation of any such long position by the stabilizing manager (or any person acting for it) and selling in the open market may have an adverse impact on the market price of the Class A ordinary shares;

•

no stabilizing action can be taken to support the price of the Class A ordinary shares for longer than the stabilization period, which will begin on the date on which our Class A ordinary shares are listed on the Hong Kong Stock Exchange, and is expected to expire on July 30, 2021, being the 30th day after the date of this prospectus. After this date, when no further stabilization action may be taken, demand for the Class A ordinary shares, and therefore the price of the Class A ordinary shares, could fall;

•	the price of the Class A ordinary shares cannot be assured to stay at or above the public offering price by the taking of any stabilizing action; and

•

stabilizing bids or transactions effected in the course of the stabilizing action may be made at any price at or below the public offering price and can, therefore, be done at a price below the price paid by applicants for, or investors in, the offer shares.

We will ensure that an announcement in compliance with the Securities and Futures (Price Stabilizing) Rules of the Securities and Futures Ordinance will be made within seven days of the expiration of the stabilization period.

In connection with the Global Offering, the underwriters may also purchase and sell Class A ordinary shares or ADSs in the open market in compliance with all applicable laws and regulations. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Class A ordinary shares than they are required to purchase in the offering or the sale by the underwriters of the ADSs, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional Class A ordinary shares (including Class A ordinary shares represented by short sales of ADSs) for which the international underwriters’ option to purchase additional Class A ordinary shares may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional Class A ordinary shares or purchasing Class A ordinary shares or ADSs in the open market and converting such ADSs into Class A ordinary shares. In determining the source of Class A ordinary shares to cover the covered short position, the underwriters will consider, among other things, the price of Class A ordinary shares or ADSs available for purchase in the open market as compared to the price at which they may purchase additional Class A ordinary shares pursuant to the option described above. Stabilizing transactions consist of various bids for or purchases of Class A ordinary shares or ADSs made by the underwriters in the open market.

The underwriters may also impose a penalty bid, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Class A ordinary shares or ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A ordinary shares or ADSs. As a result, the price of the Class A ordinary shares or ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities (which may start at any time in the U.S. market beginning on the price determination date) and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, on the Hong Kong Stock Exchange, in the over-the-counter market or otherwise.

Activities by Underwriters

Described below are a variety of activities that each of the underwriters of the Global Offering may individually undertake, and which do not form part of the underwriting or the stabilizing process.

The underwriters and their respective affiliates are diversified financial institutions with relationships in countries around the world. These entities engage in a wide range of commercial and investment banking, brokerage, funds management, trading, hedging, investing and other activities for their own account and for the account of others. In the ordinary course of their various business activities, the underwriters and their respective affiliates may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments and/or persons and entities with relationships with us and may also include swaps and other financial instruments entered into for hedging purposes in connection with our loans and other debt.

In relation to the Class A ordinary shares, the activities of the underwriters and their respective affiliates could include acting as agent for buyers and sellers of the Class A ordinary shares, entering into transactions with those buyers and sellers in a principal capacity, including as a lender to initial purchasers of the Class A ordinary shares (which financing may be secured by the Class A ordinary shares) in the Global Offering, proprietary trading in the Class A ordinary shares, and entering into over the counter or listed derivative transactions or listed or unlisted securities transactions (including issuing securities such as derivative warrants listed on a stock exchange) which have as their underlying assets, assets including the Class A ordinary shares. Such transactions may be carried out as bilateral agreements or trades with selected counterparties. Those activities may require hedging activity by those entities involving, directly or indirectly, the buying and selling of the Class A ordinary shares, which may have a negative impact on the trading price of the Class A ordinary shares. All such activities could occur in Hong Kong and elsewhere in the world and may result in the underwriters and their respective affiliates holding long and/or short positions in the Class A ordinary shares, in baskets of securities or indices including the Class A ordinary shares, in units of funds that may purchase the Class A ordinary shares, or in derivatives related to any of the foregoing.

In relation to issues by underwriters or their respective affiliates of any listed securities having the Class A ordinary shares as their underlying securities, whether on the Hong Kong Stock Exchange or on any other stock exchange, the rules of the stock exchange may require the issuer of those securities (or one of its affiliates or agents) to act as a market maker or liquidity provider in the security, and this will also result in hedging activity in the Class A ordinary shares in most cases.

All such activities may occur both during and after the end of the stabilizing period described under “—Stabilization” above. Such activities may affect the market price or value of the Class A ordinary shares, the liquidity or trading volume in the Class A ordinary shares and the volatility of the price of the Class A ordinary shares, and the extent to which this occurs from day to day cannot be estimated.

It should be noted that when engaging in any of these activities, the underwriters are subject to certain restrictions, including the following:

•

the underwriters (other than the stabilizing manager or any person acting for it) must not, in connection with the distribution of the offer shares, effect any transactions (including issuing or entering into any option or other derivative transactions relating to the offer shares), whether in the open market or otherwise, with a view to stabilizing or maintaining the market price of any of the Class A ordinary shares at levels other than those which might otherwise prevail in the open market; and

•

the underwriters must comply with all applicable laws and regulations, including the market misconduct provisions of the Securities and Futures Ordinance, including the provisions prohibiting insider dealing, false trading, price rigging and stock market manipulation.

Certain of the underwriters or their respective affiliates have provided from time to time, and expect to provide in the future, investment banking and other services to us and certain of our affiliates for which such underwriters or their respective affiliates have received or will receive customary fees and commissions.

In addition, the underwriters or their respective affiliates may provide financing to investors to finance their subscriptions of the Offer Shares in the Global Offering.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of Class A ordinary shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of Class A ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of Class A ordinary shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of Class A ordinary shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares of Class A ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Issuer and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares of Class A ordinary shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

United Kingdom

In relation to the United Kingdom (“UK”), no shares of Class A ordinary shares have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares of Class A ordinary shares that has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares of Class A ordinary shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

a.	to any legal entity that is a qualified investor as defined under the UK Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

c.	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of shares of Class A ordinary shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any shares of Class A ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A ordinary shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A ordinary shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

In connection with the offering, the underwriters are not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to the offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the Global Offering. This prospectus, or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offer shares, does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the offer shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the offer shares without disclosure to investors under Chapter 6D of the Corporations Act.

The offer shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the Global Offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring offer shares must observe such Australian on-sale restrictions.

This prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offer shares (i) contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person; and (ii) do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information herein is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The offer of the international offer shares under the international offering is private and is not intended for the public. This prospectus has not been approved by the Bermuda Monetary Authority or the Registrar of Companies in Bermuda. Any representation to the contrary, explicit or implicit is prohibited.

British Virgin Islands

The offer shares are not being and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription. The offer shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands. This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the offer shares for the purposes of the Securities and Investment Business Act, 2010 or the Public Issuers Code of the British Virgin Islands.

Canada

The offer shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the offer shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the Global Offering.

Cayman Islands

The offer shares may not be offered or sold, directly or indirectly, to the public or to any member of the public in the Cayman Islands.

Hong Kong

This preliminary prospectus has not been and will not be registered with the Registrar of Companies in Hong Kong. The offer shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (iv) pursuant to a registered “prospectus” which complies with or is exempt from compliance with Part XII of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong); and that there has not been issued and there will not be issued, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the offer shares, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong).

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the offer shares.

Accordingly, the offer shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors, or QII

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the offer shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the offer shares. The Class A ordinary shares may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the offer shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the offer shares. The offer shares may only be transferred en bloc without subdivision to a single investor.

Kingdom of Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority of the Kingdom of Saudi Arabia (the “Capital Market Authority”).

The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus.

Prospective purchasers of the international offer shares under the international offering offered hereby should conduct their own due diligence on the accuracy of the information relating thereto. If you do not understand the contents of this prospectus and the accompanying prospectus, you should consult an authorized financial adviser.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the offer shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the offer shares.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the offer shares has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offer shares may not be circulated or distributed, nor may the offer shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires offer shares as principal, if the offer is on terms that the Class A ordinary shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the offer shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any offer shares requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the offer shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Qatar

This prospectus is not intended to constitute an offer, sale or delivery of ordinary shares or other securities under the laws of the State of Qatar including the rules and regulations of Qatar Financial Centre Authority (“QFCA”) or the Qatar Financial Centre Regulatory Authority (“QFCRA”). The offer shares have not been and will not be listed on the Qatar Exchange and are not subject to the rules and regulations of the DSM Internal Regulations applying to the Qatar Exchange, the Qatar Financial Markets Authority (“QFMA”), the Qatar Central Bank (“QCB”), the QFCA or the QFCRA, or any laws of the State of Qatar.

This prospectus has not been and will not be:

(i)	lodged or registered with, or reviewed or approved by the QFCA, the QFCRA, the QCB or the QFMA; or

(ii)

authorized or licensed for distribution in the State of Qatar, and the information contained in this prospectus does not, and is not intended to, constitute a public or general offer or other invitation in respect of ordinary shares or other securities in the State of Qatar or the QFC.

The offer of the offer shares and interests therein do not constitute a public offer of securities in the State of Qatar under the Commercial Companies Law No. (5) of 2002 (as amended) or otherwise under any laws of the State of Qatar, including the rules and regulations of the QFCA or QFCRA.

The offer shares are only being offered to a limited number of investors who are willing and able to conduct an independent investigation of the risks involved in an investment in such ordinary shares. No transaction will be concluded in the jurisdiction of the State of Qatar (including the jurisdiction of the Qatar Financial Centre). We are not regulated by the QCB, QFMA, QFC Authority, QFC Regulatory Authority or any other government authority in State of Qatar. We do not, by virtue of this prospectus, conduct any business in the State of Qatar. Our company is an entity regulated under laws outside the State of Qatar.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offer shares may not be circulated or distributed, nor may the offer shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offer shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offer shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any

(b)	person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(c)	where no consideration is or will be given for the transfer;

(d)	where the transfer is by operation of law;

(e)	as specified in Section 276(7) of the SFA; or

(f)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore. S-97

South Korea

The offer shares have not been and will not be registered with the Financial Services Commission of Korea for public offering in South Korea under the Financial Investment Services and Capital Markets Act (the “FSCMA”), and none of the offer shares may be offered, sold or delivered, or offered or sold to any person for re-offering or resale, directly or indirectly in South Korea or to any resident of South Korea except pursuant to applicable laws and regulations of South Korea, including the FSCMA and the Foreign Exchange Transaction Law (the “FETL”) and the decrees and regulations thereunder. Furthermore, the offer shares may not be resold to South Korean residents unless the purchaser of the offer shares complies with all applicable regulatory requirements (including, but not limited to, governmental approval requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the offer shares.

Switzerland

The offer shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance of prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the offer shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the Global Offering, the company or the offer shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the offer shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of the offer shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the offer shares.

Taiwan

The offer shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the offer shares in Taiwan.

United Arab Emirates

The Global Offering has not been approved or licensed by the UAE Central Bank or any other relevant licensing authority in the United Arab Emirates (including the Dubai International Financial Centre), and does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise. Accordingly, the offer shares may not be offered to the public in the United Arab Emirates (including the Dubai International Financial Centre).

The offer shares may be offered, and this prospectus may be issued, only to a limited number of investors in the United Arab Emirates (including the Dubai International Financial Centre) who qualify as sophisticated investors under the relevant laws of the United Arab Emirates (and the Dubai International Financial Centre). The offer shares will not be offered, sold, transferred or delivered to the public in the United Arab Emirates (including the Dubai International Financial Centre).

CONVERSION BETWEEN ADSs AND CLASS A ORDINARY SHARES

Dealings and Settlement of Class A Ordinary Shares in Hong Kong

Our Class A ordinary shares will be traded on the Hong Kong Stock Exchange in board lots of 100 Class A ordinary shares. Dealings in our ordinary shares on the Hong Kong Stock Exchange will be conducted in Hong Kong dollars.

The transaction costs of dealings in our Class A ordinary shares on the Hong Kong Stock Exchange include:

•	Hong Kong Stock Exchange trading fee of 0.005% of the consideration of the transaction, charged to each of the buyer and seller;

•	SFC transaction levy of 0.0027% of the consideration of the transaction, charged to each of the buyer and seller;

•	trading tariff of HK$0.50 on each and every purchase or sale transaction. The decision on whether or not to pass the trading tariff onto investors is at the discretion of brokers;

•	transfer deed stamp duty of HK$5.00 per transfer deed (if applicable), payable by the seller;

•	ad valorem stamp duty at a total rate of 0.2% of the value of the transaction, with 0.1% payable by each of the buyer and the seller;

•	stock settlement fee, which is currently 0.002% of the gross transaction value, subject to a minimum fee of HK$2.00 and a maximum fee of HK$100.00 per side per trade;

•

brokerage commission, which is freely negotiable with the broker (other than brokerage commissions for IPO transactions which are currently set at 1% of the subscription or purchase price and will be payable by the person subscribing for or purchasing the securities); and

•

the Hong Kong share registrar will charge between HK$2.50 to HK$20, depending on the speed of service (or such higher fee as may from time to time be permitted under the Hong Kong Listing Rules), for each transfer of ordinary shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong.

Investors must settle their trades executed on the Hong Kong Stock Exchange through their brokers directly or through custodians. For an investor who has deposited his or her Class A ordinary shares in his or her stock account or in his or her designated CCASS participant’s stock account maintained with CCASS, settlement will be effected in CCASS in accordance with the General Rules of CCASS and CCASS Operational Procedures in effect from time to time. For an investor who holds the physical certificates, settlement certificates and the duly executed transfer forms must be delivered to his or her broker or custodian before the settlement date.

Conversion between Class A Ordinary Shares Trading in Hong Kong and ADSs

In connection with the Global Offering, we have established a branch register of members in Hong Kong, or the Hong Kong share register, which will be maintained by our Hong Kong share registrar, Tricor Investor Services Limited. Our principal register of members, or the Cayman share register, will continue to be maintained by our Principal share registrar, Harneys Fiduciary (Cayman) Limited.

All Class A ordinary shares offered in the Global Offering will be registered on the Hong Kong share register in order to be listed and traded on the Hong Kong Stock Exchange. As described in further detail below, holders of Class A ordinary shares registered on the Hong Kong share register will be able to convert these shares into ADSs, and vice versa.

In connection with the Global Offering, and to facilitate fungibility and conversion between ADSs and Class A ordinary shares and trading between the NYSE and the Hong Kong Stock Exchange, we intend to move a portion of our issued Class A ordinary shares from our register of members maintained in the Cayman Islands to our Hong Kong share register.

Our ADSs

Our ADSs are traded on the NYSE. Dealings in our ADSs on the NYSE are conducted in U.S. Dollars.

ADSs may be held either:

•

directly, by having a certificated ADS, or an ADR, registered in the holder’s name, or by holding in the direct registration system, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto; or

•	indirectly, through the holder’s broker or other financial institution.

The depositary for our ADSs is Citibank, N.A., whose office is 388 Greenwich Street, New York, New York 10013.

Converting Class A Ordinary Shares Trading in Hong Kong into ADSs

An investor who holds Class A ordinary shares registered in Hong Kong and who intends to convert them to ADSs to trade on the NYSE must deposit or have his or her broker deposit the Class A ordinary shares with the depositary’s Hong Kong custodian, Citibank, N.A., Hong Kong, or the custodian, in exchange for ADSs.

A deposit of Class A ordinary shares trading in Hong Kong in exchange for ADSs involves the following procedures:

•

If Class A ordinary shares have been deposited with CCASS, the investor must transfer the Class A ordinary shares to the depositary’s account with the custodian within CCASS by following the CCASS procedures for transfer and submit and deliver a duly completed and signed letter of transmittal to the custodian via his or her broker.

•

If Class A ordinary shares are held outside CCASS, the investor must arrange to deposit his or her Class A ordinary shares into CCASS for delivery to the depositary’s account with the custodian within CCASS, submit and deliver a duly completed and signed letter of transmittal to the custodian.

•

Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, and subject in all cases to the terms of the deposit agreement, the depositary will issue the corresponding number of ADSs in the name(s) requested by an investor and will deliver the ADSs to the designated DTC account of the person(s) designated by an investor or his or her broker.

For Class A ordinary shares deposited in CCASS, under normal circumstances, the above steps generally require two business days, provided that the investor has provided timely and complete instructions. For Class A ordinary shares held outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS issuances. The investor will be unable to trade the ADSs until the share-to-ADS conversion procedures are completed.

In connection with ADS issuances, certification(s) for deposits may be required to be delivered to the depositary. Investors are directed to check with the depositary or its custodian in advance of depositing Class A ordinary shares to determine whether a deposit certification is required.

Converting ADSs into Class A Ordinary Shares Trading in Hong Kong

An investor who holds ADSs and who intends to convert his/her ADSs into Class A ordinary shares to trade on the Hong Kong Stock Exchange must cancel the ADSs the investor holds, withdraw the Class A ordinary shares from our ADS program and cause his or her broker or other financial institution to trade such Class A ordinary shares on the Hong Kong Stock Exchange.

An investor that holds ADSs indirectly through a broker should follow the broker’s procedure and instruct the broker to arrange for cancelation of the ADSs, and transfer of the underlying Class A ordinary shares from the depositary’s account with the custodian within the CCASS system to the investor’s Hong Kong stock account.

For investors holding ADSs directly, the following steps must be taken:

•

To withdraw Class A ordinary shares from our ADS program, an investor who holds ADSs may turn in such ADSs at the office of the depositary (and the applicable ADR(s) if the ADSs are held in certificated form), and send an instruction to cancel such ADSs to the depositary.

•

Upon payment or net of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, and subject in all cases to the terms of the deposit agreement, the depositary will cancel the applicable ADSs and instruct the custodian to deliver Class A ordinary shares underlying the canceled ADSs to the CCASS account designated by an investor.

•

If an investor prefers to receive Class A ordinary shares outside CCASS, he or she must receive ordinary shares in CCASS first and then arrange for withdrawal from CCASS. Investors can then obtain a transfer form signed by HKSCC Nominees Limited (as the transferor) and register Class A ordinary shares in their own names with the Hong Kong share registrar.

For Class A ordinary shares to be received in CCASS, under normal circumstances, the above steps generally require two business days, provided that the investor has provided timely and complete instructions. For Class A ordinary shares to be received outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. The investor will be unable to trade the Class A ordinary shares on the Hong Kong Stock Exchange until the ADS-to-share conversion procedures are completed.

Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS cancelations. In addition, completion of the above steps and procedures is subject to there being a sufficient number of Class A ordinary shares on the Hong Kong share register to facilitate a withdrawal from the ADS program directly into the CCASS system. We are not under any obligation to maintain or increase the number of Class A ordinary shares on the Hong Kong share register to facilitate such withdrawals.

Depositary Requirements

Before the depositary issues ADSs or permits withdrawal of Class A ordinary shares, the depositary may require:

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with procedures it may establish, from time to time, consistent with the deposit agreement, including but not limited to, completion and presentation of transfer documents.

The depositary may refuse to deliver, transfer, or register issuances, transfers and cancelations of ADSs generally when the transfer books of the depositary or our Hong Kong share registrar are closed or at any time if the depositary or we determine it advisable to do so or it would violate any applicable law or the depositary’s policies or procedures.

All costs attributable to the transfer of Class A ordinary shares to effect a withdrawal from, or deposit of Class A ordinary shares into, our ADS program will be borne by the investor requesting the transfer. In particular, holders of Class A ordinary shares and holders of ADSs should note that the Hong Kong share registrar will charge between HK$2.50 to HK$20, depending on the speed of service (or such higher fee as may from time to time be permitted under the Hong Kong Listing Rules), for each transfer of Class A ordinary shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong. In addition, holders of Class A ordinary shares and holders of ADSs must pay up to US$5.00 per 100 ADSs for each issuance of ADSs and each cancelation of ADSs, as the case may be, in connection with the deposit of Class A ordinary shares into, or withdrawal of Class A ordinary shares from, our ADS program.

EXPENSES RELATED TO THE GLOBAL OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the Global Offering. With the exception of the SEC registration fee, Hong Kong Stock Exchange initial listing fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	US$	247,360
Hong Kong Stock Exchange initial listing fee		83,759
Financial Industry Regulatory Authority filing fee		225,500
Printing and engraving expenses		388,000
Legal fees and expenses		4,330,000
Accounting fees and expenses		1,350,000
Miscellaneous		3,338,950

Total	US$	9,963,569

LEGAL MATTERS

We are being represented by Sullivan & Cromwell LLP with respect to certain legal matters of United States federal securities and New York state law and Hong Kong law. The underwriters are being represented by Freshfields Bruckhaus Deringer with respect to certain legal matters as to United States federal securities and New York state law and Hong Kong law. The validity of the Class A ordinary shares offered in the Global Offering and legal matters as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels. Certain legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by JunHe LLP. Sullivan & Cromwell LLP and Harney Westwood & Riegels may rely upon Fangda Partners with respect to matters governed by PRC law. Freshfields Bruckhaus Deringer may rely upon JunHe LLP with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2019 and 2020, and for each of the three years ended December 31, 2020 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

XPENG INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of XPeng Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of XPeng Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive loss, of changes in shareholders’ (deficit) equity and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Guangzhou, the People’s Republic of China

April 16, 2021

We have served as the Company’s auditor since 2019.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data)

		As of December 31,
	Note	2019	2020	2020
		RMB	RMB	US$
				Note 2(e)
ASSETS
Current assets
Cash and cash equivalents	2(g)	1,946,931	29,209,388	4,458,223
Restricted cash	2(h)	460,812	2,332,145	355,955
Short-term deposits	2(i)	—	979,897	149,561
Short-term investments	2(k), 5	407,844	2,820,711	430,525
Accounts receivable, net		539,199	1,128,892	172,303
Current portion of finance lease receivables, net	15(b)	45,836	156,069	23,821
Inventory	6	454,116	1,343,025	204,986
Amounts due from related parties	24	22,605	682	104
Prepayments and other current assets	7	1,083,307	1,603,286	244,711
Derivative assets	5	—	105,183	16,054

Total current assets		4,960,650	39,679,278	6,056,243

Non-current assets
Property, plant and equipment, net	8	3,229,952	3,081,502	470,329
Right-of-use assets	15(a)	440,097	461,184	70,390
Intangible assets, net	9	117,932	607,781	92,765
Land use rights, net	10	255,257	249,934	38,147
Finance lease receivables, net	15(b)	109,965	397,467	60,665
Other non-current assets	11	137,512	228,633	34,896
Long-term investments		—	1,000	153

Total non-current assets		4,290,715	5,027,501	767,345

Total assets		9,251,365	44,706,779	6,823,588

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2019 AND 2020 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,
	Note	2019	2020	2020
		RMB	RMB	US$
				Note 2(e)
LIABILITIES
Current liabilities
Short-term borrowings	13	419,950	127,900	19,521
Accounts and notes payable		953,946	5,111,745	780,205
Amounts due to related parties	24	678	12,062	1,841
Current portion of lease liabilities	15(a)	90,740	119,565	18,249
Current portion of deferred revenue	17	16,382	163,617	24,973
Current portion of long-term borrowings	13	60,000	45,000	6,868
Accruals and other liabilities	12	1,755,995	2,256,165	344,358
Income taxes payable		—	1,209	185

Total current liabilities		3,297,691	7,837,263	1,196,200

Non-current liabilities
Long-term borrowings	13	1,690,000	1,645,000	251,076
Lease liabilities	15(a)	361,404	352,501	53,802
Deferred revenue	17	69,116	144,767	22,096
Derivative liabilities	5	897,091	—	—
Other non-current liabilities	14	73,015	297,439	45,398

Total non-current liabilities		3,090,626	2,439,707	372,372

Total liabilities		6,388,317	10,276,970	1,568,572

Commitments and contingencies	25

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2019 AND 2020 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,
	Note	2019	2020	2020
		RMB	RMB	US$
				Note 2(e)
MEZZANINE EQUITY
Series A convertible redeemable preferred shares (“Series A Preferred Shares”) (US$0.00001 par value; 78,108,625 and nil shares authorized, issued and outstanding as of December 31, 2019 and 2020; redemption value of RMB615,044 and nil as of December 31, 2019 and 2020, respectively)	19	597,559	—	—
Series A-1 convertible redeemable preferred shares (“Series A-1 Preferred Shares”) (US$0.00001 par value; 67,802,375 and nil shares authorized, issued and outstanding as of December 31, 2019 and 2020; redemption value of RMB576,129 and nil as of December 31, 2019 and 2020, respectively)	19	559,654	—	—
Series A-2 convertible redeemable preferred shares (“Series A-2 Preferred Shares”) (US$0.00001 par value; 11,671,400 and nil shares authorized, issued and outstanding as of December 31, 2019 and 2020; redemption value of RMB125,244 and nil as of December 31, 2019 and 2020, respectively)	19	121,257	—	—
Series B convertible redeemable preferred shares (“Series B Preferred Shares”) (US$0.00001 par value; 160,481,700 and nil shares authorized, issued and outstanding as of December 31, 2019 and 2020; redemption value of RMB2,687,801 and nil as of December 31, 2019 and 2020, respectively)	19	2,562,098	—	—
Series B-1 convertible redeemable preferred shares (“Series B-1 Preferred Shares”) (US$0.00001 par value; 137,868,350 and nil shares authorized, 133,272,750 and nil shares issued and outstanding as of December 31, 2019 and 2020; redemption value of RMB3,404,960 and nil as of December 31, 2019 and 2020, respectively)	19	3,080,443	—	—
Series B-2 convertible redeemable preferred shares (“Series B-2 Preferred Shares”) (US$0.00001 par value; 35,965,675 and nil shares authorized, issued and outstanding as of December 31, 2019 and 2020; redemption value of RMB1,056,715 and nil as of December 31, 2019 and 2020, respectively)	19	952,068	—	—
Series C convertible redeemable preferred shares (“Series C Preferred Shares”) (US$0.00001 par value; 265,302,225 and nil shares authorized, 79,590,650 and nil shares issued and outstanding as of December 31, 2019 and 2020; redemption value of RMB2,111,790 and nil as of December 31, 2019 and 2020, respectively)	19	1,820,399	—	—

Total mezzanine equity		9,693,478	—	—

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2019 AND 2020 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,
	Note	2019	2020	2020
		RMB	RMB	US$
				Note 2(e)
SHAREHOLDERS’ (DEFICIT) EQUITY
Class A Ordinary shares (US$0.00001 par value; 3,492,799,650 and 8,850,000,000 shares authorized, 131,955,575 and 971,341,066 shares issued, 31,513,000 and 928,296,786 outstanding as of December 31, 2019 and 2020, respectively)	20	2	63	10
Class B Ordinary shares (US$0.00001 par value, 750,000,000 shares authorized, 331,234,375 and 429,846,136 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	20	19	26	4
Class C Ordinary shares (US$0.00001 par value, nil and 400,000,000 shares authorized, nil and 178,618,464 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	20	—	12	2
Additional paid-in capital		—	46,482,512	7,094,617
Accumulated deficit		(6,824,503)	(11,322,423)	(1,728,139)
Accumulated other comprehensive loss		(5,948)	(730,381)	(111,478)

Total shareholders’ (deficit) equity		(6,830,430)	34,429,809	5,255,016

Total liabilities, mezzanine equity and shareholders’ (deficit) equity		9,251,365	44,706,779	6,823,588

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(All amounts in thousands, except for share and per share data)

		For the Year Ended December 31,
	Note	2018	2019	2020	2020
		RMB	RMB	RMB	US$
					Note 2(e)
Revenues
Vehicle sales	16	4,153	2,171,231	5,546,754	846,600
Services and others	16	5,553	149,988	297,567	45,418

Total revenues		9,706	2,321,219	5,844,321	892,018

Cost of sales
Vehicle sales		(8,220)	(2,733,531)	(5,350,479)	(816,643)
Services and others		(3,847)	(145,829)	(227,853)	(34,777)

Total cost of sales		(12,067)	(2,879,360)	(5,578,332)	(851,420)

Gross (loss) profit		(2,361)	(558,141)	265,989	40,598

Operating expenses(1)
Research and development expenses	2(t)	(1,051,219)	(2,070,158)	(1,725,906)	(263,425)
Selling, general and administrative expenses	2(u)	(642,541)	(1,164,569)	(2,920,649)	(445,778)

Total operating expenses		(1,693,760)	(3,234,727)	(4,646,555)	(709,203)

Other income		1,487	12,294	86,830	13,253

Loss from operations		(1,694,634)	(3,780,574)	(4,293,736)	(655,352)

Interest income		65,376	88,843	133,036	20,305
Interest expenses		(5,822)	(32,017)	(22,451)	(3,427)
Fair value gain on derivative liabilities		254,361	27,679	1,362,025	207,886
Other non-operating (loss) income, net		(18,104)	4,397	90,364	13,792

Loss before income tax expenses		(1,398,823)	(3,691,672)	(2,730,762)	(416,796)

Income tax expenses	22(a)	—	(1)	(1,223)	(187)

Net loss		(1,398,823)	(3,691,673)	(2,731,985)	(416,983)

Accretion on Preferred Shares to redemption value		(705,329)	(961,050)	(2,157,744)	(329,336)
Deemed dividend due to extinguishment of Preferred Shares		(43,136)	—	—	—
Deemed dividend due to modification of Preferred Shares		(41,485)	—	—	—
Deemed dividend due to reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares		(66,091)	—	—	—
Deemed contribution from repurchase of Preferred Shares		—	9,969	—	—

Net loss attributable to ordinary shareholders of XPeng Inc.		(2,254,864)	(4,642,754)	(4,889,729)	(746,319)

Net loss		(1,398,823)	(3,691,673)	(2,731,985)	(416,983)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(All amounts in thousands, except for share and per share data)

		For the Year Ended December 31,
	Note	2018	2019	2020	2020
		RMB	RMB	RMB	US$
					Note 2(e)
Other comprehensive loss
Foreign currency translation adjustment, net of nil tax		(2,980)	(2,968)	(724,433)	(110,570)

Total comprehensive loss attributable to XPeng Inc.		(1,401,803)	(3,694,641)	(3,456,418)	(527,553)

Accretion on Preferred Shares to redemption value		(705,329)	(961,050)	(2,157,744)	(329,336)
Deemed dividend due to extinguishment of Preferred Shares		(43,136)	—	—	—
Deemed dividend due to modification of Preferred Shares		(41,485)	—	—	—
Deemed dividend due to reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares		(66,091)	—	—	—
Deemed contribution from repurchase of Preferred Shares		—	9,969	—	—

Comprehensive loss attributable to ordinary shareholders of XPeng Inc.		(2,257,844)	(4,645,722)	(5,614,162)	(856,889)

Weighted average number of ordinary shares used in computing net loss per ordinary share
Basic and diluted	23	330,176,070	349,450,580	754,270,914	754,270,914
Net loss per ordinary share attributable to ordinary shareholders
Basic and diluted	23	(6.83)	(13.29)	(6.48)	(0.99)

(1)	Share-based compensation was allocated in operating expenses as follows:

	For the Year Ended December 31,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
				Note 2(e)
Selling, general and administrative expenses	1,630	517	678,014	103,485
Research and development expenses	—	—	318,403	48,598

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(All amounts in thousands, except for share and per share data)

		Ordinary shares		Treasury Shares		Additional	Accumulated Other		Total
	Note	Shares	Par Value	Shares	Par Value	Paid-in Capital	Comprehensive Loss	Accumulated Deficit	Shareholders’ Deficit
Balance as of December 31, 2017		400,061,875	26	(103,240,000)	(7)	363,789	—	(403,608)	(39,800)

Share-based compensation	21	—	—	26,666,675	—	1,630	—	—	1,630
Issuance of ordinary shares	20	37,202,575	2	(37,202,575)	(2)	—	—	—	—
Accretion on convertible redeemable Preferred Shares to redemption value	19	—	—	—	—	(325,494)	—	(379,835)	(705,329)
Deemed dividend due to extinguishment of Preferred Shares	23	—	—	—	—	(43,136)	—	—	(43,136)
Deemed dividend due to modification of Preferred Shares	23	—	—	—	—	(41,485)	—	—	(41,485)
Reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares	19	25,925,500	2	—	—	44,696	—	—	44,698
Foreign currency translation adjustment		—	—	—	—	—	(2,980)	—	(2,980)
Net loss		—	—	—	—	—	—	(1,398,823)	(1,398,823)

Balance as of December 31, 2018		463,189,950	30	(113,775,900)	(9)	—	(2,980)	(2,182,266)	(2,185,225)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(All amounts in thousands, except for share and per share data)

		Ordinary shares		Treasury Shares		Additional	Accumulated Other		Total
	Note	Shares	Par Value	Shares	Par Value	Paid-in Capital	Comprehensive Loss	Accumulated Deficit	Shareholders’ Deficit
Balance as of December 31, 2018		463,189,950	30	(113,775,900)	(9)	—	(2,980)	(2,182,266)	(2,185,225)

Share-based compensation	21	—	—	13,333,325	—	517	—	—	517
Accretion on convertible redeemable Preferred Shares to redemption value	19	—	—	—	—	(10,486)	—	(950,564)	(961,050)
Deemed contribution from repurchase of Preferred Shares	23	—	—	—	—	9,969	—	—	9,969
Foreign currency translation adjustment		—	—	—	—	—	(2,968)	—	(2,968)
Net loss		—	—	—	—	—	—	(3,691,673)	(3,691,673)

Balance as of December 31, 2019		463,189,950	30	(100,442,575)	(9)	—	(5,948)	(6,824,503)	(6,830,430)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(All amounts in thousands, except for share and per share data)

		Ordinary shares		Treasury Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ (Deficit) Equity
	Note	Shares	Par Value	Shares	Par Value
Balance as of December 31, 2019		463,189,950	30	(100,442,575)	(9)	—	(5,948)	(6,824,503)	(6,830,430)

Cumulative effect of adoption of new accounting standard		—	—	—	—	—	—	(2,074)	(2,074)
Repurchase of Ordinary Shares	20	(100,442,575)	(9)	100,442,575	9	—	—	—	—
Accretion on Convertible Redeemable Preferred Shares to redemption value as of the completion of the Initial Public Offering (“IPO”)	19	—	—	—	—	(393,883)	—	(1,763,861)	(2,157,744)
Issuance of Ordinary Shares	20	60,687,680	5	(60,687,680)	(5)	—	—	—	—
Issuance of Ordinary Shares upon the completion of the IPO	20	229,386,666	16	—	—	11,409,232	—	—	11,409,248
Issuance of Ordinary Shares upon the completion of the Follow-on Offering (“FO”)	20	110,400,000	7	—	—	15,980,220	—	—	15,980,227
Issuance of Ordinary Shares for the vested Restricted Share Units	20	14,850,560	1	—	—	(1)	—	—	—
Share-based compensation due to vesting of Restricted Shares	21	—	—	17,643,400	1	57,874	—	—	57,875
Share-based compensation due to vesting of Restricted Share Units	21	—	—	—	—	544,659	—	—	544,659
The immediate vesting of Restricted Share Units upon grant date	21	—	—	—	—	393,883	—	—	393,883
Conversion of Preferred Shares to Ordinary Shares upon the completion of the IPO	19	801,733,385	55	—	—	18,490,528	—	—	18,490,583
Foreign currency translation adjustment		—	—	—	—	—	(724,433)	—	(724,433)
Net loss		—	—	—	—	—	—	(2,731,985)	(2,731,985)

Balance as of December 31, 2020		1,579,805,666	105	(43,044,280)	(4)	46,482,512	(730,381)	(11,322,423)	34,429,809

The accompanying notes are an integral part of these consolidated financial statement.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(All amounts in thousands, except for share and per share data)

		For the Year Ended December 31,
	Note	2018	2019	2020	2020
		RMB	RMB	RMB	US$
					Note (e)
Cash flows from operating activities
Net loss		(1,398,823)	(3,691,673)	(2,731,985)	(416,983)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	8	53,527	125,453	302,974	46,243
Amortization of intangible assets	9	3,546	7,681	20,169	3,078
Amortization of right-of-use assets		34,500	88,208	109,473	16,709
Amortization of land use right	10	4,058	5,323	5,323	812
Loss of disposal of property, plant and equipment	2(m)	30,275	1,191	6,167	941
Impairment of property, plant and equipment		—	79,185	63,251	9,654
Impairment of accounts receivable	2(j)	—	3,812	6,216	949
Impairment of finance lease receivables	2(j)	—	833	3,454	527
Impairment of other current assets	2(j)	—	—	369	56
Inventory write-downs	2(l),6	—	109,505	92,612	14,135
Foreign exchange losses (gains)		11,807	(8,363)	(81,181)	(12,391)
Interest income		(55,885)	(66,782)	(65,676)	(10,024)
Share-based compensation	21(b)(c)	1,630	517	996,417	152,083
Fair value gain on derivative liabilities		(254,361)	(27,679)	(1,362,025)	(207,886)
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable		(35,390)	(504,618)	(595,908)	(90,953)
Inventory	6	(137,877)	(394,295)	(981,521)	(149,809)
Amounts due from related parties		(26,956)	4,351	21,923	3,346
Prepayments and other current assets		(277,651)	(418,103)	(792,863)	(121,015)
Other non-current assets		(24,737)	(5,616)	(30,808)	(4,702)
Accounts and notes payable		176,817	739,053	4,157,799	634,604
Deferred revenue	17	2,366	83,132	222,886	34,019
Lease liabilities		(4,376)	(84,626)	(108,134)	(16,504)
Accruals and other liabilities		324,815	520,547	722,967	110,346
Other non-current liabilities		—	26,155	266,932	40,742
Finance lease receivables		—	(156,634)	(401,190)	(61,234)
Amounts due to related parties		—	678	11,384	1,738
Income taxes payable		—	—	1,209	185

Net cash used in operating activities		(1,572,715)	(3,562,765)	(139,766)	(21,334)

Cash flows from investing activities
(Placement) maturities of term deposits		(759,975)	759,975	(979,897)	(149,561)
(Placement) maturities of short-term investments		(1,863,447)	1,905,210	(2,347,191)	(358,251)
Purchase of property, plant and equipment		(770,339)	(1,831,593)	(806,067)	(123,030)
Receipt of government subsidy related to assets		2,007	83,201	243,838	37,217
Purchase of intangible assets		(47,479)	(76,760)	(426,089)	(65,034)
Disposal of property, plant and equipment		489	263	24,505	3,740

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 AND 2020

(All amounts in thousands, except for share and per share data)

		For the Year Ended December 31,
	Note	2018	2019	2020	2020
		RMB	RMB	RMB	US$
					Note (e)
Purchase of land use right		(191,580)	—	—	—
Prepayment for acquisition of assets		—	(100,000)	—	—
Prepayment for acquisition of land use rights		—	—	(130,260)	(19,882)
Disposal of equity investment in a company	9	—	—	16,000	2,442
Cash paid for long-term investment		—	—	(1,000)	(153)

Net cash (used in) provided by investing activities		(3,630,324)	740,296	(4,406,161)	(672,512)

Cash flows from financing activities
Proceeds from issuance of convertible redeemable Preferred Shares		5,854,200	2,678,612	7,282,554	1,111,535
Proceeds from IPO, net of issuance cost		—	—	11,410,386	1,741,565
Proceeds from FO, net of issuance cost		—	—	15,988,903	2,440,383
Proceeds from borrowings	13	1,200,000	1,620,000	1,028,335	156,955
Repayment of borrowings	13	(320,000)	(748,060)	(1,380,385)	(210,688)
Loans from a related party		—	—	1,063,434	162,312
Repayment of loans to a related party		—	—	(1,063,434)	(162,312)
Repurchase of Preferred Shares		—	(55,000)	—	—
Proceeds from noncontrolling interests	12	—	98,010	—	—
Net cash provided by financing activities		6,734,200	3,593,562	34,329,793	5,239,750

Effects of exchange rate changes on cash, cash equivalents and restricted cash		(14,782)	5,125	(650,076)	(99,221)
Net increase in cash, cash equivalents and restricted cash		1,516,379	776,218	29,133,790	4,446,683
Cash, cash equivalents and restricted cash at beginning of the year		115,146	1,631,525	2,407,743	367,495
Cash, cash equivalents and restricted cash at end of the year		1,631,525	2,407,743	31,541,533	4,814,178

Supplemental disclosure of cash flows information
Cash paid for interest, net of amounts capitalized		(29,697)	(26,406)	(76,093)	(11,614)
Acquisition of property, plant and equipment included in liabilities		69,360	762,151	235,117	35,886

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations

(a) Principal activities

XPeng Inc. (“XPeng” or the “Company”) was incorporated under the laws of the Cayman Islands in December 27, 2018, as an exempted company with limited liability. The Company, its subsidiaries and consolidated variable interest entity (“VIE”) and VIE’s subsidiaries (“VIEs”, also refer to VIE and its subsidiaries as a whole, where appropriate) are collectively referred to as the “Group”.

The Group designs and develops smart electric vehicles. It delivered its first model of smart electric vehicles, G3, commercially in December 2018. The Group manufactures G3 through strategic collaboration with a third-party vehicle’s manufacturer. The Group delivered its second model of smart electric vehicles, a four-door sports sedan, P7, since May 2020. The Group manufactures P7 through its own manufacturing plant in Zhaoqing. As of December 31, 2019 and 2020, its primary operations are conducted in the People’s Republic of China (“PRC”).

(b) History of the Group and Reorganization

The Group commenced its operation through Guangzhou Chengxing Zhidong Automotive Technology Co., Ltd. (“Chengxing”) since 2015, Chengxing was founded by Mr. Heng Xia, Mr. Tao He and Mr. Xiaopeng He (collectively the ‘‘Founders’’), and subsequently obtained financing from various third party investors (collectively ‘‘Third Party Investors’’) from 2016 through 2018.

In preparation for its IPO, the Group completed a reorganization (the ‘‘Reorganization’’) in September 2019, which involved the following steps:

•	On December 27, 2018, the Company was established under the laws of the Cayman Islands as an exempted company with limited liability.

•	On January 7, 2019, XPeng Limited was incorporated in British Virgin Islands as a wholly owned subsidiary of the Company.

•	On February 21, 2019, XPeng (HK) Limited was incorporated in Hong Kong as a wholly owned subsidiary of XPeng Limited.

•	On June 21, 2019, Guangdong Xiaopeng Motors Technology Co., Ltd. (‘‘WFOE’’) was established as a wholly owned subsidiary of XPeng (HK) Limited in the PRC.

•

On September 2019, the Company issued 17,897,478 ordinary shares, 2,021,635 Series A Preferred Shares, 1,859,082 Series A-1 Preferred Shares, 23,343 Series A-2 Preferred Shares, 3,198,839 Series B Preferred Shares, 4,361,678 Series B-1 Preferred Shares, 1,045,497 Series B-2 Preferred Shares, 3,183,626 Series C Preferred Shares and 7,612,147 warrants in aggregate, to the existing shareholders of Chengxing, based on their respective equity interests in Chengxing. Concurrently, as a transitional arrangement and part of the Reorganization, a series of contractual agreements were entered into among WFOE, Chengxing and its existing shareholders, including the exclusive business cooperation agreement, the equity pledge agreement, the exclusive option agreement and the power of attorney. Consequently, WFOE became the primary beneficiary of Chengxing. In May 2020, Guangdong Xiaopeng Motors Technology Co., Ltd exercised its rights under the contractual arrangement and purchased 100% of Chengxing. Consequently, Chengxing became an indirect wholly owned subsidiary of XPeng Inc.

The equity interests held by the existing shareholders in the Company after the Reorganization are the same as the equity interests held by them in Chengxing before the Reorganization. Out of the equity interests issued, 43.44%, 38.09% and 18.47% were in the form of ordinary shares, Preferred Shares and warrants, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (Continued)

(b) History of the Group and Reorganization (Continued)

Prior to the Reorganization, the shareholders of Chengxing included individual shareholders and institutional shareholders. Pursuant to laws applicable to PRC residents and entities incorporated in the PRC, PRC individuals should complete registration of its outbound investments (i.e. the foreign exchange registration under State Administration of Foreign Exchange (“SAFE”) Circular 37), and PRC institutional investors should complete its statutory filings and foreign exchange registrations for outbound investment (i.e. ODI) respectively, before such PRC residents or entities’ can legally own offshore investments or equity interests in offshore entities. As such, all PRC individual shareholders and PRC institutional shareholders of Chengxing shall complete their relevant registrations and/or statutory filings, as appropriate, before they can, in accordance with applicable PRC laws, hold directly or indirectly the ordinary shares of the Company, which is incorporated under the laws of the Cayman Islands. The warrants are to reflect the holder’s (indirect) rights, obligations and interest in the Company as if the holders are holding Preferred Shares of the Company before the holders complete their necessary registration for outbound investment to exercise their warrants into Preferred Shares of the Company. Once the holders complete the necessary registration for outbound investment, the holders are required to exercise the warrants immediately at a nil price per share. The warrants are transferrable by the holder subject to approval of the Company’s board of directors. Accordingly, the warrants are accounted for and presented based on the terms on the underlying Preferred Shares that the warrants are exercisable into (Note 19).

The shareholders and their respective equity interest in the Company remain the same immediately before and after the Reorganization. Further, the Company, being the holding company after the Reorganization, is a newly established shell company. Accordingly, the Company determined that the Reorganization lacks substance and should be treated as a non-substantive merger with no change in the basis of assets, liabilities and shareholders’ deficits of Chengxing.

These consolidated financial statements are presented as if the Group Reorganization had already taken place as of the beginning of the period covered by these financial statements.

On March 20, 2020, the Company completed a 1:25 share split of all of its ordinary and Preferred Shares of the Company. All shares and per share amounts presented in the consolidated financial statements have been retrospectively adjusted to reflect the share split.

In August and December 2020, the Company completed its IPO and FO on the New York Stock Exchange (“NYSE”) (Note 20).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (Continued)

(b) History of the Group and Reorganization (Continued)

As of December 31, 2020, the Company’s principal subsidiaries and VIEs are as follows:

	Place of incorporation	Date of incorporation or acquisition	Equity interest held	Principal activities
Principal subsidiaries
Chengxing(1)	PRC	January 09, 2015	100%	Investment holding
Guangzhou Xiaopeng Motors Technology Co., Ltd.(“Xiaopeng Technology”)	PRC	May 12, 2016	100%	Design and technology development
Guangzhou Xiaopeng Automobile Manufacturing Co., Ltd.	PRC	April 07, 2017	100%	Manufacturing of vehicles
Zhaoqing Xiaopeng New Energy Investment Co., Ltd.	PRC	February 02, 2020	100%	Manufacturing of vehicles
Zhaoqing Xiaopeng Automobile Co., Ltd.(“Zhaoqing XPeng”)	PRC	May 18, 2017	100%	Manufacturing of vehicles
Xiaopeng Automobile Sales Co., Ltd.	PRC	January 08, 2018	100%	Vehicle wholesale and retail
Beijing Xiaopeng Automobile Co., Ltd.	PRC	April 28, 2018	100%	Vehicle wholesale and retail, design and technology development
Shenzhen Xiaopeng Automobile Sales Service Co., Ltd.	PRC	August 06, 2018	100%	Vehicle wholesale and retail
Shanghai Xiaopeng Automobile Sales Service Co., Ltd.	PRC	October 10, 2018	100%	Vehicle wholesale and retail
Guangzhou Xiaopeng Automatic Driving Technology Co., Ltd	PRC	November 18, 2019	100%	Technology development
Xiaopeng Automobile Service Co., Ltd.	PRC	February 12, 2018	100%	Adminstrative center
XSense. AI, Inc.	United States	November 27, 2018	100%	Technology development
XMotors. AI, Inc.	United States	January 05, 2018	100%	Technology development
XPeng (Hong Kong) Limited	Hong Kong	February 12, 2019	100%	Investment holding

(1)

As a transitional arrangement and part of the Reorganization, a series of contractual agreements were entered into among WFOE, Chengxing and its existing shareholders, including the exclusive business cooperation agreement, the equity pledge agreement, the exclusive option agreement and the power of attorney. Consequently, WFOE became the primary beneficiary of Chengxing. In May 2020, Guangdong Xiaopeng Motors Technology Co., Ltd exercised its rights under the contractual arrangement and purchased 100% of Chengxing. Consequently, Chengxing became an indirect wholly owned subsidiary of XPeng Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (Continued)

(b) History of the Group and Reorganization (Continued)

	Place of incorporation	Date of incorporation or acquisition	Economic interest held	Principal activities
VIEs
Guangzhou Zhipeng IoV Technology Co., Ltd.(“Zhipeng IoV”)	PRC	May 23, 2018	100%	Ride-hailing services and operating the related mobile app
Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd.(Yidian Chuxing)	PRC	May 24, 2018	100%	Mobile apps and providing value-added services

(c) Variable interest entity

Zhipeng IoV was established by two shareholders of the Company (the “Zhipeng IoV’s Nominee Shareholders”) in May 23, 2018. In May 28, 2018, Xiaopeng Technology, Zhipeng IoV, and Zhipeng IoV’s Nominee Shareholders entered into a series of contractual agreements, including an equity interest pledge agreement, a loan agreement, exclusive service agreement, exclusive call option agreement and power of attorney that irrevocably authorized Xiaopeng Technology to exercise the equity owner’s rights over Zhipeng IoV. These agreements provide the Company, as the only shareholder of Xiaopeng Technology, with effective control over Zhipeng IoV to direct the activities that most significantly impact Zhipeng IoV’s economic performance and enable the Company to obtain substantially all of the economic benefits arising from Zhipeng IoV. Management concluded that Zhipeng IoV is a variable interest entity of the Company and the Company is the ultimate primary beneficiary of Zhipeng IoV and shall consolidate the financial results of Zhipeng IoV in the Group’s consolidated financial statements. As of December 31, 2020, Zhipeng IoV did not have significant operations, nor any material assets or liabilities.

Yidian Chuxing was established by two shareholders of the Company (the “Yidian Chuxing‘s Nominee Shareholders”) in May 24, 2018. In May 28, 2018, Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd, (“Xiaopeng Chuxing”), Yidian Chuxing, and Yidian Chuxing‘s Nominee Shareholders entered into a series of contractual agreements, including an equity interest pledge agreement, a loan agreement, exclusive service agreement, exclusive call option agreement and power of attorney that irrevocably authorized Xiaopeng Chuxing to exercise the equity owner’s rights over Yidian Chuxing. These agreements provide the Company, as the only shareholder of Xiaopeng Chuxing, with effective control over Yidian Chuxing to direct the activities that most significantly impact Yidian Chuxing’s economic performance and enable the Company to obtain substantially all of the economic benefits arising from Yidian Chuxing. Management concluded that Yidian Chuxing is a variable interest entity of the Company and the Company is the ultimate primary beneficiary of Yidian Chuxing and shall consolidate the financial results of Yidian Chuxing in the Group’s consolidated financial statements. As of December 31, 2020, Yidian Chuxing did not have significant operations, nor any material assets or liabilities.

(d) Liquidity

The Group has been incurring losses from operations since inception. The Group incurred net losses of RMB1,398,823 , RMB3,691,673 and RMB2,731,985 for the years ended December 31, 2018, 2019 and 2020, respectively. Accumulated deficit amounted to RMB6,824,503 and RMB11,322,423 as of December 31, 2019 and 2020, respectively. Net cash used in operating activities was approximately RMB1,572,715, RMB3,562,765 and RMB139,766 for the years ended December 31, 2018, 2019 and 2020, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1. Organization and Nature of Operations (Continued)

(d) Liquidity (Continued)

The Group’s liquidity is based on its ability to enhance its operating cash flow position, obtain capital financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures. The Group’s ability to continue as a going concern is dependent on management’s ability to execute its business plan successfully, which includes increasing market acceptance of the Group’s products to boost its sales volume to achieve economies of scale while applying more effective marketing strategies and cost control measures to better manage operating cash flow position and obtaining funds from outside sources of financing to generate positive financing cash flows. In August and December 2020, with the completion of its IPO and FO on NYSE, the Group received the net proceeds of RMB11,410,386 and RMB15,988,903, respectively. As of December 31, 2020, the Group’s balance of cash and cash equivalents, restricted cash, excluding RMB35,585 restricted as to withdrawal or use for legal disputes, short-term deposits and short-term investments was RMB35,306,556.

Management has concluded, after giving consideration to its plans as noted above, the net proceeds received upon completion of IPO and FO, and existing balance of cash and cash equivalents as of December 31, 2020, that the Group has sufficient funds for sustainable operations and it will be able to meet its payment obligations from operations and debt related commitments for the next twelve months from the issuance of the consolidated financial statements. Accordingly the consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

2. Summary of Significant Accounting Policies

(a) Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) to reflect the financial position, results of operations and cash flows of the Group. Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

(b) Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIEs for which the Company is the ultimate primary beneficiary. All transactions and balances among the Company, its subsidiaries and VIEs have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power: has the power to appoint or remove the majority of the members of the board of directors (the “Board”): to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considered whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Company’s obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIEs that could potentially be significant to the VIEs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(c) Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, mezzanine equity and related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported period in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements primarily include, but are not limited to, the determination of performance obligations and allocation of transaction price to those performance obligations, the determination of warranty cost, lower of cost and net realizable value of inventory, assessment for impairment of long-lived assets and intangible assets, recoverability of receivables, valuation of deferred tax assets, determination of share-based compensation expenses as well as redemption value of the Preferred Shares.

Management bases the estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from these estimates.

(d) Functional currency and foreign currency translation

The Company uses Renminbi (“RMB”) as its reporting currency. The functional currencies of the Company and its subsidiaries which are incorporated in United States or in Hong Kong are United States dollars (“US$”), while the functional currencies of the other subsidiaries and VIEs in the Group are RMB. The determination of the respective functional currency is based on the criteria set out by ASC 830, Foreign Currency Matters.

Transactions denominated in currencies other than in the functional currency are translated into the functional currency using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into functional currency using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains or losses arising from foreign currency transactions are included in the consolidated statements of comprehensive loss.

The financial statements of the Group’s entities of which the functional currency is not RMB are translated from their respective functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB at the exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Income and expense items are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other comprehensive loss in the consolidated statements of comprehensive loss, and the accumulated currency translation adjustments are presented as a component of accumulated other comprehensive loss in the consolidated statements of total shareholders’ (deficit) equity.

(e) Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss and consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2020 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.5518 on March 31, 2021 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2020, or at any other rate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(f) Fair value

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This guidance specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level I — Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level II —Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level II valuation techniques.

Level III —Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Group’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair value guidance describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, restricted cash, short-term deposits, short-term investments, accounts receivable, financial lease receivables, other assets, accounts and notes payable, short-term borrowings, lease liabilities, accruals and other liabilities and long-term borrowings. As of December 31, 2019 and 2020, the carrying values of these financial instruments, except for other non-current assets, long-term borrowings and non-current portion for lease liabilities, are approximated to their fair values due to the short-term maturity of these instruments.

Financial assets that are measured at fair value on a recurring basis consist of short-term investments and derivative assets. All of its short-term investments and derivative assets, which are comprised primarily of structured deposits, bank financial products and a forward exchange contract, are classified within Level II of the fair value hierarchy because they are floating income products linked to currency exchange rate, gold and benchmark interest rate. They are not valued using quoted market prices, but can be valued based on other observable inputs, such as interest rates and currency rates. The group has derivative liabilities that are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(f) Fair value (Continued)

measured at fair value. The derivative liabilities are used to account for the redemption right that met the definition of a derivative and are classified within level III at the fair value hierarchy as the Company adopted the equity allocation model with unobservable inputs for which there little or no market data to determine the fair value.

(g) Cash and cash equivalents

Cash and cash equivalents represent cash on hand, time deposits and highly liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

Cash and cash equivalents as reported in the consolidated statements of cash flows are presented separately on the consolidated balance sheets as follows:

	As of December 31,2019		As of December 31,2020
	Amount	RMB equivalent	Amount	RMB equivalent
Cash and cash equivalents:
RMB	772,435	772,435	4,428,120	4,428,120
US$	167,732	1,168,754	3,793,451	24,781,268
HKD	6,418	5,742	—	—

Total		1,946,931		29,209,388

As of December 31, 2019 and 2020, substantially all of the Group’s cash and cash equivalents were held in reputable financial institutions located in the PRC, Hong Kong and the United States.

(h) Restricted cash

Restricted cash primarily represents bank deposits for letter of credit, bank notes and a forward exchange contract amounted to RMB425,812 and RMB2,296,560 as of December 31, 2019 and 2020, respectively. And deposits, amounted to RMB35,000 and RMB35,585, that are restricted due to legal disputes as of December 31, 2019 and 2020, respectively.

(i) Short-term deposits

Short-term deposits represent time deposits placed with banks with original maturities between three months and one year. Interest earned is recorded as interest income in the consolidated statements of comprehensive loss during the years presented. As of December 31, 2020, substantially all of the Group’s short-term deposits amounting to RMB979,897 are placed in a reputable financial institution in PRC.

(j) Current expected credit losses

In 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”), which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses rather than incurred losses. The Group adopted this ASC Topic 326 and several associated ASUs on January 1, 2020 using a modified retrospective approach with a cumulative-effect increase of RMB2,074 recorded in accumulated deficit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(j) Current expected credit losses (Continued)

The Group’s accounts receivable, other current assets and finance lease receivables are within the scope of ASC Topic 326. The Group has identified the relevant risk characteristics of its customers and the related receivables, other current assets and finance lease receivables which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Group’s receivables. Additionally, external data and macroeconomic factors are also considered. This is assessed at each quarter based on the Group’s specific facts and circumstances. For the year ended December 31, 2020, the Group recorded RMB10,039 expected credit loss expense in selling, general and administrative expenses. As of December 31, 2020, the expected credit loss provision for the current and non-current assets are RMB8,220 and RMB4,287 respectively.

The Group typically does not carry significant accounts receivable related to vehicle sales and related sales as customer payments are due prior to vehicle delivery, except for amounts of vehicle sales in relation to government subsidy to be collected from government on behalf of customers. Other current assets primarily consist of other receivables. Financial lease receivables primarily consist of the aggregate of the minimum lease receivable at the inception of the lease and the initial direct costs. The Group recorded a provision for current expected credit losses. The following table summarizes the activity in the allowance for credit losses related to accounts receivable, other current assets and finance lease receivables for the year ended December 31, 2020:

For the Year Ended
December 31, 2020
Balance as of December 31, 2019	4,645
Adoption of ASC Topic 326	2,074

Balance as of January 1, 2020	6,719
Current period provision	10,039
Write-offs	(4,251)

Balance as of December 31, 2020	12,507

Allowance for the accounts receivable, other current assets and finance lease receivables recognized for the year ended December 31, 2019 was 3,812, nil and 833.

(k) Short-term investment

For investments in financial instruments with a variable interest rate indexed to the performance of underlying assets, the Group elected the fair value method at the date of initial recognition and carried these investments subsequently at fair value. Changes in fair values are reflected in the consolidated statements of comprehensive loss. The Group’s short-term investments in financial instruments were RMB407,844 and RMB2,820,711 as of December 31, 2019 and 2020, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(l) Inventory

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the standard cost basis and includes all costs to acquire and other costs to bring the inventories to their present location and condition, which approximates actual cost on monthly weighted average method. The Group records inventory write-downs for excess or obsolete inventories based upon assumptions on current and future demand forecasts. If the inventory on hand is in excess of future demand forecast, the excess amounts are written off. The Group also reviews inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires the determination of the estimated selling price of the vehicles less the estimated cost to convert inventory on hand into a finished product. Once inventory is written-down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Inventory write-downs of RMB109,505 and RMB92,612 were recognized in cost of sales for the years ended December 31, 2019 and 2020.

(m) Property, plant and equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property, plant and equipment are depreciated primarily using the straight-line method over the estimated useful life of the asset. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives, which range from two to ten years, of the related assets. Salvage value rate is determined to 0% based on the economic value of the property, plant and equipment at the end of the estimated useful lives as a percentage of the original cost.

Estimated useful lives
Buildings	20 years
Machinery and equipment	5 to 10 years
Charging infrastructure	5 years
Vehicles	4 to 5 years
Computer and electronic equipment	3 years
Others	2 to 5 years

Depreciation for mold and tooling is computed using the units-of-production method whereby capitalized costs are amortized over the total estimated productive life of the related assets.

The cost of maintenance and repairs is expensed as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, plant and equipment is capitalized as additions to the related assets.

Construction in progress represents property, plant and equipment under construction and pending installation and is stated at cost less accumulated impairment losses, if any. Completed assets are transferred to their respective asset classes and depreciation begins when an asset is ready for its intended use. Interest expense on outstanding debt is capitalized during the period of significant capital asset construction. Capitalized interest expense on construction-in-progress is included within property, plant and equipment and is amortized over the life of the related assets.

The gain or loss on the disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of comprehensive loss. The loss on the disposal of property, plant and equipment amounting to RMB30,275, RMB1,191 and RMB6,167 were recognized in operating expenses during the years ended December 31, 2018, 2019 and 2020, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(n) Intangible assets, net

Intangible assets consist of manufacturing license, license plate, software and license of maintenance and overhauls. Intangible assets with finite lives, including software and license of maintenance and overhaul, are carried at acquisition cost less accumulated amortization and impairment, if any. Finite lived intangible assets are tested for impairment if impairment indicators arise.

Amortization of intangible assets with finite lives are computed using the straight-line method over the estimated useful lives as below:

Estimated useful lives
Software	2 to 10 years
License of maintenance and overhauls	26 months

The estimated useful lives of intangible assets with finite lives are reassessed if circumstances occur that indicate the original estimated useful lives have changed.

Intangible assets that have indefinite useful life were manufacturing license and license plate as of December 31, 2020. The Group evaluates indefinite-lived intangible assets each reporting period to determine whether events and circumstances continue to support indefinite useful lives. The value of indefinite-lived intangible assets is not amortized, but tested for impairment annually or whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable.

(o) Land use rights, net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives which are 50 years that represent the terms of land use rights certificate.

(p) Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will affect the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. Fair value is determined using anticipated cash flows discounted at a rate commensurate with the risk involved.

(q) Warranties

The Group provides a manufacturer’s standard warranty on all vehicles sold. The Group accrues a warranty reserve for the vehicles sold by the Group, which includes the Group’s best estimate of the projected costs to repair or replace items under warranties and recalls when identified. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the Group’s relatively short history of sales, and changes to the Group’s historical or projected warranty experience may cause material changes to the warranty reserve in the future. The portion of the warranty reserve expected to be incurred within the next 12 months is included within

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(q) Warranties (Continued)

accruals and other liabilities, while the remaining balance is included within other non-current liabilities on the consolidated balance sheets. Warranty expense is recorded as a component of cost of sales in the consolidated statements of comprehensive loss.

The Group considers the standard warranty is not providing incremental service to customers rather an assurance to the quality of the vehicle, and therefore is not a separate performance obligation and should be accounted for in accordance with ASC 460, Guarantees. The Group also provides extended lifetime warranty embedded through a vehicle sales contract. The extended lifetime warranty is likely incremental service provided to the customer to differentiate with other peer companies, as such, the lifetime warranty is a separate performance obligation distinct from other promises and should be accounted for in accordance with ASC 606.

(r) Revenue recognition

Revenue is recognized when or as the control of the goods or services is transferred upon delivery to customers. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:

•	provides all of the benefits received and consumed simultaneously by the customer;

•	creates and enhances an asset that the customer controls as the Group performs; or

•	does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates overall contract price to each distinct performance obligation based on its relative standalone selling price in accordance with ASC 606. The Group generally determines standalone-selling prices for each individual distinct performance obligation identified based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information, the data utilized, and considering the Group’s pricing policies and practices in making pricing decisions. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may affect the revenue recognition. The discount provided in the contract are allocated by the Group to all performance obligations as conditions under ASC 606-10-32-37 are not met.

When either party to a contract has performed, the Group presents the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is the Group’s right to consideration in exchange for goods and services that the Group has transferred to a customer. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(r) Revenue recognition (Continued)

If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents the contract liability when the payment is made or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer. The Group’s contract liabilities are primarily resulted from the multiple performance obligations identified in the vehicle sales contract, which is recorded as deferred revenue and recognized as revenue based on the consumption of the services or the delivery of the goods.

Vehicle sales

The Group generates revenue from sales of electric vehicles, together with a number of embedded products and services through a contract. The Group identifies the customers who purchase the vehicle as its customers. There are multiple distinct performance obligations explicitly stated in a series of contracts including sales of vehicle, free charging within 4 years or 100,000 kilometers, extended lifetime warranty, option between household charging pile and charging card, vehicle internet connection services, and services of lifetime free charging in XPeng-branded super charging stations and lifetime warranty of battery which are accounted for in accordance with ASC 606. The standard warranty provided by the Group is accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when the Group transfers the control of vehicle to a customer.

Car buyers in the PRC are entitled to government subsidies when they purchase electric vehicles. For efficiency purpose and better customer service, the Group or Zhengzhou Haima Automobile Co., Ltd. (“Haima Auto”) applies for and collect such government subsidies on behalf of the customers. Accordingly, customers only pay the amount after deducting government subsidies. The Group determined that the government subsidies should be considered as part of the transaction price because the subsidy is granted to the buyer of the electric vehicle and the buyer remains liable for such amount in the event the subsidies were not received by the Group due to the buyer’s fault such as refusal or delay of providing application information.

The overall contract price is allocated to each distinct performance obligation based on the relative estimated standalone selling price. The revenue for sales of the vehicle and household charging pile is recognized at a point in time when the control of the vehicle is transferred to the customer and the charging pile is installed at customer’s designated location. For vehicle internet connection service, the Group recognizes the revenue using a straight-line method. For the extended lifetime warranty and lifetime warranty of battery, given limited operating history and lack of historical data, the Group decides to recognize the revenue over time based on a straight-line method initially, and will continue monitoring the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available. For the free charging within 4 years or 100,000 kilometers and charging card to be consumed to exchange for charging services, the Group considers that a measure of progress based on usage (rather than a time-based method) best reflects the performance as it’s typically a promise to deliver the underlying service rather than a promise to stand ready. For the services of lifetime free charging in XPeng-branded super charging station, the Group recognize the revenue over time based on straight-line method during the expected useful life of the vehicle.

Initial refundable deposits for intention orders and non-refundable deposits for vehicle reservations received from customers prior to vehicle purchase agreements signed are recognized as refundable deposits from customers (accruals and other liabilities) and advances from customers (accruals and other liabilities). When

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(r) Revenue recognition (Continued)

Vehicle sales (Continued)

vehicle purchase agreements are signed, the consideration for the vehicle and all embedded services must be paid in advance, which means the payments received are prior to the transfer of goods or services by the Group, the Group records a contract liability (deferred revenue) for the allocated amount regarding to those unperformed obligations. At the same time, advances from customers are classified as contract liability (deferred revenue) as part of the consideration.

XPILOT, the Group’s autonomous driving system, provides assisted driving and parking functions tailored for driving behavior and road conditions in China. The Group plans to roll out XPILOT 3.0 in January 2021. A customer can subscribe for XPILOT 3.0 by either making a lump sum payment or paying annual installments for a three-year period. XPILOT 3.0 will feature several new functions, including a navigation guided pilot for highway driving and advanced automated parking. Revenue related to XPILOT 3.0 is recognized at a point in time when autonomous driving functionality of XPILOT 3.0 is activated and transferred to the customers.

Other services

The Group provides variable other services to customers including services embedded in a sales contract, supercharging service, maintenance service, ride hailing services and vehicle leasing service.

Services embedded in a sales contract may include free charging within 4 years or 100,000 kilometers, extended lifetime warranty, option between household charging pile and charging card, vehicle internet connection services, lifetime warranty of battery and services of free charging services in XPeng-branded charging station. Other services also include supercharging service and maintenance service. These services are recognized under ASC 606.

The Group provides ride hailing services with smart commuting solutions to customers by using the Group’s self-owned G3 vehicles and hiring and training drivers managed by third party agents via service agreement. The Group believes it acts as a principle in the ride hailing services as it controls a specified good or service before it is transferred to the customers. The revenue for ride hailing services is recognized overtime in a period when the ride hailing services is consumed under ASC 606.

Revenue from vehicle leasing service to customers under operating lease and finance lease are recognized under ASC 842.

Practical expedients and exemptions

The Group follows the guidance on immaterial promises when identifying performance obligations in the vehicle sales contracts and concludes that lifetime roadside assistance, traffic ticket inquiry service, courtesy car service, on-site troubleshooting and parts replacement service, are not performance obligations considering these services are value-added services to enhance customer experience rather than critical items for vehicle driving and forecasted that usage of these five services will be very limited. The Group also performs an estimation on the stand-alone fair value of each promise applying a cost plus margin approach and concludes that the standalone fair value of foresaid services are insignificant individually and in aggregate, representing less than 1% of vehicle gross selling price and aggregate fair value of each individual promise.

Considering the qualitative assessment and the result of the quantitative estimate, the Group concluded not to assess whether promises are performance obligation if they are immaterial in the context of the contract

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(r) Revenue recognition (Continued)

Practical expedients and exemptions (Continued)

and the relative stand-alone fair value individually and in aggregate is less than 1% of the contract price, namely the lifetime roadside assistance, traffic ticket inquiry service, courtesy car service, on-site troubleshooting and parts replacement service. Related costs are then accrued instead.

Customer Upgrade Program

In the third quarter of 2019, due to the upgrade of the latest vehicle model, G3 2020, the Group voluntarily offered all owners of G3 2019 model the options to either receive loyalty points, valid for 5 years since the grant date, which can be redeemed for goods or services, or obtain an enhanced trade-in right contingent on a future purchase starting from the 34th month of the original purchase date but only if they purchase a new vehicle from the Group. The owners of G3 2019 model had to choose one of the two options within 30 days after receiving the notice. Anyone who did not make the choice before the date was deemed abandoning the options. At the time the offers were made, the Group still had unfulfilled performance obligations for services to the owners of G3 2019 model associated with their original purchase. The Group considered this offering is to improve the satisfaction of the owners of G3 2019 model but was not the result of any defects or resolving past claims regarding the G3 2019 model.

As both options provide a material right (a significant discount on future goods or services) for no consideration to existing customers with unfulfilled performance obligations, the Group considers this arrangement to be a modification of the existing contracts with customers. Further, as the customers did not pay for the additional rights, the contract modification is accounted for as the termination of the original contract and commencement of a new contract, which will be accounted for prospectively. The material right from the loyalty points or the trade-in right shall be considered in the reallocation of the remaining consideration from the original contracts among the promised goods or services not yet transferred at the date of the contract modification. This reallocation is based on the relative stand-alone selling prices of these various goods and services.

For the material right from loyalty points, the Group estimated the probability of points redemption when determining the stand-alone selling price. Since the fact that most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to customers, the Group believes it is reasonable to assume all points will be redeemed and no forfeiture is estimated currently. The amount allocated to the points as a separate performance obligation is recorded as a contract liability (deferred revenue) and revenue will be recognized when future goods or services are transferred. The Group will continue to monitor forfeiture rate data and will apply and update the estimated forfeiture rate at each reporting period.

According to the terms of the trade-in program, owners of G3 2019 who elected the trade-in right have the option to trade in their G3 2019 at a fixed predetermined percentage of its original G3 2019 purchase price (the “guaranteed trade-in value”) starting from the 34th month of the original purchase date but only if they purchase a new vehicle from the Group. Such trade-in right is valid for 120 days. That is, if the owner of a G3 2019 does not purchase a new vehicle within that 120-day period, the trade-in right expires. The guaranteed trade-in value will be deducted from the retail selling price of the new vehicle purchase. The customer cannot exercise the trade-in right on a stand-alone basis solely as a function of their original purchase of the G3 2019 and this program, and therefore, the Group does not believe the substance of the program is a repurchase feature that provides the customer with a unilateral right of return. Rather, the trade-in right and purchase of a new vehicle are linked as part of a single transaction to provide a loyalty discount to existing customers. The Group believes the guaranteed trade-in value will be greater than the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(r) Revenue recognition (Continued)

Customer Upgrade Program (Continued)

expected market value of the G3 2019 at the time the trade-in rights become exercisable, and therefore, the excess value is essentially a sales discount on the new vehicle purchase. The Group estimated the potential forfeiture rate based on the market expectation of the possibility of the future buying and applied the forfeiture rate when determining the stand-alone selling price at the date of the contract modification. The amount allocated to the trade-in right as a separate performance obligation is recorded as a contract liability (deferred revenue) and revenue will be recognized when the trade-in right is exercised and a new vehicle is purchased. The Group will continue to reassess the reasonableness of the forfeiture rate applied in the subsequent reporting periods.

(s) Cost of sales

Vehicle

Cost of vehicle revenue includes direct parts, material, labor cost and manufacturing overhead (including depreciation of assets associated with the production) and reserves for estimated warranty expenses. Cost of vehicle revenue also includes charges to write-down the carrying value of the inventories when it exceeds its estimated net realizable value and to provide for on-hand inventories that are either obsolete or in excess of forecasted demand, and impairment charge of property, plant and equipment.

Services and others

Cost of services and others revenue generally includes cost of direct part, material, labor costs, installment costs, costs associated with providing non-warranty after-sales service and depreciation of associated assets used for providing the services.

Cost of ride hailing services revenue also includes agent and service fee paid to third party agents and revenue sharing fee to a third party data supporting entity.

(t) Research and development expenses

All costs associated with research and development (“R&D”) are expensed as incurred. R&D expenses consist primarily of employee compensation for those employees engaged in R&D activities, design and development expenses with new technology, materials and supplies and other R&D related expenses. For the years ended December 31, 2018, 2019 and 2020, R&D expenses were RMB1,051,219, RMB2,070,158 and RMB1,725,906 respectively.

(u) Selling, general and administrative expenses

Sales and marketing expenses consist primarily of employee compensation and marketing, promotional and advertising expenses. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. Selling costs are expenses as incurred. For the years ended December 31, 2018, 2019 and 2020, advertising costs were RMB58,326, RMB168,170 and RMB517,135 respectively, and total sales and marketing expenses were RMB317,109, RMB668,602 and RMB1,737,765 respectively.

General and administrative expenses consist primarily of employee compensation for employees involved in general corporate functions and those not specifically dedicated to R&D activities, depreciation and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(u) Selling, general and administrative expenses (Continued)

amortization expenses, legal, and other professional services fees, lease and other general corporate related expenses. For the years ended December 31, 2018, 2019 and 2020, general and administrative expenses were RMB325,432, RMB495,967 and RMB1,182,884 respectively.

(v) Employee benefits

Full-time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, work-related injury benefits, maternity insurance, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIEs of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The PRC government is responsible for the medical benefits and the pension liability to be paid to these employees and the Group’s obligations are limited to the amounts contributed and no legal obligation beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB104,201, RMB215,046 and RMB152,361 for the years ended December 31, 2018, 2019 and 2020, respectively.

(w) Government grants

The Group’s PRC based subsidiaries received government subsidies from certain local governments. The Group’s government subsidies consist of specific subsidies and other subsidies. Specific subsidies are subsidies that the local government has provided for a specific purpose, such as land fulfillment costs and production and capacity subsidies related to the manufacturing plant construction of Zhaoqing XPeng (“Zhaoqing manufacturing plant”). Other subsidies are the subsidies that the local government has not specified its purpose for and are not tied to future trends or performance of the Group, receipt of such subsidy income is not contingent upon any further actions or performance of the Group and the amounts do not have to be refunded under any circumstances. The Group recorded specific subsidies as other non-current liabilities when received or reduced interest expense. The specific subsidies are amortized over the depreciation period of associated assets to reduce their depreciation cost. Other subsidies are recognized as other income upon receipt as further performance by the Group is not required.

(x) Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the consolidated financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

Uncertain tax positions

The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(x) Income taxes (Continued)

return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Group recognizes interests and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheets and under other expenses in its consolidated statements of comprehensive loss. The Group did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended December 31, 2018, 2019 and 2020. As of December 31, 2019 and 2020, the Group did not have any significant unrecognized uncertain tax positions.

Adoption of ASU 2016-16

In October 2016, the FASB issued ASU 2016-16, Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory (Topic 740). This standard requires entities to recognize the income tax consequences of intra-entity transfers of assets other than inventory at the time of transfer. This standard requires a modified retrospective approach to adoption. The Company adopted ASU 2016-16 as of January 1, 2018 using a modified retrospective transition method, no reclassification of prepaid income taxes related to asset transfers that occurred prior to adoption from other current and non-current assets to opening retained earnings. There was no material impact on the Company’s consolidated financial statements.

(y) Share-based compensation

The Group grants restricted share units (“RSUs”), restricted shares and share options (collectively, “Share-based Awards”) to eligible employees and accounts for share-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Share-based awards are measured at the grant date fair value of the awards and recognized as expenses using graded vesting method or straight-line method, net of estimated forfeitures, if any, over the requisite service period. For awards with performance conditions, Company would recognize compensation cost if and when it concludes that it is probable that the performance condition will be achieved.

The fair value of the RSUs and restricted shares granted prior to the completion of the IPO were assessed using the income approach/discounted cash flow method, with a discount for lack of marketability given that the shares underlying the awards were not publicly traded at the time of grant. This assessment requires complex and subjective judgments regarding the Company’s projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants were made. The fair value of share options granted prior to the completion of the IPO is estimated on the grant or offering date using the Binomial option-pricing model. The assumptions used in share-based compensation expense recognition represent management’s best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation expenses could be materially different for any period. Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive Share-based Awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company for accounting purposes.

The fair value of the RSUs granted subsequent to the completion of the IPO is estimated based on the fair market value of the underlying ordinary shares of the Company on the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(y) Share-based compensation (Continued)

Share options granted to employees:

Since 2015, Chengxing has granted options to certain directors, executive officers and employees. The options granted are exercisable only upon the completion of an IPO or change in control.

Share options granted to employees includes both service condition and performance condition. Employees are required to provide continued service through the satisfaction of the occurrence of change of control or an IPO to retain the award since no share option would be vested prior to the occurrence of the Liquidity Event even though the service condition has been satisfied. Given the vesting of the share options granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense to be recognized until the date of consummation of Liquidity Event.

On June 28, 2020, the board of directors of the Company approved the 2019 Equity Incentive Plan (“ESOP Plan”) with 161,462,100 Class A ordinary shares reserved. Options, restricted shares, RSUs, dividend equivalents, share appreciation rights and share payments may be granted under the ESOP Plan.

In June 2020, the Group agreed with the participants to cancel the existing stock options granted during the period between 2015 and the first quarter of 2020 along with a concurrent grant of a replacement RSUs (“Replacement”).

Restricted share units granted to employees:

Prior to the completion of the IPO, RSUs granted to employees include both service condition and performance condition. Employees are required to provide continued service through the satisfaction of the occurrence of Liquidity Event to retain the award since no RSU would be vested prior to the occurrence of the Liquidity Event even though the service condition has been satisfied. The Group also granted RSUs in 2020 with only performance condition and the RSUs would be vested upon the occurrence of Liquidity Event. Given the vesting of these two types of RSUs granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense to be recognized until the date of consummation of Liquidity Event. In July 2020, RSUs vested immediately upon grant date were granted to employees and the share-based compensation expense were recognized immediately on the grant date.

Subsequent to the completion of the IPO, the Group granted RSUs with only service condition to employees and the share-based compensation expense were recognized over the vesting period using straight-line method.

Restricted shares granted to two co-founders:

In the years ended December 31, 2018, 2019, two co-founders have agreed that their founders’ shares would be subject to requisite service conditions that shall vest in a certain period. The restricted shares require future requisite service and it does not contain a market or performance condition that must be satisfied before the grant date. Accordingly, no share-based compensation expenses would be recognized prior to the grant date but would be recognized based on the fair value of the shares at the grant date over the requisite service period.

A change in any of the terms or conditions of restricted shares granted to two co-founders is accounted for as a modification of the awards. The cumulative amount of share-based compensation expenses that would be recognized is the original grant-date fair value of the award plus any incremental fair value resulting from the modification. The Group calculates incremental compensation expense of a modification as the excess of the fair value of the modified awards over the fair value of the original awards immediately before its terms are modified at the modification date. For vested restricted shares, the Group recognizes incremental compensation cost in the period when the modification occurs. For restricted shares not being

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(y) Share-based compensation (Continued)

fully vested, the Group recognizes the sum of the incremental compensation expense and the remaining unrecognized compensation expense for the original awards over the remaining requisite service period after modification.

As of December 31, 2019, all the restricted shares of two co-founders have been vested.

(z) Statutory reserve

The Group’s subsidiaries and VIEs established in the PRC are required to make appropriations to certain non-distributable reserve funds.

In accordance with the laws applicable to PRC’s Foreign Investment Enterprises, the Group’s subsidiaries registered as wholly owned foreign enterprises have to make appropriations from its after-tax profit (as determined under the Accounting Standards for Business Enterprises as promulgated by the Ministry of Finance of the People’s Republic of China (“PRC GAAP”) to reserve funds including general reserve fund, and staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the company. Appropriation to the staff bonus and welfare fund is at the company’s discretion.

In addition, in accordance with the Company Laws of the PRC, the VIEs of the Company registered as PRC domestic companies must make appropriations from its after-tax profit as determined under the PRC GAAP to non-distributable reserve funds including a statutory surplus fund and a discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits as determined under the PRC GAAP. Appropriation is not required if the surplus fund has reached 50% of the registered capital of the company. Appropriation to the discretionary surplus fund is made at the discretion of the company.

The use of the general reserve fund, statutory surplus fund and discretionary surplus fund is restricted to the offsetting of losses or increasing capital of the respective company. The staff bonus and welfare fund is a liability in nature and is restricted to fund payments of special bonus to staff and for the collective welfare of employees. No reserves are allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

During the years ended December 31,2018, 2019 and 2020, there is no statutory reserves.

(aa) Comprehensive loss

The Group applies ASC 220, Comprehensive Income, with respect to reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss is defined to include all changes in equity of the Group during a period arising from transactions and other events and circumstances except those resulting from investments by shareholders and distributions to shareholders. For the years presented, the Group’s comprehensive loss includes net loss and other comprehensive loss, which primarily consists of the foreign currency translation adjustment that has been excluded from the determination of net loss.

(ab) Leases

In February 2016, the FASB issued ASC 842, Leases, to require lessees to recognize all leases, with certain exceptions, on the balance sheets, while recognition on the statement of operations will remain similar to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(ab) Leases (Continued)

lease accounting under ASC 840. Subsequently, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, ASU No. 2018-20, Narrow-Scope Improvements for Lessors, and ASU 2019-01, Codification Improvements, to clarify and amend the guidance in ASU No. 2016-02. ASC 842 eliminates real estate-specific provisions and modifies certain aspects of lessor accounting.

(a) As a lessee

(i) Operating lease

The Group early adopted the ASUs as of January 1, 2018 using the cumulative effect adjustment approach. Upon adoption, the Group elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed the Group to carry forward the historical determination of contracts as leases, lease classification and not reassess initial direct costs for historical lease arrangements. In addition, the Group also elected the practical expedient to apply consistently to all of the Group’s leases to use hindsight in determining the lease term (that is, when considering lessee options to extend or terminate the lease and to purchase the underlying asset) and in assessing impairment of the Group’s right-of-use assets.

The Group includes a right-of-use asset and lease liability related to substantially all of the Group’s lease arrangements in the consolidated balance sheets. All of the Group’s leases are operating leases. Operating lease assets are included within right-of-use assets, and the corresponding lease liabilities are included within current portion of lease liabilities for the current portion, and within lease liabilities for the long-term portion on the consolidated balance sheets as of December 31, 2019 and 2020.

The Group has lease agreements with lease and non-lease components, and has elected to utilize the practical expedient to account for the non-lease components together with the associated lease component as a single combined lease component.

The Group has elected not to present short-term leases on the consolidated balance sheets as these leases have a lease term of 12 months or less at commencement date of the lease and do not include options to purchase or renew that the Group is reasonably certain to exercise. The Group recognizes lease expenses for such short-term lease generally on a straight-line basis over the lease term. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Group’s leases do not provide an implicit rate of return, the Group uses the Group’s incremental borrowing rate based on the information available at adoption date or lease commencement date in determining the present value of lease payments.

(b) As a lessor

The Group provides vehicle leasing service to customers under operating lease and finance lease.

(i) Operating lease

The Group recognizes the lease payments as vehicle leasing income in profit or loss over the lease term on a straight-line basis.

(ii) Finance lease

At the commencement of the lease term, the aggregate of the minimum lease receivable at the inception of the lease and the initial direct costs is recognized as finance lease receivables, and the unguaranteed residual value is recorded at the same time. The difference between the aggregate of the minimum lease receivable,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2. Summary of Significant Accounting Policies (Continued)

(ab) Leases (Continued)

the initial direct costs and the unguaranteed residual value, and the aggregate of their present values is recognized as unearned finance income. The net amount of finance lease receivables less unearned finance income is divided into finance lease receivable – net and current portion of finance lease receivable – net due within one year for presentation.

Finance lease receivables are carried at amortized cost net of loss allowance for finance lease receivables. When determining the loss allowance for a net investment in the lease, the Group takes into consideration the collateral relating to the net investment in the lease. The collateral relating to the net investment in the lease represents the cash flows that the Group would expect to receive (or derive) from the lease receivable and the unguaranteed residual asset during and following the end of the remaining lease term.

Lease income from finance lease is recognized in other revenues using the effective interest method.

(ac) Dividends

Dividends are recognized when declared. No dividends was declared for the years ended December 31, 2018 , 2019 and 2020, respectively.

(ad) Earnings (losses) per share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to holders of ordinary shares, considering the accretion on Preferred Shares to redemption value, deemed dividend due to extinguishment of Preferred Shares, deemed dividend due to modification of Preferred Shares, deemed dividend due to reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares and deemed contribution from repurchase of Preferred Shares, by the weighted average number of.ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the conversion of the Preferred Shares using the if-converted method, unvested restricted shares, and ordinary shares issuable upon the exercise of outstanding share options (using the treasury stock method). Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.

(ae) Segment reporting

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

3. Recent Accounting Pronouncements

Recently adopted accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, to require financial assets carried at amortized cost to be presented at the net amount expected to be collected based on historical experience, current conditions and forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU 2019-10 and ASU 2019- 11 to provide additional guidance on the credit losses standard. The ASUs are effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Group adopted the ASU on January 1, 2020, with a cumulative-effect increase of RMB2,074 recorded in accumulated deficit.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment, to simplify the test for goodwill impairment by removing Step 2. An entity will, therefore, perform the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the fair value, not to exceed the total amount of goodwill allocated to the reporting unit. An entity still has the option to perform a qualitative assessment to determine if the quantitative impairment test is necessary. The ASU is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASU is prospective. The Group adopted the ASU on January 1, 2020, which did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract. The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The ASU is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASU is either retrospective or prospective. The Group adopted the ASU on January 1, 2020, which did not have a material impact on the consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Group plans to adopt the ASU prospectively on January 1, 2021. The ASU is currently not expected to have a material impact on the consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Emerging Issues Task Force). The amendments in this update clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

3. Recent Accounting Pronouncements (Continued)

Recently issued accounting pronouncements not yet adopted (Continued)

Early adoption is permitted. The ASU is currently not expected to have a material impact on the consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update are effective for all entities as of March 12, 2020 through December 31, 2022. The amendments in this update provide optional expedients and exceptions for applying generally accepted accounting principles (“GAAP”) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The ASU is currently not expected to have a material impact on the consolidated financial statements.

4. Concentration and Risks

(a) Concentration of credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash, short-term deposits and short-term investment. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. As of December 31, 2019 and 2020, substantially all of the Group’s cash and cash equivalents, restricted cash, and short-term investments were placed with the PRC and international financial institutions. Management chooses these institutions because of their reputations and track records for stability, and their known large cash reserves, and management periodically reviews these institutions’ reputations, track records, and reported reserves. Management expects that any additional institutions that the Group uses for its cash and bank deposits would be chosen with similar criteria for soundness. Bank failure is uncommon in PRC and the Group believes that those Chinese banks that hold the Group’s cash and cash equivalents, restricted cash, short-term deposits and short-term investments are financially sound based on publicly available information.

(b) Foreign currency exchange rate risk

The revenues and expenses of the Group’s entities in the PRC are generally denominated in RMB and their assets and liabilities are denominated in RMB. The Group’s oversea financing activities are denominated in U.S. dollars. The RMB is not freely convertible into foreign currencies. Remittances of foreign currencies into the PRC or remittances of RMB out of the PRC as well as exchange between RMB and foreign currencies require approval by foreign exchange administrative authorities and certain supporting documentation. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies.

5. Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, states that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The three-tiered fair value hierarchy, which prioritizes which inputs should be used in measuring fair value, is comprised of: (Level I) observable inputs such as quoted prices in active markets; (Level II) inputs other than quoted prices in active markets that are observable either directly or indirectly and (Level III) unobservable inputs for which

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

5. Fair Value of Financial Instruments (Continued)

there is little or no market data. The fair value hierarchy requires the use of observable market data when available in determining fair value. Assets and liabilities that were measured at fair value on a recurring basis were as follows:

	As of December 31, 2019				As of December 31, 2020
	Fair Value	Level I	Level II	Level III	Fair Value	Level I	Level II	Level III
Short-term investments	407,844	—	407,844	—	2,820,711	—	2,820,711	—
Derivative assets – a forward exchange contract	—	—	—	—	105,183	—	105,183	—
Derivative liabilities – Preferred Shares (i)	897,091	—	—	897,091	—	—	—	—

(i)

In determining the fair value of derivative liabilities, the Company has adopted the equity allocation model. For purposes of determining the redemption right of Series A, A-1 and A-2, B, B-1 and B-2, and C Preferred Shares, on December 31, 2019, April 10, May 11, May 26 and July 31, 2020 (the issuance date of Series C+ round), the Company re-performed the equity allocation model for Series A, A-1 and A-2, B, B-1 and B-2, and C Preferred Shares in scenarios assuming the redemption feature is removed, the difference between the with embedded redemption features scenario and the without embedded redemption features scenario is considered to be value of the redemption features of the Series A, A-1 and A-2, B, B-1 and B-2, and C Preferred Shares. Such approach involves certain significant estimates which are as follows:

Valuation Date	December 2 and December 31, 2019	April 10, 2020	May 11, 2020	May 26, 2020	June 30, 2020	July 31, 2020
Volatility(1)	37.90%	42.38%	42.82%	42.69%	41.75%	43.20%
Risk-free rate(2)	2.65%	1.10%	1.05%	1.03%	0.97%	1.38%
Dividend yield(3)	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Time to expiration(4) (in years)	5.37	5.02	4.93	4.89	4.8	4.71

(1)	The volatility is estimated based on the historical share price movement of comparable companies for the period of time close to the expected time to exercise.
(2)	The risk-free rate is based on the market yield of US treasury curve with China country risk premium.
(3)	The dividend yield is estimated by the Company based on its expected dividend policy over the contractual term of the options.
(4)	Time to expiration is the time between valuation date and the redemption or liquidation date.

6. Inventory

Inventory consisted of the following:

	As of December 31,
	2019	2020
Finished goods	328,443	943,945
Raw materials	125,673	387,524
Work-in-process	—	11,556

Total	454,116	1,343,025

Raw materials primarily consist of materials for volume production.

Work-in-process primarily consist of P7 in production which will be transferred into production cost when incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

6. Inventory (Continued)

Finished goods primarily consist of vehicles ready for transit at production factory, vehicles in transit to fulfill customer orders, new vehicles available for immediate sale at its delivery and service centers, vehicle parts and charging piles.

For the year ended December 31, 2019, inventory write-downs of RMB109,505 mainly due to the phasing out of G3 2019 model were recognized in cost of sales. For the year ended December 31, 2020, write-downs of inventories to net realizable value amounted to RMB92,612, which were recognized in cost of sales.

7. Prepayments and Other Current Assets

Prepayments and other current assets consisted of the following:

	As of December 31,
	2019	2020
Prepayments	80,699	909,327
Deductible value-added tax input	437,129	521,630
Deposits	188,190	30,006
Amount receivables from issuance of Preferred Shares	279,048	—
Others	98,241	142,323

Total	1,083,307	1,603,286

Prepayments primarily consist of prepayment for raw materials, marketing and consulting services provided by suppliers.

Deposits primarily consist of deposits for short-term leases and the deposits to suppliers for guarantee of procurement.

8. Property, Plant and Equipment, Net

Property, plant and equipment, net, consisted of the following:

	As of December 31,
	2019	2020
Machinery and equipment	193,889	1,047,461
Mold and tooling	497,174	938,611
Buildings	—	726,820
Vehicles	230,328	328,555
Construction in process	2,236,775	223,875
Leasehold improvements	191,356	216,923
Computer and electronic equipment	54,044	87,304
Charging infrastructure	39,792	45,835
Others	27,770	57,904

Sub-total	3,471,128	3,673,288

Less: Accumulated depreciation	(161,991)	(456,319)
Less: Impairment charges	(79,185)	(135,467)

Property, plant and equipment, net	3,229,952	3,081,502

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

8. Property, Plant and Equipment, Net (Continued)

The Group recorded depreciation expenses of RMB53,527, RMB125,453 and RMB302,974 for the years ended December 31, 2018, 2019 and 2020, respectively.

Vehicles represent the rides-qualified vehicles operated by the Group for the ride hailing services, certain vehicles under operating lease arrangement with customers and the vehicles used for the Group’s daily operation.

Construction in progress primarily consists of the construction of Zhaoqing manufacturing plant and mold, tooling, machinery and equipment related to the manufacturing of the Group’s vehicles. During the years ended December 31, 2018, 2019 and 2020, the Group capitalized RMB1,907, RMB38,483 and RMB26,351 of interest, respectively. Subsidies for interest expenses capitalized received from government by the Group were recognized to reduce the interest expenses capitalized in the construction of Zhaoqing manufacturing plant. Subsidies for interest expenses received from government by the Group were recognized to reduce the interest expenses after completion of construction. In April 2020, the completed assets are transferred to their respective assets classes.

The accumulated impairment loss was RMB79,185 and RMB135,467 as of December 31, 2019 and 2020, primarily due to the phasing out of G3 2019 model in 2019 and upgrade of G3 2020 model in 2020.

9. Intangible Assets, Net

Intangible assets and related accumulated amortization consisted of the following:

	As of December 31, 2019			As of December 31, 2020
	Gross Carrying Amount	Accumulated amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated amortization	Net Carrying Amount
Finite-lived intangible assets
Software	98,402	(10,009)	88,393	114,118	(29,264)	84,854
License of maintenance and overhauls	2,290	(1,678)	612	2,290	(2,290)	—

Total finite-lived intangible assets	100,692	(11,687)	89,005	116,408	(31,554)	84,854

Indefinite-lived intangible assets
Manufacturing license(i)	—	—	—	494,000	—	494,000
License plate	28,927	—	28,927	28,927	—	28,927

Total indefinite-lived intangible assets	28,927	—	28,927	522,927	—	522,927

Total intangible assets	129,619	(11,687)	117,932	639,335	(31,554)	607,781

The Group recorded amortization expenses of RMB3,546, RMB7,681 and RMB20,169 for the years ended December 31, 2018, 2019 and 2020, respectively.

Total future amortization expenses for finite-lived intangible assets were estimated as follows:

2021	22,982
2022	19,327
2023	17,098
2024	16,691
2025	8,384
Thereafter	372

Total	84,854

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

9. Intangible Assets, Net (Continued)

(i) Acquisition and subsequent sale of the 100% equity interest in a company that holds a manufacturing license

On March 12, 2020, the Group entered into a share transfer agreement (the “STA”) to acquire the 100% equity interest in a company (the “Acquiree”) from its shareholders (the “Sellers”) for a total cash consideration of RMB510 million (the “Acquisition”).

In March 2020, as part of the equity purchase, all of the Acquiree’s net assets with a carrying value of RMB8 million which included the manufacturing license were acquired by the Group under the terms of the STA, subject to regulatory approval. In accordance with the STA, on June 6, 2020, immediately after approval from the relevant PRC regulatory authority was granted for the manufacturing license to be transferred from the Acquiree to the Group, the Group sold its 100% equity interest in the Acquiree to the Sellers’ related parties for consideration of RMB16 million, resulting in a sale of all of the Acquiree’s net assets, except for the manufacturing license. Given the acquisition from the Sellers and the subsequent sale to the Sellers’ related parties were in accordance with the terms of the STA, the consideration received of RMB16 million, in substance, represents an adjustment or reduction to the total cash consideration of RMB510 million incurred by the Group for the manufacturing license. The net effect of the series of transactions outlined above is that only the manufacturing license was acquired and retained by the Group. The Group determined that it was the nominee shareholder of the Acquiree during the period from acquisition to the sale of the Acquiree after regulatory approval was obtained for the transfer of the manufacturing license to the Group, approximately three months. During this period, the Group was not entitled to any of the economic results of the Acquiree. In accordance with ASC 810, the Group did not obtain a controlling financial interest in the Acquiree during this period, and accordingly, did not consolidate the financial statements of the Acquiree.

The Acquisition is determined to be an asset acquisition as the Group did not obtain a controlling financial interest in the Acquiree upon closing of the Acquisition in May 2020. On the basis above, the Group accounted for the acquisition of the manufacturing license as an intangible asset with a total cost of RMB494 million. The useful life of the license is assessed as indefinite as there is no limit to the valid period of the license under the relevant PRC laws and regulations.

Out of the initial cash consideration of RMB510 million, RMB100 million was paid in December 2019, RMB100 million was paid in March 2020, RMB100 million was paid in April 2020, RMB100 million was paid in July 2020 and RMB110 million was paid in August 2020. For the repurchase consideration of RMB16 million due from the Sellers’ related parties, RMB10 million was received in June 2020 and 6 million was received in November 2020.

10. Land Use Rights, Net

Land use rights and related accumulated amortization consisted of the following:

	As of December 31,
	2019	2020
Land use rights	264,886	264,886
Less: Accumulated amortization	(9,629)	(14,952)

Total land use rights, net	255,257	249,934

In November 2017, February 2018 and May 2018, the Group acquired land use rights to build a factory for manufacturing vehicles of the Group in Zhaoqing city, Guangdong province, PRC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

10. Land Use Rights, Net (Continued)

The Group recorded amortization expenses for land use rights of RMB4,058, RMB5,323 and RMB5,323 for the years ended December 31, 2018, 2019 and 2020, respectively.

11. Other Non-current Assets

Other non-current assets consisted of the following:

	As of December 31,
	2019	2020
Prepayment for purchase of land use rights	—	130,260
Long-term deposits	29,316	60,655
Prepayments for purchase of property and equipment	7,159	37,212
Prepayments for acquisition of assets	100,000	—
Others	1,037	506

Total	137,512	228,633

As of December 31, 2019, prepayments for acquisition of assets represented the prepayment amounting to RMB100,000 for an acquisition of a Company that holds a manufactory license.

Long-term deposits primarily consist of deposits for offices and retail and service centers which will not be collectable within one year.

12. Accruals and Other Liabilities

Accruals and other liabilities consisted of the following:

	As of December 31,
	2019	2020
Payables for purchase of property, plant and equipment	831,644	596,527
Payables for marketing events	83,552	362,570
Employee compensation payable	199,515	326,081
Refundable deposit from customers	9,557	213,928
Payable for R&D expenses	257,473	197,751
Accrued expenses	107,712	145,174
Deposits from third parties	62,696	108,301
Noncontrolling interests	98,010	98,010
Interest payables	23,315	61,997
Warranty	8,380	31,594
Advances from customers	37,478	5,437
Others	36,663	108,795

Total	1,755,995	2,256,165

Accrued expenses primarily reflected receipts of goods and services that the Group had not been invoiced yet. As the Group are invoiced for these goods and services, this balance will reduce and accounts payable will increase.

(i) On September 19, 2019, the Group entered into a partnership agreement with Guangzhou Industrial Transformation and Upgrading Development Fund Co., Limited (“Industrial Fund”) and Shenzhen Antuo

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

12. Accruals and Other Liabilities (Continued)

Hengyuan Fund management Co., Limited (“Shenzhen Antuo”) to set up a limited liability partnership entity (the “Kunpeng Kechuang LLP”). Industrial Fund and Shenzhen Antuo subscribed for RMB98,000 and RMB10 paid in capital in Kunpeng Kechuang LLP with 24.5% and 0.0025%, of the shares, respectively. On October 22, 2019 and October 24, 2019, Industrial Fund and Shenzhen Antuo injected RMB98,000 and RMB10 in cash to Kunpeng Kechuang LLP, respectively. Pursuant to the investment agreement, Industrial Fund and Shenzhen Antuo do not have substantive participating rights to Kunpeng Kechuang LLP nor are able to transfer their interest in Kunpeng Kechuang LLP to other third party. In addition, at any time within three years the Group is entitled to upon its request or is obligated to upon Industrial Fund’s request to purchase from Industrial Fund all of its interest in Kunpeng Kechuang LLP at its investment amount paid plus interest calculated at the current annual interest rate of the 3-year Treasury Bond in the PRC. Upon exit of Industrial Fund, Kunpeng Kechuang LLP will be dissolved and Shenzhen Antuo will be entitled to its investment amount paid amounted to RMB10. As such, the Group consolidates Kunpeng Kechuang LLP. The investments by Industrial Fund and Shenzhen Antuo are accounted for as a liability because liability classification is required when the Group enters into a purchased call and written put with the noncontrolling interests holders, and the put and call have the same fixed exercise price and exercise date.

13. Borrowings

Borrowings consisted of the following:

	As of December 31,
	2019	2020
Current
Short-term borrowings:
Bank loans	419,950	127,900

	419,950	127,900
Current portion of long-term borrowings	60,000	45,000

Total current borrowings	479,950	172,900

Non-Current
Long-term borrowings:
Bank loans	90,000	845,000
Other loans	1,600,000	800,000

Total non-current borrowings	1,690,000	1,645,000

Total borrowings	2,169,950	1,817,900

As of December 31, 2019, the Group obtained short-term borrowings from five banks of RMB419,950 in aggregate. The effective interest rate of these borrowings is 3.92% to 4.57% per annum.

As of December 31, 2020, the Group obtained short-term borrowings from three banks of RMB127,900 in aggregate. The effective interest rate of these borrowings is 4.17% to 4.99% per annum.

As of December 31, 2019, the Group entered into long-term loan agreements with a bank in PRC of total principals of RMB150,000, subject to a fixed interest rate of 4.99% per annum, and with a maturity date from January 22, 2020 to November 20, 2022. As of December 31, 2019, the principal amount of RMB60,000 was due within 12 months after the reporting period and presented as current liabilities in the consolidated balance sheets. As of December 31, 2020, the principal amount of RMB45,000 was due within 12 months after the reporting period and presented as current liabilities in the consolidated balance sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

13. Borrowings (Continued)

In May 2017, Zhaoqing XPeng obtained a facility, specified for expenditures of the construction of Zhaoqing manufacturing plant, of up to RMB1,600,000 from Zhaoqing High-tech Zone Construction Investment Development Co., Ltd. (“Zhaoqing High-tech Zone”). As of December 31, 2019, the aggregated drawdown amounted to RMB1,600,000. In December 2020, RMB800,000 out of the RMB1,600,000 borrowings from Zhaoqing High-tech Zone was repaid and concurrently a borrowing equivalently amounting to RMB800,000 was obtained from a bank in PRC, with a maturity date from December 18, 2020 to December 17, 2028. As of December 31, 2020, the effective interest rate of the RMB800,000 loans from Zhaoqing High-tech Zone and the RMB800,000 bank loans is 4.90% and 4.98% per annum, respectively. For the remaining RMB800,000 loans from Zhaoqing High-tech Zone, RMB200,000 matures on January 31, 2027 and RMB600,000 matures on January 31, 2028. Moreover, the Group received subsidies from government for interest expenses incurred associated with borrowings. For the years ended December 31, 2018, 2019 and 2020, upon the acceptance of subsidy application by government, the Group recognized the subsidies to reduce the interest expenses capitalized in the construction of Zhaoqing manufacturing plant or reduce related interest expenses as incurred if any.

Certain of the Group’s banking facilities are subject to the fulfillment of covenants relating to certain of the Group’s consolidated statements of financial position performance and results, as are commonly found in lending arrangements with financial institutions. If the Group were to breach the covenants, the drawn down facilities would become payable on demand. The Group regularly monitors its compliance with these covenants. As of December 31, 2019 and 2020, none of the covenants relating to drawn down facilities had been breached.

The carrying value of the borrowings approximates its fair value as of December 31, 2019 and 2020. The interest rates under the loan agreements with the banks were determined based on the prevailing interest rates in the market. The Group classifies the valuation techniques that use these inputs as Level II.

14. Other Non-Current Liabilities

Other non-current liabilities consisted of the following:

	As of December 31,
	2019	2020
Government grants	46,798	217,682
Warranty	26,217	79,757

Total	73,015	297,439

The government grants primarily represented the government subsidies for interest expenses to be incurred associated with the borrowings.

Movement of accrued warranty is as following:

	For the Year Ended December 31,
	2018	2019	2020
Accrued warranty - beginning of year	—	73	34,597
Warranty costs incurred	—	(575)	(925)
Provision for warranty	73	35,099	77,679

Accrued warranty - end of year	73	34,597	111,351
Less: Current portion of warranty	(11)	(8,380)	(31,594)

Non-current portion of warranty	62	26,217	79,757

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

15. Leases

(a) As a lessee

The Group has entered into various non-cancellable operating lease agreements for certain offices, retail and service centers, warehouses for finished goods, parking area for charging infrastructure and factories for R&D activities which are substantially located in PRC. The Group determines if an arrangement is a lease, or contains a lease, at inception and record the leases in the consolidated financial statements upon lease commencement, which is the date when the lessor makes the underlying asset available for use by the lessee.

The Group’s leases, where the Group is the lessee, may include options to extend the lease term and options to terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease terms include options to extend or terminate the lease when it is reasonably certain that the Group will exercise such options.

The balances for the operating leases where the Group is the lessee are presented as follows within the consolidated balance sheets:

	As of December 31,
	2019	2020
Operating lease right-of-use assets	440,097	461,184

Lease liabilities - current	90,740	119,565
Lease liabilities - non current	361,404	352,501

Total operating lease liabilities	452,144	472,066

The components of operating lease expense are as follows within the consolidated statements of comprehensive loss:

	For the Year Ended December 31,
	2018	2019	2020
Operating lease expense	44,476	107,850	125,867
Short-term lease expense	5,398	15,033	30,201

Total lease expense	49,874	122,883	156,068

Short-term leases represent the parking area leases with a term of 12 months or less.

Both operating lease expense and short-term lease expense are recognized as cost of sales, selling, general and administrative expenses and research and development expenses.

Other information related to operating leases where the Group is the lessee is as follows:

	For the Year Ended December 31,
	2018	2019	2020
Weighted-average remaining lease term	6.3 years	5.4 years	4.0 years
Weighted-average discount rate	4.74%	4.48%	4.43%

Because most of the leases do not provide an implicit rate of return, the Group used the incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

15. Leases (Continued)

(a) As a lessee (Continued)

Supplemental cash flow information related to leases where the Group is the lessee is as follows:

	For the Year Ended December 31,
	2018	2019	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	23,750	84,975	132,440
Leased assets obtained in exchange for operating lease liabilities	224,851	186,181	130,560

As of December 31, 2020, the maturities of the Group’s operating lease liabilities (excluding short-term leases) are as follows:

As of December 31,
2020
2021	138,024
2022	137,068
2023	76,266
2024	50,832
2025	40,541
Thereafter	89,725

Total minimum lease payments	532,456
Less: Interest	(60,390)

Present value of lease obligations	472,066
Less: Current portion	(119,565)

Non - current portion of lease obligations	352,501

(b) As a lessor

Finance lease receivables consisted of the following:

	As of December 31,
	2019	2020
Current portion of finance lease receivables - net	45,836	156,069
Finance lease receivables - net	109,965	397,467

Total	155,801	553,536

The Group recognized interest income on the net investment in the lease of RMB17,115 for the year ended December 31, 2020.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

15. Leases (Continued)

(b) As a lessor (Continued)

Maturity analysis of the minimum lease payments receivable for each of the first five years and reconciliation of the undiscounted cash flows to the net investment in the lease are as follows:

As of December 31,
2020
Within 1 year	187,889
Between 1 and 2 years	175,751
Between 2 and 3 years	136,464
Between 3 and 4 years	75,768
Between 4 and 5 years	51,172
Above 5 years	1,253

Total lease payments	628,297

Less: Unrealized finance income	(70,474)

Net investment in the lease	557,823
Less: Allowance for finance lease receivables	(4,287)

Finance lease receivables - net	553,536

16. Revenues

Revenues by source consisted of the following:

	For the Year Ended December 31,
	2018	2019	2020
Vehicle sales	4,153	2,171,231	5,546,754
Services and others	5,553	149,988	297,567

Total	9,706	2,321,219	5,844,321

17. Deferred Revenue

The following table shows a reconciliation in the current reporting period related to carried-forward deferred revenue.

	For the Year Ended December 31,
	2018	2019	2020
Deferred revenue - beginning of year	—	2,366	85,498
Additions	4,211	1,865,564	5,297,728
Recognition	(1,845)	(1,782,432)	(5,074,842)

Deferred revenue - end of year	2,366	85,498	308,384

Deferred revenue represents the transaction price allocated to the performance obligations that are unsatisfied, which primarily arises from the undelivered vehicles, charging piles, free charging within 4 years or 100,000 kilometers, the extended lifetime warranty, option between household charging pile, services of lifetime free charging in XPeng-branded charging station and charging card, lifetime warranty of battery as well as vehicle internet connection services, with unrecognized deferred revenue balance of RMB2,366, RMB85,498 and RMB308,384 as of December 31, 2018, 2019 and 2020, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

17. Deferred Revenue (Continued)

The Group expects that 53% of the transaction price allocated to unsatisfied performance obligations which were accounted for as deferred revenue as of December 31, 2020 will be recognized as revenue during the period from January 1, 2021 to December 31, 2021. The remaining 47% will be substantially recognized during the period from January 1, 2022 to December 31, 2031.

18. Manufacturing in Collaboration with Haima Auto

On March 31, 2017, the Group entered into a contract arrangement with Haima Auto for the manufacture of vehicles. The agreement will expire on December 31, 2021, and such agreements are renewable by mutual consent. Pursuant to the arrangement, starting from 2018, Haima Auto provides an annual production capacity of 50,000 units, for the manufacturing of G3. While Haima is in charge of the day-to-day operations of the plant, the Group retain effective control over the supply chain, the manufacturing process, testing and quality control. For each vehicle produced, the Group will incur manufacturing cost on a per-vehicle basis monthly. The Group did not have any compensation or fees for Haima Auto other than the aforementioned Manufacturing cost.

19. Convertible Redeemable Preferred Shares

Series A Preferred Shares

On June 9, 2017, the Group issued 1,102,710 Series A Preferred Shares in exchange for an aggregate cash consideration of RMB168,000, or RMB152 per share. These 1,102,710 Series A Preferred Shares were split into 27,567,750 Series A Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

On November 27, 2017, the Group issued 2,021,635 Series A Preferred Shares in exchange for an aggregate cash consideration of RMB308,000, or RMB152 per share. These 2,021,635 Series A Preferred Shares were split into 50,540,875 Series A Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series A-1 Preferred Shares

On January 5, 2018, the Group issued 2,712,095 Series A-1 Preferred Shares in exchange for an aggregate cash consideration of RMB460,000, or RMB170 per share. These 2,712,095 Series A-1 Preferred Shares were split into 67,802,375 Series A-1 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series A-2 Preferred Shares

On January 5, 2018, the Group issued 466,856 Series A-2 Preferred Shares in exchange for an aggregate cash consideration of RMB100,000, or RMB214 per share. These 466,856 Series A-2 Preferred Shares were split into 11,671,400 Series A-2 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series B Preferred Shares

On March 26, 2018, the Group issued 6,419,268 Series B Preferred Shares in exchange for an aggregate cash consideration of RMB2,200,000, or RMB343 per share. These 6,419,268 Series B Preferred Shares were split into 160,481,700 Series B Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (Continued)

Series B-1 Preferred Shares

On August 1, 2018, the Company issued 5,330,910 Series B-1 Preferred Shares in exchange for an aggregate cash consideration of RMB2,900,000, or RMB544 per share. These 5,330,910 Series B-1 Preferred Shares were split into 133,272,750 Series B-1 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series B-2 Preferred Shares

On August 1, 2018, the Company issued 1,526,543 Series B-2 Preferred Shares in exchange for an aggregate cash consideration of RMB955,000, or RMB626 per share. These 1,526,543 Series B-2 Preferred Shares were split into 38,163,575 Series B-2 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series C Preferred Shares

On December 2, 2019, the Company issued 3,183,626 Series C Preferred Shares in exchange for an aggregate cash consideration of US$300,000, equivalent to RMB2,107,860, or US$94, equivalent to RMB662 per share. These 3,183,626 Series C Preferred Shares were split into 79,590,650 Series C Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

On April 10, 2020, the Company issued 26,137,425 Series C Preferred Shares (after a 1:25 share split) in exchange for an aggregate cash consideration of US$98,519, equivalent to RMB693,123, or US$3.77 equivalent to RMB27 per share.

On May 11, 2020, the Company issued 795,907 Series C Preferred Shares (after a 1:25 share split) in exchange for an aggregate cash consideration of US$3,000, equivalent to RMB21,231, or US$3.77, equivalent to RMB27 per share.

On May 26, 2020, the Company issued 318,363 Series C Preferred Shares (after a 1:25 share split) in exchange for an aggregate cash consideration of US$1,200, equivalent to RMB8,555, or US$3.77, equivalent to RMB27 per share.

On July 22, 2020, July 24, 2020, July 29, 2020 and August 6, 2020, the Company issued 207,588,515 Series C Preferred Shares (after a 1:25 share split) in exchange for an aggregate cash consideration of US$900,000, equivalent to RMB6,271,720, or US$4.34, equivalent to RMB30 per share.

The key terms of the Series A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares and Series C Preferred Shares (collectively referred as the “Preferred Shares”) are summarized as follows.

Conversion feature

Each Preferred Share shall automatically be converted into Class A Ordinary Shares at the Conversion Price at the time in effect immediately upon the earlier of (a) the consummation of a Qualified IPO; and (b) the date specified by written consent or agreement of 80% holders of each series.

The initial conversion ratio of Preferred Shares to ordinary shares shall be 1:1, subject to adjustments in the event of (i) reorganizations, mergers, consolidations or sales of Assets, (ii) certain issuances of shares below the Conversion Price, (iii) share dividends, subdivisions and combinations of Class A ordinary shares, (iv) other distributions or (v) reclassification or recapitalization of Class A ordinary shares.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (Continued)

Conversion feature (Continued)

The Company determined that there were no beneficial conversion features identified for any of the Preferred Shares during any of the periods. In making this determination, the Company compared the fair value of the ordinary shares into which the Preferred Shares are convertible with the respective effective conversion price at the issuance date. To the extent a conversion price adjustment occurs, as described above, the Company will re-evaluate whether or not a beneficial conversion feature should be recognized.

Redemption feature

Issuance of Series C, Series B-1 and B-2 and Series B Preferred Shares

Upon issuance of Series C, Series B-1 and B-2 and Series B Preferred Shares, the Company shall redeem, all of the outstanding Preferred Shares held by the requesting holder upon the written request of such holder, at any time after the earliest to occur of: (1) the Company fails to complete a Qualified IPO on or prior to April 16, 2025; (2) a breach by any of the Company, Principal Shareholders or the ESOP Holdco, where applicable, of its obligations that will have a material adverse effect to the Group; (3) A certain shareholder having requested the Company to redeem all or a portion of its shares after the occurrence of the Company’s failure to cure, within a reasonable cure period, after the occurrence of a breach by any of the Company, Principal Shareholders or the ESOP Holdco, if where applicable, of its obligations under the specified agreements has, individually or together, caused a material adverse effect on the certain shareholder’s business, goodwill, or brand (“A Certain Shareholder Redemption Event”).

The redemption amount payable for each Preferred Share upon exercise of the redemption option by the holder, will be an amount equal to the greater of (a) 120% of the Original Issue Price of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum. Upon the issuance of Series C, the redemption amount payable for each Preferred Share will be an amount equal to the greater of (a) 120% of the Original Issue Price, plus any dividends declared but unpaid thereon, of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum. Upon redemption event, Series C Preferred Shares shall rank senior to Series B-1 and Series B-2 Preferred Shares, Series B-1 and Series B-2 Preferred Shares (the redemption of the Series B-2 Preferred Shares shall rank pari passu with the redemption of Series B-1 Preferred Shares) shall rank senior to Series B Preferred Shares. Series B Preferred Shares shall rank senior to Series A, Series A-1 and Series A-2 Preferred Shares. Series A, Series A-1 and A-2 Preferred Shares (the redemption of the Series A, Series A-1 and Series A-2 Preferred Shares shall rank pari passu with each other) shall rank senior to ordinary shares.

If any holder of outstanding Preferred Shares chooses to redeem and the Company does not have sufficient funds to pay the Redemption Price, such holder may sell its interests to a third party. If the aggregate price of the Redemption Shares in such sale to third party is less than the Redemption Price of such Redemption Shares, the Company shall be obligated to pay to the Selling Holder the excess, if any, of the Redemption Price over the aggregate price of the Redemption Shares.

Issuance of Series A-1 Preferred Shares and Series A-2 Preferred Shares

Prior to the issuance of Series A-1 and A-2 Preferred Shares, the Company shall redeem, at the option of the holder, all of the outstanding Preferred Shares held by the requesting holder, at any time after the earliest to occur of (1) a breach by any of the company, the principals, the principals shareholders of its obligations under the transaction documents, individually or together with other breaches by the foregoing Persons of their obligations under the transaction documents, have a material adverse effect to the company and other

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (Continued)

Redemption feature (Continued)

Issuance of Series A-1 Preferred Shares and Series A-2 Preferred Shares (Continued)

members within the Group; (2) any sale, conveyance, lease or disposition of all or substantially all of the Group Companies’ assets to a third party other than a Group Company; (3) any acquisition, amalgamation, scheme of arrangement or merger of the Company or other Group Company, which the Persons having Control over the Company or such other Group Companies will discontinue to have Control over the surviving entity; and (4) A Certain Shareholder Redemption Event.

Upon issuance of Series A-1 Preferred Shares and Series A-2 Preferred Shares, the Company shall redeem, at the option of any holder of outstanding Preferred Shares, all of the outstanding Preferred Shares held by the requesting holder, at any time after the earliest to occur of (1) a breach by any of the company, the principals, the principals shareholders of its obligations under the transaction documents, individually or together with other breaches by the foregoing Persons of their obligations under the transaction documents, have a material adverse effect to the company and other members within the Group; and (2) A Certain Shareholder Redemption Event.

The redemption amount payable for each Preferred Share will be an amount equal to the greater of (a) 120% of the Original Issue Price, plus any dividends declared but unpaid thereon, of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum.

Liquidation preferences

Liquidation Event means any of the following events: (i) any liquidation, dissolution or winding up of the Company, (ii) any sale, conveyance, lease or disposition of all or substantially all of the Group’s assets (including by means of an exclusive licensing of all or substantially all of the Group’s intellectual property or similar arrangement) to a third party other than the Group; and (iii) any acquisition, amalgamation, scheme of arrangement or merger of the Company or the Group by or with another entity where the gross or net value of the assets or equities being acquired represents more than 50% of the consolidated total assets or the consolidated net assets of the Group, by means of any transaction or series of related transactions to which the Company or such other Group Company, as applicable, is a party (other than a transaction or series of transactions in which the Persons having Control over the Company or such other Group Companies will continue to have Control over the surviving entity), Provided, however, that the events set forth in the foregoing (ii) or (iii) shall not be deemed a Liquidation Event unless the Majority Preferred Holders have, by written notice to the Company, determined that such events constitute a Liquidation Event. The occurrence of a Liquidation Event will trigger redemption and liquidation of net assets of the Company and distribution of the proceeds to redeem all the Company’s equity securities in accordance with the seniority described below, not the Preferred Shares.

In the event of any liquidation, the holders of Preferred Shares have preference over holders of ordinary shares with respect to payment of dividends and distribution of assets. Upon Liquidation Event, Series C Preferred Shares shall rank senior to Series B-1 and Series B-2 Preferred Shares, Series B-1 and Series B-2 Preferred Shares (the liquidation preference of the Series B-2 Preferred Shares shall rank pari passu with the liquidation preference of Series B-1 Preferred Shares) shall rank senior to Series B Preferred Shares. Series B Preferred Shares shall rank senior to Series A, Series A-1 and Series A-2 Preferred Shares. Series A, Series A-1 and A-2 Preferred Shares (the liquidation preference of the Series A, Series A-1 and Series A-2 Preferred Shares shall rank pari passu with each other) shall rank senior to ordinary shares.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (Continued)

Liquidation preferences (Continued)

The holders of Preferred Shares and the ordinary shares shall be entitled to receive an amount per share equal to the greater of (a) 120% of the Original Issue Price, plus any dividends declared but unpaid thereon, of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum.

After setting aside or paying in full the aggregate Liquidation Preference Amount of the Series C Preferred Shares, the Series B-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B Preferred Shares, the Series A-2 Preferred Shares, the Series A-1 Preferred Shares, the Series A Preferred Shares and the Ordinary Shares, the remaining assets of the Company available for distribution to Shareholders, if any, shall be distributed to the holders of Class A and Class B Ordinary Shares and Preferred Shares on a pro rata basis, based on the number of Shares then held by each holder on an as converted basis.

Dividends rights

Each holder of Preferred Shares shall be entitled to receive, prior and in preference to any declaration or payment of any cash or non-cash dividend on the Ordinary Shares, but pari passu with other holders of Preferred Shares, noncumulative dividends at a simple rate of four percent (4%) per annum of the Original Issue Price of such Preferred Shares on each such Preferred Share held by such holder, payable when, as and if declared by the Board. Notwithstanding the foregoing, if the Board shall declare dividends on Ordinary Shares, each holder of any Preferred Shares shall be entitled to receive the higher of (i) four percent (4%) of the Original Issue Price of such Preferred Share, and (ii) the amount of dividends in respect of the Ordinary Shares into which such Preferred Share is then convertible.

Voting rights

The holders of the Preferred Shares shall have the right to one vote for each ordinary share into which each outstanding Preferred Share held could then be converted. The holders of the Preferred Shares vote together with the Ordinary Shareholders, and not as a separate class or series, on all matters put before the shareholders. The holders of the Preferred Shares are entitled to appoint a total of 4 out of 7 directors of the Board.

Conversion upon IPO

Upon the completion of the Company’s IPO, all the issued and outstanding Preferred Shares were converted into Ordinary Shares.

Accounting for Series A, A-1, A-2, B, B-1, B-2 and C Preferred Shares

Prior to issuance of Series A-1 and A-2

The Company classified the Series A Preferred Shares as mezzanine equity in the consolidated balance sheets because they were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. No accretion was recognized subsequently since it is not probable that the instrument will become redeemable.

Upon issuance of Series A-1 and A-2

The issuance of Series A-1 and A-2 Preferred Shares concurrently amended terms of Series A Preferred Shares. Key changes include 1) changing from all shareholders sharing net asset on pro rate basis upon

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (Continued)

Accounting for Series A, A-1, A-2, B, B-1, B-2 and C Preferred Shares (Continued)

Upon issuance of Series A-1 and A-2 (Continued)

liquidation to having liquidation preference based on the formula and a distribution waterfall and 2) under the liquidation event, an investor shall receive an amount equal to the higher of a) 120% of the original investment amount, and 2) 100% of the original investment plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum. The management assessed the amendments quantitatively using the fair value model to Series A and concluded Series A should be accounted for as an extinguishment based on the assessment.

Post issuance of Series A-1 and A-2, the Company classified the Series A, Series A-1 and A-2 Preferred Shares as mezzanine equity in the consolidated balance sheets because they were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. No accretion was recognized subsequently since it is not probable that the instrument will become redeemable.

Upon issuance of Series B

The issuance of Series B Preferred Shares concurrently amended terms of Series A, A-1 and A-2 Preferred Shares. Key changes include (i) under a redemption event, if any holder of outstanding Preferred Shares chooses to sell its interests to a third party but the aggregate price of the Redemption Shares in such sale to third party is less than the Redemption Price of such Redemption Shares, the Company shall be obligated to pay to the Selling Holder the excess, if any, of the Redemption Price over the aggregate price of the Redemption Shares; (ii) if the Company fails to complete a Qualified IPO on or prior to April 16, 2025, the redemption event is triggered.

Prior to the issuance of Series B, the Company was not obligated to pay to the Selling Holder the excess, if any, of the Redemption Price over the aggregate price of the Redemption Shares in the event redemption rights of the Series A, A1 and A2 Preferred Shares were triggered; hence, the redemption right did not meet the definition of a derivative under ASC 815. Upon the amendment, the time-based redemption right of Series A, A-1 and A-2 Preferred Shares, was deemed to have the characteristic of net settlement, and therefore the redemption right met the definition of a derivative. Accordingly, this feature was bifurcated and accounted for as a derivative liability, initially measured at fair value with changes in fair value in the subsequent periods recognized through earnings, as the feature is not considered clearly and closely related to the host. The Company concluded that the amendment to Series A, A-1 and A-2 should be accounted for as an extinguishment or modification based on its assessment on the amendments both qualitatively and quantitatively.

Post issuance of Series B

The net settlement mechanism of the redemption right described earlier exist in Series B, B-1, B-2 and C Preferred Shares subsequently issued. Therefore, the redemption right of Series B, B-1 and B-2 also met the definition of a derivative and was bifurcated and accounted for as derivative liabilities, which are initially measured at fair value with changes in fair value in the subsequent periods recognized through earnings, as the host contract of the Preferred Shares is considered to be an equity host and the redemption feature is not clearly and closely related to the host contract. The initial carrying value for each series of Preferred Shares recorded in mezzanine equity is allocated on a residual basis, after the recognition of the redemption option at its fair value upon bifurcation. The mezzanine equity component is subsequently accreted to the amount equals to redemption value of each series of Preferred Shares, less the-then fair value of the derivative liability using the interest method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (continued)

Accounting for Series A, A-1, A-2, B, B-1, B-2 and C Preferred Shares (continued)

Accounting for a put option of an investor

In April 2020, the Company issued certain Series C to an investor, which is a fund (“Investor Fund”) owned by a partnership. As part of the arrangement, the Company provided a put option to a limited partner (“LP”) of the Investor Fund pursuant to which the LP shall have the right to redeem its LP interests in the Investor Fund (not Series C issued by the Company) with the principal amounting to RMB300,000 plus 8% annualized interest (“Fund Redemption Price”) in the event the Company was not able to reach a business agreement with the LP on or before December 31, 2020. The redemption right of the LP is accounted for as a freestanding put option at fair value, which was immaterial as of December 31, 2020. Subsequently on February 28, 2021, the put option became due and invalid and the LP did not exercise its redemption right.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19. Convertible Redeemable Preferred Shares (Continued)

The Company’s Preferred Shares activities for the years ended December 31, 2018, 2019 and 2020 are summarized below:

	Redeemable Ordinary Shares		Series A		Series A-1		Series A-2		Series B		Series B-1		Series B-2		Series C		Total
	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount
	shares	(RMB)	shares	(RMB)	shares	(RMB)	shares	(RMB)	shares	(RMB)	shares	(RMB)	shares	(RMB)	shares	(RMB)	shares	(RMB)
Balances as of December 31, 2017	15,753,000	11,201	88,281,125	499,397	—	—	—	—	—	—	—	—	—	—	—	—	104,034,125	510,598

Issuance of Preferred Shares of Series A-1 and A-2 on January 5, 2018	—	—	—	—	67,802,375	460,000	11,671,400	100,000	—	—	—	—	—	—	—	—	79,473,775	560,000
Extinguishment of mezzanine equity upon the completion of the issuance of Series A-1 and A-2 on January 5, 2018	—	—	—	(474,376)	—	—	—	—	—	—	—	—	—	—	—	—	—	(474,376)
Recognition of mezzanine equity upon the completion of the issuance of Series A-1 and A-2 on January 5, 2018	—	—	—	508,923	—	—	—	—	—	—	—	—	—	—	—	—	—	508,923
Issuance of Preferred Shares of Series B on March 26 2018	—	—	—	—	—	—	—	—	160,481,700	1,823,954	—	—	—	—	—	—	160,481,700	1,823,954
Modification of mezzanine equity upon the completion of the issuance of Series B on March 26, 2018	—	—	—	(12,088)	—	(10,597)	—	(2,360)	—	—	—	—	—	—	—	—	—	(25,045)
Extinguishment of mezzanine equity upon the completion of the issuance of Series B on March 26, 2018	—	—	—	(25,021)	—	—	—	—	—	—	—	—	—	—	—	—	—	(25,021)
Recognition of mezzanine equity at fair value upon the completion of the issuance of Series B on March 26, 2018	—	—	—	33,395	—	—	—	—	—	—	—	—	—	—	—	—	—	33,395
Issuance of Preferred Shares of Series B-1 and B-2 on August 1, 2018	—	—	—	—	—	—	—	—	—	—	133,272,750	2,565,113	38,163,575	841,199	—	—	171,436,325	3,406,312
Accretion on Preferred Shares to redemption value	—	—	—	35,518	—	49,178	—	10,362	—	450,449	—	120,386	—	39,436	—	—	—	705,329
Derecognition of mezzanine equity classified as Preferred Shares	—	—	(10,172,500)	(33,395)	—	—	—	—	—	—	—	—	—	—	—	—	(10,172,500)	(33,395)
Derecognition of mezzanine equity classified as Redeemable Ordinary Shares	(15,753,000)	(11,201)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,753,000)	(11,201)

Balances as of December 31, 2018	—	—	78,108,625	532,353	67,802,375	498,581	11,671,400	108,002	160,481,700	2,274,403	133,272,750	2,685,499	38,163,575	880,635	—	—	489,500,425	6,979,473

Issuance of Preferred Shares post extinguishment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	79,590,650	1,801,402	79,590,650	1,801,402
Accretion on Preferred Shares to redemption value post extinguishment	—	—	—	65,206	—	61,073	—	13,255	—	287,695	—	394,944	—	119,880	—	18,997	—	961,050
Repurchase of the Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—	(2,197,900)	(48,447)	—	—	(2,197,900)	(48,447)

Balances as of December 31, 2019	—	—	78,108,625	597,559	67,802,375	559,654	11,671,400	121,257	160,481,700	2,562,098	133,272,750	3,080,443	35,965,675	952,068	79,590,650	1,820,399	566,893,175	9,693,478

Balances as of December 31, 2019	—	—	78,108,625	597,559	67,802,375	559,654	11,671,400	121,257	160,481,700	2,562,098	133,272,750	3,080,443	35,965,675	952,068	79,590,650	1,820,399	566,893,175	9,693,478

Issuance of Preferred Shares of Series C	—	—	—	—	—	—	—	—	—	—	—	—	—	—	234,840,210	6,639,361	234,840,210	6,639,361
Accretion on Preferred Shares to Redemption Value post Extinguishment	—	—	—	64,863	—	60,854	—	13,635	—	332,743	—	586,803	—	186,043	—	912,803	—	2,157,744
Conversion of Preferred Shares to Ordinary Shares upon the completion of the IPO	—	—	(78,108,625)	(662,422)	(67,802,375)	(620,508)	(11,671,400)	(134,892)	(160,481,700)	(2,894,841)	(133,272,750)	(3,667,246)	(35,965,675)	(1,138,111)	(314,430,860)	(9,372,563)	(801,733,385)	(18,490,583)

Balances as of December 31, 2020	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

20. Ordinary Shares

Upon closing of the issuance of Series C Preferred Shares on December 2, 2019, the Company adopted a dual voting structure on its shares and the Company’s ordinary shares were divided into Class A and Class B ordinary shares, accordingly.

Holders of Class A ordinary shares and Class B ordinary shares have the same rights, except for voting rights. Holders of Class A ordinary shares are entitled to one vote per share in all shareholders’ meetings, while holders of Class B ordinary shares are entitled to five votes per share.

After a share split effective on March 30, 2020, the Company authorized 3,492,799,650 Class A and 750,000,000 Class B ordinary shares of par value US$0.00001.

As of December 31, 2019, 131,955,575 Class A ordinary shares had been issued, 31,513,000 Class A ordinary shares outstanding and 331,234,375 Class B ordinary shares had been issued and outstanding.

The Company repurchased and cancelled 100,442,575 Class A ordinary shares with a par value of US$0.00001 per share which are currently held by Success Sharing Development Holding Limited on June 28, 2020. On the same day, 17,643,400 of Class A ordinary shares at par value of US$0.00001 per share was issued to Quack Holding Limited and 33,349,070 Class A Ordinary Shares at par value of US$0.00001 per share was issued to XPeng Fortune Holding Limited.

On August 6, 2020, 9,695,210 Class A Ordinary Shares at par value of US$0.00001 per share was issued to XPeng Fortune Holding Limited. On the same day, 14,850,560 of Class A ordinary shares at par value of US$0.00001 per share was issued to Quack Holding Limited for the vested of RSU.

On August 27, 2020, the Group consummated its IPO on the NYSE, where 229,386,666 ordinary shares were newly issued with the total net proceeds of RMB11,409,248 (US$1,655,678). Upon closing of the IPO, the Company’s ordinary shares were divided into Class A, Class B and Class C ordinary shares. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same rights, except for voting rights. Holders of Class A ordinary shares are entitled to one vote per share, holders of Class B ordinary shares are entitled to ten votes per share, while holders of Class C ordinary shares are entitled to five votes per share in all shareholders’ meetings.

Upon the completion of the IPO, the Company authorized 8,850,000,000 Class A ordinary shares, 750,000,000 Class B ordinary shares and 400,000,000 Class C ordinary shares of par value US$0.00001.

On December 14, 2020, the Group consummated its FO on the NYSE, where 110,400,000 Class A ordianry shares were newly issued with the total net proceeds of RMB15,980,227 (US$2,444,930).

As of December 31, 2020, 971,341,066 Class A ordinary shares had been issued, 928,296,786 Class A ordinary shares outstanding, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares had been issued and outstanding.

21. Share-based Compensation

(a) Share options

During the period between 2015 and the first quarter of 2020, the Group granted share options to the employees to purchase its shares. One share option represents a right to purchase one Class A ordinary share of the Group with exercise price of RMB0.0004. The share options include both service condition and performance condition. For service condition, there are three types of vesting schedule, which are: (i) 25% of the share options shall become vested on each anniversary of the vesting commencement date for four years thereafter; (ii) 40% of the share options shall become vested on the grant date and 15% of the share options become vested on each anniversary of the vesting commencement date for four years thereafter; (iii) 85% of the share options shall become vested on the grant date and 3.75% of the share options become

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

21. Share-based Compensation (Continued)

(a) Share options (Continued)

vested on each anniversary of the vesting commencement date for four years thereafter. In addition to the services condition, employees are also required to provide continued service through the satisfaction of the occurrence of Liquidity Event that occurs within seven years after the vesting commencement date. If no Liquidity Event occurs prior to the seventh anniversary of the vesting commencement date, all share options, even those for which the service condition have been satisfied, shall be forfeited.

Share options granted are measured at the grant date fair value of the awards and recognized as expenses using graded vesting method, net of estimated forfeitures, if any, over the requisite service period. Given the vesting of the share options granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense was recognized before the Replacement (Note 2(y)).

Activities of the Group’s share options during the years ended December 31, 2018, 2019 and 2020 were as follow:

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
		RMB	In Years
Outstanding as of December 31, 2017	31,472,750	0.0004	5.72
Granted	44,706,900	0.0004
Forfeited	(1,088,010)
Outstanding as of December 31, 2018	75,091,640	0.0004	5.56
Granted	23,599,310	0.0004
Forfeited	(7,552,250)
Outstanding as of December 31, 2019	91,138,700	0.0004	5.32
Granted	3,788,750
Forfeited	(2,273,720)

Replacement	(92,653,730)
Outstanding as of December 31, 2020	—	—	—

No share-based compensation expenses was recognized for share options during the years ended December 31, 2018, 2019 and 2020. As of December 31, 2018, 2019 and 2020, there were RMB183,244, RMB342,683 and nil of unrecognized share-based compensation expenses in relation to the share options granted to the Group’s employees, out of which, unrecognized share-based compensation expenses of RMB58,176, RMB86,205 and nil in relation to share options for which the service condition had been met and are expected to be recognized when the performance condition is achieved.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

21. Share-based Compensation (Continued)

(a) Share options (Continued)

The fair value of each share options granted was estimated on the date of each grant using the Binomial option-pricing model with the assumptions (or ranges thereof) in the following table:

	For the Year Ended December 31,
	2018	2019	2020
Expected term (years) (Note(i))	7	7	7
Exercise price (RMB)	0.0004	0.0004	0.0004
Fair value of the ordinary shares on the date of option grant (RMB)	2.51 ~ 8.08	8.36 ~ 8.60	8.36 ~ 8.53
Risk-free interest rate (Note(ii))	3.03% ~ 3.68%	2.66% ~ 3.31%	3.10% ~ 3.31%
Expected dividend yield (Note(iii))	0.00%	0.00%	0.00%
Expected volatility (Note(iv))	34.28% ~ 34.39%	33.32% ~ 33.56%	33.35% ~ 33.56%

Notes:

(i) Expected term is the contract life of the options.

(ii) The risk-free interest rate of periods within the contractual life of the share option based on the market yield of US Treasury Curve adjusted with the China country risk premium.

(iii) The dividend yield was estimated by the Company based on its expected dividend policy over the contractual term of the options.

(iv) The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of comparable listed companies over a period comparable to the contractual term of the options.

(b) Restricted share units and restricted shares upon and subsequent to the Replacement

After the Replacement mentioned in Note 2(y), all share options granted during the period between 2015 and the first quarter of 2020 were replaced by 75,010,330 RSUs and 17,643,400 restricted shares.

The Replacement did not change the classification and vesting condition of Share-based Awards as equity instruments. No additional share-based compensation expenses were recognized as there was no incremental fair value change immediately before and after the Replacement. Therefore, the replacement awards should be accounted for in the same way as its original awards.

Additional RSUs were granted to the employees in 2020. One RSU represents a right relating to one class A ordinary share of the Group with a par value of US$0.00001 per share.

The RSUs primarily include both service condition and performance condition. For service condition, vesting schedules include: (i) vesting schedules mentioned in Note 21(a); (ii) 25% of the RSUs shall become vested on the first anniversary of the vesting commencement date, and the remaining 75% of the RSUs shall become vested in equal installments on each quarterly anniversary of the vesting commencement date for three years thereafter. In addition to the services condition, employees are also required to provide continued service through the satisfaction of the occurrence of Liquidity Event that occurs within seven or ten years after the vesting commencement date. If no Liquidity Event occurs prior to the seventh or tenth anniversary of the vesting commencement date, all RSUs, even those for which the service condition has been satisfied, shall be forfeited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

21. Share-based Compensation (Continued)

(b) Restricted share units and restricted shares upon and subsequent to the Replacement (Continued)

The Group granted RSUs in 2020 with only performance condition and the RSUs would be vested upon the occurrence of the Liquidity Event. The Group also granted RSUs in 2020 with no conditions and the RSUs would be vested upon grant.

The RSUs granted prior to the completion of the IPO are measured at the grant date fair value of the awards and recognized as expenses using graded vesting method, net of estimated forfeitures, if any, over the requisite service period.

Subsequent to the completion of the IPO, the Group granted RSUs with only service condition to employees and the RSUs would be vested on a straight-line basis over the requisite service period.

Activities of the Group’s RSUs for the year ended December 31, 2020 were as follow:

	Number of restricted share units	Weighted average grant- date fair value
		RMB
Outstanding as of December 31, 2019	—	—
Replacement	75,010,330	4.87
Granted	39,313,515	27.70
Vested	(63,314,483)	11.66
Forfeited	(2,721,228)	11.05
Outstanding as of December 31, 2020	48,288,134	14.20

Expected to vest as of December 31, 2020	44,425,083

Activities of the Group’s restricted share for the year ended December 31, 2020 were as follow:

	Number of restricted shares	Weighted average grant- date fair value
		RMB
Outstanding as of December 31, 2019	—	—
Replacement	17,643,400	2.51
Vested	(17,643,400)	2.51
Outstanding as of December 31, 2020	—

Share-based compensation expenses amounting to RMB996,417 were recognized for restricted share units and restricted shares upon and subsequent to the Replacement for the year ended December 31, 2020. As of December 31, 2020, there was RMB426,810 of unrecognized compensation expense relating to the restricted share units and restricted shares upon and subsequent to the Replacement. The expense is expected to be recognized over a weighted average period of 1.8 years.

(c) Restricted shares

On May 7, 2016, two co-founders entered into an arrangement with other investors of the Company, and 75% of their 80,000,000 ordinary shares (“Restricted Shares”) would be subject to requisite service conditions, which shall vest 25%, 25% and 25% in 2016, 2017 and 2018.

On January 5, 2018, two co-founders entered into an arrangement with other investors of the Company, and the number of Restricted Shares is modified to one-third of their ordinary shares held as of January 5, 2018, which is 26,666,675 shares. 50% of the Restricted Shares shall become vested on each anniversary of January 5, 2018 for 2 years thereafter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

21. Share-based Compensation (continued)

(c) Restricted shares (continued)

As of January 5, 2018, only 50% of the Restricted Shares, which is 40,000,000 shares, were vested. Before the modification, there were 40,000,000 unvested Restricted Shares, among which 20,000,000 Restricted Shares to be vested on January 9, 2018 and 20,000,000 Restricted Shares to be vested on January 8, 2019. Upon the modification, there were 26,666,675 unvested Restricted Shares, and each 13,333,325 Restricted Shares to be vested on January 5, 2019 and January 5, 2020, respectively. There were effectively two modification in the arrangement. Since the Restricted Shares after modification are still subject to the service condition, excess of the fair value of the modified awards over the fair value of the original awards immediately before the terms are modified at the modification date is considered immaterial. For the reduction of 13,333,325 shares, which is the difference of unvested 40,000,000 shares and 26,666,675 shares, it is effectively a modification to shorten the requisite service period ending from January 9, 2018 to January 5, 2018. Share-based compensation expenses was recognized immediately. Given there is no future requisite service period for the 13,333,325 shares, there is no incremental expense to be further recognized. For the remaining 26,666,675 unvested Restricted Shares, the requisite service period was extended. Unrecognized share-based compensation expenses was recognized over the remaining two years of modified requisite service period.

On March 26, 2018, two co-founders entered into an arrangement with other investors of the Company, and Restricted Shares would be subject to requisite service conditions. 50% of the Restricted Shares shall become vested on each anniversary of January 1, 2018 for 2 years thereafter. Pursuant to the arrangement, the vesting commencement date is changed from January 5, 2018 to January 1, 2018, it is effectively a modification to shorten the requisite service period. Share-based compensation expenses was recognized over the modified requisite service period.

The restricted shares granted to two co-founders were measured at the grant date fair value of the awards and recognized as expenses using graded vesting method, net of estimated forfeitures, if any, over the requisite service period.

Vesting schedule of the Restricted Shares’ during the years ended December 31, 2018 , 2019 and 2020 was as follow:

	Number of shares	Weighted average grant date fair value
		RMB
Unvested as of December 31, 2017	40,000,000	10.16
Vested	(26,666,675)	—

Unvested as of December 31, 2018	13,333,325	10.16
Vested	(13,333,325)	—

Unvested as of December 31, 2019	—	—

Share-based compensation expenses amounting to RMB1,630, RMB517 and nil in relation to the Restricted Shares was recognized during years ended December 31, 2018, 2019 and 2020, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

22. Taxation

(a) Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on either income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

BVI

XPeng Limited is exempted from income tax on its foreign-derived income in the BVI. There are no withholding taxes in the BVI.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the subsidiaries of the Group incorporated in Hong Kong are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

United States

The applicable income tax rate of United States where the Company’s subsidiaries having significant operations for the years ended December 31, 2018, 2019 and 2020 is 27.98%, which is a blended state and federal rate.

PRC

The PRC Enterprise Income Tax Law (“EIT Law”), which became effective on January 1, 2008, applies a uniform enterprise income tax (“EIT”) rate of 25% to both foreign-invested enterprises (“FIEs”) and domestic enterprises. Certified High and New Technology Enterprises (“HNTE”) are entitled to a favorable statutory tax rate of 15%, but need to re-apply every three years. During this three-year period, an HNTE must conduct a qualification self-review each year to ensure it meets the HNTE criteria and is eligible for the 15% preferential tax rate for that year. If an HNTE fails to meet the criteria for qualification as an HNTE in any year, the enterprise cannot enjoy the 15% preferential tax rate in that year, and must instead use the regular 25% EIT rate.

Xiaopeng Technology applied for the HNTE qualification and received approval in December 2019. Xiaopeng Technology is entitled to continue to enjoy the beneficial tax rate of 15% as an HNTE for the years 2019 through 2021.

Zhaoqing XPeng applied for the HNTE qualification and received approval in December 2020. Zhaoqing XPeng is entitled to continue to enjoy the beneficial tax rate of 15% as an HNTE for the years 2020 through 2022.

Under the EIT Law enacted by the National People’s Congress of the PRC, dividends generated after January 1, 2008 and payable by a foreign investment enterprise in the PRC to its foreign investors who are non-resident enterprises are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. Under the taxation arrangement between the PRC and Hong Kong, a qualified Hong Kong tax resident which is the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

22. Taxation (continued)

(a) Income taxes (continued)

PRC (continued)

“beneficial owner” and directly holds 25% or more of the equity interest in a PRC resident enterprise is entitled to a reduced withholding tax rate of 5%. The Cayman Islands, where the Company was incorporated, does not have a tax treaty with the PRC.

In accordance with accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. All FIEs are subject to the withholding tax from January 1, 2008. The presumption may be overcome if the Group has sufficient evidence to demonstrate that the undistributed dividends will be re-invested and the remittance of the dividends will be postponed indefinitely. The Group did not record any dividend withholding tax, as it has no retained earnings for any of the years presented.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the PRC will be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, there is uncertainty as to the application of the EIT Law. Should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC income tax on worldwide income at a uniform tax rate of 25%.

According to a policy promulgated by the State Tax Bureau of the PRC and effective from 2008 onwards, enterprises engaged in R&D activities are entitled to claim an additional tax deduction amounting to 50% of the qualified R&D expenses incurred in determining its tax assessable profits for that year. The additional tax deduction amount of the qualified R&D expenses has been increased from 50% to 75%, effective from 2018 to 2020, according to a new tax incentives policy promulgated by the State Tax Bureau of the PRC in September 2018 (“Super Deduction”).

Composition of income tax expenses for the periods presented are as follows:

	For the Year Ended December 31,
	2018	2019	2020
Current income tax expenses	—	1	1,223
Deferred income tax expenses	—	—	—

Income tax expenses	—	1	1,223

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

22. Taxation (continued)

(a) Income taxes (continued)

PRC (continued)

Reconciliations of the income tax expenses computed by applying the PRC statutory income tax rate of 25% to the Group’s income tax expenses of the years presented are as follows:

	For the Year Ended December 31,
	2018	2019	2020
Loss before income tax expenses	(1,398,823)	(3,691,672)	(2,730,762)
Income tax expenses computed at the PRC statutory income tax rate of 25%	(349,706)	(922,918)	(682,691)
Effect of tax holiday	—	271,242	111,756
Effect of change in tax rate	—	213,331	13,920
Effect of different tax rate of different jurisdictions	(64,793)	(9,853)	(393,384)
Effect of additional deduction for qualified R&D expenses	(127,329)	(236,704)	(156,713)
Non-deductible expenses	1,421	2,050	234,328
Changes in valuation allowance	540,407	682,853	874,007

Income tax expenses	—	1	1,223

Effect of tax holiday inside the PRC on basic and dilutive loss per share	—	—	—

The PRC statutory income tax rate is used because the majority of the Group’s operations are based in the PRC.

(b) Deferred tax

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying business. The statutory income tax rate of 25% or applicable preferential income tax rates were applied when calculating deferred tax assets.

	As of December 31,
	2018	2019	2020
Deferred tax assets:
Net operating loss carry-forwards	594,035	1,256,218	2,036,152
Deferred revenue	—	9,168	57,000
Impairment of property, plant and equipment	—	11,878	21,802
Government grants	—	11,579	43,145
Impairment of inventory	—	27,341	11,233
Advertising expenses in excess of deduction limit	31,562	65	180
Accruals and others	32,494	24,695	45,439
Valuation allowance	(658,091)	(1,340,944)	(2,214,951)

Total deferred tax assets, net	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

22. Taxation (continued)

(b) Deferred tax (continued)

Full valuation allowances have been provided where, based on all available evidence, management determined that deferred tax assets are not more likely than not to be realizable in future tax years. Movement of valuation allowance is as follow:

	For the Year Ended December 31,
	2018	2019	2020
Valuation allowance
Balance at beginning of the year	117,684	658,091	1,340,944
Additions	545,605	901,491	889,877
Loss utilized	(5,198)	(5,307)	(1,950)
Effect of change in tax rate	—	(213,331)	(13,920)
Balance at end of the year	658,091	1,340,944	2,214,951

For the years ended December 31, 2018, 2019 and 2020, with the growth of its business performance, some subsidiaries of the Group making profit and utilized the tax loss brought forward from prior years.

The Group has tax losses arising in Mainland China of RMB10,275,076 that will expire in one to ten years for deduction against future taxable profit.

Loss expiring in 2021	35,077
Loss expiring in 2022	8,902
Loss expiring in 2023	159,854
Loss expiring in 2024	843,520
Loss expiring in 2025	1,735,524
Loss expiring in 2026	75,970
Loss expiring in 2027	310,939
Loss expiring in 2028	1,586,972
Loss expiring in 2029	4,163,914
Loss expiring in 2030	1,354,404

Total	10,275,076

The Group has tax losses arising in United States and Hong Kong of RMB655,787 that will not expire for deduction against future taxable profit.

United States	408,754
Hong Kong	247,033

Total	655,787

Uncertain Tax Position

The Group did not identify any significant unrecognized tax benefits for the years ended December 2018, 2019 and 2020. The Group did not incur any interest related to unrecognized tax benefits, did not recognize any penalties as income tax expenses and also does not anticipate any significant change in unrecognized tax benefits within 12 months from December 31, 2020.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

23. Loss Per Share

Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the years ended December 31, 2018, 2019 and 2020 as follows:

	For the Year Ended December 31,
	2018	2019	2020
Numerator:
Net loss	(1,398,823)	(3,691,673)	(2,731,985)
Accretion on Preferred Shares to redemption value	(705,329)	(961,050)	(2,157,744)
Deemed dividend due to extinguishment of Preferred Shares	(43,136)	—	—
Deemed dividend due to modification of Preferred Shares	(41,485)	—	—
Deemed contribution from repurchase of Preferred Shares	—	9,969	—
Deemed dividend due to reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares	(66,091)	—	—

Net loss attributable to ordinary shareholders of XPeng Inc.	(2,254,864)	(4,642,754)	(4,889,729)

Denominator:
Weighted average number of ordinary shares outstanding-basic and diluted	330,176,070	349,450,580	754,270,914

Basic and diluted net loss per share attributable to ordinary shareholders of XPeng Inc.	(6.83)	(13.29)	(6.48)

For the years ended December 31, 2018, 2019 and 2020, the Company had potential ordinary shares, including non-vested restricted shares, share options and RSUs granted and Preferred Shares. As the Group incurred losses for the years ended December 31, 2018, 2019 and 2020, these potential ordinary shares were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company. The weighted-average numbers of non-vested share options excluded from the calculation of diluted net loss per share of the Company were 78,834,504 as of December 31, 2018, 100,442,575 as of December 31, 2019 and nil as of December 31, 2020. The weighted-average numbers of non-vested RSUs excluded from the calculation of diluted net loss per share of the Company were nil as of December 31, 2018 and 2019 and 20,841,866 as of December 31, 2020. The weighted-average numbers of non-vested restricted shares excluded from the calculation of diluted net loss per share of the Company were 13,333,325 as of December 31, 2018, nil as of December 31, 2019 and 2020. Preferred Shares to be converted into ordinary shares were 352,122,730 as of December 31, 2018, 500,059,108 as of December 31, 2019 and nil as of December 31, 2020 on a weighted average basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

24. Related parties

The principal related parties with which the Group had transactions during the year presented are as follows:

Name of Entity or Individual	Relationship with the Company
Mr. Xiaopeng He	Principal Shareholder of the Company, Chairman of the Board and Chief Executive Officer

Guangzhou Huitian Aerospace Technology Co., Ltd.	A Company Controlled by Principal Shareholder

Guangzhou Zhongpeng Investment and Development Co., Ltd.	A Company Controlled by Principal Shareholder

(1) Transaction with related parties:

For the year ended December 31, 2020, the loans from a principal shareholder amounted to RMB1,063,434 and was repaid as of December 31, 2020. The interest expenses on the loans from a principal shareholder was RMB5,922.

For the year ended December 31, 2020, the rental expenses to a company controlled by a principal shareholder amounted to RMB10,150.

For the year ended December 31, 2020, the purchase of fixed assets and the rental income from a company controlled by a principal shareholder amounted to RMB999 and RMB166, respectively.

(2) Amounts due from related parties:

As of December 31, 2019, amounts due from related parties primarily represents the deposit and prepayment amounting to RMB20,425 paid on behalf of Mr. Xiaopeng He, a principal shareholder. As of December 31, 2020, the amount has been settled.

As of December 31, 2020, amounts due from related parties amounting to RMB682 represents the receivables for the services provided to a company controlled by Mr. Xiaopeng He.

(3) Amounts due to related parties:

As of December 31, 2020, amounts due to related parties represents the payables for rental expenses amounting to RMB11,063 to a company controlled by Mr. Xiaopeng He, and the payables for asset purchased amounting to RMB999 to a company controlled by Mr. Xiaopeng He.

25. Commitments and Contingencies

(a) Capital commitments

Capital expenditures contracted for at the balance sheet dates but not recognized in the consolidated financial statements are as follows:

	As of December 31,
	2019	2020
Property, plant and equipment	160,844	259,417
Investments	410,000	44,392

Total	570,844	303,809

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

25. Commitments and Contingencies (continued)

(b) Purchase commitments

Purchase expenditures contracted for at the balance sheet dates but not recognized in the consolidated financial statements are as follows:

	As of December 31,
	2019	2020
Purchase commitments on purchase of raw materials	—	2,315,188

26. Subsequent events

(a) Investment in a business related to flight vehicles

In September 2020, the Group entered into a strategic investment agreement with a company to acquire its 19.9% equity interest for a total cash consideration of RMB24,492. The Group completed the acquisition in January 2021.

(b) Equity Financing from Guangdong Utrust Industrial Investment Fund Partnership (“Guangdong Utrust”)

Pursuant to the share purchase agreement, dated March 12, 2021, signed among Chengxing, Chengxing’s shareholders and Guangdong Utrust, Guangdong Utrust will subscribe for additional shares issued by Chengxing at a consideration of RMB 500 million. Immediately after the share subscription, Guangdong Utrust will hold equity interest of 0.3067% in Chengxing.

(c) Equity Financing from Guangzhou GET Investment Holdings Co., Ltd. (“Guangzhou GET Investment”)

Pursuant to the share purchase agreement, dated March 31, 2021, signed among Chengxing, Chengxing’ shareholders and Guanghzhou GET Investment, Guangzhou GET Investment will subscribe for additional shares issued by Chengxing at a consideration of RMB1,000 million. Immediately after the share subscription, Guangzhou GET Investment will hold equity interest of 1.0640% in Chengxing.

(d) Cooperation with Wuhan Economic & Technological Development Zone Management Committee (“Wuhan ETDZ Committee”)

On April 8, 2021, the Group entered into an investment agreement with Wuhan ETDZ Committee, a local government authority in Wuhan. Pursuant to the investment agreement, Wuhan ETDZ Committee agrees to support the Group’s construction of a new Smart EV manufacturing base and R&D center in Wuhan Economic & Technological Development Zone.

27. Restricted Net Assets

The Group’s ability to pay dividends is primarily dependent on the Group receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s subsidiaries, consolidated VIEs and VIEs’ subsidiaries incorporated in PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Group’s subsidiaries.

In accordance with the PRC Regulations on Enterprises with Foreign Investment, a foreign invested enterprise established in the PRC is required to provide certain statutory reserve funds, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profits as reported in the enterprise’s PRC statutory financial statements. A foreign invested enterprise is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

27. Restricted Net Assets (continued)

required to allocate at least 10% of its annual after-tax profits to the general reserve fund until such reserve fund has reached 50% of its registered capital based on the enterprise’s PRC statutory financial statements. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserved funds can only be used for specific purposes and are not distributable as cash dividends.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory surplus fund at least 10% of its annual after-tax profits until such statutory surplus fund has reached 50% of its registered capital based on the enterprise’s PRC statutory financial statements. A domestic enterprise is also required to provide discretionary surplus fund, at the discretion of the board of directors, from the net profits reported in the enterprise’s PRC statutory financial statements. The aforementioned reserve funds can only be used for specific purposes and are not distributable as cash dividends.

As a result of these PRC laws and regulations that require annual appropriations of 10% of net after-tax profits to be set aside prior to payment of dividends as general reserve fund or statutory surplus fund, the Group’s PRC subsidiaries, consolidated VIEs and VIEs’ subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company.

Amounts restricted include paid-in capital and statutory reserve funds, less accumulate deficit if as determined pursuant to PRC GAAP, totaling approximately RMB6,320,933 and RMB27,751,253 as of December 31, 2019 and 2020, respectively; therefore in accordance with Rules 4-08 (e) (3) of Regulation S-X, the condensed parent company only financial statements as of December 31, 2019 and 2020 and for the years ended December 31, 2018, 2019 and 2020 are disclosed in Note 28.

28. Company Financial Statements

The Company performed a test on the restricted net assets of its consolidated subsidiaries and VIEs in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information for the Company only.

The subsidiaries did not pay any dividend to the Company for the years presented. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements are not the general-purpose financial statements of the reporting entity and should be read in conjunction with the notes to the consolidated financial statements of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

28. Company Financial Statements (continued)

The Company did not have significant capital and other commitments, or guarantees as of December 31, 2020.

Condensed Balance Sheets	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
			Note 2(e)
ASSETS
Current assets
Cash and cash equivalents	269,169	24,760,588	3,779,204
Restricted cash	—	114,321	17,449
Short-term deposits	—	979,897	149,561
Prepayments and other current assets	—	12,931	1,974
Derivative assets	—	105,183	16,054

Total current assets	269,169	25,972,920	3,964,242

Non-current assets
Investments in subsidiaries and VIEs	3,490,970	8,471,310	1,292,974

Total non-current assets	3,490,970	8,471,310	1,292,974

Total assets	3,760,139	34,444,230	5,257,216

Liabilities
Current liabilities
Accurals and other liabilities	—	14,421	2,200

Total current liabilities	—	14,421	2,200

Non-current liabilities
Derivative liabilities	897,091	—	—

Total non-current liabilities	897,091	—	—

Total liabilities	897,091	14,421	2,200

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

28. Company Financial Statements (continued)

Condensed Balance sheets		As of December 31,
	Note	2019	2020	2020
		RMB	RMB	US$
				Note 2(e)
MEZZANINE EQUITY
Series A Preferred Shares		597,559	—	—
Series A-1 Preferred Shares		559,654	—	—
Series A-2 Preferred Shares		121,257	—	—
Series B Preferred Shares		2,562,098	—	—
Series B-1 Preferred Shares		3,080,443	—	—
Series B-2 Preferred Shares		952,068	—	—
Series C Preferred Shares		1,820,399	—	—

Total mezzanine equity		9,693,478	—	—

SHAREHOLDERS’ (DEFICIT) EQUITY
Class A Ordinary shares		2	63	10
Class B Ordinary shares		19	26	4
Class C Ordinary shares		—	12	2
Additional paid-in capital		—	46,482,512	7,094,617
Accumulated deficit		(6,824,503)	(11,322,423)	(1,728,139)
Accumulated other comprehensive loss		(5,948)	(730,381)	(111,478)

Total shareholders’ (deficit) equity		(6,830,430)	34,429,809	5,255,016

Total liabilities, mezzanine equity and shareholders’ (deficit) equity		3,760,139	34,444,230	5,257,216

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

28. Company Financial Statements (continued)

Condensed Statements of Comprehensive Loss		For the Year Ended December 31,
	Note	2018	2019	2020	2020
		RMB	RMB	RMB	US$
					Note 2(e)
Operating expenses
Selling, general and administrative expenses		(1,630)	(517)	(13,430)	(2,050)

Total operating expenses		(1,630)	(517)	(13,430)	(2,050)

Loss from operations		(1,630)	(517)	(13,430)	(2,050)
Interest income		—	1,140	43,001	6,563
Interest expense		—	—	(5,935)	(906)
Equity in loss of subsidiaries and VIEs		(1,651,554)	(3,719,975)	(4,487,049)	(684,857)
Other non-operating income, net		—	—	369,403	56,382
Fair value gain on derivative liabilities		254,361	27,679	1,362,025	207,885

Loss before income tax expenses		(1,398,823)	(3,691,673)	(2,731,985)	(416,983)

Income tax expenses		—	—	—	—

Net loss		(1,398,823)	(3,691,673)	(2,731,985)	(416,983)

Accretion on Preferred Shares to redemption value		(705,329)	(961,050)	(2,157,744)	(329,336)
Deemed dividend due to extinguishment of Preferred Shares		(43,136)	—	—	—
Deemed dividend due to modification of Preferred Shares		(41,485)	—	—	—
Deemed dividend due to reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares		(66,091)	—	—	—
Deemed contribution from repurchase of Preferred Shares		—	9,969	—	—

Net loss attributable to ordinary shareholders of XPeng Inc.		(2,254,864)	(4,642,754)	(4,889,729)	(746,319)

Net loss		(1,398,823)	(3,691,673)	(2,731,985)	(416,983)
Other comprehensive loss
Foreign currency translation adjustment, net of nil tax		(2,980)	(2,968)	(724,433)	(110,570)

Total comprehensive loss attributable to XPeng Inc.		(1,401,803)	(3,694,641)	(3,456,418)	(527,553)
Accretion on Preferred Shares to redemption value		(705,329)	(961,050)	(2,157,744)	(329,336)
Deemed dividend due to extinguishment of Preferred Shares		(43,136)	—	—	—
Deemed dividend due to modification of Preferred Shares		(41,485)	—	—	—
Deemed dividend due to reclassification from mezzanine equity to ordinary shares upon extinguishment of Redeemable Shares		(66,091)	—	—	—
Deemed contribution from repurchase of Preferred Shares		—	9,969	—	—

Comprehensive loss attributable to ordinary shareholders of XPeng Inc.		(2,257,844)	(4,645,722)	(5,614,162)	(856,889)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

28. Company Financial Statements (continued)

Consolidated Statements of Cash Flows	For the Year Ended December 31,
	2018	2019	2020	2020
	RMB	RMB	RMB	US$
				Note (e)
Cash flows from operating activities	—	1,140	23,636	3,608

Cash flows from investing activities
Placement of time deposit	—	—	(979,897)	(149,561)
Investment in equity investees	—	(1,658,783)	(8,512,932)	(1,299,327)

Net cash used in investing activities	—	(1,658,783)	(9,492,829)	(1,448,888)
Cash flows from financing activities
Proceeds from issuance of Preferred Shares	—	1,926,812	6,561,323	1,001,453
Proceeds from IPO, net of issuance cost	—	—	11,410,386	1,741,565
Proceeds from FO, net of issuance cost	—	—	15,988,903	2,440,383

Net cash provided by financing activities	—	1,926,812	33,960,612	5,183,401
Net increase in cash, cash equivalents and restricted cash	—	269,169	24,491,419	3,738,121
Cash, cash equivalents and restricted cash at beginning of the year	—	—	269,169	41,083

Cash, cash equivalents and restricted cash at end of the year	—	269,169	24,760,588	3,779,204

Basis of presentation

The Company’s accounting policies are the same as the Group’s accounting policies with the exception of the accounting for the investments in subsidiaries and VIEs.

For the Company only condensed financial information, the Company records its investments in subsidiaries and VIEs under the equity method of accounting as prescribed in ASC 323, Investments—Equity Method and Joint Ventures.

Such investments are presented on the Condensed Balance Sheets as “Investments in subsidiaries and VIEs” and shares in the subsidiaries and VIEs’ loss are presented as “Equity in loss of subsidiaries and VIEs” on the Condensed Statements of Comprehensive Loss. The parent company only condensed financial information should be read in conjunction with the Group’s consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 AND MARCH 31, 2021

(All amounts in thousands, except for share and per share data)

		As of December 31,	As of March 31,
	Note	2020	2021	2021
		RMB	RMB	US$
				Note 2(e)
ASSETS
Current assets
Cash and cash equivalents	2(g)	29,209,388	31,061,085	4,740,848
Restricted cash	2(h)	2,332,145	1,779,251	271,567
Short-term deposits	2(i)	979,897	988,711	150,907
Short-term investments	2(l), 5	2,820,711	1,468,158	224,085
Accounts receivable, net		1,128,892	1,374,655	209,813
Current portion of finance lease receivables, net	15(b)	156,069	253,951	38,760
Inventory	6	1,343,025	1,933,180	295,061
Amounts due from related parties	24	682	588	90
Prepayments and other current assets	7	1,603,286	1,788,035	272,908
Derivative assets	5	105,183	—	—

Total current assets		39,679,278	40,647,614	6,204,039

Non-current assets
Long-term deposits	2(j)	—	903,781	137,944
Property, plant and equipment, net	8	3,081,502	3,174,344	484,500
Right-of-use assets	15(a)	461,184	662,268	101,082
Intangible assets, net	9	607,781	604,006	92,189
Land use rights, net	10	249,934	382,307	58,351
Finance lease receivables, net	15(b)	397,467	684,053	104,407
Other non-current assets	11	228,633	86,805	13,249
Long-term investments	2(q)	1,000	25,551	3,900

Total non-current assets		5,027,501	6,523,115	995,622

Total assets		44,706,779	47,170,729	7,199,661

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 AND MARCH 31, 2021 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,	As of March 31,
	Note	2020	2021	2021
		RMB	RMB	US$
				Note 2(e)
LIABILITIES
Current liabilities
Short-term borrowings	13	127,900	7,900	1,206
Accounts and notes payable		5,111,745	5,897,486	900,132
Amounts due to related parties	24	12,062	13,829	2,111
Current portion of lease liabilities	15(a)	119,565	172,481	26,326
Current portion of deferred revenue	17	163,617	126,552	19,316
Current portion of long-term borrowings	13	45,000	—	—
Accruals and other liabilities	12	2,256,165	2,838,829	433,290
Income taxes payable		1,209	—	—
Derivative liabilities	5	—	8,798	1,343

Total current liabilities		7,837,263	9,065,875	1,383,724

Non-current liabilities
Long-term borrowings	13	1,645,000	1,600,000	244,208
Lease liabilities	15(a)	352,501	490,560	74,874
Deferred revenue	17	144,767	206,924	31,583
Other non-current liabilities	14	297,439	1,972,754	301,101

Total non-current liabilities		2,439,707	4,270,238	651,766

Total liabilities		10,276,970	13,336,113	2,035,490

Commitments and contingencies	25

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 AND MARCH 31, 2021 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		As of December 31,	As of March 31,
	Note	2020	2021	2021
		RMB	RMB	US$
				Note 2(e)
SHAREHOLDERS’ EQUITY
Class A Ordinary shares (US$0.00001 par value; 8,850,000,000 shares authorized, 971,341,066 and 1,004,589,462 shares issued, 928,296,786 and 978,658,510 outstanding as of December 31, 2020 and March 31, 2021, respectively)	20	63	66	10
Class B Ordinary shares (US$0.00001 par value, 750,000,000 shares authorized, 429,846,136 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	20	26	26	4
Class C Ordinary shares (US$0.00001 par value, 400,000,000 shares authorized, 178,618,464 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	20	12	12	2
Additional paid-in capital		46,482,512	46,572,785	7,108,395
Accumulated deficit		(11,322,423)	(12,108,984)	(1,848,192)
Accumulated other comprehensive loss		(730,381)	(629,289)	(96,048)

Total shareholders’ equity		34,429,809	33,834,616	5,164,171

Total liabilities and shareholders’ equity		44,706,779	47,170,729	7,199,661

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021

(All amounts in thousands, except for share and per share data)

		For the Three Months Ended March 31,
	Note	2020	2021	2021
		RMB	RMB	US$
				Note 2(e)
Revenues
Vehicle sales	16	372,151	2,810,347	428,943
Services and others	16	39,918	140,579	21,457

Total revenues		412,069	2,950,926	450,400

Cost of sales
Vehicle sales		(391,736)	(2,525,808)	(385,514)
Services and others		(40,206)	(95,277)	(14,542)

Total cost of sales		(431,942)	(2,621,085)	(400,056)

Gross (loss) profit		(19,873)	329,841	50,344

Operating expenses(1)
Research and development expenses	2(v)	(310,782)	(535,114)	(81,674)
Selling, general and administrative expenses	2(w)	(321,825)	(720,821)	(110,019)

Total operating expenses		(632,607)	(1,255,935)	(191,693)

Other income		3,197	22,161	3,382

Loss from operations		(649,283)	(903,933)	(137,967)

Interest income		10,658	135,102	20,621
Interest expenses		(8,278)	(1,142)	(174)
Fair value loss on derivative assets/liabilities		(4,968)	(1,808)	(276)
Other non-operating income (loss), net		2,110	(14,780)	(2,256)

Loss before income tax expenses		(649,761)	(786,561)	(120,052)

Income tax expenses	22(a)	—	—	—

Net loss		(649,761)	(786,561)	(120,052)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		For the Three Months Ended March 31,
	Note	2020	2021	2021
		RMB	RMB	US$
				Note 2(e)

Accretion on Preferred Shares to redemption value		(285,293)	—	—

Net loss attributable to ordinary shareholders of XPeng Inc.		(935,054)	(786,561)	(120,052)

Net loss		(649,761)	(786,561)	(120,052)
Other comprehensive loss
Foreign currency translation adjustment, net of nil tax		(11,976)	101,092	15,430

Total comprehensive loss attributable to XPeng Inc.		(661,737)	(685,469)	(104,622)

Accretion on Preferred Shares to redemption value		(285,293)	—	—

Comprehensive loss attributable to ordinary shareholders of XPeng Inc.		(947,030)	(685,469)	(104,622)

Weighted average number of ordinary shares used in computing net loss per ordinary share
Basic and diluted	23	362,747,375	1,586,718,206	1,586,718,206

Net loss per ordinary share attributable to ordinary shareholders
Basic and diluted	23	(2.58)	(0.50)	(0.08)

(1)	Share-based compensation was allocated in operating expenses as follows:

		For the Three Months Ended March 31,
	Note	2020	2021	2021
		RMB	RMB	US$
				Note 2(e)

Selling, general and administrative expenses		—	39,273	5,994
Research and development expenses		—	51,003	7,785

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021

(All amounts in thousands, except for share and per share data)

		Ordinary Shares		Treasury Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Deficit
	Note	Shares	Par Value	Shares	Par Value
			RMB		RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2019		463,189,950	30	(100,442,575)	(9)	—	(5,948)	(6,824,503)	(6,830,430)

Cumulative effect of adoption of new accounting standard	2(k)	—	—	—	—	—	—	(2,074)	(2,074)
Accretion on convertible redeemable Preferred Shares to redemption value	19	—	—	—	—	—	—	(285,293)	(285,293)
Foreign currency translation adjustment, net of nil tax		—	—	—	—	—	(11,976)	—	(11,976)
Net loss		—	—	—	—	—	—	(649,761)	(649,761)

Balance as of March 31, 2020		463,189,950	30	(100,442,575)	(9)	—	(17,924)	(7,761,631)	(7,779,534)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		Ordinary Shares		Treasury Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Equity
	Note	Shares	Par Value	Shares	Par Value
			RMB		RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2020		1,579,805,666	105	(43,044,280)	(4)	46,482,512	(730,381)	(11,322,423)	34,429,809

Share-based compensation	21	—	—	—	—	90,276	—	—	90,276
Issuance of treasury shares	20	8,121,312	1	(8,121,312)	(1)	—	—	—	—
Issuance of ordinary shares for the vested Restricted Share Units (“RSUs”)	20	25,127,084	1	25,234,640	2	(3)	—	—	—
Foreign currency translation adjustment, net of nil tax		—	—	—	—	—	101,092	—	101,092
Net loss		—	—	—	—	—	—	(786,561)	(786,561)

Balance as of March 31, 2021		1,613,054,062	107	(25,930,952)	(3)	46,572,785	(629,289)	(12,108,984)	33,834,616

The accompanying notes are an integral part of these unaudited condensed consolidated financial statement.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021

(All amounts in thousands, except for share and per share data)

		For the Three Months Ended March 31,
	Note	2020	2021	2021
		RMB	RMB	US$
				Note 2(e)
Cash flows from operating activities
Net loss		(649,761)	(786,561)	(120,052)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	8	38,295	108,450	16,553
Amortization of intangible assets	9	2,452	6,019	919
Amortization of right-of-use assets		24,929	58,930	8,994
Amortization of land use right	10	1,331	1,795	274
Loss of disposal of property, plant and equipment	2(n)	527	480	73
Impairment of property, plant and equipment		8,516	—	—
Impairment of accounts receivable	2(k)	375	926	141
Impairment of finance lease receivables	2(k)	187	3,123	477
Impairment of other current assets	2(k)	26	302	46
Inventory write-downs	2(m), 6	8,000	46,525	7,101
Foreign exchange (gains) losses		(4,463)	15,155	2,313
Interest income		(1,384)	(26,100)	(3,984)
Share-based compensation	21(b)	—	90,276	13,779
Fair value loss on derivative assets/liabilities		4,968	1,808	276
Changes in operating assets and liabilities:
Accounts receivable		(53,895)	(246,689)	(37,652)
Inventory		13,330	(694,921)	(106,066)
Amounts due from related parties		(121)	94	14
Prepayments and other current assets		(243,065)	(191,584)	(29,241)
Other non-current assets		(410)	(13,016)	(1,987)
Accounts and notes payable		(81,195)	785,741	119,928
Deferred revenue		12,062	25,092	3,830
Lease liabilities		(18,766)	(69,039)	(10,537)
Accruals and other liabilities		250,819	686,773	104,822
Other non-current liabilities		4,159	12,538	1,914
Finance lease receivables		(16,624)	(387,591)	(59,158)
Amounts due to related parties		5,662	1,767	270
Income taxes payable		—	(1,209)	(185)

Net cash used in operating activities		(694,046)	(570,916)	(87,138)

Cash flows from investing activities
Maturities of short-term investments		57,108	1,369,634	209,047
Placement of long-term deposits		—	(900,000)	(137,367)
Purchase of property, plant and equipment		(168,962)	(223,149)	(34,059)
Maturities of derivative assets		—	112,173	17,121
Payment for long-term investment		—	(24,551)	(3,747)
Receipt of government subsidy related to assets		121,813	9,310	1,421
Disposal of property, plant and equipment		—	649	99
Purchase of intangible assets		(4,718)	(283)	(43)
Purchase of land use rights		—	(2,103)	(321)
Prepayment for acquisition of assets		(100,000)	—	—

Net cash (used in) provided by investing activities		(94,759)	341,680	52,151

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 (CONTINUED)

(All amounts in thousands, except for share and per share data)

		For the Three Months Ended March 31,
	Note	2020	2021	2021
		RMB	RMB	US$
				Note 2(e)
Cash flows from financing activities
Proceeds from non-controlling interests	14	—	1,660,000	253,365
Repayment of borrowings	13	(219,960)	(210,000)	(32,052)
Payments of listing expenses		—	(4,322)	(660)
Loans from a related party	24	1,063,434	—	—
Repayment of loans to a related party	24	(151,848)	—	—
Proceeds from borrowings		100,000	—	—

Net cash provided by financing activities		791,626	1,445,678	220,653

Effects of exchange rate changes on cash, cash equivalents and restricted cash		(8,876)	82,361	12,571
Net increase in cash, cash equivalents and restricted cash		(6,055)	1,298,803	198,237
Cash, cash equivalents and restricted cash at beginning of the period		2,407,743	31,541,533	4,814,178

Cash, cash equivalents and restricted cash at end of the period		2,401,688	32,840,336	5,012,415

Supplemental disclosure of cash flows information
Cash paid for interest, net of amounts capitalized		(8,277)	(22,064)	(3,368)
Acquisition of property, plant and equipment included in liabilities		211,588	99,787	15,230

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amount in thousands, except for share and per share data, unless otherwise stated)

1.	Organization and Nature of Operations

(a) Principal activities

XPeng Inc. (“XPeng” or the “Company”) was incorporated under the laws of the Cayman Islands in December 27, 2018, as an exempted company with limited liability. The Company, its subsidiaries and consolidated variable interest entity (“VIE”) and VIE’s subsidiaries (“VIEs”, also refer to VIE and its subsidiaries as a whole, where appropriate) are collectively referred to as the “Group”.

The Group designs and develops smart electric vehicles. It delivered its first model of smart electric vehicles, G3, commercially in December 2018. The Group manufactures G3 through strategic collaboration with a third-party vehicle’s manufacturer. The Group delivered its second model of smart electric vehicles, a four-door sports sedan, P7, since May 2020. The Group manufactures P7 through its own manufacturing plant in Zhaoqing. As of March 31, 2021, its primary operations are conducted in the People’s Republic of China (“PRC”).

(b) History of the Group and Reorganization

The Group commenced its operation through Guangzhou Chengxing Zhidong Automotive Technology Co., Ltd. (“Chengxing”) since 2015, Chengxing was founded by Mr. Heng Xia, Mr. Tao He and Mr. Xiaopeng He (collectively the “Founders”), and subsequently obtained financing from various third party investors (collectively “Third Party Investors”) from 2016 through 2018.

In preparation for its initial public offering (“IPO”), the Group completed a reorganization (the “Reorganization”) in September 2019, which involved the following steps:

•	On December 27, 2018, the Company was established under the laws of the Cayman Islands as an exempted company with limited liability.

•	On January 7, 2019, XPeng Limited was incorporated in British Virgin Islands as a wholly owned subsidiary of the Company.

•	On February 21, 2019, XPeng (HK) Limited was incorporated in Hong Kong as a wholly owned subsidiary of XPeng Limited.

•	On June 21, 2019, Guangdong Xiaopeng Motors Technology Co., Ltd. (‘‘WFOE’’) was established as a wholly owned subsidiary of XPeng (HK) Limited in the PRC.

•

On September 2019, the Company issued 17,897,478 ordinary shares, 2,021,635 Series A Preferred Shares, 1,859,082 Series A-1 Preferred Shares, 23,343 Series A-2 Preferred Shares, 3,198,839 Series B Preferred Shares, 4,361,678 Series B-1 Preferred Shares, 1,045,497 Series B-2 Preferred Shares, 3,183,626 Series C Preferred Shares and 7,612,147 warrants in aggregate, to the existing shareholders of Chengxing, based on their respective equity interests in Chengxing. Concurrently, as a transitional arrangement and part of the Reorganization, a series of contractual agreements were entered into among WFOE, Chengxing and its existing shareholders, including the exclusive business cooperation agreement, the equity pledge agreement, the exclusive option agreement and the power of attorney. Consequently, WFOE became the primary beneficiary of Chengxing. In May 2020, WFOE exercised its rights under the contractual arrangement and purchased 100% of Chengxing. Consequently, Chengxing became an indirect wholly owned subsidiary of XPeng Inc.

The equity interests held by the existing shareholders in the Company after the Reorganization are the same as the equity interests held by them in Chengxing before the Reorganization. Out of the equity interests issued, 43.44%, 38.09% and 18.47% were in the form of ordinary shares, Preferred Shares and warrants, respectively.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1.	Organization and Nature of Operations (continued)

(b) History of the Group and Reorganization (continued)

Prior to the Reorganization, the shareholders of Chengxing included individual shareholders and institutional shareholders. Pursuant to laws applicable to PRC residents and entities incorporated in the PRC, PRC individuals should complete registration of its outbound investments (i.e. the foreign exchange registration under State Administration of Foreign Exchange (“SAFE”) Circular 37), and PRC institutional investors should complete its statutory filings and foreign exchange registrations for outbound investment (i.e. ODI), respectively, before such PRC residents or entities’ can legally own offshore investments or equity interests in offshore entities. As such, all PRC individual shareholders and PRC institutional shareholders of Chengxing shall complete their relevant registrations and/or statutory filings, as appropriate, before they can, in accordance with applicable PRC laws, hold directly or indirectly the ordinary shares of the Company, which is incorporated under the laws of the Cayman Islands. The warrants are to reflect the holder’s (indirect) rights, obligations and interest in the Company as if the holders are holding Preferred Shares of the Company before the holders complete their necessary registration for outbound investment to exercise their warrants into Preferred Shares of the Company. Once the holders complete the necessary registration for outbound investment, the holders are required to exercise the warrants immediately at a nil price per share. The warrants are transferrable by the holder subject to approval of the Company’s board of directors. Accordingly, the warrants are accounted for and presented based on the terms on the underlying Preferred Shares that the warrants are exercisable into (see Note 19).

The shareholders and their respective equity interest in the Company remain the same immediately before and after the Reorganization. Further, the Company, being the holding company after the Reorganization, is a newly established shell company. Accordingly, the Company determined that the Reorganization lacks substance and should be treated as a non-substantive merger with no change in the basis of assets, liabilities and shareholders’ deficits of Chengxing.

These unaudited condensed consolidated financial statements are presented as if the Group Reorganization had already taken place as of the beginning of the period covered by these unaudited condensed consolidated financial statements.

On March 20, 2020, the Company completed a 1:25 share split of all of its ordinary and Preferred Shares of the Company. All shares and per share amounts presented in the unaudited condensed consolidated financial statements have been retrospectively adjusted to reflect the share split.

In August and December 2020, the Company completed its IPO and follow-on offering (“FO”) on the New York Stock Exchange (“NYSE”) (Note 20).

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1.	Organization and Nature of Operations (continued)

(b) History of the Group and Reorganization (continued)

As of March 31, 2021, the Company’s principal subsidiaries and VIEs are as follows:

	Place of incorporation	Date of incorporation or acquisition	Equity interest held	Principal activities
Principal subsidiaries
Chengxing(1)	PRC	January 09, 2015	100%	Investment holding
Guangzhou Xiaopeng Motors Technology Co., Ltd. (“Xiaopeng Technology”)	PRC	May 12, 2016	100%	Design and technology development
Guangzhou Xiaopeng Automobile Manufacturing Co., Ltd.	PRC	April 07, 2017	100%	Manufacturing of vehicles
Zhaoqing Xiaopeng New Energy Investment Co., Ltd.	PRC	February 02, 2020	100%	Manufacturing of vehicles
Zhaoqing Xiaopeng Automobile Co., Ltd.(“Zhaoqing XPeng”)	PRC	May 18, 2017	100%	Manufacturing of vehicles
Xiaopeng Automobile Sales Co., Ltd.	PRC	January 08, 2018	100%	Vehicle wholesale and retail
Beijing Xiaopeng Automobile Co., Ltd.	PRC	April 28, 2018	100%	Vehicle wholesale and retail, design and technology development
Shenzhen Xiaopeng Automobile Sales Service Co., Ltd.	PRC	August 06, 2018	100%	Vehicle wholesale and retail
Shanghai Xiaopeng Automobile Sales Service Co., Ltd.	PRC	October 10, 2018	100%	Vehicle wholesale and retail
Guangzhou Xiaopeng Automatic Driving Technology Co., Ltd	PRC	November 18, 2019	100%	Technology development
Shanghai Xiaopeng Motors Technology Co., Ltd.	PRC	February 12, 2018	100%	Technology development and vehicle retail
Guangzhou Xiaopeng Smart Charging Technology Co. Ltd	PRC	June 22, 2020	100%	Smart charging technology development
XSense. AI, Inc.	United States	November 27, 2018	100%	Technology development
XMotors. AI, Inc.	United States	January 05, 2018	100%	Technology development
XPeng (Hong Kong) Limited	Hong Kong	February 12, 2019	100%	Investment holding

(1)

As a transitional arrangement and part of the Reorganization, a series of contractual agreements were entered into among WFOE, Chengxing and its existing shareholders, including the exclusive business cooperation agreement, the equity pledge agreement, the exclusive option agreement and the power of attorney. Consequently, WFOE became the primary beneficiary of Chengxing. In May 2020, WFOE exercised its rights under the contractual arrangement and purchased 100% of Chengxing. Consequently, Chengxing became an indirect wholly owned subsidiary of XPeng Inc.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1.	Organization and Nature of Operations (continued)

(b) History of the Group and Reorganization (continued)

(2)	The English names of the subsidiaries and VIEs represent the best effort by the management of the Company in translating its Chinese names as they do not have official English name.

	Place of incorporation	Date of incorporation or acquisition	Economic interest held	Principal activities
VIEs
Guangzhou Zhipeng IoV Technology Co., Ltd. (“Zhipeng loV”)	PRC	May 23, 2018	100%	Ride-hailing services and operating the related mobile app
Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd.(Yidian Chuxing)	PRC	May 24, 2018	100%	Mobile apps and providing value-added services

(c) Variable interest entity

Zhipeng IoV was established by two shareholders of the Company (the “Zhipeng IoV’s Nominee Shareholders”) in May 23, 2018. In May 28, 2018, Xiaopeng Technology, Zhipeng IoV, and Zhipeng IoV’s Nominee Shareholders entered into a series of contractual agreements, including an equity interest pledge agreement, a loan agreement, exclusive service agreement, exclusive call option agreement and power of attorney that irrevocably authorized Xiaopeng Technology to exercise the equity owner’s rights over Zhipeng IoV. These agreements provide the Company, as the only shareholder of Xiaopeng Technology, with effective control over Zhipeng IoV to direct the activities that most significantly impact Zhipeng IoV’s economic performance and enable the Company to obtain substantially all of the economic benefits arising from Zhipeng IoV. Management concluded that Zhipeng IoV is a variable interest entity of the Company and the Company is the ultimate primary beneficiary of Zhipeng IoV and shall consolidate the financial results of Zhipeng IoV in the Group’s unaudited condensed consolidated financial statements. As of March 31, 2021, Zhipeng IoV did not have significant operations, nor any material assets or liabilities.

Yidian Chuxing was established by two shareholders of the Company (the “Yidian Chuxing‘s Nominee Shareholders”) in May 24, 2018. In May 28, 2018, Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd, (“Xiaopeng Chuxing”), Yidian Chuxing, and Yidian Chuxing‘s Nominee Shareholders entered into a series of contractual agreements, including an equity interest pledge agreement, a loan agreement, exclusive service agreement, exclusive call option agreement and power of attorney that irrevocably authorized Xiaopeng Chuxing to exercise the equity owner’s rights over Yidian Chuxing. These agreements provide the Company, as the only shareholder of Xiaopeng Chuxing, with effective control over Yidian Chuxing to direct the activities that most significantly impact Yidian Chuxing’s economic performance and enable the Company to obtain substantially all of the economic benefits arising from Yidian Chuxing. Management concluded that Yidian Chuxing is a variable interest entity of the Company and the Company is the ultimate primary beneficiary of Yidian Chuxing and shall consolidate the financial results of Yidian Chuxing in the Group’s unaudited condensed consolidated financial statements. As of March 31, 2021, Yidian Chuxing did not have significant operations, nor any material assets or liabilities.

(d) Liquidity

The Group has been incurring losses from operations since inception. The Group incurred net losses of RMB649,761 and RMB786,561 for the three months ended March 31, 2020 and 2021, respectively.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

1.	Organization and Nature of Operations (continued)

(d) Liquidity (continued)

Accumulated deficit amounted to RMB11,322,423 and RMB12,108,984 as of December 31, 2020 and March 31, 2021, respectively. Net cash used in operating activities was approximately RMB694,046 and RMB570,916 for the three months ended March 31, 2020 and 2021, respectively.

The Group’s liquidity is based on its ability to enhance its operating cash flow position, obtain capital financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures. The Group’s ability to continue as a going concern is dependent on management’s ability to execute its business plan successfully, which includes increasing market acceptance of the Group’s products to boost its sales volume to achieve economies of scale while applying more effective marketing strategies and cost control measures to better manage operating cash flow position and obtaining funds from outside sources of financing to generate positive financing cash flows. In August and December 2020, with the completion of its IPO and FO on NYSE, the Group received the net proceeds of RMB11,410,386 and RMB15,988,903, respectively. As of March 31, 2021, the Group’s balance of cash and cash equivalents, restricted cash, excluding RMB35,400 restricted as to withdrawal or use for legal disputes, short-term deposits and short-term investments was RMB35,261,805.

Management has concluded, after giving consideration to its plans as noted above, the net proceeds received upon completion of IPO and FO, and existing balance of cash and cash equivalents as of March 31, 2021, that the Group has sufficient funds for sustainable operations and it will be able to meet its payment obligations from operations and debt related commitments for the next twelve months from the issuance of the unaudited condensed consolidated financial statements. Accordingly the unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

2.	Summary of Significant Accounting Policies

(a)	Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments as necessary for the fair statement of the Group’s financial position as of March 31, 2021, results of operations and cash flows for the three months ended March 31, 2020 and 2021. The consolidated balance sheet at December 31, 2020 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by U.S. GAAP. The unaudited condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the unaudited condensed consolidated financial statements have read or have access to the audited consolidated financial statements for the preceding fiscal years. Accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements and related footnotes for the years ended December 31, 2019 and 2020. The accounting policies applied are consistent with those of the audited consolidated financial statements for the preceding fiscal year. Results for the three months ended March 31, 2021 are not necessarily indicative of the results expected for the full fiscal year or for any future period.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(b)	Principles of consolidation

The unaudited condensed consolidated financial statements include the unaudited condensed consolidated financial statements of the Company, its subsidiaries and the VIEs for which the Company is the ultimate primary beneficiary. All transactions and balances among the Company, its subsidiaries and VIEs have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power: has the power to appoint or remove the majority of the members of the board of directors (the “Board”): to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considered whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Company’s obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIEs that could potentially be significant to the VIEs.

(c)	Use of estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported period in the unaudited condensed consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s unaudited condensed consolidated financial statements primarily include, but are not limited to, the determination of performance obligations and allocation of transaction price to those performance obligations, the determination of warranty cost, lower of cost and net realizable value of inventory, assessment for impairment of long-lived assets and intangible assets, recoverability of receivables, valuation of deferred tax assets, determination of share-based compensation expenses as well as redemption value of the Preferred Shares.

Management bases the estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from these estimates.

(d)	Functional currency and foreign currency translation

The Company uses Renminbi (“RMB”) as its reporting currency. The functional currencies of the Company and its subsidiaries which are incorporated in United States or in Hong Kong are United States dollars (“US$”), while the functional currencies of the other subsidiaries and VIEs in the Group are RMB. The determination of the respective functional currency is based on the criteria set out by ASC 830, Foreign Currency Matters.

Transactions denominated in currencies other than in the functional currency are translated into the functional currency using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into functional currency using the applicable

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(d)	Functional currency and foreign currency translation (continued)

exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains or losses arising from foreign currency transactions are included in the unaudited condensed consolidated statements of comprehensive loss.

The financial statements of the Group’s entities of which the functional currency is not RMB are translated from their respective functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB at the exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Income and expense items are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other comprehensive loss in the unaudited condensed consolidated statements of comprehensive loss, and the accumulated currency translation adjustments are presented as a component of accumulated other comprehensive loss in the unaudited condensed consolidated statements of total shareholders’ (deficit) equity.

(e)	Convenience translation

Translations of balances in the unaudited condensed consolidated balance sheets, unaudited condensed consolidated statements of comprehensive loss and unaudited condensed consolidated statements of cash flows from RMB into US$ as of and for the three months ended March 31, 2021 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.5518 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on March 31, 2021, or at any other rate.

(f)	Fair value

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This guidance specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level I—Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level II—Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level II valuation techniques.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(f)	Fair value (continued)

Level III—Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Group’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair value guidance describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, restricted cash, short-term deposits, short-term investments, accounts receivable, finance lease receivables, long-term deposits, derivative assets, other assets, accounts and notes payable, short-term borrowings, lease liabilities, accruals and other liabilities, derivative liabilities and long-term borrowings. As of December 31, 2020 and March 31, 2021, the carrying values of these financial instruments, except for other non-current assets, long-term deposit, long-term borrowings and non-current portion for lease liabilities, are approximated to their fair values due to the short-term maturity of these instruments.

Financial assets that are measured at fair value on a recurring basis consist of short-term investments and derivative assets or liabilities. All of its short-term investments and derivative assets or liabilities, which are comprised primarily of structured deposits, bank financial products and forward exchange contracts, are classified within Level II of the fair value hierarchy because they are floating income products linked to currency exchange rate, gold and benchmark interest rate. They are not valued using quoted market prices, but can be valued based on other observable inputs, such as interest rates and currency rates. The group has derivative liabilities that are measured at fair value. The derivative liabilities are used to account for the redemption right that met the definition of a derivative and are classified within level III at the fair value hierarchy as the Company adopted the equity allocation model with unobservable inputs for which there little or no market data to determine the fair value.

(g)	Cash and cash equivalents

Cash and cash equivalents represent cash on hand, time deposits and highly liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(g)	Cash and cash equivalents (continued)

Cash and cash equivalents as reported in the unaudited condensed consolidated statements of cash flows are presented separately on the unaudited condensed consolidated balance sheets as follows:

	As of December 31,2020		As of March 31,2021
	Amount	RMB equivalent	Amount	RMB equivalent
Cash and cash equivalents:
RMB	4,428,120	4,428,120	8,447,075	8,447,075
US$	3,793,451	24,781,268	3,448,350	22,609,056
Euro	—	—	644	4,954

Total		29,209,388		31,061,085

As of December 31, 2020 and March 31,2021, substantially all of the Group’s cash and cash equivalents were held in reputable financial institutions located in the PRC, Hong Kong and United States.

(h)	Restricted cash

Restricted cash primarily represents bank deposits for letter of credit, bank notes and forward exchange contracts amounting to RMB2,296,560 and RMB1,743,851 as of December 31, 2020 and as of March 31, 2021, respectively. And deposits, amounted to RMB35,585 and RMB35,400, that are restricted due to legal disputes as of December 31, 2020 and as of March 31, 2021, respectively.

(i)	Short-term deposits

Short-term deposits represent time deposits placed with banks with original maturities between three months and one year. Interest earned is recorded as interest income in the unaudited condensed consolidated statements of comprehensive loss during the periods presented. As of December 31, 2020 and March 31, 2021, substantially all of the Group’s short-term deposits amounting to RMB979,897 and RMB988,711 are placed in a reputable financial institution in the PRC.

(j)	Long-term deposits

Long-term deposits of the Group represent time deposits placed with banks with original maturities more than one year. Interest earned is recorded as interest income in the unaudited condensed consolidated statements of comprehensive loss during the periods presented. As of December 31, 2020 and March 31, 2021, substantially all of the Group’s long-term deposits amounting to nil and RMB903,781 are placed in reputable financial institutions in the PRC.

(k)	Current expected credit losses

In 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”), which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses rather than incurred losses. The Group adopted this ASC Topic 326 and several associated ASUs on January 1, 2020 using a modified retrospective approach with a cumulative-effect increase of RMB2,074 recorded in accumulated deficit.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(k)	Current expected credit losses (continued)

The Group’s accounts receivable, other current assets and finance lease receivables are within the scope of ASC Topic 326. The Group has identified the relevant risk characteristics of its customers and the related receivables, other current assets and finance lease receivables which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Group’s receivables. Additionally, external data and macroeconomic factors are also considered. This is assessed at each quarter based on the Group’s specific facts and circumstances. For the three months ended March 31, 2020 and 2021, the Group recorded RMB588 and RMB4,351 expected credit loss expense in selling, general and administrative expenses, respectively. As of March 31, 2021, the expected credit loss provision for the current and non-current assets are RMB9,260 and RMB7,410, respectively.

The Group typically does not carry significant accounts receivable related to vehicle sales and related sales as customer payments are due prior to vehicle delivery, except for amounts of vehicle sales in relation to government subsidy to be collected from government on behalf of customers.

Finance lease receivables primarily consist of the aggregate of the minimum lease receivable at the inception of the lease and the initial direct costs. The Group classified its finance lease receivables into different categories from performing to non-performing based on the credit risk of the lessees and the past due days, if any, of the principal and/or interest repayments. As of December 31, 2020 and March 31, 2021, the majority of the finance lease receivables are categorized as performing since the customers have a low risk of default, a strong capacity to meet contractual cash flows and have not past due repayments and the amounts of finance lease receivables of other categories are immaterial.

The Group considers historical credit loss rate for each categories of deposits and other receivables and adjusts for forward looking macroeconomic data except for certain long aging receivables for which the debtors failed to make demand repayment and the Group has made specific provision on a case-by-case basis.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(k)	Current expected credit losses (continued)

The following table summarizes the activity in the allowance for credit losses related to accounts receivable, other current assets and finance lease receivables for the three months ended March 31, 2020 and 2021:

For the Three Months Ended March 31, 2020
Balance as of December 31, 2019	4,645
Adoption of ASC Topic 326	2,074

Balance as of January 1, 2020	6,719
Current period provision	588
Write-offs	(2,286)

Balance as of March 31, 2020	5,021

For the Three Months Ended March 31, 2021
Balance as of December 31, 2020	12,507
Current period provision	4,351
Write-offs	(188)

Balance as of March 31, 2021	16,670

(l)	Short-term investments

For investments in financial instruments with a variable interest rate indexed to the performance of underlying assets, the Group elected the fair value method at the date of initial recognition and carried these investments subsequently at fair value. Changes in fair values are reflected in the unaudited condensed consolidated statements of comprehensive loss. The Group’s short-term investments in financial instruments were RMB2,820,711 and RMB1,468,158 as of December 31, 2020 and March 31, 2021, respectively.

(m)	Inventory

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the standard cost basis and includes all costs to acquire and other costs to bring the inventories to their present location and condition, which approximates actual cost on monthly weighted average method. The Group records inventory write-downs for excess or obsolete inventories based upon assumptions on current and future demand forecasts. If the inventory on hand is in excess of future demand forecast, the excess amounts are written off. The Group also reviews inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires the determination of the estimated selling price of the vehicles less the estimated cost to convert inventory on hand into a finished product. Once inventory is written-down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Inventory write-downs of RMB8,000 and RMB46,525 were recognized in cost of sales and research and development (“R&D”) expenses for the three months ended March 31, 2020 and 2021, respectively.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(n)	Property, plant and equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property, plant and equipment are depreciated primarily using the straight-line method over the estimated useful life of the asset. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives, which range from two to ten years, of the related assets. Salvage value rate is determined to 0% based on the economic value of the property, plant and equipment at the end of the estimated useful lives as a percentage of the original cost.

Estimated useful lives
Buildings	20 years
Machinery and equipment	5 to 10 years
Charging infrastructure	5 years
Vehicles	4 to 5 years
Computer and electronic equipment	3 years
Others	2 to 5 years

Depreciation for mold and tooling is computed using the units-of-production method whereby capitalized costs are amortized over the total estimated productive life of the related assets.

The cost of maintenance and repairs is expensed as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, plant and equipment is capitalized as additions to the related assets.

Construction in progress represents property, plant and equipment under construction and pending installation and is stated at cost less accumulated impairment losses, if any. Completed assets are transferred to their respective asset classes and depreciation begins when an asset is ready for its intended use. Interest expense on outstanding debt is capitalized during the period of significant capital asset construction. Capitalized interest expense on construction-in-progress is included within property, plant and equipment and is amortized over the life of the related assets.

The gain or loss on the disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the unaudited condensed consolidated statements of comprehensive loss. The loss on the disposal of property, plant and equipment amounting to RMB527 and RMB480 were recognized in operating expenses during the three months ended March 31, 2020 and 2021, respectively.

(o)	Intangible assets, net

Intangible assets consist of manufacturing license, license plate, software and license of maintenance and overhauls. Intangible assets with finite lives, including software and license of maintenance and overhaul, are carried at acquisition cost less accumulated amortization and impairment, if any. Finite lived intangible assets are tested for impairment if impairment indicators arise.

Amortization of intangible assets with finite lives are computed using the straight-line method over the estimated useful lives as below:

Estimated useful lives
Software	2 to 10 years
License of maintenance and overhauls	26 months

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(o)	Intangible assets, net (continued)

The Group estimates the useful life of the software to be 2 to 10 years based on the contract terms, expected technical obsolescence and innovations and industry experience of such intangible assets. The Group estimates the useful life of the license of maintenance and overhauls to be 26 months based on thecontract terms.

The estimated useful lives of intangible assets with finite lives are reassessed if circumstances occur that indicate the original estimated useful lives have changed.

Intangible assets that have indefinite useful life are manufacturing license and license plate as of March 31, 2021. No useful life was determined in the contract terms when the Group acquired the manufacturing license and license plate. The Group expects that the manufacturing license and license plate are unlikely to be terminated based on industry experience and will continue to contribute revenue in the future. Therefore, the Group considers the useful life of such intangible assets to be indefinite.

The Group evaluates indefinite-lived intangible assets each reporting period to determine whether events and circumstances continue to support indefinite useful lives. The value of indefinite-lived intangible assets is not amortized, but tested for impairment annually or whenever events or changes in circumstances indicate that it is more likely than not that the asset is impaired in accordance with ASC 350. The Group first performs a qualitative assessment to assess all relevant events and circumstances that could affect the significant inputs used to determine the fair value of the indefinite-lived intangible asset. If after performing the qualitative assessment, the Group determines that it is more likely than not that the indefinite-lived intangible asset is impaired, the Company calculates the fair value of the intangible asset and perform the quantitative impairment test by comparing the fair value of the asset with its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, the Company recognizes an impairment loss in an amount equal to that excess. In consideration of the growing electronic vehicle industry in China, the Group’s improving financial performance, the stable macroeconomic conditions in China and the Group’s future manufacturing plans, the Company determined that it is not likely that the license plate and the manufacturing license which was newly obtained in May 2020 were impaired as of December 31, 2020 and March 31, 2021. As such, no impairment of indefinite-lived intangible assets was recognized for the three months ended March 31, 2020 and 2021.

(p)	Land use rights, net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated useful lives which are 50 years that represent the terms of land use rights certificate.

(q)	Long-term investments

The Group’s long-term investments include equity investments in entities and equity securities without readily determinable fair values. Investments in entities in which the Group can exercise significant influence and holds an investment in voting common stock or in-substance common stock (or both) of the investee but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC topic 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Under the equity method, the Group initially records its investments at fair value. The Group subsequently adjusts the carrying amount of the investments to recognize the Group’s

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(q)	Long-term investments (continued)

proportionate share of each equity investee’s net income or loss into earnings after the date of investment. The Group evaluates the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary.

Equity securities without readily determinable fair values and over which the Group has neither significant influence nor control through investments in common stock or in-substance common stock are measured and recorded using a measurement alternative that measures the securities at cost minus impairment, if any, plus or minus changes resulting from qualifying observable price changes.

In January 2021, the Group acquired minority preferred equity interests of Guangzhou Huitian Aerospace Technology Co., Ltd. (“Guangzhou Huitian”), a related party of the Group, with a total consideration of RMB24,551. The equity interests were not considered to be in-substance common stock as the preferred stock has substantive liquidation preference over the investee’s common stock. The investment is not considered as debt securities or equity securities that have readily determinable fair values given that it is a privately held company. Accordingly, the Company elected to account for this investment at cost less impairment, with subsequent adjustments for observable price changes resulting from orderly transactions for identical or similar investments.

(r)	Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will affect the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. Fair value is determined using anticipated cash flows discounted at a rate commensurate with the risk involved.

(s)	Warranties

The Group provides a manufacturer’s standard warranty on all vehicles sold. The Group accrues a warranty reserve for the vehicles sold by the Group, which includes the Group’s best estimate of the projected costs to repair or replace items under warranties and recalls when identified. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the Group’s relatively short history of sales, and changes to the Group’s historical or projected warranty experience may cause material changes to the warranty reserve in the future. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accruals and other liabilities, while the remaining balance is included within other non-current liabilities on the unaudited condensed consolidated balance sheets. Warranty expense is recorded as a component of cost of sales in the unaudited condensed consolidated statements of comprehensive loss.

The Group considers the standard warranty is not providing incremental service to customers rather an assurance to the quality of the vehicle, and therefore is not a separate performance obligation and should be accounted for in accordance with ASC 460, Guarantees. The Group also provides extended lifetime

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(s)	Warranties (continued)

warranty embedded through a vehicle sales contract. The extended lifetime warranty is likely incremental service provided to the customer to differentiate with other peer companies, as such, the lifetime warranty is a separate performance obligation distinct from other promises and should be accounted for in accordance with ASC 606.

(t)	Revenue recognition

Revenue is recognized when or as the control of the goods or services is transferred upon delivery to customers. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:

•	provides all of the benefits received and consumed simultaneously by the customer;

•	creates and enhances an asset that the customer controls as the Group performs; or

•	does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates overall contract price to each distinct performance obligation based on its relative standalone selling price in accordance with ASC 606. The Group generally determines standalone-selling prices for each individual distinct performance obligation identified based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information, the data utilized, and considering the Group’s pricing policies and practices in making pricing decisions. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may affect the revenue recognition. The discount provided in the contract are allocated by the Group to all performance obligations as conditions under ASC 606-10-32-37 are not met.

When either party to a contract has performed, the Group presents the contract in the unaudited condensed consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is the Group’s right to consideration in exchange for goods and services that the Group has transferred to a customer. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents the contract liability when the payment is made or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer. The Group’s contract liabilities are

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(t)	Revenue recognition (continued)

primarily resulted from the multiple performance obligations identified in the vehicle sales contract, which is recorded as deferred revenue and recognized as revenue based on the consumption of the services or the delivery of the goods.

Vehicle sales

The Group generates revenue from sales of electric vehicles, together with a number of embedded products and services through a contract. The Group identifies the customers who purchase the vehicle as its customers. There are multiple distinct performance obligations explicitly stated in a series of contracts including sales of vehicle, free charging within 4 years or 100,000 kilometers, extended lifetime warranty, option between household charging pile and charging card, vehicle internet connection services, services of lifetime free charging in XPeng-branded super-charging stations and lifetime warranty of battery which are accounted for in accordance with ASC 606. The standard warranty provided by the Group is accounted for in accordance with ASC 460, Guarantees, and the estimated costs are recorded as a liability when the Group transfers the control of vehicle to a customer.

Car buyers in the PRC are entitled to government subsidies when they purchase electric vehicles. For efficiency purpose and better customer service, the Group or Zhengzhou Haima Automobile Co., Ltd. (“Haima Auto”) applies for and collect such government subsidies on behalf of the customers. Accordingly, customers only pay the amount after deducting government subsidies. The Group determined that the government subsidies should be considered as part of the transaction price because the subsidy is granted to the buyer of the electric vehicle and the buyer remains liable for such amount in the event the subsidies were not received by the Group due to the buyer’s fault such as refusal or delay of providing application information.

The overall contract price is allocated to each distinct performance obligation based on the relative estimated standalone selling price. The revenue for sales of the vehicle and household charging pile is recognized at a point in time when the control of the vehicle is transferred to the customer and the charging pile is installed at customer’s designated location. For vehicle internet connection service, the Group recognizes the revenue using a straight-line method. For the extended lifetime warranty and lifetime warranty of battery, given limited operating history and lack of historical data, the Group decides to recognize the revenue over time based on a straight-line method initially, and will continue monitoring the cost pattern periodically and adjust the revenue recognition pattern to reflect the actual cost pattern as it becomes available. For the free charging within 4 years or 100,000 kilometers and charging card to be consumed to exchange for charging services, the Group considers that a measure of progress based on usage (rather than a time-based method) best reflects the performance as it’s typically a promise to deliver the underlying service rather than a promise to stand ready. For the services of lifetime free charging in XPeng-branded super-charging station, the Group recognize the revenue over time based on straight-line method during the expected useful life of the vehicle.

Initial refundable deposits for intention orders and non-refundable deposits for vehicle reservations received from customers prior to vehicle purchase agreements signed are recognized as refundable deposits from customers (accruals and other liabilities) and advances from customers (accruals and other liabilities). When vehicle purchase agreements are signed, the consideration for the vehicle and all embedded services must be paid in advance, which means the payments received are prior to the transfer of goods or services by the Group, the Group records a contract liability (deferred revenue) for the allocated amount regarding to those

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(t)	Revenue recognition (continued)

Vehicle sales (continued)

unperformed obligations. At the same time, advances from customers are classified as contract liability (deferred revenue) as part of the consideration.

XPILOT, the Group’s autonomous driving system, provides assisted driving and parking functions tailored for driving behavior and road conditions in China. The Group rolled out XPILOT 3.0 in January 2021. A customer can subscribe for XPILOT 3.0 by either making a lump sum payment or paying annual installments for a three-year period. XPILOT 3.0 will feature several new functions, including a navigation guided pilot for highway driving and advanced automated parking. Revenue related to XPILOT 3.0 is recognized at a point in time when autonomous driving functionality of XPILOT 3.0 is activated and transferred to the customers.

Other services

The Group provides variable other services to customers including services embedded in a sales contract, supercharging service, maintenance service, ride hailing services and vehicle leasing service.

Services embedded in a sales contract may include free charging within 4 years or 100,000 kilometers, extended lifetime warranty, option between household charging pile and charging card, vehicle internet connection services, lifetime warranty of battery and services of free charging services in XPeng-branded charging station. Other services also include supercharging service and maintenance service. These services are recognized under ASC 606.

The Group provides ride hailing services with smart commuting solutions to customers by using the Group’s self-owned G3 vehicles and hiring and training drivers managed by third party agents via service agreement. The Group believes it acts as a principle in the ride hailing services as it controls a specified good or service before it is transferred to the customers. The revenue for ride hailing services is recognized overtime in a period when the ride hailing services is consumed under ASC 606.

Revenue from vehicle leasing service to customers under operating lease and finance lease are recognized under ASC 842.

Practical expedients and exemptions

The Group follows the guidance on immaterial promises when identifying performance obligations in the vehicle sales contracts and concludes that lifetime roadside assistance, traffic ticket inquiry service, courtesy car service, on-site troubleshooting and parts replacement service, are not performance obligations considering these services are value-added services to enhance customer experience rather than critical items for vehicle driving and forecasted that usage of these five services will be very limited. The Group also performs an estimation on the stand-alone fair value of each promise applying a cost plus margin approach and concludes that the standalone fair value of foresaid services are insignificant individually and in aggregate, representing less than 1% of vehicle gross selling price and aggregate fair value of each individual promise.

Considering the qualitative assessment and the result of the quantitative estimate, the Group concluded not to assess whether promises are performance obligation if they are immaterial in the context of the contract and the relative stand-alone fair value individually and in aggregate is less than 1% of the contract price,

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(t)	Revenue recognition (continued)

Practical expedients and exemptions (continued)

namely the lifetime roadside assistance, traffic ticket inquiry service, courtesy car service, on-site troubleshooting and parts replacement service. Related costs are then accrued instead.

Customer Upgrade Program

In the third quarter of 2019, due to the upgrade of the G3 from 2019 version (“G3 2019”) to 2020 version (“G3 2020”), the Group voluntarily offered all owners of G3 2019 model the options to either receive loyalty points, valid for 5 years since the grant date, which can be redeemed for goods or services, or obtain an enhanced trade-in right contingent on a future purchase starting from the 34th month of the original purchase date but only if they purchase a new vehicle from the Group. The owners of G3 2019 model had to choose one of the two options within 30 days after receiving the notice. Anyone who did not make the choice before the date was deemed abandoning the options. At the time the offers were made, the Group still had unfulfilled performance obligations for services to the owners of G3 2019 model associated with their original purchase. The Group considered this offering is to improve the satisfaction of the owners of G3 2019 model but was not the result of any defects or resolving past claims regarding the G3 2019 model.

As both options provide a material right (a significant discount on future goods or services) for no consideration to existing customers with unfulfilled performance obligations, the Group considers this arrangement to be a modification of the existing contracts with customers. Further, as the customers did not pay for the additional rights, the contract modification is accounted for as the termination of the original contract and commencement of a new contract, which will be accounted for prospectively. The material right from the loyalty points or the trade-in right shall be considered in the reallocation of the remaining consideration from the original contracts among the promised goods or services not yet transferred at the date of the contract modification. This reallocation is based on the relative stand-alone selling prices of these various goods and services.

For the material right from loyalty points, the Group estimated the probability of points redemption when determining the stand-alone selling price. Since the fact that most merchandise can be redeemed without requiring a significant amount of points compared with the amount of points provided to customers, the Group believes it is reasonable to assume all points will be redeemed and no forfeiture is estimated currently. The amount allocated to the points as a separate performance obligation is recorded as a contract liability (deferred revenue) and revenue will be recognized when future goods or services are transferred. The Group will continue to monitor forfeiture rate data and will apply and update the estimated forfeiture rate at each reporting period.

According to the terms of the trade-in program, owners of G3 2019 who elected the trade-in right have the option to trade in their G3 2019 at a fixed predetermined percentage of its original G3 2019 purchase price (the “guaranteed trade-in value”) starting from the 34th month of the original purchase date but only if they purchase a new vehicle from the Group. Such trade-in right is valid for 120 days. That is, if the owner of a G3 2019 does not purchase a new vehicle within that 120-day period, the trade-in right expires. The guaranteed trade-in value will be deducted from the retail selling price of the new vehicle purchase. The customer cannot exercise the trade-in right on a stand-alone basis solely as a function of their original purchase of the G3 2019 and this program, and therefore, the Group does not believe the substance of the program is a repurchase feature that provides the customer with a unilateral right of return. Rather, the trade-in right and purchase of a new vehicle are linked as part of a single transaction to provide a loyalty

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(t)	Revenue recognition (continued)

Customer Upgrade Program (continued)

discount to existing customers. The Group believes the guaranteed trade-in value will be greater than the expected market value of the G3 2019 at the time the trade-in rights become exercisable, and therefore, the excess value is essentially a sales discount on the new vehicle purchase. The Group estimated the potential forfeiture rate based on the market expectation of the possibility of the future buying and applied the forfeiture rate when determining the stand-alone selling price at the date of the contract modification. The amount allocated to the trade-in right as a separate performance obligation is recorded as a contract liability (deferred revenue) and revenue will be recognized when the trade-in right is exercised and a new vehicle is purchased. The Group will continue to reassess the reasonableness of the forfeiture rate applied in the subsequent reporting periods.

(u)	Cost of sales

Vehicle

Cost of vehicle revenue includes direct parts, material, labor cost and manufacturing overhead (including depreciation of assets associated with the production) and reserves for estimated warranty expenses. Cost of vehicle revenue also includes charges to write-down the carrying value of the inventories when it exceeds its estimated net realizable value and to provide for on-hand inventories that are either obsolete or in excess of forecasted demand, and impairment charge of property, plant and equipment.

Services and others

Cost of services and others revenue generally includes cost of direct part, material, labor costs, installment costs, costs associated with providing non-warranty after-sales service and depreciation of associated assets used for providing the services.

Cost of ride hailing services revenue also includes agent and service fee paid to third party agents and revenue sharing fee to a third party data supporting entity.

(v)	Research and development expenses

All costs associated with R&D are expensed as incurred. R&D expenses consist primarily of employee compensation for those employees engaged in R&D activities, design and development expenses with new technology, materials and supplies and other R&D related expenses. For the three months ended March 31, 2020 and 2021, R&D expenses were RMB310,782 and RMB535,114, respectively.

(w)	Selling, general and administrative expenses

Sales and marketing expenses consist primarily of employee compensation and marketing, promotional and advertising expenses. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. For the three months ended March 31, 2020 and 2021, advertising expenses were RMB41,415 and RMB111,724, respectively, and total sales and marketing expenses were RMB183,069 and RMB569,318, respectively.

General and administrative expenses consist primarily of employee compensation for employees involved in general corporate functions and those not specifically dedicated to R&D activities, depreciation and

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(w)	Selling, general and administrative expenses (continued)

amortization expenses, legal, and other professional services fees, lease and other general corporate related expenses. For the three months ended March 31, 2020 and 2021, general and administrative expenses were RMB138,756 and RMB151,503, respectively.

(x)	Employee benefits

Full-time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, work-related injury benefits, maternity insurance, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIEs of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The PRC government is responsible for the medical benefits and the pension liability to be paid to these employees and the Group’s obligations are limited to the amounts contributed and no legal obligation beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB44,618 and RMB72,540 for the three months ended March 31, 2020 and 2021, respectively.

(y)	Government grants

The Group’s PRC based subsidiaries received government subsidies from certain local governments. The Group’s government subsidies consist of specific subsidies and other subsidies. Specific subsidies are subsidies that the local government has provided for a specific purpose, such as land fulfillment costs and production and capacity subsidies related to the manufacturing plant construction of Zhaoqing XPeng (“Zhaoqing manufacturing plant”). Other subsidies are the subsidies that the local government has not specified its purpose for and are not tied to future trends or performance of the Group, receipt of such subsidy income is not contingent upon any further actions or performance of the Group and the amounts do not have to be refunded under any circumstances. The Group recorded specific subsidies as other non-current liabilities when received or reduced interest expense. The specific subsidies are amortized over the depreciation period of associated assets to reduce their depreciation cost. Other subsidies are recognized as other income upon receipt as further performance by the Group is not required.

(z)	Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the unaudited condensed consolidated financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the unaudited condensed consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(z)	Income taxes (continued)

Uncertain tax positions

The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Group recognizes interests and penalties, if any, under accrued expenses and other current liabilities on its unaudited condensed consolidated balance sheets and under other expenses in its unaudited condensed consolidated statements of comprehensive loss. The Group did not recognize any significant interest and penalties associated with uncertain tax positions for the three months ended March 31, 2020, and 2021. As of December 31, 2020 and March 31, 2021, the Group did not have any significant unrecognized uncertain tax positions.

Adoption of ASU 2016-16

In October 2016, the FASB issued ASU 2016-16, Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory (Topic 740). This standard requires entities to recognize the income tax consequences of intra-entity transfers of assets other than inventory at the time of transfer. This standard requires a modified retrospective approach to adoption. The Company adopted ASU 2016-16 as of January 1, 2018 using a modified retrospective transition method, no reclassification of prepaid income taxes related to asset transfers that occurred prior to adoption from other current and non-current assets to opening retained earnings. There was no material impact on the Company’s unaudited condensed consolidated financial statements.

(aa)	Share-based compensation

The Group grants RSUs, restricted shares and share options (collectively, “Share-based Awards”) to eligible employees and accounts for share-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Share-based awards are measured at the grant date fair value of the awards and recognized as expenses using graded vesting method or straight-line method, net of estimated forfeitures, if any, over the requisite service period. For awards with performance conditions, the Company would recognize compensation cost if and when it concludes that it is probable that the performance condition will be achieved.

The fair value of the RSUs and restricted shares granted prior to the completion of the IPO were assessed using the income approach/discounted cash flow method, with a discount for lack of marketability given that the shares underlying the awards were not publicly traded at the time of grant. This assessment requires complex and subjective judgments regarding the Company’s projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants were made. The fair value of share options granted prior to the completion of the IPO is estimated on the grant or offering date using the Binomial option-pricing model. The assumptions used in share-based compensation expense recognition represent management’s best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation expenses could be materially different for any period. Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(aa)	Share-based compensation (continued)

ultimately will be realized by grantees who receive Share-based Awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company for accounting purposes.

The fair value of the RSUs granted subsequent to the completion of the IPO is estimated based on the fair market value of the underlying ordinary shares of the Company on the date of grant.

Share options granted to employees:

Since 2015, Chengxing has granted options to certain directors, executive officers and employees. The options granted are exercisable only upon the completion of an IPO or change in control.

Share options granted to employees includes both service condition and performance condition. Employees are required to provide continued service through the satisfaction of the occurrence of change of control or an IPO to retain the award since no share option would be vested prior to the occurrence of the Liquidity Event even though the service condition has been satisfied. Given the vesting of the share options granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense to be recognized until the date of consummation of Liquidity Event.

On June 28, 2020, the board of directors of the Company approved the 2019 Equity Incentive Plan (“ESOP Plan”) with 161,462,100 Class A ordinary shares reserved. Options, restricted shares, RSUs, dividend equivalents, share appreciation rights and share payments may be granted under the ESOP Plan.

In June 2020, the Group agreed with the participants to cancel the existing stock options granted during the period between 2015 and the first quarter of 2020 along with a concurrent grant of a replacement RSUs (“Replacement”).

Restricted share units granted to employees:

Prior to the completion of the IPO, RSUs granted to employees include both service condition and performance condition. Employees are required to provide continued service through the satisfaction of the occurrence of Liquidity Event to retain the award since no RSU would be vested prior to the occurrence of the Liquidity Event even though the service condition has been satisfied. The Group also granted RSUs in 2020 with only performance condition and the RSUs would be vested upon the occurrence of Liquidity Event. Given the vesting of these two types of RSUs granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense to be recognized until the date of consummation of Liquidity Event. In July 2020, RSUs vested immediately upon grant date were granted to employees and the share-based compensation expense were recognized immediately on the grant date.

Subsequent to the completion of the IPO, the Group granted RSUs with only service condition to employees and the share-based compensation expense were recognized over the vesting period using straight-line method.

(ab)	Statutory reserve

The Group’s subsidiaries and VIEs established in the PRC are required to make appropriations to certain non-distributable reserve funds.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(ab)	Statutory reserve (continued)

In accordance with the laws applicable to PRC’s Foreign Investment Enterprises, the Group’s subsidiaries registered as wholly owned foreign enterprises have to make appropriations from its after-tax profit (as determined under the Accounting Standards for Business Enterprises as promulgated by the Ministry of Finance of the People’s Republic of China (“PRC GAAP”) to reserve funds including general reserve fund, and staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the company. Appropriation to the staff bonus and welfare fund is at the company’s discretion.

In addition, in accordance with the Company Laws of the PRC, the VIEs of the Company registered as PRC domestic companies must make appropriations from its after-tax profit as determined under the PRC GAAP to non-distributable reserve funds including a statutory surplus fund and a discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits as determined under the PRC GAAP. Appropriation is not required if the surplus fund has reached 50% of the registered capital of the company. Appropriation to the discretionary surplus fund is made at the discretion of the company.

The use of the general reserve fund, statutory surplus fund and discretionary surplus fund is restricted to the offsetting of losses or increasing capital of the respective company. The staff bonus and welfare fund is a liability in nature and is restricted to fund payments of special bonus to staff and for the collective welfare of employees. No reserves are allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

During the three months ended March 31,2020 and 2021, there is no statutory reserves.

(ac)	Comprehensive loss

The Group applies ASC 220, Comprehensive Income, with respect to reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss is defined to include all changes in equity of the Group during a period arising from transactions and other events and circumstances except those resulting from investments by shareholders and distributions to shareholders. For the periods presented, the Group’s comprehensive loss includes net loss and other comprehensive loss, which primarily consists of the foreign currency translation adjustment that has been excluded from the determination of net loss.

(ad)	Leases

In February 2016, the FASB issued ASC 842, Leases, to require lessees to recognize all leases, with certain exceptions, on the unaudited condensed balance sheets, while recognition on the statement of operations will remain similar to lease accounting under ASC 840. Subsequently, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, ASU No. 2018-20, Narrow-Scope Improvements for Lessors, and ASU 2019-01, Codification Improvements, to clarify and amend the guidance in ASU No. 2016-02. ASC 842 eliminates real estate-specific provisions and modifies certain aspects of lessor accounting.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(ad)	Leases (continued)

(a) As a lessee

(i) Operating lease

The Group early adopted the ASUs as of January 1, 2018 using the cumulative effect adjustment approach. Upon adoption, the Group elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed the Group to carry forward the historical determination of contracts as leases, lease classification and not reassess initial direct costs for historical lease arrangements. In addition, the Group also elected the practical expedient to apply consistently to all of the Group’s leases to use hindsight in determining the lease term (that is, when considering lessee options to extend or terminate the lease and to purchase the underlying asset) and in assessing impairment of the Group’s right-of-use assets.

The Group includes a right-of-use asset and lease liability related to substantially all of the Group’s lease arrangements in the unaudited condensed consolidated balance sheets. All of the Group’s leases are operating leases. Operating lease assets are included within right-of-use assets, and the corresponding lease liabilities are included within current portion of lease liabilities for the current portion, and within lease liabilities for the long-term portion on the unaudited condensed consolidated balance sheets as of December 31, 2020 and March 31, 2021.

The Group has lease agreements with lease and non-lease components, and has elected to utilize the practical expedient to account for the non-lease components together with the associated lease component as a single combined lease component.

The Group has elected not to present short-term leases on the unaudited condensed consolidated balance sheets as these leases have a lease term of 12 months or less at commencement date of the lease and do not include options to purchase or renew that the Group is reasonably certain to exercise. The Group recognizes lease expenses for such short-term lease generally on a straight-line basis over the lease term. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Group’s leases do not provide an implicit rate of return, the Group uses the Group’s incremental borrowing rate based on the information available at adoption date or lease commencement date in determining the present value of lease payments.

(b) As a lessor

The Group provides vehicle leasing service to customers under operating lease and finance lease.

(i) Operating lease

The Group recognizes the lease payments as vehicle leasing income in profit or loss over the lease term on a straight-line basis.

(ii) Finance lease

At the commencement of the lease term, the aggregate of the minimum lease receivable at the inception of the lease and the initial direct costs is recognized as finance lease receivables, and the unguaranteed residual value is recorded at the same time. The difference between the aggregate of the minimum lease receivable, the initial direct costs and the unguaranteed residual value, and the aggregate of their present values is recognized as unearned finance income. The net amount of finance lease receivables less unearned finance

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

2.	Summary of Significant Accounting Policies (continued)

(ad)	Leases (continued)

income is divided into finance lease receivable—net and current portion of finance lease receivable—net due within one year for presentation.

Finance lease receivables are carried at amortized cost net of loss allowance for finance lease receivables. When determining the loss allowance for a net investment in the lease, the Group takes into consideration the collateral relating to the net investment in the lease. The collateral relating to the net investment in the lease represents the cash flows that the Group would expect to receive (or derive) from the lease receivable and the unguaranteed residual asset during and following the end of the remaining lease term.

Lease income from finance lease is recognized in other revenues using the effective interest method.

(ae)	Dividends

Dividends are recognized when declared. No dividends was declared for the three months ended March 31, 2020 and 2021, respectively.

(af)	Earnings (losses) per share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to holders of ordinary shares, considering the accretion on Preferred Shares to redemption value, by the weighted average number of.ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the conversion of the Preferred Shares using the if-converted method, unvested restricted shares, and ordinary shares issuable upon the exercise of outstanding share options (using the treasury stock method). Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.

(ag)	Segment reporting

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

3.	Recent Accounting Pronouncements

Recently adopted accounting pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

3.	Recent Accounting Pronouncements (continued)

Recently adopted accounting pronouncements (continued)

for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Group adopted the ASU on January 1, 2021, which did not have a material impact on the unaudited condensed consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Emerging Issues Task Force). The amendments in this update clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The Group adopted the ASU on January 1, 2021, which did not have a material impact on the unaudited condensed consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update are effective for all entities as of March 12, 2020 through December 31, 2022. The amendments in this update provide optional expedients and exceptions for applying generally accepted accounting principles (“GAAP”) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The ASU is currently not expected to have a material impact on the unaudited condensed consolidated financial statements.

4.	Concentration and Risks

(a)	Concentration of credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash, short-term deposits, long-term deposit and short-term investment. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. As of December 31, 2020 and March 31, 2021, substantially all of the Group’s cash and cash equivalents, restricted cash, short-term deposits, long-term deposit and short-term investments were placed with the PRC and international financial institutions. Management chooses these institutions because of their reputations and track records for stability, and their known large cash reserves, and management periodically reviews these institutions’ reputations, track records, and reported reserves. Management expects that any additional institutions that the Group uses for its cash and bank deposits would be chosen with similar criteria for soundness. Bank failure is uncommon in the PRC and the Group believes that those Chinese banks that hold the Group’s cash and cash equivalents, restricted cash, short-term deposits, long-term deposit and short-term investments are financially sound based on publicly available information.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

4.	Concentration and Risks (continued)

(b)	Foreign currency exchange rate risk

The revenues and expenses of the Group’s entities in the PRC are generally denominated in RMB and their assets and liabilities are denominated in RMB. The Group’s oversea financing activities are denominated in U.S. dollars. The RMB is not freely convertible into foreign currencies. Remittances of foreign currencies into the PRC or remittances of RMB out of the PRC as well as exchange between RMB and foreign currencies require approval by foreign exchange administrative authorities and certain supporting documentation. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies.

5.	Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, states that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The three-tiered fair value hierarchy, which prioritizes which inputs should be used in measuring fair value, is comprised of: (Level I) observable inputs such as quoted prices in active markets; (Level II) inputs other than quoted prices in active markets that are observable either directly or indirectly and (Level III) unobservable inputs for which there is little or no market data. The fair value hierarchy requires the use of observable market data when available in determining fair value. Assets and liabilities that were measured at fair value on a recurring basis were as follows:

	As of December 31, 2020				As of March 31, 2021
	Fair Value	Level I	Level II	Level III	Fair Value	Level I	Level II	Level III
Short-term investments	2,820,711	—	2,820,711	—	1,468,158	—	1,468,158	—
Derivative assets—a forward exchange contract	105,183	—	105,183	—	—	—	—	—
Derivative liabilities—forward exchange contracts	—	—	—	—	8,798	—	8,798	—

Fair value measurement on a non-recurring basis

The Company measures investments without readily determinable fair value on a non-recurring basis when impairment charges and fair value change due to observable price change are recognized. These non-recurring fair value measurements use significant unobservable inputs (Level III). The Company uses a combination of valuation methodologies, including market and income approaches based on the Company’s best estimate to determine the fair value of these investments. An observable price change is usually resulting from new rounds of financing of the investees. The Company determines whether the securities offered in new rounds of financing are similar to the equity securities held by the Company by comparing the rights and obligations of the securities. When the securities offered in new rounds of financing are determined to be similar to the securities held by the Company, the Company adjusts the observable price of the similar security to determine the amount that should be recorded as an adjustment in the carrying value

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

5.	Fair Value of Financial Instruments (continued)

Fair value measurement on a non-recurring basis (continued)

of the security to reflect the current fair value of the security held by the Company by using the back-solve method based on the equity allocation model with adoption of some key parameters such as risk-free rate and equity volatility. Inputs used in these methodologies primarily include discount rate, the selection of comparable companies operating in similar businesses and etc.

6.	Inventory

Inventory consisted of the following:

	As of December 31,	As of March 31,
	2020	2021
Finished goods	943,945	1,298,811
Raw materials	387,524	631,199
Work-in-process	11,556	3,170

Total	1,343,025	1,933,180

Raw materials primarily consist of materials for volume production.

Work-in-process primarily consist of P7 in production which will be transferred into production cost when incurred.

Finished goods primarily consist of vehicles ready for transit at production factory, vehicles in transit to fulfill customer orders, new vehicles available for immediate sale at its delivery and service centers, vehicle parts and charging piles.

For the three months ended March 31, 2020 and 2021, write-downs of inventories to net realizable value amounted to RMB8,000 and RMB46,525, which were recognized in cost of sales and R&D expenses.

7.	Prepayments and Other Current Assets

Prepayments and other current assets consisted of the following:

	As of December 31,	As of March 31,
	2020	2021
Prepayments	909,327	1,064,468
Deductible value-added tax input	521,630	541,543
Deposits	30,006	30,322
Others	142,323	151,702

Total	1,603,286	1,788,035

Prepayments primarily consist of prepayment for raw materials, marketing and consulting services provided by suppliers.

Deposits primarily consist of deposits for short-term leases and the deposits to suppliers for guarantee of procurement.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

8.	Property, Plant and Equipment, Net

Property, plant and equipment, net, consisted of the following:

	As of December 31,	As of March 31,
	2020	2021
Machinery and equipment	1,047,461	1,051,887
Mold and tooling	938,611	939,637
Buildings	726,820	726,820
Vehicles	328,555	385,799
Construction in process	223,875	350,324
Leasehold improvements	216,923	218,094
Computer and electronic equipment	87,304	94,672
Charging infrastructure	45,835	46,123
Others	57,904	59,816

Sub-total	3,673,288	3,873,172

Less: Accumulated depreciation	(456,319)	(563,850)
Less: Impairment	(135,467)	(134,978)

Property, plant and equipment, net	3,081,502	3,174,344

The Group recorded depreciation expenses of RMB38,295 and RMB108,450 for the three months ended March 31, 2020 and 2021, respectively.

Vehicles represent the rides-qualified vehicles operated by the Group for the ride hailing services, certain vehicles under operating lease arrangement with customers and the vehicles used for the Group’s daily operation.

Construction in progress primarily consists of the construction of manufacturing plant and mold, tooling, machinery and equipment related to the manufacturing of the Group’s vehicles. For the three months ended March 31, 2020 and 2021, the Group capitalized RMB19,818 and nil of interest, respectively. Subsidies for interest expenses capitalized received from government by the Group were recognized to reduce the interest expenses capitalized in the construction of Zhaoqing manufacturing plant. Subsidies for interest expenses received from government by the Group were recognized to reduce the interest expenses after completion of construction. In April 2020, the completed assets of Zhaoqing manufacturing plant were transferred to their respective assets classes.

The accumulated impairment loss were RMB135,467 and RMB134,978 as of December 31, 2020 and March 31, 2021, respectively, primarily due to the phasing out of G3 2019 model in 2019 and the upgrade of G3 2020 model in 2020.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

9.	Intangible Assets, Net

Intangible assets and related accumulated amortization consisted of the following:

	As of December 31, 2020			As of March 31, 2021
	Gross Carrying Amount	Accumulated amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated amortization	Net Carrying Amount
Finite-lived intangible assets
Software	114,118	(29,264)	84,854	116,163	(35,283)	80,880
License of maintenance and overhauls	2,290	(2,290)	—	2,290	(2,290)	—

Total finite-lived intangible assets	116,408	(31,554)	84,854	118,453	(37,573)	80,880

Indefinite-lived intangible assets
Manufacturing license(i)	494,000	—	494,000	494,000	—	494,000
License plate	28,927	—	28,927	29,126	—	29,126

Total indefinite-lived intangible assets	522,927	—	522,927	523,126	—	523,126

Total intangible assets, net	639,335	(31,554)	607,781	641,579	(37,573)	604,006

The Group recorded amortization expenses of RMB2,452 and RMB6,019 for the three months ended March 31, 2020 and 2021, respectively.

Total future amortization expenses for finite-lived intangible assets were estimated as follows:

RMB

Within 1 year	23,920
Between 1 and 2 years	17,972
Between 2 and 3 years	17,129
Between 3 and 4 years	13,838
Between 4 and 5 years	4,640
Thereafter	3,381

Total	80,880

(i)	Acquisition and subsequent sale of the 100% equity interest in a company that holds a manufacturing license

On March 12, 2020, the Group entered into a share transfer agreement (the “STA”) to acquire the 100% equity interest in a company (the “Acquiree”) from its shareholders (the “Sellers”) for a total cash consideration of RMB510 million (the “Acquisition”).

In March 2020, as part of the equity purchase, all of the Acquiree’s net assets with a carrying value of RMB8 million which included the manufacturing license were acquired by the Group under the terms of the STA, subject to regulatory approval. In accordance with the STA, on June 6, 2020, immediately after approval from the relevant PRC regulatory authority was granted for the manufacturing license to be transferred from the Acquiree to the Group, the Group sold its 100% equity interest in the Acquiree to the Sellers’ related parties for consideration of RMB16 million, resulting in a sale of all of the Acquiree’s net assets, except for the manufacturing license. Given the acquisition from the Sellers and the subsequent sale to the Sellers’ related parties were in accordance with the terms of the STA, the consideration received of RMB16 million, in substance, represents an adjustment or reduction to the total cash consideration of

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

9.	Intangible Assets, Net (continued)

(i)	Acquisition and subsequent sale of the 100% equity interest in a company that holds a manufacturing license (continued)

RMB510 million incurred by the Group for the manufacturing license. The net effect of the series of transactions outlined above is that only the manufacturing license was acquired and retained by the Group. The Group determined that it was the nominee shareholder of the Acquiree during the period from acquisition to the sale of the Acquiree after regulatory approval was obtained for the transfer of the manufacturing license to the Group, approximately three months. During this period, the Group was not entitled to any of the economic results of the Acquiree. In accordance with ASC 810, the Group did not obtain a controlling financial interest in the Acquiree during this period, and accordingly, did not consolidate the financial statements of the Acquiree.

The Acquisition is determined to be an asset acquisition as the Group did not obtain a controlling financial interest in the Acquiree upon closing of the Acquisition in May 2020. On the basis above, the Group accounted for the acquisition of the manufacturing license as an intangible asset with a total cost of RMB494 million. The useful life of the license is assessed as indefinite as there is no limit to the valid period of the license under the relevant PRC laws and regulations.

Out of the initial cash consideration of RMB510 million, RMB100 million was paid in December 2019, RMB100 million was paid in March 2020, RMB100 million was paid in April 2020, RMB100 million was paid in July 2020 and RMB110 million was paid in August 2020. For the repurchase consideration of RMB16 million due from the Sellers’ related parties, RMB10 million was received in June 2020 and RMB6 million was received in November 2020.

10.	Land Use Rights, Net

Land use rights and related accumulated amortization consisted of the following:

	As of December 31,	As of March 31,
	2020	2021
Land use rights	264,886	399,054
Less: Accumulated amortization	(14,952)	(16,747)

Total land use rights, net	249,934	382,307

In November 2017, February 2018, May 2018 and January 2021, the Group acquired land use rights to build factories for manufacturing vehicles of the Group in Zhaoqing and Guangzhou, Guangdong province, the PRC.

The Group recorded amortization expenses for land use rights of RMB1,331 and RMB1,795 for the three months ended March 31, 2020 and 2021, respectively.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

11.	Other Non-current Assets

Other non-current assets consisted of the following:

	As of December 31,	As of March 31,
	2020	2021
Long-term deposits	60,655	73,672
Prepayments for purchase of property and equipment	37,212	12,628
Prepayment for purchase of land use rights	130,260	—
Others	506	505

Total	228,633	86,805

Long-term deposits primarily consist of deposits for offices and retail and service centers which will not be collectable within one year.

12.	Accruals and Other Liabilities

Accruals and other liabilities consisted of the following:

	As of December 31,	As of March 31,
	2020	2021
Withholding individual income tax related to the vested RSUs	—	815,689
Payables for purchase of property, plant and equipment	596,527	496,740
Employee compensation payable	326,081	358,031
Payables for marketing events	362,570	286,106
Payable for R&D expenses	197,751	260,448
Accrued expenses	145,174	130,057
Deposits from third parties	108,301	104,433
Non-controlling interests(i)	98,010	98,010
Refundable deposit from customers	213,928	72,928
Warranty	31,594	45,052
Interest payables	61,997	32,949
Others	114,232	138,386

Total	2,256,165	2,838,829

Accrued expenses primarily reflected receipts of goods and services that the Group had not been invoiced yet. As the Group are invoiced for these goods and services, this balance will reduce and accounts payable will increase.

(i) On September 19, 2019, the Group entered into a partnership agreement with Guangzhou Industrial Transformation and Upgrading Development Fund Co., Limited (“Industrial Fund”) and Shenzhen Antuo Hengyuan Fund management Co., Limited (“Shenzhen Antuo”) to set up a limited liability partnership entity (the “Kunpeng Kechuang LLP”). Industrial Fund and Shenzhen Antuo subscribed for RMB98,000 and RMB10 paid in capital in Kunpeng Kechuang LLP with 24.5% and 0.0025%, of the shares, respectively. On October 22, 2019 and October 24, 2019, Industrial Fund and Shenzhen Antuo injected RMB98,000 and RMB10 in cash to Kunpeng Kechuang LLP, respectively. Pursuant to the investment agreement, Industrial Fund and Shenzhen Antuo do not have substantive participating rights to Kunpeng Kechuang LLP nor are able to transfer their interest in Kunpeng Kechuang LLP to other third party. In

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

12.	Accruals and Other Liabilities (continued)

addition, at any time within three years the Group is entitled to upon its request or is obligated to upon Industrial Fund’s request to purchase from Industrial Fund all of its interest in Kunpeng Kechuang LLP at its investment amount paid plus interest calculated at the current annual interest rate of the 3-year Treasury Bond in the PRC. Upon exit of Industrial Fund, Kunpeng Kechuang LLP will be dissolved and Shenzhen Antuo will be entitled to its investment amount paid amounted to RMB10. As such, the Group consolidates Kunpeng Kechuang LLP. The investments by Industrial Fund and Shenzhen Antuo are accounted for as a liability because liability classification is required when the Group enters into a purchased call and written put with the non-controlling interests holders, and the put and call have the same fixed exercise price and exercise date.

13.	Borrowings

Borrowings consisted of the following:

	As of December 31,	As of March 31,
	2020	2021
Current
Short-term borrowings:
Bank loans	127,900	7,900

	127,900	7,900
Current portion of long-term borrowings	45,000	—

Total current borrowings	172,900	7,900

Non-Current
Long-term borrowings:
Bank loans	845,000	800,000
Other loans	800,000	800,000

Total non-current borrowings	1,645,000	1,600,000

Total borrowings	1,817,900	1,607,900

As of December 31, 2020, the Group had short-term borrowings from three banks of RMB127,900 in aggregate. The effective interest rate of these borrowings is 4.17% to 4.99% per annum.

As of March 31, 2021, the Group had short-term borrowings from one bank of RMB7,900 in aggregate. The effective interest rate of these borrowings is 4.5% per annum.

In 2019, the Group entered into long-term loan agreements with a bank in the PRC of total principals of RMB150,000, subject to a fixed interest rate of 4.99% per annum, and with a maturity date from January 22, 2020 to November 20, 2022. As of December 31, 2020, the principal amount of RMB45,000 was due within 12 months after the reporting period and presented as current liabilities and the principal amount of RMB45,000 was present as non-current liabilities in the unaudited condensed consolidated balance sheets. As of March 31, 2021, the principal amount of RMB90,000 was repaid in advance.

In May 2017, Zhaoqing XPeng obtained a facility, specified for expenditures of the construction of Zhaoqing manufacturing plant, of up to RMB1,600,000 from Zhaoqing High-tech Zone Construction Investment Development Co., Ltd.(“Zhaoqing High-tech Zone”). In December 2020, RMB800,000 out of the RMB1,600,000 borrowings from Zhaoqing High-tech Zone was repaid and concurrently a borrowing

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

13.	Borrowings (continued)

equivalently amounting to RMB800,000 was obtained from a bank in the PRC, with a maturity date from December 18, 2020 to December 17, 2028. As of December 31, 2020 and March 31, 2021, the effective interest rate of the RMB800,000 loans from Zhaoqing High-tech Zone and the RMB800,000 bank loans is 4.90% and 4.98% per annum, respectively. For the remaining RMB800,000 loans from Zhaoqing High-tech Zone, RMB200,000 matures on January 31, 2027 and RMB600,000 matures on January 31, 2028. Moreover, the Group received subsidies from government for interest expenses incurred associated with borrowings. For the three months ended March 31, 2020 and 2021, upon the acceptance of subsidy application by government, the Group recognized the subsidies to reduce the interest expenses capitalized in the construction of Zhaoqing manufacturing plant or reduce related interest expenses as incurred if any.

Certain of the Group’s banking facilities are subject to the fulfillment of covenants relating to certain of the Group’s consolidated statements of financial position performance and results, as are commonly found in lending arrangements with financial institutions. If the Group were to breach the covenants, the drawn down facilities would become payable on demand. The Group regularly monitors its compliance with these covenants. As of December 31, 2020 and March 31, 2021, none of the covenants relating to drawn down facilities had been breached.

The carrying value of the borrowings approximates its fair value as of December 31, 2020 and March 31, 2021. The interest rates under the loan agreements with the banks were determined based on the prevailing interest rates in the market. The Group classifies the valuation techniques that use these inputs as Level II.

14.	Other Non-Current Liabilities

Other non-current liabilities consisted of the following:

	As of December 31,	As of March 31,
	2020	2021
Non-controlling interests(i)	—	1,660,000
Government grants(ii)	217,682	209,636
Warranty(iii)	79,757	103,118

Total	297,439	1,972,754

(i)	The non-controlling interests consisted of the following three equity financing arrangements.

1)	Financing in an amount of RMB160 million from Guangzhou GET Investment Holdings Co., Ltd. (“Guangzhou GET Investment”)

In December 2020, Chengxing and Guangzhou Xiaopeng Automotive Investment Co., Ltd. (“Guangzhou Xiaopeng Investment”), subsidiaries of the Group, entered into a partnership agreement with Guangzhou GET Investment to set up a limited liability partnership entity (the “Kunpeng Chuangye LLP”) whose operating period is designed for 9 years since the date of the registration of its business license. Chengxing, Guangzhou Xiaopeng Investment and Guangzhou GET Investment subscribed for RMB200,000, RMB10 and RMB160,000 paid in capital in Kunpeng Chuangye LLP with 55.5540%, 0.0028% and 44.4432%, of the equity interest, respectively. The consideration of RMB160 million was paid by Guangzhou GET Investment to Kunpeng Chuangye LLP in January 2021. Pursuant to the investment agreement, Guangzhou GET Investment does not have substantive participating rights to Kunpeng Chuangye LLP nor are able to transfer their interest in Kunpeng Chuangye LLP to other third party. During the 9-year operating period of

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

14.	Other Non-Current Liabilities (continued)

(i)	The non-controlling interests consisted of the following three equity financing arrangements. (continued)

1)	Financing in an amount of RMB160 million from Guangzhou GET Investment Holdings Co., Ltd. (“Guangzhou GET Investment”) (continued)

Kunpeng Chuangye LLP, Guangzhou GET Investment is only entitled to the interest calculated at an interest rate of 4% per annum based on its investment amount RMB160,000 from Kunpeng Chuangye LLP. Upon liquidation, if any, at any time within 9 years or at due date of 9-year operating period, Guangzhou GET Investment will be entitled to and only entitled to its investment amount amounting to RMB160,000. If Kunpeng Chuangye LLP failed to paid the investment amount RMB160,000 or the interested calculated at an interest rate of 4% per annum to Guangzhou GET Investment, Chengxing, also guaranteed by Xiaopeng Technology, will be liable for the unpaid amount. As such, the Group consolidates Kunpeng Chuangye LLP via its subsidiaries Chengxing and Guangzhou Xiaopeng Investment. The investment held by Guangzhou GET Investment is accounted for as a liability with interest expenses amortized through the period given as the risks and rewards of owning 44.4432% of equity interest in Kunpeng Chuangye LLP have been retained by the Group and the substance of the transaction is that Guangzhou GET Investment is providing financing to the Group via Kunpeng Chuangye LLP.

2)	Financing in an amount of RMB500 million from Guangdong Yuecai Industry Investment Fund Partnership (Limited Partnership) (“Guangdong Utrust”)

Pursuant to the share purchase agreement, dated March 12, 2021, signed among Chengxing, Chengxing’s shareholders (i.e. Guangdong Xiaopeng Motors Technology Co., Ltd. and Guangdong Xiaopeng Automobile Industry Holdings Co., Ltd., both of which are wholly owned subsidiaries of the Company) and Guangdong Utrust, Guangdong Utrust subscribed for common stock newly issued by Chengxing at a consideration of RMB500 million. Immediately after the share subscription, Guangdong Utrust will hold 0.3067% of equity interest in Chengxing. The consideration of RMB500 million was paid by Guangdong Utrust on March 16, 2021 (“Initial Capital Injection Date of Guangdong Utrust”). Pursuant to the terms of the agreement, conditional upon any entity affiliated with Chengxing being granted a listing approval by any stock exchange (“Relevant Listing Approval”) within 3 years after the Initial Capital Injection Date of Guangdong Utrust, Guangdong Utrust is entitled to request Guangdong Xiaopeng Motors Technology Co., Ltd. to purchase the shares of Chengxing held by it for cash such that it could choose to use any part of the relevant funds, subject to the consent of Guangdong Xiaopeng Motors Technology Co., Ltd., to participate in the international placing tranche of such public offering. Under the share purchase agreement, no guaranteed allocation of such public offering shares will be granted to Guangdong Utrust. The amount to be paid by Guangdong Xiaopeng Motors Technology Co., Ltd. for such purchase is to be calculated with reference to the consideration paid by Guangdong Utrust, i.e. RMB500 million and an interest at a rate of 6% or 3% per annum which may apply to the entire RMB500 million or a portion thereof pursuant to the terms of the share purchase agreement. Upon the third anniversary of the Initial Capital Injection Date of Guangdong Utrust, if Guangdong Utrust, Guangdong Xiaopeng Motors Technology Co., Ltd. and Chengxing fail to reach an agreement on the terms of such IPO arrangement or no relevant entity has obtained the Relevant Listing Approval, Guangdong Xiaopeng Motors Technology Co., Ltd. is entitled to request Guangdong Utrust to sell or Guangdong Utrust is entitled to request Guangdong Xiaopeng Motors Technology Co., Ltd. to purchase the common stock in Chengxing held by Guangdong Utrust at a price of RMB500 million plus interest calculated at an interest rate of 3% per annum. In addition, pursuant to the terms of the arrangement, Guangdong Utrust does not have substantive participating rights to Chengxing.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

14.	Other Non-Current Liabilities (continued)

(i)	The non-controlling interests consisted of the following three equity financing arrangements. (continued)

2)	Financing in an amount of RMB500 million from Guangdong Yuecai Industry Investment Fund Partnership (Limited Partnership) (“Guangdong Utrust”) (continued)

The investment by Guangdong Utrust is accounted for as a liability with interest expenses amortized through the period as the risks and rewards of owning the 0.3067% of equity interest in Chengxing have been retained by the Group and the substance of the transaction is that Guangdong Utrust is providing financing to Chengxing.

On June 11, 2021, Guangdong Utrust notified Chengxing that it irrevocably undertakes not to exercise the rights under the share purchase agreement to request Guangdong Xiaopeng Motors Technology Co., Ltd. to purchase the shares of Chengxing held by it in connection with the proposed listing of the Company on the Stock Exchange.

3)	Financing in an amount of RMB1,000 million from Guangzhou GET Investment

Pursuant to the share purchase agreement, dated March 30, 2021, signed among Chengxing, Chengxing’s shareholders and Guangzhou GET Investment, Guangzhou GET Investment subscribed for common stock newly issued by Chengxing at a consideration of RMB1,000 million. Immediately after the share subscription, Guangzhou GET Investment will hold 1.0640% of equity interest in Chengxing. The consideration of RMB1,000 million was paid by Guangzhou GET Investment on March 31, 2021 (“Initial Capital Injection Date of Guangzhou GET Investment”). Pursuant to the terms of the agreement, conditional upon the disclosure of any plan of any potential onshore listing by any entity affiliated with Chengxing on any stock exchange in the PRC within 5 years after the Initial Capital Injection Date of Guangzhou GET Investment, Guangzhou GET Investment is entitled to request Guangdong Xiaopeng Motors Technology Co., Ltd. to purchase the shares of Chengxing held by it for cash such that it could use the relevant funds to participate in such potential onshore public offering. Under the share purchase agreement, no guaranteed allocation of such public offering shares will be granted to Guangzhou GET Investment. The amount to be paid by Guangdong Xiaopeng Motors Technology Co., Ltd. for such purchase is to be calculated with reference to the consideration paid by Guangzhou GET Investment, i.e. RMB1,000 million and an interest at a rate of 4% or 6% per annum pursuant to the terms of the share purchase agreement. Upon the fifth anniversary of the Initial Capital Injection Date of Guangzhou GET Investment, if Guangzhou GET Investment, Guangdong Xiaopeng Motors Technology Co., Ltd. and Chengxing fail to reach an agreement on the terms of such potential onshore listing in the PRC or such relevant entity cannot successfully become listed in the PRC, Guangdong Xiaopeng Motors Technology Co., Ltd. is entitled to request Guangzhou GET Investment to sell or Guangzhou GET Investment is entitled to request Guangdong Xiaopeng Motors Technology Co., Ltd. to purchase the common stock in Chengxing held by Guangzhou GET Investment at a price of RMB1,000 million plus interest calculated at the rate of 4% per annum. In addition, pursuant to the terms of the arrangement, Guangzhou GET Investment does not have substantive participating rights to Chengxing. The investment by Guangzhou GET Investment is accounted for as a liability with interest expenses amortized through the period as the risks and rewards of owning the 1.0640% of equity interest in Chengxing have been retained by the Group and the substance of the transaction is that Guangzhou GET Investment is providing financing to Chengxing.

(ii)	The government grants primarily represented the government subsidies for interest expenses to be incurred associated with the borrowings.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

14.	Other Non-Current Liabilities (continued)

(iii)	Movement of accrued warranty is as following:

	For the Three Months Ended March 31,
	2020	2021
Accrued warranty—beginning of the period	34,597	111,351
Warranty costs incurred	(261)	(3,908)
Provision for warranty	2,651	40,727

Accrued warranty—end of the period	36,987	148,170
Less: Current portion of warranty	(6,611)	(45,052)

Non-current portion of warranty	30,376	103,118

15.	Leases

(a) As a lessee

The Group has entered into various non-cancellable operating lease agreements for certain offices, retail and service centers, warehouses for finished goods, parking area for charging infrastructure and factories for R&D activities which are substantially located in the PRC. The Group determines if an arrangement is a lease, or contains a lease, at inception and record the leases in the unaudited condensed consolidated financial statements upon lease commencement, which is the date when the lessor makes the underlying asset available for use by the lessee.

The Group’s leases, where the Group is the lessee, may include options to extend the lease term and options to terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease terms include options to extend or terminate the lease when it is reasonably certain that the Group will exercise such options.

The balances for the operating leases where the Group is the lessee are presented as follows within the unaudited condensed consolidated balance sheets:

	As of December 31,	As of March 31,
	2020	2021
Operating lease right-of-use assets	461,184	662,268

Lease liabilities—current	119,565	172,481
Lease liabilities—non-current	352,501	490,560

Total operating lease liabilities	472,066	663,041

The components of operating lease expense are as follows within the unaudited condensed consolidated statements of comprehensive loss:

	For the Three Months Ended March 31,
	2020	2021
Operating lease expense	25,988	55,650
Short-term lease expense	3,630	11,714

Total lease expense	29,618	67,364

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

15.	Leases (continued)

(a) As a lessee (continued)

Short-term leases represent the parking area leases with a term of 12 months or less.

Both operating lease expense and short-term lease expense are recognized as cost of sales, selling, general and administrative expenses and research and development expenses.

Other information related to operating leases where the Group is the lessee is as follows:

	For the Three Months Ended March 31,
	2020	2021
Weighted-average remaining lease term	5.1	4.2
Weighted-average discount rate	4.45%	4.51%

Because most of the leases do not provide an implicit rate of return, the Group used the incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

Supplemental cash flow information related to leases where the Group is the lessee is as follows:

	For the Three Months Ended March 31,
	2020	2021

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	28,440	76,987
Leased assets obtained in exchange for operating lease liabilities	6,625	260,014

As of March 31, 2021, the maturities of the Group’s operating lease liabilities (excluding short-term leases) are as follows:

As of March 31, 2021
2021	197,078
2022	190,375
2023	114,939
2024	77,674
2025	52,656
Thereafter	115,295

Total minimum lease payments	748,017

Less: Interest	(84,976)

Present value of lease obligations	663,041
Less: Current portion	(172,481)

Non-current portion of lease obligations	490,560

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

15.	Leases (continued)

(b) As a lessor

Finance lease receivables consisted of the following:

	As of December 31,	As of March 31,
	2020	2021
Current portion of finance lease receivables—net	156,069	253,951
Finance lease receivables—net	397,467	684,053

Total	553,536	938,004

The Group recognized interest income on the net investment in the lease of RMB3,629 and RMB12,299 for the three months ended March 31, 2020 and 2021, respectively.

Maturity analysis of the minimum lease payments receivable for each of the first five years and reconciliation of the undiscounted cash flows to the net investment in the lease are as follows:

As of March 31, 2021

Within 1 year	309,190
Between 1 and 2 years	285,301
Between 2 and 3 years	235,744
Between 3 and 4 years	141,028
Between 4 and 5 years	95,256
Above 5 years	2,092

Total lease payments	1,068,611
Less: Unrealized finance income	(123,197)

Net investment in the lease	945,414
Less: Allowance for finance lease receivables	(7,410)

Finance lease receivables – net	938,004

16.	Revenues

Revenues by source consisted of the following:

	For the Three Months Ended March 31,
	2020	2021
Vehicle sales	372,151	2,810,347
Services and others	39,918	140,579

Total	412,069	2,950,926

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

17.	Deferred Revenue

The following table shows a reconciliation in the current reporting period related to carried-forward deferred revenue.

	For the Three Months Ended March 31,
	2020	2021
Deferred revenue—beginning of the period	85,498	308,384
Additions	343,192	2,570,496
Recognition	(331,130)	(2,545,404)

Deferred revenue—end of the period	97,560	333,476

Deferred revenue represents the transaction price allocated to the performance obligations that are unsatisfied, which primarily arises from the undelivered vehicles, charging piles, free charging within 4 years or 100,000 kilometers, the extended lifetime warranty, option between household charging pile and charging card, services of lifetime free charging in XPeng-branded charging station, lifetime warranty of battery as well as vehicle internet connection services, with unrecognized deferred revenue balance of RMB308,384 and RMB333,476 as of December 31, 2020 and March 31, 2021, respectively.

The Group expects that 38% of the transaction price allocated to unsatisfied performance obligations which were accounted for as deferred revenue as of March 31, 2021 will be recognized as revenue during the period from April 1, 2021 to March 31, 2022. The remaining 62% will be substantially recognized during the period from April 1, 2022 to March 31, 2032.

18.	Manufacturing in Collaboration with Haima Auto

On March 31, 2017, the Group entered into a contract arrangement with Haima Auto for the manufacture of vehicles. The agreement will expire on December 31, 2021, and such agreements are renewable by mutual consent. Pursuant to the arrangement, starting from 2018, Haima Auto provides an annual production capacity of 50,000 units, for the manufacturing of G3. While Haima is in charge of the day-to-day operations of the plant, the Group retain effective control over the supply chain, the manufacturing process, testing and quality control. For each vehicle produced, the Group will incur manufacturing cost on a per-vehicle basis monthly. The Group did not have any compensation or fees for Haima Auto other than the aforementioned Manufacturing cost.

19.	Convertible Redeemable Preferred Shares

Series A Preferred Shares

On June 9, 2017, the Group issued 1,102,710 Series A Preferred Shares in exchange for an aggregate cash consideration of RMB168,000, or RMB152 per share. These 1,102,710 Series A Preferred Shares were split into 27,567,750 Series A Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

On November 27, 2017, the Group issued 2,021,635 Series A Preferred Shares in exchange for an aggregate cash consideration of RMB308,000, or RMB152 per share. These 2,021,635 Series A Preferred Shares were split into 50,540,875 Series A Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19.	Convertible Redeemable Preferred Shares (continued)

Series A-1 Preferred Shares

On January 5, 2018, the Group issued 2,712,095 Series A-1 Preferred Shares in exchange for an aggregate cash consideration of RMB460,000, or RMB170 per share. These 2,712,095 Series A-1 Preferred Shares were split into 67,802,375 Series A-1 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series A-2 Preferred Shares

On January 5, 2018, the Group issued 466,856 Series A-2 Preferred Shares in exchange for an aggregate cash consideration of RMB100,000, or RMB214 per share. These 466,856 Series A-2 Preferred Shares were split into 11,671,400 Series A-2 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series B Preferred Shares

On March 26, 2018, the Group issued 6,419,268 Series B Preferred Shares in exchange for an aggregate cash consideration of RMB2,200,000, or RMB343 per share. These 6,419,268 Series B Preferred Shares were split into 160,481,700 Series B Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series B-1 Preferred Shares

On August 1, 2018, the Company issued 5,330,910 Series B-1 Preferred Shares in exchange for an aggregate cash consideration of RMB2,900,000, or RMB544 per share. These 5,330,910 Series B-1 Preferred Shares were split into 133,272,750 Series B-1 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series B-2 Preferred Shares

On August 1, 2018, the Company issued 1,526,543 Series B-2 Preferred Shares in exchange for an aggregate cash consideration of RMB955,000, or RMB626 per share. These 1,526,543 Series B-2 Preferred Shares were split into 38,163,575 Series B-2 Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

Series C Preferred Shares

On December 2, 2019, the Company issued 3,183,626 Series C Preferred Shares in exchange for an aggregate cash consideration of US$300,000, equivalent to RMB2,107,860, or US$94, equivalent to RMB662 per share. These 3,183,626 Series C Preferred Shares were split into 79,590,650 Series C Preferred Shares at par value of US$0.00001 upon a 1:25 share split in March 2020.

On April 10, 2020, the Company issued 26,137,425 Series C Preferred Shares (after a 1:25 share split) in exchange for an aggregate cash consideration of US$98,519, equivalent to RMB693,123, or US$3.77 equivalent to RMB27 per share.

On May 11, 2020, the Company issued 795,907 Series C Preferred Shares (after a 1:25 share split) in exchange for an aggregate cash consideration of US$3,000, equivalent to RMB21,231, or US$3.77, equivalent to RMB27 per share.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19.	Convertible Redeemable Preferred Shares (continued)

On May 26, 2020, the Company issued 318,363 Series C Preferred Shares (after a 1:25 share split) in exchange for an aggregate cash consideration of US$1,200, equivalent to RMB8,555, or US$3.77, equivalent to RMB27 per share.

On July 22, 2020, July 24, 2020, July 29, 2020 and August 6, 2020, the Company issued 207,588,515 Series C Preferred Shares (after a 1:25 share split) in exchange for an aggregate cash consideration of US$900,000, equivalent to RMB6,271,720, or US$4.34, equivalent to RMB30 per share.

The key terms of the Series A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares and Series C Preferred Shares (collectively referred as the “Preferred Shares”) are summarized as follows.

Conversion feature

Each Preferred Share shall automatically be converted into Class A Ordinary Shares at the Conversion Price at the time in effect immediately upon the earlier of (a) the consummation of a Qualified IPO; and (b) the date specified by written consent or agreement of 80% holders of each series.

The initial conversion ratio of Preferred Shares to ordinary shares shall be 1:1, subject to adjustments in the event of (i) reorganizations, mergers, consolidations or sales of Assets, (ii) certain issuances of shares below the Conversion Price, (iii) share dividends, subdivisions and combinations of Class A ordinary shares, (iv) other distributions or (v) reclassification or recapitalization of Class A ordinary shares.

The Company determined that there were no beneficial conversion features identified for any of the Preferred Shares during any of the periods. In making this determination, the Company compared the fair value of the ordinary shares into which the Preferred Shares are convertible with the respective effective conversion price at the issuance date. To the extent a conversion price adjustment occurs, as described above, the Company will re-evaluate whether or not a beneficial conversion feature should be recognized.

Redemption feature

Issuance of Series C, Series B-1 and B-2 and Series B Preferred Shares

Upon issuance of Series C, Series B-1 and B-2 and Series B Preferred Shares, the Company shall redeem, all of the outstanding Preferred Shares held by the requesting holder upon the written request of such holder, at any time after the earliest to occur of: (1) the Company fails to complete a Qualified IPO on or prior to April 16, 2025; (2) a breach by any of the Company, Principal Shareholders or the ESOP Holdco, where applicable, of its obligations that will have a material adverse effect to the Group; (3) A certain shareholder having requested the Company to redeem all or a portion of its shares after the occurrence of the Company’s failure to cure, within a reasonable cure period, after the occurrence of a breach by any of the Company, Principal Shareholders or the ESOP Holdco, if where applicable, of its obligations under the specified agreements has, individually or together, caused a material adverse effect on the certain shareholder’s business, goodwill, or brand (“A Certain Shareholder Redemption Event”).

The redemption amount payable for each Preferred Share upon exercise of the redemption option by the holder, will be an amount equal to the greater of (a) 120% of the Original Issue Price of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum. Upon the issuance of Series C, the redemption amount payable for each Preferred Share will be an amount equal to the greater of (a) 120% of the Original Issue

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19.	Convertible Redeemable Preferred Shares (continued)

Redemption feature (continued)

Issuance of Series C, Series B-1 and B-2 and Series B Preferred Shares (continued)

Price, plus any dividends declared but unpaid thereon, of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum. Upon redemption event, Series C Preferred Shares shall rank senior to Series B-1 and Series B-2 Preferred Shares, Series B-1 and Series B-2 Preferred Shares (the redemption of the Series B-2 Preferred Shares shall rank pari passu with the redemption of Series B-1 Preferred Shares) shall rank senior to Series B Preferred Shares. Series B Preferred Shares shall rank senior to Series A, Series A-1 and Series A-2 Preferred Shares. Series A, Series A-1 and A-2 Preferred Shares (the redemption of the Series A, Series A-1 and Series A-2 Preferred Shares shall rank pari passu with each other) shall rank senior to ordinary shares.

If any holder of outstanding Preferred Shares chooses to redeem and the Company does not have sufficient funds to pay the Redemption Price, such holder may sell its interests to a third party. If the aggregate price of the Redemption Shares in such sale to third party is less than the Redemption Price of such Redemption Shares, the Company shall be obligated to pay to the Selling Holder the excess, if any, of the Redemption Price over the aggregate price of the Redemption Shares.

Issuance of Series A-1 Preferred Shares and Series A-2 Preferred Shares

Prior to the issuance of Series A-1 and A-2 Preferred Shares, the Company shall redeem, at the option of the holder, all of the outstanding Preferred Shares held by the requesting holder, at any time after the earliest to occur of (1) a breach by any of the company, the principals, the principals shareholders of its obligations under the transaction documents, individually or together with other breaches by the foregoing Persons of their obligations under the transaction documents, have a material adverse effect to the company and other members within the Group; (2) any sale, conveyance, lease or disposition of all or substantially all of the Group’s assets to a third party other than an entity within the Group; (3) any acquisition, amalgamation, scheme of arrangement or merger of the Company or other entity within the Group, which the Persons having Control over the Company or such other entity within the Group will discontinue to have Control over the surviving entity; and (4) A Certain Shareholder Redemption Event.

Upon issuance of Series A-1 Preferred Shares and Series A-2 Preferred Shares, the Company shall redeem, at the option of any holder of outstanding Preferred Shares, all of the outstanding Preferred Shares held by the requesting holder, at any time after the earliest to occur of (1) a breach by any of the company, the principals, the principals shareholders of its obligations under the transaction documents, individually or together with other breaches by the foregoing Persons of their obligations under the transaction documents, have a material adverse effect to the company and other members within the Group; and (2) A Certain Shareholder Redemption Event.

The redemption amount payable for each Preferred Share will be an amount equal to the greater of (a) 120% of the Original Issue Price, plus any dividends declared but unpaid thereon, of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum.

Liquidation preferences

Liquidation Event means any of the following events: (i) any liquidation, dissolution or winding up of the Company, (ii) any sale, conveyance, lease or disposition of all or substantially all of the Group’s assets

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19.	Convertible Redeemable Preferred Shares (continued)

Liquidation preferences (continued)

(including by means of an exclusive licensing of all or substantially all of the Group’s intellectual property or similar arrangement) to a third party other than the Group; and (iii) any acquisition, amalgamation, scheme of arrangement or merger of the Company or the Group by or with another entity where the gross or net value of the assets or equities being acquired represents more than 50% of the consolidated total assets or the consolidated net assets of the Group, by means of any transaction or series of related transactions to which the Company or such other Group Company, as applicable, is a party (other than a transaction or series of transactions in which the Persons having Control over the Company or such other Group Companies will continue to have Control over the surviving entity), Provided, however, that the events set forth in the foregoing (ii) or (iii) shall not be deemed a Liquidation Event unless the Majority Preferred Holders have, by written notice to the Company, determined that such events constitute a Liquidation Event. The occurrence of a Liquidation Event will trigger redemption and liquidation of net assets of the Company and distribution of the proceeds to redeem all the Company’s equity securities in accordance with the seniority described below, not the Preferred Shares.

In the event of any liquidation, the holders of Preferred Shares have preference over holders of ordinary shares with respect to payment of dividends and distribution of assets. Upon Liquidation Event, Series C Preferred Shares shall rank senior to Series B-1 and Series B-2 Preferred Shares, Series B-1 and Series B-2 Preferred Shares (the liquidation preference of the Series B-2 Preferred Shares shall rank pari passu with the liquidation preference of Series B-1 Preferred Shares) shall rank senior to Series B Preferred Shares. Series B Preferred Shares shall rank senior to Series A, Series A-1 and Series A-2 Preferred Shares. Series A, Series A-1 and A-2 Preferred Shares (the liquidation preference of the Series A, Series A-1 and Series A-2 Preferred Shares shall rank pari passu with each other) shall rank senior to ordinary shares.

The holders of Preferred Shares and the ordinary shares shall be entitled to receive an amount per share equal to the greater of (a) 120% of the Original Issue Price, plus any dividends declared but unpaid thereon, of such Share, and (b) 100% of Original Issue Price plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum.

After setting aside or paying in full the aggregate Liquidation Preference Amount of the Series C Preferred Shares, the Series B-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B Preferred Shares, the Series A-2 Preferred Shares, the Series A-1 Preferred Shares, the Series A Preferred Shares and the Ordinary Shares, the remaining assets of the Company available for distribution to Shareholders, if any, shall be distributed to the holders of Class A and Class B Ordinary Shares and Preferred Shares on a pro rata basis, based on the number of Shares then held by each holder on an as converted basis.

Dividends rights

Each holder of Preferred Shares shall be entitled to receive, prior and in preference to any declaration or payment of any cash or non-cash dividend on the Ordinary Shares, but pari passu with other holders of Preferred Shares, noncumulative dividends at a simple rate of four percent (4%) per annum of the Original Issue Price of such Preferred Shares on each such Preferred Share held by such holder, payable when, as and if declared by the Board. Notwithstanding the foregoing, if the Board shall declare dividends on Ordinary Shares, each holder of any Preferred Shares shall be entitled to receive the higher of (i) four percent (4%) of the Original Issue Price of such Preferred Share, and (ii) the amount of dividends in respect of the Ordinary Shares into which such Preferred Share is then convertible.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19.	Convertible Redeemable Preferred Shares (continued)

Voting rights

The holders of the Preferred Shares shall have the right to one vote for each ordinary share into which each outstanding Preferred Share held could then be converted. The holders of the Preferred Shares vote together with the Ordinary Shareholders, and not as a separate class or series, on all matters put before the shareholders. The holders of the Preferred Shares are entitled to appoint a total of 4 out of 7 directors of the Board.

Conversion upon IPO

Upon the completion of the Company’s IPO, all the issued and outstanding Preferred Shares were converted into Ordinary Shares.

Accounting for Series A, A-1, A-2, B, B-1, B-2 and C Preferred Shares

Prior to issuance of Series A-1 and A-2

The Company classified the Series A Preferred Shares as mezzanine equity in the unaudited condensed consolidated balance sheets because they were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. No accretion was recognized subsequently since it is not probable that the instrument will become redeemable.

Upon issuance of Series A-1 and A-2

The issuance of Series A-1 and A-2 Preferred Shares concurrently amended terms of Series A Preferred Shares. Key changes include 1) changing from all shareholders sharing net asset on pro rate basis upon liquidation to having liquidation preference based on the formula and a distribution waterfall and 2) under the liquidation event, an investor shall receive an amount equal to the higher of a) 120% of the original investment amount, and 2) 100% of the original investment plus compounded accrued daily interest (on the basis of a 365-day year basis) at a rate of twelve percent (12%) per annum. The management assessed the amendments quantitatively using the fair value model to Series A and concluded Series A should be accounted for as an extinguishment based on the assessment.

Post issuance of Series A-1 and A-2, the Company classified the Series A, Series A-1 and A-2 Preferred Shares as mezzanine equity in the unaudited condensed consolidated balance sheets because they were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. No accretion was recognized subsequently since it is not probable that the instrument will become redeemable.

Upon issuance of Series B

The issuance of Series B Preferred Shares concurrently amended terms of Series A, A-1 and A-2 Preferred Shares. Key changes include (i) under a redemption event, if any holder of outstanding Preferred Shares chooses to sell its interests to a third party but the aggregate price of the Redemption Shares in such sale to third party is less than the Redemption Price of such Redemption Shares, the Company shall be obligated to pay to the Selling Holder the excess, if any, of the Redemption Price over the aggregate price of the Redemption Shares; (ii) if the Company fails to complete a Qualified IPO on or prior to April 16, 2025, the redemption event is triggered.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19.	Convertible Redeemable Preferred Shares (continued)

Accounting for Series A, A-1, A-2, B, B-1, B-2 and C Preferred Shares (continued)

Prior to the issuance of Series B, the Company was not obligated to pay to the Selling Holder the excess, if any, of the Redemption Price over the aggregate price of the Redemption Shares in the event redemption rights of the Series A, A1 and A2 Preferred Shares were triggered; hence, the redemption right did not meet the definition of a derivative under ASC 815. Upon the amendment, the time-based redemption right of Series A, A-1 and A-2 Preferred Shares, was deemed to have the characteristic of net settlement, and therefore the redemption right met the definition of a derivative. Accordingly, this feature was bifurcated and accounted for as a derivative liability, initially measured at fair value with changes in fair value in the subsequent periods recognized through earnings, as the feature is not considered clearly and closely related to the host. The Company concluded that the amendment to Series A, A-1 and A-2 should be accounted for as an extinguishment or modification based on its assessment on the amendments both qualitatively and quantitatively.

Post issuance of Series B

The net settlement mechanism of the redemption right described earlier exist in Series B, B-1, B-2 and C Preferred Shares subsequently issued. Therefore, the redemption right of Series B, B-1 and B-2 also met the definition of a derivative and was bifurcated and accounted for as derivative liabilities, which are initially measured at fair value with changes in fair value in the subsequent periods recognized through earnings, as the host contract of the Preferred Shares is considered to be an equity host and the redemption feature is not clearly and closely related to the host contract. The initial carrying value for each series of Preferred Shares recorded in mezzanine equity is allocated on a residual basis, after the recognition of the redemption option at its fair value upon bifurcation. The mezzanine equity component is subsequently accreted to the amount equals to redemption value of each series of Preferred Shares, less the-then fair value of the derivative liability using the interest method.

Accounting for extinguishment or modification

The Company concluded that the amendments to the convertible redeemable preferred shares should be accounted for as an extinguishment or modification based on its assessment both qualitatively and quantitatively. A qualitative assessment may be appropriate when the amendments to the convertible redeemable preferred shares are either so inconsequential or so significant that the Company can easily determine how the amendment should be accounted for without performing a quantitative test. When the amendments of preferred stock cannot be assessed qualitatively, a quantitative test is performed to determine whether the amendment should be accounted for as a modification or an extinguishment. If the fair value of the convertible redeemable preferred shares immediately before and after the amendment is substantially different, the amendment will be accounted for as an extinguishment; otherwise, the amendment will be accounted for as a modification. If the assessment resulted in an extinguishment, then the difference between the fair value of the modified preferred shares and the carrying value of the original preferred shares immediately before the modification shall be recognized as a reduction of, or increase to, retained earnings as a deemed dividend. If the assessment resulted in a modification, the difference between the fair value of the preferred shares immediately before and after the modification shall be recognized a reduction of, or increase to, retained earnings as a deemed dividend

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19.	Convertible Redeemable Preferred Shares (continued)

Accounting for a put option of an investor

In April 2020, the Company issued certain Series C to an investor, which is a fund (“Investor Fund”) owned by a partnership. As part of the arrangement, the Company provided a put option to a limited partner (“LP”) of the Investor Fund pursuant to which the LP shall have the right to redeem its LP interests in the Investor Fund (not Series C issued by the Company) with the principal amounting to RMB300,000 plus 8% annualized interest (“Fund Redemption Price”) in the event the Company was not able to reach a business agreement with the LP on or before December 31, 2020. The redemption right of the LP is accounted for as a freestanding put option at fair value, which was immaterial as of December 31, 2020. On February 28, 2021, the put option became due and invalid and the LP did not exercise its redemption right.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

19.	Convertible Redeemable Preferred Shares (continued)

Accounting for a put option of an investor (continued)

The Company’s Preferred Shares activities for the three months ended March 31, 2020 are summarized below:

	Series A		Series A-1		Series A-2		Series B		Series B-1		Series B-2		Series C		Total
	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount
	shares	(RMB)	shares	(RMB)	shares	(RMB)	shares	(RMB)	shares	(RMB)	shares	(RMB)	shares	(RMB)	shares	(RMB)
Balances as of December 31, 2019	78,108,625	597,559	67,802,375	559,654	11,671,400	121,257	160,481,700	2,562,098	133,272,750	3,080,443	35,965,675	952,068	79,590,650	1,820,399	566,893,175	9,693,478

Accretion on Preferred Shares to redemption value post extinguishment	—	25,641	—	24,123	—	5,129	—	101,561	—	92,642	—	22,467	—	13,730	—	285,293

Balances as of March 31, 2020	78,108,625	623,200	67,802,375	583,777	11,671,400	126,386	160,481,700	2,663,659	133,272,750	3,173,085	35,965,675	974,535	79,590,650	1,834,129	566,893,175	9,978,771

Upon the completion of the Company’s IPO, all the outstanding Preferred Shares were converted into Ordinary Shares. No mezzanine equity was recognized as of December 31, 2020 and March 31, 2021.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

20.	Ordinary Shares

Upon closing of the issuance of Series C Preferred Shares on December 2, 2019, the Company adopted a dual voting structure on its shares and the Company’s ordinary shares were divided into Class A and Class B ordinary shares, accordingly.

Holders of Class A ordinary shares and Class B ordinary shares have the same rights, except for voting rights. Holders of Class A ordinary shares are entitled to one vote per share in all shareholders’ meetings, while holders of Class B ordinary shares are entitled to five votes per share.

After a share split effective on March 30, 2020, the Company authorized 3,492,799,650 Class A and 750,000,000 Class B ordinary shares of par value US$0.00001.

The Company repurchased and cancelled 100,442,575 Class A ordinary shares with a par value of US$0.00001 per share which were currently held by Success Sharing Development Holding Limited on June 28, 2020. On the same day, 17,643,400 of Class A ordinary shares at par value of US$0.00001 per share was issued to Quack Holding Limited and 33,349,070 Class A Ordinary Shares at par value of US$0.00001 per share was issued to XPeng Fortune Holding Limited.

On August 6, 2020, 9,695,210 Class A Ordinary Shares at par value of US$0.00001 per share was issued to XPeng Fortune Holding Limited. On the same day, 14,850,560 of Class A ordinary shares at par value of US$0.00001 per share was issued to Quack Holding Limited for the vested of RSU.

On August 27, 2020, the Group consummated its IPO on the NYSE, where 229,386,666 ordinary shares were newly issued with the total net proceeds of RMB11,409,248 (US$1,655,678). Upon closing of the IPO, the Company’s ordinary shares were divided into Class A, Class B and Class C ordinary shares. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same rights, except for voting rights. Holders of Class A ordinary shares are entitled to one vote per share, holders of Class B ordinary shares are entitled to ten votes per share, while holders of Class C ordinary shares are entitled to five votes per share in all shareholders’ meetings.

Upon the completion of the IPO, the Company authorized 8,850,000,000 Class A ordinary shares, 750,000,000 Class B ordinary shares and 400,000,000 Class C ordinary shares of par value US$0.00001.

On December 14, 2020, the Group consummated its FO on the NYSE, where 110,400,000 Class A ordianry shares were newly issued with the total net proceeds of RMB15,980,227 (US$2,444,930).

As of December 31, 2020, 971,341,066 Class A ordinary shares had been issued, 928,296,786 Class A ordinary shares outstanding, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares had been issued and outstanding.

The Group issued 29,843,750 and 3,404,646 Class A ordinary shares in February and March, 2021, respectively, out of which, 25,127,084 Class A ordinary shares are outstanding and 8,121,312 Class A ordinary shares are treasury shares held by XPeng Inc.

XPeng Fortune Holding Limited transferred 18,662,380 and 6,572,260 Class A ordinary shares to employees for the vested RSUs in February and March, 2021, respectively.

As of March 31, 2021, 1,004,589,462 Class A ordinary shares had been issued, 978,658,510 Class A ordinary shares outstanding, 429,846,136 Class B ordinary shares and 178,618,464 Class C ordinary shares had been issued and outstanding.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

21.	Share-based Compensation

(a) Share options

During the period between 2015 and the first quarter of 2020, the Group granted share options to the employees to purchase its shares. One share option represents a right to purchase one Class A ordinary share of the Group with exercise price of RMB0.0004. The share options include both service condition and performance condition. For service condition, there are three types of vesting schedule, which are: (i) 25% of the share options shall become vested on each anniversary of the vesting commencement date for four years thereafter; (ii) 40% of the share options shall become vested on the grant date and 15% of the share options become vested on each anniversary of the vesting commencement date for four years thereafter; (iii) 85% of the share options shall become vested on the grant date and 3.75% of the share options become vested on each anniversary of the vesting commencement date for four years thereafter. In addition to the services condition, employees are also required to provide continued service through the satisfaction of the occurrence of Liquidity Event that occurs within seven years after the vesting commencement date. If no Liquidity Event occurs prior to the seventh anniversary of the vesting commencement date, all share options, even those for which the service condition have been satisfied, shall be forfeited.

Share options granted are measured at the grant date fair value of the awards and recognized as expenses using graded vesting method, net of estimated forfeitures, if any, over the requisite service period. Given the vesting of the share options granted is contingent upon the occurrence of the Liquidity Event, there is no share-based compensation expense being recognized before the Replacement (Note 2(aa)).

Activities of the Group’s share options during the three months ended March 31, 2020 were as follow:

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
		RMB	In Years
Outstanding as of December 31, 2019	91,138,700	0.0004	5.32
Granted	3,788,750	0.0004
Forfeited	(2,273,720)

Outstanding as of March 31, 2020	92,653,730	0.0004	4.92

In June, 2020, the Group agreed with the participants to cancel the existing stock options granted during the period between 2015 and the first quarter of 2020 along with a concurrent grant of a replacement RSUs.

No share-based compensation expenses were recognized for share options during the three months ended March 31, 2020 and 2021.

The fair value of each share options granted was estimated on the date of each grant using the Binomial option-pricing model with the assumptions (or ranges thereof) in the following table:

For the Three Months Ended March 31, 2020
Expected term (years) (Note(i))	7
Exercise price (RMB)	0.0004
Fair value of the ordinary shares on the date of option grant (RMB)	8.36 ~ 8.53
Risk-free interest rate (Note(ii))	3.10% ~ 3.31%
Expected dividend yield (Note(iii))	0.00%
Expected volatility (Note(iv))	33.35% ~ 33.56%

Notes:

(i)	Expected term is the contract life of the options.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

21.	Share-based Compensation (continued)

(ii)	The risk-free interest rate of periods within the contractual life of the share option based on the market yield of US Treasury Curve adjusted with the China country risk premium.
(iii)	The dividend yield was estimated by the Company based on its expected dividend policy over the contractual term of the options.

(iv)

The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of comparable listed companies over a period comparable to the contractual term of the options.

(b) Restricted share units and restricted shares upon and subsequent to the Replacement

After the Replacement mentioned in Note 2(aa), all share options granted during the period between 2015 and the first quarter of 2020 were replaced by 75,010,330 RSUs and 17,643,400 restricted shares.

The Replacement did not change the classification and vesting condition of Share-based Awards as equity instruments. No additional share-based compensation expenses were recognized as there was no incremental fair value change immediately before and after the Replacement. Therefore, the replacement awards should be accounted for in the same way as its original awards.

Additional RSUs were granted to the employees in 2020. One RSU represents a right relating to one class A ordinary share of the Group with a par value of US$0.00001 per share.

The RSUs primarily include both service condition and performance condition. For service condition, vesting schedules include: (i) vesting schedules mentioned in Note 21(a); (ii) 25% of the RSUs shall become vested on the first anniversary of the vesting commencement date, and the remaining 75% of the RSUs shall become vested in equal installments on each quarterly anniversary of the vesting commencement date for three years thereafter. In addition to the services condition, employees are also required to provide continued service through the satisfaction of the occurrence of Liquidity Event that occurs within seven or ten years after the vesting commencement date. If no Liquidity Event occurs prior to the seventh or tenth anniversary of the vesting commencement date, all RSUs, even those for which the service condition has been satisfied, shall be forfeited.

The Group granted RSUs in 2020 with only performance condition and the RSUs would be vested upon the occurrence of the Liquidity Event. The Group also granted RSUs in 2020 with no conditions and the RSUs would be vested upon grant.

The RSUs granted prior to the completion of the IPO are measured at the grant date fair value of the awards and recognized as expenses using graded vesting method, net of estimated forfeitures, if any, over the requisite service period.

Subsequent to the completion of the IPO, the Group granted RSUs with only service condition to employees and the RSUs would be vested on a straight-line basis over the requisite service period.

Activities of the Group’s RSUs for the three months ended March 31, 2021 were as follow:

	Number of restricted share units	Weighted average grant- date fair value
		RMB
Outstanding as of December 31, 2020	48,288,134	14.20
Granted	2,289,050	147.32
Vested	(1,510,365)	8.76
Forfeited	(778,848)	22.71
Outstanding as of March 31, 2021	48,287,971	21.46

Expected to vest as of March 31, 2021	44,424,933

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

21.	Share-based Compensation (continued)

Share-based compensation expenses amounting to nil and RMB90,276 were recognized for restricted share units and restricted shares upon and subsequent to the Replacement for the three months ended March 31, 2020 and 2021, respectively. As of March 31, 2021, there was RMB651,050 of unrecognized compensation expense relating to the restricted share units and restricted shares upon and subsequent to the Replacement. The expense is expected to be recognized over a weighted average period of 2.04 years.

22.	Taxation

(a)	Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on either income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

BVI

XPeng Limited is exempted from income tax on its foreign-derived income in the BVI. There are no withholding taxes in the BVI.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the subsidiaries of the Group incorporated in Hong Kong are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

United States

The applicable income tax rate of United States where the Company’s subsidiaries having significant operations for the three months ended March 31, 2020 and 2021 is 27.98%, which is a blended state and federal rate.

PRC

The PRC Enterprise Income Tax Law (“EIT Law”), which became effective on January 1, 2008, applies a uniform enterprise income tax (“EIT”) rate of 25% to both foreign-invested enterprises (“FIEs”) and domestic enterprises. Certified High and New Technology Enterprises (“HNTE”) are entitled to a favorable statutory tax rate of 15%, but need to re-apply every three years. During this three-year period, an HNTE must conduct a qualification self-review each year to ensure it meets the HNTE criteria and is eligible for the 15% preferential tax rate for that year. If an HNTE fails to meet the criteria for qualification as an HNTE in any year, the enterprise cannot enjoy the 15% preferential tax rate in that year, and must instead use the regular 25% EIT rate.

Xiaopeng Technology applied for the HNTE qualification and received approval in December 2019. Xiaopeng Technology is entitled to continue to enjoy the beneficial tax rate of 15% as an HNTE for the years 2019 through 2021.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

22.	Taxation (continued)

(a)	Income taxes (continued)

PRC (continued)

Zhaoqing XPeng applied for the HNTE qualification and received approval in December 2020. Zhaoqing XPeng is entitled to continue to enjoy the beneficial tax rate of 15% as an HNTE for the years 2020 through 2022.

Under the EIT Law enacted by the National People’s Congress of the PRC, dividends generated after January 1, 2008 and payable by a foreign investment enterprise in the PRC to its foreign investors who are non-resident enterprises are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. Under the taxation arrangement between the PRC and Hong Kong, a qualified Hong Kong tax resident which is the “beneficial owner” and directly holds 25% or more of the equity interest in a PRC resident enterprise is entitled to a reduced withholding tax rate of 5%. The Cayman Islands, where the Company was incorporated, does not have a tax treaty with the PRC.

In accordance with accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. All FIEs are subject to the withholding tax from January 1, 2008. The presumption may be overcome if the Group has sufficient evidence to demonstrate that the undistributed earnings will be re-invested and the remittance of the dividends will be postponed indefinitely. The Group did not record any dividend withholding tax, as it has no retained earnings for any of the years presented.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the PRC will be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, there is uncertainty as to the application of the EIT Law. Should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC income tax on worldwide income at a uniform tax rate of 25%.

According to a policy promulgated by the State Tax Bureau of the PRC and effective from 2008 onwards, enterprises engaged in R&D activities are entitled to claim an additional tax deduction amounting to 50% of the qualified R&D expenses incurred in determining its tax assessable profits for that year. The additional tax deduction amount of the qualified R&D expenses has been increased from 50% to 75%, effective from 2018 to 2020, according to a new tax incentives policy promulgated by the State Tax Bureau of the PRC in September 2018 (“Super Deduction”).

Current and deferred income tax expense for the three months ended March 31, 2020 and 2021 was nil, respectively.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

22.	Taxation (continued)

(a)	Income taxes (continued)

PRC (continued)

Reconciliations of the income tax expenses computed by applying the PRC statutory income tax rate of 25% to the Group’s income tax expenses of the periods presented are as follows:

	For the Three Months Ended March 31,
	2020	2021
Loss before income tax expenses	(649,761)	(786,561)
Income tax expenses computed at the PRC statutory income tax rate of 25%	(162,440)	(196,640)
Effect of tax holiday	30,536	19,762
Effect of different tax rate of different jurisdictions	1,059	(9,120)
Effect of additional deduction for qualified R&D expenses	(25,236)	(42,190)
Non-deductible expenses	278	18,814
Changes in valuation allowance	155,803	209,374

Income tax expenses	—	—

Effect of tax holiday inside the PRC on basic and dilutive loss per share	—	—

The PRC statutory income tax rate is used because the majority of the Group’s operations are based in the PRC.

(b)	Deferred tax

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying business. The statutory income tax rate of 25% or applicable preferential income tax rates were applied when calculating deferred tax assets.

	As of December 31,	As of March 31,
	2020	2021
Deferred tax assets:
Net operating loss carry-forwards	2,036,152	2,246,081
Deferred revenue	57,000	49,782
Government grants	43,145	43,107
Impairment of property, plant and equipment	21,802	21,680
Impairment of inventory	11,233	9,451
Accruals and others	45,619	54,224
Valuation allowance	(2,214,951)	(2,424,325)

Total deferred tax assets, net	—	—

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

22.	Taxation (continued)

(b)	Deferred tax (continued)

Full valuation allowances have been provided where, based on all available evidence, management determined that deferred tax assets are not more likely than not to be realizable in future tax years. Movement of valuation allowance is as follow:

	For the Three Months Ended March 31,
	2020	2021
Valuation allowance
Balance at beginning of the period	1,340,944	2,214,951
Additions	155,803	212,937
Loss utilized	—	(3,563)

Balance at end of the period	1,496,747	2,424,325

For the three months ended March 31, 2020 and 2021, with the growth of its business performance, some subsidiaries of the Group making profit and utilized the tax loss brought forward from prior years.

The Group has tax losses arising in Mainland China of RMB11,192,724 that will expire in one to ten years for deduction against future taxable profit.

Loss expiring in 2021	35,077
Loss expiring in 2022	8,902
Loss expiring in 2023	159,854
Loss expiring in 2024	838,471
Loss expiring in 2025	1,735,522
Loss expiring in 2026	713,868
Loss expiring in 2027	310,939
Loss expiring in 2028	1,584,160
Loss expiring in 2029	4,156,819
Loss expiring in 2030	1,354,404
Loss expiring in 2031	294,708

Total	11,192,724

The Group has tax losses arising in United States and Hong Kong of RMB714,631 that will not expire for deduction against future taxable profit.

United States	472,433
Hong Kong	242,198

Total	714,631

Uncertain Tax Position

The Group did not identify any significant unrecognized tax benefits for the three months ended March 31, 2020 and 2021. The Group did not incur any interest related to unrecognized tax benefits, did not recognize any penalties as income tax expenses and also does not anticipate any significant change in unrecognized tax benefits within 12 months from March 31, 2021.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

23.	Loss Per Share

Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the three months ended March 31, 2020 and 2021 as follows:

	For the Three Months Ended March 31,
	2020	2021
Numerator:
Net loss	(649,761)	(786,561)
Accretion on Preferred Shares to redemption value	(285,293)	—

Net loss attributable to ordinary shareholders of XPeng Inc.	(935,054)	(786,561)

Denominator:
Weighted average number of ordinary shares outstanding-basic and diluted	362,747,375	1,586,718,206

Basic and diluted net loss per share attributable to ordinary shareholders of XPeng Inc.	(2.58)	(0.50)

For the three months ended March 31, 2020 and 2021, the Company had potential ordinary shares, including share options and RSUs granted and Preferred Shares. As the Group incurred losses for the three months ended March 31, 2020 and 2021, these potential ordinary shares were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company. The weighted-average numbers of non-vested share options excluded from the calculation of diluted net loss per share of the Company were 93,753,111 as of March 31, 2020 and nil as of March 31, 2021. The weighted-average numbers of non-vested RSUs excluded from the calculation of diluted net loss per share of the Company were nil as of March 31, 2020 and 50,121,587 as of March 31, 2021. Preferred Shares to be converted into ordinary shares were 566,893,175 as of March 31, 2020 and nil as of March 31, 2021 on a weighted average basis.

24.	Related parties

The principal related parties with which the Group had transactions during the periods presented are as follows:

Name of Entity or Individual	Relationship with the Company
Mr. Xiaopeng He	Principal Shareholder of the Company, Chairman of the Board and Chief Executive Officer
Guangzhou Huitian	A Company Controlled by Principal Shareholder
Guangzhou Zhongpeng Investment and Development Co., Ltd.	A Company Controlled by Principal Shareholder
Shenzhen Pengxing Smart Co., Ltd	A Company Controlled by Principal Shareholder

(1) Transaction with related parties:

For the three months ended March 31, 2020 and 2021, the loans from the principal shareholder amounted to RMB1,063,434 and nil were borrowed from the principal shareholder, respectively. The loans from the principal shareholder amounted to RMB151,848 and nil were repaid to the principal shareholder, respectively. The interest expenses on the loans from the principal shareholder were RMB3,160 and nil, respectively.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

24.	Related parties (continued)

For the three months ended March 31, 2020 and 2021, the rental expenses to a company controlled by the principal shareholder amounted to RMB2,537 and RMB2,537, respectively.

For the three months ended March 31, 2020 and 2021, the services income from the companies controlled by the principal shareholder amounted to nil and RMB1,300, respectively.

(2) Amounts due from related parties:

As of December 31, 2020 and March 31, 2021, amounts due from related parties amounted to RMB682 and RMB588 mainly represent the receivables for the services provided to companies controlled by the principal shareholder, respectively.

(3) Amounts due to related parties:

As of December 31, 2020 and March 31, 2021, amounts due to related parties represent the payables for rental expenses amounted to RMB11,063 and RMB13,829 to a company controlled by the principal shareholder, respectively, and the payables for asset purchased amounting to RMB999 and nil to a company controlled by the principal shareholder, respectively.

25.	Commitments and Contingencies

(a) Capital commitments

Capital expenditures contracted for at the balance sheet dates but not recognized in the unaudited condensed consolidated financial statements are as follows:

	As of December 31,	As of March 31,
	2020	2021
Property, plant and equipment	259,417	546,648
Investments	44,392	19,900

Total	303,809	566,548

(b) Purchase commitments

Purchase expenditures contracted for at the balance sheet dates but not recognized in the unaudited condensed consolidated financial statements are as follows:

	As of December 31,	As of March 31,
	2020	2021
Purchase commitments on purchase of raw materials	2,315,188	2,832,559

26.	Subsequent events

(a) Cooperation with Wuhan Economic & Technological Development Zone Management Committee (“Wuhan ETDZ Committee”)

On April 8, 2021, the Group entered into an investment agreement with Wuhan ETDZ Committee, a local government authority in Wuhan. Pursuant to the investment agreement, Wuhan ETDZ Committee agrees to

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

26.	Subsequent events (continued)

support the Group’s construction of a new Smart EV manufacturing base and R&D center in Wuhan Economic & Technological Development Zone.

(b) Investment in a business related to intelligent robot

The Group completed the acquisition of a company in April 2021 to acquire its 19.9% equity interest for a total cash consideration of RMB19,900.

(c) Acquisition of a company primarily engaged in the land surface mobile surveying and mapping

On May 20, 2021, the Group entered into a restructuring agreement to acquire 100% of the equity interest of a company who is primarily engaged in the operation of land surface mobile surveying and preparing true three-dimensional maps and navigation electronic maps and possesses Surveying and Mapping Qualification Certificate with cash consideration of RMB250 million.

27.	Restricted Net Assets

The Group’s ability to pay dividends is primarily dependent on the Group receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s subsidiaries, consolidated VIEs and VIEs’ subsidiaries incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Group’s subsidiaries.

In accordance with the PRC Regulations on Enterprises with Foreign Investment, a foreign invested enterprise established in the PRC is required to provide certain statutory reserve funds, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profits as reported in the enterprise’s PRC statutory financial statements. A foreign invested enterprise is required to allocate at least 10% of its annual after-tax profits to the general reserve fund until such reserve fund has reached 50% of its registered capital based on the enterprise’s PRC statutory financial statements. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserved funds can only be used for specific purposes and are not distributable as cash dividends.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory surplus fund at least 10% of its annual after-tax profits until such statutory surplus fund has reached 50% of its registered capital based on the enterprise’s PRC statutory financial statements. A domestic enterprise is also required to provide discretionary surplus fund, at the discretion of the board of directors, from the net profits reported in the enterprise’s PRC statutory financial statements. The aforementioned reserve funds can only be used for specific purposes and are not distributable as cash dividends.

As a result of these PRC laws and regulations that require annual appropriations of 10% of net after-tax profits to be set aside prior to payment of dividends as general reserve fund or statutory surplus fund, the Group’s PRC subsidiaries, consolidated VIEs and VIEs’ subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company.

Amounts restricted include paid-in capital and statutory reserve funds, less accumulate deficit if as determined pursuant to PRC GAAP, totaling approximately RMB27,751,253 and RMB28,302,117 as of December 31, 2020 and March 31, 2021, respectively; therefore in accordance with Rules 4-08 (e) (3) of

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

27.	Restricted Net Assets (continued)

Regulation S-X, the condensed parent company only financial statements as of December 31, 2020 and March 31, 2021 and for the three months ended March 31, 2020 and 2021 are disclosed in Note 28.

28.	Company Financial Statements

The Company performed a test on the restricted net assets of its consolidated subsidiaries and VIEs in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information for the Company only.

The subsidiaries did not pay any dividend to the Company for the periods presented. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements are not the general-purpose financial statements of the reporting entity and should be read in conjunction with the notes to the unaudited condensed consolidated financial statements of the Company.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

28.	Company Financial Statements (continued)

The Company did not have significant capital and other commitments, or guarantees as of March 31, 2021.

Condensed Balance Sheets		As of December 31,	As of March 31,
	Note	2020	2021	2021
		RMB	RMB	US$
				Note 2(e)
ASSETS
Current assets
Cash and cash equivalents		24,760,588	22,553,656	3,442,360
Restricted cash		114,321	39,339	6,004
Short-term deposits		979,897	988,711	150,907
Prepayments and other current assets		12,931	16,720	2,552
Derivative assets		105,183	—	—

Total current assets		25,972,920	23,598,426	3,601,823

Non-current assets
Investments in subsidiaries and VIEs		8,471,310	10,258,924	1,565,818

Total non-current assets		8,471,310	10,258,924	1,565,818

Total assets		34,444,230	33,857,350	5,167,641

Liabilities
Current liabilities
Accurals and other liabilities		14,421	13,936	2,127
Derivative liabilities		—	8,798	1,343

Total current liabilities		14,421	22,734	3,470

Total liabilities		14,421	22,734	3,470

SHAREHOLDERS’ EQUITY
Class A Ordinary shares		63	66	10
Class B Ordinary shares		26	26	4
Class C Ordinary shares		12	12	2
Additional paid-in capital		46,482,512	46,572,785	7,108,395
Accumulated deficit		(11,322,423)	(12,108,984)	(1,848,192)
Accumulated other comprehensive loss		(730,381)	(629,289)	(96,048)

Total shareholders’ equity		34,429,809	33,834,616	5,164,171

Total liabilities and shareholders’ equity		34,444,230	33,857,350	5,167,641

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

28.	Company Financial Statements (continued)

Condensed Statements of Comprehensive Loss		For the Three Months Ended March 31,
	Note	2020	2021	2021
		RMB	RMB	US$
				Note 2(e)
Operating expenses
Selling, general and administrative expenses		(425)	(1,578)	(241)

Total operating expenses		(425)	(1,578)	(241)

Loss from operations		(425)	(1,578)	(241)

Interest income		2,020	64,124	9,787
Interest expense		(3,160)	—	—
Equity in loss of subsidiaries and VIEs		(651,797)	(812,053)	(123,942)
Other non-operating income (loss), net		8,569	(35,246)	(5,380)
Fair value loss on derivative assets/liabilities		(4,968)	(1,808)	(276)

Loss before income tax expenses		(649,761)	(786,561)	(120,052)

Income tax expenses		—	—	—

Net loss		(649,761)	(786,561)	(120,052)

Accretion on Preferred Shares to redemption value		(285,293)	—	—

Net loss attributable to ordinary shareholders of XPeng Inc.		(935,054)	(786,561)	(120,052)

Net loss		(649,761)	(786,561)	(120,052)
Other comprehensive loss
Foreign currency translation adjustment, net of nil tax		(11,976)	101,092	15,430

Total comprehensive loss attributable to XPeng Inc.		(661,737)	(685,469)	(104,622)

Accretion on Preferred Shares to redemption value		(285,293)	—	—

Comprehensive loss attributable to ordinary shareholders of XPeng Inc.		(947,030)	(685,469)	(104,622)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amount in thousands, except for share and per share data, unless otherwise stated)

28.	Company Financial Statements (continued)

Condensed Statements of Cash Flows	For the Three Months Ended March 31,
	2020	2021	2021
	RMB	RMB	US$
			Note (e)
Cash flows from operating activities	(153,413)	57,356	8,754

Cash flows from investing activities
Maturities of derivative assets	—	112,173	17,121
Investment in equity investees	(946,609)	(2,332,800)	(356,055)

Net cash used in investing activities	(946,609)	(2,220,627)	(338,934)

Cash flows from financing activities
Loans from a related party	1,063,434	—	—
Repayment of loans to a related party	(151,848)	—	—
Payments of listing expenses	—	(4,322)	(660)

Net cash provided by (used in) financing activities	911,586	(4,322)	(660)

Net decrease in cash, cash equivalents and restricted cash	(188,436)	(2,167,593)	(330,840)
Cash, cash equivalents and restricted cash at beginning of the period	269,169	24,760,588	3,779,204

Cash, cash equivalents and restricted cash at end of the period	80,733	22,592,995	3,448,364

Basis of presentation

The Company’s accounting policies are the same as the Group’s accounting policies with the exception of the accounting for the investments in subsidiaries and VIEs.

For the Company only condensed financial information, the Company records its investments in subsidiaries and VIEs under the equity method of accounting as prescribed in ASC 323, Investments—Equity Method and Joint Ventures.

Such investments are presented on the Condensed Balance Sheets as “Investments in subsidiaries and VIEs” and shares in the subsidiaries and VIEs’ loss are presented as “Equity in loss of subsidiaries and VIEs” on the Condensed Statements of Comprehensive Loss. The parent company only condensed financial information should be read in conjunction with the Group’s unaudited condensed consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant’s articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

Under the form of indemnification agreements filed as Exhibit 10.1 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of international underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

We are incorporated as XPeng Inc. in December 2018 and has since then issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. As we effected a share split on March 30, 2020, through which each one of the previously issued ordinary shares and preferred shares was split into 25 ordinary shares and preferred shares, respectively, the following share numbers have given effect to such share split.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission
Simplicity Holding Limited	December 27, 2018	230,234,375 ordinary shares(1)	US$51,596,941.03	n/a

Efficiency Investment Limited	December 27, 2018	60,000,000 ordinary shares(1)	US$391,446.89	n/a

Quality Enterprises Limited	December 27, 2018	20,000,000 ordinary shares(1)	US$130,588.79	n/a

Success Sharing Development Holding Limited	December 27, 2018	137,202,575 ordinary shares(1)	US$522,168.80	n/a

XPD Holdings Limited	December 27, 2018	583,575 ordinary shares(1)	US$789,639.92	n/a

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission
Taobao China Holding Limited	September 12, 2019	50,540,875 Series A preferred shares	US$46,586,904.24	n/a

GGV (Xpeng) Limited	September 12, 2019	18,571,950 Series A1 preferred shares	US$19,090,909.00	n/a

Morningside TMT Holding IV Limited	September 12, 2019	14,639,425 Series A1 preferred shares	US$15,048,485.00	n/a

Matrix Partners China IV Hong Kong Limited	September 12, 2019	10,317,750 Series A1 preferred shares	US$10,606,051.00	n/a

Shunwei Top Venture Limited	September 12, 2019	2,947,925 Series A1 preferred shares	US$3,030,303.03	n/a

XPD Holdings Limited	September 12, 2019	583,575 Series A2 preferred shares(2)	US$789,639.92	n/a

Taobao China Holding Limited	September 12, 2019	54,709,700 Series B preferred shares	US$117,787,479.98	n/a

GGV (Xpeng) Limited	September 12, 2019	4,376,775 Series B preferred shares	US$9,375,000.00	n/a

Morningside TMT Holding IV Limited	September 12, 2019	3,377,400 Series B preferred shares	US$7,234,375.00	n/a

Matrix Partners China IV Hong Kong Limited	September 12, 2019	2,917,850 Series B preferred shares	US$6,249,990.00	n/a

Markarian Investments Limited	September 12, 2019	14,589,250 Series B preferred shares	US$31,250,000.00	n/a

Simplicity Holding Limited	September 12, 2019	29,871,475 Series B1 preferred shares	US$94,487,730.81	n/a

GGV (Xpeng) Limited	September 12, 2019	7,148,750 Series B1 preferred shares	US$22,595,040.30	n/a

Morningside TMT Holding IV Limited	September 12, 2019	12,556,625 Series B1 preferred shares	US$39,645,090.61	n/a

Morningside Special IV Hong Kong Limited	September 12, 2019	7,287,250 Series B1 preferred shares	US$23,182,070.70	n/a

Matrix Partners China IV Hong Kong Limited	September 12, 2019	2,297,800 Series B1 preferred shares	US$7,285,332.53	n/a

Xenon Investment Limited	September 12, 2019	21,387,275 Series B1 preferred shares	US$67,550,819.37	n/a

Sino EV Limited	September 12, 2019	2,297,800 Series B1 preferred shares	US$7,257,526.05	n/a

Magical Star Project Company Limited	September 12, 2019	2,665,450 Series B1 preferred shares	US$8,554,319.93	n/a

Proficient Development Project Company Limited	September 12, 2019	1,571,700 Series B1 preferred shares	US$5,044,098.99	n/a

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission

CK Investment Holdings Limited	September 12, 2019	358,450 Series B1 preferred shares	US$1,156,005.01	n/a

HH XP (HK) Holdings Limited	September 12, 2019	2,297,800 Series B1 preferred shares	US$7,285,337.53	n/a

Robert S Bao	September 12, 2019	919,125 Series B1 preferred shares	US$2,914,135.01	n/a

Taobao China Holding Limited	September 12, 2019	18,382,450 Series B1 preferred shares	US$57,965,973.97	n/a

Simplicity Holding Limited	September 12, 2019	7,033,275 Series B2 preferred shares	US$25,584,370.19	n/a

GGV (Xpeng) Limited	September 12, 2019	1,776,075 Series B2 preferred shares	US$6,455,725.91	n/a

Xenon Investment Limited	September 12, 2019	3,381,375 Series B2 preferred shares	US$12,281,967.23	n/a

KTB China Synergy Fund	September 12, 2019	1,298,750 Series B2 preferred shares	US$4,710,964.00	n/a

KTB AI Limited Partnership	September 12, 2019	2,697,425 Series B2 preferred shares	US$10,049,577.92	n/a

Sino EV Limited	September 12, 2019	559,475 Series B2 preferred shares	US$2,032,107.30	n/a

Luminous Ace Limited	September 12, 2019	783,250 Series B2 preferred shares	US$2,885,000.00	n/a

Truly Magnetic Project Company Limited	September 12, 2019	1,214,850 Series B2 preferred shares	US$4,483,643.55	n/a

HH XP (HK) Holdings Limited	September 12, 2019	1,998,100 Series B2 preferred shares	US$7,285,337.53	n/a

Taobao China Holding Limited	September 12, 2019	5,394,850 Series B2 preferred shares	US$19,563,516.22	n/a

PV Xenon Investment II Limited	December 2, 2019	10,612,100 Series C preferred shares	US$40,000,000.00	n/a

Fast Pace Limited	December 2, 2019	13,265,100 Series C preferred shares	US$50,000,000.00	n/a

Simplicity Holding Limited	December 2, 2019	43,642,225 Series C preferred shares	US$164,500,000.00	n/a

GGV (Xpeng) Limited	December 2, 2019	3,183,625 Series C preferred shares	US$12,000,000.00	n/a

Matrix Partners China IV Hong Kong Limited	December 2, 2019	1,326,500 Series C preferred shares	US$5,000,000.00	n/a

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission

Shunwei Top Venture Limited	December 2, 2019	397,950 Series C preferred shares	US$1,500,000.00	n/a

Golden Eagle (Asia) Investment Limited	December 2, 2019	2,653,025 Series C preferred shares	US$10,000,000.00	n/a

Duowan Entertainment Corp.	December 2, 2019	1,326,500 Series C preferred shares	US$5,000,000.00	n/a

Evolution Special Opportunity Fund I, L.P.	December 2, 2019	2,306,975 Series C preferred shares	US$8,695,652.00	n/a

Evolution Fund I Co- investment, L.P.	December 2, 2019	346,050 Series C preferred shares	US$1,304,348.00	n/a

Bryan White	December 2, 2019	265,300 Series C preferred shares	US$1,000,000.00	n/a

Markarian Investments Limited	December 2, 2019	265,300 Series C preferred shares	US$1,000,000.00	n/a

Pacific Rays Limited	April 10, 2020	26,137,425 Series C preferred shares(3)	US$98,519,394.25	n/a

Shanghai Cheyou Enterprise Management Partnership (Limited Partnership)	April 24, 2020	15,753,000 Class A ordinary shares and 27,567,750 Series A preferred shares(4)	US$25,531,932.02	n/a

Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership)	April 24, 2020	8,935,900 Series B1 preferred shares and 2,220,100 Series B2 preferred shares(4)	US$36,034,997.19	n/a

CX TMT Holding IV Limited	April 24, 2020	3,932,550 Series A1 preferred shares, 999,350 Series B preferred shares, 5,432,025 Series B1 preferred shares and 999,050 Series B2 preferred shares(4)	US$27,032,426.33	n/a

Pacific Rays Limited	April 24, 2020	14,739,650 Series A1 preferred shares and 36,473,100 Series B preferred shares(4)	US$95,379,531.89	n/a

Zhuhai Guangkong Zhongying Industrial Investment Fund Partnership (Limited Partnership)	April 24, 2020	2,653,125 Series A1 preferred shares(4)	US$ 2,848,416.76	n/a

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission

Shanghai Jihe Enterprise Management Consulting Partnership (Limited Partnership)	April 24, 2020	2,917,850 Series A2 preferred shares, 729,450 Series B preferred shares, 919,125 Series B1 preferred shares and 3,996,200 Series B2 preferred shares(4)	US$22,830,179.38	n/a

Shanghai Guangyi Investment Management Center (Limited Partnership)	April 24, 2020	2,334,275 Series A2 preferred shares(4)	US$ 3,162,255.32	n/a

Speed Up Holdings Limited	April 24, 2020	2,334,275 Series A2 preferred shares and 459,550 Series B1 preferred shares(4)	US$4,602,990.67	n/a

Shanghai Huiyu Enterprise Management Partnership (Limited Partnership)	April 24, 2020	7,294,625 Series B preferred shares(4)	US$ 15,914,950.50	n/a

XP Management Limited	April 24, 2020	13,130,325 Series B preferred shares(4)	US$28,611,848.48	n/a

Yincheng Investment Limited	April 24, 2020	3,888,600 Series B1 preferred shares and 614,800 Series B2 preferred shares(4)	US$14,418,155.34	n/a

Ningbo Dingpeng Equity Investment Partnership (Limited Partnership)	April 24, 2020	4,595,600 Series B1 preferred shares and 1,998,100 Series B2 preferred shares(4)	US$21,659,089.41	n/a

Shanghai Yuanxin Enterprise Management Partnership (Limited Partnership)	May 11, 2020	795,907 Series C preferred shares(3)	US$3,000,000.00	n/a

Hongdi Brian Gu	May 26, 2020	318,363 Series C preferred shares	US$1,200,000.00	n/a

Quack Holding Limited	June 28, 2020	17,643,400 Class A ordinary shares(5)	US$176.44	n/a

Like Minded Enterprise Limited	June 28, 2020	15,760,000 Class A ordinary shares(5)	US$157.60	n/a

Xpeng Fortune Holdings Limited	June 28, 2020	33,349,070 Class A ordinary shares(5)	US$333.49	n/a

Respect Holding Limited	June 28, 2020	21,000,000 Class B ordinary shares(5)	US$210.00	n/a

Aspex Master Fund	July 22, 2020	20,758,851 Series C preferred shares	US$90,000,000.00	n/a

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission

Coatue PE Asia 33 LLC	July 22, 2020	20,758,851 Series C preferred shares	US$90,000,000.00	n/a

HH XP (HK) Holdings Limited	July 22, 2020	16,145,773 Series C preferred shares	US$70,000,000.00	n/a

SCC Growth VI Holdco E, Ltd.	July 22, 2020	16,145,773 Series C preferred shares	US$70,000,000.00	n/a

Hel Ved Master Fund	July 22, 2020	2,306,539 Series C preferred shares	US$10,000,000.00	n/a

Matrix Partners China IV Hong Kong Limited	July 24, 2020	4,613,078 Series C preferred shares	US$20,000,000.00	n/a

Anatole Partners Master Fund, L.P.	July 24, 2020	3,010,034 Series C preferred shares	US$13,050,000.00	n/a

Anatole Partners Enhanced Master Fund, L.P.	July 24, 2020	449,775 Series C preferred shares	US$1,950,000.00	n/a

Tairen Alpha Fund Limited	July 24, 2020	3,459,809 Series C preferred shares	US$15,000,000.00	n/a

3W Global Fund	July 24, 2020	3,459,809 Series C preferred shares	US$15,000,000.00	n/a

ZWC XP Investments Limited	July 24, 2020	3,459,809 Series C preferred shares	US$15,000,000.00	n/a

CloudAlpha Master Fund	July 24, 2020	2,306,539 Series C preferred shares	US$10,000,000.00	n/a

Summer Rocket Holdings Limited	July 24, 2020	2,306,539 Series C preferred shares	US$10,000,000.00	n/a

Grand Horizon Plus Investment Limited	July 24, 2020	2,306,539 Series C preferred shares	US$10,000,000.00	n/a

Azure Kingfisher Limited	July 24, 2020	2,306,539 Series C preferred shares	US$10,000,000.00	n/a

Pine Summit International Limited	July 24, 2020	1,153,270 Series C preferred shares	US$5,000,000.00	n/a

Neumann Capital	July 24, 2020	1,153,270 Series C preferred shares	US$5,000,000.00	n/a

Shengyu Ventures Limited	July 24, 2020	461,308 Series C preferred shares	US$2,000,000.00	n/a

Luminous Time Limited	July 24, 2020	461,308 Series C preferred shares	US$2,000,000.00	n/a

Cheung Shun Ching	July 24, 2020	461,308 Series C preferred shares	US$2,000,000.00	n/a

Celestial Dragon Holdings Limited	July 24, 2020	461,308 Series C preferred shares	US$2,000,000.00	n/a

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discount and Commission

Robert S Bao	July 24, 2020	230,654 Series C preferred shares	US$1,000,000.00	n/a

Ampere Partners Holding Limited	July 24, 2020	230,654 Series C preferred shares	US$1,000,000.00	n/a

Credit Suisse AG, Singapore Branch	July 24, 2020	3,459,809 Series C preferred shares	US$15,000,000.00	n/a

Al-Rayyan Holding LLC	July 29, 2020	23,065,390 Series C preferred shares	US$100,000,000.00	n/a

Taobao China Holding Limited	August 6, 2020	49,590,589 Series C preferred shares	US$215,000,000.00	n/a

Aerospace Holding Company LLC	August 6, 2020	23,065,390 Series C preferred shares	US$100,000,000.00	n/a

Quack Holding Limited	August 6, 2020	14,850,560 Class A ordinary shares(6)	US$148.50	n/a

XPeng Fortune Holdings Limited	August 6, 2020	9,695,210 Class A ordinary shares	US$96.95	n/a

Dazzling Mount Holdings Limited	August 6, 2020	3,501,425 Series A2 preferred shares and 1,922,624 Series B preferred shares(4)	US$8,059,249.80	n/a

Simplicity Holding Limited	August 6, 2020	16,926,907 Series B preferred shares(4)	US$33,183,603.35	n/a

Efficiency Investment Limited	August 6, 2020	1,137,879 Series B preferred shares(4)	US$2,230,703.89	n/a

Hongdi Brian Gu	August 6, 2020	1,896,465 Series B preferred shares(4)	US$3,717,839.82	n/a

(1)

As part of the Registrant’s reorganization, on June 14, 2019, the Registrant redeemed a certain number of ordinary shares from the investor, while later on August 8, 2019, the Registrant issued the same number of ordinary shares back to such investor.

(2)

As part of the Registrant’s reorganization, the Registrant redeemed 23,343 ordinary shares from XPD Holdings Limited, and re-designated and re-classified such ordinary shares into the same number of Series A-2 preferred shares.

(3)

Consideration for such shares was initially paid to Chengxing Zhidong in the form of interest-free loans denominated in RMB. After the relevant shareholder completes the regulatory registrations for overseas investment, Chengxing Zhidong will repay the loan, and the shareholder will pay the equivalent amount to XPeng Inc. in U.S. dollars.

(4)	Shares purchased pursuant to warrants granted on September 12, 2019.
(5)	Shares issued in connection with the restructuring of Success Sharing.
(6)	Shares issued pursuant to the RSUs granted to Hongdi Brian Gu.

In June 2020, XPeng Inc. adopted a share incentive plan, or the Plan allows us to grant options, restricted shares, RSUs and other equity awards to our employees, directors and consultants. As of June 18, 2021, 43,218,456 RSUs were outstanding, and shares underlying 13,550,190 of such RSUs were held by XPeng Fortune Holdings Limited, which has been established for our share incentive plan.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index beginning on page II-7 of this Registration Statement.

(b)	Financial Statement Schedules.

All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the international underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1**	Form of International Underwriting Agreement

3.1	Seventh Amended and Restate Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 21, 2020)

4.1***	Registrant’s Form of Class A Ordinary Share Certificate

4.2	Form of Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and the holders and beneficial owners of ADSs issued thereunder (incorporated herein by reference to Exhibit (a) to the Registration Statement on Form F-6 (Registration No. 333-248098), initially filed with the Securities and Exchange Commission on August 21, 2020)

4.3	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.2)

4.4	Fourth Amended and Restated Shareholders Agreement, dated June 28, 2020 (incorporated herein by reference to Exhibit 4.4 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 7, 2020)

4.5	Supplemental Agreement to the Fourth Amended and Restated Shareholders Agreement, dated August 5, 2020 (incorporated herein by reference to Exhibit 4.5 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 7, 2020)

4.6	Registration Right Agreement, dated August 20, 2020 (incorporated herein by reference to Exhibit 4.6 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 21, 2020)

5.1*	Opinion of Harney Westwood & Riegels regarding the validity of the ordinary shares being registered

10.1	Form of Indemnification Agreement between the Registrant and its directors and executive officers (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 21, 2020)

10.2	Form of Employment Agreement between the Registrant and its executive officers based in the PRC (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 21, 2020)

10.3	English translation of Equity Interest Pledge Agreement by and among Xiaopeng Technology, Zhipeng IoV and shareholders of Zhipeng IoV, dated May 28, 2018 (incorporated herein by reference to Exhibit 10.3 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 11, 2020)

10.4	English translation of Power of Attorney by and among Xiaopeng Technology, Zhipeng IoV and shareholders of Zhipeng IoV, dated May 28, 2018 (incorporated herein by reference to Exhibit 10.4 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 11, 2020)

Exhibit No.	Description of Exhibit

10.5	English translation of Loan Agreement by and among Xiaopeng Technology and shareholders of Zhipeng IoV, dated May 28, 2018 (incorporated herein by reference to Exhibit 10.5 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 11, 2020)

10.6	English translation of Exclusive Service Agreement between Xiaopeng Technology and Zhipeng IoV, dated May 28, 2018 (incorporated herein by reference to Exhibit 10.6 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 7, 2020)

10.7	English translation of Exclusive Option Agreement by and among Xiaopeng Technology, Zhipeng IoV and shareholders of Zhipeng IoV, dated May 28, 2018 (incorporated herein by reference to Exhibit 10.7 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 11, 2020)

10.8	English translation of Equity Interest Pledge Agreement by and among Xiaopeng Chuxing, Yidian Chuxing and shareholders of Yidian Chuxing, dated May 28, 2018 (incorporated herein by reference to Exhibit 10.8 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 11, 2020)

10.9	English translation of Power of Attorney by and among Xiaopeng Chuxing, Yidian Chuxing and shareholders of Yidian Chuxing, dated May 28, 2018 (incorporated herein by reference to Exhibit 10.9 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 11, 2020)

10.10	English translation of Loan Agreement by and among Xiaopeng Chuxing and shareholders of Yidian Chuxing, dated May 28, 2018 (incorporated herein by reference to Exhibit 10.10 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 11, 2020)

10.11	English translation of Exclusive Service Agreement between Xiaopeng Chuxing and Yidian Chuxing, dated May 28, 2018 (incorporated herein by reference to Exhibit 10.11 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 7, 2020)

10.12	English translation of Exclusive Option Agreement by and among Xiaopeng Chuxing, Yidian Chuxing and shareholders of Yidian Chuxing, dated May 28, 2018 (incorporated herein by reference to Exhibit 10.12 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 11, 2020)

10.13	English translation of Loan Agreement, between Zhaoqing High-Tech Industry Development Zone Construction Investment and Development Co., Limited and Chengxing Zhidong, dated May 27, 2017 (incorporated herein by reference to Exhibit 10.13 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 7, 2020)

10.14	English translation of Amendment No. 1 to the Loan Agreement, by and among Zhaoqing High-Tech Industry Development Zone Construction Investment and Development Co., Limited, Chengxing Zhidong and Zhaoqing Xiaopeng Automobile Co., Ltd., dated August 25, 2017 (incorporated herein by reference to Exhibit 10.14 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 7, 2020)

10.15†	English translation of Xiaopeng Brand Vehicle Cooperative Manufacturing Agreement, between Xiaopeng Technology and Haima Automobile Co., Ltd., dated March 31, 2017 (incorporated herein by reference to Exhibit 10.15 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 11, 2020)

Exhibit No.	Description of Exhibit

10.16†	English translation of Xiaopeng Brand Vehicle Distribution Agreement, between Xiaopeng Technology and Haima Automobile Co., Ltd., dated March 31, 2017 (incorporated herein by reference to Exhibit 10.16 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 11, 2020)

10.17	Amended and Restated 2019 Share Incentive Plan (incorporated herein by reference to Exhibit 10.17 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 21, 2020)

10.18	Form of Employment Agreement between the Registrant and its executive officers based in the United States (incorporated herein by reference to Exhibit 10.18 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 21, 2020)

10.19	Form of Employment Agreement between the Registrant and its executive officers based in Hong Kong (incorporated herein by reference to Exhibit 10.19 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 21, 2020)

10.20	English translation of Cooperation Agreement, dated September 28, 2020, between Guangdong Xiaopeng Motors Technology Co., Ltd. and Guangzhou GET Investment Holdings Co., Ltd. (incorporated herein by reference to Exhibit 99.2 to the report on Form 6-K (File No. 001-39466), as amended, initially filed with the Securities and Exchange Commission on September 28, 2020)

10.21	English translation of Capital Increase Agreement, dated March 12, 2021, by and among Guangzhou Chengxingzhidong Automotive Technology Co., Ltd., Guangdong Xiaopeng Motors Technology Co., Ltd., Guangdong Xiaopeng Automotive Industry Holding Co., Ltd. and Guangdong Yuecai Industrial Investment Fund Partnership Enterprise (Limited Partnership), incorporated herein by reference to Exhibit 4.21 to the report on Form 20-F (File No. 001-39466), as amended, initially filed with the Securities and Exchange Commission on April 16, 2021)

10.22†	English translation of Investment Agreement, dated April 8, 2021, between Administrative Committee of Wuhan Economic & Technological Development Zone and Guangdong Xiaopeng Motors Technology Co., Ltd., incorporated herein by reference to Exhibit 4.22 to the report on Form 20-F (File No. 001-39466), as amended, initially filed with the Securities and Exchange Commission on April 16, 2021)

10.23***	English translation of Supplemental Agreement to the Exclusive Option Agreement, the Equity Interest Pledge Agreement, the Exclusive Service Agreement, the Power of Attorney and the Loan Agreement, dated April 20, 2021, among Xiaopeng Technology, Zhipeng IoV, and shareholders of Zhipeng IoV

10.24***	English translation of supplemental agreement to the Exclusive Option Agreement, the Equity Interest Pledge Agreement, the Exclusive Service Agreement, the Power of Attorney and the Loan Agreement, dated April 20, 2021, among Xiaopeng Chuxing, Yidian Chuxing, and shareholders of Yidian Chuxing

21.1***	Subsidiaries of Registrant

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP

23.2*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

23.3*	Consent of Fangda Partners (included in Exhibit 99.2)

23.4***	Consent of IHS Global Inc.

Exhibit No.	Description of Exhibit

24.1***	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

99.1	Code of Business Conduct and Ethics of the Registrant (incorporated herein by reference to Exhibit 99.1 to the registration statement on Form F-1 (File No. 333-242283), as amended, initially filed with the Securities and Exchange Commission on August 21, 2020)

99.2*	Opinion of Fangda Partners regarding certain PRC law matters

101.INS***	XBRL Instance Document

101.SCH***	XBRL Taxonomy Extension Schema Document

101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB***	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE***	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
†	Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangdong, China on June 24, 2021.

XPENG INC.

By:	/s/ Xiaopeng He
	Name:	Xiaopeng He
	Title:	Chairman and Chief Executive Officer

Signature	Capacity	Date

/s/ Xiaopeng He	Chairman and Chief Executive Officer (principal executive officer)	June 24, 2021
Xiaopeng He

/s/ Heng Xia	Director and President	June 24, 2021
Heng Xia

/s/ Hongdi Brian Gu	Vice Chairman and President	June 24, 2021
Hongdi Brian Gu

*	Director and Senior Vice President	June 24, 2021
Tao He

*	Director	June 24, 2021
Jun Chen

*	Director	June 24, 2021
Qin Liu

*	Director	June 24, 2021
Ji-Xun Foo

*	Director	June 24, 2021
Fei Yang

*	Director	June 24, 2021
Donghao Yang

*	Vice President of Finance and Accounting (principal financial and accounting officer)	June 24, 2021
Hsueh-Ching Lu

*By:	/s/ Xiaopeng He
	Name:	Xiaopeng He
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of XPeng Inc. has signed this registration statement or amendment thereto in New York on June 24, 2021.

US Authorized Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title: Senior Vice President